Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-224145

PROSPECTUS/PROXY STATEMENT OF PACIFIC COMMERCE BANCORP	PROSPECTUS/PROXY STATEMENT OF FIRST CHOICE BANCORP

JOINT PROXY STATEMENT/PROSPECTUS
MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

The board of directors of Pacific Commerce Bancorp, which we sometimes refer to as PCB, has agreed to a merger of Pacific Commerce Bancorp with and into First Choice Bancorp, which we sometimes refer to as First Choice. The details of the merger are set forth in the Agreement and Plan of Reorganization and Merger, dated as of February 23, 2018, between First Choice Bancorp and Pacific Commerce Bancorp, which we refer to as the merger agreement. Immediately after the merger, Pacific Commerce Bancorp’s bank subsidiary, Pacific Commerce Bank, will be merged with and into First Choice Bancorp’s bank subsidiary, First Choice Bank.

If the merger is completed, shareholders of Pacific Commerce Bancorp will be entitled to receive a specified number of shares of First Choice’s common stock, which we refer to as the per share merger consideration, based on an exchange ratio of 0.46531 shares of First Choice common stock for each share of PCB common stock as specified in the merger agreement. The exchange ratio is using assigned values of $24.50 per share of First Choice’s common stock, and a price of $11.40 per share of PCB’s common stock. PCB shareholders will receive $12.45 in value for each PCB share based upon the value of First Choice common stock as of April 20, 2018, subject to possible adjustment as described at the end of this paragraph. Because the exchange ratio is otherwise fixed, changes in trading prices for either stock before closing will not affect the exchange ratio. In addition, the per share merger consideration is subject to adjustment in the event that (i) PCB’s defined transaction expenses exceed or are less than $5.640 million, and/or (ii) PCB’s adjusted shareholders’ equity as of the end of the month immediately preceding the closing date exceeds or is less than $64.1 million, plus eighty-five percent (85%) of PCB’s budgeted net income for 2018, and/or (iii) PCB’s Adjusted Allowance for Loan Losses shall be not less than the greater of (A) $4,000,000, or (B) 1.30% of the total of (i) PCB’s total gross loans, (ii) less purchased credit impaired loans, and (iii) less CalCap loans, then subtracting from the resulting product the unamortized discounts on PCB’s purchased non-impaired loan portfolios. As of April 20, 2018, PCB’s management estimates that transaction expenses will be $5.640 million, PCB’s adjusted shareholders equity will be $65.6 million, and PCB’s Adjusted Allowance for Loan Losses will be $4.49 million. As a result, both the PCB management and the First Choice management do not believe a merger consideration adjustment is likely.

The exact per share merger consideration will not be known until shortly before the closing of the merger, but will be determined as described above based on the exchange ratio specified in the merger agreement. The exchange ratio would be 0.46531 and is subject to the limitations and adjustment provisions noted above and more fully detailed in this joint proxy statement/prospectus and in the merger agreement. See “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Merger Consideration – Adjustments to the Merger Consideration.” A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A. By way of example only, assuming no adjustments to the exchange ratio, the value of the per share merger consideration payable to holders of PCB’s common stock would have been $105,377,597, which would have been the aggregate stock consideration, and the aggregate total merger consideration including the value of stock options would have been approximately $112,856,980 on February 23, 2018, the date of the merger agreement. The actual per share merger consideration will be calculated five business days before the closing of the merger based on the terms contained in the merger agreement, and may be more or less than in the above example. First Choice’s common stock is listed on the Nasdaq Capital Markets under the symbol “FCBP.” Pacific Commerce Bancorp’s common stock trades on the OTC Pink under the symbol “PCBC.” You should obtain current market quotations for First Choice’s and PCB’s common stock.

We expect the merger to be generally tax free to PCB shareholders for U.S. federal income tax purposes, except for cash received by PCB shareholders in lieu of fractional First Choice shares, except for PCB shareholders who exercise their dissenters’ rights with respect to the merger.

Pacific Commerce Bancorp will hold a special meeting of its shareholders, and First Choice Bancorp will hold an annual meeting of its shareholders, at which PCB and First Choice shareholders will be asked to vote to approve the merger agreement and the merger. We cannot complete the merger unless we obtain the required approval of PCB’s and First Choice’s shareholders. The merger agreement must be approved by the affirmative vote of at least a majority of the shares of PCB’s common stock outstanding, and First Choice’s common stock outstanding, as of the record dates for the PCB special meeting and the First Choice annual meeting.

We encourage you to read this entire document carefully, including the considerations discussed under “RISK FACTORS” beginning on page 28, and the appendices to this joint proxy statement/prospectus, which include the merger agreement.

Neither the Securities and Exchange Commission nor any bank regulatory agency, nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities offered through this joint proxy statement/prospectus are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any government agency.

This joint proxy statement/prospectus is dated April 30, 2018 and is first being mailed to the shareholders of Pacific Commerce Bancorp and First Choice Bancorp on or about May 7, 2018.

ADDITIONAL INFORMATION

First Choice Bancorp has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits or schedules filed therewith. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock that we propose to exchange for the common stock of Pacific Commerce Bancorp as described in the joint proxy statement/prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements or summaries in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or document is filed as an exhibit to the registration statement, each statement or summary is qualified in all respects by reference to the exhibit to which the reference relates. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings with the SEC, including the registration statement, are also available to you for free on the SEC’s internet website at www.sec.gov.

Following the effectiveness of the registration statement as described in this joint proxy statement/prospectus, we will become subject to the informational and reporting requirements of the Exchange Act and, in accordance with those requirements, will file reports and proxy and information statements and other information with the SEC. You will be able to inspect and copy these reports and proxy and information statements and other information at the addresses set forth above. We intend to furnish to our shareholders our annual reports containing our audited consolidated financial statements certified by an independent public accounting firm.

We also maintain an internet site at www.firstchoicebankca.com. Information on, or accessible through, our website is not part of this prospectus.

This joint proxy statement/prospectus incorporates important business and financial information about First Choice Bancorp and Pacific Commerce Bancorp from other documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of these documents at no cost from the SEC’s website at http://www.sec.gov, First Choice’s website at www.firstchoicebankca.com, or PCB’s website at www.pacificcommercebank.com by clicking on “Investor Relations” and then “SEC Filings”. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting First Choice Bancorp at the following address:

First Choice Bancorp

17785 Center Court Drive N, Suite 750

Cerritos, CA 90703

(562) 345-9092

Attention: Yvonne Chen

You will not be charged for any of these documents that you request. If you would like to request documents, please do so by June 4, 2018, in order to receive them before the meeting.

In addition, if you have questions about the merger or the meeting, need additional copies of this joint proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, you may also contact Ms. Yvonne Chen, Executive Vice President and Chief Financial Officer, First Choice Bancorp, 17785 Center Court Drive N, Suite 750, Cerritos, California 90703; (562) 345-9092 or (562) 345-9244 - Direct Line; or Pacific Commerce Bancorp, 420 East Third Street, Suite 100, California 90013; (213) 617-0082 or (213) 617-8961 - Direct Line.

Pacific Commerce Bancorp does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents or reports with the SEC.

420 East Third Street, Suite 100

Los Angeles, California 90013

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held June 15, 2018 – 10:00 a.m.

To: The Shareholders of Pacific Commerce Bancorp:

A special meeting of shareholders of Pacific Commerce Bancorp will be held at Pacific Commerce Bank, 888 W. 6th Street, 2nd Floor, Los Angeles, California 90017, on June 15, 2018, at 10:00 a.m. (local time), for the purpose of considering and voting upon the following matters:

1.	Approval of the Merger Agreement and the Merger. To approve the Agreement and Plan of Reorganization and Merger, dated February 23, 2018 (the “merger agreement”), by which Pacific Commerce Bancorp will be merged with and into First Choice Bancorp; and Pacific Commerce Bancorp’s bank subsidiary, Pacific Commerce Bank, will be merged with and into First Choice Bancorp’s bank subsidiary, First Choice Bank (the “merger”); as more fully described in the accompanying joint proxy statement/prospectus.

2.	Adjournment. To approve any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement and the merger or for any other legally permissible purpose.

Only shareholders of record at the close of business on April 30, 2018, are entitled to notice of, and to vote at, the special meeting.

Shareholders of Pacific Commerce Bancorp are entitled to assert dissenters’ rights with respect to the proposal to approve the merger agreement and the merger. Your dissenters’ rights are conditioned on your strict compliance with the requirements of Chapter 13 of the California General Corporation Law, which we refer to as the CGCL. A copy of the applicable sections of Chapter 13 of the CGCL is attached as Appendix B to this joint proxy statement/prospectus.

The board of directors of Pacific Commerce Bancorp has determined that the merger is advisable and in the best interests of Pacific Commerce Bancorp shareholders based upon its analysis, investigation and deliberation and unanimously recommends that shareholders of Pacific Commerce Bancorp vote “FOR” approval of the merger agreement and the merger.

The board of directors of Pacific Commerce Bancorp also recommends that shareholders vote “FOR” adjournment of the special meeting to a later date or dates if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement and the merger or for any other legally permissible purpose.

Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote your shares electronically or by telephone, so that as many shares as possible may be represented. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the special meeting. If you hold your shares in certificate or registered book-entry form and attend the special meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the special meeting. If you hold your shares in certificate or registered book-entry form, please indicate on the proxy card whether or not you expect to attend.

We appreciate your continuing support and look forward to seeing you at the special meeting.

DATED: April 30, 2018	By Order of the Board of Directors

Frank J. Mercardante	Thomas Iino
Chief Executive Officer	Chairman of the Board

Please do not send in your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

17785 Center Court Drive N, Suite 750

Cerritos, California 90703

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 19, 2018 – 5:00 p.m.

To: The Shareholders of First Choice Bancorp:

The annual meeting of shareholders of First Choice Bancorp will be held at the Cerritos Library located at 18025 Bloomfield Avenue, Cerritos, California, 90703, on June 19, 2018, at 5:00 p.m. (local time), for the purpose of considering and voting upon the following matters:

1.	Approval of the Merger Agreement and the Merger. To approve the Agreement and Plan of Reorganization and Merger, dated February 23, 2018 (the “merger agreement”), by which Pacific Commerce Bancorp will be merged with and into First Choice Bancorp; and Pacific Commerce Bancorp’s bank subsidiary, Pacific Commerce Bank, will be merged with and into First Choice Bancorp’s bank subsidiary, First Choice Bank (the “merger”); as more fully described in the accompanying joint proxy statement/prospectus.

2.	Adjournment. To approve any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement and the Merger or for any other legally permissible purpose.

3.	Election of Directors. To elect the following nine (9) directors of First Choice to serve as directors of First Choice until the next Annual Meeting of Shareholders and until their respective successors are elected and have qualified:

	Roshan H. Bhakta	Homer Wai Chan
	Robert M. Franko	James H. Gray
	Peter H. Hui	Fred Jensen
	Pravin C. Pranav	Uka Solanki
Phillip T. Thong

4.	Ratification of the Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Vavrinek, Trine, Day & Co., LLP, which we sometimes refer to as Vavrinek, as our independent registered public accounting firm for our 2018 fiscal year.

5.	Other Business. To transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

Only shareholders of record at the close of business on April 30, 2018 are entitled to notice of, and to vote at, the meeting.

With regard to election of directors, please note the following provision of the First Choice Bancorp’s Bylaws:

“For business (including, but not limited to director nominations) to be properly brought before an annual meeting by a shareholder, the shareholder or shareholders of record intending to propose the business (the “proposing shareholder”) must have given written notice of the proposing shareholder’s nomination or proposal, either by personal delivery or by United States mail to the secretary of the Corporation no earlier than one hundred twenty (120) calendar days and no later than ninety (90) calendar days before the date such annual meeting is to be held. If the current year’s annual meeting is called for a date that is not within thirty (30) days of the anniversary of the previous year’s annual meeting, notice must be received not later than ten (10) calendar days following the day on which public announcement of the date of the annual meeting is first made. In no event will an adjournment or postponement of an annual meeting of shareholders begin a new time period for giving a proposing shareholder’s notice as provided above.

For business to be properly brought before a meeting of shareholders, the notice of meeting sent by or at the direction of the person calling the meeting must set forth the nature of the business to be considered. A shareholder or shareholders who have made a written request for a meeting pursuant to Section 3 may provide the information required for notice of a shareholder proposal under this Section simultaneously with the written request for the meeting submitted to the secretary or within ten calendar days after delivery of the written request for the meeting to the secretary.

A proposing shareholder’s notice shall include as to each matter the proposing shareholder proposes to bring before either an annual or special meeting:

(a)	The name and address of the proposing shareholder and the classes and number of shares of capital stock of the Corporation held by the proposing shareholder.
(b)	If the notice regards the nomination of a candidate for election as director: (i) the name, age, and business and residence address of the candidate; (ii) the principal occupation or employment of the candidate; and (iii) the class and number of shares of the Corporation beneficially owned by the candidate.
(c)	If the notice regards a proposal other than the nomination of a candidate for election as director, a brief description of the business desired to be brought before the meeting and the material interest of the proposing shareholder of such proposal.”

Shareholders of First Choice Bancorp are entitled to assert dissenters’ rights with respect to the proposal to approve the merger agreement and the merger. Your dissenters’ rights are conditioned on your strict compliance with the requirements of Chapter 13 of the California General Corporation Law, which we refer to as the CGCL. A copy of the applicable sections of Chapter 13 of the CGCL is attached as Appendix B to this joint proxy statement/prospectus.

The board of directors of First Choice Bancorp has determined that the merger is advisable and in the best interests of First Choice Bancorp shareholders based upon its analysis, investigation and deliberation and unanimously recommends that shareholders of First Choice Bancorp vote “FOR” approval of the merger agreement and the merger.

The board of directors of First Choice Bancorp also recommends that shareholders vote “FOR” adjournment of the special meeting to a later date or dates if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

The board of directors of First Choice Bancorp also recommends that shareholders vote “FOR” the election of the nine (9) nominees named in this joint proxy statement/prospectus to the First Choice Bancorp Board of Directors; and “FOR” ratification of Vavrinek, Trine, Day & Co., LLP as First Choice Bancorp’s independent accountants for 2018.

Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote your shares electronically or by telephone, so that as many shares as possible may be represented. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the special meeting. If you hold your shares in certificate or registered book-entry form and attend the meeting, you may simply revoke your previously submitted proxy and vote your shares at that time. If your shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to vote your shares personally at the special meeting. If you hold your shares in certificate or registered book-entry form, please indicate on the proxy card whether or not you expect to attend.

SHAREHOLDERS OF FIRST CHOICE BANCORP ARE HEREBY ADVISED OF THE AVAILABILITY OF THE DECEMBER 31, 2017 DISCLOSURE STATEMENT. SHAREHOLDERS DESIRING A COPY OF THE DISCLOSURE STATEMENT SHOULD CONTACT MR. ROBERT M. FRANKO, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AT FIRST CHOICE BANCORP.

YOU SHOULD HAVE RECEIVED IN THE MAIL A PRELIMINARY NOTICE OF FIRST CHOICE BANCORP’S 2018 ANNUAL SHAREHOLDERS MEETING, WHICH INCLUDES A DESCRIPTION OF THE VARIOUS VOTING PROCEDURES AVAILABLE TO YOU, INCLUDING VOTING VIA THE INTERNET. YOU ARE REQUESTED TO VOTE VIA THE INTERNET AT WWW.ENVISIONREPORTS.COM/FCBP OR WWW.EDOCUMENTVIEW.COM/FCBP WITHOUT DELAY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU VOTE VIA THE INTERNET, YOUR VOTE WILL ALSO BE CONSIDERED AS YOUR CONSENT TO VOTE ELECTRONICALLY AS PROVIDED IN SECTIONS 20, 21, 600 AND 601 OF THE CALIFORNIA GENERAL CORPORATIONS LAW, AS AUTHORIZED BY FIRST CHOICE’S AMENDED AND RESTATED BYLAWS. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS BEING VOTED, EITHER BY ATTENDING THE MEETING AND ELECTING TO VOTE IN PERSON, OR BY FILING WITH THE SECRETARY OF FIRST CHOICE BANCORP, PRIOR TO THE MEETING, A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: April 30, 2018	By Order of the Board of Directors

Robert M. Franko	Peter H. Hui
President and Chief Executive Officer	Chairman of the Board

Important notice regarding the availability of proxy materials for the annual meeting to be held on June 19, 2018: This joint proxy statement/prospectus is available at www.envisionreports.com/fcbp.

Table of Contents

ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE MEETINGS AND THE MERGER	1

Questions and Answers about the PCB Special Meeting and the First Choice Annual Meeting	1
Questions and Answers about the Merger Agreement and the Merger	4

SUMMARY	7

Parties to the Merger Agreement (See pages 67 to 111)	7
PCB Special Meeting of Shareholders (See pages 58 to 61)	7
First Choice Annual Meeting of Shareholders (See pages 62 to 66)	7
The Merger Agreement (See pages 67 to 111)	8
The Merger (See pages 67 to 111)	8
Consideration to be Paid to the Holders of PCB’s Common Stock (See pages 67 to 69)	8
United States Federal Income Tax Consequences (See page 112)	9
Conditions that Must Be Satisfied Prior to Closing the Merger (See pages 108 for First Choice Bancorp and page 109 for Pacific Commerce Bancorp)	9
Regulatory Approvals Must Be Obtained Before the Merger Will Be Completed (See pages 99 to 100)	10
Approval of a Majority of All Shares of Pacific Commerce Bancorp Stock Entitled to Vote at the PCB Special Meeting, and a Majority of All Shares of First Choice Bancorp Stock Entitled to Vote at the First Choice Annual Meeting, is Required for the Merger to be Consummated (See pages 59 and 63)	10
Recommendation of Pacific Commerce Bancorp’s Board of Directors (See page 72)	11
Recommendation of First Choice Bancorp’s Board of Directors (See page 74)	11
Directors and Executive Officers of Pacific Commerce Bancorp Have Entered into Voting Agreements (See page 59).	11
Opinion of Pacific Commerce Bancorp’s Financial Advisor (See page 75)	11
Opinion of First Choice Bancorp’s Financial Advisor (See page 84)	12
Pacific Commerce Bancorp Directors and Executive Officers May Have Interests in the Merger that Differ from Interests of Pacific Commerce Bancorp Shareholders (See pages 94 to 97)	12
Closing the Merger (See page 111)	12
Termination of the Merger Agreement (See pages 109 to 110)	13
Accounting Treatment of the Merger (See page 97)	13
First Choice Bancorp’s and First Choice Bank’s Management and Operations After the Merger (See page 93)	13
Differences in the Rights as a Shareholder of Pacific Commerce Bancorp (See pages 178 to 180)	13
Pacific Commerce Bancorp and First Choice Bancorp Dissenters’ Rights (See pages 60 and 65)	13

SELECTED HISTORICAL FINANCIAL DATA	15

Selected Consolidated Historical Financial Data of First Choice Bancorp	15
Selected Consolidated Historical Financial Data of Pacific Commerce Bancorp	17

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION AND DATA	18

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheets as of December 31, 2017	19
Unaudited Pro Forma Combined Condensed Consolidated Statements of Income for the Year Ended December 31, 2017	20

UNAUDITED COMPARABLE PER SHARE DATA	24

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION	25

Markets; Holders	25
Comparative Per Share Market Value Prices	25
Dividends	26

EXHIBIT INDEX

Appendix A	Agreement and Plan of Reorganization and Merger, dated February 23, 2018, among First Choice Bancorp and Pacific Commerce Bancorp; with the forms of Director Voting, Non-Competition and Non-Solicitation Agreement applicable to Pacific Commerce Bancorp directors attached as Exhibit A; Executive Voting and Non-Solicitation Agreement applicable to Pacific Commerce Bancorp executive officers attached as Exhibit B; Merger Agreement attached as Exhibit C-1; Bank Merger Agreement attached as Exhibit C-2; and Director Voting Agreement applicable to First Choice Bancorp directors attached as Exhibit D.

Appendix B	Selected sections of Chapter 13 of the California Corporations Code (Dissenters’ Rights).

Appendix C	Fairness Opinion of Piper Jaffray & Co. on behalf of Pacific Commerce Bancorp

Appendix D	Fairness Opinion of Hovde Group, LLC on behalf of First Choice Bancorp.

QUESTIONS AND ANSWERS ABOUT THE MEETINGS AND THE MERGER

This question and answer summary highlights selected information contained in other sections of this joint proxy statement/prospectus and is intended to answer questions that you, as a shareholder of Pacific Commerce Bancorp, may have regarding the special meeting, or you, as a shareholder of First Choice Bancorp, may have regarding the annual meeting, and the merger. First Choice Bancorp and Pacific Commerce Bancorp urge you to carefully read this entire joint proxy statement/prospectus, including all appendices and all other information incorporated by reference in this joint proxy statement/prospectus.

Questions and Answers about the PCB Special Meeting and the First Choice Annual Meeting

Q: Why have you sent me this document?

A: This document is being delivered to you because it is serving as both a proxy statement for Pacific Commerce Bancorp and a proxy statement/prospectus of First Choice Bancorp. It is a joint proxy statement because it is being used by the Pacific Commerce Bancorp board of directors and the First Choice Bancorp board of directors to solicit the proxies of their respective shareholders in connection with the PCB special meeting of shareholders and the First Choice annual meeting of shareholders. It is a prospectus because First Choice Bancorp is offering shares of its common stock in exchange for shares of Pacific Commerce Bancorp in the merger as described below.

This joint proxy statement/prospectus contains important information regarding the proposed merger, as well as information about First Choice Bancorp and Pacific Commerce Bancorp. It also contains important information about what First Choice’s board of directors and management, and PCB’s board of directors and management, considered when evaluating this proposed merger. We urge you to read this joint proxy statement/prospectus carefully, including the merger agreement which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated herein by reference, and the other appendices.

Q: When and where will PCB’s special meeting be held?

A: PCB’s special meeting will be held at Pacific Commerce Bank, 888 W. 6th Street, 2nd Floor, Los Angeles, California 90017, on June 15, 2018, at 10:00 a.m. (local time).

Q: Who is entitled to vote at the PCB special meeting?

A: Shareholders of record as of the close of business on April 30, 2018 will be entitled to vote at the special meeting.

Q: When and where will First Choice’s annual meeting be held?

A: First Choice’s annual meeting will be held at Cerritos Library located at 18025 Bloomfield Avenue, Cerritos, California, 90703, on June 19, 2018, at 5:00 p.m. (local time).

Q: Who is entitled to vote at the First Choice annual meeting?

A: Shareholders of record as of the close of business on April 30, 2018 will be entitled to vote at the annual meeting.

Q: What am I being asked to vote on at the PCB special meeting?

A: Pacific Commerce Bancorp is holding the special meeting to ask its shareholders to consider and vote to:

●	approve the merger agreement and merger contemplated therein; and
●	approve any adjournment or postponement of the PCB special meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement and merger or for any other legally permissible purpose.

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Q: What am I being asked to vote on at the First Choice annual meeting?

A: First Choice Bancorp is holding the annual meeting to ask its shareholders to consider and vote to:

●	approve the merger agreement and the merger contemplated therein;
●	approve any adjournment or postponement of the First Choice annual meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement and the merger or for any other legally permissible purpose; elect nine (9) nominees as directors named in this joint proxy statement/prospectus to the First Choice board;
●	ratification of directors to serve until the 2018 annual meeting of shareholders and until their successors are elected and have qualified; and
●	ratify the appointment of Vavrinek, Trine, Day & Co., LLP, as our independent registered public accounting firm for our 2018 fiscal year; and
●	transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

Q: How do the Pacific Commerce Bancorp board of directors and the First Choice Bancorp board of directors recommend that I vote on each merger proposal?

A: The Pacific Commerce Bancorp board of directors and the First Choice Bancorp board of directors unanimously recommend that you vote “FOR” the approval of the following:

●	the merger agreement and the merger; and
●	the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement and the merger or for any other legally permissible purpose.

The First Choice Bancorp board of directors also unanimously recommends that you vote “FOR” the election of the board of directors and the ratification of Vavrinek as our independent registered public accounting firm for our 2018 fiscal year.

Q: How many votes do I have and how do I vote at the special and annual meetings?

A: You are entitled to one vote for each share that you owned as of the record date for the Pacific Commerce Bancorp special meeting and the First Choice annual meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to any of the merger related proposals presented at the PCB special meeting. You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the merger related proposals and the ratification of the appointment of Vavrinek, and vote “FOR” or “AUTHORITY WITHHELD” for the election of directors, presented at the First Choice Bancorp annual meeting. Whether or not you plan to attend the PCB special meeting or the First Choice annual meeting, we urge you to vote by proxy to ensure your vote is counted. If you hold your shares in certificate or registered book-entry form, you may still attend the special meeting and vote in person even if you have already voted by proxy.

●	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the special meeting, your shares will be voted as you direct.
●	You may also vote electronically or by telephone as set forth on the enclosed proxy card.
●	If you hold your shares in certificate or registered book-entry form and wish to vote in person, simply attend the special meeting or annual meeting and you will be given a ballot when you arrive. If you hold your shares in street name, you will need to obtain a legal proxy from your broker to enable you to vote in person at the meeting.

What is the vote required to elect directors and approve the other proposals?

Proposal One (the merger agreement and the merger)

The affirmative vote of a majority of our shares of common stock that are entitled to vote is required to approve Proposal One. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not affect the outcome of the vote.

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Proposal Two (approve any adjournment or postponement of the PCB special meeting or the First Choice annual meeting)

The affirmative vote (i) a majority of the shares represented and voting at the meeting and (ii) a majority of the quorum required to transact business at the meeting, is required to approve the proposal to grant discretionary authority to adjourn the meeting, if necessary. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not affect the outcome of the vote.

First Choice Bancorp - Proposal Three (Election of Directors)

The nominees receiving the highest number of votes cast at the First Choice annual meeting will be elected as directors. Abstentions and broker non-votes will not count as either “for” or “against” votes, so abstentions and broker non-votes will have no effect on the election of a director.

First Choice Bancorp – Proposal Four (Ratification of Appointment of Independent Registered Public Accounting Firm)

The affirmative vote of a majority of the First Choice shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve Proposal Four. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not affect the outcome of the vote.

Q: What if my shares are held in street name by my broker or other nominee?

A: If you hold your shares in “street name” through a broker or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Pacific Commerce Bancorp or First Choice Bancorp. Your broker or nominee cannot vote your shares unless you provide instructions on how to vote them. To vote your shares, follow the voting instructions your broker or nominee provides when forwarding these proxy materials to you and complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote electronically or by telephone as instructed by your broker or nominee. To vote in person at the special meeting or the annual meeting, you must obtain a valid proxy from your broker or nominee. If you do not provide voting instructions to your broker, bank or agent, this will have the same effect as a vote “AGAINST” the merger agreement. Your abstention or non-vote will have no effect on the outcome of the proposal to adjourn and reconvene the special meeting or annual meeting. See “THE PCB SPECIAL MEETING – Shares Held in Street Name; Abstentions and Broker Non-Votes” beginning on page 60 See “THE FIRST CHOICE ANNUAL MEETING – Shares Held in Street Name; Abstentions and Broker Non-Votes” beginning on page 64.

Q: What are broker non-votes?

A: The term “broker non-votes” generally refers to shares that are held by a broker or other nominee in its name for the benefit of its clients but that cannot be voted because the broker or nominee is precluded from voting on certain matters and has not received voting instructions from the beneficial owner on those matters.

Q: May I revoke or change my vote after I have provided proxy instructions?

A: Yes. If you hold shares in certificate or registered book-entry form, you may revoke or change your proxy at any time before the time your proxy is voted at the special meeting or annual meeting by: (i) filing with Pacific Commerce Bancorp’s Corporate Secretary or First Choice Bancorp’s Corporate Secretary, as appropriate, an instrument revoking it or a duly executed proxy bearing a later date; (ii) appearing and voting in person at the special meeting or annual meeting, or (iii) if you have voted your shares electronically or by telephone, recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last electronic or telephonic vote. Your attendance alone at the special meeting or annual meeting will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Q: What happens if I don’t vote?

A: If you do not vote by either returning your proxy card, voting electronically or by telephone, or attending the special meeting or the annual meeting, as appropriate, and voting in person, it will have the same effect as voting your shares “AGAINST” the merger agreement and the merger.

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Q: What happens if I sign and return my proxy card without indicating how I wish to vote?

A: If you sign and return your proxy card without indicating how to vote on any particular proposal, your proxy will be voted “FOR” the merger and the adjournment proposal, as recommended by PCB’s board of directors or First Choice’s board of directors, and “FOR” the election of the nine (9) nominees for election to the Board of Directors of First Choice, and “FOR” the ratification of the appointment of Vavrinek as First Choice’s independent accountants for 2018.

Questions and Answers about the Merger Agreement and the Merger

Q: What will Pacific Commerce Bancorp shareholders receive in the merger?

A: Under the terms of the merger agreement, each share of PCB common stock will be entitled to receive a specified number of shares of First Choice’s common stock, which we refer to as the per share merger consideration, subject to adjustment not related to the PCB or First Choice trading prices. The value of the per share merger consideration will be fixed, subject to adjustment not related to the PCB or First Choice trading prices, resulting in the following per share merger consideration.

The exchange ratio is based a price of $24.50 per share of First Choice’s common stock, and an assigned value of $11.40 per share of PCB’s common stock, subject to possible adjustment as described at the end of this paragraph. In addition, the per share merger consideration is subject to adjustment not related to the PCB or First Choice trading prices in the event that (i) PCB’s defined transaction expenses exceed or are less than $5.640 million, and/or (ii) PCB’s adjusted shareholders’ equity as of the end of the month immediately preceding the closing date exceeds or is less than $64.1 million, plus eighty-five percent (85%) of PCB’s budgeted net income for 2018, and/or (iii) PCB’s Adjusted Allowance for Loan Losses shall be not less than the greater of (A) $4,000,000, or (B) 1.30% of the total of (i) PCB’s total gross loans, (ii) less purchased credit impaired loans, and (iii) less CalCap loans, then subtracting from the resulting product the unamortized discounts on PCB’s purchased non-impaired loan portfolios . Details concerning the exchange ratios used to calculate these per share merger consideration figures, as well as all applicable adjustments to the merger consideration, which are not related the PCB and First Choice trading prices, are described in detail in “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Merger Consideration, and – Adjustments to the Merger Consideration” on pages 67 and 68.

Q: Will the value of the merger consideration change between the special meeting and annual meeting and the time the merger is completed?

A: Possibly. The value of the merger is subject to possible adjustment relating to PCB’s transaction expenses, shareholders’ equity and ALLL as specified in the merger agreement and as discussed in response to the previous question, and not related to the PCB or First Choice trading prices.

Q: Will the shares of First Choice common stock received by Pacific Commerce Bancorp shareholders in the merger be listed on Nasdaq upon the completion of the merger?

A: Yes. The shares of First Choice common stock to be issued in connection with the merger have been registered under the Securities Act, and will be listed on the Nasdaq Capital Markets under the symbol “FCBP.”

Q: What will holders of outstanding stock options and restricted stock awards receive in the merger?

A: Holders of outstanding stock options under the Pacific Commerce Bancorp 2013 Equity Based Compensation Plan and the PCB’s 2002 Stock Option Plan shall be entitled to exercise such options in connection with the merger, and any unvested stock options shall accelerate and become fully exercisable for a designated period of time prior to the closing date. Any option holder electing to exercise outstanding stock options will receive the same merger consideration as any other PCB shareholder.

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Unless the holder of a PCB stock option who is not continuing with First Choice Bancorp or First Choice Bank elects to receive cash as described in the next paragraph below, each PCB stock option held by such holder shall be converted into a First Choice stock option on the same terms and conditions as the PCB stock option, except each First Choice stock option shall be fully vested, and the number of shares and the option price per share of First Choice stock option shall be converted as follows: any option that is outstanding immediately prior to the effective time with a per share exercise price equal to or greater than the per share merger consideration, which we sometimes refer to as a Rollover Option, shall be converted into an option, which we sometimes refer to as an Adjusted Option, to acquire, on the same terms and conditions as were applicable to such Rollover Option immediately prior to the effective time, the number of First Choice shares equal to the product of (i) the number of shares of PCB common stock subject to such Rollover Option immediately prior to the effective time multiplied by (ii) the per share merger consideration, with any fractional shares rounded down to the next lower whole number of shares after aggregating each individual holder’s option with the same exercise price. The exercise price per share of First Choice common stock subject to any such adjusted option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of PCB common stock subject to such Rollover Option immediately prior to the effective time divided by (B) the per share merger consideration. First Choice intends to register the securities and underlying securities subject to a Rollover Option, as well as all of the securities and underlying securities subject to its 2013 Omnibus Stock Incentive Plan, with the Securities and Exchange Commission on Form S-8 prior to completion of the merger transaction.

Holders of in-the-money PCB stock options who are not continuing with First Choice Bancorp or First Choice Bank and do not exercise their options and instead execute option cancellation agreements will receive a cash payment equal to (a)(i) the (A) assigned PCB common share value minus (B) the exercise price per share with respect to the corresponding PCB stock option in question, multiplied by (C) the number of shares of such PCB stock option. All shares subject to unvested restricted stock and deferred share awards shall become fully vested (and, in the case of deferred share awards, such shares will be issued), provided the merger is completed. Holders of such shares will receive the same merger consideration as any other Pacific Commerce Bancorp shareholder.

Q: Will I receive any fractional shares of First Choice’s common stock as part of the merger consideration?

A: No. First Choice Bancorp will not issue fractional shares in the merger. As a result, the total number of shares of First Choice’s common stock that you will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment for the value of any remaining fraction of a share of First Choice’s common stock that you would otherwise have been entitled to receive.

Q: Do Pacific Commerce Bancorp shareholders and First Choice Bancorp shareholders have dissenters’ rights with respect to approval of the merger agreement?

A: Yes. Holders of PCB’s common stock and First Choice’s common stock have dissenters’ rights in accordance with the provisions of Chapter 13 of the CGCL. In order to exercise dissenters’ rights, a shareholder does not need to affirmatively vote against the merger agreement, but instead need only not vote in favor of the merger agreement. However, a shareholder choosing to exercise his or her dissenters’ rights must also comply with the provisions of Chapter 13 of the CGCL. A copy of the applicable sections of Chapter 13 of the CGCL is included with this joint proxy statement/prospectus as Appendix B. Please also read the section entitled “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Dissenters’ Rights of Pacific Commerce Bancorp Shareholders” and “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Dissenters’ Rights of First Choice Bancorp Shareholders” beginning on page 98.

Q: Why has the Pacific Commerce Bancorp board of directors and the First Choice Bancorp board of directors approved the merger?

A: The board of directors of Pacific Commerce Bancorp and the board of directors of First Choice Bancorp have considered a number of available strategic options and in the board’s opinion, none of these options, including Pacific Commerce Bancorp remaining independent, is likely to create value for Pacific Commerce Bancorp and First Choice Bancorp shareholders greater than that if PCB merges with First Choice. Please read the sections entitled “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Pacific Commerce Bancorp’s Reasons for the Merger; Recommendation of PCB’s Board of Directors” beginning on page 72, and “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – First Choice Bancorp’s Reasons for the Merger; Recommendation of First Choice’s Board of Directors” beginning on page 74.

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Q: When do you expect the merger to be completed?

A: First Choice and PCB are working to complete the merger in the second or third quarter of 2018. However, the merger is subject to various federal and state regulatory approvals and other conditions, including approval by the shareholders of Pacific Commerce Bancorp and First Choice Bancorp. Due to possible factors outside our control, it is possible that the merger will be completed at a later time, or not at all. There may be a substantial amount of time between the special and annual meetings and the completion of the merger.

Q: What happens if I sell my PCB shares after the record date for the special meeting, but before the special meeting?

A: If you transfer your PCB shares after the record date for the special meeting, but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive any shares of First Choice’s common stock in exchange for your former shares of PCB’s common stock if and when the merger is completed. In order to receive shares of First Choice’s common stock in the merger, you must hold your PCB’s common stock through the completion of the merger.

Q: Are the shares of First Choice common stock publicly traded?

A: Shares of First choice common stock are currently quoted and traded on the OTCQX, under the symbol “FCBP”. The merger agreement contains a condition that the shares of First Choice will be registered with the Nasdaq Capital Markets at close.

Q: What will happen to shares of First Choice common stock in the Merger?

A: Nothing. Each share of First Choice common stock outstanding will remain outstanding as a share of common stock.

Q: Are there any risks I should consider in deciding whether to vote to approve the principal terms of the Merger Agreement and the Merger?

A: Yes. You should read and carefully consider the risks described in the section of this joint proxy statement/prospectus entitled “RISK FACTORS” beginning on page 28. You are urged to read that section, as well as the rest of this joint proxy statement/prospectus, before deciding how to vote.

Q: Should I send in my PCB certificates now?

A: No. Please do not send in your PCB stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

Q: What should I do now?

A: After reading this joint proxy statement/prospectus, you should vote on the proposals. Simply indicate on your proxy card how you want to vote, then sign and mail your proxy card in the enclosed return envelope in time to be represented at the PCB special meeting or the First Choice annual meeting. You may also vote electronically or by telephone by following the instructions on your proxy card.

As soon as reasonably practicable after the close of the merger, the exchange agent for the merger will mail to each holder of record of a Pacific Commerce Bancorp stock certificate a letter of transmittal and instructions for use in surrendering your stock certificates, or making alternative exchange arrangements in the case of registered book-entry shares, in exchange for the First Choice common stock.

Q: Will I be able to trade the shares of First Choice common stock that I receive in the Merger?

A: You may sell the shares of First Choice’s common stock you receive in the merger without restriction unless you are considered an “affiliate of First Choice Bancorp. See “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Resale of First Choice Bancorp common stock” on page 100.

Q: Who can help answer my other questions?

A: If you have more questions about the merger or the special meeting, or if you need additional copies of this document or the enclosed proxy card, if you are a shareholder of PCB, you may direct your questions to Frank J. Mercardante, Chief Executive Officer, Pacific Commerce Bancorp, 420 East Third Street, Suite 100, Los Angeles, California 93023; (213) 617-0082 or (213) 617-8961 – Direct Line. If you are a shareholder of First Choice, you may direct your questions to Robert M. Franko, President and Chief Executive Officer, 17785 Center Court Drive N, Suite 750, Cerritos, California 90703; (877) 256-9809 or (562) 345-9241 - Direct Line.

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SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this joint proxy statement/prospectus before you decide how to vote. These references will give you a more complete description of the merger agreement and the merger and the other matters to be considered at the special meeting. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in this joint proxy statement/prospectus.

Parties to the Merger Agreement (See pages 67 to 111)

First Choice Bancorp is a California corporation headquartered in Cerritos, California, and is a registered bank holding company under federal banking laws. First Choice Bancorp is the holding company for First Choice Bank, a California state-chartered bank also headquartered in Cerritos. Founded in 2005, First Choice Bank is the only independent bank headquartered in the Cerritos, currently with five (5) full service branch offices and two (2) loan production offices. At December 31, 2017, First Choice had total assets of $903.8 million, total deposits of $772.7 million and total shareholders’ equity of $105.7 million.

First Choice’s principal executive offices are located at 17785 Center Court Drive N, Suite 750, Cerritos, California 90703, telephone: (562) 345-9092. Its website address is www.firstchoicebankca.com.

Pacific Commerce Bancorp is a California corporation headquartered in Los Angeles, California, and is a registered bank holding company under federal banking laws. Pacific Commerce Bancorp is the holding company for Pacific Commerce Bank, a California state-chartered bank also headquartered in Los Angeles. Pacific Commerce Bank operates six (6) branches (including its main office and corporate headquarters) in Los Angeles, West Los Angeles, Pasadena, San Diego, and Chula Vista. At December 31, 2017, PCB had total assets of $536.1 million, total deposits of $464.4 million and total shareholders’ equity of $64.1 million.

PCB’s principal executive offices are located at 420 East Third Street, Suite 100, Los Angeles, California 90013, telephone: (213) 617-0082. Its website address is www.pacificcommercebank.com.

PCB Special Meeting of Shareholders (See pages 58 to 61)

PCB will hold a special meeting of shareholders at Pacific Commerce Bank, 888 W. 6th Street, 2nd Floor, Los Angeles, California 90017, on June 15, 2018, at 10:00 a.m. (local time). The Pacific Commerce Bancorp board of directors has set the close of business on April 30, 2018, as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting. On that date, there were 9,081,258 shares of PCB’s common stock outstanding.

At the special meeting, holders of PCB’s common stock will be asked to consider and vote on the following proposals:

●	a proposal to approve the merger agreement and the merger of Pacific Commerce Bancorp with and into First Choice Bancorp with First Choice Bancorp surviving the merger; and of the merger of Pacific Commerce Bank with and into First Choice Bank, with First Choice Bank surviving the merger and continuing the commercial bank operations of the combined bank under its California charter and as the wholly-owned bank subsidiary of First Choice Bancorp; as more fully described in this joint proxy statement/prospectus;
●	a proposal to approve any adjournment or postponement of the special meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

First Choice Annual Meeting of Shareholders (See pages 62 to 66)

First Choice will hold an annual meeting of shareholders at the Cerritos Library located at 18025 Bloomfield Avenue, Cerritos, California, 90703, on June 19, 2018, at 5:00 p.m. (local time). The First Choice Bancorp board of directors has set the close of business on April 30, 2018, as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting. On that date, there were 7,250,844 shares of First Choice’s common stock outstanding.

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At the annual meeting, holders of First Choice’s common stock will be asked to consider and vote on the following proposals:

●	a proposal to approve the merger agreement and the merger of Pacific Commerce Bancorp with and into First Choice Bancorp with First Choice Bancorp surviving the merger; and of the merger of Pacific Commerce Bank with and into First Choice Bank, with First Choice Bank surviving the merger and continuing the commercial bank operations of the combined bank under its California charter and as the wholly-owned bank subsidiary of First Choice Bancorp; as more fully described in this joint proxy statement/prospectus;
●	a proposal to approve any adjournment or postponement of the special meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose; to elect nine (9) nominees as directors named in this joint proxy statement/prospectus to the First Choice board of directors to serve until the 2019 annual meeting of shareholders and until their successors are elected and have qualified;
●	to ratify the appointment of Vavrinek as First Choice’s independent registered public accounting firm for the 2018 fiscal year; and
●	to transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

The Merger Agreement (See pages 67 to 111)

The merger agreement is the legal document that contains the terms that govern the merger process, including the issuance of the merger consideration as a result of the merger. Please read the entire merger agreement which is attached to this joint proxy statement/prospectus as Appendix A.

The Merger (See pages 67 to 111)

Under the terms of the merger agreement: (a) First Choice Bancorp will acquire Pacific Commerce Bancorp by merging PCB with and into First Choice, with First Choice surviving the merger; (b) immediately after, Pacific Commerce Bank will be merged with and into First Choice Bank, and First Choice Bank will continue the commercial bank operations of the combined banks under its California charter and as the wholly-owned bank subsidiary of First Choice; and (c) First Choice will issue shares of its common stock and cash in lieu of fractional share interests to PCB shareholders pursuant to the terms of the merger agreement. A copy of the merger agreement between First Choice Bancorp and Pacific Commerce Bancorp is attached to this joint proxy statement/prospectus as Appendix A.

Consideration to be Paid to the Holders of PCB’s common stock (See pages 67 to 69)

Under the terms of the merger agreement, each share of PCB’s common stock will be entitled to receive a specified number of shares of First Choice’s common stock, which we refer to as the per share merger consideration, as specified in the merger agreement. The exchange ratio is based on a price of $11.40 per share for each share of PCB, and $24.50 for each share of First Choice. Details concerning the exchange ratio used to calculate these per share merger consideration figures, as well as all applicable adjustments to the merger consideration, are described in detail in “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Merger Consideration, and – Adjustments to the Merger Consideration” on pages 68 and 69.

The value of the per share merger consideration is subject to adjustment in the event that (a) PCB’s defined transaction expenses are less than or greater than $5.640 million and/or (b) PCB’s adjusted shareholders’ equity as of the end of the month immediately preceding the closing date is less than or greater than $64.1 million, plus eighty-five percent (85%) of PCB’s budgeted net income for 2018,and/or (c) PCB’s Allowance for Loan Losses shall be not less than the greater of (A) $4,000,000, or (B) 1.30% of the total of (i) PCB’s total gross loans, (ii) less purchased credit impaired loans, and (iii) less CalCap loans, then subtracting from the resulting product the unamortized discounts on PCB’s purchased non-impaired loan portfolios as of the end of the month prior to the closing date. As of December 31, 2017, Pacific Commerce Bancorp’s adjusted shareholders’ equity was approximately $64.1 million. Adjusted shareholders’ equity for this purpose is defined as total shareholders’ equity calculated in accordance with GAAP, but excluding: all changes in accumulated other comprehensive income or loss from the amount of adjusted shareholder’s equity shown in the December 31, 2017 financial reports of Pacific Commerce Bancorp; the accrual or payment of company transaction expenses; any purchase accounting adjustments to the assets and liabilities of Pacific Commerce Bancorp; and without giving effect to the debt issued by Pacific Commerce Bancorp. Defined transaction expenses are described in detail in “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Adjustments to the Merger Consideration” on page 68. The per share merger consideration is not subject to adjustment related to the PCB or First Choice trading prices.

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The following hypothetical example illustrates the calculation to determine an adjustment to the exchange ratio as though the transaction were to close May 15, 2018, which would result in an April 30, 2018, as of date for all measurements, and assumes: (a) PCB’s defined transaction expenses equal $5.740 million (PCB management’s estimate of expenses as of the signing of the definitive agreement plus $100 thousand), (b) adjusted shareholder’s equity as of April 30, 2018 of $65.5 million, including $1.4 million in net income through April 30, 2018, and budgeted net income through such date of $1.5 million, (c) an allowance for loan losses of $3.9 million, and the relevant allowance for loan loss threshold equal to $4.0 million, and (d) PCB outstanding share count of 8,951,285:

Metric	Threshold	Assumed	Adjustment
PCB Transaction Expenses	$5.640 million	$5.740 million	Decrease of $100,000 or ($0.011) per PCB share
Shareholder’s Equity	$64.100 million plus $1.275 million (85% of $1.500 million), or $65.275 aggregate	$65.500 million ($1.400 million equals 93.3% of $1.500 million)	Increase of $225,000, or $0.025 per PCB share
Allowance for loss losses	$4.000 million	$3.900 million	Decrease of $100,000, or ($0.011) per PCB share
Adjustment to assigned PCB share value:
Beginning assigned PCB share value:		$11.40
Adjustment for PCB Transaction Expenses:		$(0.011)
Adjustment for Shareholder’s Equity		$0.025
Adjustment for Allowance for Loan Losses		$(0.011)
Adjusted assigned PCB share value:			$11.403
Adjusted Exchange Ratio/Per share merger consideration:			0.46543

The above example is for illustrative purposes only, and does not reflect what the final calculation of any adjustments to the assigned PCB share value and resulting per share merger consideration will be. Presently, both the PCB management and the First Choice management do not believe a merger consideration adjustment in excess of either a one percent (1%) increase or decrease is likely.

The precise value of the per share merger consideration will not be known until shortly before the closing of the merger.

United States Federal Income Tax Consequences (Page 112)

First Choice Bancorp and Pacific Commerce Bancorp intend that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we will refer to as the Internal Revenue Code. Based on the qualification of the merger as a “reorganization” under the Internal Revenue Code, U.S. holders (as defined in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning at page 112) of PCB’s common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of PCB common stock for First Choice common stock. U.S. holders will recognize gain or loss attributable to cash received in lieu of a fractional share of PCB’s common stock, or as will U.S. holders who dissent and receive cash for their PCB shares. For a description of the material U.S. federal income tax consequences of the merger, see “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning at page 112. Pacific Commerce Bancorp shareholders are strongly urged to consult with their tax advisors concerning the U.S. federal income tax consequences of the merger to them, as well as the effects of state and local, foreign and other tax laws.

Conditions that Must Be Satisfied Prior to Closing the Merger (See pages to 108 for First Choice Bancorp and page 109 for Pacific Commerce Bancorp)

In addition to obtaining the necessary approval of the shareholders of Pacific Commerce Bancorp and First Choice Bancorp, the parties’ obligations to close the merger depend on other conditions being met prior to the completion of the merger, including but not limited to:

●	All required regulatory approvals and consents must be obtained, including approvals from the Federal Reserve, the FDIC and the California Department of Business Oversight, or the CDBO, and no materially burdensome regulatory conditions may be imposed on First Choice Bancorp or First Choice Bank.
●	There must not be any law or order by a court or regulatory authority that would prohibit, restrict or make illegal the merger.

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●	The number of shares of PCB’s common stock for which dissenters’ rights of Pacific Commerce Bancorp have been properly asserted shall not be more than 12% of PCB’s total issued and outstanding shares
●	Pacific Commerce Bancorp’s allowance for loan losses, determined in accordance with GAAP, shall be not less than the greater of (A) $4,000,000, or (B) 1.30% of the total of (i) PCB’s total gross loans, (ii) less purchased credit impaired loans, and (iii) less CalCap loans, then subtracting from the resulting product the unamortized discounts on PCB’s purchased non-impaired loan portfolios as of the end of the month prior to the closing date.
●	PCB’s adjusted shareholders’ equity as of the end of the month immediately preceding the closing date shall not be less than $64.1 million plus sixty five percent (65%) of PCB’s budgeted net income for 2018.
●	First Choice Bancorp must have received an opinion dated as of the date of the closing of the merger to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;
●	All holders of Pacific Commerce Bancorp stock options shall have agreed that their options, to the extent not otherwise exercised, and to the extent not otherwise received the option consideration in cash for the value of the option, shall have received a rollover option in order to preserve the economic value of their Pacific Commerce Bancorp options.
●	The shares issued to holders of Pacific Commerce Bancorp common stock shall have been approved for listing on the Nasdaq Capital Markets.

Regulatory Approvals Must Be Obtained Before the Merger Will Be Completed (See pages 99 to 100)

First Choice has agreed to use its best efforts to obtain all regulatory approvals and waivers required to complete the transactions contemplated by the merger agreement, including the approvals from the Federal Reserve Board, which we refer to as the Federal Reserve; the Federal Deposit Insurance Corporation, which we refer to as the FDIC; and the California Department of Business Oversight, which we refer to as the CDBO. First Choice Bancorp and First Choice Bank have filed the requisite applications to obtain the required regulatory approvals. In obtaining the required regulatory approvals, neither entity is required to agree to any condition that (i) requires First Choice Bancorp or First Choice Bank to pay any amounts (other than customary filing fees), or divest any banking office, line of business or operations, or (ii) imposes any condition, requirement or restriction upon First Choice Bancorp or First Choice Bank, that individually or in the aggregate would reasonably be expected to impose a materially burdensome condition on First Choice Bancorp or First Choice Bank, as applicable, or otherwise would materially alter the economics of the merger for First Choice Bancorp. On March 20, 2018, the Board of Governors of the Federal Reserve issued a waiver from the application requirements under the Bank Holding Company Act of 1965, as amended. The applications with the FDIC and the CBDO are currently under review, and approvals are expected to be issued in the near future.

Approval of a Majority of All Shares of Pacific Commerce Bancorp Stock Entitled to Vote at the PCB Special Meeting, and a Majority of All Shares of First Choice Bancorp Stock Entitled to Vote at the First Choice Annual Meeting, is Required for the Merger to be Consummated (See pages 59 and 63)

The affirmative vote of at least a majority of the shares of PCB’s common stock outstanding as of the record date for the PCB special meeting, and at least a majority of the shares of First Choice’s common stock outstanding as of the record date for the First Choice annual meeting, is required to approve the merger agreement and the merger.

Each share of Pacific Commerce Bancorp stock outstanding on the record date for the PCB special meeting will be entitled to one vote for each share held. As of April 30, 2018, which is the record date for the PCB special meeting, there were 9,081,258 shares of PCB’s common stock outstanding. Therefore, at least 4,540,630 shares of PCB’s common stock must be affirmatively voted in favor of the merger agreement in order for Pacific Commerce Bancorp shareholders to approve the merger agreement and the transactions contemplated therein. Abstentions, failures to vote and broker non-votes will have the same effect as votes “AGAINST” approval of the merger agreement. As of the record date, Pacific Commerce Bancorp’s directors and executive officers owned approximately 2,205,195 voting shares (not including vested option shares), or approximately 24.28%, of Pacific Commerce Bancorp’s outstanding shares of common stock and have committed to vote these shares “FOR” the approval of the merger agreement and merger.

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Each share of First Choice Bancorp stock outstanding on the record date for the First Choice annual meeting will be entitled to one vote for each share held. As of April 30, 2018, which is the record date for the First Choice annual meeting, there were 7,250,844 shares (including 82,687 shares of unvested restricted stock) of First Choice’s common stock outstanding. Therefore, at least 3,625,423 shares of First Choice’s common stock must be affirmatively voted in favor of the merger agreement in order for First Choice Bancorp shareholders to approve the merger agreement and the transactions contemplated therein. Abstentions, failures to vote and broker non-votes will have the same effect as votes “AGAINST” approval of the merger agreement. As of the record date, First Choice Bancorp’s directors and executive officers owned approximately 1,448,132 voting shares (not including vested option shares), or approximately 19.97%, of First Choice Bancorp’s outstanding shares of common stock, and the directors of First Choice Bancorp have committed to vote these shares “FOR” the approval of the merger agreement and merger.

Recommendation of Pacific Commerce Bancorp’s Board of Directors (See page 72)

On February 22, 2018, Pacific Commerce Bancorp’s directors unanimously approved the merger agreement and the merger. Moreover, the directors believe that the merger agreement’s terms are fair and in the best interests of Pacific Commerce Bancorp’s shareholders. Accordingly, they unanimously recommend a vote “FOR” the proposal to approve the principal terms of the merger agreement and the merger. The conclusions of Pacific Commerce Bancorp’s board of directors regarding the merger agreement are based upon a number of factors which are discussed more fully under the section entitled “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Pacific Commerce Bancorp’s Reasons for the Merger; Recommendation of PCB’s Board of Directors” beginning on page 72.

Recommendation of First Choice Bancorp’s Board of Directors (See page 74)

On February 22, 2018, First Choice Bancorp’s directors unanimously approved the merger agreement and the merger. Moreover, the directors believe that the merger agreement’s terms are fair and in the best interests of First Choice Bancorp’s shareholders. Accordingly, they unanimously recommend a vote “FOR” the proposal to approve the principal terms of the merger agreement and the merger, “FOR” the election of the nine (9) nominee directors, and “FOR” the ratification of the appointment of Vavrinek as First Choice’s independent registered public accounting firm for the 2018 fiscal year. The conclusions of First Choice Bancorp’s board of directors regarding the merger agreement are based upon a number of factors which are discussed more fully under the section entitled “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – First Choice Bancorp’s Reasons for the Merger; Recommendation of First Choice’s Board of Directors” beginning on page 74.

Directors and Executive Officers of Pacific Commerce Bancorp Have Entered into Voting Agreements (See page 59).

As of the record date, Pacific Commerce Bancorp’s directors and executive officers owned approximately 2,205,195 voting shares (not including vested option shares), or approximately 24.28%, of Pacific Commerce Bancorp’s outstanding shares of common stock. Pacific Commerce Bancorp’s directors and executive officers have entered into separate written agreements in which they have agreed, among other things, to vote their shares “FOR” the approval of the merger agreement and the transactions contemplated therein. A copy of the form of voting agreement separately executed by each of the Pacific Commerce Bancorp directors is attached as Exhibit A and a copy of the form of voting agreement separately executed by each of the executive officers is attached as Exhibit B to the merger agreement which is attached to this joint proxy statement/prospectus Appendix A and is incorporated herein by reference.

Opinion of Pacific Commerce Bancorp’s Financial Advisor (See page 75)

In deciding to approve the merger, Pacific Commerce Bancorp’s board of directors considered, among other things, the opinion of Piper Jaffray & Co., Pacific Commerce Bancorp’s financial advisor, regarding the fairness, from a financial point of view, of the per share merger consideration to be received by Pacific Commerce Bancorp’s shareholders as a result of the merger agreement and the transactions contemplated therein. The written opinion of Piper Jaffray & Co., which we refer to as Piper, is attached as Appendix C. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Piper in providing its opinion. Piper’s written opinion is addressed to Pacific Commerce Bancorp’s board of directors and does not constitute a recommendation as to how any holder of PCB’s common stock should vote with respect to the merger agreement and the transactions contemplated therein.

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Opinion of First Choice Bancorp’s Financial Advisor (See page 84)

In deciding to approve the merger, First Choice Bancorp’s board of directors considered, among other things, the opinion of Hovde Group, LLC, First Choice Bancorp’s financial advisor, regarding the fairness, from a financial point of view, of the merger consideration to the First Choice Bancorp’s shareholders as a result of the merger agreement and the transactions contemplated therein. The written opinion of Hovde Group, LLC, which we refer to as Hovde, is attached as Appendix D. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Hovde in providing its opinion. Hovde’s written opinion is addressed to First Choice Bancorp’s board of directors and does not constitute a recommendation as to how any holder of First Choice’s common stock should vote with respect to the merger agreement and the transactions contemplated therein.

Pacific Commerce Bancorp Directors and Executive Officers may have interests in the merger that differ from interests of Pacific Commerce Bancorp Shareholders (See pages 94 to 97)

Pacific Commerce Bancorp’s directors and executive officers may have economic interests in the merger that are different from, or in addition to, their interests as Pacific Commerce Bancorp shareholders. The Pacific Commerce Bancorp board of directors considered these interests in its decision to adopt and approve the merger agreement and to recommend approval of the merger agreement and the merger to Pacific Commerce Bancorp shareholders. Some of the interests of Pacific Commerce Bancorp’s directors and executive officers include:

●	Frank J. Mercardante, Chief Executive Officer; John Nerland, President and Chief Operating Officer; Gail Jensen-Bigknife, Executive Vice President & Chief Credit Officer; and Long T. Huynh, Executive Vice President & Chief Financial Officer; have each executed employment agreements with Pacific Commerce Bank pursuant to which upon consummation of the merger, they will be entitled to receive payments upon termination, unless they are retained by First Choice or First Choice Bank in their same positions. Mr. Mercardante’s payments will equa1 24 months of his salary plus 24 months of COBRA coverage; and Mr. Nerland, Ms. Jensen-Bigknife, and Mr. Huynh’s payments will equal 12 months of their salaries plus 12 months of COBRA coverage. These change in control severance payments would be $661,031, $285,290, $226,519, and $211,316 for Mr. Mercardante, Mr. Nerland, Ms. Jensen-Bigknife and Mr. Huynh, respectively. At the close of the merger all of these employment agreements with Pacific Commerce Bank will be terminated upon payment of such amounts.
●	Pacific Commerce Bancorp has previously granted stock options to certain executive officers and directors under its 2013 Equity Based Compensation Plan and its 2002 Stock Option Plan. Under the terms of the merger agreement and the plan, all such options will become 100% vested and fully exercisable for a designated period of time prior to and contingent upon the closing of the merger. Any option holder electing to exercise outstanding stock options prior to the merger will receive the same merger consideration as any other Pacific Commerce Bancorp shareholder. Holders of in-the-money PCB stock options who do not exercise their options and do not elect to receive a rollover option exercisable into First Choice Bancorp stock and instead execute option cancellation agreements will receive specified cash payments. For a breakdown of Pacific Commerce Bancorp options held by each Pacific Commerce Bancorp director and executive officer and the cash consideration each will receive in connection with the merger, please see “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Interests of Directors and Executive Officers in the Merger – Stock Options” beginning on page 96.
●	Pursuant to the terms of the merger agreement, First Choice has agreed to maintain and preserve the indemnification rights of Pacific Commerce Bancorp directors and officers after the completion of the merger and has also agreed to allow Pacific Commerce Bancorp to purchase “tail coverage,” for a period of six years, in order to continue providing liability insurance to the officers and directors of Pacific Commerce Bancorp, subject to certain cost limits. See “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Interests of Directors and Executive Officers in the Merger – Protection of Directors, Officers and Employees” beginning on page 96.

Closing the Merger (See page 111)

If shareholder approval is received as planned, and if the conditions to the merger have either been met or waived, we anticipate that the merger will close in the third quarter of 2018. However, we cannot assure you whether or when the merger will actually close.

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Termination of the Merger Agreement (See pages 109 to 110)

The obligations of the parties to consummate the merger are subject to certain closing conditions, some of which may not be waived by a party, including but not limited to the receipt of all required shareholder and regulatory approvals and other governmental consents, and some conditions which may be waived by a party in its discretion. The failure of a condition to the closing of the merger, to the extent not waived, may result in a termination of the merger agreement and the merger.

In addition, the parties can mutually agree to terminate or extend the merger agreement. Either party can terminate the merger agreement in the event of a material breach or the occurrence of certain other events.

PCB has agreed to pay a termination fee of $4,000,000 to First Choice if PCB breaches its covenants relating to alternative acquisition proposals or PCB consummates an alternative acquisition proposal within 12 months following a termination of the merger agreement due to the failure of PCB’s shareholders to approve the merger agreement following any action taken by PCB’s board constituting a change of its recommendation.

First Choice has agreed to pay a termination fee of $4,000,000 to PCB if PCB terminates the merger agreement and merger if First Choice does not receive the required shareholder vote and one or more First Choice directors that is a party to an First Choice voting agreement shall have voted their shares against approval of the merger or the merger agreement, or if First Choice fails to hold its shareholders’ meeting before August 31, 2018, unless the delay is due to regulatory action or inaction.

Accounting Treatment of the Merger (See page 97)

First Choice Bancorp will account for the merger using the acquisition method of accounting. Under this method of accounting, the assets and liabilities of Pacific Commerce Bancorp and Pacific Commerce Bank acquired are recorded at their respective fair value as of the completion of the merger, and are added to those of First Choice Bancorp and Pacific Commerce Bancorp.

First Choice Bancorp’s and First Choice Bank’s Management and Operations After the Merger (See page 93)

The directors and executive officers of First Choice Bancorp and First Choice immediately prior to the merger will continue to be the directors and executive officers First Choice Bancorp and First Choice Bank, respectively, after the merger, plus four additional mutually agreed directors from Pacific Commerce Bancorp and Pacific Commerce Bank.

Differences in the Rights as a Shareholder of Pacific Commerce Bancorp (See page 178 to 180)

As a Pacific Commerce Bancorp shareholder, your rights are currently governed by PCB’s Articles of Incorporation and Bylaws and by the CGCL. If you do not exercise your dissenters’ rights, the shares of PCB’s common stock you hold at the closing of the merger will be converted into a specified number of shares of First Choice’s common stock, and the rights of a Pacific Commerce Bancorp shareholder as a First Choice Bancorp shareholder will be thereafter governed by First Choice’s Articles of Incorporation and Bylaws and by the CGCL. The rights of First Choice Bancorp shareholders differ from those of Pacific Commerce Bancorp shareholders in certain respects. Most of these differences will result from the provisions in First Choice’s Articles of Incorporation and Bylaws that differ from those of PCB.

Pacific Commerce Bancorp and First Choice Bancorp Dissenters’ Rights (See pages 60 and 65)

Shares of PCB’s and First Choice’s common stock may qualify as “dissenting shares” under Chapter 13 of the CGCL, and holders of shares of PCB’s and First Choice’s common stock may perfect their dissenters’ rights by doing the following:

●	not voting “FOR” the merger agreement and the merger;
●	making a timely written demand upon Pacific Commerce Bancorp or First Choice Bancorp, as appropriate, for purchase in cash of his or her shares at their fair market value as of February 26, 2018 before the market opened, which demand includes: (i) the number and class of the shares held of record by him or her that he or she demands upon Pacific Commerce Bancorp or First Choice Bancorp, and (ii) what he or she claims to be the fair market value of his or her shares as of February 26, 2018 before the market opened, which is the day of, and immediately prior to, the first public announcement of the merger;

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●	having his or her demand received by Pacific Commerce Bancorp or First Choice Bancorp, as appropriate, within 30 days after the date on which the notice of the approval by the outstanding shares is mailed to the shareholder;
●	submitting certificates representing his or her shares for endorsement, or written notice of the number of shares which the shareholder demands that the corporation purchase, in the case of uncertificated shares, in accordance with Section 1302 of the CGCL; and
●	complying with such other procedures as are required by the CGCL.

If dissenters’ rights are properly perfected, such dissenter has the right to receive cash in the amount equal to the fair market value, as determined by Pacific Commerce Bancorp or First Choice Bancorp, as appropriate, or, if required, by a court of law, of their shares of PCB’s or First Choice’s common stock, as appropriate, as of the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger.

If dissenters’ rights are perfected and exercised with respect to more than twelve percent (12%) of Pacific Commerce Bancorp’s common stock outstanding, then First Choice has the option to terminate the merger agreement. The text of the applicable sections of Chapter 13 of the CGCL governing dissenters’ rights is attached to this joint proxy statement/prospectus as Appendix B. We urge you to carefully read the procedures set forth in Appendix B, as failure to comply with these procedures will result in the loss of dissenters’ rights under the CGCL.

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SELECTED HISTORICAL FINANCIAL DATA

The following tables present selected consolidated historical financial data of First Choice and selected consolidated historical financial data of Pacific Commerce Bancorp.

Selected Consolidated Historical Financial Data of First Choice Bancorp

The following table sets forth First Choice’s summary historical consolidated financial data as of the dates and for the periods shown. The summary consolidated balance sheet data as of December 31, 2017 and 2016 and the summary consolidated income statement data for the years ended December 31, 2017 and 2016 have been derived from our audited consolidated financial statements included elsewhere in this document.

On February 5, 2018, First Choice announced that the Audit Committee of the Boards of Directors of First Choice, after consultation with management and its independent registered accounting firm, determined that First Choice’s consolidated financial statements for the fiscal years ended December 31, 2014, 2015 and 2016, and for each of the three quarters of 2017, were not in compliance with generally accepted accounting principles and would be restated.

The decision to restate these consolidated financial statements is based on First Choice’s conclusion that it had been overly conservative in its earnings calculations, primarily as a result of the complex accounting treatment for First Choice’s equity compensation plan. In addition, First Choice had provided accruals for expenses in years 2014, 2015 and 2016 in anticipation of incurring certain expenses, which expenses, for a number of different reasons, were never incurred. The result was that First Choice had over-accrued for expenses. The net result of the restatement was that First Choice earned approximately $1.06 million more in income after taxes than was reported in the financial statements for the years ended December 31, 2014 through 2016. The restatement is reflected as an increase in shareholders’ equity account “retained earnings” for the opening consolidated balance sheet for First Choice as of January 1, 2016, and the 2016 consolidated income statement is also restated. Refer to Note 2 – Restatement of Previously Issued Financial Statements in the accompanying Consolidated Financial Statements of First Choice Bancorp.

	Year ended December 31,
	2017	2016 (restated(1))
	(in thousands, except share data)
Statements of Income:
Interest income	$40,819	$37,511
Interest expense	6,041	6,047
Net interest income	34,778	31,464
Provision for loan losses	642	1,740
Net interest income after provision for loan losses	34,136	29,724
Noninterest income	5,061	4,406
Noninterest expense	23,754	19,913
Net income before provision income taxes	15,443	14,217
Income taxes	8,089	5,868
Net income	$7,354	$8,349

Per Share and Other Data:
Basic earnings per common share	$1.04	$1.19
Diluted earnings per common share	$1.02	$1.18
Cash dividends declared per common share	$0.80	$-
Stock dividends declared per common share	N/A	4.00%
Book value per common share outstanding	$14.56	$14.41
Shares outstanding at period end	7,260,119	7,112,954
Weighted average shares outstanding - Basic	7,098,554	7,006,214
Weighted average shares outstanding - Diluted	7,183,498	7,079,613

Performance Metrics:
Return on average assets	0.83%	1.02%
Return on average equity	6.96%	8.57%
Yield on average earning assets	4.66%	4.63%
Cost of interest-bearing liabilities	1.05%	0.99%
Net interest margin	3.97%	3.88%
Dividend payout ratio	78.35%	0.00%
Equity to assets ratio	11.69%	11.88%
Loans to deposits ratio(1)	96.13%	91.79%
Efficiency ratio(2)	59.62%	55.51%

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	December 31,
	2017	2016
Balance Sheet Data:
Investment securities, available-for-sale	$35,002	$35,790
Investment securities, held-to-maturity	$5,300	$5,675
Loans held for sale	$10,599	$8,260
Loans held for investment, gross	$742,808	$694,460
Loans held for investment, net	$731,216	$684,486
Total assets	$903,795	$862,691
Noninterest-bearing deposits	$235,584	$150,764
Total deposits	$772,679	$756,561
Federal Home Loan Bank borrowings	$20,000	$-
Total shareholders’ equity	$105,694	$102,507

Credit Quality:
Loans 30-89 days past due	$1,079	$504
Loans 30-89 days past due to gross loans	0.15%	0.07%
Non-performing loans	$1,834	$3,349
Non-performing loans to gross loans	0.25%	0.48%
Non-performing assets	$1,834	$3,349
Non-performing assets to total assets	0.20%	0.39%
Allowance for loan losses	$10,497	$11,599
Allowance for loan losses to gross loans	1.41%	1.67%
Allowance for loan losses to non-performing loans	572.36%	346.34%
Net charge-offs (recoveries)	$1,744	$1,556
Net charge-offs/(recoveries) to average loans	0.24%	0.23%

Regulatory Capital Ratios (First Choice Bank):
Tier 1 leverage ratio	11.75%	12.55%
Common equity Tier 1 capital	13.46%	14.24%
Tier 1 risk-based capital ratio	13.46%	14.24%
Total risk-based capital ratio	14.72%	15.50%

(1)	Loans to deposits ratio represents gross loans held for investment divided by total deposits.
(2)	Efficiency ratio is a non-GAAP financial measure. Refer to “Information About First Choice Bancorp – Non-GAAP Financial Measures” for more information.

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Selected Consolidated Historical Financial Data of Pacific Commerce Bancorp

The following selected financial data of Pacific Commerce Bancorp has been derived from and should be read in conjunction with its financial statements and notes included elsewhere in this joint proxy statement/prospectus. The periods below as of and for the year ended December 31, 2017 and 2016 are based on audited consolidated financial statements included elsewhere in this document.

	Amounts
	2017	2016
Summary of Operations for Twelve Months Ended December 31,
Interest income	$24,234	$21,609
Interest expense	1,561	1,354
Net interest income	22,673	20,255
(Recoveries from) provision for loan losses	300	250
Net interest income after (recoveries from) provision for loan losses	22,373	20,005
Non-interest income	3,283	3,088
Non-interest expense	16,138	16,616
Net income before provision for income taxes	9,518	6,477
Provision for income tax expense	4,854	2,785
Net income	$4,664	$3,692
Per Share Data
Earnings per share
Basic earnings per common share	$0.52	$0.46
Diluted earnings per common share	$0.50	$0.45
Book value at period end	$7.16	$6.58
Diluted average shares outstanding	9,257,678	8,160,970
Weighted average number of shares outstanding	8,951,285	8,004,766

Balance sheet Data at December 31,
Total assets	$536,111	$539,560
Total loans	$433,022	$423,450
Allowance for loan losses	$(3,763)	$(3,436)
Investment securities	$-	$74
Other real estate owned	$-	$-
Total deposits	$464,403	$458,101
Total shareholders’ equity	$64,079	$58,628
Operating Ratios and Other Selected Data for the Twelve Months Ended December 31,
Return on average equity	7.51%	7.84%
Return on average assets	0.88%	0.82%
Net interest rate spread	4.15%	4.48%
Net interest margin	4.48%	4.73%
Efficiency ratio(1)	62.18%	66.59%
Selected Asset Quality Ratios at December 31,
Nonperforming loans to total loans	0.20%	0.03%
Nonperforming assets to total assets	0.16%	0.03%
ALLL as a percentage of total loans	0.87%	0.81%

(1)	Efficiency ratio is a non-GAAP financial measure. Refer to “Information About Pacific Commerce Bancorp – Non-GAAP Financial Measures” for more information.

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UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION AND DATA

The following unaudited preliminary pro forma combined consolidated financial statements as of and for the period ended December 31, 2017 combine the historical consolidated financial statements of Pacific Commerce Bancorp and First Choice Bancorp as of such respective dates (i) on an actual historical basis and (ii) assuming the completion of the merger at such respective dates, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The unaudited pro forma combined consolidated financial statements give effect to the proposed merger as if the merger occurred on January 1, 2017 with respect to the consolidated balance sheet and consolidated statement of income.

Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, First Choice and PCB believe that pro forma financial information is important because it gives effect to the merger. The unaudited pro forma combined condensed consolidated financial information included in this prospectus/consent solicitation statement are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger had been completed at the beginning of the periods indicated or which may be obtained in the future.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of First Choice and PCB included in this joint proxy statement/prospectus. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results.

THIS PRO FORMA DATA IS PRESENTED FOR ILLUSTRATIVE PURPOSES ONLY AND DOES NOT INDICATE THE FINANCIAL AND OPERATING RESULTS THAT FIRST CHOICE BANCORP WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS OR THE FUTURE FINANCIAL POSITION OF THE COMBINED ENTITIES.

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Unaudited Pro Forma Combined Condensed Consolidated Balance Sheets as of December 31, 2017

	December 31, 2017
	First Choice Bancorp	Pacific Commerce Bancorp	Combined	Pro Forma Merger Adjustments(1)		Pro Forma Combined
	(in thousands, except share data)
ASSETS
Cash and due from banks	$5,405	$8,615	$14,020	$(1,480	)(a)	$12,540
Interest-bearing deposits at other banks	97,727	69,675	167,402	-		167,402
Fed funds sold	-	3,000	3,000	-		3,000
Total cash and cash equivalents	103,132	81,290	184,422	(1,480)		182,942
Investment securities, available-for-sale	35,002	-	35,002	-		35,002
Investment securities, held-to-maturity	5,300	-	5,300	-		5,300
Loans	741,815	429,204	1,171,019	(4,599	)(b)	1,166,420
Federal Home Loan Bank and other bank stock, at cost	3,933	5,019	8,952	-		8,952
Premises and equipment	1,035	700	1,735	-		1,735
Deferred taxes	4,495	2,603	7,098	(420	)(c)	6,678
Core deposit intangible	-	1,304	1,304	6,076	(d)	7,380
Goodwill	-	8,434	8,434	54,580	(e)	63,014
Accrued interest receivable and other assets	9,083	7,557	16,640	-		16,640
TOTAL ASSETS	$903,795	$536,111	$1,439,906	$54,157		$1,494,063

LIABILITIES
Deposits:
Noninterest-bearing demand	$235,584	$231,119	$466,703	$-		$466,703
Money market, NOW and savings	372,209	147,283	519,492	-		519,492
Time deposits	164,886	86,001	250,887	58	(f)	250,945
Total deposits	772,679	464,403	1,237,082	58		1,237,140
Senior secured notes	350	5,947	6,297	-		6,297
Federal Home Loan Bank borrowings	20,000	-	20,000	-		20,000
Accrued interest payable and other liabilities	5,072	1,682	6,754	-		6,754
Total liabilities	798,101	472,032	1,270,133	58		1,270,191
Commitments and contingencies - Notes 5 and 7	-	-	-	-		-

SHAREHOLDERS’ EQUITY
Preferred stock	-	-	-	-		-
Common stock	87,837	54,875	142,712	64,783	(g)	207,495
Additional paid-in capital	1,940	2,896	4,836	(2,896	)(h)	1,940
Retained earnings	16,459	6,308	22,767	(7,788	)(h)	14,979
Accumulated other comprehensive loss – net	(542)	-	(542)	-		(542)
Total shareholders’ equity	105,694	64,079	169,773	54,099		223,872
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$903,795	$536,111	$1,439,906	$54,157		$1,494,063

Per share data:
Shares outstanding	7,260,119	8,951,285	16,211,404			11,425,241
Book value per common share	$14.56	$7.16	$10.47			$19.59
Tangible book value per common share	$14.56	$6.07	$9.87			$13.43

(1)	See related note references in Note 5 – Proforma Adjustments

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

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Unaudited Pro Forma Combined Condensed Consolidated Statements of Income
for the Year Ended December 31, 2017

	December 31, 2017
	First Choice Bancorp	Pacific Commerce Bancorp	Combined	Pro Forma Merger Adjustments(1)		Pro Forma Combined
	(in thousands, except share data)
INTEREST INCOME
Interest and fees on loans	$38,624	$22,856	$61,480	$1,091	(i)	$62,571
Interest on investment securities	959	-	959	-		959
Dividends on FHLB Stock	266	489	755	-		755
Other interest income	970	889	1,859	-		1,859
Total interest income	40,819	24,234	65,053	1,091		66,144

INTEREST EXPENSE
Interest on deposits	5,801	1,212	7,013	(33	)(j)	6,980
Interest on borrowings	240	349	589	-		589
Total interest expense	6,041	1,561	7,602	(33)		7,569
Net interest income	34,778	22,673	57,451	1,124		58,575
Provision for loan losses	642	300	942	-		942
Net interest income after provision for loan losses	34,136	22,373	56,509	1,124		57,633

NONINTEREST INCOME
Gain on sale of loans	3,596	1,324	4,920	-		4,920
Service charges, fees and other income	329	683	1,012	-		1,012
Net servicing fees	701	291	992	-		992
Other income	435	985	1,420	-		1,420
Total noninterest income	5,061	3,283	8,344	-		8,344

NONINTEREST EXPENSE
Salaries and employee benefits	14,871	9,353	24,224	-		24,224
Occupancy expenses	1,272	1,950	3,222	-		3,222
Other expenses	7,611	4,835	12,446	621	(k)	13,067
Total noninterest expense	23,754	16,138	39,892	621		40,513
Income before taxes	15,443	9,518	24,961	503		25,464
Income taxes	8,089	4,854	12,943	149	(l)	13,092
Net income	$7,354	$4,664	$12,018	$354		$12,372

Net income per share:
Basic	$1.04	$0.52	$1.56			$1.10
Diluted	$1.02	$0.50	$1.52			$1.04

(1)	See related note references in Note 5 – Proforma Adjustments
(2)	Pro forma combined net income per diluted share includes the impact of 525,529 shares, representing Pacific Commerce’s 1,129,418 outstanding stock options, adjusted for the 0.46531 exchange ratio.

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

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Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information

Note 1. Basis of Presentation

The unaudited pro forma combined consolidated financial information assumes that all of the outstanding shares of Pacific Commerce Bancorp common stock will be exchanged for First Choice Bancorp (“First Choice”) common stock at an exchange ratio of 0.46531 shares of First Choice common stock for each share of Pacific Commerce Bancorp common stock. The exchange ratio is based on an assigned common share value of $11.40 per Pacific Commerce Bancorp share, and an assigned common share value of $24.50 per First Choice share, and is generally $11.40 divided by $24.50, subject to certain limitations and adjustments. Except for certain limitations and adjustments, the value of the per share merger consideration will be fixed, and not subject to adjustment related to the PCB or First Choice trading prices.

The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of PCB common stock immediately outstanding prior to the completion of the merger will be 8,951,285 and each outstanding share of PCB common stock will be exchanged for 0.46531 shares of First Choice common stock and 1,1129,418 of stock options outstanding with a weighted average exercise price of $5.15 will be converted into stock options of First Choice. This will result in the issuance of 4,165,122 shares of First Choice common stock with an estimated fair value based upon the $26.75 closing price of First Choice’s common stock on April 20, 2018 of $111.4 million and $8.2 million in stock option consideration, for a total estimated purchase price of $119.7 million. While the final exchange ratio has been established, the total purchase price consideration is based upon the market value of First Choice’s per share market value established in accordance with the merger agreement.

The final allocation of the purchase price will be determined after the merger is completed and additional analyses are performed to determine the fair values of PCB’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The unaudited pro forma combined consolidated financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of PCB at their respective fair values and represents management’s best estimate based upon the information available at this time. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocation to goodwill while changes to other assets and liabilities may impact the statement of operations due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The total estimated purchase price for the purpose of this unaudited pro forma combined consolidated financial information is $119.7 million. Goodwill is created when the purchase price consideration exceeds the fair value of the net assets acquired or a bargain purchase gain results when the current fair value of the net assets acquired exceeds the purchase price consideration. For purposes of this analysis, goodwill of $63.0 million results from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and these amounts are subject to change as additional information becomes available and as additional analyses are performed. Note 6 below presents a table that provides the preliminary calculation and allocation of the purchase price used in the pro forma consolidated financial statements and a reconciliation of pro forma shares to be outstanding.

Notes 2. Accounting Policies and Financial Statement Classification

The accounting policies of PCB are in the process of being reviewed in detail by First Choice. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 3. Merger and Acquisition Integration Costs

The branch operations, lending activities, along with all other operations of PCB will be integrated into First Choice Bancorp. The integration of these operations conversion of systems are expected to be completed in the third quarter of 2018.

The specific details of the plan to integrate the operations of PCB will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where we may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain premises, furniture and equipment. First Choice expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

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Note 4. Estimated Annual Cost Savings

First Choice expects to realize cost savings following the merger. These cost savings are not reflected in the pro forma consolidated financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note 5. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

a.	Adjustment reflects estimated transaction costs.
b.	Purchase accounting reversal of the PCB’s $3.8 million allowance for loan losses and $3.8 million in purchase discounts related to prior acquisitions, which are not carried over, offset by net fair value adjustments of $12.2 million, to reflect the preliminary market value of loans, which includes lifetime credit losses, as well as an interest and liquidity component. The adjustment will be substantially recognized using an amortization method based upon the expected four-year life of the loans.
c.	Purchase accounting adjustment of $420 thousand to reflect reduction in the estimated amount of deferred tax assets resulting from fair value adjustments.
d.	Purchase accounting adjustment amount represents the reversal of $1.3 million in core deposit intangible within PCB related to prior acquisitions, offset by $7.4 million in core deposit asset fair value, which is estimated to be 2.09% of core deposits. The fair value of this asset and the related amortization using an expected life of 10 years on an accelerated basis.
e.	Represents the recognition of goodwill resulting from the difference between the consideration paid to PCB shareholders less the net fair value of the assets acquired and assumed liabilities. Adjustment amount represents the reversal of $8.4 million in goodwill at PCB from prior acquisitions, offset by $63.0 million in goodwill recognized as a result of this merger. See Note 6 – Preliminary Purchase Accounting Allocation.
f.	Purchase accounting adjustment of $58 thousand to reflect the fair values of certain time deposits based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the deposit liabilities.
g.	Purchase accounting adjustment of $61.3 million adjustment reflecting the elimination of $54.9 million of PCB common stock, offset by $119.7 million in purchase price consideration.
h.	Purchase accounting adjustments of $2.9 million and $7.8 million to record the elimination of PCB additional paid-in capital and retained earnings, including $1.5 million in estimated transaction costs.
i.	Adjustment to reflect amortization of the purchase price accounting adjustment on loans, which is expected to increase pro forma interest income by $1.5 million in the first year following consummation of the merger, offset by the reversal of $382 thousand in amortization of loan purchase price adjustments during 2017 related to PCB prior acquisitions.
j.	Adjustment to reflect amortization of the purchase price accounting adjustment related to time certificates of deposit, which are expected to decrease pro forma interest expense by $33 thousand in the first year following consummation of the merger.
k.	Adjustment to reflect amortization of the purchase price accounting adjustment related to core deposit intangible, which are expected to increase pro forma other expenses by $846 thousand in the first year following consummation of the merger, offset by the reversal of $225 thousand in amortization of core deposit intangibles during 2017 related to PCB’s prior acquisitions.
l.	Income taxes are estimated at approximately 30%.

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Note 6. Preliminary Purchase Accounting Allocation

The following table represents a preliminary allocation of purchase price consideration to the asset and liabilities of PCB as of December 31, 2017 and the preliminary fair value adjustments and amounts that may be recorded by First Choice upon closing of the merger transaction:

Purchase price consideration (preliminary)
PCB common shares outstanding exchanged for stock	8,951,285
Exchange ratio	0.46531
First Choice common shares to be issued to PCB shareholders	4,165,122
Purchase price per share of FCB common stock as of April 20, 2018	$26.75
Purchase price assigned to common shares exchanged for stock	111,417
Stock option consideration	8,241
Total purchase consideration		$119,658
Less: PCB common shareholders’ equity		64,079

Estimated fair value adjustments:
Loan fair value	(12,166)
Elimination of loan discounts	3,804
Elimination of allowance for loan losses	3,763
Loans, net	(4,599)

Core deposit intangible	7,380
Elimination of PCB core deposit intangible	(1,304)
Elimination of PCB goodwill	(8,434)
Time deposits	(58)
Related tax benefits of items above	(420)
Less: Total fair value adjustments		(7,435)
Net assets acquired		56,644
Goodwill		$63,014

Reconciliation of pro forma shares outstanding (1)
Pacific Commerce common shares exchanged for First Choice common shares	8,951,285
Exchange ratio	0.46531
First Choice common shares issued to Pacific Commerce shareholders	4,165,122
First Choice common shares outstanding	7,260,119
Pro forma First Choice common shares outstanding	11,425,241

Pro forma ownership percentage of Pacific Commerce shareholders	36.46%
Pro forma ownership percentage of legacy First Choice shareholders	63.54%

(1)	The reconciliation of shares excludes the impact of Pacific Commerce’s 1,129,418 outstanding stock options, which for purposes of this schedule are assumed to be converted into fully vested stock options of First Choice and not considered shares outstanding. To the extent all 1,129,418 outstanding stock options were converted into 525,529 common shares of First Choice using the 0.46531 exchange ratio, the proforma ownership percentage of Pacific Commerce shareholders would be 39.25%

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UNAUDITED COMPARABLE PER SHARE DATA

The following table presents basic and diluted per common share data, cash dividends and book value for First Choice and Pacific Commerce Bancorp on a historical basis, pro forma combined consolidated basis, and the combined entity on a pro forma equivalent basis. The pro forma basic and diluted earnings per share information was computed as if the merger had been completed on January 1, 2017. The pro forma book value per share information was computed as if the merger had been completed on December 31, 2017.

The following pro forma information has been derived from and should be read in conjunction with First Choice’s and Pacific Commerce Bancorp’s audited consolidated financial statements for the year ended December 31, 2017 included in this this joint proxy statement/prospectus. This information is presented for illustrative purposes only and you should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the consolidated operating results or consolidated financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future consolidated operating results or consolidated financial position of the combined company.

	Unaudited Comparative Per Common Share Data
	First Choice Bancorp	Pacific Commerce Bancorp	Pro Forma Combined	Pro Forma Pacific Commerce Bancorp Equivalent Share
Year ended December 31, 2017:

Net income per common share:
Basic	$1.04	$0.52	$1.10	$0.51	(1)
Diluted	$1.02	$0.50	$1.04	$0.48	(1)(2)
Cash dividends declared	$0.80	$-	$0.80	$0.37
December 31, 2017:
Book value per common share	$14.56	$7.16	$19.59	$9.12

(1)	Pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 0.46531 as outlined in Footnote 1 to the unaudited pro forma combined financial information.
(2)	Proforma combined diluted earnings per share includes the impact of 525,529 shares, representing Pacific Commerce’s 1,129,418 outstanding stock options, adjusted for the 0.46531 exchange ratio.

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COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

Markets; Holders

Trading in First Choice’s common stock has not been extensive and such trades cannot be characterized as constituting an active trading market. Shares of First Choice’s common stock are, and prior to First Choice’s formation on December 21, 2017, shares of First Choice Bank’s common stock were, quoted on the OTCQX® Best Market (“OTCQX”) under the symbol “FCBP” for First Choice and “FCBK” for First Choice Bank. The OTCQX® Best Market is the top tier of the three marketplaces for trading over-the-counter stocks provided and operated by the OTC Markets Group. OTCQX is an electronic, screen-based market maintained and operated by the Financial Industry Regulatory Authority, or FINRA. OTCQX does not impose listing standards and does not provide automated trade executions. As of April 30, 2018, there were 7,250,844 shares of First Choice’s common stock outstanding, which were held by 239 holders of record, and approximately 173 beneficial owners with shares held in street name. There were also options outstanding exercisable within 60 days of that date to purchase an additional 57,324 shares of First Choice’s common stock. First Choice’s common stock is expected to begin trading on the Nasdaq Capital Markets on or about May 1, 2018.

Pacific Commerce Bancorp’s common stock trades on the OTC-Pink under the symbol “PCBC.” Trades may also occur in unreported private transactions. The OTC-Pink is an electronic, screen-based market maintained and operated by the OTC Markets Group, which imposes considerably less stringent listing standards than the Nasdaq. The OTC-Pink is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities.

Trading in PCB’s common stock has not been extensive and such trades cannot be characterized as constituting an active trading market. As of April 30, 2018, there were 9,081,258 shares of common stock outstanding, held by 285 shareholders of record, and approximately 384 beneficial owners with shares held in street name. There were also exercisable options outstanding as of that date to purchase an additional 999,446 shares of PCB’s common stock.

Comparative Per Share Market Value Prices

The following table shows the closing per share price of First Choice’s common stock and PCB’s common stock as reported on the OTCQX and the OTC-Pink, respectively, on February 23, 2018, immediately prior to the first public announcement of the merger, and on April 20, 2018, the latest practical trading date before the printing of this joint proxy statement/prospectus. The equivalent value per share is calculated by applying a formula set for in the merger agreement which is described elsewhere in this joint proxy statement/prospectus. Pursuant to this formula, the equivalent Pacific Commerce Bancorp price per share will be $11.40, subject to adjustment as described in the merger agreement and elsewhere in this joint proxy statement/prospectus.

Date	First Choice Bancorp Common Stock	Pacific Commerce Bancorp Common Stock	Equivalent Pacific Commerce Bancorp Price Per Share
February 23, 2018	$25.30	$10.00	$11.77
April 20, 2018	$26.75	$12.06	$12.45

The following table shows the high and low prices of First Choice’s common stock and of PCB’s common stock for each quarterly period since January 1, 2016 and is based on information provided by the OTCQX for First Choice Bancorp. The quotations and the data in the following table do not reflect retail mark-up, mark-down or commissions and do not necessarily represent actual transactions. The information does not include transactions for which no public records are available. The trading prices in such transactions may be higher or lower than the prices reported below.

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	First Choice Bank/ First Choice Bancorp			Pacific Commerce Bancorp
	Sales Prices		Approximate	Sales Prices		Approximate
Quarter Ended	High	Low	Number of Shares Traded	High	Low	Number of Shares Traded
March 31, 2016	$15.38	$14.18	53,310	$7.00	$6.20	312,288

June 30, 2016	$15.50	$14.66	162,494	$6.70	$6.05	127,125

September 30, 2016	$17.95	$14.85	27,765	$6.60	$6.07	710,420

December 31, 2016	$16.75	$15.00	211,779	$7.89	$6.45	644,180

March 31, 2017	$21.00	$16.75	55,396	$8.90	$7.80	218,723

June 30, 2017	$23.25	$20.40	56,340	$8.60	$8.00	134,881

September 30, 2017	$24.20	$22.40	306,049	$9.24	$8.15	285,939

December 31, 2017	$24.80	$23.52	193,427	$9.63	$8.90	417,328

March 31, 2018	$27.50	$24.00	321,413	$11.88	$9.41	834,141

Period from April 1, 2018 to April 20, 2018	$26.80	$25.10	31,811	$12.45	$11.55	97,290

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Pacific Commerce Bancorp shareholders in determining whether to approve the merger agreement and the merger. PCB shareholders are urged to obtain current market quotations for First Choice’s common stock and PCB’s common stock and to carefully review the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Historical stock prices are not indicative of future stock prices.

Dividends

First Choice Bancorp

First Choice Bancorp paid cash dividends totaling $1.452 million, or $0.20 per share in the first quarter of 2018. First Choice Bank paid cash dividends of $5.8 million, or $0.80 per share for the year in 2017; 4% stock dividends in 2015 and 2016, and special cash dividends of $0.11 and $0.20 per share annual cash dividends in 2013 and 2014, respectively. The 2018 and 2017 dividend payments represented 61.0% of earnings for the first quarter of 2018, as compared to 78.4% of annual net earnings for 2017. First Choice’s general dividend policy is to pay cash dividends within the range of typical peer payout ratios, provided that such payments do not adversely affect First Choice’s financial condition and are not overly restrictive to its growth capacity. While First Choice has paid a consistent level of quarterly cash dividends since the first quarter of 2017, no assurance can be given that its financial performance in any given year will justify the continued payment of a certain level of cash dividend, or any cash dividend at all.

First Choice Bancorp’s ability to pay cash dividends depends upon the dividends it receives from First Choice Bank as well as availability under the $10 million advancing line of credit which First Choice Bancorp established on December 22, 2017. On February 27, 2018, First Choice received approval increasing the available credit under this facility from $10 million to $25 million, subject to completion of the merger with PCB. The dividend practice of First Choice Bank, like First Choice Bancorp’s dividend practice, will depend upon its earnings, financial condition and other relevant factors, including applicable regulatory orders and restrictions with respect to dividends.

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As a bank holding company that currently has no significant assets other than its equity interest in First Choice Bank and a $25 million line of credit from TIB The Independent BankersBank, N.A., First Choice Bancorp’s ability to declare dividends depends upon cash on hand as supplemented by dividends from First Choice Bank. First Choice Bank’s dividend practices in turn depend upon its earnings, financial position, regulatory standing, the ability to meet current and anticipated regulatory capital requirements, and other factors deemed relevant by its board of directors. The authority of First Choice Bank’s board of directors to declare cash dividends is also subject to statutory restrictions. Under California banking law, a California state-chartered bank may declare dividends in an amount not exceeding the lesser of its retained earnings or its net income for the last three years (reduced by dividends paid during such period) or, with the prior approval of the California Commissioner of Business Oversight, in an amount not exceeding the greatest of (i) the retained earnings of the bank, (ii) the net income of the bank for its last fiscal year, or (iii) the net income of the bank for its current fiscal year.

First Choice Bancorp’s ability to pay dividends is also limited by state law. California law allows a California corporation to pay dividends if the company’s retained earnings equal at least the amount of the proposed dividend. If a California corporation does not have sufficient retained earnings available for the proposed dividend, it may still pay a dividend to its shareholders if immediately after the dividend the value of the company’s assets would equal or exceed the sum of its total liabilities. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRST CHOICE BANCORP – Liquidity and Capital Resources” in this Joint Proxy Statement/Prospectus which is incorporated herein by reference.

Pacific Commerce Bancorp

To date, Pacific Commerce Bancorp has paid no cash dividends and has no specific plans to pay cash dividends in the immediate future. Any decision to pay cash dividends will be made by the board of directors in its discretion based on a number of factors including PCB’s earnings and financial condition.

As a bank holding company that currently has no significant assets other than its equity interest in Pacific Commerce Bank, Pacific Commerce Bancorp’s ability to declare dividends depends upon cash on hand as supplemented by dividends from Pacific Commerce Bank. Pacific Commerce Bank’s dividend practices in turn depend upon its earnings, financial position, regulatory standing, ability to meet current and anticipated regulatory capital requirements, and other factors deemed relevant by its board of directors. Bank regulatory authorities also have the ability to restrict or prohibit the payment of dividends if they find that such payments would be unsafe or unsound. The authority of Pacific Commerce Bank’s board of directors to declare cash dividends is also subject to statutory restrictions. Under California banking law, a California state-chartered bank may declare dividends in an amount not exceeding the lesser of its retained earnings or its net income for the last three years (reduced by dividends paid during such period) or, with the prior approval of the California Commissioner of Business Oversight, in an amount not exceeding the greatest of (i) the retained earnings of the bank, (ii) the net income of the bank for its last fiscal year, or (iii) the net income of the bank for its current fiscal year.

Pacific Commerce Bancorp’s ability to pay dividends is also limited by state law. California law allows a California corporation to pay dividends if PCB’s retained earnings equal at least the amount of the proposed dividend. If a California corporation does not have sufficient retained earnings available for the proposed dividend, it may still pay a dividend to its shareholders if immediately after the dividend the value of the company’s assets would equal or exceed the sum of its total liabilities. In addition, PCB may not pay any dividends or make any distributions with respect to its capital stock without the approval of First National Bank of Southern California and Royal Business Bank, the holders of its term loans.

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RISK FACTORS

An investment in a financial institution, such as Pacific Commerce Bancorp and First Choice Bancorp, involves significant risks. These risks derive primarily from the financial institutions industry, the nature of the way financial institutions operate, and the national economy, generally, and, more specifically, from PCB’s and First Choice’s operations, financial condition, local economy, competition and similar factors.

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all other information in this joint proxy statement/prospectus, including our consolidated financial statements and related notes, before investing in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs, our business, financial condition and results of operations could be impaired. In that event, the market price for our common stock could decline and you may lose your investment. Certain statements below are forward-looking statements. See “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.”

Our future success is based in large part on the accuracy of our assumptions about and inherent in our business, marketing and growth strategies for First Choice, as well as our ability to identify and implement strategies to address the risks identified herein.

Risks Related to the Merger

Because the exchange ratio is fixed, the value of First Choice common stock issued to PCB stockholders will depend on the market price of First Choice common stock when the merger is completed.

The market price of First Choice common stock at the time the merger is completed may vary from the price of First Choice common stock on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of the First Choice annual meeting as a result of various factors that are beyond our control, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. On February 23, 2018, the last trading day before public announcement of the merger, First Choice common stock closed at $25.30 per share, as reported on the OTCQX. From February 26, 2018, the day of the announcement of the proposed merger, through April 20, 2018, the trading price of First Choice common stock ranged from a high of $27.50 per share to a low of  $25.00 per share. Other than as described in this joint proxy statement/prospectus, there will be no adjustment to the number of shares of First Choice common stock that will be issued to PCB stockholders based upon changes in the market price of First Choice common stock or PCB common stock prior to the effective time of the merger. In addition, the value of the per share merger consideration is subject to upward or downward adjustment in the event PCB’s transaction expenses, adjusted shareholders’ equity and allowance for loan losses, as defined in the merger agreement, are above or below specified thresholds, as applicable, with no adjustment related to the PCB or First Choice trading prices. As a result, it is not currently possible to determine the precise value of the per share merger consideration shareholders will receive. We are working to complete the transaction promptly and expect to complete the merger in the third quarter of 2018. However, there is no way to predict how long it will take to satisfy the conditions to closing the merger and to complete the transaction. In addition to the approval of the merger agreement by PCB stockholders, consummation of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the First Choice annual meeting.

The market price of First Choice common stock after the merger may be affected by factors different from those affecting the shares of PCB or First Choice currently.

Upon the effective time of the merger, holders of PCB common stock will become holders of First Choice common stock. First Choice’s business differs from that of PCB, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of First Choice and PCB. For a discussion of the business of PCB, see “INFORMATION ABOUT PACIFIC COMMERCE BANCORP” beginning on page 153. For a discussion of the business of First Choice and of certain factors to consider in connection with that business, see “INFORMATION ABOUT FIRST CHOICE BANCORP” beginning on page 115.

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The fairness opinion delivered to the First Choice board of directors by First Choice’s financial advisor, and the fairness opinion delivered to the PCB board of directors by PCB’s financial advisor, prior to the signing of the merger agreement does not reflect any changes in circumstances that occur after the date of the opinion.

The opinion of First Choice’s financial advisor, Hovde Group, LLC, was delivered to the First Choice board of directors on February 22, 2018 and speaks only as of the date of such opinion and not as of the effective time of the merger or as of any other date. Similarly, the opinion of PCB’s financial advisor, Piper Jaffray & Co., was delivered to the PCB board of directors on February 22, 2018 and speaks only as of the date of such opinion and not as of the effective time of the merger or as of any other date. Accordingly, the opinions do not reflect any changes in circumstances that occur after the date of the opinions. Changes in the operations and prospects of PCB or First Choice, general market and economic conditions, and other factors that may be beyond the control of PCB and First Choice, may alter the value of PCB or First Choice or the price of shares of First Choice common stock by the time the merger is completed. For descriptions of the opinions of First Choice’s and PCB’s financial advisors, please refer to “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER—Opinion of First Choice’s Financial Advisor” beginning on page 84, and “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER—Opinion of PCB’s Financial Advisor” beginning on page 75. For a description of the other factors considered by the First Choice board of directors and the PCB board of directors in determining to approve the merger, please refer to “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER—First Choice Bancorp’s Reasons for the Merger” beginning on page 74 and “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER—Pacific Commerce Bancorp’s Reasons for the Merger” beginning on page 72.

Some of the conditions to the merger may be waived by PCB or First Choice without resoliciting shareholder approval of the issuance of shares of First Choice common stock in connection with the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by PCB or First Choice, subject to the agreement of the other party in specific cases. See “THE MERGER AGREEMENT—Conditions to Both Parties’ Obligations Under the Merger Agreement” beginning on page 108. If any conditions are waived, each of PCB and First Choice will evaluate whether an amendment of this joint proxy and information statement/prospectus and resolicitation of proxies is warranted. In the event that the First Choice board of directors and the PCB board of directors each determines that resolicitation of shareholders is not warranted, PCB and First Choice will have the discretion to complete the transaction without seeking further shareholder approval.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may negatively impact PCB and/or First Choice.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals. If any condition to the merger is not satisfied or, where permitted, waived, the merger will not be completed. If the merger agreement is terminated, there may be various consequences. For example, PCB and/or First Choice’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger and the restrictions on PCB’s and/or First Choice’s ability to do so under the merger agreement, without realizing any of the anticipated benefits of completing the merger, or the price of First Choice common stock could decline to the extent that the current price reflects a market assumption that the merger will be completed. In addition, termination of the merger agreement would increase the possibility of adverse regulatory actions which could adversely affect PCB and/or First Choice’s business. If the merger agreement is terminated and the PCB board of directors seeks another merger or business combination, PCB stockholders cannot be certain that PCB will be able to find a party willing to pay the equivalent or greater consideration than that which First Choice has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, either party may be required to pay the other a termination fee. For a complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “THE MERGER AGREEMENT—Conditions to Both Parties’ Obligations Under the Merger Agreement” beginning on page 108.

Failure to complete the merger could negatively impact First Choice Bancorp’s and/or Pacific Commerce Bancorp’s business, financial condition, results of operations and/or stock price.

If the merger agreement is terminated and the merger is not completed, First Choice’s and PCB’s ongoing businesses may be adversely affected. For example:

●	First Choice’s and PCB’s expenses incurred in connection with the merger, such as legal and accounting fees, must be paid even if the merger is not completed, and such expenses may not be recovered from the other party;
●	First Choice or PCB may be required to pay a termination fee of $4,000,000 if the merger agreement is terminated under certain circumstances;

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●	While First Choice’s and PCB’s management is focused on completing the merger, First Choice and PCB could fail to pursue other beneficial opportunities;
●	Pursuant to the merger agreement, First Choice and PCB are subject to certain restrictions on the conduct of their business prior to completing the merger, which restrictions could adversely affect their ability to realize certain of their respective business strategies;
●	First Choice and/or PCB may experience negative reactions to the termination of the merger from customers, depositors, investors, vendors and others; and
●	The market price of First Choice’s and/or PCB’s common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

In addition, any delay in the consummation of the merger, or any uncertainty about the consummation of the merger, may adversely affect First Choice’s and PCB’s future business, growth, revenue and results of operations. Further, if the merger agreement is terminated and PCB’s board of directors seeks another merger or business combination, shareholders cannot be certain that PCB will be able to find a party willing to pay the equivalent or greater consideration than that which First Choice has agreed to pay in the merger.

Provisions of the merger agreement may deter alternative business combinations

The merger agreement generally prohibits PCB from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to PCB stockholders when compared to the terms and conditions of the merger described in this joint proxy statement/prospectus. These provisions may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to holders of PCB common stock than the merger. Furthermore, even if a third-party elects to propose an acquisition, the termination fee could result in that third party’s offer being of lower value to PCB’s shareholders than such third party might have otherwise offered. See the sections entitled “The Merger Agreement—Termination” beginning on page 109 for a more complete discussion of these restrictions and consequences.

Regulatory consents, non-objections and approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, PCB and First Choice must obtain various approvals, consents, non-objections and waivers from, among others, the FDIC, the FRB and the CDBO. These regulators may impose conditions on consummation of the merger or require changes to the terms of the merger. Although we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying the effective time of the merger or imposing additional costs on or limiting the revenues of First Choice following the merger. Furthermore, such conditions or changes may constitute a burdensome condition that may allow First Choice to terminate the merger agreement and First Choice may exercise its right to terminate the merger agreement. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER—Regulatory Approvals Required for the Merger” beginning on page 99.

PCB and First Choice will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on PCB and/or First Choice. These uncertainties may impair PCB’s and/or First Choice’s ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers and others who deal with PCB or First Choice to seek to change existing business relationships with PCB or First Choice. PCB employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company. If key employees depart, First Choice’s business following the merger could be harmed and/or PCB’s business would be harmed if the merger is not completed and PCB then continues as an independent bank holding company. In addition, the merger agreement restricts PCB from making certain acquisitions and loans and taking other specified actions until the merger occurs without First Choice’s consent. These restrictions may prevent PCB from pursuing attractive business opportunities that may arise prior to the completion of the merger. The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect PCB’s and/or First Choice’s financial results. In addition, the merger agreement requires that, subject to certain exceptions, each of PCB and First Choice operate in the ordinary course of business consistent with past practice prior to the effective time of the merger or termination of the merger agreement.

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Certain officers and directors of Pacific Commerce Bancorp may have interests that are different from, or in addition to, interests of Pacific Commerce Bancorp’s shareholders generally.

Certain of Pacific Commerce Bancorp’s officers and directors have conflicts of interest in the merger that may influence them to support or approve the merger without regard to the interests of other PCB shareholders. As more fully described in “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Interests of Directors and Officers in the Merger” beginning on page 94, these interests include:

●	Change in control severance payments totaling $661,031, $285,290, $226,519, and $211,316, respectively, to Mr. Mercardante, PCB’s Chief Executive Officer; Mr. Nerland, its President and Chief Operating Officer, Ms. Jensen-Bigknife; its Executive Vice President and Chief Credit Officer, and Mr. Huynh, its Executive Vice President and Chief Financial Officer, respectively, unless they are retained by First Choice or First Choice Bank in their same positions.
●	Outstanding stock options covering 306,151, 97,781, 25,094, 20,000, 10,000 and 16,217 shares, held by Mr. Mercardante, Mr. Nerland, Ms. Jensen-Bigknife, Mr. Huynh, Mr. Len Zazula and Mr. Murillo, respectively; which will be valued at the merger consideration per PCB common share at closing, and either paid in cash or rolled over into First Choice Stock Options.
●	Mr. Mercardante’s will receive payments for 24 months of COBRA coverage; and Mr. Nerland, Ms. Jensen-Bigknife, and Mr. Huynh’s payments will payments for 12 months of COBRA coverage.
●	Continued indemnification and insurance coverage for PCB’s current and past officers and directors.

You should consider these interests in conjunction with the recommendation of PCB’s board of directors with respect to approval of the merger.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each PCB stockholder may be responsible for payment of U.S. income taxes related to the merger.

The United States Internal Revenue Service (“IRS”) may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. If the merger fails to qualify as a nontaxable reorganization, each PCB stockholder would recognize a gain or loss equal to the difference between (1) the sum of the fair market value of First Choice common stock and cash received by the PCB stockholder in the merger, and (2) the PCB stockholder’s adjusted tax basis in the shares of PCB common stock exchanged therefor. The likely tax treatment of the merger in such event will not be known until the effective time of the merger, as the aggregate value of the First Choice common stock to be received by each PCB stockholder will fluctuate with the market price of the First Choice common stock.

Risks Relating to First Choice’s Business Following the Merger

Combining the two companies may be more difficult, costly or time-consuming than expected.

First Choice and PCB have historically operated and, until the effective time of the merger, will continue to operate, independently. The success of the merger will depend, in part, on our ability to successfully combine the businesses of First Choice and PCB. In order to realize these anticipated benefits of the merger, First Choice expects to integrate PCB’s business into its own upon completion of the merger. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect First Choice’s ability to successfully conduct its business in the markets in which PCB now operates, which could have an adverse effect on First Choice’s consolidated financial results and the value of its common stock. If First Choice experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause PCB or First Choice to lose current customers or cause current customers to remove their accounts from PCB or First Choice and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of PCB and First Choice during this transition period and for an undetermined period after consummation of the merger.

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First Choice may fail to realize the cost savings estimated for the merger.

First Choice anticipates that it will achieve cost savings from the merger once the two companies have been fully integrated. While First Choice continues to be comfortable with these expectations as of the date of this joint proxy statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what First Choice expects and may take longer to achieve than anticipated. If First Choice is not able to adequately address integration challenges, First Choice may be unable to successfully integrate First Choice’s and PCB’s operations or to realize the anticipated benefits of the integration of the two companies.

The shares of First Choice common stock to be received by PCB stockholders who receive the merger consideration in the merger will have different rights from the shares of PCB stock they currently hold.

Following the effective time of the merger, holders of PCB capital stock who receive the merger consideration will no longer be shareholders of PCB, but will instead be shareholders of First Choice. The rights associated with PCB common stock are different from the rights associated with First Choice common stock. For a more complete description of these rights, see the section entitled “COMPARISON OF THE RIGHTS OF COMMON STOCK SHAREHOLDERS OF FIRST CHOICE BANCORP AND PACIFIC COMMERCE BANCORP” beginning on page 178.

PCB shareholders who receive merger consideration will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

PCB shareholders currently have the right to vote in the election of the PCB board of directors and on other matters affecting PCB. When the merger occurs, each PCB shareholder that receives merger consideration will become a First Choice shareholder with a percentage ownership of the combined organization that is much smaller than such shareholder’s current percentage ownership of PCB. As a result of the merger, PCB shareholders will become entitled to receive, in the aggregate, shares of First Choice common stock equal to approximately 36.82% of the common stock of First Choice as of April 20, 2018. Because of this, PCB shareholders will have less influence on the management and policies of First Choice than they currently may have on the management and policies of PCB.

First Choice and PCB will incur significant transaction and merger-related costs in connection with the merger.

First Choice and PCB have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs and expenses include fees paid to financial, legal and accounting advisors, severance and other potential employment-related costs, including payments that may be made to certain PCB executives, filing fees, printing expenses and other related charges. Some of these costs are payable by First Choice and PCB regardless of whether the merger is completed. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of the two companies’ businesses. While both First Choice and PCB have assumed that a certain level of expenses would be incurred in connection with the merger, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

There may also be additional unanticipated significant costs in connection with the merger that First Choice may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income First Choice expects to achieve from the merger. Although First Choice expects that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

Risks Related to our Acquisition Strategy

Our new strategy of pursuing growth via acquisitions exposes us to financial, execution and operational risks that could have a material adverse effect on our business, financial position, results of operations and growth prospects.

First Choice is now pursuing a strategy of leveraging our human and financial capital by acquiring other financial institutions in our target markets. We have not completed any acquisitions as of this time, and we may continue pursuing this strategy.

Our acquisition activities could require us to use a substantial amount of cash, other liquid assets, and/or incur debt. In addition, if goodwill recorded in connection with our potential future acquisitions were determined to be impaired, then we would be required to recognize a charge against our earnings, which could materially and adversely affect our results of operations during the period in which the impairment was recognized.

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There are risks associated with an acquisition strategy, including the following:

●	We may incur time and expense associated with identifying and evaluating potential acquisitions and negotiating potential transactions, resulting in management’s attention being diverted from the operation of our existing business.
●	We may encounter insufficient revenue and/or greater than anticipated costs in integrating acquired businesses.
●	We may encounter difficulties in retaining business relationships with vendors and customers of the acquired companies.
●	We are exposed to potential asset and credit quality risks and unknown or contingent liabilities of the banks or businesses we acquire. If these issues or liabilities exceed our estimates, our earnings, capital and financial condition may be materially and adversely affected.
●	The acquisition of other entities generally requires integration of systems, procedures and personnel of the acquired entity. This integration process is complicated and time consuming and can also be disruptive to the customers and employees of the acquired business and our business. If the integration process is not conducted successfully, we may not realize the anticipated economic benefits of acquisitions within the expected time frame, or ever, and we may lose customers or employees of the acquired business. We may also experience greater than anticipated customer losses even if the integration process is successful.
●	To finance an acquisition, we may borrow funds or pursue other forms of financing, such as issuing voting and/or non-voting common stock or convertible preferred stock, which may have high dividend rights or may be highly dilutive to holders of our common stock, thereby increasing our leverage and diminishing our liquidity, or issuing capital stock, which could dilute the interests of our existing shareholders.
●	We may be unsuccessful in realizing the anticipated benefits from acquisitions. For example, we may not be successful in realizing anticipated cost savings. We also may not be successful in preventing disruptions in service to existing customer relationships of the acquired institution, which could lead to a loss in revenues.

In addition to the foregoing, we may face additional risks in acquisitions to the extent we acquire new lines of business or new products, or enter new geographic areas, in which we have little or no current experience, especially if we lose key employees of the acquired operations. Future acquisitions or business combinations also could cause us to incur debt or contingent liabilities or cause us to issue equity securities. These actions could negatively impact the ownership percentages of our existing shareholders, our financial condition and results of operations. In addition, we may not find candidates which meet our criteria for such transactions, and if we do find ourselves in such a situation, our shareholders may not agree with the terms of such acquisition or business relationship.

In addition, our ability to grow may be limited if we cannot make acquisitions. We compete with other financial institutions with respect to proposed acquisitions. We cannot predict if or when we will be able to identify and attract acquisition candidates or make acquisitions on favorable terms.

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Our inability to overcome risks associated with acquisitions could have an adverse effect on our ability to successfully implement our acquisition growth strategy and grow our business and profitability.

If the goodwill that we recorded in connection with a business acquisition becomes impaired, it could require charges to earnings, which would have a negative impact on our consolidated financial condition and consolidated results of operations.

Goodwill represents the amount by which the cost of an acquisition exceeded the fair value of net assets we acquired in connection with the purchase. We will review goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate that the carrying value of the asset might be impaired.

We will determine impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in our results of operations in the periods in which they become known. There can be no assurance that our future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on our financial condition and results of operations.

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We may not be able to continue growing our business, particularly if we cannot make acquisitions or increase loans and deposits through organic growth, either because of an inability to find suitable acquisition candidates, constrained capital resources or otherwise.

We have grown our consolidated assets from $202.0 million as of December 31, 2010 to $903.8 million as of December 31, 2017, and our deposits from $174.0 million as of December 31, 2010 to $772.7 million as of December 31, 2017. None of this growth has resulted from acquisitions. While we intend to continue to grow our business through strategic acquisitions coupled with organic loan and deposit growth, we anticipate that some of our future growth will be dependent on our ability to successfully implement our acquisition growth strategy. A risk exists, however, that we will not be able to identify suitable additional candidates for acquisitions.

In addition, even if suitable targets are identified, we expect to compete for such businesses with other potential bidders, many of which may have greater financial resources than we have, which may adversely affect our ability to make acquisitions at attractive prices. There can be no assurance that the higher multiples being paid in bank acquisitions will not adversely impact our ability to execute acquisitions in the future or adversely affect the return we earn from such acquisitions.

Furthermore, many acquisitions we may wish to pursue would be subject to approvals by bank regulatory authorities, and we cannot predict whether any targeted acquisitions will receive the required regulatory approvals. Moreover, our ability to continue to grow successfully will depend to a significant extent on our capital resources. It also will depend, in part, upon our ability to attract deposits and lessen our dependence on larger deposit accounts, identify favorable loan and investment opportunities and on whether we can continue to fund growth while maintaining cost controls and asset quality, as well on other factors beyond our control, such as national, regional and local economic conditions and interest rate trends.

Paydowns on our acquired loan portfolio will result in reduced total loan yield, net interest income and net income if not replaced with other high-yielding loans.

We anticipate that our total loan yield and net interest margin will be positively affected by the accretion of purchased loan discounts relating to loans acquired in this acquisition. As our acquired loan portfolio is paid down, we expect downward pressure on our total loan yield and net interest income to the extent that the run-off is not replaced with other high-yielding loans. The accretable yield represents the excess of expected future cash flows over the acquisition date fair value and includes both the expected coupon of the loan and the discount accretion. Notwithstanding, if we are unable to replace loans in our purchased portfolio with comparable high-yielding loans or a larger volume of loans, our total loan yield, net interest income and net income could be adversely affected.

The accounting for loans acquired in connection with an acquisition is based on numerous subjective determinations that may prove to be inaccurate and have a negative impact on our results of operations.

Loans acquired in connection with an acquisition will be recorded at estimated fair value on their acquisition date without a carryover of the related allowance for loan losses. In general, the determination of estimated fair value of acquired loans requires management to make subjective determinations regarding discount rate, estimates of losses on defaults, market conditions and other factors that are highly subjective in nature. A risk exists that our estimate of the fair value of acquired loans will prove to be inaccurate and that we ultimately will not recover the amount at which we recorded such loans on our balance sheet, which would require us to recognize losses.

Loans acquired in connection with acquisitions that have evidence of credit deterioration since origination and for which it is probable at the date of acquisition that we will not collect all contractually required principal and interest payments are accounted for under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. These credit-impaired loans, like non-credit-impaired loans acquired in connection with our acquisitions, have been recorded at estimated fair value on their acquisition date, based on subjective determinations regarding risk ratings, expected future cash flows and fair value of the underlying collateral, without a carryover of the related allowance for loan losses. We will evaluate these loans quarterly to assess expected cash flows. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges or a reclassification of the difference from non-accretable to accretable with a positive impact on interest income. Because the accounting for these loans is based on subjective measures that can change frequently, we may experience fluctuations in our net interest income and provisions for loan losses attributable to these loans. These fluctuations could negatively impact our results of operations.

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Risks Relating to an Investment in First Choice Common Stock

A decline in general business and economic conditions and any regulatory responses to such conditions could have a material adverse effect on our business, financial position, results of operations and growth prospects.

Our business and operations are sensitive to general business and economic conditions in the United States, generally, and particularly the state of California and the Los Angeles metropolitan area. Unfavorable or uncertain economic and market conditions could lead to credit quality concerns related to repayment ability and collateral protection as well as reduced demand for the products and services we offer. In recent years there has been a gradual improvement in the U.S. economy as evidenced by a rebound in the housing market, lower unemployment and higher equities markets; however, economic growth has been uneven, and opinions vary on the strength and direction of the economy. Uncertainties also have arisen regarding the potential for a reversal or renegotiation of international trade agreements, as U.S. President Donald J. Trump has (i) withdrawn the United States from the Trans-Pacific trade agreement, although he has indicated he would negotiate with individual members of the agreement if it was in the interest of the United States, (ii) withdrawn the United States from the Paris climate accord, and (iii) imposed a 30% tariff on imported solar panels, which is one of the first unilateral trade restrictions made by the administration as part of a broader protectionist agenda. President Trump has also withdrawn the United States from the United Nations Immigration Agreement, and the United States Supreme Court has now upheld the Trump Administration’s bill to restrict travel from six mostly Muslim countries. Congress has now passed and President Trump has signed comprehensive tax reform that includes a substantial reduction of the U.S. corporate income tax rate to 21%, elimination of the alternative minimum tax, increased the standard deduction, increased the deduction for pass through income, reduced the amount of the mortgage interest and state and local tax deductions and made other significant changes. The impact such actions and other policies of the new administration may have on economic and market conditions is uncertain. In addition, concerns about the performance of international economies, especially in Europe and emerging markets, and economic conditions in Asia, particularly the economies of China and Taiwan, can impact the economy and financial markets here in the United States. If the national, regional and local economies experience worsening economic conditions, including high levels of unemployment, our growth and profitability could be constrained. Weak economic conditions are characterized by, among other indicators, deflation, elevated levels of unemployment, fluctuations in debt and equity capital markets, increased delinquencies on mortgage, commercial and consumer loans, residential and commercial real estate price declines, lower home sales and commercial activity, and fluctuations in the commercial Federal Housing Administration, or FHA, financing sector. All of these factors are generally detrimental to our business. Our business is significantly affected by monetary and other regulatory policies of the U.S. federal government, its agencies and government-sponsored entities. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control, are difficult to predict and could have a material adverse effect on our business, financial position, results of operations and growth prospects.

The market price of First Choice common stock after the merger may be affected by factors different from those affecting its shares currently.

Upon completion of the merger, holders of PCB common stock will become holders of First Choice common stock. First Choice’s business differs in important respects from that of PCB, and, accordingly, the results of operations of the combined company and the market price of First Choice common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Choice and PCB. For a discussion of the businesses of First Choice and PCB and of some important factors to consider in connection with those businesses, see “INFORMATION ABOUT FIRST CHOICE BANCORP” and “INFORMATION ABOUT PACIFIC COMMERCE BANCORP,” and “WHERE YOU CAN FIND MORE INFORMATION.”

The market price of First Choice common stock may decline as a result of the merger.

The market price of First Choice common stock may decline as a result of the merger if First Choice does not achieve the perceived benefits of the merger or the effect of the merger on First Choice’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, First Choice and PCB stockholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Existing First Choice and PCB stockholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

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The unaudited pro forma condensed combined consolidated financial statements provided in this document are preliminary and the actual financial condition and results of operations after the merger may differ materially.

The unaudited pro forma condensed combined consolidated financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what First Choice’s actual financial condition or results of operations would have been had the merger been completed on the date indicated. The unaudited pro forma condensed combined consolidated financial statements reflect adjustments, which are based upon assumptions and preliminary estimates, to record the PCB identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/prospectus with respect to PCB is preliminary, and final allocation of the purchase price for this transaction will be based upon the actual purchase price and the fair value of the assets and liabilities of PCB as of the date of the completion of the applicable merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

First Choice’s management will have broad discretion as to the use of assets acquired from this merger, and may not use these assets effectively.

First Choice’s management will have broad discretion in the application of the assets from this merger and could utilize the assets in ways that do not improve First Choice’s results of operations or enhance the value of its common stock. PCB stockholders will not have the opportunity, as part of their investment decision, to assess whether these acquired assets are being used appropriately. First Choice’s failure to utilize these assets effectively could have a material adverse effect on the combined company, delay the development of products and cause the price of First Choice common stock to decline.

First Choice may be unable to, or choose not to, pay dividends on First Choice common stock.

First Choice cannot assure you of its ability to pay dividends. First Choice’s ability to pay dividends depends on the following factors, among others (i) First Choice may not have sufficient earnings as its primary source of income, the payment of dividends to First Choice by First Choice Bank, is subject to federal and state laws that limit the ability of that bank to pay dividends; (ii) FRB policy requires bank holding companies to pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition; and (iii) the First Choice board of directors may determine that, even though funds are available for dividend payments, retaining the funds for internal uses, such as expansion of First Choice’s operations, is a better strategy.

If First Choice fails to pay dividends in the future, capital appreciation, if any, of First Choice common stock may be the sole opportunity for gains on an investment in First Choice common stock. In addition, in the event First Choice Bank becomes unable to pay dividends to First Choice, First Choice may not be able to service First Choice’s debt or pay First Choice’s other obligations or pay dividends on First Choice common stock. Accordingly, First Choice’s inability to receive dividends from First Choice Bank could also have a material adverse effect on First Choice’s business, financial condition and results of operations and the value of your investment in First Choice common stock.

There may be future sales of additional common stock or preferred stock or other dilution of First Choice’s equity, which may adversely affect the value of First Choice common stock.

First Choice is not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The value of First Choice common stock could decline as a result of sales by First Choice of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

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We may need to raise additional capital in the future, and if we fail to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, our financial condition, liquidity and results of operations, as well as our ability to maintain regulatory compliance, would be adversely affected.

We face significant capital and other regulatory requirements as a financial institution. Although management believes that our capital will be sufficient to fund operations and growth initiatives for at least the next eighteen to twenty-four months based on our estimated future operations, we may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, which could include the possibility of financing acquisitions. In addition, First Choice, on a consolidated basis, and First Choice Bank, on a stand-alone basis, must meet certain regulatory capital requirements and maintain sufficient liquidity. Importantly, regulatory capital requirements could increase from current levels, which could require us to raise additional capital or contract our operations. Our ability to raise additional capital depends on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry, market conditions and governmental activities, and on our financial condition and performance. Accordingly, we cannot assure you that we will be able to raise additional capital if needed or on terms acceptable to us. If we fail to maintain capital to meet regulatory requirements, our financial condition, liquidity and results of operations would be materially and adversely affected.

We may not be able to efficiently deploy all of our capital, which would decrease our return on equity.

Following the completion of the transaction with PCB, we will have equity capital that is well in excess of our required regulatory amounts. As a result, unless we are able to grow through organic growth in the near term, or through acquisitions or other strategic transactions, it is likely that our return on equity will decline in the near future.

Anti-takeover provisions could negatively impact First Choice shareholders.

Provisions of First Choice’s charter and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire First Choice, even if doing so would be perceived to be beneficial to First Choice stockholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of First Choice common stock. These provisions could also discourage proxy contests and make it more difficult for holders of First Choice common stock to elect directors other than the candidates nominated by the First Choice board of directors.

First Choice’s rights and the rights of First Choice shareholders to take action against First Choice’s directors and officers are limited.

First Choice’s charter eliminates First Choice’s directors’ and officers’ liability to First Choice and its shareholders for money damages to the fullest extent permitted by California law. First Choice’s charter and bylaws also require First Choice to indemnify First Choice’s directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by California law. As a result, First Choice shareholders and First Choice may have more limited rights against First Choice’s directors and officers than might otherwise exist under common law. In addition, First Choice may be obligated to fund the defense costs incurred by First Choice’s directors and officers.

An investment in First Choice common stock is not an insured deposit.

An investment in First Choice common stock is not a bank deposit and is not insured or guaranteed by the FDIC, the Deposit Insurance Fund, or any other government agency. Accordingly, you should be capable of affording the loss of any investment in First Choice common stock.

General Economic and Market Conditions Risk

Our business is adversely affected by unfavorable economic and market conditions.

U.S. economic conditions affect our operating results. The United States economy has been in a slow-paced nine-year expansion since the Great Recession ended in 2009. This current expansion has been longer than most U.S. expansionary periods in recent history, increasing the probability of a near-term U.S. economic recession. An economic recession adversely affects our operating results because we experience higher loan and lease charge-offs and higher operating costs. Global economic conditions also affect our operating results because global economic conditions directly influence the U.S. economic conditions. Various market conditions also affect our operating results. Real estate market conditions directly affect performance of our loans secured by real estate. Debt markets affect the availability of credit which impacts the rates and terms at which we offer loans and leases. Stock market downturns affect businesses’ ability to raise capital and invest in business expansion. Stock market downturns often signal broader economic deterioration and/or a downward trend in business earnings which adversely affects businesses’ ability to service their debts.

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An economic recession or a downturn in various markets could have one or more of the following adverse effects on our business:

●	a decrease in the demand for our loans and leases and other products and services offered by us;
●	a decrease in our deposit balances due to overall reductions in the accounts of customers;
●	a decrease in the value of our investment securities, loans;
●	an increase in the level of nonperforming and classified loans
●	an increase in provisions for credit losses and loan charge-offs;
●	a decrease in net interest income derived from our lending and deposit gathering activities;
●	a decrease in the First Choice’s stock price;
●	an increase in our operating expenses associated with attending to the effects of the above-listed circumstances;
●	a decrease in real estate values or a general decrease in capital available to finance real estate transactions could have a negative impact on borrowers’ ability to pay off their loans at maturity.

Our ability to attract and retain qualified employees is critical to our success.

Our employees are our most important resource, and in many areas of the financial services industry, competition for qualified personnel is intense. We endeavor to attract talented and diverse new employees and retain and motivate our existing employees. We also seek to retain proven, experienced senior employees with superior talent, augmented from time to time by external hires, to provide continuity of succession of our executive management team. If for any reason we are unable to continue to attract or retain qualified employees, our performance, including our competitive position, could be materially and adversely affected.

Our success is dependent, to a large degree, upon the continued service and skills of our executive management team, particularly Mr. Robert Franko, our president and chief executive officer, Ms. Yvonne Chen, our Executive Vice President and Chief Financial Officer, Mr. Gene May, our Executive Vice President and Chief Credit Officer, and Ms. Yolanda Su, our Executive Vice President and Chief Operations Administrator.

Our business and growth strategies are built primarily upon our ability to retain employees with experience and business relationships within their respective market areas. We seek to manage the continuity of our executive management team through regular succession planning. In addition, we recently entered into an employment agreement with Mr. Franko and change in control agreements with, Ms. Chen, Mr. May and Ms. Su. For a summary of Mr. Franko’s employment agreement, and Ms. Chen’s, Mr. May’s and Ms. Su’s change of control agreements, see “Executive Compensation—Employment Agreements.” The loss of Mr. Franko, Ms. Chen or any of our other key personnel could have an adverse impact on our business and growth because of their skills, years of industry experience, knowledge of our market areas, the difficulty of finding qualified replacement personnel, and any difficulties associated with transitioning of responsibilities to any new members of the executive management team. In addition, although we have non-solicitation agreements, which limits the ability of executives to solicit our customers and employees, with each of our executive officers, and we do have change of control agreements with other employees who are important to our business, the enforceability of non-competition agreements is questionable in California, where we do most of our business. Our ability to enforce such agreements may not fully mitigate the injury to our business from the breach of such agreements, as such employees could leave us and immediately begin soliciting our customers. The departure of any of our personnel who are not subject to enforceable non-competition agreements could have a material adverse impact on our business, results of operations and growth prospects.

Credit Risk

Credit Risk is the risk of loss arising from the inability or failure of a borrower or counterparty to meet its obligation.

We may not recover all amounts that are contractually owed to us by our borrowers.

We are dependent on loan principal, interest, and fee collections to partially fund our operations. A shortfall in collections and proceeds may impair our ability to fund our operations or to repay our existing debt.

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When we loan money, commit to loan money or enter into a letter of credit or other contract with a counterparty, we incur credit risk. The credit quality of our portfolio can have a significant impact on our earnings. We expect to experience charge-offs and delinquencies on our loans in the future. Our clients’ actual operating results may be worse than our underwriting indicated when we originated the loans, and in these circumstances, if timely corrective actions are not taken, we could incur substantial impairment or loss of the value on these loans. We may fail to identify problems because our client did not report them in a timely manner or, even if the client did report the problem, we may fail to address it quickly enough or at all. Even if clients provide us with full and accurate disclosure of all material information concerning their businesses, we may misinterpret or incorrectly analyze this information. Mistakes may cause us to make loans that we otherwise would not have made or to fund advances that we otherwise would not have funded, either of which could result in losses on loans, or necessitate that we significantly increase our allowance for loan losses which would lower our income. Losses could result due to negative changes in the economy, which may impact our borrowers, and/or negative changes in real estate market conditions, which may impact the market values of the real estate collateral. As a result, we could suffer loan losses and have nonperforming loans, which could have a material adverse effect on our net earnings and results of operations and financial condition, to the extent the losses exceed our allowance for loan losses.

Additionally, some of our loans are secured by a lien on specified collateral of the client and we may not obtain or properly perfect our liens or the value of the collateral securing any particular loan may not protect us from suffering a partial or complete loss if the loan becomes nonperforming and we proceed to foreclose on or repossess the collateral. In such event, we could suffer loan losses, which could have a material adverse effect on our net earnings, allowance for loan losses, financial condition, and results of operations.

Our concentration of loans to privately owned small- and medium-sized companies and our concentration of lending to particular market sectors and industries could expose us to greater lending risk if the privately owned small- or medium-sized company, market sector or industry were to experience economic difficulties or changes in the regulatory environment.

Our portfolio consists primarily of real estate and commercial loans to small- and medium-sized privately owned businesses in a limited number of industries throughout Southern California, with the largest concentrations in Los Angeles, Orange and San Diego counties, where First Choice has its branch and loan offices. Loans made to these types of clients entail higher risks than loans and leases made to larger, publicly owned firms that are able to access a broader array of credit sources and thus more easily weather an economic downturn.

Most of our real property collateral is located in Southern California. In the past, there has been a significant decline in real estate values in many parts of California, including certain parts of our service area. If the area were to experience such declines in value again, the collateral for our loans may provide less security than when the loans were originated. A decline in values could have an adverse impact on us by limiting repayment of defaulted loans through sale of commercial and residential real estate collateral and by a likely increase in the number of defaulted loans to the extent that the financial condition of our borrowers is adversely affected by such a decline in values. The adverse effects of the foregoing matters upon our real estate portfolio could necessitate a material increase in our provision for loan losses.

If any particular industry or market sector were to experience economic difficulties, especially if those economic difficulties were to occur in the counties where our loans are concentrated, the overall timing and amount of collections on our loans to clients operating in those industries and in that geography may differ from what we expected, which could have a material adverse impact on our financial condition or results of operations.

As a part of their regulatory oversight, the federal regulators have issued the CRE Concentration Guidance on sound risk management practices with respect to a financial institution’s concentrations in commercial real estate lending activities. These guidelines were issued in response to the agencies’ concerns that rising CRE concentrations might expose institutions to unanticipated earnings and capital volatility in the event of adverse changes in the commercial real estate market. The CRE Concentration Guidance identifies certain concentration levels that, if exceeded, will expose the institution to additional supervisory analysis with regard to the institution’s CRE concentration risk. The CRE Concentration Guidance is designed to promote appropriate levels of capital and sound loan and risk management practices for institutions with a concentration of CRE loans. In general, the CRE Concentration Guidance establishes the following supervisory criteria as preliminary indications of possible CRE concentration risk: (1) the institution’s total construction, land development and other land loans represent 100% or more of total risk-based capital; or (2) total CRE loans as defined in the regulatory guidelines represent 300% or more of total risk-based capital, and the institution’s CRE loan portfolio has increased by 50% or more during the prior 36-month period. Pursuant to the CRE Concentration Guidelines, loans secured by owner occupied commercial real estate are not included for purposes of CRE Concentration calculation. As of December 31, 2017, our CRE loan concentrations (as defined by the federal bank regulators) represented 309.4% of our total risk-based capital, as compared to 285.5% as of December 31, 2016. Total loan balances outstanding for construction, land development and other land represented 99.1% of total risk-based capital as of December 31, 2017, as compared to 98.8% as of December 31, 2016. Historically, we have managed loan concentrations by selling participations in, or whole loan sales of, certain loans, primarily commercial real estate and construction loan production. In addition, as of December 31, 2017 and December 31, 2016, hospitality loans represented approximately 97.1% and 83.3%, respectively, of our total risk-based capital. We manage the concentration of hospitality loans as a specific category, and we also use participations or whole loan sales to reduce our concentration of hospitality loans.

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Because of First Choice Bank’s level of concentrations of these CRE loans, First Choice Bank conducts regular portfolio stress testing, down to the individual loan level for each loan with an outstanding balance of $1 million or more. The portfolio is stressed in two separate dimensions. Loans are stressed looking at potential declines (including selling costs) of both 25% (Moderate Stress) and 35% (Severe Stress) in market value of the collateral securing the loans. For loans less than $1 million in size, a higher effective loss factor is applied, because the loans are not stressed down to the individual loan level. Using this methodology for the stress testing is considered representative of the entire portfolio, because more than 75% of the loans exceed $1 million in principal. Following this level of stress, the Loan to Value is measured and if the Loan to Value exceeds 100%, the amount of the excess is considered a loss, and the aggregate impact of all such losses is subtracted from First Choice Bank’s base level of capital. In addition, the loans are further stressed for debt service coverage (DSC). Loan rates are immediately shocked by 2% (Moderate Stress) and 4% (Severe Stress). If the cash available to service the debt fails to cover the required debt service at least one time, then the loan is considered to fail the DSC stress test. Such a DSC fail may result in an actual impairment of the loan principal, if, the collateral stress test also fails. Even if the DSC stress test fail does not result in a loss, it will cause the loan to migrate to a lower risk grade. In addition to demonstrating loss potential for loans, the stress testing also demonstrates how risk grades would be affected for any loans impaired by the stress, and in turn, for the entire portfolio. Finally, twice a year, First Choice Bank conducts a full capital stress test using a protocol similar to the protocol required by the Federal Reserve for the largest banks in the country (the Dodd-Frank Act Stress Test (“DFAST”) protocol). This DFAST test stresses all of First Choice Bank’s loans, assigning a probability of default and an expected loss given default, looking at the year of origination of each loan, among other factors. Following the application of stress, the test reports whether First Choice Bank still has sufficient capital to remain above the criteria for a bank to remain Well Capitalized. The amount of capital above that level, following the application of severe stress is the safety cushion or excess capital buffer. In all of First Choice Bank’s stress tests to date, First Choice Bank has remained well above the level of Well Capitalized after the application of the stress factors.

The small and medium-sized businesses that First Choice lends to may have fewer resources to weather adverse business developments, which may impair a borrower’s ability to repay a loan, and such impairment could adversely affect our results of operations and financial condition.

First Choice targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to midsized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities, frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial volatility in operating results, any of which may impair a borrower’s ability to repay a loan. In addition, the success of a small and medium-sized business often depends on the management talents and efforts of one or two people or a small group of people, and the death, disability or resignation of one or more of these people could have a material adverse impact on the business and its ability to repay its loan. If general economic conditions negatively impact the markets in which First Choice operates and small to medium-sized businesses are adversely affected or our borrowers are otherwise affected by adverse business developments, our business, financial condition and results of operations may be adversely affected.

Real estate construction loans are based upon estimates of costs and values associated with the complete project. These estimates may be inaccurate, and we may be exposed to significant losses on loans for these projects.

Real estate construction loans, including land development loans, comprised approximately 15.5% of our total loan portfolio as of December 31, 2017, and such lending involves additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion, and costs may exceed realizable values in declining real estate markets. Because of the uncertainties inherent in estimating construction costs and the realizable market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated or market values or rental rates decline, we may have inadequate security for the repayment of the loan upon completion of construction of the project. If we are forced to foreclose on a project prior to or at completion due to a default, we may not be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, we may be required to fund additional amounts to complete the project and may have to hold the property for an unspecified period of time while we attempt to dispose of it.

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The risks inherent in construction lending may affect adversely our results of operations. Such risks include, among other things, the possibility that contractors may fail to complete, or complete on a timely basis, construction of the relevant properties; substantial cost overruns in excess of original estimates and financing; market deterioration during construction; and lack of permanent take-out financing. Loans secured by such properties also involve additional risk because they have no operating history. In these loans, loan funds are advanced upon the security of the project under construction (which is of uncertain value prior to completion of construction) and the estimated operating cash flow to be generated by the completed project. Such properties may not be sold or leased so as to generate the cash flow anticipated by the borrower. A general decline in real estate sales and prices across the United States or locally in the relevant real estate market, a decline in demand for residential real estate, economic weakness, high rates of unemployment, and reduced availability of mortgage credit, are some of the factors that can adversely affect the borrowers’ ability to repay their obligations to us and the value of our security interest in collateral, and thereby adversely affect our results of operations and financial results.

Nonperforming assets take significant time to resolve and adversely affect our results of operations and financial condition, and could result in further losses in the future.

As of December 31, 2017, our nonperforming loans (which consist of nonaccrual loans, loans past due 90 days or more and still accruing interest and loans modified under troubled debt restructurings) totaled $1.8 million, or 0.25% of our gross loan portfolio, and our nonperforming assets (which include nonperforming loans plus other real estate owned) totaled $1.8 million, or 0.20% of total assets. In addition, we had $1.1 million in accruing loans that were 31-89 days delinquent as of December 31, 2017.

Our nonperforming assets adversely affect our net income in various ways. We do not record interest income on nonaccrual loans or other real estate owned, thereby adversely affecting our net income and returns on assets and equity, increasing our loan administration costs and adversely affecting our efficiency ratio. When we take collateral in foreclosure and similar proceedings, we are required to mark the collateral to its then-fair market value, which may result in a loss. These nonperforming loans and other real estate owned also increase our risk profile and the level of capital our regulators believe is appropriate for us to maintain in light of such risks. The resolution of nonperforming assets requires significant time commitments from management and can be detrimental to the performance of their other responsibilities. If we experience increases in nonperforming loans and nonperforming assets, our net interest income may be negatively impacted and our loan administration costs could increase, each of which could have an adverse effect on our net income and related ratios, such as return on assets and equity.

Real estate market volatility and future changes in our disposition strategies could result in net proceeds that differ significantly from our other real estate owned fair value appraisals.

As of December 31, 2017, we had no other real estate owned, or OREO. OREO typically consists of properties that we obtain through foreclosure or through an in-substance foreclosure in satisfaction of loans. OREO properties are recorded at the lower of the recorded investment in the loans for which the properties previously served as collateral or the “fair value,” which represents the estimated sales price of the properties on the date acquired less estimated selling costs. Generally, in determining “fair value,” an orderly disposition of the property is assumed, except where a different disposition strategy is expected. Significant judgment is required in estimating the fair value of other real estate owned property, and the period of time within which such estimates can be considered current is significantly shortened during periods of market volatility.

In response to market conditions and other economic factors, we may utilize alternative sale strategies other than orderly disposition as part of our OREO disposition strategy, such as immediate liquidation sales. In this event, as a result of the significant judgments required in estimating fair value and the variables involved in different methods of disposition, the net proceeds realized from such sales transactions could differ significantly from appraisals, comparable sales and other estimates used to determine the fair value of our OREO properties.

Our use of appraisals in deciding whether to make a loan on or secured by real property does not ensure the value of the real property collateral.

In considering whether to make a loan secured by real property, we require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property.

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Risk Related to our Allowance for Loan Losses, or ALLL

If we do not effectively manage our credit risk, we may experience increased levels of delinquencies, nonperforming loans and charge-offs, which could require increases in our provision for loan losses.

There are risks inherent in making any loan, including risks inherent in dealing with individual borrowers, risks of nonpayment, risks resulting from uncertainties as to the future value of collateral and cash flows available to service debt and risks resulting from changes in economic and market conditions. We cannot guarantee that our credit underwriting and monitoring procedures will reduce these credit risks, and they cannot be expected to completely eliminate our credit risks. If the overall economic climate in the United States, generally, or our market areas, specifically, declines, our borrowers may experience difficulties in repaying their loans, and the level of nonperforming loans, charge-offs and delinquencies could rise and require further increases in the provision for loan losses, which would cause our net income, return on equity and capital to decrease.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

We establish our allowance for loan losses and maintain it at a level that management considers adequate to absorb probable loan losses based on an analysis of our portfolio and market environment. The allowance for loan losses represents our estimate of probable losses in the portfolio at each balance sheet date and is based upon relevant information available to us. The allowance contains provisions for probable losses that have been identified relating to specific borrowing relationships, as well as probable losses inherent in the loan portfolio and credit undertakings that are not specifically identified. Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based on a variety of factors, including an analysis of the loan portfolio, historical loss experience and an evaluation of current economic conditions in our market areas. The actual amount of loan losses is affected by changes in economic, operating and other conditions within our markets, which may be beyond our control, and such losses may exceed current estimates.

As of December 31, 2017, our allowance for loan losses as a percentage of total loans was 1.41% and as a percentage of total nonperforming loans was 572.36%. Although management believes that the allowance for loan losses is adequate to absorb losses on any existing loans that may become uncollectible, we may be required to take additional provisions for loan losses in the future to further supplement the allowance for loan losses, either due to management’s decision to do so or because our banking regulators require us to do so. Our bank regulatory agencies will periodically review our allowance for loan losses and the value attributed to nonaccrual loans or to real estate acquired through foreclosure and may require us to adjust our determination of the value for these items. These adjustments may adversely affect our business, financial condition and results of operations.

The current expected credit loss standard established by the Financial Accounting Standards Board will require significant data requirements and changes to methodologies.

In the aftermath of the 2007-2008 financial crisis, the Financial Accounting Standards Board, or FASB, decided to review how banks estimate losses in the ALLL calculation, and it issued the final Current Expected Credit Loss, or CECL, standard on June 16, 2016. Currently, the impairment model used by financial institutions is based on incurred losses, and loans are recognized as impaired when there is no longer an assumption that future cash flows will be collected in full under the originally contracted terms. This model will be replaced by the CECL model that will become effective for First Choice for the fiscal year beginning after December 15, 2019 in which financial institutions will be required to use historical information, current conditions and reasonable forecasts to estimate the expected loss over the life of the loan. First Choice is evaluating the effect that CECL will have on its financial position and results of operations. There can be no assurance that First Choice will not be required to increase its reserves and ALLL as a result of the implementation of CECL.

Market Risk

Market Risk is the risk that market conditions, including changes in interest rates, may adversely impact the value of assets or liabilities or otherwise negatively impact our earnings. Market risk is inherent in the financial instruments associated with our operations, including loans, deposits, securities, short-term borrowings, long-term debt, and derivatives. Financial assets, such as loans and securities with fixed interest rates are likely to lose market value, if rates in the market rise. Loans which are tied to an index such as the Prime Rate are less susceptible to losing value as rates rise, although the loans may be subject to incremental credit risk. On the other hand, long-term certificates of deposit (CDs), and long term debt with fixed interest rates tend to lose market value if rates in the market fall, because the interest cost of these liabilities does not fall as the rates in the market fall. First Choice Bank makes very limited use of derivatives, in the form of call features on long-term brokered CDs, so that First Choice Bank can call and repay the CDs, if rates fall. Because of that call feature, in a falling rate environment, First Choice can repay those deposits and typically replace them with lower cost deposits.

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Our business is subject to interest rate risk, and variations in interest rates may materially and adversely affect our financial performance.

Changes in the interest rate environment may reduce our profits. It is expected that we will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. Changes in market interest rates generally affect loan volume, loan yields, funding sources and funding costs. Our net interest spread depends on many factors that are partly or completely out of our control, including competition, federal economic monetary and fiscal policies, and general economic conditions.

While an increase in interest rates may increase our loan yield, it may adversely affect the ability of certain borrowers with variable-rate loans to pay the interest on and principal of their obligations. Following an increase in interest rates, our ability to maintain a positive net interest spread is dependent on our ability to increase our loan offering rates, replace loan maturities with new originations, minimize increases on our deposit rates, and maintain an acceptable level and mix of funding. We cannot provide assurances that we will be able to increase our loan offering rates and continue to originate loans due to the competitive landscape in which we operate. Additionally, we cannot provide assurances that we can minimize the increases in our deposit rates while maintaining an acceptable level of deposits. Finally, we cannot provide any assurances that we can maintain our current levels of noninterest-bearing deposits as customers may seek higher-yielding products when rates increase.

Accordingly, changes in levels of interest rates could materially and adversely affect our net interest spread, net interest margin, cost of deposits, asset quality, loan origination volume, liquidity, and overall profitability.

The price of our common stock may be volatile or may decline.

The trading price of our common stock may fluctuate as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

●	actual or anticipated quarterly fluctuations in our periodic operating results and financial condition;
●	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;
●	failure to meet analysts’ revenue or earnings estimates;
●	cyber security breaches;
●	speculation in the press or investment community;
●	strategic actions by us or our competitors, such as acquisitions or restructurings;
●	actions by institutional stockholders;
●	fluctuations in the stock price and operating results of our competitors;
●	general market conditions and, in particular, developments related to market conditions for the financial services industry;
●	proposed or adopted regulatory changes or developments;
●	anticipated or pending investigations, proceedings or litigation that involve or affect us; or
●	domestic and international economic factors unrelated to our performance.

The stock market and, in particular, the market for financial institution stocks, has experienced significant volatility during the past several years and the future performance of the stock market is inherently uncertain. As a result, the stock market generally and the market price and trading volume of our common stock specifically may be volatile. The trading price of our common stock will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, and future sales of our equity or equity-related securities. A significant decline in our stock price could result in the potential impairment of goodwill, substantial losses for individual stockholders and could lead to costly and disruptive securities litigation.

The value of our securities in our investment portfolio may decline in the future.

The fair value of our investment securities may be adversely affected by market conditions, including changes in interest rates, implied credit spreads, and the occurrence of any events adversely affecting the issuer of particular securities in our investments portfolio. We analyze our securities on a quarterly basis to determine if an other-than-temporary impairment has occurred. The process for determining whether impairment is other-than-temporary usually requires complex, subjective judgments about the future financial performance of the issuer in order to assess the probability of receiving all contractual principal and interest payments on the security. Because of changing economic and market conditions affecting issuers, we may be required to recognize other-than-temporary impairment in future periods, which could have a material adverse effect on our business, financial condition, or results of operations.

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Risks Related to Our Deposits

First Choice’s deposit portfolio includes significant concentrations and a large percentage of our deposits are attributable to a relatively small number of clients.

As a commercial bank, we provide services to a number of clients whose deposit levels vary considerably and have a significant amount of seasonality. At December 31, 2017, 45 clients maintained balances (aggregating all related accounts, including multiple business entities and personal funds of business owners) in excess of $2 million. This amounted to $315.0 million or approximately 40.8% of First Choice’s total deposits as of December 31, 2017. In addition, our ten largest depositor relationships accounted for approximately 25.5% of our deposits at December 31, 2017. Our largest depositor relationship accounted for approximately 8.6% of our deposits at December 31, 2017. These deposits can and do fluctuate substantially. The depositors are not concentrated in any industry or business. The loss of any combination of these depositors, or a significant decline in the deposit balances due to ordinary course fluctuations related to these customers’ businesses, would adversely affect our liquidity and require us to raise deposit rates to attract new deposits, purchase federal funds or borrow funds on a short-term basis to replace such deposits. Depending on the interest rate environment and competitive factors, low cost deposits may need to be replaced with higher cost funding, resulting in a decrease in net interest income and net income. While these events could have a material impact on First Choice’s results, First Choice expects, in the ordinary course of business, that these deposits will fluctuate and believes it is capable of mitigating this risk, as well as the risk of losing one of these depositors, through additional liquidity, and business generation in the future. However, should a significant number of these customers leave First Choice Bank, it could have a material adverse impact on First Choice Bank.

Liquidity Risk

Liquidity Risk is the potential inability to meet our contractual and contingent financial obligations, on- or off-balance sheet, as they become due.

We are subject to liquidity risk, which could adversely affect our financial condition and results of operations.

Effective liquidity management is essential for the operation of our business. Although we have implemented strategies to maintain sufficient and diverse sources of funding to accommodate planned, as well as unanticipated, changes in assets, liabilities, and off-balance sheet commitments under various economic conditions, an inability to raise funds through deposits, borrowings, the sale of investment securities and other sources could have a material adverse effect on our liquidity. Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market disruption, a decrease in the borrowing capacity assigned to our pledged assets by our secured creditors, or adverse regulatory action against us. Our ability to acquire deposits or borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry generally as a result of conditions faced by banking organizations in the domestic and worldwide credit markets.

We may need to raise additional capital in the future and such capital may not be available when needed or at all.

We may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments, regulatory requirements, and business needs. First Choice Bancorp will be a public traded company. As a publicly traded company, a likely source of additional funds is the capital markets, accomplished generally through the issuance of equity, both common and preferred stock, and the issuance of subordinated debentures. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control, and our financial performance. Deterioration in economic conditions and the loss of confidence in financial institutions may increase our cost of funding and limit our access to some of our customary sources of liquidity, including, but not limited to, inter-bank borrowings, repurchase agreements and borrowings from Federal Home Loan Bank (FHLB), the discount window of the Federal Reserve Bank of San Francisco, as well as to capital markets.

We cannot provide any assurance that access to such capital and liquidity will be available to us on acceptable terms or at all. Any occurrence that may limit our access to the capital markets, such as a decline in the confidence of debt purchasers or counterparties participating in the capital markets, may materially and adversely affect our capital costs and our ability to raise capital and, in turn, our liquidity. Further, if we need to raise capital in the future, we may have to do so when many other financial institutions are also seeking to raise capital and would then have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a materially adverse effect on our business, financial condition, or results of operations.

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We may be adversely affected by changes in the actual or perceived soundness or condition of other financial institutions.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial and financial soundness of other financial institutions. Financial institutions are closely related as a result of trading, investment, liquidity management, clearing, counterparty and other relationships. Loss of public confidence in any one institution, including through default, could lead to liquidity and credit problems, losses, or defaults for other institutions. Even the perceived lack of creditworthiness of, or questions about, a counterparty may lead to market-wide liquidity and credit problems, losses, or defaults by various institutions. This systemic risk may adversely affect financial intermediaries, such as clearing agencies, banks and exchanges we interact with on a daily basis or key funding providers such as the Federal Home Loan Banks, any of which could have a material adverse effect on our access to liquidity or otherwise have a material adverse effect on our business, financial condition, or results of operations.

The primary source of the First Choice Bancorp’s liquidity from which, among other things, we pay dividends will be the receipt of dividends from First Choice Bank and a credit line secured by a lien on 100% of the common stock of the First Choice Bank.

First Choice is a legal entity separate and distinct from First Choice Bank and any other subsidiaries of the First Choice and/or First Choice Bank. The availability of dividends from First Choice Bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of First Choice Bank and other factors, that the Federal Reserve, the FDIC and/or the CDBO could assert that payment of dividends or other payments is an unsafe or unsound practice. In the event First Choice Bank is unable to pay dividends to First Choice, it is likely that we, in turn, would have insufficient capital or cash to make any cash distributions to shareholders in the form of cash dividends or share repurchases and may have difficulty meeting our other financial obligations, including payments in respect of any outstanding indebtedness or subordinated debentures, if we had any at the time. Although at December 31, 2017, First Choice Bank had retained earnings of $16.5 million, we can provide no assurances that First Choice Bank’s future operating results would not reduce First Choice Bank’s retained earnings or regulatory required capital ratios to a level that would be insufficient to pay dividends to First Choice or would otherwise require prior regulatory approval to do so. The inability of First Choice Bank to pay dividends to First Choice could have a material adverse effect on our business, including the market price of our common stock.

In order to provide liquidity for First Choice to operate, First Choice has arranged a $10 million advancing line of credit from a correspondent bank. That line of credit is secured by 100% of the common stock of First Choice Bank. The line of credit also has covenants which must be met before First Choice can make further advances. Failure to meet these covenants could have a material adverse effect on our business. On February 27, 2018, First Choice received approval increasing the available credit under this facility from $10 million to $25 million, subject to completion of the merger with PCB.

We may reduce or discontinue the payment of dividends on common stock.

Our stockholders are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. Although First Choice Bank has historically declared cash dividends on its common stock, First Choice is not required to do so and may reduce or eliminate our common stock dividend in the future. First Choice’s ability to pay dividends to our stockholders is subject to the restrictions set forth in California law and by the Federal Reserve. As a “small bank holding company” under applicable Federal Reserve regulations, First Choice is prohibited from paying cash dividends at any time that its debt to equity ratio is greater than 1.0:1 until such time as it reduces its debt to equity ratio to 1.0:1 or less and First Choice Bank is well-capitalized. In addition, we may be restricted by applicable law or regulation or actions taken by our regulators, now or in the future, from paying dividends to our stockholders. We cannot provide assurance that we will continue paying dividends on our common stock at current levels or at all. A reduction or discontinuance of dividends on our common stock could have a material adverse effect on our business, including the market price of our common stock.

Risks Related to our Management

First Choice is highly dependent on our management team, and the loss of our senior executive officers or other key employees could harm our ability to implement our strategic plan, impair our relationships with customers and adversely affect our business, results of operations and growth prospects.

Our success is dependent, to a large degree, upon the continued service and skills of our executive management team, particularly Mr. Robert Franko, our president and chief executive officer.

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Our business and growth strategies are built primarily upon our ability to retain employees with experience and business relationships within their respective market areas. We seek to manage the continuity of our executive management team through regular succession planning. In addition, we recently entered into an employment agreement with Mr. Franko. For a summary of Mr. Franko’s employment agreement, see “Executive Compensation—Employment Agreements.” The loss of Mr. Franko or any of our other key personnel could have an adverse impact on our business and growth because of their skills, years of industry experience, knowledge of our market areas, the difficulty of finding qualified replacement personnel, and any difficulties associated with transitioning of responsibilities to any new members of the executive management team. In addition, although we have non-solicitation agreements, which limits the ability of executives to solicit our customers and employees, with each of our executive officers, we do not have any such agreements with other employees who are important to our business, and in any event the enforceability of non-competition agreements varies across the states in which we do business. While our loan officers are generally subject to non-solicitation provisions as part of their employment, our ability to enforce such agreements may not fully mitigate the injury to our business from the breach of such agreements, as such employees could leave us and immediately begin soliciting our customers. The departure of any of our personnel who are not subject to enforceable non-competition agreements could have a material adverse impact on our business, results of operations and growth prospects.

Regulatory, Compliance and Legal Risk

We are subject to extensive regulation, which could materially and adversely affect our business.

The banking industry is extensively regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, federal deposit insurance funds and the banking system as a whole, not for the protection of our stockholders and creditors. First Choice is subject to regulation and supervision by the Federal Reserve, and First Choice Bank is subject to regulation and supervision by the FDIC and the CDBO. The laws and regulations applicable to us govern a variety of matters, including, but not limited to, permissible types, amounts and terms of loans and investments we make, the maximum interest rate that may be charged, consumer disclosures on the products and services we offer, the amount of reserves we must hold against our customers’ deposits, the types of deposits we may accept and the rates we may pay on such deposits, maintenance of adequate capital and liquidity, restrictions on dividends and establishment of new offices by First Choice Bank. We must obtain approval from our regulators before engaging in certain activities, including certain acquisitions, and there can be no assurance that any regulatory approvals we may require will be obtained, or obtained without conditions, either in a timely manner or at all. Our regulators have the ability to compel us to, or restrict us from, taking certain actions entirely, such as actions that our regulators deem to constitute unsafe or unsound banking practice. While we have policies and procedures designed to prevent violations of the extensive federal and state regulations we are subject to, our failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in orders from our regulators, civil monetary penalties, or damage to our reputation, all of which could have a material adverse effect on our business, financial condition, or results of operation.

Regulations affecting banks and other financial institutions, such as the Dodd-Frank Act, are undergoing continuous review and change frequently. The ultimate effect of such changes cannot be predicted. Because our business is highly regulated, compliance with such regulations and laws may increase our costs and limit our ability to pursue business opportunities. Also, participation in any future specific government stabilization programs may subject us to additional restrictions. There can be no assurance that laws, rules and regulations will not be proposed or adopted in the future, which could (i) make compliance much more difficult or expensive, (ii) restrict our ability to originate, broker or sell loans or accept certain deposits, (iii) further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us, or (iv) otherwise materially and adversely affect our business or prospects for business. While the change in administration in the United States may ultimately roll back or modify certain of the regulations adopted since the financial crisis, including those adopted under the Dodd-Frank Act, uncertainty about the timing and scope of any such changes as well as the cost of complying with a new regulatory regime, may negatively impact our business, at least in the short term, even if the long-term impact of any such changes are positive for our business.

We are subject to capital adequacy standards, and a failure to meet these standards could adversely affect our financial condition.

First Choice Bank and First Choice are each subject to capital adequacy and liquidity rules and other regulatory requirements specifying minimum amounts and types of capital that must be maintained. From time to time, the regulators implement changes to these regulatory capital adequacy and liquidity guidelines. If we fail to meet these minimum capital and liquidity guidelines and other regulatory requirements, we or our subsidiaries may be restricted in the types of activities we may conduct and may be prohibited from taking certain capital actions, such as paying dividends and repurchasing or redeeming capital securities.

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First Choice and its subsidiaries are subject to changes in federal and state tax laws, interpretation of existing laws and examinations and challenges by taxing authorities.

Our financial performance is impacted by federal and state tax laws. The enactment of new federal or state tax legislation may occur or interpretations of existing tax law may have a material adverse effect on our financial condition, results of operations, and liquidity.

In the normal course of business, we are routinely subjected to examinations and audits from federal and state taxing authorities regarding tax positions taken by us and the determination of the amount of tax due. These examinations may relate to income, franchise, gross receipts, payroll, property, sales and use, or other tax returns filed, or not filed, by us. The challenges made by taxing authorities may result in adjustments to the amount of taxes due and may result in the imposition of penalties and interest. If any such challenges are not resolved in our favor, they could have a material adverse effect on our financial condition, results of operations, and liquidity.

The Impact of the Tax Reform Act of 2017 on our business is uncertain.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law. The Tax Act includes a number of provisions that impact our business and individual clients in various ways.

Tax Rate. Because the Tax Act permanently reduces the corporate income tax rate from a maximum tax rate of 35% (the prior top corporate income tax rate) to a 21% flat rate for the fourth quarter of 2018, our results for the fourth quarter and the full year of 2017 were negatively impacted.  Although the reduced tax rate generally should be favorable to us by resulting in increased earnings and capital, it has decreased the value of our existing deferred tax assets (“DTA”). GAAP requires that the impact of the provisions of the Tax Act be accounted for in the period of enactment. We therefore re-measured our DTA and determined that the value of the DTA had declined by $1.8 million.  As a result, we recorded additional tax expense of $1.8 million during the fourth quarter of 2017. The Tax Act is also expected to have positive effect on our corporate customers, as it is expected to improve earnings and cash positions, which may lead to more borrowing from our loan customers and more savings from our depositors.

Business Asset Expensing. The Tax Act allows taxpayers immediately to expense the entire cost (instead of only 50%, as under prior law) of certain depreciable tangible property and real property improvements acquired and placed in service after September 27, 2017 and before January 1, 2023 (with an additional year for certain property). This 100% “bonus” depreciation is phased out proportionately for property placed in service on or after January 1, 2023 and before January 1, 2027 (with an additional year for certain property). This provision may result in increased borrowing by our corporate clients to acquire and upgrade real estate assets.

Interest Expense. The Tax Act limits a taxpayer’s annual deduction of business interest expense to the sum of (i) business interest income and (ii) 30% of “adjusted taxable income,” defined as a business’s taxable income without taking into account business interest income or expense, net operating losses, and, for 2018 through 2021, depreciation, amortization and depletion. This provision may result in decreased borrowing due to the reduction of the business interest deduction.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

The Dodd-Frank Act, among other things, imposed new capital requirements on bank holding companies; changed the base for FDIC insurance assessments to a bank’s average consolidated total assets minus average tangible equity, rather than upon its deposit base; permanently raised the current standard deposit insurance limit to $250,000; and expanded the FDIC’s authority to raise insurance premiums. The Dodd-Frank Act established the CFPB, which has broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards and contains provisions on mortgage-related matters, such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. Although the applicability of certain elements of the Dodd-Frank Act is limited to institutions with more than $10 billion in assets, there can be no guarantee that such applicability will not be extended in the future or that regulators or other third parties will not seek to impose such requirements on institutions with less than $10 billion in assets, such as First Choice Bank. Although legislation has been introduced to reduce regulatory requirements, including the Financial Choice Act of 2017 described below, compliance with the Dodd-Frank Act and its implementing regulations has and will continue to result in additional operating and compliance costs that could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

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The proposed Financial Choice Act of 2016 was introduced in June 2016, subsequently adopted in the Financial Services Committee, but it never advanced to the full House of Representatives. It would have amended the Dodd-Frank Act to repeal the “Volcker Rule,” which restricts banks from making certain speculative investments; eliminate the FDIC’s orderly liquidation authority for the winding down of failing banks and establish new provisions regarding financial institution bankruptcy; and repeal the “Durbin Amendment,” which limits the fees that may be charged to retailers for debit card processing. Certain banks may exempt themselves from specified regulatory standards if they maintain a certain ratio of capital to total assets and meet other specified requirements. The bill would remove the Financial Stability Oversight Council’s authority to designate non-bank financial institutions and financial market utilities as “systemically important.” Under current law, entities so designated are subject to additional regulatory restrictions. Designations made previously would be retroactively repealed. The bill would also amend the Consumer Financial Protection Act of 2010 to restructure the CFPB by replacing its director with a bipartisan commission; subject the commission to the congressional appropriations process, expanded judicial review, and additional congressional oversight; and limit the commission’s authority to take action against entities for abusive practices.

A modified version of the Financial Choice Act (“Financial Choice Act of 2017”) was introduced on April 19, 2017, which passed the House of Representatives on June 8, 2017 and has now moved to the Senate for consideration, that retains many of the principles of the original Financial Choice Act, but with certain modifications, including certain banks may exempt themselves from specified regulatory standards if they maintain a certain ratio of capital to total assets without meeting additional requirements, providing additional relief from and changes to the existing stress-testing regime, removing the FDIC from the Dodd-Frank resolution plan process, further modifying the CFPB’s jurisdiction, functions and governance structure by renaming the agency and having it led by a single director appointed and removable at will by the President, and placing limits and guidelines applicable to the federal regulatory agencies’ enforcement, rulemaking and supervisory authority.

On March 14, 2018, the Senate passed the Economic Growth, Regulatory Relief and Consumer Protection Act (S. 2155) and has now moved to the House of Representatives for consideration, that would repeal or modify provisions of the Dodd-Frank Act and ease regulations on all but the largest banks. S. 2155’s highlights include improving consumer access to mortgage credit that, among other things, (i) exempt banks with less than $10 billion in assets from the ability-to-repay requirements for certain qualified residential mortgage loans; (ii) not require appraisals for certain transactions valued at less than $400,000 in rural areas; (iii) exempt banks and credit unions that originate fewer than 500 open-end and 500 closed-end mortgages from HMDA’s expanded data disclosures (the provision would not apply to nonbanks and would not exempt institutions from HMDA reporting altogether; (iv) amend the SAFE Mortgage Licensing Act by providing registered mortgage loan originators in good standing with 120 days of transitional authority to originate loans when moving from a federal depository institution to a non-depository institution or across state lines; (v) require the CFPB to clarify how TRID applies to mortgage assumption transactions and construction-to-permanent home loans as well as outline certain liabilities related to model disclosure use, and (vi) provide that federal banking regulators may not impose higher capital standards on High Volatility Commercial Real Estate exposures unless they are for acquisition, development or construction (ADC), and clarifies ADC status. In addition, S. 2155’s highlights also include regulatory relief for certain institutions, whereby among other things, it simplifies capital calculations by requiring regulators to adopt a threshold for community bank leverage ratio of between 8% to 10%, institutions under $10 billion in assets that meet such community bank leverage ratio will automatically be deemed to be well-capitalized, although regulators retain the flexibility to determine that a depository institution may not qualify for the community bank leverage ratio test based on the institution’s risk profile, and exempts community banks from Section 13 of the Bank Holding Company Act if they have less than $10 billion in total consolidated assets; and exempts banks with less than $10 billion in assets, and total trading assets and liabilities not exceeding more than five percent of their total assets, from the Volcker Rule restrictions on trading with their own capital. S. 2155 also adds certain protections for consumers, including veterans and active duty military personnel, expanded credit freezes and creation of an identity theft protection database. S. 2155 also makes changes for bank holding companies, as it raises the threshold for automatic designation as a systemically important financial institution from $50 billion to $250 billion in assets, subjects banks with $100 billion to $250 billion in total assets to periodic stress tests, exempts from stress test requirements entirely banks with under $100 billion in assets, and requires the federal banking regulators to, within 180 days of passage, raise the asset threshold under the Small Bank Holding Company Policy Statement from $1 billion to $3 billion. S. 2155 also adds certain protections for student borrowers.

In addition, other new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the bank and non-bank financial services industries and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Certain aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of our business activities, require more oversight or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans and achieve satisfactory interest spreads and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations to comply and could have an adverse effect on our business, financial condition and results of operations.

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As a result of the Dodd-Frank Act and recent rulemaking, we are subject to more stringent capital requirements.

In July 2013, the U.S. federal banking authorities approved the implementation of the Basel III regulatory capital reforms, or Basel III, and issued rules effecting certain changes required by the Dodd-Frank Act. Basel III is applicable to all U.S. banks that are subject to minimum capital requirements as well as to bank and saving and loan holding companies, other than “small bank holding companies” (generally bank holding companies with consolidated assets of less than $1.0 billion). Basel III not only increases most of the required minimum regulatory capital ratios, it introduces a new common equity Tier 1 capital ratio and the concept of a capital conservation buffer. Basel III also expands the current definition of capital by establishing additional criteria that capital instruments must meet to be considered additional Tier 1 and Tier 2 capital. In order to be a “well-capitalized” depository institution under the new regime, an institution must maintain a common equity Tier 1 capital ratio of 6.5% or more; a Tier 1 capital ratio of 8% or more; a total capital ratio of 10% or more; and a Tier 1 leverage ratio of 5% or more. The Basel III capital rules became effective as applied to us and First Choice Bank on January 1, 2015 with a phase-in period that generally extends through January 1, 2019 for many of the changes.

The failure to meet applicable regulatory capital requirements could result in one or more of our regulators placing limitations or conditions on our activities, including our growth initiatives, or restricting the commencement of new activities, and could affect customer and investor confidence, our costs of funds and FDIC insurance costs, our ability to pay dividends on our common stock, our ability to make acquisitions, and our business, results of operations and financial conditions, generally.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

Federal and state regulators periodically examine our business, and we may be required to remediate adverse examination findings.

The Federal Reserve, the FDIC, and the CDBO periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, a banking agency were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we were in violation of any law or regulation, they may take a number of different remedial actions as they deem appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to assess civil money penalties, to fine or remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance and place us into receivership or conservatorship. Any regulatory action against us could have an adverse effect on our business, financial condition and results of operations.

We are subject to numerous laws designed to protect consumers, including the Community Reinvestment Act and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.

The Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations prohibit discriminatory lending practices by financial institutions. The U.S. Department of Justice, federal banking agencies, and other federal agencies are responsible for enforcing these laws and regulations. A challenge to an institution’s compliance with fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also challenge an institution’s performance under fair lending laws in private class action litigation. Such actions could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

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We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, the USA Patriot Act and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and to file reports such as suspicious activity reports and currency transaction reports. We are required to comply with these and other anti-money laundering requirements. The federal banking agencies and Financial Crimes Enforcement Network are authorized to impose significant civil money penalties for violations of those requirements and have recently engaged in coordinated enforcement efforts against banks and other financial services providers with the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. We are also subject to increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient, we would be subject to liability, including fines and regulatory actions, which may include restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans.

Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

The Federal Reserve may require us to commit capital resources to support First Choice Bank.

As a matter of policy, the Federal Reserve expects a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. The Dodd-Frank Act codified the Federal Reserve’s policy on serving as a source of financial strength. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to borrow the funds or raise capital. Any loans by a holding company to its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by First Choice to make a required capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations.

We may be adversely affected by the soundness of other financial institutions.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty, and other relationships. We have exposure to different industries and counterparties, and through transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. These losses or defaults could have a material adverse effect on our business, financial condition, results of operations and growth prospects. Additionally, if our competitors were extending credit on terms we found to pose excessive risks, or at interest rates which we believed did not warrant the credit exposure, we may not be able to maintain our business volume and could experience deteriorating financial performance.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect on our business and stock price.

As a private company, we have not been required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and were therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. In particular, we will be required to certify our compliance with Section 404 of the Sarbanes-Oxley Act beginning with our second annual report on Form 10-K, which will require us to furnish annually a report by management on the effectiveness of our internal control over financial reporting. Although we are currently an emerging growth company and have elected additional transitional relief available to emerging growth companies, if we are unable to continue to qualify as an emerging growth company in the future or we are unable to qualify as a smaller reporting company under applicable SEC rules, then our independent registered public accounting firm will be required to report on the effectiveness of our internal control over financial reporting, beginning as of that second annual report.

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If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors, counterparties and customers may lose confidence in the accuracy and completeness of our consolidated financial statements and reports; our liquidity, access to capital markets and perceptions of our creditworthiness could be adversely affected; and the market price of our common stock could decline. In addition, we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, the Board of Governors of the Federal Reserve System, the FDIC, the CDBO or other regulatory authorities, which could require additional financial and management resources. These events could have an adverse effect on our business, financial condition and results of operations.

We are subject to claims and litigation which could adversely affect our cash flows, financial condition and results of operations, or cause us significant reputational harm.

We and certain of our directors, officers and subsidiaries may be involved, from time to time, in reviews, investigations, litigation, and other proceedings pertaining to our business activities. If claims or legal actions, whether founded or unfounded, are not resolved in a favorable manner to us, they may result in significant financial liability. Although we establish accruals for legal matters when and as required by generally accepted accounting principles and certain expenses and liabilities in connection with such matters may be covered by insurance, the amount of loss ultimately incurred in relation to those matters may be substantially higher than the amounts accrued and/or insured. Substantial legal liability could adversely affect our business, financial condition, results of operations, and reputation.

Risk of the Competitive Environment in which We Operate

We face strong competition from financial services companies and other companies that offer banking services, which could materially and adversely affect our business.

The financial services industry has become even more competitive as a result of legislative, regulatory and technological changes and continued banking consolidation, which may increase in connection with current economic, market and political conditions. We face substantial competition in all phases of our operations from a variety of competitors, including national banks, regional banks, community banks and, more recently, financial technology (or “fintech”) companies. Many of our competitors offer the same banking services that we offer and our success depends on our ability to adapt our products and services to evolving industry standards. Increased competition in our market may result in reduced new loan and lease production and/or decreased deposit balances or less favorable terms on loans and leases and/or deposit accounts. We also face competition from many other types of financial institutions, including without limitation, non-bank specialty lenders, insurance companies, private investment funds, investment banks, and other financial intermediaries.

We also face competition from financial intermediaries that have opened production offices or that solicit deposits in our market areas. Should competition in the financial services industry intensify, our ability to market our products and services may be adversely affected. If we are unable to attract and retain banking customers, we may be unable to grow or maintain the levels of our loans and deposits and our results of operations and financial condition may be adversely affected as a result. Ultimately, we may not be able to compete successfully against current and future competitors.

Our ability to maintain, attract and retain customer relationships and investors is highly dependent on our reputation.

Damage to our reputation could undermine the confidence of our current and potential customers and investors in our ability to provide high-quality financial services. Such damage could also impair the confidence of our counterparties and vendors and ultimately affect our ability to effect transactions. Maintenance of our reputation depends not only on our success in maintaining our service-focused culture and controlling and mitigating the various risks described herein, but also on our success in identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, client personal information and privacy issues, customer and other third-party fraud, record-keeping, technology-related issues including but not limited to cyber fraud, regulatory investigations and any litigation that may arise from the failure or perceived failure to comply with legal and regulatory requirements. Maintaining our reputation also depends on our ability to successfully prevent third parties from infringing on our brands and associated trademarks and our other intellectual property. Defense of our reputation, trademarks and other intellectual property, including through litigation, could result in costs that could have a material adverse effect on our business, financial condition, or results of operations.

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Risks Related to Risk Management

Failure to keep pace with technological change could adversely affect our business.

The financial services industry experiences continuous technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Many of our competitors, however, have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. In addition, we depend on internal and outsourced technology to support all aspects of our business operations. Interruption or failure of these systems creates a risk of business loss as a result of adverse customer experiences and possible diminishing of our reputation, damage claims or civil fines. Failure to successfully keep pace with technological change affecting the financial services industry or to successfully convert to a new core processing system could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

A breach in the security of our systems, or those of contracted partners, could disrupt our business, result in the disclosure of confidential information, damage our reputation, and create significant financial and legal exposure.

Although we devote significant resources to maintain and regularly update our systems and processes that are designed to protect the security of our computer systems, software, networks and other technology assets, as well as the confidentiality, integrity and availability of information belonging to us and our customers, there is no assurance that all of our security measures will provide absolute security.

Many financial institutions, including First Choice Bank, have been subjected to attempts to infiltrate the security of their websites or other systems, some involving sophisticated and targeted attacks intended to obtain unauthorized access to confidential information, destroy data, disrupt or degrade service, sabotage systems or cause other damage, including through the introduction of computer viruses or malware, cyberattacks and other means. We believe that we have been targeted by individuals and groups using malicious code and viruses, as have most other banks, and we have experienced attempts at distributed denial-of-service attacks with the objective of disrupting on-line banking services and expect to be subject to such attacks in the future. Because First Choice Bank depends on its core processor to handle all of First Choice Bank’s general ledger, as well as First Choice Bank’s website for transactions, such an attack on the core processor could negatively impact First Choice Bank’s ability to operate and deliver service to our clients. To date, First Choice Bank has not experienced a material attack which has affected First Choice Bank’s ability to operate and deliver service to our clients.

Despite efforts to ensure the integrity of our systems, it is possible that we may not be able to anticipate, detect or recognize threats to our systems or to implement effective preventive measures against all security breaches of these types inside or outside our business, especially because the techniques used change frequently or are not recognized until launched, and because cyberattacks can originate from a wide variety of sources, including individuals or groups who are associated with external service providers or who are or may be involved in organized crime or linked to terrorist organizations or hostile foreign governments. Those parties may also attempt to fraudulently induce employees, customers, third-party service providers or other users of our systems to disclose sensitive information in order to gain access to our data or that of our customers or clients. These risks may increase in the future as we continue to increase mobile deposits/payments and other internet-based product offerings or we expand internal usage of web-based applications.

A successful penetration or circumvention of the security of our systems or the systems of another market participant could cause serious negative consequences, including significant disruption of our operations, misappropriation of confidential information, or damage to computers or systems, and may result in violations of applicable privacy and other laws, financial loss, loss of confidence in our security measures, customer dissatisfaction, significant litigation exposure and harm to our reputation, all of which could have a material adverse effect on our business, financial condition, results of operations, and future prospects.

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We rely on other companies to provide key components of our business infrastructure.

We rely on certain third parties to provide products and services necessary to maintain day-to-day operations, such as data processing and storage, recording and monitoring transactions, on-line banking interfaces and services, Internet connections and network access. Even though we have a vendor management program to help us carefully select and monitor the performance of third parties, we do not ultimately control the actions of those third parties. The failure of a third-party to perform in accordance with the contracted arrangements under service level agreements as a result of changes in the third party’s organizational structure, financial condition, support for existing products and services, strategic focus, system interruption or breaches, or for any other reason, could be disruptive to our operations, which could have a material adverse effect on our business, financial condition and results of operations. Replacing these third parties could also create significant delays and expense. Accordingly, use of such third parties creates an inherent risk to our business operations.

Our operations could be interrupted if our third-party service providers experience difficulty, terminate their services or fail to comply with banking regulations.

We depend to a significant extent on a number of relationships with third-party service providers. Specifically, we receive core systems processing, essential web hosting and other internet systems, deposit processing and other processing services from third-party service providers. If these third-party service providers experience difficulties or terminate their services and we are unable to replace them with other service providers, our operations could be interrupted. If an interruption were to continue for a significant period of time, our business, financial condition and results of operations could be adversely affected, perhaps materially. Even if we are able to replace them, it may be at a higher cost to us, which could adversely affect our business, financial condition and results of operations.

We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

Employee errors and employee and customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

We maintain a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and customer or employee fraud. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

Changes in accounting standards could materially impact our consolidated financial statements.

From time to time, the Financial Accounting Standards Board, or FASB, or the Securities and Exchange Commission, or SEC, may change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements. Such changes may result in us being subject to new or changing accounting and reporting standards. In addition, the bodies that interpret the accounting standards (such as banking regulators or outside auditors) may change their interpretations or positions on how these standards should be applied. These changes may be beyond our control, can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retrospectively, or apply an existing standard differently, also retrospectively, in each case resulting in our needing to revise or restate prior period consolidated financial statements.

Liabilities from environmental regulations could materially and adversely affect our business and financial condition.

In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clear up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of any contaminated site, we may be subject to common law claims by third parties based on damages, and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected.

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The obligations associated with being a public company will require significant resources and management attention, which may divert from our business operations.

As a result of this filing, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, or Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition with the SEC. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting, personnel and other expenses that we did not previously incur. We anticipate that these costs will materially increase our general and administrative expenses. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our strategic plan, which could prevent us from successfully implementing our growth initiatives and improving our business, results of operations and financial condition.

As an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain temporary exemptions from various reporting requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and an exemption from the requirement to obtain an attestation from our auditors on management’s assessment of our internal control over financial reporting. When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with them. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

Confidential customer information transmitted through our online banking service is vulnerable to security breaches and computer viruses, which could expose us to litigation and adversely affect our reputation and ability to generate deposits.

We provide our customers the ability to bank online. The secure transmission of confidential information over the Internet is a critical element of online banking. Our network could be vulnerable to unauthorized access, computer viruses, phishing schemes and other security problems. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. To the extent that our activities or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could adversely affect our reputation and our ability to generate deposits.

We depend on the accuracy and completeness of information provided by customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished to us by or on behalf of customers and counterparties, including financial statements and other financial information. We also may rely on representations of customers and counterparties as to the accuracy and completeness of that information. In deciding whether to extend credit, we may rely upon our customers’ representations that their financial statements conform to GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We also may rely on customer representations and certifications, or other audit or accountants’ reports, with respect to the business and financial condition of our clients. Our financial condition, results of operations, financial reporting and reputation could be negatively affected if we rely on materially misleading, false, inaccurate or fraudulent information.

We face strong competition from financial services companies and other companies that offer banking services, which could harm our business.

Our operations consist of offering banking services to generate both interest and noninterest income. Many of our competitors offer the same, or a wider variety of, banking and related financial services within our market areas. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In addition, a number of out-of-state financial intermediaries have opened production offices or otherwise solicit deposits in our market areas. Additionally, we face growing competition from so-called “online businesses” with few or no physical locations, including online banks, lenders and consumer and commercial lending platforms, as well as automated retirement and investment service providers. Increased competition in our markets may result in reduced loans, deposits and commissions and brokers’ fees, as well as reduced net interest margin and profitability. Ultimately, we may not be able to compete successfully against current and future competitors. If we are unable to attract and retain banking customers, we may be unable to continue to grow our business, and our financial condition and results of operations may be adversely affected.

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Severe weather, natural disasters, acts of war or terrorism or other adverse external events could harm First Choice’s business.

Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on our ability to conduct business. The nature and level of severe weather and/or natural disasters cannot be predicted and may be exacerbated by global climate change. Severe weather and natural disasters could harm our operations through interference with communications, including the interruption or loss of our computer systems, which could prevent or impede us from gathering deposits, originating loans and processing and controlling the flow of business, as well as through the destruction of facilities and our operational, financial and management information systems. California, in which our business is located and a substantial portion of our loan collateral is located, is susceptible to severe weather and natural disasters such as earthquakes, floods, droughts and wildfires. Additionally, the United States remains a target for potential acts of war or terrorism. Such severe weather, natural disasters, acts of war or terrorism or other adverse external events could negatively impact our business operations or the stability of our deposit base, cause significant property damage, adversely impact the values of collateral securing our loans and/or interrupt our borrowers’ abilities to conduct their business in a manner to support their debt obligations, which could result in losses and increased provisions for credit losses. There is no assurance that our business continuity and disaster recovery program can adequately mitigate the risks of such business disruptions and interruptions.

Risk from Accounting Estimates

Our decisions regarding the fair value of assets originated or acquired could be inaccurate which could materially and adversely affect our business, financial condition, results of operations, and future prospects.

To comply with generally accepted accounting principles, management must exercise judgment in selecting, determining, and applying accounting methods, assumptions, and estimates. Management makes various estimates and judgments about the collectibility of originated and acquired loans, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of secured loans. If the actual performance of these loans and/or the value of the collateral differs materially from management’s estimates, any resulting losses or increased credit loss provisions could have a negative effect on our business, financial condition, or results of operations.

We are an “emerging growth company,” and the reduced regulatory and reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as described in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of reduced regulatory and reporting requirements that are otherwise generally applicable to public companies. These include, without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced financial reporting requirements, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments. The JOBS Act also permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. However, we have irrevocably “opted out” of this provision, and we will comply with new or revised accounting standards to the same extent that compliance is required for non-emerging growth companies.

We may take advantage of these provisions for up to five years (which should be through April 2023), unless we earlier cease to be an emerging growth company, which would occur if our annual gross revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in a three-year period, or if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. Investors may find our common stock less attractive if we rely on the exemptions, which may result in a less active trading market and increased volatility in our stock price.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus includes “forward-looking statements”. Words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will” and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements including those factors identified in “Questions and Answers About The Meetings and The Merger,” “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or “Proposal No. 1 - The Merger Agreement and The Merger” involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

In addition to factors identified elsewhere in this joint proxy statement/prospectus (including the section entitled “Risk Factors” beginning on page 28), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

●	The ability of First Choice Bank to successfully integrate Pacific Commerce Bank, or achieve expected beneficial synergies and/or operating efficiencies;
●	Customer acceptance of First Choice Bank’s and Pacific Commerce Bank’s products and services and efforts by competitor institutions to lure away such customers;
●	Increased competitive pressures generally;
●	Possible business disruption following the merger or difficulty retaining key managers and employees;
●	Changes in customer borrowing, repayment, investment and deposit practices;
●	Changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios;
●	Potential volatility and deterioration in the credit and financial markets or adverse changes in general economic conditions leading to increased loan losses;
●	The potential impact on our net interest margin and funding sources from interest rate fluctuations;
●	Greater than expected noninterest expenses including potential increases in deposit insurance premiums;
●	Fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas;
●	Secondary market conditions for loans and our ability to sell loans in the secondary market;
●	The use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation;
●	Possible acquisitions of other financial institutions and/or expansion into new market areas;
●	The availability of capital;
●	The failure or security breach of computer systems on which we depend;
●	Unanticipated regulatory or legal proceedings;
●	Local, regional, national and international economic conditions and events and the impact they may have on us and our customers;
●	Ability to attract deposits and other sources of liquidity;
●	Oversupply of inventory and deterioration in values of California real estate, both residential and commercial;
●	A prolonged slowdown in construction activity;
●	Changes in the financial performance and/or condition of our borrowers;
●	Changes in the level of non-performing assets and charge-offs;
●	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we must comply;
●	Changes in estimates of future allowance for loan loss requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;
●	Inflation, interest rate, securities market and monetary fluctuations;
●	Political instability;
●	Acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu;
●	The timely development and acceptance of new banking products and services and perceived overall value of these products and services by users;
●	Changes in consumer spending, borrowing and savings habits;

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●	operational risks or risk management failures by us or third parties which we rely on, including, but not limited to, data processing, information systems, cyber-security, technological changes, vendor problems, business interruption and fraud risks;
●	The ability to increase market share and control expenses;
●	Volatility in the credit and equity markets and its effect on the general economy;
●	The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;
●	Changes in our organization, management, compensation and benefit plans;
●	The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; and
●	Our success at managing the risks involved in the foregoing items.

The forward-looking statements are based upon our beliefs and assumptions and are made as of the date of this joint proxy statement/prospectus. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. First Choice Bancorp and Pacific Commerce Bancorp disclaim any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in this joint proxy statement/prospectus to reflect future events or developments, except as required by law.

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THE PCB SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to PCB’s shareholders as part of a solicitation of proxies by PCB’s board of directors for use at its special meeting of shareholders and at any adjournments or postponements of such meeting. This joint proxy statement/prospectus provides PCB’s shareholders with important information about the special meeting and should be read carefully in its entirety.

Date, Time and Place of the Special Meeting

The special meeting will be held at Pacific Commerce Bank, 888 W. 6th Street, 2nd Floor, Los Angeles, California 90017 on June 15, 2018, at 10:00 a.m. (local time).

Record Date for the Special Meeting; Stock Entitled to Vote

Only holders of record of PCB’s common stock at the close of business on April 30, 2018, which is the record date for the special meeting, are entitled to receive notice of and to vote at the meeting. On the record date, PCB had 9,081,258 shares of its no par value common stock issued, outstanding and eligible to vote at the special meeting.

Quorum

A majority of the shares of PCB’s common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining quorum but will not be counted as votes cast on such matters. If there is no quorum at the special meeting, the affirmative vote of at least a majority of the votes present in person or represented by proxy and entitled to vote at the meeting may adjourn the special meeting to another date.

Purposes of the Special Meeting

The special meeting is being held to consider and vote on the following proposals:

●	Approval of the merger agreement and the merger. To approve the Agreement and Plan of Reorganization and Merger, dated February 23, 2018, as amended, by which Pacific Commerce Bancorp will be merged with and into First Choice Bancorp; and Pacific Commerce Bancorp’s bank subsidiary, Pacific Commerce Bank will be merged with and into First Choice Bancorp’s bank subsidiary, First Choice Bank; as more fully described in this joint proxy statement/prospectus.
●	Adjournment. To approve any adjournment or postponement of the special meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

Recommendation of the Pacific Commerce Bancorp Board of Directors

PCB’s board of directors unanimously recommends that PCB’s shareholders vote:

●	“FOR” the approval of the principal terms of the merger agreement and the merger; and
●	“FOR” the approval of any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

All of PCB’s directors approved the merger agreement. See “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Pacific Commerce Bancorp’s Reasons for the Merger; Recommendation of PCB’s Board of Directors” beginning on page 72.

In considering the recommendation of PCB’s board of directors with respect to the merger, PCB’s shareholders should be aware that some of PCB’s directors and executive officers may have interests that are different from, or in addition to, the interests of PCB’s shareholders generally. See “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Interests of Directors and Officers in the Merger” beginning on page 94.

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Number of Votes

Each PCB shareholder is entitled to cast one vote, in person or by proxy, for each share held in that shareholder’s name on PCB’s books as of the record date on the matter to be submitted to the vote of the shareholders.

Votes Required; Voting Agreements

The votes required for each proposal are as follows:

●	Approval of the merger agreement and the merger. The affirmative vote of at least a majority of the shares of PCB’s common stock is required to approve this proposal.
●	Adjournment. The affirmative vote of at least a majority of the shares of PCB’s common stock represented and voting at the special meeting is required to approve this proposal.

As of the record date, PCB’s directors and executive officers owned 2,205,195 voting shares (not including vested option shares), representing approximately 24.28% of PCB’s issued and outstanding shares of common stock. Pursuant to voting agreements more fully described under the section “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Director and Executive Officer Voting, Non-Solicitation and Non-Competition Agreements” beginning on page 93, each of PCB’s directors and executive officers has agreed to vote his or her shares of PCB’s common stock “FOR” approval of the merger agreement and the transactions contemplated therein and the merger. A copy of the form of voting agreement separately executed by each of PCB’s directors is attached as Exhibit A and a copy of the form of voting agreement separately executed by each of PCB’s executive officers is attached as Exhibit B to the merger agreement which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated herein by reference.

Voting of Proxies

Submitting Proxies

Whether or not you plan to attend the special meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the special meeting and vote. You may also vote electronically or by telephone. Instructions for all voting can be found on the proxy card included with this joint proxy statement/prospectus.

If you properly fill in your proxy card and send it to us in time to vote electronically or by telephone, your “proxy” (the individual named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by PCB’s board of directors as follows:

●	“FOR” the approval of the merger agreement and the transactions contemplated therein.
●	“FOR” the approval of any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.

If any other matter is presented, your proxy will vote in accordance with the recommendation of PCB’s board of directors. At the time this joint proxy statement/prospectus went to press, we knew of no matters which needed to be acted on at the special meeting, other than those discussed in this joint proxy statement/prospectus.

Voting Electronically or by Telephone

In addition to voting in person or by proxy at the special meeting, PCB’s shareholders also have the option to vote electronically or by telephone. Instructions to vote electronically or by telephone can be found on the proxy card included with this joint proxy statement/prospectus. The electronic and telephonic voting procedures are designed to authenticate a shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

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Revoking Proxies

PCB shareholders who hold their shares in certificate or registered book-entry form may revoke their proxies at any time before the time their proxies are voted at the special meeting by: (i) filing with the Corporate Secretary of Pacific Commerce Bancorp, an instrument revoking it or a duly executed proxy bearing a later date; (ii) appearing and voting in person at the special meeting or (iii) if a PCB shareholder has voted such PCB shareholder’s shares electronically or by telephone, recording a different vote, or by signing and returning a proxy card dated as of a date that is later than such PCB shareholder’s last Internet or telephone vote. Subject to such revocation, shares represented by a properly executed proxy received in time for the special meeting will be voted by the proxy holder thereof in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in favor of the proposals listed on the proxy. If any other business is properly presented at the meeting, the proxy will be voted in accordance with the recommendations of PCB’s board of directors.

Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at the special meeting as follows:

Pacific Commerce Bancorp

420 East Third Street, Suite 100

Los Angeles, California 90013

Attention: Corporate Secretary

If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Shares Held in Street Name; Abstentions and Broker Non-Votes

If you hold your shares of PCB’s common stock in “street name” (that is, through a broker or other nominee), you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine, but not on non-routine matters. At the special meeting, none of the matters is a routine matter. Therefore, if you fail to instruct your broker or nominee as to how to vote your shares of PCB’s common stock, your broker or nominee may not vote your shares “for” any of the proposals set forth in this joint proxy statement/prospectus, including the approval of the merger agreement and the merger, without your specific direction. A “broker non-vote” occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. It is VERY IMPORTANT that you return the instructions to your broker or nominee. Therefore if you wish to be represented you must vote by completing and sending in or otherwise transmitting the information which is sent to you by your broker or nominee.

A broker non-vote with respect to the merger proposal will have the same effect as a vote “against” this proposal. A broker non-vote with respect to the adjournment proposal will have no effect on the vote with respect to such proposal. An abstention occurs when an PCB shareholder attends the special meeting either in person or by proxy, but abstains from voting. For the merger proposal, an abstention or failure to vote will have the same effect as a vote cast “against” this proposal. For the adjournment proposal, abstentions will have no effect on this proposal.

Dissenters’ Rights

Holders of PCB’s common stock will have dissenters’ rights with respect to the proposal to approve the merger agreement and the merger. In order to perfect dissenters’ rights, a shareholder of PCB must do the following:

●	not vote “FOR” the merger agreement and the merger;
●	make a timely written demand upon Pacific Commerce Bancorp for purchase in cash of his or her shares at their fair market value as of February 26, 2018, the day of, and immediately prior to, the first public announcement of the merger, with such announcement occurring prior to the market’s opening on February 26, 2018, excluding any change in such value as a consequence of the proposed merger, which demand includes:
●	the number and class of the shares held of record by him or her that he or she demands upon Pacific Commerce Bancorp, and
●	what he or she claims to be the fair market value of his or her shares as of February 26, 2018, the day of, and immediately prior to, the first public announcement of the merger, with such announcement occurring prior to the market’s opening on February 26, 2018, excluding any change in such value as a consequence of the proposed merger;

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●	have his or her demand received by Pacific Commerce Bancorp within 30 days after the date on which the notice of the approval by the outstanding shares is mailed to the shareholder;
●	submit certificates representing his or her shares for endorsement, or written notice of the number of shares which the shareholder demands that the corporation purchase, in the case of uncertificated shares, in accordance with Section 1302 of the CGCL; and
●	comply with such other procedures as are required by the CGCL.

If dissenters’ rights are properly perfected, such dissenter has the right to receive cash in the amount equal to the fair market value, as determined by Pacific Commerce Bancorp, or, if required, by a court of law, of their shares of PCB’s common stock as of the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger. Please read the section entitled “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Dissenters’ Rights of Pacific Commerce Bancorp Shareholders”, and Appendix B for additional information.

If dissenters’ rights are perfected and exercised with respect to more than twelve percent (12%) of PCB’s outstanding shares of common stock, then First Choice has the option to terminate the merger agreement. Please see “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND MERGER – Dissenter’s Rights of Pacific Commerce Bancorp Shareholders” herein.

Other Matters

PCB management is not aware of any other business that will be conducted at the special meeting.

Solicitation of Proxies

PCB’s board of directors is soliciting the proxies for the special meeting. PCB will pay for the cost of solicitation of proxies. In addition to solicitation by mail, PCB’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. PCB will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.

If PCB’s management deems it advisable, the services of individuals or companies that are not regularly employed by PCB may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. PCB will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. PCB does not presently intend to utilize the services of a proxy solicitation firm to assist in the solicitation of proxies for the special meeting, but may decide to do so in the interests of time if circumstances warrant.

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THE FIRST CHOICE ANNUAL MEETING

General

This joint proxy statement/prospectus is being provided to First Choice’s shareholders as part of a solicitation of proxies by First Choice’s board of directors for use at its annual meeting of shareholders and at any adjournments or postponements of such meeting. This joint proxy statement/prospectus provides First Choice’s shareholders with important information about the annual meeting and should be read carefully in its entirety.

Date, Time and Place of the Annual Meeting

The annual meeting will be held at the Cerritos Library located at 18025 Bloomfield Avenue, Cerritos, California, 90703, on June 19, 2018, at 5:00 p.m. (local time).

Record Date for the Annual Meeting; Stock Entitled to Vote

Only holders of record of First Choice’s common stock at the close of business on April 30, 2018, which is the record date for the annual meeting, are entitled to receive notice of and to vote at the meeting. On the record date, First Choice had 7,250,844 shares of its no par value common stock issued, outstanding and eligible to vote at the annual meeting.

Quorum

A majority of the shares of First Choice’s common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the annual meeting in order for a quorum to be present for purposes of transacting business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining quorum but will not be counted as votes cast on such matters. If there is no quorum at the annual meeting, the affirmative vote of at least a majority of the votes present in person or represented by proxy and entitled to vote at the meeting may adjourn the annual meeting to another date.

Purposes of the Annual Meeting

The annual meeting is being held to consider and vote on the following proposals:

●	Approval of the merger agreement and the merger. To approve the Agreement and Plan of Reorganization and Merger, dated February 23, 2018 by which Pacific Commerce Bancorp will be merged with and into First Choice Bancorp; and Pacific Commerce Bancorp’s bank subsidiary, Pacific Commerce Bank will be merged with and into First Choice Bancorp’s bank subsidiary, First Choice Bank; as more fully described in this joint proxy statement/prospectus.
●	Adjournment. To approve any adjournment or postponement of the special meeting if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.
●	Election of Directors. To elect the following nine (9) directors of First Choice to serve as directors of First Choice until the next Annual Meeting of Shareholders and until their respective successors are elected and have qualified:

Roshan H. Bhakta	Homer Wai Chan
Robert M. Franko	James H. Gray
Peter H. Hui	Fred Jensen
Pravin C. Pranav	Uka Solanki
Phillip T. Thong

●	Ratification of the Appointment of Vavrinek, Trine, Day & Co., LLP. To ratify the appointment of Vavrinek, Trine, Day & Co., LLP as First Choice’s independent registered public accounting firm for the 2018 fiscal year;
●	Other Business. To transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

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Recommendation of the First Choice Bancorp Board of Directors

First Choice’s board of directors unanimously recommends that First Choice’s shareholders vote:

●	“FOR” the approval of the principal terms of the merger agreement and the merger;
●	“FOR” the approval of any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose; and
●	“FOR” the election of directors.
●	“FOR” the ratification of Vavrinek as First Choice’s independent registered public accounting firm for the 2018 fiscal year.

All of First Choice’s directors approved the merger agreement. See “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – First Choice Bancorp’s Reasons for the Merger; Recommendation of First Choice’s Board of Directors” beginning on page 74.

Number of Votes

Each First Choice shareholder is entitled to cast one vote, in person or by proxy, for each share held in that shareholder’s name on First Choice’s books as of the record date on the matter to be submitted to the vote of the shareholders, except that in connection with the election of directors, shares may be voted cumulatively if a candidate’s or candidates’ name(s) have been properly placed in nomination prior to the voting and a shareholder present at the annual meeting gives notice at the annual meeting, prior to the voting for election of directors, his or her intention to vote cumulatively. If any shareholder of First Choice gives such notice, then all shareholders eligible to vote will be entitled to cumulate their votes. Cumulative voting allows a shareholder to cast a number of votes equal to the number of shares held in his or her name as of the record date, multiplied by the number of directors elected. These votes may be cast for any one nominee, or may be distributed among as many nominees as the shareholder sees fit.

Votes Required; Voting Agreements

The votes required for each proposal are as follows:

●	Approval of the merger agreement and the merger. The affirmative vote of at least a majority of the shares of First Choice’s common stock is required to approve this proposal.
●	Adjournment. The affirmative vote of at least a majority of the shares of First Choice’s common stock represented and voting at the special meeting is required to approve this proposal.

Election of Directors. The nine (9) nominees receiving the highest number of votes will be elected.

As of the record date, First Choice’s directors and executive officers owned 1,448,132 voting shares (not including vested option shares), representing approximately 19.97% of First Choice’s issued and outstanding shares of common stock. Pursuant to voting agreements more fully described under the section “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Director and Executive Officer Voting, Non-Solicitation and Non-Competition Agreements” beginning on page 93, each of First Choice’s directors has agreed to vote his or her shares of First Choice’s common stock “FOR” approval of the merger agreement and the transactions contemplated therein and the merger. A copy of the form of voting agreement separately executed by each of First Choice’s directors is attached as Exhibit D to the merger agreement which is attached to this joint proxy statement/prospectus as Appendix A and is incorporated herein by reference.

Voting of Proxies

Submitting Proxies

Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the special meeting and vote. You may also vote electronically or by telephone. Instructions for all voting can be found on the proxy card included with this joint proxy statement/prospectus.

If you properly fill in your proxy card and send it to us in time to vote electronically or by telephone, your “proxy” (the individual named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by First Choice’s board of directors as follows:

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●	“FOR” the approval of the merger agreement and the transactions contemplated therein.
●	“FOR” the approval of any adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement or for any other legally permissible purpose.
●	“FOR” the election of nine (9) nominees as directors.
●	“FOR” the ratification of the appointment of Vavrinek, Trine, Day &Co., LLP as our independent registered public accounting firm for the 2018 fiscal year.

If any other matter is presented, your proxy will vote in accordance with the recommendation of First Choice’s board of directors. At the time this joint proxy statement/prospectus went to press, we knew of no matters which needed to be acted on at the annual meeting, other than those discussed in this joint proxy statement/prospectus.

Voting Electronically or by Telephone

In addition to voting in person or by proxy at the annual meeting, First Choice’s shareholders also have the option to vote electronically or by telephone. Instructions to vote electronically or by telephone can be found on the proxy card included with this joint proxy statement/prospectus. The electronic and telephonic voting procedures are designed to authenticate a shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

Revoking Proxies

First Choice shareholders who hold their shares in certificate or registered book-entry form may revoke their proxies at any time before the time their proxies are voted at the special meeting by: (i) filing with the Corporate Secretary of First Choice Bancorp, an instrument revoking it or a duly executed proxy bearing a later date; (ii) appearing and voting in person at the special meeting or (iii) if a First Choice shareholder has voted such First Choice shareholder’s shares electronically or by telephone, recording a different vote, or by signing and returning a proxy card dated as of a date that is later than such First Choice shareholder’s last Internet or telephone vote. Subject to such revocation, shares represented by a properly executed proxy received in time for the annual meeting will be voted by the proxy holder thereof in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in favor of the proposals listed on the proxy. If any other business is properly presented at the meeting, the proxy will be voted in accordance with the recommendations of First Choice’s board of directors.

Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at the annual meeting as follows:

First Choice Bancorp

17785 Center Court Drive N, Suite 750

Cerritos, California 90703

Attention: Corporate Secretary

If you have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Shares Held in Street Name; Abstentions and Broker Non-Votes

If you hold your shares of First Choice’s common stock in “street name” (that is, through a broker or other nominee), you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine, but not on non-routine matters. At the special meeting, none of the matters is a routine matter. Therefore, if you fail to instruct your broker or nominee as to how to vote your shares of First Choice’s common stock, your broker or nominee may not vote your shares “for” any of the proposals set forth in this joint proxy statement/prospectus, including the approval of the merger agreement and the merger, without your specific direction. A “broker non-vote” occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. It is VERY IMPORTANT that you return the instructions to your broker or nominee. Therefore if you wish to be represented you must vote by completing and sending in or otherwise transmitting the information which is sent to you by your broker or nominee.

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A broker non-vote with respect to the merger proposal will have the same effect as a vote “against” this proposal. A broker non-vote with respect to the adjournment proposal will have no effect on the vote with respect to such proposal. An abstention occurs when an PCB shareholder attends the special meeting either in person or by proxy, but abstains from voting. For the merger proposal, an abstention or failure to vote will have the same effect as a vote cast “against” this proposal. For the adjournment proposal, abstentions will have no effect on this proposal.

Dissenters’ Rights

Holders of First Choice’s common stock will have dissenters’ rights with respect to the proposal to approve the merger agreement and the merger. In order to perfect dissenters’ rights, a shareholder of First Choice must do the following:

●	not vote “FOR” the merger agreement and the merger;
●	make a timely written demand upon First Choice Bancorp for purchase in cash of his or her shares at their fair market value as of February 26, 2018, the day of, and immediately prior to, the first public announcement of the merger, with such announcement occurring prior to the market’s opening on February 26, 2018, excluding any change in such value as a consequence of the proposed merger, which demand includes:

●	the number and class of the shares held of record by him or her that he or she demands upon First Choice Bancorp, and
●	what he or she claims to be the fair market value of his or her shares as of February 26, 2018, the day of, and immediately prior to, the first public announcement of the merger, with such announcement occurring prior to the market’s opening on February 26, excluding any change in such value as a consequence of the proposed merger

●	have his or her demand received by First Choice Bancorp within 30 days after the date on which the notice of the approval by the outstanding shares is mailed to the shareholder;
●	submit certificates representing his or her shares for endorsement, or written notice of the number of shares which the shareholder demands that the corporation purchase, in the case of uncertificated shares, in accordance with Section 1302 of the CGCL; and
●	comply with such other procedures as are required by the CGCL.

If dissenters’ rights are properly perfected, such dissenter has the right to receive cash in the amount equal to the fair market value, as determined by First Choice Bancorp, or, if required, by a court of law, of their shares of First Choice’s common stock as of the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger. Please read the section entitled “PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – Dissenters’ Rights of First Choice Bancorp Shareholders”, and Appendix B for additional information.

Other Matters

First Choice management is not aware of any other business that will be conducted at the annual meeting.

Solicitation of Proxies

First Choice’s board of directors is soliciting the proxies for the annual meeting. First Choice will pay for the cost of solicitation of proxies. In addition to solicitation by mail, First Choice’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. First Choice will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.

If First Choice’s management deems it advisable, the services of individuals or companies that are not regularly employed by First Choice may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. First Choice will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. First Choice does not presently intend to utilize the services of a proxy solicitation firm to assist in the solicitation of proxies for the special meeting, but may decide to do so in the interests of time if circumstances warrant.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of April 30, 2018, concerning beneficial ownership of First Choice’s common stock (i) by persons known to First Choice to own five percent (5%) or more of such stock; (ii) by each of First Choice’s directors; (iii) by each of First Choice’s executive officers; and (iv) by all current directors and executive officers of the First Choice as a group. The information contained herein has been obtained from First Choice’s records and from information furnished directly by the individual or entity to First Choice.

Name and Address [1]		Amount and Nature of	Percent
of Beneficial Owner	Title	Beneficial Ownership [2]	of Class
Roshan H. Bhakta	Director	106,625	1.47%
Homer Wai Chan	Director	73,327	1.01%
Yvonne Liu Chen	Executive Vice President,	29,034	0.40%
	Chief Financial Officer
Robert M. Franko	Director, President and CEO	61,504	0.85%
James H. Gray	Director	31,574	0.44%
Peter H. Hui	Chairman and Director	705,682	9.73%
Fred Jensen	Director	20,683	0.29%
Gene May	Executive Vice President,	38,596	0.53%
	Chief Credit Officer
Pravin C. Pranav	Director	165,281	2.28%
Uka Solanki	Director	133,547	1.84%
Yolanda Su	Executive Vice President,	43,799	0.60%
	Chief Operations Administrator
Phillip T. Thong	Vice Chairman and Director	95,804	1.32%
All Directors and Executive Officers as a Group (12 in number)		1,505,456	20.76%
Banc Funds		675,454	9.32%
20 North Wacker Drive
Chicago, Illinois 60606

[1]	The business address for each of the directors and executive officers is 17785 Center Court Drive N, Suite 750, Cerritos, California 90703.
[2]	Beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting of such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security. Beneficial owner includes any person who has the right to acquire beneficial ownership of such security as defined above within 60 days of the Record Date, and restricted shares under 2013 Omnibus Incentive Plan Restricted Stock Award Agreement which will be vested in five years. All option shares granted which are or will be exercisable within 60 days of the Record Date and restricted shares under 2013 Omnibus Incentive Plan as of Record date:

Name	Exercisable Stock Options (#)	Restricted Shares (#)
Roshan H. Bhakta	—	2,553
Homer Wai Chan	—	1,908
Yvonne Liu Chen	—	3,180
Robert M. Franko	25,958	5,088
James H. Gray	4,326	1,829
Peter H. Hui	—	3,420
Fred Jensen	4,326	1,829
Gene May	21,632	3,260
Pravin C. Pranav	—	2,257
Uka Solanki	1,082	1,376
Yolanda Su	—	2,989
Phillip T. Thong	—	2,901
All Directors and Executive Officers	57,324	32,590
As a Group (12 in number)

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PROPOSAL NO. 1

THE MERGER AGREEMENT AND THE MERGER

This section describes certain aspects of the merger agreement and the transactions contemplated therein pursuant to which Pacific Commerce Bancorp will be merged with and into First Choice Bancorp and PCB’s bank subsidiary, Pacific Commerce Bank will be merged with and into First Choice’s bank subsidiary, First Choice Bank. Because this is a summary, it does not contain all the information that may be important to you. You should read this entire joint proxy statement/prospectus, including the appendices. A copy of the Agreement and Plan of Reorganization and Merger, dated February 23, 2018, referred to herein as the merger agreement, is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. The following discussion describes important aspects and the material terms of the merger agreement and the merger. These descriptions are qualified in their entirety by reference to Appendix A.

Structure of the Merger

The merger agreement provides for the merger of Pacific Commerce Bancorp with and into First Choice Bancorp, with First Choice Bancorp as the surviving entity after the merger. As a result of the merger, Pacific Commerce Bancorp will cease to exist as a separate entity.

Immediately after the merger, Pacific Commerce Bancorp’s wholly owned bank subsidiary, Pacific Commerce Bank, will merge with and into First Choice Bancorp’s wholly owned bank subsidiary, First Choice Bank, with First Choice Bank as the surviving entity after the bank merger. As a result of the bank merger, Pacific Commerce Bank will cease to exist as a separate entity.

The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement in its entirety.

Merger Consideration

The merger agreement provides that each share of PCB’s common stock will be entitled to receive a specified number of shares of First Choice’s common stock, which we refer to as the per share merger consideration, based on a formula specified in the merger agreement. The exchange ratio is based on an assigned PCB common share value of $11.40 per share, and an assigned First Choice common share value of $24.50 per share, and is generally $11.40 divided by $24.50, subject to certain limitations and adjustments. Except for certain limitations and adjustments, the value of the per share merger consideration will be fixed, but with no adjustment related to the PCB or First Choice trading prices.

The formula in the merger agreement will result in an exchange ratio of 0.46531 shares of common stock of First Choice for each share of PCB common stock, all subject to possible upward or downward adjustment as described immediately following.

The per share merger consideration is subject to adjustment if and to the extent that Pacific Commerce Bancorp’s adjusted shareholders’ equity is more or less than $64.1 million plus eighty-five percent (85%) of PCB’s budgeted net income for 2018, certain expenses of the merger exceed or are less than $5.640 million, or the PCB Allowance for Loan Losses is less than the greater of (A) $4,000,000, or (B) 1.30% of the total of (i) PCB’s total gross loans, (ii) less purchased credit impaired loans, and (iii) less CalCap loans, then subtracting from the resulting product the unamortized discounts on PCB’s purchased non-impaired loan portfolios, all as of the end of the month prior to the closing date. For a definition of the term “adjusted shareholders’ equity” and a description of such expenses, see “– Adjustments to the Merger Consideration” immediately below.

Holders of in-the-money PCB stock options who do not exercise their options and instead execute option cancellation agreements will receive a cash payment equal to (a) the per share merger consideration minus (b) the exercise price per share with respect to the corresponding PCB stock option, multiplied by the number of shares of such PCB stock option. Any option holder electing to exercise outstanding stock options will receive the same merger consideration as any other Pacific Commerce Bancorp shareholder.

Holders of PCB stock options who do not exercise their PCB stock options or elect to receive a cash payment shall have their PCB stock options converted into a First Choice stock option on the same terms and conditions as their PCB stock options, except that the PCB stock option shall be fully vested, the number of shares shall be adjusted by multiplying the number of shares of the PCB stock option by the per share merger consideration, and the exercise price per share shall be adjusted by dividing the exercise price per share of PCB common stock subject to a PCB stock option divided by the per share merger consideration. None of these events will impact the per share merger consideration payable to other shareholders.

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By way of example only, assuming no adjustments to the exchange ratio, each share of Pacific Commerce Bancorp common stock would have been converted into 0.46531 shares of First Choice’s common stock with a market value of $26.75 per share as of April 20, 2018. The actual per share merger consideration will be calculated at the end of the month prior to the closing of the merger based on the formula in the merger agreement, and the resulting per share merger consideration may be more or less than in the above example.

Adjustments to the Merger Consideration

The per share merger consideration is subject to adjustment not related to the PCB or First Choice trading prices, and will be adjusted by (x) the amount, if any, by which the amount of certain expenses of Pacific Commerce Bancorp related to the transaction exceed or are less than $5.640 million, and/or (y) the amount, if any, by which the amount of Pacific Commerce Bancorp Adjusted Shareholders’ Equity exceeds or is less than PCB Adjusted Shareholders’ Equity Threshold of $64.1 million plus eighty-five percent (85%) of PCB’s budgeted net income for 2018, and (z) PCB’s Allowance for Loan Losses shall be not less than the greater of (A) $4,000,000, or (B) 1.30% of the total of (i) PCB’s total gross loans, (ii) less purchased credit impaired loans, and (iii) less CalCap loans, then subtracting from the resulting product the unamortized discounts on PCB’s purchased non-impaired loan portfolios, all as of the end of the month prior to the closing date.

Adjusted shareholders’ equity for this purpose is defined as total shareholders’ equity calculated in accordance with GAAP, but excluding: all changes in accumulated other comprehensive income or loss from the amount of adjusted shareholder’s equity shown in the December 31, 2017 financial reports of Pacific Commerce Bancorp; the accrual or payment of PCB transaction expenses; and any purchase accounting adjustments to the assets and liabilities of Pacific Commerce Bancorp. To the extent that shareholders’ equity calculated as above is above or below the target shareholders’ equity of $64.1 million plus eighty-five percent (85%) of PCB’s budgeted net income for 2018, the windfall or shortfall will increase or reduce the per share merger consideration.

Expenses of the transaction that will be calculated for purposes of determining whether there will be an adjustment to the per share merger consideration, if any, include: all severance under any PCB employment agreement or change of control payments; Pacific Commerce Bancorp’s costs of attorneys, accountants and investment bankers, or other financial advisors, accountants, audit or other professional service providers in connection with the transactions contemplated by the merger agreement; premiums for the purchase of directors’ and officers’ tail coverage; and contract termination fees payable to vendors. To the extent that these expenses exceed $5.640 million, such excess amount will reduce the per share merger consideration. To the extent that these expenses are below $5.640 million, such savings will increase the per share merger consideration.

The following hypothetical example illustrates the calculation to determine an adjustment to the exchange ratio as though the transaction were to close May 15, 2018, which would result in an April 30, 2018, as of date for all measurements, and assumes: (a) PCB’s defined transaction expenses equal $5.740 million (PCB management’s estimate of expenses as of the signing of the definitive agreement plus $100 thousand), (b) adjusted shareholder’s equity as of April 30, 2018 of $65.5 million, including $1.4 million in net income through April 30, 2018, and budgeted net income through such date of $1.5 million, (c) an allowance for loan losses of $3.9 million, and the relevant allowance for loan loss threshold equal to $4.0 million, and (d) PCB outstanding share count of 8,951,285:

Metric	Threshold	Assumed	Adjustment
PCB Transaction Expenses	$5.640 million	$5.740 million	Decrease of $100,000 or ($0.011) per PCB share
Shareholder’s Equity	$64.100 million plus $1.275 million (85% of $1.500 million), or $65.275 aggregate	$65.500 million ($1.400 million equals 93.3% of $1.500 million)	Increase of $225,000, or $0.025 per PCB share
Allowance for loss losses	$4.000 million	$3.900 million	Decrease of $100,000, or ($0.011) per PCB share
Adjustment to assigned PCB share value:
Beginning assigned PCB share value:		$11.40
Adjustment for PCB Transaction Expenses:		$(0.011)
Adjustment for Shareholder’s Equity		$0.025
Adjustment for Allowance for Loan Losses		$(0.011)
Adjusted assigned PCB share value:			$11.403
Adjusted Exchange Ratio/Per share merger consideration:			0.46543

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The above example is for illustrative purposes only, and does not reflect what the final calculation of any adjustments to the assigned PCB share value and resulting per share merger consideration will be. Presently, both the PCB management and the First Choice management do not believe a merger consideration adjustment in excess of either a one percent (1%) increase or decrease is likely.

Background of the Merger

PCB’s board of directors has regularly reviewed and discussed PCB’s business, management, performance, prospects and long-term strategy in the context of developments in the banking industry and the competitive and regulatory landscape. PCB’s board of directors has considered, from time to time, various potential strategic alternatives, including acquisitions or business combinations involving other financial institutions, such as potential acquisitions of smaller bank holding companies operating primarily in the markets in which PCB operates or business combinations with larger banking institutions. PCB’s board of directors also considered standalone alternatives such as increasing its number of traditional bank branches through organic growth or acquiring branches of other banking institutions. PCB’s board of directors generally concluded that entering into a strategic transaction with a larger financial institution would be more likely to enhance shareholder value than pursue standalone alternatives.

In October 2016, the board of directors of PCB decided to explore its strategic alternatives, and engaged Piper Jaffray & Co., or Piper, to provide financial advisory services to PCB. At a meeting with the board of directors at which counsel was present, various acquisition scenarios and candidates were discussed by Piper. Kenneth E. Moore, of Stuart|Moore|Staub briefed the board of directors on, among other things, their duties in the context of a strategic transaction. In late 2016 and again in early 2017, Piper contacted a targeted number of parties informally to further understand their interest level in looking at Southern California acquisition opportunities. As a result, a number of these targeted parties, including Party A, in 2016, and First Choice, in early 2017, signed mutual non-disclosure agreements and were given access to a preliminary electronic data room to conduct preliminary due diligence on PCB.

Late in 2016, following initial due diligence, Party A submitted a nonbinding letter of interest. PCB’s board of directors held several meetings to consider this potential strategic transaction and conferred with management and PCB’s financial and legal advisors. The PCB board decided that the proposed terms and conditions were not acceptable, and instructed management to continue negotiations but seek improved terms. Although Party A delivered a revised nonbinding letter of interest with improved terms, including proposed per share consideration of approximately $10.00 per PCB share in an all stock transaction based on a fixed exchange ratio, for a variety of reasons, both parties agreed to terminate the discussions in November of 2016. Party A expressed interest in reengaging in early 2017 should PCB have interest.

Commencing late January and early February of 2017, Piper contacted a targeted number of parties to obtain an update on their interest level in looking at Southern California acquisition opportunities. In early February 2017, at a banking conference, Mr. Mercardante met with and informed Mr. Franko that PCB was in the process of reevaluating strategic alternatives, and they briefly discussed First Choice’s potential interest. Piper also approached parties from the original outreach, including Party A. In February 2017, PCB entered into a mutual non-disclosure agreement with First Choice and certain other parties. Access to an updated electronic data room to conduct preliminary due diligence was provided to First Choice, Party A and others that signed the mutual non-disclosure agreement. After reviewing the subsequently received information, First Choice decided not to pursue an acquisition of PCB at that time. Three parties (including Party A, Party B, and Party C) ultimately submitted nonbinding letters of interest late in February 2017. PCB’s representatives requested the parties to improve terms of their proposals, and as a result, a number of the parties issued revised and improved nonbinding letters of interest. Party A’s proposal confirmed its earlier per PCB share pricing of $10.00 in an all stock transaction, but utilized a lower exchange ratio based on an increased valuation of Party A’s share price. Party B’s proposal included an all stock transaction at $9.66 per PCB share using a fixed exchange ratio. Party C’s ultimate proposal included $10.00 per PCB share in a mix of cash of Party C stock, with an exchange to be fixed in the future based on confirming a valuation for Party C’s stock within a range stated in the proposal. Party C’ proposal also contemplated a registration of Party C’s stock with the SEC and a listing of its shares on a national stock exchange in the relatively near future. PCB’s board of directors held several meetings to consider these potential exclusive strategic transactions and conferred with management and PCB’s financial and legal advisors. As a result, PCB’s board of directors authorized PCB to enter into an exclusivity agreement with Party C in March 2017 and to continue exchanging due diligence information with respect to a potential strategic transaction. Through March 2017 and early April 2017, PCB’s management updated PCB’s board of directors on the status of the negotiations and due diligence with Party C and representatives of PCB and Party C continued to hold discussions. However, by April 6, 2017 each party mutually concluded that a satisfactory agreement could not be reached at that time. Party C released PCB from its exclusivity obligations.

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Through June and July 2017, three unsolicited parties reached out directly to PCB or their representatives to indicate interest in pursuing a strategic partnership with PCB. Mutual non-disclosure agreements were signed by the three parties, and they conducted preliminary due diligence. Ultimately, two of the three parties, including Party D, submitted nonbinding letters of interest, however the PCB board decided that the terms and the conditions proposed were not acceptable and terminated conversations with both parties. Party D’s ultimate proposal was for an all stock transaction at $9.00 per PCB share based on a fixed exchange ratio. The third party, Party E, provided a unique proposal which included a combination of a new management team and significant outside capital to be raised at $9.50 per PCB share. As a result of further evaluation and direct discussions with Party E, the PCB board entered into an exclusivity agreement with Party E and to continue exchanging due diligence information with respect to a potential strategic investment. At this time, the board of directors formed an Acquisition Committee to facilitate further discussions and negotiations with Party E, or any other interested parties. Ultimately, a satisfactory agreement could not be reached with Party E, and Party E released PCB from its exclusivity obligations.

In late August 2017, another investment banking firm presented First Choice with an analysis of a potential acquisition of PCB. Mr. Franko, President and Chief Executive Officer of First Choice Bank, and Mr. Hui, Chairman of the Board of First Choice Bank, approached Mr. Mercardante, Chief Executive Officer of PCB about a potential transaction. Due to the exclusivity with Party E, Mr. Mercardante indicated that PCB could not discuss a transaction with First Choice at that time.

In mid-October 2017, another unsolicited party, Party F reached out directly to the PCB board and its representatives to indicate interest in pursuing a strategic partnership with PCB. The PCB board of directors held several meetings to consider this strategic transaction and authorized PCB to enter into a mutual non-disclosure agreement with Party F to allow the parties to exchange due diligence information with respect to evaluating a potential strategic transaction. After reviewing preliminary due diligence information, Party F submitted a nonbinding letter of interest in late October 2017 that proposed an all-stock transaction at $10.00 per PCB share with a fixed exchange ratio to be fixed based on an average price for Party F’s shares over a 20-day period prior to signing a fully negotiated definitive agreement. PCB’s board of directors held several meetings to consider this potential exclusive strategic transaction and conferred with management and PCB’s financial and legal advisors. As a result, PCB’s board of directors authorized PCB to enter into a 30-day exclusivity agreement with Party F on October 25, 2017 and to continue exchanging due diligence information with respect to a potential strategic transaction. Party F subsequently requested a 10-day extension of the exclusivity period, which was granted by the PCB board following deliberation. Through early December 2017, PCB’s management updated PCB’s board of directors on the status of the negotiations and due diligence with Party F, and representatives of PCB and Party F continued to hold discussions. Although a draft definitive agreement had been exchanged and partly negotiated between the parties, for a variety of reasons, in early December 2017 the PCB board determined that a satisfactory and timely agreement could not be reached, and concluded the discussion with Party F. Shortly thereafter, Mr. Mercardante called Mr. Franko and offered Mr. Hui and Mr. Franko an opportunity to meet with the PCB board to discuss the possibility of a transaction between the two firms, this offer was also provided to Party B, and both parties were informed that there was another interested party currently pursuing discussions.

At a meeting with the PCB Board in mid-December, at which PCB’s financial and legal advisors were present and participated, Mr. Hui and Mr. Franko discussed First Choice, and its general business strategy and the benefits each saw in a potential transaction between the parties. Later in the day, Party B also made a presentation. As discussed previously, Party B was among the potential merger partners considered by PCB’s board of directors in early 2017. Party B updated the PCB board on the general business strategy of Party B, and its vision for the pro-forma company, and expressed potential interest and general terms on which it would have interest in exploring a strategic transaction. PCB provided First Choice and Party B access to an updated electronic data room to conduct due diligence. On or about December 15, 2017, a representative of Party D contacted Piper to express renewed potential interest in exploring a strategic transaction. Party D was among the potential merger partners considered by PCB’s board of directors previously. Mr. Mercardante responded that PCB would only be willing to hold discussions with Party D contingent on meeting certain pricing guidelines that were in excess of Party D’s previous proposal to be set forth in a new nonbinding letter of interest.

On December 15, 2017, PCB’s investment banker delivered to Mr. Franko a proposed draft nonbinding letter of interest that would be acceptable to the PCB Board, along with a merger analysis. Mr. Franko interviewed three financial advisors, and after deliberation the Board of First Choice selected the Hovde Group, LLC as its financial advisor.

Following the presentations to the PCB board by both First Choice and Party B, PCB’s management updated the directors on the discussions held with First Choice and Party B and recapped each party’s stated rationale for a strategic transaction with PCB, and representatives of Piper provided updated financial analysis. Based on information provided by Piper, legal counsel and management, PCB’s board of directors discussed and debated the merits and risks of a possible transaction with either Party B or First Choice. Following this discussion, the PCB board determined it was in the best interests of PCB and its shareholders to continue to pursue a possible strategic transaction with First Choice, Party B, or Party D if the board’s pricing expectations could be met.

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On December 21, 2017, Mr. Hui and Mr. Franko and the entire First Choice board of directors met four of the PCB board of directors at a dinner to discuss common interests, to indicate First Choice’s continued interest in a merger transaction, and to discuss certain terms of a possible letter of interest. In addition, viewpoints were shared on community banking, regulatory expectations, shareholder returns, dividends, future geographic strategic objectives, comparison of culture within each organization, potential business combinations, timing and the merger process, and ultimately the degree of interest in continuing conversations.

Through December 2017, representatives of PCB and Party B continued to hold discussions. However, by the end of December, Party B declined to improve its terms sufficiently to meet the PCB board’s pricing expectations, and Party B withdrew from the process. Party B indicated that PCB should contact them if circumstances changed.

After seeking advice from Loren P. Hansen, Esq., First Choice’s counsel, and Hovde Group, LLC as First Choice’s financial advisor, Mr. Franko prepared and submitted a nonbinding letter of intent on January 5, 2018 that contemplated a merger transaction in which the merger consideration would be mostly First Choice stock and a small portion in cash. On January 5, 2018, Mr. Hui, Mr. Franko and Mr. Mercardante met to discuss and attempt to resolve certain issues related to the initial nonbinding letter of interest. The nonbinding letter of interest also described the proposed composition of the resulting board of directors of First Choice , the preparation of a definitive agreement and some of its conditions, proposed damages if there was a breach of the definitive agreement, employee benefits, due diligence of each institution, registering the shares to be offered to Pacific Bancorp shareholders with the SEC, members of management, employees, a “no-shop” provision, exclusivity, timing, expenses, confidentiality and

Following the January 5, 2018 meeting, Piper called Hovde later on January 5, 2018 and indicated that improved terms were required, and PCB was only interested in an all-stock transaction in line with the merger concept previously discussed, limiting the cash component to consideration paid for certain in-the-money stock options. Mr. Franko consulted with First Choice’s legal counsel and financial advisor who prepared a revised nonbinding letter of interest that involved an all-stock transaction and improved terms. The revised nonbinding letter of interest was provided to and approved by the First Choice board of directors on January 7, 2018, and presented to Mr. Mercardante shortly thereafter. During subsequent conversations, PCB’s board of directors held a meeting to consider this potential exclusive strategic transaction and conferred with management and PCB’s financial and legal advisors. On January 8, 2018, PCB’s board of directors authorized PCB to execute the nonbinding indication of interest and enter into a 60-day exclusivity period with First Choice, and to continue exchanging due diligence information with respect to a potential strategic transaction. At this time, the board of directors reconstituted its Acquisition Committee to include directors Burk and Levenson and director and CEO Mercardante.

In early January 2018 Party D independently reached-out to a representative of Piper to inform they could not meet the pricing expectations of the PCB board.

First Choice and PCB exchanged detailed due diligence and reverse due diligence request lists, leading to various documents being requested and reviewed, and onsite diligence and meetings between the parties. In addition, on January 12, 2018, Mr. Hansen was authorized to commence the preparation of a definitive agreement. On January 24, 2018, Mr. Hansen delivered the initial draft of the definitive agreement to Mr. Moore. The period of the negotiations concerning the merger agreement continued from January 24 through February 22, 2018 during which the terms were updated and agreed upon by both sides. During this time, standing weekly meetings of the Acquisition Committee were held that included both legal and financial advisors to PCB. Both PCB and First Choice conducted due diligence and negotiated and exchanged multiple drafts of the proposed merger agreement and ancillary transaction documents during this time period.

On February 22, 2018, PCB’s board of directors held a meeting at which representatives of management, Piper and Stuart|Moore|Staub were present. A representative of Piper reviewed the history of the transaction and financial analyses relating to PCB, First Choice and the proposed transaction and delivered to PCB’s board of directors an oral opinion, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the limitations, qualifications and assumptions set forth in such opinion, the per share merger consideration to be paid to the holders of outstanding shares of PCB’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “PROPOSAL NO. 1-THE MERGER AGREEMENT AND THE MERGER—Opinion of Pacific Commerce Bancorp’s Financial Advisor” beginning on page 75 of this document for more information about Piper’s fairness opinion. In addition, Stuart|Moore|Staub reminded the PCB board of their duties and obligations in the context of a strategic transaction, and made a presentation describing the terms and conditions of the merger agreement and ancillary transaction documents. After deliberation of the terms of the merger agreement and ancillary transaction documents, consideration of other relevant issues, including a variety of business, financial and market factors, including those set forth below under “PROPOSAL NO. 1-THE MERGER AGREEMENT AND THE MERGER— PCB’s Reasons for the Merger” and the delivery of Piper’s fairness opinion, PCB’s board of directors unanimously adopted and approved the merger agreement.

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On February 22, 2018, First Choice’s board of directors held a meeting at which representatives of management, Hovde Group, LLC and Loren P. Hansen were present. A representative of Hovde Group, LLC reviewed financial analyses relating to PCB, First Choice and the proposed transaction and delivered to First Choice’s board of directors an oral opinion, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the limitations, qualifications and assumptions set forth in such opinion, the per share merger consideration to be paid was fair, from a financial point of view. See “PROPOSAL NO. 1-THE MERGER AGREEMENT AND THE MERGER—Opinion of First Choice Bancorp’s Financial Advisor” beginning on page 84 of this document for more information about Hovde Group, LLC’s fairness opinion. After discussion of the terms of the merger agreement and ancillary documents, consideration of other relevant issues, including a variety of business, financial and market factors, including those set forth below under “PROPOSAL NO. 1-THE MERGER AGREEMENT AND THE MERGER—First Choice’s Reasons for the Merger” and the delivery of Hovde Group, LLC’s fairness opinion, First Choice’s board of directors unanimously adopted and approved the merger agreement.

Later that day, PCB and First Choice entered into the merger agreement and the parties to the voting agreements also entered into the voting agreements. The transaction was announced in a joint press release before the stock market opened on February 26, 2018.

Pacific Commerce Bancorp’s Reasons for the Merger; Recommendation of PCB’s Board of Directors

In reaching its decision to approve the merger agreement and related transactions, the board of directors of PCB consulted with senior management, its financial advisors, and its legal counsel and considered a number of factors, including, among others, the following, which are not presented in order of priority:

●	the lack of opportunities to expand by acquisition of suitable smaller institutions on terms similarly advantageous to PCB’s shareholders as the proposed merger with First Choice;
●	the impact of succession planning on PCB and Pacific Commerce Bank;
●	its knowledge of PCB’s business, markets, financial condition, results of operations and prospects;
●	a review of First Choice’s business, operations, financial condition, earnings and prospects, taking into account the results of its due diligence review of First Choice Bank;
●	the strategic alternatives believed to be reasonably available to PCB;
●	results that could be expected to be obtained by PCB if it continued to operate independently, and the likely benefits to shareholders of such course, as compared with the value of the merger consideration being offered by First Choice;
●	the enhanced future prospects of the combined bank compared to those that PCB was likely to achieve on a stand-alone basis, including the projected market position and the increased lending limit of the combined bank, increased capital available for strategic growth, and the compatibility of First Choice Bank’s and PCB’s business activities and strong credit structures;
●	the possible effects of the proposed merger on PCB’s employees and customers, as well as on the communities in which PCB operates;
●	the structure of the merger and the financial and other terms of the merger agreement, including the value of the consideration;
●	the presentations of management regarding the strategic advantages and disadvantages of combining with First Choice Bank, including First Choice Bank’s knowledge of the markets in which PCB operates, First Choice Bank’s expertise in construction and multi-family lending, the opportunities for cost savings in the transaction, and First Choice Bank’s commitment to the communities in which it operates;
●	the merger consideration offered and the belief of the PCB board of directors that First Choice stock represents an investment in a well-capitalized institution which should result in long-term value and increased liquidity for shareholders;
●	the terms of the merger agreement and related transactions, including the representations and warranties of the parties, the covenants, the consideration, the benefits to Pacific Commerce Bank’s employees, and the termination fee and/or cost reimbursement to be paid by PCB under certain circumstances;
●	the tax-free nature of the shares of First Choice common stock being offered in exchange for PCB common stock;
●	the opinion of Piper Jaffray & Co, financial advisor to the PCB board of directors, that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the per share merger consideration to be received by the PCB shareholders was fair to the PCB shareholders from a financial point of view, as more fully described under “PROPOSAL NO. 1-THE MERGER AGREEMENT AND THE MERGER—Opinion of Pacific Commerce Bancorp’s Financial Advisor,” below;

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●	the ability of First Choice to pay the merger consideration without needing to condition the merger on obtaining additional sources of financing;
●	the merger agreement not including unrealistic closing conditions based on the financial performance of PCB between signing and closing of the transaction;
●	the challenges of combining the two banks generally, including the likelihood of a successful integration of the companies and differences in cultures and business management philosophies, and PCB’s past experience in this regard;
●	the ability of both institutions to complete the merger and the likelihood of receiving necessary regulatory approvals in a timely manner;
●	the possible effects on PCB should the parties fail to complete the merger; and
●	that PCB officers and directors may have financial interests in the merger that are different from, or are in addition to, the interests of other PCB Shareholders. See “Interests of Directors and Officers in the merger,” below.

The PCB board of directors also considered the potential adverse consequences of the proposed merger, including:

●	the interests of PCB’s and Pacific Commerce Bank’s officers and directors with respect to the merger apart from their interests as holders of PCB common stock, and the risk that these interests might influence their decision with respect to the merger;
●	the merger agreement’s restrictions on PCB’s ability to solicit or engage in discussions or negotiations with third parties, and the effect of a termination fee in favor of First Choice, including the risk that the termination fee might discourage third parties from proposing an alternative transaction that may be more advantageous to PCB shareholders;
●	the possibility that the merger and the related integration process could disrupt PCB’s on-going business and result in the loss of customers and the fact that Pacific Commerce Bank’s officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from PCB’s business, and that PCB will incur substantial transaction costs even if the merger is not consummated;
●	the costs already incurred by PCB in connection with the merger process;
●	the potential reaction of Pacific Commerce Bank’s customers to First Choice and First Choice Bank;
●	employee attrition and the potential effect on business and customer relationships;
●	the fact that, while the merger is pending, PCB will be subject to certain limited restrictions on how it conducts business which could delay or prevent PCB from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent;
●	the possible effects on PCB should the parties fail to complete the merger, including the possible effects on the price of PCBs common stock, and the associated business and opportunity costs;
●	the risk that PCB cannot meet one or more of the closing conditions that operate in favor of First Choice, and that therefore the merger may not close; and
●	the possible downside risk of First Choice’s stock performance and the risk of price volatility given that PCB does not have the right to terminate the merger if the price of the First Choice common stock falls below a stated price.

The foregoing discussion of the factors considered by the board of directors of PCB is not intended to be exhaustive, but does set forth the principal factors considered by the board. Based on the factors described above, the board of directors of PCB determined that the merger with First Choice would be advisable and in the best interests of PCB and its shareholders and approved the merger agreement and related transactions contemplated by the merger agreement. In view of the wide variety and complexity of factors considered by the board of directors of PCB in connection with its evaluation of the merger, the board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any factor, was favorable or unfavorable to the ultimate determination of the board. Rather, the board of directors of PCB made its recommendation based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different factors.

The board of directors of PCB has approved the merger agreement and recommends that its shareholders vote “FOR” approval of the principal terms of the merger agreement and merger.

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First Choice Bancorp’s Reasons for the Merger; Recommendation of First Choice’s Board of Directors

General

First Choice’s board of directors believes that the terms of the merger agreement are advisable and fair to, and in the best interests of, First Choice Bancorp and its shareholders. Accordingly, First Choice’s board of directors has unanimously approved the merger agreement and recommends that First Choice’s shareholders vote “FOR” approval of the merger agreement and the merger.

In the course of reaching its determination, First Choice’s board of directors consulted with legal counsel with respect to their legal duties and the terms of the merger agreement. The board also consulted with their financial advisor with respect to the financial aspects of the transaction and the fairness of the merger consideration from a financial point of view.

The following discussion of the information and factors considered by First Choice’s board is not intended to be exhaustive, but does include the material factors considered in reaching its determination that the merger is advisable and fair to, and in the best interests of, First Choice Bancorp and its shareholders. First Choice’s board considered the following:

●	information concerning the financial performance, financial condition, branch network, and business operations of Pacific Commerce Bank/Pacific Commerce Bancorp;
●	the First Choice board of directors’ knowledge and review, based in part on presentations by its financial advisor and First Choice’s management, of: (i) the business, operations, financial condition and earnings of Pacific Commerce Bancorp on a historical and prospective basis and of the combined company on a pro forma basis; and (ii) the potential for increased earnings for First Choice’s shareholders as shareholders of the combined company;
●	the anticipated positive effect of the merger on First Choice’s existing shareholders, personnel, customers and communities;
●	the anticipated premium to current market price for First Choice’s common stock based on the exchange ratio and the recent closing prices for First Choice’s common stock;
●	the anticipated positive effect on earnings for both First Choice’s shareholders an PCB’s shareholders as a result of the merger;
●	the First Choice board of directors’ review of the historical market prices of First Choice’s common stock;
●	the terms of the merger agreement;
●	the board’s knowledge and belief that PCB provides First Choice with expanded geographic markets, which strategically fit into First Choice’s growth and expansion plans;
●	the financial presentation of Hovde, First Choice’s independent financial advisor, and the opinion of Hovde that as of the date of such opinion, the merger consideration was fair from a financial point of view to the holders of First Choice’s common stock (see “—Opinion of First Choice Bancorp’s Financial Advisor”);
●	the closing conditions in the merger agreement and the likelihood that the merger would be approved by the requisite regulatory authorities;
●	the fact that merger and the receipt of First Choice’s common stock is expected to be tax-free to First Choice and to First Choice’s and PCB’s shareholders;
●	the expanded liquidity of First Choice’s common stock with its intended listing on the Nasdaq Capital Markets;
●	First Choice’s ability to pay the merger consideration without needing to condition the merger on obtaining additional sources of financing; and
●	the financial presentation of Hovde that the current operating environment favors larger banks and banks with a clear growth strategy.

In addition to taking into account the foregoing factors, First Choice’s board also considered the following potentially negative factors in reaching its decision to approve the merger agreement:

●	the significant break-up fee of $4,000,000 in relation to the size of the transaction;
●	the possible effect of the public announcement of the transaction on the continuing commitment of First Choice’s management, employees and customers pending the consummation of the merger;
●	the possibility that First Choice would be unable to effectively integrate the two companies or that First Choice would not be able to realize the cost savings that it has projected;
●	whether First Choice’s board of directors considered all strategic alternatives;
●	the breadth and scope of First Choice’s due diligence of PCB;
●	the possible effects on First Choice should the parties fail to complete the merger; and
●	the costs of the transaction including the cost of terminating certain PCB vendor contracts.

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The foregoing discussion of the information and factors considered by First Choice’s board includes the primary material factors that the board considered. In view of the variety of factors considered in connection with its evaluation of the merger, the board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, although individual directors may have given different weights to different factors. The board considered all of the factors as a whole and considered the factors in their totality to be favorable to, and to support the decision to approve, the merger agreement and the merger and to recommend their approval to First Choice’s shareholders.

Board Approval

At various meetings in December 2017 through February 2018, including the meeting on February 22, 2018, First Choice’s board deliberated at length concerning the terms and conditions of a transaction with Pacific Commerce Bancorp. There were substantial changes in the terms of the merger as compared to the terms originally proposed that required substantial discussions between First Choice’s board of directors, its financial advisor and counsel. The amendments to the merger agreement and related documents, the strategic alternatives for First Choice, and the competitive banking environment in California, were all thoroughly reviewed with the board of directors. At the February 22, 2018 meeting, Hovde also presented its analysis of the merger and its opinion that the consideration to be paid in the merger was fair to First Choice’s shareholders from a financial point of view. Thereafter, First Choice’s board unanimously approved and authorized the execution of the merger agreement.

For reasons set forth above, First Choice Bancorp’s board of directors unanimously approved the merger agreement as being in the best interest of First Choice Bancorp and its shareholders, and recommends that First Choice’s shareholders vote “FOR” the approval of the merger agreement and the merger.

Opinion of Pacific Commerce Bancorp’s Financial Advisor

Pursuant to an engagement letter dated August 30, 2016, the PCB board of directors engaged Piper Jaffray & Co. (“Piper”) as financial advisor to PCB in connection with the merger with First Choice. Piper is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with PCB and its business. As part of its investment banking business, Piper is routinely engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions. The Piper written opinion, dated February 22, 2018, is sometimes referred to in this section as the “Piper opinion.”

Piper acted as financial advisor to PCB in connection with the merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the meeting of the board of directors of PCB held on February 22, 2018, Piper delivered to the board of directors its oral opinion, followed by delivery of its written opinion, that, as of such date, and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the Per Share Merger Consideration (as defined below) was fair, from a financial point of view, to the holders of PCB common stock.

The full text of Piper written opinion dated February 22, 2018, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Appendix C to this document and is incorporated by reference in this document. Piper’s opinion speaks only as of its date. You are urged to read the opinion carefully in its entirety. Piper’s opinion was addressed to, and provided for the information and benefit of, the PCB board of directors (in its capacity as such) in connection with its evaluation of the fairness of the Per Share Merger Consideration from a financial point of view, and did not address any other aspects or implications of the merger. The opinion does not constitute a recommendation to the PCB board of directors or to any other persons in respect of the merger, including as to how any holder of PCB common stock should vote at any PCB special meeting held in connection with the merger, or to take, or not to take, any action in respect of the merger. Piper’s opinion does not address the relative merits of the merger as compared to any other business or financial strategies that might be available to PCB, nor does it address the underlying business decision of PCB to engage in the merger. The issuance of the Piper opinion was approved by a fairness opinion committee of Piper.

The summary of the opinion of Piper set forth below is qualified in its entirety by reference to the full text of the opinion. Piper has consented to the inclusion of this summary of its opinion in this document.

In rendering its opinion, Piper, among other things:

●	reviewed and analyzed the financial terms of a draft of the merger agreement dated as of February 20, 2018;

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●	reviewed and analyzed certain financial and other data with respect to PCB and First Choice, which was publicly available or made available to Piper by PCB or by First Choice that Piper deemed relevant;
●	reviewed and analyzed certain forward-looking information relating to PCB and First Choice, which was furnished to Piper by PCB and First Choice, including First Choice’s and PCB’s internal forecasts included in this document in the section entitled “Unaudited Prospective Financial Information”;
●	reviewed and analyzed materials detailing the merger prepared by PCB, First Choice and their respective affiliates and by their respective legal and accounting advisors, including their assumptions and estimated amounts and timing relating to transaction expenses, synergies and purchase accounting adjustments expected to result from the merger, which we refer to as the “Synergies”;
●	reviewed the current and historical reported prices and trading activity of PCB common stock and First Choice common stock relative to the Per Share Merger Consideration;
●	compared the financial performance of PCB and First Choice with that of certain other publicly traded companies that Piper deemed relevant;
●	performed certain financial analyses for PCB and First Choice on a pro forma combined basis giving effect to the merger based on assumptions relating to the Synergies, as provided by the management of First Choice and approved by PCB;
●	performed a discounted dividend analysis for each of PCB and First Choice on a stand-alone basis;
●	considered the current market environment generally and the community banking environment in particular;
●	reviewed the financial terms, to the extent publicly available, of certain business combination transactions in the depository banking industry that Piper deemed relevant; and
●	conducted other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper deemed necessary in arriving at its opinion.

Piper also held several discussions with certain members of senior management and representatives of both PCB and First Choice with respect to certain aspects of the merger, and the past and current business operations of PCB and First Choice, the financial condition and future prospects and operations of PCB and First Choice, the effects of the merger on the financial condition and future prospects of First Choice, and certain other matters Piper believed necessary or appropriate to its inquiry.

In arriving at its opinion, Piper relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available to, or discussed with or reviewed by Piper. Piper further relied upon the assurances of the management of PCB and First Choice that the financial information provided was prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) supplied by management of PCB and First Choice and reviewed by Piper, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of PCB and First Choice as to the expected future results of operations and financial condition of PCB and First Choice, respectively, and Piper assumed that such prospective results would be achieved. Piper expressed no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based.

Piper expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith and relied, with PCB’s consent, on advice of the outside legal counsel and the independent accountants to PCB, and on the assumptions of the management of PCB and First Choice, as to all accounting, legal, tax and financial reporting matters with respect to the PCB, First Choice and the merger agreement.

In arriving at its opinion, Piper assumed that the executed merger agreement would be, in all material respects, identical to the last draft reviewed by it. Piper relied upon and assumed, with PCB’s consent, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to in the merger agreement are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger will be consummated pursuant to the terms of the merger agreement without any amendment thereto and (iv) all conditions to the consummation of the merger will be satisfied without waiver by any party of any condition or obligation thereunder.

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Additionally, Piper assumed that all the necessary regulatory approvals and consents required for the merger will be obtained timely and without conditions or commitments that would adversely affect PCB, First Choice or the contemplated benefits of the merger.

Piper did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent, derivative, off-balance sheet, or other) of PCB or First Choice, and was not furnished or provided with any such appraisals or valuations, nor did it evaluate the solvency of PCB or First Choice under any state or federal law relating to bankruptcy, insolvency, receivership, or similar matters. Piper also assumed that PCB and First Choice would be a going concern before the merger and as a combined going concern after the merger, for all periods relevant to its analysis. Accordingly, Piper expressed no opinion regarding such valuations, or the solvency or the liquidation value of PCB, First Choice or any other entity. Piper assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of PCB or First Choice since the date of the most recent financial data made available to it. Without limiting the generality of the foregoing, Piper did not: (i) conduct a review of any individual credit files of PCB or First Choice, nor did it evaluate the adequacy of the loan or lease reserves of PCB or First Choice, (ii) conduct a review of any credit or loan marks or other mark-to-market adjustment which may be taken in connection with the merger, nor did it evaluate the adequacy of any contemplated credit or loan marks to be so taken, or (iii) conduct a review of the collectability of any asset or the future performance of any loan or other assets of PCB or First Choice. Piper assumed, with PCB’s consent, that the respective allowances for loan and lease losses for PCB and First Choice, and the credit or loan marks are adequate to cover such losses and will be adequate, without change, on a pro forma basis for First Choice. Accordingly, Piper expressed no opinion with respect to the foregoing.

Without limiting the generality of the foregoing, Piper did not make any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which PCB or First Choice is a party or may be subject, and at the direction of PCB and with PCB’s consent, Piper’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper assumed, based on its discussions with management of PCB and First Choice, that none of PCB, First Choice, nor any of their respective subsidiaries is a party to any material pending transaction, including without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger and the merger of the principal banking subsidiaries of PCB and First Choice contemplated by the merger agreement.

No company or transaction used in any analysis for purposes of comparison is identical to PCB, First Choice or the merger. Accordingly, an analysis of the results of the comparisons is not solely mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which PCB, First Choice and the merger were compared and other factors that could affect the public trading value or transaction value of PCB, First Choice and the combined company or the values in the transactions being compared.

Piper’s opinion is necessarily based on current economic, market and other conditions and upon the information available to Piper and facts and circumstances as they existed and were subject to evaluation on the date of the Piper opinion. Events occurring after the date of the Piper opinion could materially affect the assumptions used in preparing the opinion. Piper expressed no opinion as to the price at which shares of PCB common stock or First Choice common stock may trade following announcement or completion of the merger or at any future time. Piper did not and does not have any obligation to reaffirm or revise its opinion.

Piper’s opinion does not address PCB’s business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to PCB or any other term contemplated by the merger agreement or the fairness of the merger to holders of any other class of PCB securities, or to PCB’s creditors or other constituencies. Furthermore, Piper expressed no opinion with respect to the amount or nature of compensation, including without limitation, equity compensation, to any officer, director or employee of any party to the merger, or any class of such persons, relative to the merger consideration to be received by holders of PCB common stock in the merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the merger.

The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Piper believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete or potentially misleading view of the process underlying its analyses and opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before February 22, 2018 (the date of the Piper opinion), and is not necessarily indicative of market conditions.

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Summary of Proposal. Pursuant to the terms of the merger agreement, at the effective time of the merger, each share of PCB common stock will be converted into the right to receive 0.46531 shares (“Per Share Merger Consideration”) of First Choice common stock. Based on the closing price of First Choice common stock on February 20, 2018 of $25.74, the merger consideration was equivalent to a price of $11.98 per share of PCB common stock at that date. Based on this deemed value per share to PCB shareholders and assuming an aggregate of 8,951,285 shares of PCB common stock outstanding and 1,129,419 in-the-money options outstanding with a weighted average exercise price of $5.15 per share, the aggregate merger consideration to holders of PCB common stock and options was approximately $114.9 million on February 20, 2018.

Transaction Price to:	First Choice / PCB Merger
Tangible Book Value	197.3%
Core Deposit Premium	13.7%
Last Twelve Months (“LTM”) Earnings Per Share (“EPS”)	24.0	x
1-Day (February 20, 2018) Market Premium	21.6%

Selected Companies Analysis. Using publicly available information, Piper compared the financial performance, financial condition and market performance of PCB to the 17 selected publicly traded banks and bank holding companies, listed on NASDAQ or NYSE or OTC, with assets between $250.0 million and $1.0 billion and headquartered in Southern California (Imperial, Kern, Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo, Santa Barbara, and Ventura Counties) (“PCB Peer Group”). The companies included in the PCB Peer Group were:

Company	Ticker	State
Seacoast Commerce Banc Holdings	SCBH	CA
First Choice Bancorp	FCBP	CA
OP Bancorp	OPBK	CA
Community West Bancshares	CWBC	CA
CommerceWest Bank	CWBK	CA
Private Bancorp of America, Inc.	PBAM	CA
Valley Republic Bancorp	VLLX	CA
Mission Bancorp	MSBC	CA
California First National Bancorp	CFNB	CA
American Riviera Bank	ARBV	CA
Pacific Enterprise Bancorp	PEBN	CA
Bank of Southern California, National Association	BCAL	CA
Mission Valley Bancorp	MVLY	CA
US Metro Bank	USMT	CA
Bank of Santa Clarita	BSCA	CA
Community Bancorp of Santa Maria	CYSM	CA
Pacific Alliance Bank	PFBN	CA

To perform this analysis, Piper Jaffray used financial information as of the period ended December 31, 2017. Market price information was as of February 20, 2018:

	PCB	PCB Peer Group Minimum	PCB Peer Group 10th Percentile	PCB Peer Group Median	PCB Peer Group Mean	PCB Peer Group 90th Percentile	PCB Peer Group Maximum
Stock Price / Tangible Book Value per Share	162.3%	79.2%	127.4%	157.6%	151.2%	176.8%	185.1%
Stock Price / LTM Pre-Tax EPS	10.6x	7.7x	8.2x	11.0x	10.7x	13.1x	15.0x
Stock Price / LTM EPS	19.7x	9.6x	13.9x	19.4x	19.1x	24.8x	25.2x
Premium / Core Deposits	8.7%	(33.3)%	1.5%	6.6%	4.0%	10.3%	12.1%

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Piper’s analysis showed the following concerning the selected public companies for PCB’s financial performance:

	PCB	PCB Peer Group Minimum	PCB Peer Group 10th Percentile	PCB Peer Group Median	PCB Peer Group Mean	PCB Peer Group 90th Percentile	PCB Peer Group Maximum
Total Assets ($000)	536,111	262,437	293,728	522,810	579,098	902,117	938,927
Return on Average Assets	0.88%	0.36%	0.56%	0.83%	0.91%	1.12%	2.67%
Return on Average Equity	7.51%	4.20%	5.23%	7.16%	8.20%	11.50%	15.30%
Efficiency Ratio	62.2%	53.5%	54.6%	60.7%	61.6%	70.5%	73.4%
Net Interest Margin	4.48%	2.88%	3.30%	3.97%	4.08%	4.61%	5.34%
Non-Performing Assets (“NPAs”) / Assets	0.16%	0.00%	0.00%	0.05%	0.08%	0.18%	0.20%
Texas Ratio	1.49%	0.00%	0.00%	0.36%	0.85%	1.91%	2.50%
Loan Loss Reserve / Gross Loans	0.87%	0.58%	0.82%	1.15%	1.16%	1.48%	1.85%
Tangible Equity / Tangible Assets	10.3%	7.5%	8.4%	9.5%	11.9%	14.3%	37.9%

	PCB	PCB Peer Group Minimum	PCB Peer Group 10th Percentile	PCB Peer Group Median	PCB Peer Group Mean	PCB Peer Group 90th Percentile	PCB Peer Group Maximum
Tangible Common Equity / Tangible Assets	10.3%	7.5%	8.4%	9.6%	12.2%	14.5%	37.9%
Tier 1 Capital Ratio	11.9%	10.1%	11.5%	12.7%	15.5%	18.7%	44.3%
Total Capital Ratio	12.7%	11.3%	12.5%	13.5%	16.6%	20.0%	45.5%

Using publicly available information, Piper compared the financial performance, financial condition and market performance of First Choice to the 10 selected publicly traded banks and bank holding companies, listed on NASDAQ or NYSE, with assets between $500.0 million and $2.0 billion and headquartered in California (“First Choice Peer Group”). The companies included in the First Choice Peer Group were:

Company	Ticker	State
RBB Bancorp	RBB	CA
Central Valley Community Bancorp	CVCY	CA
Pacific Mercantile Bancorp	PMBC	CA
Bank of Commerce Holdings	BOCH	CA
Oak Valley Bancorp	OVLY	CA
Community West Bancshares	CWBC	CA
United Security Bancshares	UBFO	CA
Plumas Bancorp	PLBC	CA
American River Bankshares	AMRB	CA
Summit State Bank	SSBI	CA

To perform this analysis, Piper used financial information as of the period ended December 31, 2017. Market price information was as of February 20, 2018.

	First Choice	First Choice Peer Group 10th Percentile	First Choice Peer Group Minimum	First Choice Peer Group Median	First Choice Peer Group Mean	First Choice Peer Group 90th Percentile	First Choice Peer Group Maximum
Stock Price / Tangible Book Value per Share	176.8%	127.4%	139.0%	170.3%	169.7%	207.2%	226.8%
Stock Price / LTM Pre-Tax EPS	12.0x	8.3x	8.4x	11.3x	11.7x	15.6x	18.3x
Stock Price / LTM EPS	25.2x	15.7x	15.7x	19.1x	19.2x	22.9x	24.6x
Premium / Core Deposits	12.1%	4.0%	5.2%	8.8%	9.7%	13.0%	24.8%

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Piper’s analysis showed the following concerning the selected public companies for First Choice’s financial performance:

	First Choice	First Choice Peer Group 10th Percentile	First Choice Peer Group Minimum	First Choice Peer Group Median	First Choice Peer Group Mean	First Choice Peer Group 90th Percentile	First Choice Peer Group Maximum
Total Assets ($000)	903,795	610,864	651,146	934,084	1,063,066	1,664,595	1,691,059
Return on Average Assets	0.83%	0.49%	0.60%	0.90%	0.90%	1.23%	1.66%
Return on Average Equity	7.05%	3.91%	5.33%	8.16%	8.65%	12.05%	15.45%
Efficiency Ratio	58.8%	37.0%	53.4%	64.0%	62.1%	70.4%	78.5%
Net Interest Margin	3.97%	3.39%	3.53%	3.97%	3.98%	4.35%	4.41%
Non-Performing Assets (“NPAs”) / Assets	0.20%	0.71%	0.78%	1.04%	1.29%	1.91%	2.13%
Texas Ratio	1.54%	7.17%	7.66%	9.61%	11.09%	15.10%	16.47%
Loan Loss Reserve / Gross Loans	1.40%	0.97%	1.00%	1.33%	1.26%	1.45%	1.54%
Tangible Equity / Tangible Assets	11.7%	7.5%	8.3%	9.3%	9.7%	12.3%	14.1%
Tangible Common Equity / Tangible Assets	11.7%	7.5%	8.3%	9.3%	9.7%	12.3%	14.1%
Tier 1 Capital Ratio	13.4%	10.1%	10.9%	13.3%	13.9%	17.9%	18.1%
Total Capital Ratio	14.7%	11.3%	12.1%	14.8%	15.7%	20.3%	22.5%

Comparable Transaction Analysis. Piper reviewed certain publicly available information related to 15 selected acquisitions of banks and bank holding companies with headquarters in California announced after January 1, 2015, where the transaction value was publicly available and the acquired company had total assets between $250.0 million and $1.0 billion. The transactions included in the group were:

Acquiror	Acquiree
Heritage Commerce Corp	United American Bank
First Foundation Inc.	PBB Bancorp
Amalgamated Bank	New Resource Bancorp
Suncrest Bank	CBBC Bancorp
First Foundation Inc.	Community 1st Bancorp
Seacoast Commerce Banc	Capital Bank
Sierra Bancorp	OCB Bancorp
CVB Financial Corp.	Valley Commerce Bancorp
Midland Financial Co.	1st Century Bancshares, Inc.
RBB Bancorp	TFC Holding Company
CVB Financial Corp.	County Commerce Bank
Pacific Premier Bancorp	Security California Bancorp
Heartland Financial USA Inc.	Premier Valley Bank
Heritage Commerce Corp	Focus Business Bank
Plaza Bank	Manhattan Bancorp

Transaction multiples for the merger were derived from a merger price of $11.98 per share for PCB common stock based on First Choice common stock closing price on February 20, 2018 of $25.74. For each precedent transaction, Piper derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

●	the tangible book value per share of the acquired company based on the latest financial statements of the acquired company publicly available prior to the announcement of the acquisition;
●	LTM EPS based on the financial statements of the acquired company publicly available prior to the announcement of the acquisition; and
●	tangible equity premium to core deposits (total deposits less jumbo deposits) based on the financial statements of the acquired company publicly available prior to the announcement of the acquisition.

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The results of the analysis are set forth in the following table:

Transaction Price to:	First Choice / PCB Merger	Comparable Transactions Minimum	Comparable Transactions 10th Percentile	Comparable Transactions Median	Comparable Transactions Mean	Comparable Transactions 90th Percentile	Comparable Transactions Maximum
Tangible Book Value	197.3%	130.4%	143.8%	173.9%	176.7%	205.9%	210.4%
LTM EPS	24.0x	5.6x	11.5x	19.2x	18.3x	23.3x	28.4x
Core Deposit Premium	13.7%	5.8%	7.0%	8.9%	10.1%	15.9%	17.3%

Discounted Dividend Analysis. Piper performed an analysis that estimated the net present value per share of PCB common stock assuming PCB performed in accordance with PCB’s internal financial projections for the years ending December 31, 2018 through December 31, 2020, as well as an estimated earnings growth rate for the years thereafter, as provided by the management of PCB.

To approximate the range of terminal values of a share of PCB common stock at December 31, 2022, Piper applied pre-tax price to EPS multiples ranging from 9.0x to 13.0x to 2022 pre-tax estimated earnings and price to tangible book value per share multiples ranging from 1.20x to 1.90x were applied to tangible book value at December 31, 2022. The terminal values were then discounted to present values using different discount rates ranging from 14.0% to 18.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of PCB common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per PCB common shares of $8.37 to $12.96 when applying multiples of EPS and $6.18 to $9.88 when applying multiples of tangible book value per share.

	Earnings Multiples (Value shown is a per share valuation)
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x
14.0%	$9.65	$10.48	$11.30	$12.13	$12.96
15.0%	$9.31	$10.10	$10.89	$11.68	$12.47
16.0%	$8.98	$9.74	$10.50	$11.26	$12.01
17.0%	$8.67	$9.40	$10.12	$10.85	$11.58
18.0%	$8.37	$9.07	$9.77	$10.46	$11.16

	Tangible Book Value Multiples (Value shown is a per share valuation)
Discount Rate	1.20x	1.30x	1.40x	1.50x	1.60x	1.70x	1.80x	1.90x
14.0%	$7.06	$7.47	$7.87	$8.27	$8.67	$9.08	$9.48	$9.88
15.0%	$6.83	$7.21	$7.60	$7.98	$8.37	$8.76	$9.14	$9.53
16.0%	$6.60	$6.97	$7.34	$7.71	$8.08	$8.45	$8.82	$9.19
17.0%	$6.38	$6.74	$7.09	$7.45	$7.80	$8.16	$8.52	$8.87
18.0%	$6.18	$6.52	$6.86	$7.20	$7.54	$7.88	$8.22	$8.56

Piper also performed an analysis that estimated the net present value per share of First Choice common stock assuming First Choice performed in accordance with First Choice’s internal financial projections for the years ending December 31, 2018 through December 31, 2020 as well as an estimated earnings growth rate for the years thereafter, as provided by the management of First Choice.

To approximate the range of terminal values of a share of First Choice common stock at December 31, 2023, Piper applied price to EPS multiples ranging from 12.0x to 16.0x to 2023 estimated earnings and price to tangible book value per share multiples ranging from 1.40x to 2.10x were applied to tangible book value at December 31, 2022. The terminal values were then discounted to present values using different discount rates ranging from 12.0% to 16.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Choice common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per First Choice common shares of $20.08 to $29.13 when applying multiples of EPS and $17.63 to $27.79 when applying multiples of tangible book value per share.

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	Earnings Multiples (Value shown is a per share valuation)
Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x
12.0%	$23.09	$24.60	$26.11	$27.62	$29.13
13.0%	$22.28	$23.73	$25.17	$26.62	$28.07
14.0%	$21.51	$22.90	$24.28	$25.67	$27.05
15.0%	$20.78	$22.11	$23.44	$24.76	$26.09
16.0%	$20.08	$21.36	$22.63	$23.90	$25.18

	Tangible Book Value Multiples (Value shown is a per share valuation)
Discount Rate	1.40x	1.50x	1.60x	1.70x	1.80x	1.90x	2.00x	2.10x
12.0%	$20.18	$21.27	$22.36	$23.44	$24.53	$25.62	$26.71	$27.79
13.0%	$19.50	$20.54	$21.58	$22.62	$23.66	$24.70	$25.74	$26.78
14.0%	$18.84	$19.84	$20.84	$21.83	$22.83	$23.83	$24.83	$25.82
15.0%	$18.22	$19.18	$20.13	$21.09	$22.04	$23.00	$23.96	$24.91
16.0%	$17.63	$18.55	$19.46	$20.38	$21.30	$22.21	$23.13	$24.05

In connection with its analyses, Piper considered and discussed with PCB’s management how the discounted dividend analyses would be affected by changes in the underlying assumptions. Piper noted that the discounted dividend analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Relative Contribution Analysis. Piper analyzed the relative contribution of First Choice and PCB to the pro forma market capitalization, balance sheet and income statement items of the combined entity, including pro forma market capitalizations, assets, gross loans, deposits, tangible common equity, LTM earnings as of December 31, 2017, LTM core earnings as of December 31, 2017, and internal management earnings excluding Synergies for years ending December 31, 2018 and December 31, 2019. This analysis was based on the closing prices of First Choice and PCB common stock on February 20, 2018 of $25.74 and $9.85, respectively. Piper compared the various contribution percentages to the pro forma equity ownership assuming 100% stock consideration.

	Contribution
	First Choice	PCB
Market Capitalization	67.9%	32.1%
Total Assets	62.8%	37.2%
Total Loans	63.5%	36.5%
Total Deposits	62.5%	37.5%
Tangible Common Equity	66.0%	34.0%
LTM Earnings (December 31, 2017)	61.2%	38.8%
LTM Core Earnings (December 31, 2017)	62.2%	37.8%
2018 Earnings Estimates (excluding Synergies)	62.4%	37.6%
2019 Earnings Estimates (excluding Synergies)	61.1%	38.9%
Pro Forma Equity Ownership (100% Stock)	63.5%	36.5%

Financial Impact Analysis. Piper analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger is completed in the third calendar quarter of 2018; (ii) 100% of the outstanding shares of PCB common stock are converted into the right to receive 0.46531 shares of First Choice common stock; (iii) equivalent options on First Choice common stock are delivered adjusted for the merger exchange ratio to option holders receiving merger consideration pursuant to the merger agreement; and (iv) certain internal financial projections for the years ending December 31, 2018 through December 31, 2020 and a long-term EPS growth rate and dividend payout ratio for PCB and First Choice, as provided by the senior management of PCB and First Choice, respectively. Piper also incorporated certain assumptions as provided by First Choice’s management, including certain pro forma assumptions relating to the Synergies. The analysis indicated that the merger (excluding transaction expenses) could be dilutive to First Choice’s estimated tangible book value per share at the completion of the merger and accretive to First Choice’s estimated EPS beginning in 2018.

In addition, Piper analyzed certain potential pro forma effects of the merger on First Choice’s capital ratios given the same assumptions set forth above. These analyses indicated that as of June 30, 2018, the merger would result in First Choice’s regulatory capital ratios exceeding the minimum regulatory requirements for “well-capitalized” status.

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In connection with its pro forma analyses, Piper considered and discussed with PCB’s management how the analyses would be affected by changes in the underlying assumptions, including the effects of final purchase accounting adjustments determined as of the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and that the variations may be material.

Piper’s Compensation and Relationships with PCB. PCB and Piper entered into an engagement letter dated August 30, 2016 relating to the services to be provided by Piper in connection with the merger. Pursuant to the engagement letter, PCB agreed to pay Piper (a) a non-refundable retainer of $25,000, which will be credited against the transaction fee; (b) a fee of $150,000 upon the delivery to the PCB board of directors of the written Piper opinion, which fee will be credited against the transaction fee; and (c) contingent upon the completion of the merger, a transaction fee equal to 1.1% of aggregate transaction value. PCB also agreed to reimburse Piper for reasonable out-of-pocket expenses and disbursements, including legal fees, incurred in connection with its engagement. PCB has also agreed to indemnify Piper against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Other than Piper’s engagement by PCB in connection with the merger, Piper or the lead banker on its current deal team has not acted as financial advisor to PCB, nor has Piper provided any investment banking services to First Choice in the three years preceding the date thereof. In the ordinary course of Piper’s business as a broker-dealer, Piper may, from time to time, purchase securities from and sell securities to PCB, First Choice or their affiliates. Piper may also actively trade the equity securities of PCB, First Choice or their affiliates for its own account and for the accounts of its customers.

Unaudited Prospective Financial Information

Neither First Choice nor Pacific Commerce as a matter of course makes public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, First Choice and Pacific Commerce are each including in this document certain unaudited prospective financial information that was made available to Pacific Commerce and its financial advisor or to First Choice and its financial advisor in connection with the merger. The inclusion of this information should not be regarded as an indication that any of Pacific Commerce, First Choice, Piper Jaffray or Hovde, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. First Choice’s management approved the use of the First Choice Projections and Pacific Commerce’s management approved the use of the following unaudited prospective financial information concerning Pacific Commerce. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Pacific Commerce’s business, all of which are difficult to predict and many of which are beyond Pacific Commerce’s and First Choice’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Pacific Commerce’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 28 and 56, respectively, of this document.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with generally accepted accounting principles, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled generally accepted accounting principles measures in each party’s historical generally accepted accounting principles financial statements. Neither First Choice’s nor Pacific Commerce’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained in this document, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

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Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. No assurance can be given that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this document, similar estimates and assumptions would be used. Neither First Choice nor Pacific Commerce intends to, and each party disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either Pacific Commerce or First Choice, as applicable, of the merger and does not attempt to predict or suggest future results of the combined company after giving effect to the merger. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either Pacific Commerce or First Choice, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either Pacific Commerce or First Choice, as applicable, of any possible failure of the merger to occur. None of Pacific Commerce, First Choice, Piper Jaffray, Hovde or their respective affiliates, associates, officers, directors, advisors, agents or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Pacific Commerce, shareholder of First Choice or any other person regarding Pacific Commerce’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved.

In light of the foregoing, and considering that the shareholder meetings of First Choice’s and Pacific Commerce’s shareholders will be held many months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on such information, and First Choice and Pacific Commerce urge all shareholders to review First Choice’s and Pacific Commerce’s financial statements and other information contained elsewhere in this document for a description of First Choice’s and Pacific Commerce’s respective businesses and reported financial results.

The following table presents a summary of the selected Pacific Commerce unaudited prospective financial data as prepared by Pacific Commerce for the years ending December 31, 2018 through 2020:

(dollars in millions)	For the year ended December 31,
	2018	2019	2020
Net Income	$7.3	$8.7	$9.5
Total Assets	$586.4	$641.3	$703.3

The following table presents a summary of the selected First Choice unaudited prospective financial data as prepared by First Choice for the years ending December 31, 2018 through 2020:

(dollars in millions)	For the year ended December 31,
	2018	2019	2020
Net Income	$12.1	$13.6	$15.2
Total Assets	$1,044.8	$1,149.3	$1,264.2

Opinion of First Choice Bancorp’s Financial Advisor

The fairness opinion and a summary of the underlying financial analyses of First Choice Bancorp’s financial advisor, Hovde Group, LLC, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of First Choice. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by First Choice. You should review the copy of the fairness opinion, which is attached as Appendix D.

Hovde has acted as First Choice’s financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with First Choice and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

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Hovde reviewed the financial aspects of the proposed merger with First Choice’s board of directors and, on February 22, 2018 delivered a written opinion to First Choice’s board of directors that the per share merger consideration to be paid by First Choice in connection with the Merger is fair to the holders of the First Choice’s common stock from a financial point of view.

The full text of Hovde’s written opinion is included in this joint proxy statement/prospectus as Appendix D and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion was directed to First Choice’s board of directors and addresses only the fairness of the per share merger consideration to be paid to PCB shareholders in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the First Choice shareholder meeting on the merger or any related matter.

Subject to the provisions of the merger agreement, at the effective time, automatically by virtue of the merger, and without any action on the part of any person, each share of PCB common stock issued and outstanding immediately prior to the effective time (other than any dissenting shares or shares to be cancelled or retired in accordance with Section 2.4(a) of the merger agreement) shall be converted into the right to receive the per share merger consideration. Per share merger consideration means a number, rounded to five (5) decimal places, of validly issued, fully paid and non-assessable, unrestricted and without transferability restrictions or legends, shares of First Choice common stock equal to the quotient of (A) the assigned PCB common share value divided by (B) the assigned First Choice common share value. Assigned PCB common share value means eleven dollars and forty cents ($11.40) per share, subject to adjustment as provided for in Sections 5.15, 5.16 and 5.17 of the merger agreement, and assigned First Choice common share value means twenty-four and 50/100 dollars ($24.50) which results in a per share merger consideration of 0.46531shares of First Choice common stock for each share of PCB common stock. Hovde has been advised by First Choice that there are a total of 8,951,285 shares of PCB common stock currently outstanding, and based upon the market price of First Choice Common Stock as of February 21, 2018 of $25.74 and the per share merger consideration, Hovde has assumed, with First Choice’s consent for purposes and their analysis and opinion, that the aggregate value of the merger consideration is $107,236,394.

Hovde noted that the Merger Agreement provides that each PCB stock option shall be cancelled as of the effective time in exchange for either the option consideration or an adjusted option, as provided in Section 2.4(d). At least five (5) business days before the effective time, any holder of a PCB stock option that is not continuing with First Choice or First Choice Bank after the merger as an employee or director shall elect to receive either (a) the option consideration for an amount in cash without interest as described below, or (b) a rollover option as described below. Any PCB stock option held by an employee or director who is continuing as either an employee or director of First Choice or First Choice Bank after the merger shall be exchanged for a rollover option. Any option that is outstanding immediately prior to the effective time with a per share exercise price equal to or greater than the assigned PCB common share value (each such option, a “rollover option”) shall be converted into an option (each, an “adjusted option”) to acquire, on the same terms and conditions as were applicable to such rollover option immediately prior to the effective time, the number of First Choice shares equal to the product of (i) the number of shares of PCB common stock subject to such rollover option immediately prior to the effective time multiplied by (ii) the per share merger consideration, with any fractional shares rounded down to the next lower whole number of shares after aggregating each individual holder’s option with the same exercise price. The exercise price per share of First Choice common stock subject to any such adjusted option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (a) the exercise price per share of PCB common stock subject to such rollover option immediately prior to the effective time divided by (b) the per share merger consideration. If the holder of a PCB stock option is eligible and elects to receive cash, the amount of cash for each PCB stock option shall be equal to (a) the assigned PCB common share value minus (b) the exercise price per share with respect to the corresponding PCB stock option in question, multiplied by (c) the number of shares of such PCB stock option (such amount, the “option consideration”). Due to the inability to accurately determine as of the date of Hovde’s opinion the number of adjusted options to be issued or the number of PCB stock options receiving the option consideration resulting from the merger, Hovde assumed, with First Choice’s consent, for purposes of their analysis and opinion, that all holders of outstanding PCB options will receive adjusted options. Hovde was informed by First Choice that there are currently 1,129,419 PCB options outstanding with a weighted average exercise price of $5.15 per share of PCB common stock which results in Hovde’s assumption, with First Choice’s consent for purposes of their analysis and opinion, that the aggregate value of the adjusted options is $7,058,869.

Hovde also noted that the merger agreement may be terminated at any time prior to the effective time, by action taken or authorized by the board of directors of the terminating party or parties as set forth in Section 7.1. If either First Choice or PCB terminates the merger agreement pursuant to the provisions of Section 7.2, then a termination fee of four million dollars ($4,000,000) will be paid to either First Choice or PCB as set forth in Section 7.2.

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The merger agreement stipulates that in addition to usual and customary closing conditions PCB shall have (a) as of the measurement date (i) certain minimum PCB adjusted shareholders’ equity, (ii) certain minimum PCB adjusted allowance for loan losses, (iii) a certain minimum amount of Pacific Commerce Bank’s demand, money market and savings deposits, (iv) a certain maximum amount of PCB’s brokered, internet and deposits from deposit or loan originators, (v) a certain minimum amount of PCB’s non-interest bearing demand deposits, and (vi) a certain maximum amount of PCB’s commercial real estate loans, and (b) prior to the closing paid or accrued for all PCB transaction expenses in full and that such PCB transaction expenses shall not exceed PCB transaction expenses threshold. For purposes of our analysis and opinion, Hovde assumed, with First Choice’s consent, that all conditions to closing are met, the merger agreement is not terminated and the merger is consummated as provided in the merger agreement.

As a result of the foregoing provisions of the merger agreement, Hovde assumed, with First Choice’s consent, for purposes of their analysis and opinion that the aggregate transaction value of the merger is $114,295,263 and is comprised of the sum of the aggregate value of the merger consideration of $107,236,394 and the aggregate value of the adjusted options of $7,058,869.

During the course of its engagement and for the purpose of rendering its opinion, Hovde:

●	reviewed a draft of the merger agreement dated February 22, 2018 as provided to Hovde by First Choice;
●	reviewed unaudited financial statements for PCB and First Choice for the twelve-month period ending December 31, 2017;
●	reviewed certain historical annual reports of each of PCB and First Choice, including audited annual reports for the year ending December 31, 2016;
●	reviewed certain historical publicly available business and financial information concerning each of PCB and First Choice;
●	reviewed certain internal financial statements and other financial and operating data concerning PCB and First Choice;
●	reviewed financial projections prepared by certain members of senior management of PCB and First Choice;
●	reviewed and analyzed materials detailing the merger prepared by PCB and First Choice and by their respective legal and accounting advisors including the estimated amount and timing of the cost savings and related expenses, purchase accounting adjustments and synergies expected to result from the merger (the “synergies”);
●	analyzed the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the merger based on assumptions relating to the synergies;
●	assessed general economic and market conditions
●	evaluated the contribution of assets, deposits, equity and earnings of PCB and First Choice to the combined company;
●	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;
●	reviewed historical market prices and trading volumes of PCB common stock and First Choice common stock; and
●	reviewed certain publicly available financial and stock market data relating to selected public financial institutions/commercial banks that we deemed relevant to our analysis.

Hovde also conducted meetings and had discussions with members of senior management of PCB and First Choice for purposes of reviewing the business, financial condition, results of operations and future prospects of PCB and First Choice, including the history and past and current operations of PCB and First Choice as well as historical financial performance. Hovde discussed with management of PCB and First Choice their assessment of the rationale for the merger. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate, and took into account its experience in other similar transaction and securities valuations, as well as its knowledge of the banking and financial services industry.

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In rendering its opinion, Hovde assumed, without independent verification, that there have been no material changes in the respective assets, financial condition, results of operations, or business or prospects of PCB or First Choice since the date of the latest financial information described above. Hovde relied without independent verification or investigation on the assessments of the management of PCB and First Choice as to their existing and future relationships with key employees and partners, clients, products and services, and Hovde assumed, with First Choice’s consent, that there will be no developments with respect to any such matters that would affect Hovde’s analyses or opinion. Hovde further assumed, without independent verification, that the representations and financial and other information included in the merger agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by PCB and First Choice are true and complete. Hovde relied upon the management of PCB and First Choice as to the reasonableness and achievability of the financial forecasts, and projections, estimates and other forward-looking information (including the synergies) provided to Hovde by PCB and First Choice and Hovde assumed such forecasts, projections, estimates and other forward-looking information (including the synergies) have been reasonably prepared by PCB and First Choice on a basis reflecting the best currently available information and PCB’s and First Choice’s best judgments and estimates. Hovde assumed that such forecasts, projections, estimates and other forward-looking information (including the synergies) would be realized in the amounts and at the times contemplated thereby, and did not, in any respect, assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by First Choice to rely upon such forecasts, projections, estimates and other information and data, and Hovde expresses no view as to any such forecasts, projections, estimates or other forward looking information or data, or the bases or assumptions on which they were prepared.

In performing its review, Hovde relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by PCB and First Choice or their respective representatives or that was otherwise reviewed by Hovde, and Hovde further assumed such accuracy and completeness for purposes of rendering this opinion. Hovde further relied on the assurances of the respective managements of PCB and First Choice that they are not aware of any facts or circumstances that would make any of such information incomplete, inaccurate or misleading. Hovde has not been asked to undertake, and has not undertaken, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde has assumed that each party to the merger agreement would advise it promptly if any information previously provided to it became inaccurate, or was required to be updated during the period of Hovde’s review.

Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde has assumed that such allowances for PCB and First Choice are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and has not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (fixed, contingent, derivative, off-balance sheet, or otherwise) of PCB or First Choice, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals; nor did Hovde review any loan or credit files of PCB or First Choice. Hovde also did not conduct a review of any credit mark which may be taken in connection with the merger, nor has Hovde evaluated the adequacy of any contemplated credit mark to be so taken.

Hovde did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which PCB or First Choice is a party or may be subject, and their opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with the consent of First Choice, that neither PCB nor First Choice is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the merger agreement.

Hovde relied upon and assumed, with First Choice’s consent, and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any amendments thereto or waiver of any terms or conditions by PCB or First Choice, that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the final merger agreement will not differ materially from the draft Hovde reviewed. Hovde has assumed that the merger will be consummated in compliance with all applicable laws and regulations. The senior management of First Choice has advised Hovde that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde has assumed that the necessary regulatory and governmental approvals, as granted, will not be subject to any conditions that would be unduly burdensome on PCB or First Choice, or would have a material adverse effect on the contemplated benefits of the merger.

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First Choice engaged Hovde on January 8, 2018 to serve as a financial advisor to First Choice in connection with the proposed merger and to issue a fairness opinion to First Choice’s board of directors in connection with such proposed merger. Pursuant to the terms of the engagement, in the event that First Choice executes a definitive agreement calling for the consummation of a merger transaction, Hovde would issue a fairness opinion in connection therewith, and First Choice would pay Hovde a non-refundable fairness opinion fee equal to sixty-two thousand five hundred dollars ($62,500). Additionally, in the event that the merger transaction is consummated, First Choice agreed to pay Hovde a non-refundable completion fee equal to sixty-two thousand five hundred dollars ($62,500). Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, First Choice has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses and expenses arising out of the merger or Hovde’s engagement.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, PCB and First Choice. Hovde’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which First Choice might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by First Choice’s board of directors in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of First Choice’s board of directors or First Choice’s management with respect to the fairness of the per share merger consideration to be paid by First Choice in connection with the merger.

The following is a summary of the material analyses prepared by Hovde and delivered to First Choice’s board of directors on February 22, 2018, in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Market Approach – Comparable Transactions. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions of banks in the Western United States Region of the United States (consisting of the states of Alaska, Arizona, California, Idaho, Montana, Nevada, Oregon, Washington, and Wyoming) announced since November 8, 2016 (post the United States Presidential Election), in which the sellers’ total assets were between $300 million and $1.5 billion, last-twelve-months (“LTM”) return on average assets (“ROAA”) were greater than 0.75%, and non-performing assets-to-total assets ratio were less than 1.50%. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since November 8, 2016 (post the United States Presidential Election), in which the sellers’ total assets were between $300 million and $1.5 billion, LTM ROAA were greater than 0.75%, non-performing assets-to-total assets ratio of less than 0.50%, and tangible equity to tangible assets ratio was between 8.0% and 12.0%. In each case for which financial information was available, no transaction that fit the selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following transactions (eight transactions for the Regional Group and 16 transactions for the Nationwide Group):

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The following tables set forth the transactions included in the Regional Group and the Nationwide Group and are sorted by announcement date:

Regional Group:
Buyer (State)	Target (State)
Heritage Commerce Corp (CA)	United American Bank (CA)
First Foundation Inc. (CA)	PBB Bancorp (CA)
TriCo Bancshares (CA)	FNB Bancorp (CA)
Suncrest Bank (CA)	CBBC Bancorp (CA)
Glacier Bancorp, Inc. (MT)	Inter-Mountain Bancorp., Inc. (MT)
Pacific Premier Bancorp, Inc. (CA)	Plaza Bancorp (CA)
Heritage Financial Corporation (WA)	Puget Sound Bancorp, Inc. (WA)
Seacoast Commerce Banc Holdings (CA)	Capital Bank (CA)

Nationwide Group:
Buyer (State)	Target (State)
Heritage Commerce Corp (CA)	United American Bank (CA)
LCNB Corp. (OH)	Columbus First Bancorp, Inc. (OH)
First Foundation Inc. (CA)	PBB Bancorp (CA)
Equity Bancshares, Inc. (KS)	Kansas Bank Corporation (KS)
Independent Bank Group, Inc. (TX)	Integrity Bancshares, Inc. (TX)
Suncrest Bank (CA)	CBBC Bancorp (CA)
Glacier Bancorp, Inc. (MT)	Inter-Mountain Bancorp., Inc. (MT)
Midland States Bancorp, Inc. (IL)	Alpine Bancorporation, Inc. (IL)
Pacific Premier Bancorp, Inc. (CA)	Plaza Bancorp (CA)
Veritex Holdings, Inc. (TX)	Liberty Bancshares, Inc. (TX)
Heritage Financial Corporation (WA)	Puget Sound Bancorp, Inc. (WA)
Equity Bancshares, Inc. (KS)	Cache Holdings, Inc. (OK)
Glacier Bancorp, Inc. (MT)	Columbine Capital Corporation (CO)
Seacoast Commerce Banc Holdings (CA)	Capital Bank (CA)
First Merchants Corporation (IN)	Arlington Bank (OH)
Simmons First National Corporation (AR)	Hardeman County Investment Company, Inc. (TN)

For each precedent transaction, Hovde compared the implied ratio of deal value to certain financial characteristics of PCB as follows:

●	the multiple of the purchase consideration to the acquired company’s tangible common book value (the “Price-to-Tangible Common Book Value Multiple”);
●	the multiple of the purchase consideration to the acquired company’s adjusted tangible common book value (the “Price-to-Adjusted Tangible Common Book Value Multiple”)[1];
●	the multiple of the purchase consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”); and
●	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

1.	The Price to Adjusted Tangible Book Value equals the Adjusted Purchase Price divided by Core Capital where: (a) Core Capital equals Total Tangible Assets multiplied by 8%; (b) Excess Capital equals Total Tangible Book Value less Core Capital; and (c) Adjusted Purchase Price equals total deal value less Excess Capital (assumes paying dollar-for-dollar of Excess Capital.

The results of the precedent transaction Regional Group analysis are set forth in the table below. Transaction multiples for the merger were derived from the estimated per share purchase price value of $11.98, which implied: (i) an aggregate value of merger consideration of $107,236,394, (ii) an aggregate value of adjusted options of $7,058,869; and (iii) an aggregate transaction value of $114,295,263 and were based on December 31, 2017 financial results of PCB.

Implied Value for PCB Based On:	Price-to-Tangible Common Book Value Multiple	Price-to-Adj. Tangible Common Book Value Multiple	Price-to-LTM Earnings Multiple		Premium-to-Core Deposits Multiple
Aggregate Transaction Value	210.3%	242.4%	24.5	x	15.5%
Precedent Transactions Regional Group:
Median	208.8%	226.1%	19.2	x	15.3%
Minimum	186.6%	203.6%	17.0	x	8.9%
Maximum	259.9%	292.7%	26.9	x	21.4%

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The results of the precedent transactions National Group analysis are set forth in the table below. Transaction multiples for the merger were derived from the estimated per share purchase price value of $11.98, which implied: (i) an aggregate value of merger consideration of $107,236,394, (ii) an aggregate value of adjusted options of $7,058,869; and (iii) an aggregate transaction value of $114,295,263 and were based on estimated December 31, 2017 financial projections of PCB.

Implied Value for PCB Based On:	Price-to-Tangible Common Book Value Multiple	Price-to-Adj. Tangible Common Book Value Multiple	Price-to-LTM Earnings Multiple		Premium-to-Core Deposits Multiple
Total Deal Value	210.3%	242.4%	24.5	x	15.5%
Precedent Transactions National Group:
Median	200.9%	212.4%	18.4	x	12.5%
Minimum	143.2%	155.4%	12.5	x	6.6%
Maximum	232.9%	271.0%	27.5	x	21.2%

Using publicly available information, Hovde compared the financial performance of PCB with that of the median of the precedent transactions from the Regional Group. The performance highlights are based on December 31, 2017 financial results of PCB.

	Tangible Equity/ Tangible Assets	Core Deposits	LTM ROAA	LTM ROAE[1]	Efficiency Ratio	NPAs/ Assets	ALLL/ NPLs[2]
PCB	10.32%	83.30%	0.88%	7.39%	62.18%	0.13%	530.0%

Precedent Transactions Regional Group:
Median	9.16%	84.19%	1.08%	11.06%	60.52%	0.09%	326.4%

[1]	Return on average equity
[2]	Allowance for loan and lease losses as a percentage of nonperforming loans

Using publicly available information, Hovde compared the financial performance of PCB with that of the median of the precedent transactions from the Nationwide Group. The performance highlights are based on December 31, 2017 financial results of PCB.

	Tangible Equity/ Tangible Assets	Core Deposits	LTM ROAA	LTM ROAE[1]	Efficiency Ratio	NPAs/ Assets	ALLL/ NPLs[2]
First Choice	10.32%	83.30%	0.88%	7.39%	62.18%	0.13%	530.0%

Precedent Transactions Nationwide Group:
Median	9.53%	80.03%	1.04%	10.73%	60.29%	0.21%	392.1%

[1]	Return on average equity
[2]	Allowance for loan and lease losses as a percentage of nonperforming loans

No company or transaction used as a comparison in the above transaction analyses is identical to PCB, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the precedent transactions Regional Group indicated an implied aggregate valuation ranging between $79.1 million and $141.2 million compared to the proposed aggregate transaction value of $114.3 million. The resulting values of the Precedent Transactions Nationwide Group indicated an implied aggregate valuation ranging between $58.3 million and $136.2 million compared to the proposed aggregate transaction value of $114.3 million.

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Income Approach – Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, PCB’s recent performance, the current banking environment and the local economy in which PCB operates, Hovde determined, in consultation with and based on information provided by management of PCB, earnings estimates for PCB over a forward looking five year period, and PCB management developed the forward-looking projections and key assumptions, which formed the basis for the discounted cash flow analyses. The resulting projected net income numbers used for the analysis were $7.3 million for 2018, $8.7 million for 2019, $9.5 million for 2020, $10.1 million for 2021, and $10.7 million for 2022.

To determine present values of PCB based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using a different methodology: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”).

In the DCF Terminal P/E Multiple analysis, an estimated value of PCB’s common stock was calculated based on the present value of PCB’s after-tax net income based on PCB management’s forward-looking projections. Hovde utilized a terminal value at the end of 2022 by applying a range of price-to-earnings multiples of 17.2x to 21.2x, with a midpoint of 19.2x, which is based around the median price-to-earnings multiple derived from the precedent transactions in the Regional Group. The present value of PCB’s projected dividends, if any, plus the terminal value was then calculated assuming a range of discount rates between 12.0% and 16.0%, with a midpoint of 14.0%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of PCB’s common stock. The resulting aggregate values of PCB’s common stock of the DCF Terminal P/E Multiple ranged between $89.4 million and $130.6 million, with a midpoint of $108.6 million.

In the DCF Terminal P/TBV Multiple model, the same earnings estimates and projected net income were used; however, in arriving at the terminal value at the end of 2022, Hovde applied a range of price-to-tangible book value multiples of 1.89x to 2.29x with the midpoint being 2.09x, which is based around the median price-to-tangible book value multiple derived from the precedent transactions in the Regional Group. The present value of projected dividends, if any, plus the terminal value, was then calculated assuming a range of discount rates between 12.0% and 16.0%, with a midpoint of 14.0%. The resulting aggregate values of PCB’s common stock of the DCF Terminal P/TBV Multiple ranged between $93.0 million and $133.7 million, with a midpoint of $112.0 million.

These analyses and their underlying assumptions yielded a range of values for PCB, which are outlined in the table below:

Implied Value for PCB Based On:	Price-to-Tangible Common Book Value Multiple	Price-to-Adj. Tangible Common Book Value Multiple	Price-to-LTM Earnings Multiple		Premium-to-Core Deposits Multiple
DCF Analysis – Terminal P/E Multiple
Midpoint	199.8%	228.7%	23.3	x	14.0%
DCF Analysis – Terminal P/TBV Multiple
Midpoint	206.0%	236.8%	24.0	x	14.9%

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of PCB’s common stock.

Company Comparable Companies Analysis: Hovde used publicly available information to compare selected financial and trading information for PCB and a group of 21 publicly-traded financial institutions selected by Hovde which was based on publicly-traded California banks with total assets between $300 million and $1.0 billion headquartered in a major MSA (defined as population over 750,000).

Seacoast Commerce Banc Holdings	Santa Cruz County Bank
First Choice Bancorp	California First National Bancorp
OP Bancorp	Bank of Southern California, NA
California BanCorp	Broadway Financial Corporation
United Security Bancshares	Communities First Financial Corporation
Presidio Bank	Pinnacle Bank
Avidbank Holdings, Inc.	Mission Valley Bancorp
CommerceWest Bank	US Metro Bank
Private Bancorp of America, Inc.	Bank of Santa Clarita
Valley Republic Bancorp
American River Bankshares
Mission Bancorp

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The analysis compared publicly available financial and market trading information for PCB and the data for the 21 financial institutions identified above as of and for the most recent twelve-month period which was publicly available. The table below compares the data for PCB and the median data for the 21 financial institutions identified above, with pricing data as of February 21, 2018.

	Market Cap ($M)	Price/ Tangible Book Value	Price/ LTM EPS		Price/ Core EPS		Dividend Yield	1-year Price Change	Two Year Total Return
PCB	$89.5	166.7%	20.0	x	20.9	x	0.00%	17.6%	53.8%

Comparable Companies:
Median	$107.6	162.6%	20.1	x	26.1	x	0.00%	31.5%	81.6%

This analysis indicated that PCB fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to PCB. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Contribution Analysis: Hovde analyzed the relative standalone contribution of First Choice and PCB to various pro forma balance sheet and income statement items of the combined entity. This analysis excluded purchase accounting adjustments. To perform this analysis, Hovde used (i) balance sheet data and last-twelve months’ net income as of December 31, 2017 for First Choice and PCB, and (ii) net income estimates for 2018, 2019, 2020, and 2021 for First Choice and PCB provided by each company’s respective management team. The results of Hovde’s analysis are set forth in the following table, which also compares the results of Hovde’s analysis with the implied pro forma ownership percentages of First Choice’s and PCB’s respective shareholders in the surviving corporation based on the per share merger consideration:

	First Choice	PCB
Ownership
100% Stock	63.5%	36.5%

Balance Sheet
Total Assets	62.8%	37.2%
Gross Loans	63.5%	36.5%
Net Loans	63.3%	36.7%
Deposits	62.5%	37.5%
Core Deposits	63.3%	36.7%
Total Equity	62.3%	37.7%
Tangible Common Equity	66.0%	34.0%
Current Market Cap	67.6%	32.4%

Income Statement
LTM Net Income	61.2%	38.8%
2018 Estimated Net Income	62.4%	37.6%
2019 Estimated Net Income	61.1%	38.9%
2020 Estimated Net Income	61.6%	38.4%
2021 Estimated Net Income	62.3%	37.7%

Accretion / Dilution Analysis: Hovde performed pro forma merger analyses that combined projected income statement and balance sheet information of First Choice and PCB. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the Merger would have on certain projected financial results of First Choice. In the course of this analysis, Hovde used management earnings estimates for First Choice and PCB for the four years ended December 31, 2021. This analysis indicated that the Merger is expected to be accretive by $0.13 per share to First Choice’s estimated GAAP earnings per share of $1.66 in 2018, accretive by $0.28 per share to First Choice’s estimated GAAP earnings per share of $1.86 in 2019, accretive by $0.30 per share to First Choice’s estimated GAAP earnings per share of $2.09 in 2020, and accretive by $0.30 per share to First Choice’s estimated GAAP earnings per share of $2.28 in 2021. The analysis also indicated that the Merger is expected to be initially dilutive to First Choice’s tangible book value per share by $1.26 per share at the estimated date of closing, dilutive to First Choice’s tangible book value per share by $1.09 per share in 2018, dilutive to First Choice’s tangible book value per share by $0.71 per share in 2019, dilutive to First Choice’s tangible book value per share by $0.30 per share in 2020, and become accretive to First Choice ‘s tangible book value by $0.09 per share in 2021. Hovde noted that First Choice would maintain capital ratios in excess of those required for First Choice to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by First Choice and PCB prior to and following the merger will vary from the projected results, and the variations may be material.

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Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.

Other than Hovde’s engagement by First Choice in connection with the merger, and Hovde’s engagement as sole placement agent in connection with an offering of common stock conducted by First Choice Bank in 2015, Hovde has not acted as financial advisor to First Choice, nor has Hovde provided any investment banking services to PCB in the three years preceding the date thereof. In 2015, Hovde was hired by First Choice Bank to raise $18 million in a $30 million common stock offering, also known as the offering.  The balance of $12 million was raised by the Board and Management of First Choice Bank. Hovde was the lead manager in the offering and was paid a placement fee of 5% of $18 million, or $900,000, plus actual expenses. A portion of the placement fee and a portion of the expenses were shared with Hovde’s co-manager, FIG Partners, LLC.  Hovde also acts as a market maker in FCBP.

In the ordinary course of Hovde’s business as a broker-dealer, Hovde may, from time to time, purchase securities from and sell securities to First Choice, PCB or their affiliates. Hovde may also actively trade the equity securities of First Choice, Hovde or their affiliates for its own account and for the accounts of its customers.

Conclusion. Based upon the foregoing review, analyses and other investigations and assumptions and limitations set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the per share merger consideration to be paid in connection with the Merger is fair to the holders of First Choice’s common stock from a financial point of view. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix D to this joint proxy statement/prospectus.

Board of Directors, Management and Operations After the Merger

At the effective time of the merger, PCB will merge with and into First Choice. As a result, PCB will cease to exist as a separate entity, and all of its assets, liabilities and operations will be held and managed by First Choice as the surviving entity in the merger. Except for four (4) PCB directors to be mutually agreed-upon who will join the First Choice board, PCB’s directors will cease to hold board positions at the effective time of the merger, and First Choice’s board of directors and principal executive officers will not otherwise change as result of the merger.

At the effective time of the bank merger, Pacific Commerce Bank will merge with and into First Choice Bank. As a result, Pacific Commerce Bank will cease to exist as a separate bank, and all of its assets, liabilities and operations will be held and managed by First Choice Bank as the surviving bank. Pursuant to Section 4888 of the California Financial Code, at the close of the bank merger, all banking offices of Pacific Commerce Bank will become branch banking offices of First Choice Bank, and all safe deposit, deposit and loan customers of Pacific Commerce Bank will, by operation of law, become customers of First Choice Bank. Except for four (4) directors to be selected by First Choice Bank, Pacific Commerce Bank’s directors will cease to hold board positions at the effective time of the bank merger. It is not expected that First Choice Bank’s principal executive officers will change as result of the bank merger.

Director and Executive Officer Voting, Non-Solicitation and Non-Competition Agreements

In connection with entering into the merger agreement, First Choice Bancorp entered into a voting, non-competition and non-solicitation agreement with each of the current directors of Pacific Commerce Bancorp, except for Frank J. Mercardante, which we refer to collectively as the director voting agreements. In addition, in connection with the merger agreement, First Choice entered into a voting and non-solicitation agreement with Frank J. Mercardante, John Nerland, Gail Jensen-Bigknife and Long T. Huynh, each of whom is an executive officer of Pacific Commerce Bancorp, which we refer to collectively as the officer voting agreements and, collectively with the director voting agreements, the voting agreements. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of director and officer agreements attached as Exhibits A and B, respectively, to the merger agreement which is appended to this joint proxy statement/prospectus as Appendix A.

Pursuant to the voting agreements, each shareholder party to a voting agreement agreed to vote his or her shares of PCB’s common stock:

●	in favor of approval of the merger agreement and the transactions contemplated thereby;
●	in favor of any other matter that is required to facilitate the transactions contemplated by the merger agreement;
●	in favor of any proposal to adjourn or postpone any shareholder meeting to a later date if there are not sufficient votes for approval of the merger agreement on the date on which such shareholder meeting is held;
●	in favor of any action in furtherance of any of the foregoing;

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●	against any action or agreement that would impair First Choice’s ability to complete the merger;
●	against any action or agreement that would impair PCB’s ability of complete the merger; and
●	against any action or agreement that would otherwise be inconsistent with, prevent, impede or delay of the transactions contemplated by the merger agreement.

The voting agreements provide that each shareholder party to a voting agreement will not, unless certain exceptions are met, other than pursuant to the merger, directly or indirectly:

●	sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (including by gift), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of such shareholder’s shares of PCB’s common stock; or
●	enter into any contract or other arrangement or understanding providing for any action described in the preceding bullet, including the right to vote any of such shareholder’s shares of PCB’s common stock.

In addition, the director voting agreements provide that the director shall not, for a period of 18 months after the effective time of the merger:

●	solicit the banking business of any PCB customer;
●	(A) acquire, charter, operate or enter into any management agreement, (B) serve as an officer, director, employee, agent, or promoter, or (C) establish or operate a branch or other office with respect to any financial institution located in Los Angeles, Orange, San Diego, Riverside, San Bernardino, Santa Barbara or Ventura counties; or
●	hire, recruit or discuss employment with any person who was an PCB employee in the 12 months prior to the closing of the merger.

The director voting agreements do not require any director to divest any passive interest in a covered financial institution, refrain from becoming a shareholder of no more than 4.9% of any covered financial institution or resign from any board position held as of the date of merger agreement.

In connection with entering into the merger agreement, Pacific Commerce Bancorp entered into a voting agreement with each of the current directors of First Choice Bancorp. Pursuant to the voting agreements, each shareholder party to a voting agreement agreed to vote his or her shares of First Choice’s common stock:

●	in favor of approval of the merger agreement and the transactions contemplated thereby;
●	in favor of any other matter that is required to facilitate the transactions contemplated by the merger agreement;
●	in favor of any proposal to adjourn or postpone any shareholder meeting to a later date if there are not sufficient votes for approval of the merger agreement on the date on which such shareholder meeting is held;
●	in favor of any action in furtherance of any of the foregoing;
●	against any action or agreement that would impair PCB’s ability to complete the merger;
●	against any action or agreement that would impair First Choice’s ability of complete the merger; and
●	against any action or agreement that would otherwise be inconsistent with, prevent, impede or delay of the transactions contemplated by the merger agreement.

The voting agreements provide that each shareholder party to a voting agreement will not, unless certain exceptions are met, other than pursuant to the merger, directly or indirectly:

●	sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (including by gift), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of such shareholder’s shares of First Choice’s common stock; or
●	enter into any contract or other arrangement or understanding providing for any action described in the preceding bullet, including the right to vote any of such shareholder’s shares of First Choice’s common stock.

Interests of Directors and Officers in the Merger

In considering the recommendation of PCB’s board of directors that you vote to approve the merger agreement, you should be aware that some of PCB’s executive officers and directors have financial interests in the merger that are different from, or in addition to, those of PCB’s shareholders generally. The members of PCB’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the shareholders that the merger agreement be approved. These interests are detailed below.

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Share Ownership

PCB’s directors and all of its executive officers, who collectively owned approximately 24.28% of PCB’s outstanding shares as of the record date (not including vested option shares), have entered into voting agreements pursuant to which, among other things, they have agreed to vote their shares in favor of the merger. All of PCB’s directors and executive officers, whether or not they vote their shares in favor of the merger, will receive the same merger consideration as all other PCB shareholders. No directors of PCB own shares of First Choice Bancorp stock.

For information on stock options held by PCB’s executive officers and directors, see “— Stock Options” below in this section.

Retention Incentives

PCB anticipates that some of its officers and employees at the effective time will be retained as officers and employees of First Choice Bank, and as such will be entitled to participate in all employee benefits and benefit programs of First Choice Bank on the same basis as similarly situated employees of First Choice Bank. The merger agreement provides that full-time employees of PCB and Pacific Commerce Bank who are not retained by First Choice Bank following the close of the merger will be entitled to certain severance benefits, unless such employee has an employment agreement or other agreement or arrangement otherwise providing for severance payments.

Potential Payments upon Termination or Change in Control

PCB is a party to employment agreements or salary protection agreements with each of Frank J. Mercardante, John Nerland, Gail Jenson-Bigknife and Long T. Huynh. Each of these agreements provide for severance benefits in the event of certain qualifying terminations of employment, including a termination by the executive due to a change in control.

Pursuant to each of these agreements, the merger will constitute a “change in control’’ entitling the executive to severance benefits if either the executive’s employment is terminated (other than for cause) by PCB or First Choice, or the executive terminates his or her employment as a result of (i) such agreement being terminated by PCB or First Choice without the executive’s consent, (ii) a diminution in the executive’s current level of annual base salary, (iii) a material diminution in the executive’s authority, duties or responsibilities, (iv) the assignment of any duties or responsibilities which are inconsistent with such status or position, or (iv) a relocation of the executive’s principal business office to a location which is more than 25 miles from the executive’s current principal business office.

Upon such a termination, Frank J. Mercardante will be entitled to a lump sum severance payment in an amount equal to two times Mr. Mercardante’s then annual base salary. In addition, Mr. Mercardante is entitled to the full vesting of his outstanding equity awards and an amount equal to the employer portion of the cost of continued group health plan coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1984, as amended, or COBRA benefits, for a period of up to 24 months.

Because the merger will constitute a “change in control” of Pacific Commerce Bank, certain executive officers of Pacific Commerce Bank will be entitled to change in control payments under the terms of their employment agreements or change of control agreements upon termination at the close of the merger. Specifically, Frank J. Mercardante, Chief Executive Officer; John Nerland, President and Chief Operating Officer; Gail Jensen-Bigknife, Executive Vice President and Chief Credit Officer, Long T. Huynh, Executive Vice President and Chief Financial Officer, and John Murillo, Executive Vice President and Los Angeles Sales Manager, have each executed employment agreements or change of control agreements with Pacific Commerce Bank pursuant to which upon consummation of the merger, they will be entitled to receive payments upon termination. Mr. Mercardante’s payments will equal to 24 months of his salary and 24 months of Cobra payments, and Mr. Nerland’s, Ms. Jensen-Bigknife’s, Mr. Huynh payments will equal 12 months of their salaries. These change in control severance payments would be $661,038, $285,290, $226,519, and $211,316 for Mr. Mercardante, Mr. Nerland, Ms. Jensen-Bigknife and Mr. Huynh, respectively. At the close of the merger all of these employment agreements or change of control agreements with Pacific Commerce Bank will be terminated on payment of such severance amounts.

Upon such a termination, John Nerland will be entitled to a lump sum severance payment in an amount equal his then annual base salary. In addition, Mr. Nerland is entitled to the full vesting of his outstanding equity awards and an amount equal to the employer portion of the cost of COBRA benefits for a period of up to 12 months.

Upon such a termination, each of Long T. Huynh and Gail Jenson-Bigknife will be entitled to a lump sum severance payment in an amount equal to their then annual base salary. In addition, each of Mr. Huynh and Ms. Jenson-Bigknife is entitled to the full vesting of his or her outstanding equity awards and an amount equal to the employer portion of the cost of COBRA benefits for a period of up to 12 months.

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The following table sets forth the estimated value of cash severance payments and COBRA premium payments to which Pacific Commerce Bank’s executive officers would be entitled pursuant to their employment or change in control agreements, based on compensation levels as of the date of this joint proxy statement/prospectus, in the event of and assuming closing of the merger on February 22, 2018 and a termination of employment immediately following closing of the merger on such date. The actual amounts, if any, to be received by the executive officers may differ from the amounts set forth below.

NAME	CASH	PERQUISITES / BENEFITS(1)	TAX REIMBURSEMENT	TOTAL
Frank J. Mercardante	$600,000	$61,038	$–	$661,038
John Nerland	$250,000	$35,290	$–	$285,290
Gail Jensen-Bigknife	$196,000	$30,519	$–	$226,519
Long T. Huynh	$196,000	$15,316	$–	$211,316

(1)	Represents estimated amount payable on behalf of employee with respect to COBRA payments.

Protection of Directors, Officers and Employees Against Claims

Pursuant to the terms of the merger agreement, First Choice has agreed to maintain and preserve the indemnification rights of Pacific Commerce Bancorp and Pacific Commerce Bank directors and officers for a period of six years after the completion of the merger as provided in Pacific Commerce Bancorp’s and Pacific Commerce Bank’s articles of incorporation and bylaws as in effect as of the date of the merger agreement. First Choice has also agreed to allow PCB to purchase “tail coverage” for a period of six years in order to continue providing liability insurance, including directors’ and officers’ liability insurance, to the officers and directors of Pacific Commerce Bancorp and Pacific Commerce Bank equivalent to the coverage in effect just before the close of the merger.

Stock Options

PCB has previously granted stock options to certain executive officers and directors under its Amended and Restated 2013 Equity Based Compensation Plan. Under the terms of the merger agreement and the 2013 plan, all such options will become 100% vested and fully exercisable for a designated period of time prior to and contingent upon the closing of the merger. Any option holder electing to exercise outstanding stock options prior to the merger will receive the same merger consideration as any other PCB shareholder. Holders of in-the-money stock options who choose to execute cancellation agreements instead of exercising their stock options will be entitled to receive an amount in cash without interest equal to (a)(i) the $24.50 multiplied by (ii) the per share merger consideration; minus (b) the exercise price per share with respect to the PCB stock option in question.

All other options will become a rollover option in which each PCB stock option held by such holder shall be converted into a First Choice Stock Option on the same terms and conditions as the PCB Stock Option, except each First Choice Stock Option shall be fully vested, and the number of shares and the option price per share of First Choice stock option shall be converted as follows: any option that is outstanding immediately prior to the Effective Time with a per share exercise price equal to or greater than the per share merger consideration (each such option, a Rollover Option) shall be converted into an option (each, an Adjusted Option) to acquire, on the same terms and conditions as were applicable to such Rollover Option immediately prior to the Effective Time, the number of First Choice shares equal to the product of (i) the number of shares of PCB common stock subject to such Rollover Option immediately prior to the effective time multiplied by (ii) the per share merger consideration, with any fractional shares rounded down to the next lower whole number of shares after aggregating each individual holder’s option with the same exercise price. The exercise price per share of First Choice Common Stock subject to any such Adjusted Option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of PCB Common Stock subject to such Rollover Option immediately prior to the effective time divided by (B) the per share merger consideration.

The following table sets forth the value of the PCB stock options held by each PCB director and executive officer that may vest as a result of the merger. To determine the value of the accelerated options, the table assumes the closing date of the merger is February 22, 2018 and a merger consideration value per PCB common share of $11.40, which is the assigned PCB common share value under the merger agreement.

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Name	Title	All Options Held	Options that Will Vest as a Result of the Merger	Total Value of Accelerated Option Awards
Robert A. Burk	Director	44,612	10,596	$76,319
Thomas Iino	Chairman of the Board	66,918	11,153	112,763
Max Freifeld	Director	127,901	16,729	84,481
Alan Jay “Pete” Kleinert	Director	44,582	13,095	84,159
Richard S. Levenson	Director	44,612	10,596	76,319
Robert W. Lyons	Director	44,612	10,596	76,319
Luis Maizel	Director	62,596	16,729	84,481
Frank J. Mercardante	Director, President and Chief Executive Officer	306,151	112,887	642,327
Dale A. Okuno	Director	44,612	10,596	76,319
Henry Y. Ota	Director	10,596	10,596	76,319
John Nerland	President	97,781	48,890	267,917
Gail Jensen-Bigknife	Executive Vice President & Chief Credit Officer	25,094	2,500	13,250
Long T. Huynh	Executive Vice President & Chief Financial Officer	20,000	15,000	78,750

Accounting Treatment of the Merger

First Choice will account for the merger using the acquisition method of accounting for financial reporting purposes, which follows accounting principles generally accepted in the United States of America. Under this method, First Choice will recognize PCB’s assets acquired and liabilities assumed based upon their estimated fair values as of the date First Choice obtains control of PCB, which is expected to be upon completion of the merger. Deferred tax assets and liabilities will be established for the difference between the tax basis of the assets and liabilities and their basis under the acquisition method. The excess, if any, of the total purchase consideration over the net assets acquired will be recognized as goodwill and periodically evaluated for impairment. First Choice’s consolidated financial statements issued after completion of the merger will reflect these values, but historical data are not restated retroactively to reflect the combined historical financial position or results of operations of First Choice and PCB.

First Choice Bancorp Shareholder Approval

The affirmative vote of at least a majority of the shares of First Choice’s common stock outstanding as of the record date for the First Choice annual meeting is required to approve the merger agreement and the merger. Each holder of shares of First Choice’s common stock outstanding on the record date for the annual meeting will be entitled to one vote for each share held. As of April 30, 2018, the record date for the annual meeting, there were 7,250,844 shares of First Choice’s common stock outstanding. Therefore, at least 3,625,423 shares of First Choice’s common stock must be affirmatively voted in favor of the merger agreement in order for First Choice’s shareholders to approve the merger agreement and the transactions contemplated therein. Abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the merger agreement.

Pacific Commerce Bancorp Shareholder Approval

The affirmative vote of at least a majority of the shares of PCB’s common stock outstanding as of the record date for the PCB special meeting is required to approve the merger agreement and the merger. Each holder of shares of PCB’s common stock outstanding on the record date for the special meeting will be entitled to one vote for each share held. As of April 30, 2018, the record date for the special meeting, there were 9,081,258 shares of PCB’s common stock outstanding. Therefore, at least 4,540,630 shares of PCB’s common stock must be affirmatively voted in favor of the merger agreement in order for PCB’s shareholders to approve the merger agreement and the transactions contemplated therein. Abstentions, failures to vote and broker non-votes will have the same effect as votes against approval of the merger agreement.

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Dissenters’ Rights of First Choice Bancorp Shareholders

The holders of First Choice’s common stock will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in Chapter 13 of the CGCL. Please note that the description below does not purport to be a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Sections 1300, 1301, 1302, 1303 and 1304 of the CGCL, which sections are attached hereto as Appendix B and incorporated herein by reference.

Holders of First Choice’s common stock who do not vote in favor of the merger may demand, in accordance with Chapter 13 of the CGCL, that First Choice acquire their shares for cash at their fair market value as of the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger.

Submit a Written Demand

In order to exercise dissenters’ rights, an First Choice shareholder must not vote in favor of the merger agreement and must make a written demand that First Choice purchase his or her shares in cash for the fair market value and have the demand received by First Choice within 30 days after the date on which the notice of the approval of the merger agreement and the transactions contemplated therein is mailed to the shareholder. The written demand must state the number of shares held of record by such First Choice shareholder for which demand for purchase for cash is being made and must contain a statement of the amount which such First Choice shareholder claims to be the fair market value of the shares as of the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger. That statement will constitute an offer by the First Choice shareholder to sell his or her shares to First Choice at that price. Once submitted, a First Choice shareholder may not withdraw such demand unless First Choice consents thereto.

Surrender Stock Certificates

Thereafter, in order to perfect dissenters’ rights, a First Choice shareholder must also deliver his or her share certificate(s); or written notice of the number of shares which the shareholder demands that the corporation purchase, in the case of uncertificated shares; for receipt by First Choice within 30 days after the date on which notice of the approval of the merger was mailed. First Choice will stamp or endorse the certificate(s) with a statement that the shares are dissenting shares and return the certificate(s) to such First Choice shareholder.

Any demands, notices, certificates or other documents delivered to First Choice in connection with the exercise of dissenters’ rights should be sent to First Choice Bancorp, Attention: Investor Relations, 17785 Center Court Drive N, Suite 750, Cerritos, California 90703, telephone: (562) 345-9092.

Determination of Value of First Choice Bancorp Common Stock

The purchase price for the shares of First Choice’s common stock that dissent from the merger agreement will be the fair market value for such shares as of the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger. First Choice’s board of directors has determined that the fair market value of a share of First Choice’s common stock as of February 26, 2018 and immediately prior to the first public announcement of the merger was $25.30. If there is a disagreement between the shareholder and First Choice Bancorp regarding the proposed purchase price or if First Choice denies that such shares constitute dissenting shares, the shareholder and First Choice each have the right, for six (6) months following the date on which notice of the approval of the merger was mailed, to file a lawsuit in the Superior Court of the County of Los Angeles to have the fair market value determined by a court or to determine whether such shares are dissenting shares or both, as the case may be.

Dissenters’ Rights of Pacific Commerce Bancorp Shareholders

The holders of PCB’s common stock will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in Chapter 13 of the CGCL. Please note that the description below does not purport to be a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Sections 1300, 1301, 1302, 1303 and 1304 of the CGCL, which sections are attached hereto as Appendix B and incorporated herein by reference.

Holders of PCB’s common stock who do not vote in favor of the merger may demand, in accordance with Chapter 13 of the CGCL, that PCB acquire their shares for cash at their fair market value as of the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger.

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If dissenters’ rights are perfected and exercised with respect to more than twelve percent (12%) of PCB’s outstanding shares as of the record date, then First Choice has the option to terminate the merger agreement. Please see “THE MERGER AGREEMENT – Conditions to Pacific Commerce Bancorp’s Obligations Under the Merger Agreement” beginning on page 109.

Submit a Written Demand

In order to exercise dissenters’ rights, an PCB shareholder must not vote in favor of the merger agreement and must make a written demand that PCB purchase his or her shares in cash for the fair market value and have the demand received by PCB within 30 days after the date on which the notice of the approval of the merger agreement and the transactions contemplated therein is mailed to the shareholder. The written demand must state the number of shares held of record by such PCB shareholder for which demand for purchase for cash is being made and must contain a statement of the amount which such PCB shareholder claims to be the fair market value of the shares as of the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger. That statement will constitute an offer by the PCB shareholder to sell his or her shares to PCB at that price. Once submitted, a PCB shareholder may not withdraw such demand unless PCB consents thereto.

Surrender Stock Certificates

Thereafter, in order to perfect dissenters’ rights, an PCB shareholder must also deliver his or her share certificate(s); or written notice of the number of shares which the shareholder demands that the corporation purchase, in the case of uncertificated shares; for receipt by PCB within 30 days after the date on which notice of the approval of the merger was mailed. PCB will stamp or endorse the certificate(s) with a statement that the shares are dissenting shares and return the certificate(s) to such PCB shareholder.

Any demands, notices, certificates or other documents delivered to PCB in connection with the exercise of dissenters’ rights should be sent to Pacific Commerce Bancorp, Attention: Frank J. Mercardante, 420 East Third Street, Suite 100, Los Angeles, 90013 telephone: (213) 617-8961.

Determination of Value of Pacific Commerce Bancorp Common Stock

The purchase price for the shares of PCB’s common stock that dissent from the merger agreement will be the fair market value for such shares as of the day of, and immediately prior to, the first public announcement of the merger, excluding any change in such value as a consequence of the proposed merger. PCB’s board of directors has determined that the fair market value of a share of PCB’s common stock as of February 26, 2018 and immediately prior to the first public announcement of the merger was $10.00. If there is a disagreement between the shareholder and Pacific Commerce Bancorp regarding the proposed purchase price or if PCB denies that such shares constitute dissenting shares, the shareholder and PCB each have the right, for six (6) months following the date on which notice of the approval of the merger was mailed, to file a lawsuit in the Superior Court of the County of Los Angeles to have the fair market value determined by a court or to determine whether such shares are dissenting shares or both, as the case may be.

Regulatory Approvals Required for the Merger

First Choice and PCB have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve, the CDBO and the FDIC. All necessary applications to obtain the required regulatory approvals have been filed with the regulatory agencies.

In reviewing the applications, those regulatory agencies take into consideration, among other things, competition, the financial and managerial resources and future prospects of the companies, and the convenience and needs of the communities to be served. Federal law prohibits these federal regulatory agencies from approving a merger if the merger would result in undue concentration of resources or decreased or unfair competition, unless the anti-competitive effects of the merger are clearly outweighed by the benefits to the public. The approval of the merger and the merger agreement by the applicable regulatory agencies will reflect only their respective view that the transactions do not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness. These regulatory agencies express no opinion as to the financial consideration paid to PCB’s shareholders, nor do these regulatory agencies express any opinion as to the adequacy of the terms of the merger agreement and the merger.

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The federal banking agencies have the authority to deny the application for approval of the merger if they conclude that the combined organization would have an inadequate capital structure, taking into account, among other factors, the level of problem assets, the nature of the business and operations and plans for expansion. Furthermore, these agencies must also evaluate the records of First Choice and Pacific Commerce Bank in meeting the credit needs of their respective communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation under the federal Community Reinvestment Act of 1977 (“CRA”). First Choice Bank and Pacific Commerce Bank both received a “satisfactory” performance rating in their most recent CRA evaluations.

Similarly, the CDBO has the authority to deny the application for approval of a merger if it finds any of the following: (i) the merger will result in a monopoly or is in furtherance of a conspiracy to monopolize the banking business in California; (ii) the merger will substantially lessen competition or otherwise restrain trade or the anticompetitive effects of the merger outweigh the benefits of the merger in meeting the convenience and needs of the communities to be served by the surviving bank; (iii) the shareholders’ equity of the surviving bank will not be adequate or the financial condition of the surviving bank will be unsatisfactory; (iv) the directors and management of the surviving bank will be unsatisfactory; (v) the surviving bank cannot provide the CDBO with a reasonable promise of successful operation or that the surviving bank will be operated in a safe and sound manner in compliance with all applicable laws; or (vi) the merger is not fair, just or equitable to the respective parties.

The approvals by our regulators do not constitute endorsements of the merger. Neither First Choice nor PCB is aware of any other regulatory approvals that would be required for completion of the merger except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.

Any transaction approved by the FDIC under the Bank Merger Act may not be completed until 30 days after the FDIC’s approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the approval of the FDIC and the U.S. Department of Justice, the waiting period may be reduced to 15 days. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. On March 20, 2018, the Board of Governors of the Federal Reserve issued a waiver from the application requirements under the Bank Holding Company Act of 1965, as amended. The applications with the FDIC and the CBDO are currently under review, and approvals are expected to be issued in the near future.

Nasdaq Listing

First Choice Bancorp has agreed in the merger agreement to use its commercially reasonable efforts to list the shares to be issued in the merger on the Nasdaq Capital Markets prior to the effective time of the merger.

Resale of First Choice Bancorp Common Stock

First Choice Bancorp has registered its common stock to be issued in the merger with the SEC under the Securities Act of 1933, as amended. No restrictions on the sale or other transfer of First Choice’s common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of First Choice’s common stock issued to any PCB shareholder who may become an “affiliate” of First Choice Bancorp for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of First Choice’s outstanding common stock.

Exchange of Certificates

Surrender of Shares

No later than five business days after the effective time, Computershare will mail each shareholder of record at the effective time, a customary transmittal letter and instructions with respect to the delivery by PCB shareholders to the exchange agent of their PCB share certificates in exchange for the merger consideration or making alternative exchange arrangements in the case of registered book-entry shares. As of the effective time, there will be no further transfers on the stock transfer books of PCB of any shares of PCB’s common stock. If certificates representing shares of PCB’s common stock are presented to First Choice for any reason after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of PCB’s common stock represented by those certificates shall have been converted.

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The Exchange Agent

The parties have agreed that First Choice shall designate Computershare, or another person reasonably acceptable to PCB, to act as exchange agent in the merger with respect to the payment of the merger consideration to PCB shareholders.

At any time following the six-month anniversary of the effective time, First Choice will be entitled to require the exchange agent to deliver to it any portion of the merger consideration not disbursed to shareholders of PCB’s common stock, and thereafter such holders shall be entitled to look only to First Choice (subject to abandoned property, escheat or other similar laws) as general creditors with respect to the merger consideration payable upon due surrender of their PCB common stock, without interest. Notwithstanding the foregoing, neither First Choice nor the exchange agent will be liable to any PCB shareholder for merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Certificates

If your certificate for shares of PCB’s common stock has been lost, stolen or destroyed, please contact PCB’s transfer agent, Computershare at 800-522-6645 for a replacement certificate.

After the merger, if any certificate for PCB’s common stock has been lost, stolen or destroyed, the exchange agent or First Choice, as applicable, will issue the merger consideration to the holder of such certificate upon the making of an affidavit of such fact by such holder, provided that the exchange agent, in its reasonable discretion and as a condition to such payment, may require the owner of such lost, stolen or destroyed certificate to deliver a customary indemnity agreement or provide a bond in a customary amount.

Rights of Holders of Pacific Commerce Bancorp Stock Certificates Until Surrender

If a dividend or other distribution on First Choice’s common stock is declared by First Choice Bancorp with a record date after the effective time of the merger, you will not receive that dividend or distribution until you surrender your Pacific Commerce Bancorp stock certificate(s) or make alternative exchange arrangements in the case of registered book-entry shares. If your stock certificates are lost or destroyed, you must submit documentation to the exchange agent that is acceptable to First Choice Bancorp and to the exchange agent of your ownership of PCB stock. Any dividends or distributions withheld from you ultimately will be remitted to you when you deliver your PCB stock certificate(s) (or substitute documentation if your certificates are lost or destroyed), but they will be remitted to you without interest and less any taxes that may have been imposed.

Otherwise, notwithstanding the time of surrender of their certificates representing PCB stock, or of making alternative exchange arrangements as applicable, PCB shareholders who receive stock consideration in the merger will be deemed shareholders of First Choice for all purposes from the effective time of the merger.

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THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The merger agreement and the related agreements attached as exhibits thereto govern the structure of the merger pursuant to which Pacific Commerce Bancorp will merge with and into First Choice Bancorp followed by the merger of Pacific Commerce Bank with and into First Choice Bank, which will survive the bank merger and continue commercial bank operations under its California state charter and as the wholly-owned subsidiary of First Choice Bancorp.

Representations and Warranties of the Parties

The merger agreement contains customary representations and warranties of the parties that are typical in a merger of financial institutions. Pacific Commerce Bancorp’s representations and warranties relate to, among other things:

●	organization, standing and power
●	capital structure
●	authority to engage in the transaction
●	financial statements, regulatory reports, undisclosed liabilities, and absence of change
●	compliance with applicable legal and reporting requirements
●	accounting and internal controls
●	legal proceedings
●	taxes
●	certain agreements
●	benefit plans
●	agreements with regulatory agencies
●	dissenting shareholders
●	anti-takeover statutes
●	the necessary vote to approve the merger agreement and the merger
●	ownership of Pacific Commerce Bancorp properties
●	condition of Pacific Commerce Bancorp assets
●	intellectual property
●	derivatives
●	the loan portfolio
●	insurance
●	transactions with affiliates
●	absence of certain business practices
●	environmental compliance
●	Community Reinvestment Act compliance
●	Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act compliance
●	usury and other consumer compliance laws
●	unfair, deceptive or abusive acts or practices
●	consumer complaints
●	Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act compliance
●	books and records
●	employee relationships
●	brokers or finders
●	transaction expenses
●	receipt of a fairness opinion
●	the absence of any fact or circumstance that would impair Pacific Commerce Bancorp’s compliance with the agreement or its ability to close the transactions

First Choice Bancorp’s representations and warranties relate to, among other things:

●	organization, standing and power
●	authority to engage in the transaction
●	financial statements, regulatory reports and undisclosed liabilities
●	brokers or finders
●	legal proceedings
●	agreements with regulatory agencies
●	Community Reinvestment Act compliance

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●	Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act compliance
●	unfair, deceptive or abusive acts or practices
●	Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act compliance
●	the absence of any fact or circumstance that would impair First Choice Bancorp’s compliance with the agreement or its ability to close the transactions
●	compliance with applicable legal and reporting requirements

The foregoing is an outline of the representations and warranties made respectively by PCB to First Choice contained in the merger agreement attached as Appendix A to this joint proxy statement/prospectus and incorporated by reference herein. You should carefully review the entire merger agreement, and in particular Articles 4 and 5, containing the detailed representations and warranties of the parties.

Conduct of Pacific Commerce Bancorp’s Business Until Completion of the Merger

Until the effective time of the merger, PCB has agreed to take certain actions or refrain from taking certain actions, including causing its subsidiary, Pacific Commerce Bank to take or refrain from taking such actions, including:

●	Carrying on their businesses in the usual, regular and ordinary course consistent with past practice and using all commercially reasonable efforts to preserve intact their present business organizations, maintaining their rights, franchises, licenses and other authorizations issued by governmental entities, preserving their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintaining their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the effective time.
●	Not (i) entering into any new material line of business, (ii) changing its lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to PCB, except as required by applicable legal requirements or by policies imposed by a governmental entity, (iii) incurring or committing to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) entering into or terminating any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) taking any action or failing to take any action, which action or failure causes a material breach of any material lease, contract or agreement.
●	Not (i) declaring or paying any dividends on or make other distributions in respect of any of its capital stock, (ii) splitting, combining, exchanging, adjusting or reclassifying any of its capital stock or issuing or authorizing or proposing the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchasing, redeeming or otherwise acquiring, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of shares acquired in foreclosure in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and previously disclosed to First Choice Bancorp).
●	Not issuing, delivering or selling, or authorizing or proposing the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing.
●	Not amending or proposing to amend their articles of incorporation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by in connection with an acquisition proposal that constitutes a superior proposal, entering into a plan of consolidation, merger or reorganization with any other entity.
●	Not acquiring or agreeing to acquire, by merging or consolidating with, by purchasing an equity interest in any assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquiring or agreeing to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other acquisitions through foreclosure in the ordinary course of business.

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●	Other than sales of other real estate owned by PCB and nonperforming assets in the ordinary course of business consistent with past practice and other than sales of other real estate owned by PCB and non-performing assets at a price that equals or exceeds the book value of such assets (net of allocated reserves), and sales of performing loans and investment securities in the ordinary course of business consistent with past practice, PCB and Pacific Commerce Bank shall not sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including indebtedness of others held by PCB or Pacific Commerce Bank) which are material, individually or in the aggregate, to PCB.
●	Not (i) incurring, creating or assuming any long-term indebtedness for borrowed money (or without the written consent of First Choice Bancorp modify any of the material terms of any such outstanding long-term indebtedness), excluding advances on pre-existing revolving lines of credit, guaranteeing any such long-term indebtedness or issuing or selling any long-term debt securities or warrants or rights to acquire any long-term debt securities of PCB or guaranteeing any long-term debt securities of others in excess of $6 million, other than in the ordinary course of business consistent with past practice (including advances under existing lines of credit with the FHLB of San Francisco or the Federal Reserve Bank Discount Window) or (ii) prepaying or voluntarily repaying any subordinated indebtedness or trust preferred securities.
●	Submitting a complete loan write-up to the chief credit officer of First Choice Bank at least two (2) business days after taking action to make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any one borrower or related group of borrowers that, individually or collectively, would be in excess of $2,500,000.
●	Not enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which PCB or any of its subsidiaries is or becomes a party after the date of the merger agreement which involves payment by PCB or any of its subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of PCB or any of its subsidiaries or create precedent for claims that are reasonably likely to be material to PCB and its subsidiaries taken as a whole.
●	Not make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $25,000 in the aggregate, except as disclosed to First Choice.
●	Not hire any person as an officer with a title of senior vice president or more senior of PCB or any of its subsidiaries or promote any employee to a senior officer position, except (i) to satisfy contractual obligations existing as of the date hereof and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth or arising after the date hereof whose employment is terminable at the will of Pacific Commerce Bancorp or Pacific Commerce Bank and who are not subject to or eligible for any severance, change in control, bonus or similar benefits or payments that would become payable as a result of the Transaction, or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee.
●	Not introducing any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except as disclosed to First Choice).
●	Not enter into any derivatives contracts.
●	Not make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith), in each case in the ordinary course of business consistent with past practice.
●	PCB and Pacific Commerce Bank shall not make or propose to make any loan to or enter into any transaction with the other entity, or with any of their respective directors or executive officers or any affiliates thereof.
●	Not take any action that would or is reasonably likely to result in (i) the merger not qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) any of PCB’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (iii) any of the conditions to the merger not being satisfied, (iv) a material violation of any provision of this agreement, except as may be required by applicable law or regulation or (v) a material delay in the ability of First Choice or PCB to perform any of their obligations under the merger agreement on a timely basis, or (vi) a material delay in the ability of PCB to obtain any necessary approvals of any governmental authority required for the transactions contemplated.

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●	Not making any material change to its methods of accounting in effect at December 31, 2017, except as required by changes in GAAP as concurred in by PCB’s independent auditors or required by any governmental entity or at the specific written request of First Choice.
●	Not making or rescinding any tax election, making any amendments to tax returns previously filed, or settling or compromising any tax liability or refund, without the prior written consent of First Choice Bancorp, which consent shall not unreasonably be withheld, conditioned or delayed.
●	Not (i) entering into, adopting, amending (except for such amendments as may be required by applicable legal requirements) or terminating any of its benefit plans, or any agreement, arrangement, plan or policy between PCB and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increasing in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or entering into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) entering into or renewing any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by the merger agreement or (iv) providing that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the PCB benefit plans or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by the merger agreement, either alone or in combination with some other event.
●	Not materially restructuring or materially changing (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by Pacific Commerce Bank in the ordinary course of business consistent with past practice.
●	Not adopting a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.
●	Not agreeing to, or making any commitment to, taking, or authorizing, any of the actions prohibited by the foregoing.

In addition, PCB has agreed in the merger agreement that before the merger becomes effective, it will:

●	Cooperate with First Choice in the preparation of the joint proxy statement/prospectus.
●	Establish a record date for, call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable for the purpose of submitting the merger to PCB’s shareholders.
●	Use its reasonable best efforts to solicit or cause to be solicited from PCB’s shareholders the required shareholder approval of the merger agreement and the merger, and to recommend that PCB’s shareholders vote in favor of the merger.
●	Take all other lawful action necessary or advisable (including, subject to the Pacific Commerce Bancorp board’s exercise of its fiduciary duties, postponing or adjourning the PCB shareholders’ meeting to obtain a quorum or to solicit additional proxies in favor of the adoption of the merger agreement) to obtain the required approval of PCB’s shareholders.
●	Provide First Choice access to all its properties, books, contracts and records and, during such period, make available to First Choice (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents which it is not legally permitted to disclose) and (ii) all other information concerning its business, properties and personnel as First Choice may reasonably request.
●	Use all reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the merger and the bank merger and make effective the other transactions contemplated herein as promptly as reasonably practicable.
●	Cause each of its directors, other than its chief executive officer, to enter into a Voting Agreement, Non-Competition and Non-Solicitation Agreement and cause each of the executive officers to enter into a Voting and Non-Solicitation Agreement.

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●	Use its commercially reasonable efforts to cause each option holder to enter into either a rollover option agreement or receive the cash consideration for the option, agreeing to the treatment of his or her PCB stock options as provided in the merger agreement.
●	Pay or accrue for all transaction expenses in full prior to the closing date and update its disclosure schedule at least three (3) business days prior to the closing to reflect the final transaction expenses.
●	At least ten (10) days prior to the projected closing, provide First Choice with supplemental disclosure schedules reflecting any material changes since the date of the merger.
●	Arrange for the repayment in full of the principal amount outstanding under the promissory note dated December 2, 2015 by and between PCB and First National Bank of Southern California, and the promissory note dated September 23, 2016 by and between PCB and Royal Business Bank, which we refer to as the senior notes, immediately following the Closing, and obtain the release of the PCB stock that is pledged as collateral therefor.

Agreements of Pacific Commerce Bancorp Relating to Alternative Acquisition Proposals

Pacific Commerce Bancorp has agreed not to, directly or indirectly: (i) initiate, solicit, or knowingly encourage (including by way of providing nonpublic information) the making of an acquisition proposal (as hereinafter defined); (ii) engage in any discussions or negotiations with or provide any nonpublic information to any person concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal; (iii) approve, endorse or recommend (including by resolution or otherwise of PCB’s board), or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, asset purchase, share exchange agreement, option agreement or other similar agreement (whether binding or not) related to any acquisition proposal (other than an acceptable confidentiality agreement); or (iv) propose or agree to do any of the foregoing.

Under the terms of the merger agreement, an “acquisition proposal” means any inquiry, proposal or offer with respect to any transaction contemplating a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PCB or any purchase or sale of 10% or more of its consolidated assets taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities, that, if consummated, would result in any entity (or the shareholders of such entity) beneficially owning securities representing 10% or more of the total voting power of PCB (or of the surviving parent entity in such transaction).

PCB may, prior to obtaining shareholder approval of the merger agreement and the merger, engage in discussions or negotiations with, and provide confidential information to, a person who has submitted an unsolicited, bona fide written acquisition proposal only if PCB’s board determines, after consultation with outside counsel and its financial advisors that the acquisition proposal is likely to lead to a “superior proposal.” In such case, PCB must enter into a confidentiality agreement that is at least as restrictive as the one entered into with First Choice in connection with the merger and provide First Choice with prior notice before engaging in such discussions or negotiations, or providing such confidential information, and thereafter must keep First Choice informed on a current basis of the status of such discussions and negotiations. PCB must notify First Choice promptly (but in no event later than one business day) upon receiving any acquisition proposal, inquiry or request for information, including the identity of the third party and the material terms and conditions of any expressions of interest, offers, proposals, request or inquiries.

PCB’s board is not permitted to withdraw, modify, amend or qualify its recommendation in a manner adverse to First Choice; adopt a resolution to that effect; publicly announce its intention to do so; approve, endorse or recommend any acquisition proposal with respect to PCB; or cause, authorize or permit PCB to enter into any letter of intent, memorandum of understanding, agreement-in-principle, merger agreement, asset purchase or share exchange agreement, acquisition agreement or other similar agreement relating to any acquisition proposal except a confidentiality agreement that is at least as restrictive as that entered into with First Choice or a definitive agreement providing for a superior proposal; or publicly propose or announce an intention to do so.

Notwithstanding the agreements set forth in the preceding paragraph, the PCB’s board may, prior to receiving shareholder approval of the merger agreement and the merger proposal, change its recommendation that the shareholders approve the merger agreement and merger proposal if it determines in good faith and after consulting with its outside attorneys and financial advisor, that it would be a breach of its fiduciary duties if it were not to do so, which we refer to as a “change in recommendation.”

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Notwithstanding the preceding paragraph, PCB’s board may not make a change in recommendation (and may not terminate the merger agreement in the case of a “superior proposal”), unless: (A) an unsolicited, bona fide written offer to effect an acquisition proposal is made to PCB; (B) the unsolicited, bona fide, written offer was not obtained or made in violation of PCB’s non-solicitation obligations; (C) PCB has complied in all material respects with its obligations to notify First Choice regarding any acquisition proposal; (D) PCB notifies First Choice at least three business days in advance of any intended board meeting at which the board of directors intends to consider and determine whether to make a change in recommendation, including the date and time, reasons and material terms and conditions of the acquisition proposal being considered, and the identity of the person making the competing offer; (E) PCB permits First Choice the opportunity to engage in good faith negotiations to amend the merger agreement in order to match the competing proposal; (F) after such negotiations, PCB’s board nevertheless concludes that the alternative proposal is a superior proposal and that the failure to make a change in recommendation would constitute a breach of its fiduciary duties to its shareholders under applicable law, and (G) PCB thereafter enters into a definitive agreement for the superior proposal and concurrently terminates the merger agreement and pays First Choice a termination fee of $4,000,000.

A “superior proposal” is defined in the merger agreement to mean an unsolicited, bona fide written acquisition proposal for 100% of PCB’s common stock, which PCB’s board concludes in good faith, after consultation with outside counsel or its financial advisor, taking into account all legal, financial, regulatory and other aspects of such acquisition proposal and the person making such acquisition proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to PCB’s shareholders, from a financial point of view, than the transactions contemplated by the merger agreement, and (ii) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed without unreasonable delay in relation to what is customary for a transaction of the nature so proposed.

Conduct of First Choice Bancorp Prior to Completion of the Merger

First Choice Bancorp has agreed to:

●	timely make all regulatory filings and any other filings required to be filed with any applicable bank or holding company regulator or governmental entity.
●	comply in all material respects with all of the applicable rules enforced or promulgated by any bank or holding company regulator or governmental entity with which it makes any regulatory filing.
●	use its reasonable best efforts to prepare and file a registration statement on Form S-4, including a joint proxy statement and prospectus satisfying all applicable requirements of applicable state securities laws, the Securities Act and the Exchange Act, and the rules and regulations thereunder, and to obtain all necessary state securities law or “blue sky” permits and approvals required to issue the First Choice’s common stock in the merger.
●	indemnify the officers, directors and employees of PCB for a period of six (6) years against losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of PCB.
●	use commercially reasonable efforts to cause the shares of First Choice’s common stock issuable in connection with the merger to be authorized for listing on the Nasdaq Capital Markets as of the effective time of the merger.
●	not enter into any agreement with any person that (i) would restrict First Choice Bank’s and/or First Choice Bancorp’s ability to comply with any of the terms of the merger agreement, (ii) relates to any acquisition proposal that would materially impair First Choice Bank’s and/or First Choice Bancorp’s ability to consummate the merger and the transactions contemplated by the merger agreement, or (iii) relates to any acquisition proposal, unless such acquisition proposal requires the completion of the merger and payment of the merger consideration to PCB’s shareholders as provided in the merger agreement prior to completion of any other acquisition proposal respecting First Choice.

Additional Agreements of the Parties

First Choice has agreed to assume PCB’s senior debt and to repay the debt immediately following the close of the merger, and PCB has agreed to obtain the consent of the note holder to such assignment prior to the close. First Choice and PCB have also agreed to cooperate with respect to arranging for the pledged collateral to be released in connection with the prepayment of the senior debt.

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Conditions to Both Parties’ Obligations Under the Merger Agreement

The respective obligations of each party under the merger agreement are subject to the fulfillment at or prior to the closing date of the following conditions, none of which may be waived:

●	all regulatory approvals and other necessary approvals, authorizations and consents of any governmental entities required to consummate the merger and the bank merger will have been obtained and are in full force and effect, and all waiting periods relating to such approvals, authorizations or consents shall have expired.
●	none of the parties to the merger agreement will have been subject to any order, decree or injunction of a court or agency of competent jurisdiction has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the merger, the bank merger or the transactions contemplated by the merger agreement.
●	the merger agreement and merger will have been approved by the requisite vote of PCB’s and First Choice’s shareholders.
●	the Form S-4 Registration Statement filed with the SEC pursuant to the terms of the merger agreement is effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued, and no proceedings for that purpose has been initiated or threatened by the SEC and unresolved.

Conditions to First Choice Bancorp’s Obligations Under the Merger Agreement

First Choice Bancorp’s obligations under the merger agreement are also subject to the satisfaction of the following conditions at or prior to the closing date:

●	Each of the representations and warranties of PCB set forth in the merger agreement shall be true and correct as of February 23, 2018, and as of the closing date of the merger agreement with the same effect as though all such representations and warranties had been made on the closing date (except to the extent such representations and warranties speak as of an earlier date), and PCB shall have delivered to First Choice a certificate to such effect signed by PCB’s Chief Executive Officer and its Chief Financial Officer dated as of the closing date.
●	PCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the closing date, and First Choice Bancorp shall have received a certificate signed on behalf of PCB by its Chief Executive Officer to such effect dated as of the closing date.
●	First Choice shall have obtained all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger.
●	No regulatory approvals and other necessary approvals, authorization or consent shall include any condition or requirement that (i) requires any of the parties, including the surviving bank, to pay any amounts (other than customary filing fees), or divest any banking office, line of business or operations, or (ii) imposes any condition, requirement or restriction upon First Choice or First Choice Bank that would, individually or in the aggregate, reasonably be expected to impose a materially burdensome condition on First Choice or First Choice Bank, as applicable, or otherwise would materially alter the economics of the merger for First Choice.
●	There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a materially adverse effect on PCB.
●	Moffett & Associates, or other qualified firm shall have issued an opinion to First Choice to the effect that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
●	Holders of not more than twelve percent (12%) of the outstanding shares of PCB’s common stock shall have duly exercised their dissenter’s rights under Chapter 13 of the CGCL.
●	PCB shall have furnished First Choice with such certificates of its officers or others and such other documents to evidence fulfillment of the closing conditions set forth in the merger agreement as First Choice may reasonably request.
●	First Choice has the right to terminate the merger agreement if net income is less than sixty-five percent (65%) of budgeted net income for 2018.

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Conditions to Pacific Commerce Bancorp’s Obligations Under the Merger Agreement

Pacific Commerce Bancorp’s obligations under the merger agreement are subject to the satisfaction of the following conditions at or prior to the closing date:

●	Each of First Choice’s representations and warranties set forth in the merger agreement shall be true and correct as of February 23, 2018, and as of the closing date of the merger with the same effect as though all such representations and warranties had been made on the closing date, except to the extent such representations and warranties speak as of an earlier date.
●	First Choice shall have performed in all material respects all of its obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the closing date, and PCB shall have received a certificate to such effect signed on behalf of First Choice by its Chief Executive Officer to such effect dated as of the closing date.
●	No event, circumstance, change, occurrence or state of facts shall have occurred that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or could reasonably be expected to result in, a material adverse effect as to First Choice.
●	First Choice shall have delivered to the exchange agent for delivery to the holders of PCB’s common stock, the merger consideration on or prior to the closing date.
●	The shares of First Choice’s common stock to be issued as part of the merger consideration shall have been authorized for listing on Nasdaq Capital Markets, subject to official notice of issuance.
●	First Choice shall have furnished PCB with such certificates of its officers or others and such other documents to evidence fulfillment of the closing conditions set forth in the merger agreement as PCB may reasonably request.

Termination; Effect of Termination

The obligations of the parties to consummate the merger are subject to certain closing conditions, some of which may not be waived by a party, including but not limited to the receipt of all required shareholder and regulatory approvals and other governmental consents, and some conditions which may be waived by a party in its discretion. The failure of a condition to the closing of the merger, to the extent not waived, may result in a termination of the merger agreement and the merger. For a more detailed discussion of the conditions to the closing of the merger, please see “THE MERGER AGREEMENT – Conditions to Both Parties’ Obligations Under the Merger Agreement,” “- Conditions to First Choice Bancorp’s Obligations Under the Merger Agreement,” and “– Conditions to Pacific Commerce Bancorp’s Obligations Under the Merger Agreement.”

Further, the merger agreement permits the parties to terminate the merger agreement and abandon the merger: (i) by mutual agreement in writing; (ii) if a governmental entity has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or takes final and nonappealable action to enjoin, restrain or prohibit the merger or the bank merger; or (iii) if the merger is not consummated by September 30, 2018, which date may be extended one or more times, but not to a date any later than December 31, 2018, by notice from either party to the other on or before September 30, 2018 (or the date to which the agreement has been then been most recently extended), if the only condition to the closing that has not been satisfied or is not capable of being satisfied as of the date such notice is delivered is receipt of any required regulatory approval and the satisfaction of such condition remains reasonably possible, as determined by the parties in good faith.

Either party may terminate the merger agreement if any regulator requests the withdrawal of any application or any application is approved with commitments, conditions or understandings, contained in an approval letter or otherwise, which imposes a materially burdensome condition, on First Choice Bancorp or First Choice Bank, otherwise materially alter the economics of the merger for First Choice Bancorp or Pacific Commerce Bancorp.

Either party may also terminate the merger agreement if the other party breaches any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement that individually or in the aggregate would result in a material adverse effect on that party, or if such breach continued through the closing date and would cause the failure of a fundamental closing condition that has not been (or cannot by its nature be) cured within 30 days following written notice thereof to the breaching party.

First Choice may terminate the merger agreement and merger if PCB does not receive the required shareholder vote and one or more PCB directors or officers that is a party to an PCB voting agreement shall have voted their shares against approval of the merger or the merger agreement, or if PCB fails to hold its shareholders’ meeting before August 31, 2018, unless the delay is due to regulatory action or inaction. PCB may terminate the merger agreement and merger if First Choice does not receive the required shareholder vote and one or more First Choice directors that is a party to an First Choice voting agreement shall have voted their shares against approval of the merger or the merger agreement, or if First Choice fails to hold its shareholders’ meeting before August 31, 2018, unless the delay is due to regulatory action or inaction. First Choice Bancorp may also terminate the merger agreement if a material adverse effect shall have occurred with respect to PCB.

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First Choice, upon written notice to PCB, may also terminate the merger agreement if (i) PCB’s board effects a change in recommendation or fails to recommend approval of the merger agreement and the merger; (ii) PCB enters into a definitive agreement providing for a superior proposal, (iii) if PCB’s board of directors fails to unanimously and unqualifiedly reaffirm its recommendation that shareholders approve the merger agreement and merger within two (2) business days (or such longer period of time that PCB’s board determines in good faith is reasonably necessary to comply with its fiduciary duties) of a written request by First Choice Bancorp to do so following the date any acquisition proposal or any material change thereto is first publicly announced, published or sent to PCB’s shareholders, and PCB fails to issue a press release that reaffirms, unanimously and without qualification, the recommendation of PCB’s board to consummate the merger with First Choice; (iv) a tender offer or exchange offer (whether or not conditional) relating to shares of PCB’s capital stock shall have been commenced and PCB’s board (or any committee thereof) fails to affirmatively recommend against such tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer; or (v) PCB intentionally breaches its non-solicitation obligations.

PCB may terminate the merger agreement if it enters into a definitive agreement providing for a superior proposal prior to the receipt of shareholder approval of the merger agreement and merger provided it is not in breach of the merger agreement.

PCB may also terminate the agreement if First Choice enters into an agreement for an alternative acquisition that (i) would restrict First Choice Bank and/or First Choice Bancorp’s ability to comply with any of the terms of the merger agreement, (ii) relates to any acquisition proposal that would materially impair First Choice Bank’s and/or First Choice Bancorp’s ability to consummate the merger and the transactions contemplated by the merger agreement, or (iii) relates to any acquisition proposal, unless such acquisition proposal requires the completion of the merger and payment of the merger consideration to PCB’s shareholders as provided in the merger agreement prior to completion of any other acquisition proposal respecting First Choice. PCB may also terminate the merger agreement if a material adverse effect shall have occurred with respect to First Choice.

PCB has agreed to pay a termination fee of $4,000,000 to First Choice if: (i) PCB terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal; (ii) First Choice terminates the merger agreement due to no PCB recommendation; or (iii) any person has made an acquisition proposal, which proposal has been publicly announced, disclosed or proposed and not withdrawn, and (a) thereafter the merger agreement is terminated (i) by either party because PCB’s shareholders have not approved the merger agreement and merger; or (ii) by First Choice pursuant to the termination provision for breach provision and (b) within 12 months after such termination of the merger agreement, PCB consummates an acquisition proposal or any definitive agreement with respect to an acquisition proposal is entered into (provided that an “acquisition proposal” for this purpose is the acquisition of 50%, rather than 10%, of the total voting power of the surviving entity).

First Choice has agreed to pay a termination fee of $4,000,000 to PCB if PCB terminates the merger agreement and merger if First Choice does not receive the required shareholder vote and one or more First Choice directors that is a party to an First Choice voting agreement shall have voted their shares against approval of the merger or the merger agreement, or if First Choice fails to hold its shareholders’ meeting before August 31, 2018, unless the delay is due to regulatory action or inaction.

Amendment, Extension and Waiver

At any time prior to the effective time of the merger (whether before or after approval thereof by PCB’s or First Choice’s shareholders), the boards of directors of the parties may: (i) amend the merger agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other party thereto, (iii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements or conditions contained in the merger agreement; provided, however, that no amendment shall be made without the approval of the shareholders of the parties, if such approval is required by law.

Employee Benefits

On or after the closing date, any compensation or benefit plan of PCB may be terminated, modified or merged into the compensation and benefit plans of First Choice, as determined by First Choice in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce any benefits already accrued thereunder. At the request of First Choice, PCB will take all action necessary to terminate all other compensation or benefit plans identified by First Choice. PCB will accrue any and all obligations with respect to the termination of such plans before the effective time of the merger. PCB employees who are employed by First Choice Bank after the effective time or who are offered and who accept employment with First Choice Bank shall be eligible to participate in First Choice Bank’s employee benefit plans in which, and to the same extent as, similarly situated employees of First Choice Bank participate. Former PCB employees’ service with PCB shall be treated as service with First Choice Bank for purposes of determining eligibility to participate, vesting and benefits.

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Expenses

Except as specifically set forth in the merger agreement, all expenses incurred by First Choice and PCB in connection with or related to the authorization, preparation and execution of the merger agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated therein, will be borne solely and entirely by the party which incurred such expense.

Closing; Effective Time of the Merger

The closing of the merger will occur not later than the 10th calendar day following the latest to occur of: (i) the receipt of all regulatory approvals required to complete the merger; (ii) the receipt of all shareholder approvals, (iii) the satisfaction or waiver of all closing conditions, or (iv) the passing of any applicable waiting periods; or at such other date or time upon which the parties hereto will mutually agree. The merger will be effected by the filing of an Agreement of Merger in the form attached as Exhibit C-1 to the merger agreement with the California Secretary of State on the day of the closing in accordance with Section 1100 et. seq. of the CGCL. The “effective time” of the merger will be the date and time upon which the Agreement of Merger is filed with the California Secretary of State.

The parties are working to complete the merger in the third quarter of 2018. However, no assurances can be provided as to whether or when the merger will actually close.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following discussion describes the material United States federal income tax consequences of the merger to U.S. holders of PCB common stock who exchange shares of PCB common stock for shares of First Choice common stock pursuant to the merger. For purposes of this discussion, a “U.S. holder” is a beneficial owner of PCB common stock that for U.S. federal income tax purposes is:

●	a citizen or individual resident of the United States;
●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;
●	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or
●	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds PCB common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A PCB shareholder which is a partnership should consult its tax advisor concerning the tax consequences of the merger. PCB shareholders that are not U.S. holders may have different tax consequences than those described below, and are urged to consult their tax advisors about the tax treatment of the merger to them under U.S. and non-U.S. laws.

This discussion addresses only those PCB shareholders that hold their PCB common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular PCB shareholders in light of their individual circumstances or to PCB shareholders that are subject to special rules, such as:

●	financial institutions;
●	pass-through entities or investors in pass-through entities;
●	insurance companies;
●	tax-exempt organizations;
●	dealers in securities;
●	traders in securities that elect to use a mark-to- market method of accounting;
●	persons owning 5% or more of PCB common stock or that are affiliates of PCB;
●	persons that hold PCB common stock as part of a straddle, hedge, constructive sale or conversion transaction;
●	certain expatriates or persons that have a functional currency other than the U.S. dollar; and
●	shareholders who acquired their shares of PCB common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the 3.8% unearned income Medicare contribution tax.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder, and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

First Choice’s obligation to complete the merger is conditioned upon the receipt of an opinion from First Choice’s tax accountants, Moffett & Associates, that for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. First Choice does not currently intend to waive this opinion condition to its obligation to complete the merger.

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The following discussion, subject to the limitations and qualifications described herein, constitutes the opinion of Moffett & Associates as to the material U.S. federal income tax consequences of the merger applicable to a U.S. holder of PCB common stock that exchanges PCB common stock in the merger, to the extent such discussion sets forth statements of U.S. federal income tax law or legal conclusions with respect thereto. The opinion of Moffett & Associates does not address any state, local or foreign tax consequences of the merger. It is based on certain assumptions and representations as to factual matters by First Choice and PCB, and cannot be relied upon if any of the assumptions or representations are inaccurate as of the date hereof or the effective time of the merger. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of Moffett & Associates is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. Neither First Choice nor PCB has requested, and neither First Choice nor PCB intends to request, any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

PCB shareholders are urged to consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them, as well as any tax consequences arising under any state, local and non-U.S. tax laws or any other U.S. federal tax laws.

Assuming that the merger is completed according to the terms of the merger agreement without waiver or modification of any provision thereof, based on and subject to the foregoing, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Based on the qualification of the merger as a “reorganization” under the Internal Revenue Code, the following material U.S. federal income tax consequences will result to a U.S. holder upon the exchange of its PCB common stock in the merger:

●	Ignoring any cash received in lieu of a fractional share of PCB common stock (which is discussed below), a U.S. holder receiving only shares of First Choice common stock in the merger will not recognize gain or loss in the merger.
●	Such U.S. holder generally will have an aggregate tax basis in the shares of First Choice common stock received by the U.S. holder with respect to each identifiable block of shares of PCB common stock (generally, PCB common stock acquired at the same cost in a single transaction) exchanged by the U.S. holder in the merger (including any fractional share of First Choice common stock deemed received and redeemed for cash, as discussed below) equal to the U.S. holder’s aggregate tax basis in the shares of PCB common stock in such block.
●	The holding period of the shares of First Choice common stock received by such a U.S. holder with respect to each identifiable block of shares of PCB common stock exchanged in the merger (including any fractional share of First Choice common stock deemed received and redeemed for cash, as discussed below) will include the holding period of the shares of PCB common stock in such block.
●	Cash received by a U.S. holder in lieu of a fractional share of PCB common stock in the merger will be treated as if such fractional share had been issued and then redeemed by First Choice. Subject to the discussion regarding possible dividend treatment, a U.S. holder generally will recognize capital gain or loss with respect to cash received in lieu of a fractional share, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share (determined as described above). Any gain or loss recognized generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the shares of PCB common stock in the block of shares of PCB common stock exchanged in the merger were held for more than one year. The deductibility of capital losses is subject to limitations. If the U.S. holder’s receipt of cash has the effect of a distribution of a dividend under the provisions of the Internal Revenue Code, such gain will be treated as dividend income rather than capital gain. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon a U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders should consult their tax advisors regarding this possibility.

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●	If the per share merger consideration is fixed at $11.40 and First Choice elects to pay a portion of the per share merger consideration in cash instead of shares of First Choice common stock, then a U.S. holder generally will recognize capital gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received with respect to each identifiable block of shares of PCB common stock exchanged in the merger, ignoring any cash received in lieu of a fractional share of PCB common stock, and (ii) the excess, if any, of (a) the sum of the amount of such cash and the fair market value of the shares of First Choice common stock received with respect to such block, over (b) the U.S. holder’s tax basis in the shares of PCB common stock in such block. The U.S. holder’s capital gain will be long-term capital gain if, as of the effective date of the merger, the shares of PCB common stock in such block were held for more than one year. If the U.S. holder’s receipt of cash has the effect of a distribution of a dividend (discussed above), such gain will instead be treated as dividend income rather than capital gain. The U.S. holder’s tax basis in the shares of First Choice common stock received with respect to such block (discussed above) will be reduced by the amount of such cash and increased by the amount of any gain recognized by the U.S. holder with respect to the receipt of such cash (including any portion of the gain that is treated as a dividend).

Backup Withholding and Information Reporting

U.S. holders may be subject to information reporting and backup withholding on any cash payments they receive in the merger in lieu of fractional shares of PCB common stock. Payments will not be subject to backup withholding if the U.S. holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides First Choice or the exchange agent, as appropriate, with a properly completed Internal Revenue Service Form W-9 (or its successor form) certifying that the U.S. holder is a U.S. person, the taxpayer identification number provided is correct and the U.S. holder is not subject to backup withholding. The taxpayer identification number of an individual is his or her Social Security number. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished by the U.S. holder to the Internal Revenue Service.

The discussion of the material U.S. federal income tax consequences set forth above is intended to provide only a general summary, and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. Moreover, the discussion set forth above does not address tax consequences that may vary with, or are dependent on, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any foreign, state or local tax consequences of the merger and does not address the tax consequences of any transaction other than the merger.

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INFORMATION ABOUT FIRST CHOICE BANCORP

General

First Choice Bancorp, also known as First Choice, a California corporation, was organized on September 1, 2017 to become the holding company for First Choice Bank, and in this section, collectively with First Choice, First Choice. In December 2017, First Choice Bank received requisite shareholder and regulatory approval necessary for the reorganization of First Choice Bank into the holding company form of ownership pursuant to which First Choice Bank became a wholly-owned subsidiary of First Choice. The reorganization was completed as of the close of business on December 21, 2017.

First Choice Bank began operations in 2005 as a California state-chartered commercial bank headquartered in Cerritos, Los Angeles County, California. First Choice Bank is a full-service community bank offering retail banking, and personal and commercial banking services to individuals, families and businesses throughout Southern California. We have branch offices located in Cerritos, Alhambra, Rowland Heights, Anaheim and Carlsbad, California, and we have loan offices located in Temecula, and El Segundo (Manhattan Beach), California. Our market area is broadly defined as the seven Southern California Counties, composed of Los Angeles, Orange, San Diego, Ventura, Riverside, San Bernardino and Imperial Counties of California, with particular focus on Los Angeles, Orange and San Diego Counties. First Choice Bank’s principal executive office is located at 17785 Center Court Drive N., Suite 750, Cerritos, CA 90703 and our telephone number is (562) 345-9092.

First Choice Bank is a full-service commercial bank offering a broad range of banking products and services designed for small- and medium-sized businesses, non-profit organizations, business owners and entrepreneurs, and the professional community, including attorneys, certified public accountants, financial advisors and healthcare providers and investors. Our deposit products include demand, money market, and certificates of deposit. Our loan products include commercial and industrial, real estate construction, commercial real estate, SBA and consumer loans. We also provide treasury management services, online banking, commercial credit cards (offered under a private labeling arrangement with a correspondent bank) and other primarily business-oriented products.

First Choice Bank operates as a minority depository institution (“MDI”), which is defined by the Federal Deposit Insurance Corporation (“FDIC”), as any depository institution where 51 percent or more of the stock is owned by minority individuals. A minority depository Institution is eligible to receive from the FDIC and other federal regulatory agencies training, technical assistance and review, and assistance regarding the implementation of proposed new deposit taking and lending programs, as well as with respect to the adoption of applicable policies and procedures governing such programs. The minority depository institution designation has been historically beneficial to us, as the FDIC has reviewed and assisted with the implementation of our deposit and lending programs, and we continue to use the program for technical assistance. Due to our growth and size, and what we believe is a historically strong relationship with the FDIC, we anticipate that the FDIC will continue to provide technical assistance reviewing our existing and proposed lending and deposit programs. Accordingly, we believe any loss of our minority depository institution designation will not adversely affect our financial condition, results of operations or business because we have already benefited greatly from the designation and anticipate leveraging those historic benefits into any new deposit and lending programs we may develop.

First Choice Bank has operated since it was founded in 2005 as a MDI catering to first generation Asian immigrants. Since its founding, we have expanded our mission from just serving Asian immigrants to serving a larger community prevalent in Southern California, a diverse mixture of many ethnic groups.

In addition, since 2010, First Choice Bank was certified as a Community Development Financial Institution (“CDFI”). CDFI Certification is the U.S. Department of the Treasury’s recognition of specialized financial institutions serving low-income communities. Through Certification, CDFIs are qualified to apply for technical assistance and financial assistance awards, as well as training provided by the CDFI Fund. First Choice Bank has been awarded six consecutive Business Enterprise Awards by receiving grants totaling more than $2 million from the CDFI Fund since 2011 for our continuing efforts to increase the lending and service activities within the economically distressed communities that First Choice Bank serves. We primarily reinvest the proceeds from Business Enterprise Awards back into the communities that we serve, primarily in the form of loans to small businesses, SBA loans, and a micro loan program to provide startup funds to entrepreneurs starting small businesses in our community.

We also provide support to the communities that we serve in the form of financial grants and service hours to many local non-profit organizations. Although a majority of the members of our board of directors and our employees are members of a minority community, they are committed to serving all communities in our market area of Southern California. We have also established two branches in the San Gabriel community, which is predominately a minority Asian population. First Choice Bank’s mission is to increase economic opportunity and promote community development investments, job creation, business development, affordable housing, financial literacy and philanthropic support for the underserved populations and in economically distressed communities in the area of our operations.

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Primarily because of our service to our local minority communities, we have agreed to acquire PCB and Pacific Commerce Bank, which share our values, goals, culture and mission. PCB is also a CDFI, and it was originally organized by members of the Japanese American community in Southern California. In the past few years, PCB has acquired Vibra Bank in Chula Vista, California, and ProAmerica Bank in downtown Los Angeles, both of which have long histories of serving Mexican American and Hispanics in Southern California. We expect that First Choice’s acquisition of PCB will increase our commitment to minority and undeserved communities, especially in downtown Los Angeles and San Diego.

Strategy

Our strategic objective is to be a premier community-based commercial bank, focused on offering products and relationship banking services to customers located throughout the Southern California area, principally Los Angeles, Orange County and San Diego counties. We offer a wide variety of deposit, loan and other financial services to small- and medium-sized businesses, to non-profit organizations, to business owners and entrepreneurs, to the professional community, including attorneys, certified public accountants, financial advisors and healthcare providers and to high-net worth individuals. Our value proposition is to provide a premier business banking experience through relationship banking, depth of expertise, resources and products. We pride ourselves on being “First in Speed, Service and Solutions.” Our objective is to serve most segments of the business community within its market area. Our business plan focuses on:

●	customer service, including a high level of personal service and responsiveness;
●	relationship banking by experts in their fields including private banking, commercial banking, and real estate;
●	a full menu of banking and financial service products for businesses, professionals and high net worth individuals, including products and services also offered by larger banks;
●	state of the art business banking technology;
●	an experienced management team with roots in First Choice Bank’s market areas; and
●	strong community commitment.

We believe that the investments in experienced relationship management will establish an infrastructure to support its future.

Marketing Strategy

To fulfill our mission, we target the marketing of our products and services toward the small- to middle-market segments of the business community. The small- to middle- business market, generally defined as companies with revenues of less than $50 million is our primary commercial banking target market. At December 31, 2017, our capital allowed us to provide unsecured (defined as a loan not secured by a first deed of trust on real estate) lending to a single obligor up to a maximum of approximately $17 million. For secured (defined as a loan that is secured by a first deed of trust on real estate) loans our capital allowed it to provide lending to a single obligor up to a maximum of $29 million. However, we generally limit our lending commitments to a lower level (the “house limit”) of $10 million, unless the relationship is specifically approved by the Directors’ Loan Committee. Our relationship managers, directors and executive officers are uniquely qualified to support its marketing plan, having deep roots in many of the communities within our target market.

Our directors and officers are actively involved in local community groups and service organizations. Accordingly, our marketing strategy anticipates our ability to respond quickly to customer needs and changes in the market place. Because we are locally owned and operated, with a management team and board of directors charged with monitoring the financial needs of our communities, we are in a position to respond promptly to the requirements of potential new customers, as well as the changing needs of our existing customers.

Our strategy includes the retention of experienced, proven bankers as relationship managers who are familiar with our market area, along with a full offering of products. This provides each of our customers with access to a strong trusted advisor, who can offer knowledgeable advice and an extensive suite of products, including state of the art remote deposit products and specialized personnel for non-deposit products. Our approach is to staff offices with experienced bankers who are familiar with the area and preferably live or have worked in the area.

Products Offered

We offer a full array of competitively priced commercial loan and deposit products, as well as other services delivered directly or through strategic alliances with other service providers. The products offered are aimed at both business and individual customers in our target market.

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Loan Products

We offer a diversified mix of business loans primarily encompassing the following loan products: (i) construction and land development loans; (ii) residential real estate loans; (iii) commercial real estate loans; (iv) commercial and industrial loans; (iii) (v) Small Business Administration loans, guaranteed in part by the U.S. Government (SBA) and (v) consumer loans. We occasionally offer lines of credit, secured by a lien on real estate owned by our clients, which may include the primary personal residence of our clients, which lines of credit generally are requested to accommodate the business and investment needs of that customer segment. We encourage relationship banking, obtaining a substantial portion of each borrower’s banking business, including deposit accounts. First Choice Bank will typically engage in transactional based lending only for borrowers with records of successful projects who typically have worked with our employees here or at other banks and have a good record of repayment. Although we do not engage in residential mortgage lending, we do regularly acquire for our own investment single family residential loans from other mortgage loan originators.

Construction and Land Development Loans.

We originate and underwrite interim land and construction loans. Land loans are primarily to allow the borrower time to complete entitlements, or as bridge financing prior to construction. We also provide original construction and renovation loans. We do not engage in any large tract construction lending. Land and construction loans are generally limited to experienced developers who are known by management, and are experienced in the market area where the construction is occurring. We impose a limit on the loan to cost for land, acquisition and construction loans, and on the loan to value ratio on all real estate lending. The project financed must be supported by current appraisals and other relevant information. These loans are typically Prime-based and have maturities of less than 36 months. Our loan-to-cost policy limits are typically less than 75% and loan-to-value limits are typically less than 70% based upon an as-completed basis for construction and land development loans. The following table presents the components of our construction and land development portfolio as of December 31, 2017 and 2016:

	December 31, 2017		December 31, 2016
	Amount	% of Total	Amount	% of Total
	(in thousands)		(in thousands)
Residential construction (single family 1-4 units)	$65,944	57.13%	$55,465	50.11%
Commercial construction	30,903	26.77%	39,586	35.76%
Land acquisition & development	18,580	16.10%	15,645	14.13%
	$115,427	100.00%	$110,696	100.00%

Real Estate Loans - Residential

From time to time we purchase residential real estate loans originated within our market place originated by unaffiliated third parties. The typical loan is a five-year hybrid adjustable mortgage with a current start rate in the range of 4% to 6%, which re-prices after five years to the one-year LIBOR plus a specified margin. We take a comprehensive and conservative approach to mortgage underwriting, as the average loan-to-value of the portfolio was 45%, and the average duration of the portfolio was approximately 1.5 years as of December 31, 2017. As of December 31, 2017 and 2016, we had $62.7 million and $84.3 million, respectively, of single-family residential real estate loans, representing 8.4% and 12.1% of our total loan portfolio. We didn’t have any non-performing single-family residential real estate loans as of December 31, 2017 or December 31, 2016.

Commercial Real Estate Loans

We originate and underwrite commercial property and occasionally apartment loans, principally within our service areas. Typically, these loans are held in our loan portfolio and collateralized by the underlying property. The property financed must be supported by current appraisals at the date of origination and other relevant information, and the loan underwriting is managed with limits on loan to value and minimum debt service requirements. Our loan-to-value policy limits can go as high as 75% for commercial real estate loans. The real estate securing our existing commercial real estate loans includes a wide variety of property types, such as office buildings, warehouses and production facilities, hospitality properties (such as hotels and restaurants), mixed-use residential and commercial, retail centers, commercial land and multi-family properties.

The total commercial real estate portfolio totaled $305.2 million at December 31, 2017 and $248.5 million at December 31, 2016, respectively, of which $53.1 million and $53.7 million, respectively, were secured by owner occupied properties and $252.1 million and $194.7 million were secured by non-owner occupied properties, respectively.

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Commercial and Industrial Loans

These loans comprise a significant portion of our loan portfolio and are made to businesses located in the Southern California region and surrounding communities whose borrowing needs are generally $10.0 million or less. Our commercial and industrial loans may be secured (meaning secured by a first lien deed of trust on real estate) or unsecured (meaning not secured by a first lien deed of trust on real estate, although usually secured by a perfected commercial lien on non-real estate assets, such as accounts receivable and inventory). The loans may be revolving lines of credit, term equipment financing, amortizing or interest only, or lines of credit secured by general liens on accounts receivable, inventory or a borrower’s other business assets, which may include loans made to third parties. The total commercial and industrial loan portfolios totaled $169.2 million at December 31, 2017 and $161.7 million at December 31, 2016.

We also make loans to businesses that provide funding for executive retirement programs for the businesses. These loans are frequently secured to at least 90% and often well above that level by cash equivalent collateral, typically the cash surrender value, also known as CSV, of one or more life insurance policies. First Choice manages these loans individually against our house limit ($10 million) and lending limit (15% of risk-based capital). First Choice’s Board or Directors also receives quarterly reports of the level of concentration of any single insurance company’s CSV as collateral. The amount of the acceptable loan to CSV is dependent upon the credit quality of the insurer. A decline in the credit quality of the insurer would require the borrower to pledge additional collateral or substitute the CSV of one insurer for another or a reduction in the advance rate of the loan to a lower loan to value.

Small Business Administration (SBA) Loans

We are designated as a Preferred Lender under the SBA Preferred Lender Program. We offer both SBA 7(a) loans, generally at variable rates, and SBA 504 loans, mostly at fixed rates. We originate SBA 7(a) loans with the intention of selling the guaranteed portions as soon as the loan is fully funded and the guaranteed portion may be sold. Most SBA 7(a) loans have a 75% guarantee, although the guaranteed amount can vary from 50% or less to as much as 90%. While the SBA 504 loans are not guaranteed by the SBA (there is a junior lien loan that is guaranteed by the SBA and funded separately by the SBA), SBA 504 loans typically have a low loan to value of 65% or less, and there is usually a relatively liquid secondary market where those loans can be sold. Our SBA loans are typically made to small-sized manufacturing, wholesale and retail, hotel/motel, and restaurant and service businesses for real estate purchases, real estate loan refinance, working capital needs or business expansions. SBA loans can have any maturity up to 25 years. Typically, non-real estate secured loans mature in 10 years or less. In addition to real estate, collateral may also include inventory, accounts receivable and equipment, as well as personal guarantees. The portions of the SBA 7(a) loans not sold but collateralized by real estate are monitored by collateral type and included in our CRE stress testing, as separately discussed. The following table presents the components of our SBA portfolio by program at December 31, 2017 and 2016:

	December 31, 2017		December 31, 2016
	Amount	% of Total	Amount	% of Total
	(in thousands)		(in thousands)
SBA 504	$36,020	40.28%	$42,351	52.26%
SBA 7(a)	53,410	59.72%	38,691	47.74%
	$89,430	100.00%	$81,042	100.00%

As of December 31, 2017 our SBA portfolio totaled $89.4 million of which $10.9 million is guaranteed by the SBA and $78.5 million is unguaranteed. Of the $78.5 million unguaranteed SBA portfolio, $73.8 million is secured by real estate and land and $4.7 million is unsecured or secured by business assets. As of December 31, 2016, our SBA portfolio totaled $81.0 million of which $4.2 million is guaranteed by the SBA and $76.8 million is unguaranteed, of which $73.7 million is secured by real estate and $3.1 million is unsecured or secured by business assets. We monitor the unguaranteed portfolio by type of real estate collateral. As of December 31, 2017, $28.0 million or 35.6% of $78.5 million unguaranteed SBA loans are secured by industrial/warehouse properties; $24.4 million or 31.1% by hospitality; and, $26.1 million or 33.3% by other real estate types.

We generally sell the guaranteed portion of the SBA 7(a) and the senior lien portion of SBA 504 loans in the secondary market and, for certain loans, retain the servicing responsibility. Consideration for the sale includes the cash received as well as the related servicing rights asset. We receive servicing fees ranging from 0.25% to 1.00% for the services provided.

Consumer Loans. We do not make a practice of offering personal loans. When offered to relationship clients, these personal loans may be unsecured (meaning not secured by a first lien deed of trust on real estate), but typically they would be secured by collateral, including deposit accounts or cash-equivalent assets, such as the cash surrender value of a life insurance policy.

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Deposit Products

As a full-service commercial bank, we focus deposit generation on transactional accounts, encompassing noninterest-bearing demand, interest-bearing demand, and money market accounts. We also offer time certificates of deposit and savings accounts. We hire seasoned Business Development Officers, in order to facilitate the generation of noninterest-bearing demand deposits. We market deposits by offering the convenience of state of the art “online banking,” “remote deposit capture” product, and mobile banking technology, which allows check deposits to be deposited from a mobile device. We also offer customers “e-statements” which allows customers to receive statements electronically, which is more convenient and secure, in addition to reducing paper and being environmentally-friendly.

For customers requiring full FDIC insurance on certificates of deposit in excess of $250,000, First Choice Bank occasionally offers the CDARS® program which allows First Choice Bank to place the certificates of deposit with other participating banks to maximize the customers’ FDIC insurance. First Choice Bank receives a like amount of deposits from other participating financial institutions. These “reciprocal” CDARS® deposits are classified as “brokered” deposits in regulatory reports.

Well-capitalized institutions are not subject to limitations on brokered deposits. As a rule, we limit the use of brokered deposits to long-term (maturity dates in excess of one year), callable deposits. Because the deposits pay a fixed interest rate for a longer period of time, they provide us with protection against increasing deposit costs as a result of rising interest rates. Furthermore, because the deposits can be called by us, if interest rates fall, they also provide a mitigant against falling interest rates. Total brokered deposits as of December 31, 2017 and 2016 were $51.6 million and $35.5 million or 6.7% and 4.7% of total deposits, respectively. The average maturity periods were 3.8 years and 4.0 years as of December 31, 2017 and 2016, respectively.

With a satisfactory rating under the Community Reinvestment Act, also known as CRA, we are qualified to participate in the Time Deposit Program administered by the California State Treasurer. By accessing these stable funds through the Time Deposit Program, we can provide financial services and lending products to local businesses in the communities we serve to stimulate local economies. As of December 31, 2017, we received $40.0 million in funds placed by the State Treasurer. In connection with our participation in this program, $44 million of loans pledged with the FHLB serve as collateral for $44 million in letters of credit issued by FHLB as collateral for the state public deposits.

First Choice understands that local branding and customer loyalty are essential for business success. It has successfully generated non-maturity deposits to individual and business customers in its market area to reduce reliance on time deposits from its inception in 2005. First Choice offers demand deposit products with additional banking services to attract and retain targeted depositors. The non-interest-bearing demand deposits were approximately 30.5% and 19.9% of total deposits for the year ended December 2017 and 2016, respectively.

First Choice has developed a robust liquidity management program to monitor core and non-core deposits and track all deposit relationships quarterly. First Choice defines its core deposits by subtracting its non-core deposits from total deposits. First Choice’s internal definition of non-core deposits include certificates of deposit greater than $250 thousand, all brokered deposits, listing service deposits and large deposit accounts (unless historical data indicates that all or a portion of the funds are stable).

The fully collateralized certificates of deposit greater than $250 thousand as required by State, the portion of deposits pledged for loans and potential volatile high-rate deposits are factored in the calculation of First Choice’s internally defined core/non-core deposits as adjusted core/non-core deposits. First Choice tracks all deposit relationships over $250,000 quarterly to assess the potential volatile high-rate deposits based on the following criteria: (1) the number of the years opened, (2) the number of total account relationships, (3) multiple bank services, (4) referral sources, and (5) FDIC weekly national rates and rate caps.

As of December 31, 2017, First Choice determined that its internally defined and adjusted core deposits are $529.9 million and $440.3 million, which were 68.6% and 57% of total deposits, respectively.

As of December 31, 2017 and 2016, our top ten relationships totaled $196.8 million or 25.5% of total deposits and $145.6 million or 19.2% of total deposits, respectively. Our ability to gather deposits, particularly core deposits, is an important aspect of our business franchise and we believe core deposits are a significant driver of franchise value as a cost efficient and stable source of funding to support our growth. As of December 31, 2017, we had $772.7 million of total deposits with a total deposit cost of 0.73%. As of December 31, 2016, we had $756.6 million of total deposits with a total deposit cost of 0.81%.

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Treasury Management Services

We offer treasury management products to our customers which are designed to provide a high level of specialized support to the operations of business customers. This is especially important for customers like 1031 Exchange companies, property management companies, developers, attorneys, accountants, manufacturers and real estate contractors that have specialized deposit service needs. Treasury management has four basic functions: deposit handling, funds concentration, funds disbursement and information reporting. The treasury management services we offer include automatic transfer (sweep) of funds between accounts or lines of credit, automated clearing house services (e.g., direct deposit, direct debit and electronic cash concentration and disbursement), lockbox, zero balance accounts, current and prior day transaction reporting, bank statement retrieval, reconciliation services, fraud prevention tools and account analysis. We emphasize responsive, courteous customer service and we send fully-trained staff to our customers’ businesses to set-up their services, so they may fully benefit from the treasury management services we offer.

Online Banking

We are committed to technology and e-commerce in its broadest terms and as it directly applies to financial service providers. To best serve our customers’ needs, we offer complete banking services online. Although our customers are always able to discuss specific banking needs with a knowledgeable service representative available in our office, we offer our customers the option to conduct banking activities from our secure web site – www.firstchoicebankca.com. Our web site is designed to be user-friendly and expedites customer transactions. There are multiple types of online banking services for consumer, small business and for commercial customers. All online banking systems allow our customers the ability to access their accounts, obtain loan information and complete many common transactions including electronic bill pay, data download, transfer funds, reorder checks, view images of the front and back of cancelled checks, view deposits, view their account statements, change addresses and issue stop payment requests, all at their convenience 7-days-a-week, 24-hours-a-day. The commercial online banking product provides additional treasury management features, which allow customers to set up varied levels of security and assign access to a number of employees, with different levels of access/security for each person. Commercial online customers can view their accounts online, transfer funds from one of their accounts to another, place stop payments, initiate wire transfers, initiate Automated Clearing House (“ACH”) debits and credits, and pay state and federal taxes electronically, export information to Quicken®, QuickBooks®, or Excel Spreadsheets and utilize robust reporting tool features. We also offer ACH and Check Positive Pay, antifraud services which allow businesses to review ACH debit transactions and/or all issued checks daily and provides them with the ability to pay or reject any item.

We are sensitive to the privacy and security concerns of our customers, especially where internet banking is concerned. Accordingly, we have put in place various procedures designed to maintain appropriate security levels. The vendors who support our internet banking platform work with us to enhance the security of these services. Our responsibility to our customers is to select appropriate hardware and software in the context of the right vendor relationships to provide the best assurance we can to our customers that, subject to applicable law, we can protect their privacy and finances.

Mobile Banking

We offer mobile banking service to consumer and business customers. The mobile banking applications allow customers to access their account information, make transfers, deposit checks, manage their debit card security and pay bills while on the go and from the convenience of their registered mobile device.

Remote Deposit

For the convenience of and to better serve our customers, we offer qualified commercial customers a state of the art remote deposit capture (“RDC”) product that allows businesses to process check deposits on a daily basis from the convenience of their location. We believe remote deposit, as well as the other customer convenience services that we offer, allows us to offer a marketable, different and competitive package of services to our business customers. At December 31, 2017, we had approximately 123 customers utilizing RDC.

Other Services

In addition to a full complement of lending and deposit products and related services, we provide customers, through other providers, access to Automated Teller Machines (“ATM’s”) using their Visa® EMV Debit Cards; bank-by-mail, courier services, commercial cash vault services, domestic and international wires, credit cards and international services. We reimburse customers for surcharges for any transactions conducted on another bank’s ATM’s.

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Geographic Market Area

We market our banking services primarily to small- and medium-sized businesses within the Southern California region, including the seven Southern California Counties, composed of Los Angeles, Orange, San Diego, Ventura, Riverside, San Bernardino and Imperial. Our relationship management team consists of experienced bankers, involved with the business communities in its market areas. Their business development efforts are augmented by referrals from our Board of Directors and existing customers. The members of our management team, in particular, are well experienced in business lending, supporting middle-market banking needs, and generating value-added banking services to small and medium sized businesses.

Our business communities have a large number of small- to mid-sized businesses, as well as professionals, such as doctors, attorneys and CPAs, who need the personalized and responsive service of a local bank with accessible, top-level decision makers who know the individual community. We target these potential customers who prefer to have a relationship with an institution where decisions are made locally and its employees know them and their business personally.

Competition

The banking business in California, and in our market area, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major financial institutions with many offices operating over a wide geographic area, including institutions based outside of California. The increasingly competitive environment faced by banks is a result primarily of changes in laws and regulations, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. We also compete for loans and deposits with other commercial banks, as well as with finance companies, credit unions, securities and brokerage companies, money market funds and other non-financial institutions. Larger financial institutions offer certain services (such as trust services or wealth management) that we do not offer. These institutions also have the ability to finance extensive advertising campaigns. By virtue of their greater total capitalization, such institutions also have substantially higher lending limits than we have.

Our ability to compete is based primarily on our ability to develop a relationship, built upon customer service and responsiveness to customer needs. Our “preferred lender” status with the Small Business Administration allows us to approve SBA loans faster than many of our competitors. We distinguish ourselves with the availability and accessibility of our senior management to customers and prospects. In addition, our knowledge of our markets and industries assists us in locating, recruiting and retaining customers. Our ability to compete also depends on our ability to continue to attract and retain our senior management and experienced relationship managers.

Legal Proceedings

In the normal course of business, we are named or threatened to be named as a defendant in various lawsuits. Management, following consultation with legal counsel, does not expect the ultimate disposition of any or a combination of these matters to have a material adverse effect on our business. However, given the nature, scope and complexity of the extensive legal and regulatory landscape applicable to our business (including laws and regulations governing consumer protection, fair lending, fair labor, privacy, information security and anti-money laundering and anti-terrorism laws), we, like all banking organizations, are subject to heightened legal and regulatory compliance and litigation risk.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

●	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;
●	we are exempt from the requirement to obtain an attestation and report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;
●	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and
●	we are not required to give our shareholders non-binding advisory votes on executive compensation or golden parachute arrangements.

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We have elected to take advantage of the reduced disclosure requirements relating to executive compensation and the number of years of financial information presented, and in the future we may take advantage of any or all of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.0 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have irrevocably determined to not take advantage of this extended transition period, which means that the consolidated financial statements included in this document, as well as any consolidated financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies.

Properties

Our principal executive offices are located in Cerritos, California, and are leased by First Choice Bank. We believe that our existing facilities are adequate for our present purposes. We lease all of our facilities and believe that if necessary, we could secure suitable alternative facilities on similar terms without adversely affecting operations.

The following table provides certain information regarding the material terms of these office leases.

Office	Address	Owned/ Leased
Principal Executive Office	17785 Center Court Drive N., Suite 750, Cerritos, CA 90703	Leased
Branches:
Cerritos	12845 Towne Center Drive, Cerritos, CA 90703	Leased
Alhambra	407 W. Valley Blvd., Suite 1, Alhambra, CA 91803	Leased
Rowland Heights	17458 E. Colima Road, Rowland Heights, CA 91748	Leased
Anaheim	2401 E. Katella Ave., Suite 125, Anaheim, CA 92806	Leased
Carlsbad	5857 Owens Ave., Suite 106 Carlsbad, CA 92008	Leased
Loan production offices:
Temecula (SBA Office)	41530 Enterprise Cir. S., Suite #202, Temecula, CA 92590	Leased
Manhattan Beach	2321 Rosecrans Ave., El Segundo, CA 90245	Leased

For information regarding our lease commitments, please refer to “Premises and Equipment” under Note 5 – Premises and Equipment of the Notes to the Consolidated Financial Statements in this Form S-4.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF FIRST CHOICE BANCORP

The following discussion and analysis of our consolidated financial condition and consolidated results of operations should be read in conjunction with the “Selected Historical Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this document. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this document, may cause actual results to differ materially from those projected in the forward looking statements. We assume no obligation to update any of these forward-looking statements.

General

First Choice Bancorp, also known as First Choice, a California corporation, was organized on September 1, 2017 to become the holding company for First Choice Bank, collectively First Choice. In December 2017, First Choice Bank received requisite shareholder and regulatory approval necessary for the reorganization of First Choice Bank into the holding company form of ownership pursuant to which First Choice Bank became a wholly-owned subsidiary of First Choice. The reorganization was completed as of the close of business on December 21, 2017.

First Choice Bank is a California banking corporation headquartered in Cerritos, California. First Choice Bank was originally incorporated under the laws of the State of California on March 7, 2005, and commenced operations on August 18, 2005. First choice Bank is insured up to the maximum legal limit by the FDIC, but First Choice Bank is not a member of the Federal Reserve. We maintain our head office at 17785 Center Court Drive N, Suite 750 in Cerritos, California, we have branch offices located in Cerritos, Alhambra, Rowland Heights, Anaheim and Carlsbad, California, and we have loan offices in Temecula, and Manhattan Beach, California. Our market area is defined as the seven Southern California Counties of Los Angeles, Orange, San Diego, Ventura, Riverside, San Bernardino and Imperial.

We are the only community bank headquartered in Cerritos, California. Because we compete with much larger institutions and with other community banks, we focus on providing customer service in specific niches, most notably for small- to medium-sized businesses and their owners, professionals and residents within Southern California, in which we believe we outperform the competition. Therefore, our products and services are specifically tailored to certain of the current and projected future strengths of the Southern California economy and our customers’ specific needs. We believe each of the members of our management team is an experienced area banker, knowledgeable about the needs of local area businesses and their owners and experienced with the products and services we provide.

We are located in Los Angeles County with over 10 million residents. Cerritos itself has a population of approximately 50,000. Los Angeles County’s economic base is heavily dependent on small- and medium- sized businesses (between $1 and $25 million in revenues), providing us with a market rich in potential customers. Our loan officers and business development teams specifically target lending opportunities related to these facets of the local area economy.

Our lending strategy focuses on fulfilling the unique and personalized needs of small- and medium- sized businesses, the owners and professionals of those businesses, and the residents of Southern California. In order to fully penetrate our target market and generate the highest return per customer possible, we provide a wide range of lending products, from operating lines of credit, working capital loans, business loans, commercial real estate loans, SBA 504 and 7(a) loans, term loans, and equipment financing for Southern California’s business owners and professionals. Based on many years of experience and the expertise of certain members of the Board of Directors of First Choice Bank, we have developed a niche in lending to the hospitality industry. We manage our concentration in loans supported by hotels as collateral. Because of our business strategy and the breadth of the Southern California economy, except for the hospitality industry, our loan portfolio is and will likely continue to be widely diversified across industry lines and not concentrated in any one particular business sector.

Our real estate lending is generally related to construction and development or financing of commercial real estate projects. We provide construction financing for one to four-unit residences and commercial development projects, especially medical office buildings, and land loans for projects in the development process, prior to receiving a building permit. We also provide financing for purchase, refinance, or construction of owner-occupied and non-owner occupied commercial real estate properties. Due to our legal lending limit, we sometimes sell participations to other lenders when we originate these loans. We may also participate in these types of loans originated by other lenders.

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We obtain deposits from both borrowers and non-borrowing customers. We provide numerous treasury management products and services needed by deposit customers, some of which place deposits with us in excess of the amounts insured by the FDIC. Insurance firms, property management companies, developers, attorneys, accountants and real estate contractors, for example, all have different needs for specialized treasury management services. We work closely with these and other customers to implement sweep, Automated Clearing House, wire, account reconcilement and internet banking services that these customers find appealing. Most of these services are managed by us and supplied under our brand, but provided through third party vendors.

Primary Factors We Use to Evaluate Our Business

As a financial institution, we manage and evaluate various aspects of both our consolidated results of operations and our consolidated financial condition. We evaluate the comparative levels and trends of the line items in our consolidated balance sheet and consolidated income statement as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against our own historical performance, our budgeted performance and the financial condition and performance of comparable financial institutions in our region.

Segment Information

First Choice provides a broad range of financial services to individuals and companies through its branch network. Those services include a wide range of deposit and lending products for businesses and individuals. While our chief decision makers monitor the revenue streams of our various product and service offerings, we manage our operations and review our financial performance on a company-wide basis. Accordingly, First Choice considers all its operations to be aggregated into one reportable operating segment.

Results of Operations

In addition to net income, the primary factors we use to evaluate and manage our results of operations include net interest income, noninterest income and noninterest expense.

Net interest income. Net interest income represents interest income less interest expense. We generate interest income from interest (net of costs amortized over the expected life of the loans) and fees received on interest-earning assets, including loans and investment securities and dividends on FHLB and other bank stock we own. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits and borrowings. Net interest income has been the most significant contributor to our revenues and net income. To evaluate net interest income, we measure and monitor: (a) yields on our loans and other interest-earning assets; (b) the costs of our deposits and other funding sources; (c) our net interest margin; and (d) the regulatory risk weighting associated with the assets. Net interest margin is calculated as the annualized net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

Changes in market interest rates, the slope of the yield curve, and interest we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, usually have the largest impact on changes in our net interest spread, net interest margin and net interest income during a reporting period.

Noninterest Income. Noninterest income consists of, among other things: (a) gain on sale of loans; (b) service charges and fees on deposit accounts; (c) net servicing fees; and (d) other noninterest income.

Gain on sale of loans includes origination fees, capitalized servicing rights and other related income. Loan servicing fees are collected as payments are received for loans in the servicing portfolio.

Noninterest expense. Noninterest expense includes, among other things: (a) salaries and employee benefits; (b) occupancy and equipment expense; (c) professional fees; (d) FDIC insurance and regulatory expenses; (e) technology expense; and (f) other general and administrative expenses.

Salaries and employee benefits includes compensation, employee benefits and employment tax expenses for our personnel. Loan expenses include third party processing fees for our residential portfolio and loan-related origination expenses. Occupancy expense includes lease expense on our leased properties and other occupancy-related expenses. Equipment expense includes furniture, fixtures and equipment related expenses. Professional fees include legal, accounting, consulting and other outsourcing arrangements. FDIC insurance expense represents the assessments that we pay to the FDIC for deposit insurance and other regulatory fees. Technology expense includes data processing fees paid to our third-party data processing system provider and other data service providers. Other general and administrative expenses include expenses associated with travel, meals, training, supplies and postage. Noninterest expenses generally increase as we grow our business.

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Financial Condition

The primary factors we use to evaluate and manage our consolidated financial condition are asset levels, liquidity, capital and asset quality.

Asset Levels. We manage our asset levels based upon forecasted loan originations to ensure we have the necessary liquidity and capital to meet the required regulatory capital ratios. We evaluate our funding needs by forecasting loan origination and sales of loans.

Liquidity. We manage our liquidity based upon factors that include our amount of custodial and brokered deposits as a percentage of total deposits, the level of diversification of our funding sources, the allocation and amount of our deposits among deposit types, the short-term funding sources used to fund assets, the amount of non-deposit funding used to fund assets, the availability of unused funding sources, off-balance sheet obligations, the availability of assets to be readily converted into cash without a material loss on the investment, the amount of cash and cash equivalent securities we hold, the repricing characteristics and maturities of our assets when compared to the repricing characteristics of our liabilities and other factors.

Capital. We manage our regulatory capital based upon factors that include: (a) the level and quality of capital and our overall financial condition; (b) the trend and volume of problem assets; (c) the level and quality of earnings; (d) the risk exposures in our consolidated balance sheet; and (e) other factors. In addition, we have regularly increased our capital through net income less dividends and equity issuances.

Asset Quality. We manage the diversification and quality of our assets based upon factors that include the level, distribution, severity and trend of problem, classified, delinquent, nonaccrual, nonperforming and restructured assets, the adequacy of our allowance for loan losses, or the allowance, the diversification and quality of loan and investment portfolios, the extent of counterparty risks, credit risk concentrations and other factors.

Recent Developments and Material Trends

Economic and Interest Rate Environment. The results of our operations are highly dependent on economic conditions and market interest rates. Beginning in 2007, turmoil in the financial sector resulted in a reduced level of confidence in financial markets among borrowers, lenders and depositors, as well as extreme volatility in the capital and credit markets. In response to these conditions, the Federal Reserve began decreasing short-term interest rates, with eleven consecutive decreases totaling 525 basis points between September 2007 and December 2008. Since the recession ended in 2009, the economic conditions in the U.S. and our primary market areas have improved. Economic growth has been modest, the real estate market continues to recover and unemployment rates in the U.S. and our primary markets have significantly improved. The Federal Reserve has maintained historically low interest rates since their last decrease in December 2008. Since December 2015, the Federal Reserve raised short-term interest rates five times with 25 basis point increases each time.

Community Banking. We believe the most important trends affecting community banks in the United States over the foreseeable future will be related to heightened regulatory capital requirements, increasing regulatory burdens generally, including the continuing implementation of the Dodd-Frank Act and the regulations to be promulgated thereunder, and continuing interest margin compression. We expect that community banks will face increased competition for lower cost capital as a result of regulatory policies that may offer larger financial institutions greater access to government assistance than is available for smaller institutions, including community banks. We expect that troubled community banks will continue to face significant challenges when attempting to raise capital. We also believe that heightened regulatory capital requirements will make it more difficult for even well-capitalized, healthy community banks to grow in their communities by taking advantage of opportunities in their markets that result as the economy improves. We believe these trends will favor community banks that have sufficient capital, a diversified business model and a strong deposit franchise in a good location, and we believe we possess these characteristics. We also believe that increased regulatory burdens will have a significant adverse effect on smaller community banks, which often lack the personnel, experience and technology to efficiently comply with new regulations in a variety of areas in the banking industry, including in the areas of deposits, lending, compensation, information security and overdraft protection. We believe the increased costs to smaller community banks from a more complex regulatory environment, especially those institutions with less than $500 million in total assets but also, to a lesser extent, institutions with between $500 million and $1 billion in total assets, coupled with challenges in the real estate lending area, present attractive acquisition opportunities for larger community banks that have already made significant investments in regulatory compliance and risk management and can acquire and quickly integrate these smaller institutions into their existing platform. Furthermore, we believe that, as a result of our significant operational investments and our experienced banking team that we are well positioned to capitalize on acquisition opportunities of smaller banks which are not prepared to face daunting challenges.

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We continue to believe we have significant opportunities for further growth through the hiring of banking professionals from other organizations and organic growth within our existing branch network. We also believe we have the necessary experience, management and infrastructure to take advantage of these growth opportunities.

General and Administrative Expenses. We expect to continue incurring increased noninterest expense attributable to general and administrative expenses as a result of marketing and other administrative expenses to execute our strategic initiatives, costs associated with maintaining a holding company, costs related to the enhancement of internal controls to comply with the Sarbanes-Oxley Act and the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) and expenses to hire additional personnel and other costs required to continue our growth, as well as acquisition opportunities, if those should arise.

Credit Reserves. One of our key operating objectives has been, and continues to be, maintenance of an appropriate level of reserve protection against probable losses in our loan portfolio. Our allowance for loan losses as a percentage of total loans decreased at December 31, 2017 to 1.41% from 1.67% as of December 31, 2016. This decrease each year is due to charge-offs of non-performing loans and general improvement in the economy as well as First Choice Bank’s own loan portfolio performance.

Regulatory Environment. As a result of regulatory changes, including the Dodd-Frank Act and Basel III, as well as regulatory changes resulting from becoming a publicly traded company, we expect to be subject to more restrictive capital requirements, more stringent asset concentration and growth limitations and new and potentially heightened examination and reporting requirements. We also expect to face a more challenging environment for customer loan demand due to the increased costs that could be ultimately borne by borrowers, and to incur higher costs to comply with these new regulations. This uncertain regulatory environment could have a detrimental impact on our ability to manage our business consistent with historical practices and cause difficulty in executing our growth plan. See “Risk Factors—Regulatory, Compliance and Legal Risk.”

Transaction Account Reserves. Federal Reserve rules require depository institutions to maintain reserves against their transaction accounts, primarily negotiable order of withdrawal (NOW) and regular checking accounts. These reserve requirements are subject to annual adjustment by the Federal Reserve. First Choice is in compliance with these requirements.

Cybersecurity. As a financial institution, various information technology and cybersecurity risk factors can adversely affect First Choice Bank including but not limited to security, customer data privacy, reputation, continued operations, and its financial condition. Risk factors come in many forms and may include the following:

Physical and Environmental. Our operations are dependent on our ability to service and protect critical hardware, computer systems, and network infrastructure from damage caused by environmental factors such as power loss, fire, and natural disasters, or physical factors such as physical intrusion and break-ins. The loss of our equipment or the physical breach of the equipment can disrupt our ability to provide services to our customers and function normally. Sustained disruption may lead to our customers losing confidence in our ability to maintain a stable environment.

Disruptions in Communication and Information Systems. When performing banking functions, we rely heavily on various communication methods and information systems. These are integral to our business and our ability to service our customers and process transactions in compliance with internal, legal, and regulatory standards. Major disruptions to these systems can expose the bank to undue liability that result in fees, fines, or loss of business. Additionally, misuse or compromise of our communication methods may result in the intentional or unintentional mishandling or exposure of personal, confidential, or proprietary information being sent to unauthorized third parties resulting in legal liability, remediation costs, reputation damage, and regulatory issues.

Banking Services. The banking services, including internet based, and transaction methods that we offer may inherently subject us to potential fraud, theft, and targeting by bad actors (criminals, hackers, nation states). Bad actors want to exploit banking services to gain access to data or systems that can be used to conduct fraud or to directly steal money. Protection of banking services and transactions is one of the highest priorities for us and failure to do so can result in breach and exposure of customer data, monetary loss, fines, reputation damage, harm to our financial condition.

Third-Party Service Providers. We count on several third parties to provide services for our daily and long-term operations. We select these third-party providers carefully and periodically review them, but we do not control their actions. Problems caused by third-party providers, including disruption to services and communication, breach of contracts or service level agreements, cyber attacks and security breaches, have direct adverse effects to our institution and our ability to deliver services and conduct bank business. Third-Party providers are often seen as an extension of us and their actions or lack thereof may result in litigation, monetary loss, remediation costs, fines and penalties, increases in compliance demands, and reputation damage.

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Cyber Attacks and Vulnerabilities. Many U.S. financial institutions and companies are the target of or have experienced cyber attacks including but not limited to distributed denial-of-service attacks, phishing, social engineering, malware, viruses, and ransomware. These attacks can originate from both internally by employees, and externally by bad actors. We are targeted by various cyber attacks but to date, none of these attacks are known to have material effect on our business or operations. In some cases, vulnerabilities in information technology systems can be a precursor to cyber attacks. Vulnerability management and patching is a necessary part of protecting against cyber attacks, and failure to do so can result in increased exposure to losses due to breach.

Cybersecurity Landscape. The cybersecurity landscape is constantly evolving and advancing. New types of cyber attacks and vulnerabilities are created every day and we make constant improvement by upgrading systems, installing new software and hardware, and training our employees to be vigilant. We regularly add additional security measures to our computers and network infrastructure to mitigate the possibility of cyber breaches. However, it is nearly impossible to defend against every risk or threat. Sophisticated bad actors, intent on breaching our security, may result in the unauthorized access to our data and or disruption to our operations. Furthermore, we may experience litigation, monetary loss, remediation costs, fines and penalties, increases in compliance demands, and reputation damage because of a security breach.

Restatement of Financial Statements

On February 5, 2018, First Choice announced that the Audit Committee of the Board of Directors of the First Choice, after consultation with management and its independent registered accounting firm, determined that the First Choice’s consolidated financial statements for the fiscal year ended December 31, 2016, and for each of the three quarters of 2017, were not in compliance with generally accepted accounting principles and would be restated.

The decision to restate these consolidated financial statements is based on the Board of Director’s conclusion that management had been overly conservative in its earnings calculations, primarily as a result of the complex accounting treatment for the First Choice Bank’s equity compensation plan. In addition, First Choice Bank had provided accruals for expenses in years 2014, 2015 and 2016 in anticipation of incurring certain expenses, which expenses, for a number of different reasons, were never incurred. The result was that First Choice Bank had over-accrued for expenses. The net result of the restatement was that the First Choice earned approximately $1.06 million more in income after taxes than was reported in the financial statements for the years ended December 31, 2014 through 2016. The restatement is reflected as an increase in shareholders’ equity account “retained earnings” for the opening consolidated balance sheet for First Choice as of January 1, 2016, and the 2016 consolidated income statement is also restated.

Non-GAAP Financial Measures

The following table presents non-GAAP financial measures. These measures are used by management and the Board on a regular basis in addition to our GAAP results to facilitate the assessment of our financial performance and to assess our performance. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. However, we believe the non-GAAP information shown below provides useful information to investors to assess our consolidated financial condition and consolidated results of operations.

The efficiency ratio is a non-GAAP based financial measure. First Choice computes its efficiency ratio by dividing noninterest expenses by the sum of net interest income plus noninterest income. This ratio is used to measure the relationship of operating expenses to revenues. The following table presents the computation of the efficiency ratio for the years ended December 31, 2017 and 2016:

	Year Ended December 31,
(dollars in thousands)	2017	2016
Noninterest expense (numerator)	$23,754	$19,913

Net interest income	$34,778	$31,464
Plus: Noninterest income	5,061	4,406
Total net interest income and noninterest income (denominator)	$39,839	$35,870
Efficiency ratio	59.62%	55.51%

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Average Balance Sheets

	Year ended December 31,
	2017			2016			2015
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(in thousands)
Interest-earning assets:
Due from banks	$87,087	$935	1.07%	$89,649	$488	0.54%	$80,903	$221	0.27%
Federal funds sold/resale agreements	2,221	35	1.58%	5,838	76	1.30%	-	-	N/A
Investment securities	42,456	959	2.26%	38,096	788	2.07%	40,025	909	2.27%
Loans (1)	739,935	38,624	5.22%	673,635	35,739	5.31%	597,093	30,961	5.19%
FHLB and other bank stock	3,881	266	6.85%	3,599	420	11.67%	3,166	366	11.56%
Total interest-earning assets	875,580	40,819	4.66%	810,817	37,511	4.63%	721,187	32,457	4.50%

Noninterest-earning assets:
Cash and cash equivalents	5,454			5,096			4,349
Allowance for loan losses	(11,274)			(12,130)			(9,677)
Other assets	14,670			13,572			10,668
Total assets	$884,430			$817,355			$726,527

Interest-bearing liabilities:
Interest checking	$243,568	$2,631	1.08%	$263,584	$2,889	1.10%	$262,853	$2,945	1.12%
Money market accounts	73,734	483	0.66%	103,526	336	0.32%	48,223	229	0.47%
Savings accounts	85,315	797	0.93%	88,790	842	0.95%	108,418	1,076	0.99%
Time deposits	106,731	1,242	1.16%	110,064	1,473	1.34%	91,159	1,252	1.37%
Brokered TCDs/ CDARS	45,000	648	1.44%	22,111	367	1.66%	18,535	47	0.25%
Total interest-bearing deposits	554,348	5,801	1.05%	588,075	5,907	1.00%	529,188	5,549	1.05%
Short-term borrowings	94	4	4.26%	72	6	8.33%	89	5	5.62%
FHLB borrowings	20,384	236	1.16%	19,852	134	0.67%	14,849	93	0.63%
Total interest-bearing liabilities	574,826	6,041	1.05%	607,999	6,047	0.99%	544,126	5,647	1.04%

Noninterest-bearing liabilities:
Demand deposits	199,766			107,056			105,206
Other liabilities	4,206			4,903			3,278
Stockholders’ equity	105,632			97,397			74,727

Total liabilities and shareholders’ equity	$884,430			$817,355			$727,337

Net interest spread		$34,778	3.61%		$31,464	3.64%		$26,810	3.46%
Net interest margin			3.97%			3.88%			3.72%

(1)	Interest income on loans includes $(529) thousand, $1.0 million and $1.4 million related to the amortization of net deferred loans (costs) fees and accretion of (premiums) discounts for the years ended December 31, 2017, 2016 and 2015, respectively.

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Rate/Volume Analysis

The following table sets forth the dollar amount of changes in interest income and interest expense for rate changes or volume changes.

	Year ended December 31,
	2017			2016
	Change Attributable to			Change Attributable to
	Volume	Rate	Total Change	Volume	Rate	Total Change
	(in thousands)
Interest income:
Interest and fees on loans	$2,556	$329	$2,885	$3,785	$993	$4,778
Interest on investment securities	94	77	171	(42)	(79)	(121)
Dividends on FHLB and other stock	31	(185)	(154)	50	4	54
Other interest income	(68)	474	406	102	241	343
Change in interest income	2,613	695	3,308	3,895	1,159	5,054

Interest expense:
Interest checking, money market and savings accounts	(368)	211	(156)	18	(202)	(183)
Time deposits	292	(242)	50	263	278	541
Borrowings	5	95	100	32	10	42
Change in interest expense	(71)	64	(6)	313	86	400

Change in net interest income	$2,684	$631	$3,314	$3,582	$1,073	$4,654

Comparison of Operating Results for the Years Ended December 31, 2017 and 2016

General. Net income was $7.4 million for the year ended December 31, 2017 compared to $8.3 million for the year ended December 31, 2016. The $1.0 million or 11.9% decrease in net income was a result of a $3.3 million or 10.5% increase in net interest income and $1.1 million or 63.1% reduction in provision for loan losses, offset by a $3.8 million or 19.3% increase in noninterest expense and $2.2 million or 37.9% increase in income taxes during the year ended December 31, 2017. The $3.8 million increase in noninterest expense was primarily attributable to a $2.0 million increase in salaries and employee benefits. The $2.2 increase in income taxes is primarily attributable to a $1.8 million write-down from the remeasurement of deferred tax assets and liabilities due to the change in Federal income tax rates from 35% to 21% as a result of the passage of the Tax Cuts and Jobs Act of 2017 into legislation in December 2017.

Basic and diluted earnings per share were $1.04 and $1.02, respectively, for the year ended December 31, 2017. Basic and diluted earnings per share decreased $0.15 and $0.16, respectively, from $1.19 and $1.18, respectively for the year ended December 31, 2016.

Interest Income. Interest income for the year ended December 31, 2017 increased $3.3 million, or 8.8%, to $40.8 million from $37.5 million for the year ended December 31, 2016. The increase in interest income was due to increases in interest income on cash, investment securities and loans.

Interest income on cash balances increased $447 thousand, or 91.6%, to $0.9 million for the year ended December 31, 2017 from $0.5 million for the year ended December 31, 2016. Average interest-bearing cash balances decreased $2.6 million for the year ended December 31, 2017 to $87.1 million compared to $89.6 million for the year ended December 31, 2016. Offsetting the decrease in average balance during the year was a 53 basis points increase in average yield to 1.07% during the year ended December 31, 2017 from 0.54% for the year ended December 31, 2016 as a result of increases in Fed Funds Rate between periods.

Interest income on investment securities increased $171 thousand, or 21.7%, to $1.0 million for the year ended December 31, 2017 from $0.8 million for the year ended December 31, 2016. The increase in interest income on investment securities was due primarily to the $4.4 million increase in average investment security balances. Average investment security balances were $42.5 million for the year ended December 31, 2017 compared to $38.1 million for the year ended December 31, 2016. The increase in our average investment security balance was primarily due to repositioning of our investment securities portfolio based on the current interest rate environment, which resulted in the purchase of SBA pool securities near the end of 2016. These purchases increased our average balance as well as increased interest income between periods. There was also lower amortization of premiums related to CMO securities resulting from lower prepayment experience. The average yield on investment securities increased 19 basis points to 2.26% during the year ended December 31, 2017 from 2.07% for the year ended December 31, 2016.

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Interest income and fees on loans increased $2.9 million, or 8.1%, to $38.6 million for the year ended December 31, 2017 from $35.7 million for the year ended December 31, 2016. The increase in interest income from loans was due primarily to the $66.3 million increase in average loan balances. Average loan balances were $739.9 million for the year ended December 31, 2017 compared to the $673.6 million for the year ended December 31, 2016. The increase in our average loan balance was primarily due to increased loan production in our non-owner occupied commercial real estate, commercial and industrial and SBA portfolios as a result of the strong local economies in which First Choice operates. The average yield on loans decreased 9 basis points to 5.22% during the year ended December 31, 2017 from 5.31% for the year ended December 31, 2016. The decrease in interest income primarily relates to reductions in the average residential real estate portfolio, which resulted in the acceleration of amortization of purchase premiums, which negatively impact the overall yields. Additionally, during 2016, interest income on non-owner occupied commercial real estate was approximately $0.3 million higher due to early payoffs of commercial real estate loans and the resulting recognition of prepayment penalties.

Interest Expense. Interest expense for the year ended December 31, 2017 was comparable to 2016 level, decreasing only $6 thousand, or 0.1%, to $6.0 million, from $6.0 million for the year ended December 31, 2016. The decrease in interest expense was comprised of decreases in average balances of interest-bearing deposits, offset by a small increase in average balance of FHLB borrowings, offset by an increase in the cost of overall interest-bearing liabilities.

Interest expense on interest-bearing deposits decreased $106 thousand, or 1.8%, to $5.8 million for the year ended December 31, 2017 from $5.9 million (consisting of $4.0 million and $1.9 million for interest-bearing deposits and time deposits, respectively) for the year ended December 31, 2016. Average interest-bearing deposits were $554.3 million for the year ended December 31, 2017 compared to $588.1 million for the year ended December 31, 2016. The average cost of interest bearing deposits increased 5 basis points to 1.05% during the year ended December 31, 2017 from 1.00% for the year ended December 31, 2016. The cost of total deposits (including non-interest bearing deposits) was 0.77% for the year ended December 31, 2017, a decrease of 8 basis points compared to 0.85% the year ended December 31, 2016. The decrease was primarily attributable to a shift towards more non-interest bearing deposits in second half of 2017. For the year ended December 31, 2017, average non-interest bearing deposits was $199.8 million, compared to $107.1 million for the year ended December 31, 2016.

Interest expense on FHLB borrowings increased $102 thousand, or 76.1%, to $236 thousand for the year ended December 31, 2017 from $134 thousand for the year ended December 31, 2016. Average FHLB borrowings were $20.4 million for the year ended December 31, 2017 compared to $19.9 million for the year ended December 31, 2016. The average cost of FHLB borrowings increased 49 basis points to 1.16% during the year ended December 31, 2017 from 0.67% for the year ended December 31, 2016. At December 31, 2017, First Choice had one advance from FHLB totaling $20.0 million, with an interest rate of 1.41%.

Net Interest Income. Net interest income increased $3.3 million, or 10.5%, to $34.8 million for the year ended December 31, 2017 from $31.5 million for the year ended December 31, 2016. The increase in net interest income is a result of overall increases in average interest-earning assets and average yields between periods. For the year ended December 31, 2017, average interest-earning assets were $875.6 million, compared to $810.8 million for the year ended December 31, 2016. The average yield on interest-earning assets was 4.66% and 4.63% for the year ended December 31, 2017 and 2016, respectively.

Net interest spread decreased 3 basis points for the year ended December 31, 2017 to 3.61% from 3.64% for the year ended December 31, 2016.

Net interest margin increased 9 basis points for the year ended December 31, 2017 to 3.97% from 3.88% for the year ended December 31, 2016.

Provision for Loan Losses. First Choice maintains an allowance for loan losses at a level it believes is adequate to absorb probable incurred credit losses. The allowance for loan losses is estimated using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. The provision for loan losses was $0.6 million for the year ended December 31, 2017, compared to $1.7 million for the year ended December 31, 2016, respectively. The provision for loan losses during these periods was primarily a result of continued growth in First Choice’s loan portfolio, reduction in potential problem loans, combined with actual losses from loans charged-off in the period.

At December 31, 2017, the allowance for loan losses was $10.5 million, or 1.41% of gross loans, compared to $11.6 million, or 1.67% of gross loans at December 31, 2016.

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Noninterest Income. Noninterest income was $5.1 million for the year ended December 31, 2017, compared to $4.4 million for the year ended December 31, 2016. The following table shows the components of and change in noninterest income between periods:

	Year ended December 31,		Change
	2017	2016	$	%
	(in thousands)
Gain on sale of loans	$3,596	$3,208	$388	12.09%
Service charges and fees on deposit accounts	329	347	(18)	(5.19)
Net servicing fees	701	441	260	58.96
Other income	435	410	25	6.10
Total noninterest income	$5,061	$4,406	$655	14.87%

The $0.7 million or 14.9% increase in noninterest income is primarily the result of increases in net servicing fees and gain on sale of loans. Net servicing fees increased $260 thousand or 59.0% during 2017 as a result of increases primarily in the amount of SBA loans serviced for others result from our sales of SBA loans. For the year ended December 31, 2017, net servicing fees included $1.2 million in servicing fees, offset by $0.5 million in amortization of servicing assets. For the year ended December 31, 2016, net servicing fees included $1.0 million in servicing fees and $0.6 million in amortization of servicing assets. We typically earn a fee of approximately 1.0% for servicing loans for others. At December 31, 2017 and 2016, the unpaid principal balance of SBA loans serviced for others was $140.4 million and $119.5 million, respectively.

Gain on the sale of loans increase $388 thousand or 12.1% during the year ended December 31, 2017. We sold 38 SBA loans with an unpaid principal balance of $35.3 million, resulting in a gain of $3.2 million for the year ended December 31, 2017. We sold 31 SBA loans with an unpaid principal balance of $33.7 million, resulting in a gain of $3.0 million for the year ended December 31, 2016.

We also occasionally sell non-SBA loans primarily to mitigate loan concentrations. During the year ended December 31, 2017, we sold 7 loans with an unpaid principal balance of $38.0 million, resulting in a gain of $442 thousand. We sold 4 loans with an unpaid principal balance of $13.0 million, resulting in a gain of $223 thousand for the year ended December 31, 2016.

Noninterest Expense. Noninterest expense was $23.8 million and $19.9 million for the year ended December 31, 2017 and 2016, respectively. The following table shows the components of and change in noninterest expense for the year ended December 31, 2017 and 2016:

	Year ended December 31,		Change
	2017	2016 (restated(1))	$	%
	(in thousands)
Salaries and employee benefits	$14,871	$12,882	$1,989	15.4%
Occupancy expenses	1,272	1,246	26	2.1%
Professional fees	972	1,039	(67)	-6.4%
Data processing	1,491	1,120	371	33.1%
Equipment expenses	812	706	106	15.0%
Office expenses	749	675	74	11.0%
Deposit insurance and regulatory assessments	467	490	(23)	-4.7%
Loan related expenses	345	214	131	61.2%
Customer service expenses	618	404	214	53.0%
Provision for credit losses - off-balance sheet	563	3	560	18666.7%
Other	1,594	1,134	460	40.6%
Total noninterest expense	$23,754	$19,913	$3,841	19.3%

(1)	See Note 2 of the Note to Consolidated Financial Statements for restatement information

The $3.8 million or 19.3% increase in noninterest expense is a result of increases in salaries and employee benefits, data processing, provision for credit losses for off-balance sheet exposures and other expenses. Salaries and employee benefits increased $2.0 million or 15.4% to $14.9 million from $12.9 million. The increase in salaries and employee benefits is primarily attributable to an overall increase in headcount between periods of 15.1%. At December 31, 2017 and 2016, the number of full-time equivalent employees was 107 and 93, respectively.

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Data processing increased $371 thousand or 33.1% to $1.5 million for the year ended December 31, 2017, compared to $1.1 million for the year ended December 31, 2016. The increase in data processing primarily relates to increases in transaction volume, strengthening automation and delivering of risk mitigating solutions to improve our customers’ banking experience.

Loan related expenses increased $131 thousand or 61.2% to $345 thousand for the year ended December 31, 2017, compared to $214 thousand for the year ended December 31, 2016. The increase is primarily attributable to the overall growth in First Choice’s loan portfolio between periods.

Customer service expenses increased $214 thousand or 53.0% to $618 thousand for the year ended December 31, 2017, compared to $404 thousand for the year ended December 31, 2016. A significant portion of our customer service expenses relate to support services we incur in connection with our 1031 exchange company customers.

First Choice’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. First Choice uses the same credit policies in making commitments as it does for loans reflected in the consolidated financial statements. The provision for credit losses related to off-balance sheet exposures increased $560 thousand to $563 thousand at December 31, 2017. First Choice’s reserve for off-balance sheet commitments, included in other liabilities in the Consolidated Balance Sheets was $1.0 million and $0.4 million at December 31, 2017 and 2016, respectively. First Choice’s commitments to extend credit increased by $82.8 million or 53.5% to $237.4 million at December 31, 2017 as compared to $154.6 million at December 31, 2016.

Other expenses increased $460 thousand or 40.6% to $1.6 million for the year ended December 31, 2017, compared to $1.1 million for the year ended December 31, 2016. The increase is primarily attributable to $152 thousand in expenses related to the formation of the of the holding company during 2017, a $95 thousand increase in director fees and increases in other expense accounts associated with growth of First Choice between periods.

Income Taxes. Income tax expense was $8.1 million and $5.9 million for the years ended December 31, 2017 and 2016, respectively. The effective tax rate for the year ended December 31, 2017 was 52.4% compared to 41.3% for the year ended December 31, 2016.

On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act into legislation, substantially amending the Internal Revenue Code. Under FASB ASC 740, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. As a result of this new legislation, First Choice recorded a write-down of $1.8 million from the re-measurement of deferred tax assets and liabilities resulting from the legislation’s decrease in the corporate Federal income tax rate from 35% to 21% beginning in 2018. This increase in tax expense had a 11.8% impact on our effective tax rate for the year ended December 31, 2017.

Comparison of Financial Condition at December 31, 2017 and December 31, 2016

General. Total assets at December 31, 2017 were $903.8 million, an increase of $41.1 million, or 4.8%, from $862.7 million at December 31, 2016. This increase is primarily due to the $46.7 million or 6.8% increase in loans receivable, net to $731.2 million at December 31, 2017 from $684.5 million at December 31, 2016.

Total liabilities at December 31, 2017 were $798.1 million, an increase of $37.9 million, or 5.0%, from $760.2 million at December 31, 2016. This increase is primarily due to increases in deposits of $16.1 million or 2.1%, to $772.7 million at December 31, 2017 from $756.6 million at December 31, 2016. There was also a $20.0 million increase in FHLB borrowings during the year ended December 31, 2017.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of cash, due from banks, interest-bearing deposits at other banks with original maturities of less than 90 days, federal funds sold and securities purchased under agreements to resell. Cash and cash equivalents decreased $6.9 million to $103.1 million at December 31, 2017 from $110.0 million at December 31, 2016. The decrease in cash and cash equivalents was primarily attributable to the $6.4 million decrease in securities purchased under agreements to resell to zero at December 31, 2017.

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Investment Securities

Investment securities held to maturity and reported at cost, adjusted for premiums and discounts when management has the positive intent and ability to hold to maturity. Investments not classified as trading securities nor as held to maturity securities are classified as available-for-sale securities and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income included in shareholders’ equity. Premiums or discounts on held-to-maturity and available-for-sale securities are amortized or accreted into income using the interest method. Realized gains or losses on sales of available-for-sale securities are recorded using the specific identification method.

The following tables present the carrying values of investment securities investment securities available-for-sale and held-to-maturity for the periods indicated:

	December 31,
	2017		2016		2015
	Fair Value	Percentage of Total	Fair Value	Percentage of Total	Fair Value	Percentage of Total
	(in thousands)
Investment securities, available-for-sale:
Mortgage-backed securities	$8,496	24.3%	$11,646	32.6%	$12,423	49.8%
Collateralized mortgage obligations	13,659	39.0%	14,298	39.9%	11,548	46.2%
SBA pools	10,305	29.4%	8,828	24.7%	-	0.0%
Mutual fund investment	2,542	7.3%	1,018	2.8%	1,001	4.0%
	$35,002	100.0%	$35,790	100.0%	$24,972	100.0%

	December 31,
	2017		2016		2015
	Amortized Cost	Percentage of Total	Amortized Cost	Percentage of Total	Amortized Cost	Percentage of Total
	(in thousands)
Investment securities, held-to-maturity:
U.S. Government and agency securities	$3,273	61.8%	$3,260	57.4%	$16,010	100.0%
Mortgage-backed securities	2,027	38.2%	2,415	42.6%	-	0.0%
	$5,300	100.0%	$5,675	100.0%	$16,010	100.0%

The following table presents the contractual maturities of investment securities investment securities available-for-sale and held-to-maturity as of December 31, 2017:

	December 31, 2017
	One Year or Less	After One Year Through Five Years	After Five Years Through Ten Years	After Ten Years	Total
	(in thousands)
Investment securities, available-for-sale:
Mortgage-backed securities	$—	$—	$—	8,496	$8,496
Collateralized mortgage obligations	—	—	—	13,659	13,659
SBA pools	—	—	—	10,305	10,305
Mutual fund investment	—	—	—	2,542	2,542
	$—	$—	$—	$35,002	$35,002
Weighted average yield:
Mortgage-backed securities	0.00%	0.00%	0.00%	2.20%	2.20%
Collateralized mortgage obligations	0.00%	0.00%	0.00%	2.29%	2.29%
SBA pools	0.00%	0.00%	0.00%	2.43%	2.43%
Mutual fund investment	0.00%	0.00%	0.00%	1.67%	1.67%
	0.00%	0.00%	0.00%	2.26%	2.26%

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	December 31, 2017
	One Year or Less	After One Year Through Five Years	After Five Years Through Ten Years	After Ten Years	Total
	(in thousands)
Investment securities, held-to-maturity:
U.S. Government and agency securities	$—	$—	$3,273	$—	$3,273
Mortgage-backed securities	—	—	—	2,027	2,027
	$—	$—	$3,273	$2,027	$5,300
Weighted average yield:
U.S. Government and agency securities	0.00%	0.00%	2.05%	0.00%	2.05%
Mortgage-backed securities	0.00%	0.00%	0.00%	2.81%	2.81%
	0.00%	0.00%	2.05%	2.81%	2.33%

At December 31, 2017, we held investment securities issued by Fannie Mae whose market value represented approximately 16.0% of shareholders’ equity. No other issuers represented 10% or more of First Choice’s shareholders’ equity at December 31, 2017. At December 31, 2017, securities with a carrying amount of $5.3 million were pledged to the Federal Reserve Bank as collateral for a $5.1 line of credit. There were no borrowings under this line of credit for the year ended December 31, 2017.

Loans. Loans are the single largest contributor to our net income. At December 31, 2017, loans held for investment totaled $731.2 million. It is our goal to continue to grow the balance sheet through the origination and acquisition of high quality loans. This effort will serve to maximize our yield on earning assets. We continue to manage its loan portfolio in accordance with what we believe are conservative and proper loan underwriting policies. Every effort is made to minimize credit risk, while tailoring loans to meet the needs of our target market. Continued balanced growth is anticipated over the coming years. The following table shows the composition of our loan portfolio as of the date indicated:

	December 31,
	2017	Percentage of Total	2016	Percentage of Total	2015	Percentage of Total	2014	Percentage of Total	2013	Percentage of Total
	(in thousands)
Construction and land development	$115,427	15.54%	$110,696	15.94%	$119,158	18.14%	$55,663	10.97%	$6,968	2.00%
Real estate:
Residential	62,719	8.44%	84,266	12.13%	45,479	6.92%	62,460	12.31%	103,932	29.85%
Commercial real estate - owner occupied	53,106	7.15%	53,741	7.74%	61,983	9.44%	36,316	7.16%	33,991	9.76%
Commercial real estate - non-owner occupied	252,114	33.94%	194,720	28.04%	226,671	34.51%	180,325	35.53%	130,694	37.54%
Commercial and industrial	169,184	22.78%	161,666	23.28%	123,498	18.80%	110,125	21.70%	33,912	9.74%
SBA loans	89,430	12.04%	81,042	11.67%	80,058	12.19%	62,626	12.34%	38,699	11.11%
Consumer	828	0.11%	8,329	1.20%	—	0.00%	—	0.00%	—	0.00%
Gross loans	$742,808	100.00%	$694,460	100.00%	$656,847	100.00%	$507,515	100.00%	$348,196	100.00%
Net deferred loan fees (costs)	(400)		187		(614)		(787)		(237)
Net (discount) premium on purchased loans	(695)		1,438		(76)		(170)		737
Allowance for loan losses	(10,497)		(11,599)		(11,415)		(8,501)		(5,749)
Loans receivable, net	$731,216		$684,486		$644,742		$498,057		$342,947

Loans receivable, net increased $46.7 million, or 6.8% at December 31, 2017 to $731.2 million, compared to $684.5 at December 31, 2016. The increase in our loan portfolio is comprised of changes in the following principal categories discussed below:

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Construction and land development loans. We provide construction financing for one to four-unit residences and commercial development projects, especially medical office buildings, and land loans for projects in the development process, prior to receiving a building permit. We also provide financing for purchase, refinance, or construction of owner-occupied and non-owner occupied commercial real estate properties.

Construction and land development loans increased $4.7 million or 4.3% to $115.4 million from $110.7 million at December 31, 2016.

Real estate loans - residential. Residential loans include loans originated or purchased within the marketplace from unaffiliated third parties. Residential real estate loans decreased $21.5 million or 25.6% to $62.7 million from $84.3 million at December 31, 2016 and represented 8.4% and 12.1%, respectively, of our total loan portfolio. This decrease was a result of prepayments and maturities within the portfolio.

Commercial real estate loans. We provide financing for the purchase or refinance of owner-occupied and non-owner-occupied commercial real estate. These loans are typically secured by first mortgages. At December 31, 2017 and 2016, commercial real estate loans, both owner-occupied and non-owner-occupied, totaled $305.2 million and $248.5 million, respectively. The $56.8 million or 22.8% increase in commercial real estate loans during the year ended December 31, 2017 was primarily related to increases in loans collateralized by hospitality and shopping centers.

A property is owner-occupied when the primary source of repayment is not derived from third party, nonaffiliated, rental income associated with the property (i.e., any such rental income is less than 50 percent of the source of repayment). For owner-occupied properties, the primary source of repayment is usually the cash flow generated by the occupying business. First Choice usually considers the ability of the occupying business, borrower, and guarantors, if any, to repay the debt. Nevertheless, collateral-focused guidance such as supervisory loan-to-value and appraisals or evaluations remains relevant to the financing of these properties. Properties such as hospitals, recreational facilities, and car washes are considered owner-occupied unless leased to an unaffiliated party.

When a property is partially leased to an unaffiliated tenant, the property’s classification is determined by the primary source of repayment. If 50 percent or more of the primary source of repayment is derived from third-party, unaffiliated income, the property is considered non-owner-occupied. Hotels, motels, dormitories, nursing homes, assisted-living facilities, mini-storage warehouse facilities, and similar properties are considered non-owner-occupied.

Our single largest concentration of CRE loans is to hospitality owners, which comprise 26.1% and 21.1% of total commercial real estate loans at December 31, 2017 and 2016, respectively. Because some of the members of First Choice’s Board of Directors are active in the hospitality business, we have had many opportunities to provide financing on hotel properties. These are not loans to any of our board members, nor to members of their immediate families, but often to other hotel owners referred to us by these directors. First Choice carefully manage this concentration and the levels of hospitality loans measured against our risk-based capital are reported to First Choice’s Board of Directors monthly.

Commercial and industrial loans. Commercial lending activity is directed principally toward businesses whose demand for funds falls within our legal lending limit. First Choice’s primary business focus is companies which are manufacturers, wholesalers, distributors, services companies and professionals. Our typical customers are businesses whose annual revenue is between $1 million to $50 million. These loans include lines of credit, term loans, equipment financing, agri-business loans, letters of credit, working capital loans. First Choice makes loans to borrowers secured by accounts receivable and inventory managed against a borrowing base.

Commercial and industrial loans increased $7.5 million or 4.7% to $169.2 million from $161.7 million at December 31, 2016. The increase is due to overall increases in our lending activity during 2017.

Small Business Administration (SBA) loans. We offer small business loans through the Small Business Administration’s 7(a) program. We originate and service, as well as sell the guaranteed portion of these loans. The SBA’s 7(a) program provides up to a 75% guaranty for loans greater than $150,000. For loans $150,000 or less, the program provides up to an 85% guaranty. The maximum 7(a) loan amount is $5 million. The guaranty is conditional and covers a portion of the risk of payment default by the borrower, but not the risk of improper closing and servicing by the lender. At December 31, 2017, SBA 7(a) loans totaled $53.4 million, an increase of $14.7 million or 38.0% from $38.7 million at December 31, 2016. The SBA 504 program consists of real estate backed commercial mortgages where First Choice has the first mortgage and the SBA has the second mortgage on the property. Generally, First Choice has a less than 65 percent loan to value ratio on SBA 504 program loans at origination. At December 31, 2017, SBA 504 loans totaled $36.0 million, a decrease of $6.4 million or 14.9% from $42.4 million at December 31, 2016.

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We typically sell in the secondary market the entire SBA 504 loan and the SBA-guaranteed portion of the SBA (7a) loans (generally 75% of the principal balance) of the loans we originate. Consideration for the sales includes the cash received as well as the related servicing rights asset. First Choice receives servicing fees ranging from 0.25% to 1.00% for the services provided. During the years ended December 31, 2017 and 2016, we originated $59.3 million and $31.2 million, respectively, of SBA 7(a) loans and $26.7 million and $2.5 million, respectively, of SBA 504 loans. We sold $35.3 million and $33.7 million of SBA 7(a) loans for the years ended December 31, 2017 and 2016, respectively.

Capitalized servicing rights as of December 31, 2017 totaled $2.6 million, compared to $2.3 million as of December 31, 2016, and are classified as servicing assets, net, on the consolidated balance sheets. SBA loans serviced for others totaled $140.4 million at December 31, 2017 and $119.5 million at December 31, 2016. The risks inherent in servicing assets relate primarily to changes in prepayments that result from shifts in interest rates.

As of December 31, 2017 our SBA portfolio totaled $89.4 million of which $10.9 million is guaranteed by the SBA and $78.5 million is unguaranteed. Of the $78.5 million unguaranteed SBA portfolio, $73.8 million is secured by real estate and land and $4.7 million is unsecured or secured by business assets. As of December 31, 2016, our SBA portfolio totaled $81.0 million of which $4.2 million is guaranteed by the SBA and $76.8 million is unguaranteed, of which $73.7 million is secured by real estate and $3.1 million is unsecured or secured by business assets. We monitor the unguaranteed portfolio by type of real estate collateral. As of December 31, 2017, $28.0 million or 35.7% of $78.5 million unguaranteed SBA loans are secured by industrial/warehouse; $24.4 million or 31.1% by hospitality; and, $26.1 million or 33.3% by other real estate types.

Loan Maturities. The following table presents the contractual maturities and the distribution between fixed and adjustable interest rates for loans held for investment at December 31, 2017:

	December 31, 2017
	Within One Year		After One Year Through Five Years		After Five Years
	Fixed	Adjustable Rate	Fixed	Adjustable Rate	Fixed	Adjustable Rate	Total
	(in thousands)
Construction and land development	$845	$57,135	$1,602	$45,129	$—	$10,716	$115,427
Real estate:
Residential	—	—	—	—	2,156	60,563	62,719
Commercial real estate - owner occupied	3,303	2,701	4,979	6,305	7,042	28,776	53,106
Commercial real estate - non-owner occupied	16,949	14,616	33,676	55,752	14,310	116,811	252,114
Commercial and industrial	4,199	29,099	14,224	34,584	11,176	75,902	169,184
SBA loans	—	9,618	1,986	2,248	4,381	71,197	89,430
Consumer	—	828	—	—	—	—	828
	$25,296	$113,997	$56,467	$144,018	$39,065	$363,965	$742,808

Commercial Real Estate Concentration. The following table presents the components of loans held for investment at December 31, 2017:

	December 31, 2017		December 31, 2016
	Amount	Percentage	Amount	Percentage
	(in thousands)
Construction and land development	$115,427	15.54%	$110,696	15.94%
Real estate:
Residential	62,719	8.44%	84,266	12.13%
Commercial real estate - owner occupied	53,106	7.15%	53,741	7.74%
Commercial real estate - non-owner occupied	252,114	33.94%	194,720	28.04%
Commercial and industrial	169,184	22.78%	161,666	23.28%
SBA loans	89,430	12.04%	81,042	11.67%
Consumer	828	0.11%	8,329	1.20%
	$742,808	100.00%	$694,460	100.00%

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Under a 2006 Interagency Guidance issued by the federal banking regulatory agencies, a limitation of 300% of total risk-based capital was established for commercial real estate loans, including multi-family and non-farm nonresidential property and loans for construction and land development. In addition, a limitation of 100% of total risk-based capital was established for construction and land development loans. An institution exceeding the thresholds should have heightened risk management practices appropriate to the degree of commercial real estate loan concentration risk of these loans in their portfolios and consistent with the Interagency Guidance. We believe we are in compliance with the Interagency Guidance, because we have heightened risk management practices for our commercial real estate portfolio, including our construction and land development loans. Quarterly, we stress test our CRE portfolios as part of our risk management practices (refer to page 148)

As of December 31, 2017 and 2016, 309.4% and 285.5%, respectively, of our total risk-based capital (as defined by the federal bank regulators), consisted of loans secured by commercial real estate. In addition, as of December 31, 2017 and 2016, approximately 19% and 17%, respectively, of our loan portfolio, or 99.1% and 98.8%, respectively, of our total risk based capital, consisted of loans secured by commercial real estate under construction and land development. Historically, we have managed loan concentrations by selling participations in, or whole loan sales of, certain loans, primarily commercial real estate and construction loan production.

In addition, as of December 31, 2017 and 2016, hospitality loans represented approximately 97.1% and 83.3%, respectively, of our risk based capital. First Choice has historically provided loans to borrowers in the hospitality industry, First Choice has internal guidance to limit hospitality industry commitments to 150% of total risk-based capital, and we attempt to meet this guidance by participating certain hospitality loans to other lenders.

Most of our real property collateral is located within Southern California. In the past, particularly in the recession of 2007-2009, there has been a significant decline in real estate values in many parts of California, including certain parts of our service areas. If this were to happen again, the collateral for our loans may provide less security than when the loans were originated. A decline in real estate values could have an adverse impact on us by limiting repayment of defaulted loans through sale of commercial and residential real estate collateral and by a likely increase in the number of defaulted loans to the extent that the financial condition of our borrowers is adversely affected by such a decline in real estate values. The adverse effects of the foregoing matters upon our real estate portfolio could necessitate a material increase in our provision for loan losses.

Our commercial and industrial loan portfolio was $169.2 million and $161.7 million at December 31, 2017 and 2016, respectively, comprising 22.8% and 23.3%, respectively, of total loans. Commercial and industrial loans often carry larger loan balances and can involve a greater degree of financial and credit risks. Any significant failure to pay on time by our customers would impact our earnings. The increased financial and credit risk associated with these types of loans is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the size of the loan balances, the effects of general economic conditions on the underlying businesses, income-producing properties, and the increased difficulty of evaluating and monitoring these types of loans. The repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate or commercial project. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired. This cash flow shortage may result in the failure to make loan payments. In such cases, we may be compelled to modify the terms of the loan. In addition, the nature of these loans is such that they are generally less predictable and more difficult to evaluate and monitor. As a result, repayment of these loans may, to a greater extent than residential loans, be subject to adverse conditions in the real estate market or economy.

The Board of Directors has approved concentration levels (as a percentage of capital) for various loan types based on our business plan and historical loss experience. On a quarterly basis, management provides a loan concentration report to the board with information relating to concentrations. Management’s review of possible concentrations includes an assessment of loans to multiple borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions.

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Problem Loans. Loans are considered delinquent when principal or interest payments are past due 30 days or more; delinquent loans may remain on accrual status between 30 days and 89 days past due. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Typically, the accrual of interest on loans is discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, there is a reasonable doubt as to collectibility in the normal course of business. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Loans are restored to accrual status when loans become well-secured and management believes full collectibility of principal and interest is probable. A loan is considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans include loans on nonaccrual status and performing restructured loans. Depending on a particular loan’s circumstances, we measure impairment of a loan based upon either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral less estimated costs to sell if the loan is collateral dependent. A loan is considered collateral dependent when repayment of the loan is based solely on the liquidation of the collateral. Fair value of the collateral, where possible, is determined by independent appraisals, typically on an annual basis once a loan is placed on non-accrual status. Between appraisal periods, the fair value may be adjusted based on specific events, such as if deterioration of quality of the collateral comes to our attention as part of our problem loan monitoring process, or if discussions with the borrower lead us to believe the last appraised value no longer reflects the actual market for the collateral. The impairment amount on a collateral-dependent loan is charged-off to the allowance if deemed not collectible and the impairment amount on a loan that is not collateral-dependent is set up as a specific reserve. In cases where a borrower experiences financial difficulties and we make certain concessionary modifications to contractual terms, the loan is classified as a troubled debt restructuring, or TDR. These concessions may include a reduction of the interest rate, principal or accrued interest, extension of the maturity date or other actions intended to minimize potential losses. Loans restructured at a rate equal to or greater than that of a new loan with comparable risk at the time the loan is modified may be excluded from restructured loan disclosures in years subsequent to the restructuring if the loans are in compliance with their modified terms. A restructured loan is considered impaired despite its accrual status and a specific reserve is calculated based on the present value of expected cash flows discounted at the loan’s effective interest rate or the fair value of the collateral less estimated costs to sell if the loan is collateral dependent. Real estate we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as OREO until sold, and is carried at the estimated fair value less estimated costs to sell at the time of transfer.

First Choice categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. First Choice analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. First Choice uses the following definitions for risk ratings:

Pass - Loans classified as pass include loans not meeting the risk ratings defined below.

Special Mention - Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Impaired - A loan is considered impaired, when, based on current information and events, it is probable that First Choice will be unable to collect all amounts due according to the contractual terms of the loan agreement.

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The following tables present the unpaid principal balances of potential problem loans, defined as loans classified as special mention, substandard or impaired, at December 31, 2017 and 2016:

	December 31, 2017
		Real Estate
	Construction and land development	Residential	Commercial real estate - owner occupied	Commercial real estate - non-owner occupied	Commercial and industrial	SBA loans	Consumer	Total
	(in thousands)
Special Mention	$—	$—	$—	$—	$6,871	$4,130	$—	$11,001
Substandard	—	—	—	—	—	526	—	526
Impaired	—	—	—	—	634	1,200	—	1,834
Total	$—	$—	$—	$—	$7,505	$5,856	$—	$13,361

	December 31, 2016
		Real Estate
	Construction and land development	Residential	Commercial real estate - owner occupied	Commercial real estate - non-owner occupied	Commercial and industrial	SBA loans	Consumer	Total
	(in thousands)
Special Mention	$—	$—	$8,987	$—	$3,769	$134	$—	$12,890
Substandard	—	—	—	—	2,902	—	—	2,902
Impaired	—	—	—	—	1,487	1,862	—	3,349
Total	$—	$—	$8,987	$—	$8,158	$1,996	$—	$19,141

Nonperforming Assets. Non-performing assets are defined as non-performing loans (defined as accruing loans past due 90 days or more, non-accrual loans and performing troubled-debt restructurings (“TDRs”)) plus real estate acquired through foreclosure. The table below reflects the composition of non-performing assets:

	December 31,
	2017	2016	2015	2014	2013
	(in thousands)
Accruing loans past due 90 days or more	$—	$—	$—	$—	$—
Non-accrual	—	—	—	—	—
Troubled debt restructurings on non-accrual	1,834	3,349	3,914	—	446
Total non-performing loans	1,834	3,349	3,914	—	446
Foreclosed assets	—	—	—	—	—
Total non-performing assets	$1,834	$3,349	$3,914	$—	$446

Non-performing loans as a percentage of gross loans	0.25%	0.48%	0.60%	0.00%	0.13%
Non-performing assets as a percentage of total assets	0.20%	0.39%	0.48%	0.00%	0.10%

At December 31, 2017 and 2016, all troubled debt restructurings were performing in accordance with their restructured terms.

The following table sets forth the allocation of our nonperforming loans among our different asset categories as of the dates indicated. Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest, and loans modified under troubled debt restructurings. The balances of nonperforming loans reflect the net investment in these assets.

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	December 31,
	2017	2016	2015
	(in thousands)
Non-accrual loans:
Construction and land development	$—	$—	$—
Real estate:
Residential	—	—	—
Commercial real estate - owner occupied	—	—	—
Commercial real estate - non-owner occupied	—	—	—
Commercial and industrial	634	1,487	3,267
SBA loans	1,200	1,862	647
Consumer	—	—	—
Total non-performing loans	$1,834	$3,349	$3,914

Troubled Debt Restructurings. At December 31, 2017 and 2016, First Choice had approximately $1.8 million and $3.3 million, respectively, in recorded investment in loans identified as troubled debt restructurings (“TDR’s”) and had allocated approximately $504 thousand and $1.6 million, respectively, as specific reserves for these loans. First Choice has not committed to lend any additional amounts to customers with outstanding loans that are classified as TDR’s as of December 31, 2017.

During the year ended December 31, 2017 and 2016, loan modifications resulting in TDR status generally included one or a combination of the following: extensions of the maturity date, principal payment deferments or signed forbearance agreement with a payment plan.

Allowance for Loan losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the un-collectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each segment.

First Choice determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that First Choice will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. First Choice selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

General reserves cover non-impaired loans and are based on historical loss rates for each portfolio segment or peer group historical data, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions; changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit; and the effect of other external factors such as competition and legal and regulatory requirements.

Portfolio segments identified by First Choice include construction and land development, real estate, commercial and industrial, single-family and multifamily, and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to-income, collateral type and loan-to-value ratios.

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The table below presents a summary of activity in First Choice’s allowance for loan losses for the periods presented:

	Year ended December 31,
	2017	2016	2015	2014	2013
	(in thousands)
Balance, beginning of period	$11,599	$11,415	$8,501	$5,749	$3,255
Charge-offs:
Construction and land development	-	-	-	-	-
Real estate:
Residential	-	-	-	-	-
Commercial real estate - owner occupied	-	-	-	-	-
Commercial real estate - non-owner occupied	-	-	-	-	-
Commercial and industrial	(1,386)	(1,556)	(31)	-	-
SBA loans	(459)	-	(174)	-	-
Consumer	-	-	-	-	-
	(1,845)	(1,556)	(205)	-	-
Recoveries:
Construction and land development	-	-	-	7	-
Real estate:
Residential	-	-	-	-	-
Commercial real estate - owner occupied	-	-	-	-	-
Commercial real estate - non-owner occupied	-	-	-	-	-
Commercial and industrial	56	-	-	-	64
SBA loans	45	-	-	-	-
Consumer	-	-	-	-	-
	101	-	-	7	64
Net charge-offs	(1,744)	(1,556)	(205)	7	64
Provision for loan losses	642	1,740	3,119	2,745	2,430
Balance, end of period	$10,497	$11,599	$11,415	$8,501	$5,749

Gross loans outstanding	$742,808	$694,460	$656,847	$507,515	$348,196
Average loans outstanding	$739,935	$673,635	$597,093	$415,478	$259,074

Allowance for loan losses as a percentage of gross loans	1.41%	1.67%	1.74%	1.68%	1.65%
Ratio of net charge-offs to average loans	0.24%	0.23%	0.03%	0.00%	(0.02%)

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The following table shows the allocation of the allowance for loan losses by loan type:

	December 31, 2017		December 31, 2016		December 31, 2015		December 31, 2014		December 31, 2013
	Allowance for Loan Losses	% of Loans in Each Category to Total Loans	Allowance for Loan Losses	% of Loans in Each Category to Total Loans	Allowance for Loan Losses	% of Loans in Each Category to Total Loans	Allowance for Loan Losses	% of Loans in Each Category to Total Loans	Allowance for Loan Losses	% of Loans in Each Category to Total Loans
	(in thousands)
Construction and land development	$1,597	15.54%	$1,827	15.94%	$2,491	18.14%	$953	10.97%	$119	2.00%
Real estate:
Residential	375	8.44%	924	12.13%	589	6.92%	1,069	12.31%	1,768	29.85%
Commercial real estate - owner occupied	655	7.15%	618	7.74%	746	9.44%	606	7.16%	539	9.76%
Commercial real estate - non-owner occupied	3,136	33.94%	2,501	28.04%	3,142	34.51%	2,997	35.53%	2,047	37.54%
Commercial and industrial	3,232	22.78%	3,541	23.28%	2,171	18.80%	1,852	21.70%	698	9.74%
SBA loans	1,494	12.04%	2,086	11.67%	2,276	12.19%	1,024	12.34%	578	11.11%
Consumer	8	0.11%	102	1.20%	—	0.00%	—	0.00%	—	0.00%
	$10,497		$11,599		$11,415		$8,501		$5,749

Loan held for sale. Loans held for sale primarily consist of commercial real estate loans, SBA 504 loans and the guaranteed portion of SBA 7a loans that are originated and intended for sale in the secondary market. Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. At December 31, 2017, loans held for sale were $10.6 million, an increase of $2.3 million from $8.3 million at December 31, 2016. The increase in loans held for sale was primarily attributable to the origination of $75.8 million in loans, offset by the sale of $73.3 million in loans during the year.

SBA loans sold during the year ended December 31, 2017 totaled $35.3 million, compared to $33.7 million in the year ended December 31, 2016. Total gains on sale of SBA loans were $3.2 million and $3.0 million for the years ended December 31, 2017 and 2016, respectively. SBA loans serviced for others totaled $140.4 million at December 31, 2017 and $119.5 million at December 31, 2016.

During the year ended December 31, 2017, we sold commercial real estate loans totaling $38.0 million, where servicing was not retained. These loans were sold to maintain our loan concentration limits and resulted in gains of $442 thousand. We sold $13.0 million of commercial real estate loans during the year ended December 31, 2016, resulting in a gain of $223 thousand.

Deposits. Total deposits increased $16.1 million, or 2.1%, to $772.7 million at December 31, 2017 from $756.6 million at December 31, 2016. Noninterest-bearing demand deposits increased $84.8 million, or 56.3% to $235.6 million at December 31, 2017 from $150.8 million at December 31, 2016. Interest-bearing money market, NOW and savings deposits decreased $74.6 million, or 16.7%, to $372.2 million at December 31, 2017 from $446.8 million at December 31, 2016. Timed deposits increased $5.9 million, or 3.7%, to $164.9 million at December 31, 2017 from $159.0 million at December 31, 2016.

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First Choice qualifies to participate in a state public deposits program that allows it to receive deposits from the state or from political subdivisions within the state in amounts that would not be covered by FDIC. This program provides a stable source of funding to First Choice. As of December 31, 2017, deposit balances under this program totaled $40 million. In connection with our participation in this program, $44 million in loans pledged with the FHLB serve as collateral for $44 million in letters of credit issued by FHLB as collateral for the state public deposits.

Timed deposits include brokered deposits of $52.6 million and $35.5 million at December 31, 2017 and 2016, respectively.

The following table summarized the composition of total deposits:

	December 31, 2017		December 31, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(in thousands)
Noninterest-bearing demand	$235,584	30.49%	$150,764	19.93%	$158,377	22.35%
Money market, NOW and savings	372,209	48.17%	446,829	59.06%	428,254	60.45%
Time deposits	164,886	21.34%	158,968	21.01%	121,867	17.20%
	$772,679	100.00%	$756,561	100.00%	$708,498	100.00%

The following table shows time deposits of $250,000 or more by time remaining until maturity:

December 31, 2017
(in thousands)
Three months or less	$42,037
Over three months through six months	2,380
Over six months through twelve months	1,417
Over twelve months	36,076
$81,910

The following table presents the average balance and cost of deposits for the periods indicated:

	Year Ended December 31,
	2017		2016		2015
	Average Amount	Rate	Average Amount	Rate	Average Amount	Rate
	(in thousands)
Noninterest-bearing demand	$199,766	0.00%	$107,056	0.00%	$105,206	0.00%
Interest-bearing deposits:
Interest checking	243,568	1.08%	263,584	1.10%	262,853	1.12%
Money market	73,734	0.66%	103,526	0.32%	48,223	0.47%
Savings	85,315	0.93%	88,790	0.95%	108,418	0.99%
Time deposits	106,731	1.16%	110,064	1.34%	91,159	1.37%
Brokered TCDs/ CDARS	45,000	1.44%	22,111	1.66%	18,535	0.25%
	$754,114	0.77%	$695,131	0.85%	$634,394	0.87%

Federal Home Loan Bank Borrowings

In addition to deposits, we use short-term borrowings, such as FHLB advances, as a source of funds to meet the daily liquidity needs of our customers and fund growth in earning assets. Federal Home Loan Bank borrowings increased $20.0 million to $20.0 million at December 31, 2017 from zero at December 31, 2016. At December 31, 2017, First Choice had an available borrowing capacity with the Federal Home Loan Bank of San Francisco (“FHLB”) in which it can borrow up to $211.4 million. During the year ended December 31, 2017, we borrowed $20.0 million under this line. At December 31, 2017, total FHLB borrowings were $20.0 million and First Choice has pledged loans in the amount of $495.6 million as collateral for this line.

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	2017	2016	2015
	(in thousands)
FHLB advances:
Average amount outstanding during the year	$20,384	$19,852	$14,849
Maximum month-ending amount outstanding during the year	60,000	43,000	61,000
Balance, end of period	20,000	-	6,000
Interest rate, end of period	1.41%	0.00%	1.22%
Weighted average rate during the year	1.16%	0.67%	0.63%

Senior secured notes

On December 22, 2017, First Choice entered into a loan agreement with an affiliated bank to borrow up to $10 million. This facility is secured by 100% of the common stock of First Choice Bank and bears interest, due quarterly, at a rate of U.S. Prime plus 0.25% and matures on December 22, 2019 (“Maturity Date”). The terms of the loan agreement require First Choice Bank to maintain minimum capital ratios, a minimum return on average assets, certain minimum loan and asset ratios and other covenants, including (i) leverage ratio greater than or equal to 9.0%, (ii) tier 1 capital ratio greater than or equal to 11.0% and $90.0 million, (iii) total capital ratio greater than or equal to 12.0%, (iv) CET1 capital ratio greater than or equal to 11.0%, (v) return on average assets greater than or equal to 0.85%, (vi) total loans to total assets less than or equal to 85.0% and (vii) classified assets to Tier 1 capital plus the allowance for loan losses of less than or equal to 35.0%. In the event of default, the lender has the option to declare all outstanding balances as immediately due.

Upon maturity, First Choice will pay a lookback fee equal to sum of (i) 0.25% of the portion of the loan not requested and drawn on December 22, 2018 (“Anniversary Date”) and (ii) 0.25% of the portion of the loan not requested and drawn between the Anniversary Date and Maturity Date. On February 27, 2018, First Choice received approval increasing the available credit under this facility from $10.0 million to $25.0 million, subject to completion of the merger with PCB.

At December 31, 2017, the outstanding balance under the facility totaled $350 thousand and the interest rate was 4.75%. At December 31, 2017, First Choice was in compliance with all loan covenants on the facility.

Other borrowings

First Choice may borrow up to $42.0 million overnight on an unsecured basis from three of its primary correspondent banks. There were no borrowings under these arrangements during the years ended December 31, 2017 and 2016.

As of December 31, 2017, First Choice had borrowing capacity of approximately $5.1 million with the Federal Reserve Bank discount window. First Choice had pledged investment securities in the amount of $5.3 million as collateral for this line. There were no borrowings under this arrangement during the years ended December 31, 2017 and 2016.

Shareholders’ Equity. Total shareholders’ equity increased $3.2 million, or 3.11%, to $105.7 million at December 31, 2017 from $102.5 million at December 31, 2016. The increase in total shareholders’ equity is primarily attributable to $7.4 million in net earnings and $1.5 million in share-based compensation, partially offset by $5.8 million in cash dividends during the year ended December 31, 2017.

Summary of Critical Accounting Policies

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial position and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates.

A description of selected critical accounting policies that are of particular significance to First Choice include:

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the un-collectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each segment.

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First Choice determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. First Choice selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

First Choice recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment as described above.

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

General reserves cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions; changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit; and the effect of other external factors such as competition and legal and regulatory requirements.

Portfolio segments identified by First Choice include construction and land development, real estate, commercial and industrial, and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to-income, collateral type and loan-to-value ratios for consumer loans.

Loan Sales and Servicing of Financial Assets. We originate SBA loans and sell the guaranteed portions in the secondary market. Servicing rights are recognized separately when they are acquired through sale of loans. Servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of loans. Fair value is based on a valuation model that calculates the present value of estimated future cash flows from the servicing assets. The valuation model uses assumptions that market participants would use in estimating cash flows from servicing assets, such as the cost to service, discount rates and prepayment speeds. First Choice compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. Servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. For purposes of measuring impairment, First Choice has identified each servicing asset with the underlying loan being serviced. A valuation allowance is recorded where the fair value is below the carrying amount of the asset. If we later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayments speeds and changes in the discount rates.

Deferred Income Taxes. Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in earnings in the period that includes the enactment date. A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized.

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First Choice has adopted guidance issued by the Financial Accounting Standards Board (“FASB”) that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the consolidated financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Income tax positions must meet a more likely than not recognition threshold to be recognized. For the year ended December 31, 2017 and 2016, no adjustment for uncertain tax positions has been made in the consolidated financial statements. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

Fair Value Measurements. The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic606)(“ASU 2014-09”). ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2015-14, Revenue from Contracts with Customers (Topic 606) (“ASU 2015-14”) was issued in August 2015 which defers adoption to annual reporting periods beginning after December 15, 2017. The timing of First Choice’s revenue recognition is not expected to materially change. First Choice’s largest portions of revenue, interest and fees on loans and gain on sales of loans, are specifically excluded from the scope of the guidance, and First Choice currently recognizes the majority of the remaining revenue sources in a manner that management believes is consistent with the new guidance. Because of this, management believes that revenue recognized under the new guidance will generally approximate revenue recognized under current GAAP. These observations are subject to change as the evaluation is completed.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10):Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). This guidance changes how entities account for equity investments that do not result in consolidation and are not accounted for under the equity method of accounting. Entities will be required to measure these investments at fair value at the end of each reporting period and recognize changes in fair value in net income. A practicability exception will be available for equity investments that do not have readily determinable fair values; however, the exception requires First Choice to adjust the carrying amount for impairment and observable price changes in orderly transactions for the identical or a similar investment of the same issuer. This guidance also changes certain disclosure requirements and other aspects of current US GAAP. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within the fiscal year. Early adoption is permitted for only one of the six amendments. First Choice has evaluated its applicable equity investments and determined that they qualify for the measurement exception, which allows those investments to be measured at cost less any impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Any impairment will be recorded prospectively through earnings, with related disclosures to be made.

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In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). The new guidance establishes the principles to report transparent and economically neutral information about the assets and liabilities that arise from leases. Entities will be required to recognize the lease assets and lease liabilities that arise from leases in the statement of financial position and to disclose qualitative and quantitative information about lease transactions, such as information about variable lease payments and options to renew and terminate leases. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within the fiscal year. First Choice is currently evaluating the impact of the adoption of ASU 2016-02 to determine the potential impact it will have on its consolidated financial statements. First Choice’s assets and liabilities will increase based on the present value of the remaining lease payments for leases in place at the adoption date; however, this is not expected to be material to First Choice’s consolidated results of operations.

In March 2016, the FASB issued ASU 2016-05, Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships (“ASU 2016-05”). The new guidance clarifies that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under Topic 815 does not, in and of itself, require de-designation of that hedging relationship provided that all other hedge accounting criteria continue to be met. This guidance is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The adoption of this guidance did not have a significant impact on First Choice’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The new guidance simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Entities will be required to recognize the income tax effects of awards in the income statement when the awards vest or are settled. This guidance is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. For the year ended December 31, 2017, excess tax benefits of approximately $167 thousand were recorded against income tax expense in the income statement, which previously would have been recorded against stockholders’ on the consolidated balance sheet.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326)(“ASU 2016-13”). This guidance is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this guidance replace the incurred loss impairment methodology in current US GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. This ASU will be effective for fiscal years beginning after December 15, 2019. Early adoption is available as of the fiscal year beginning after December 15, 2018. First Choice is evaluating the provisions of the guidance, and will closely monitor developments and additional guidance to determine the potential impact on First Choice’s consolidated financial statements. Management is in the process of identifying the methodologies and the additional data requirements necessary to implement the guidance and has engaged an existing third party service provider to assist in implementation.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) (“ASU 2016-15”). This guidance clarifies and provides guidance on several cash receipt and cash payment classification issues, including debt prepayment and extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions, and separately identifiable cash flows and application of the predominance principle. The amendments in this guidance are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The adoption of this guidance on January 1, 2018 did have a significant impact on First Choice’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”). This guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this guidance are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The adoption of this guidance on January 1, 2018 did not have a significant impact on First Choice’s consolidated financial statements.

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In February 2018, the FASB issued ASU 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which amends the guidance for reporting comprehensive income. ASU 2018-02 allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the enactment of the Tax Cuts and Jobs Act, signed into law on December 22, 2017. ASU 2018-02 is effective for periods beginning after December 15, 2018 and early adoption is permitted. Upon adoption, the requirements of ASU 2018-02 must be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the legislation is recognized. First Choice early-adopted this standard as of December 31, 2017 and recognized an $89 thousand reclassification adjustment, which is reflected in the consolidated statement of changes in stockholders’ equity.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk. Market risk represents the risk of loss or reduced earnings due to changes in market values of assets and liabilities. We incur market risk in the normal course of business through exposures to market interest rates, equity prices, and credit spreads. First Choice has historically experienced positive loan growth and therefore maintains the majority of it investments portfolio in cash equivalent assets. Market risk may include more than one type of risk and can quickly impact First Choice’s earnings and the economic value of its assets, liabilities, and off-balance sheet items.

Interest Rate Risk. Our primary market risk is interest rate risk. Interest rate risk results when our interest-earning asset and interest-bearing liabilities reprice or mature on a different basis and frequency. Interest rate risk also arises when our asset, liabilities and off-balance sheet contracts, such as loan commitments, react differently to changes in interest rates. We may experience interest rate risk based on shifts in the timing or maturity of assets and liabilities from loan prepayments, securities prepayments and calls and deposit withdrawal options. Interest rates may also affect loan demand, credit losses, origination volume and other items affecting earnings. The fed funds target rate is the single most influential rate for triggering balance sheet repricing. Significant volumes of assets and liabilities are indexed to fed funds target, prime rate or LIBOR, and the movement in these instruments initiates a chain-reaction of balance sheet repricing.

We are also exposed to interest rate risk through our SBA lending activities, in which we sell the guaranteed portion of SBA loans and retain the unguaranteed portion and related servicing rights. Our SBA loan portfolio is comprised primarily of SBA 504 loans and SBA 7(a) loans, which are often adjustable loans tied to prime rates. Our SBA portfolio reacts differently when interest rates rise than our other non-guaranteed portfolios. Generally, when interest rates rise, prepayments within our SBA portfolio tend to increase.

Since our earnings are primarily dependent on our ability to generate net interest income we focus on actively monitoring and managing the effects of adverse changes in interest rates on our net interest income. Management of our interest rate risk is overseen by our Asset Liability Committee (“ALCO”). ALCO ensures that First Choice is following the appropriate and current regulatory guidance in the formulation and implementation of our interest rate risk program. The Board of First Choice reviews the results of First Choice’s interest rate risk modeling quarterly to ensure that First Choice has appropriately measured its interest rate risk, mitigated its exposures appropriately and residual risk is acceptable. In addition to its annual review of this policy, our board of directors explicitly reviews the interest rate risk policy limits at least annually.

Interest rate risk is defined as the sensitivity of First Choice’s economic value of equity (“EVE”) and net interest income (“NII”) to changes in interest rates. Management of interest rate risk is to limit the change in its EVE and NII from adverse changes in interest rates within constraints of cost, liquidity and capital.

Economic Value of Equity

Economic value of equity risk is calculated by taking the change in the present value of all assets and subtracting the change in present value of all liabilities. Companies with higher percentages of fixed-rate assets or fewer core deposits are generally exposed to rising interest rates on a present value basis because the loss in value of assets is greater than the present value gain in liabilities. Companies with fewer fixed-rate assets or higher percentages of core deposits generally see the EVE increase when rates rise because liabilities gain more in value than assets lose in value. EVE is often referred to as the portfolio equity or liquidation value because the methodology does not consider the repricing nature of balance sheet instruments.

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The change in EVE is compared to a percentage of equity capital for determining compliance. The change in economic value is different for rising and declining interest rates because of balance sheet optionality, primarily related to loan prepayments, securities cash flow behaviors and other major factors.

The following table presents estimated changes in net portfolio value using a base market interest rate and changes to this base scenario given an immediate and sustained upward movement in interest rates of 100, 200 and 300 basis points and an immediate and sustained downward movement in interest rates of 100 and 200 basis points at December 31, 2017.

Market Value of Portfolio Equity

		Percentage of		Percentage of
	Market	Change From	Percentage of	Portfolio Equity
	Value	Base Case	Total Assets	Book Value
	(dollars in thousands)
Interest rate scenario
Up 300 basis points	$154,252	3.74%	0.60%	5.30%
Up 200 basis points	$153,280	3.09%	0.50%	4.30%
Up 100 basis points	$151,178	1.68%	0.30%	2.40%
Base	$148,686	-	-	-
Down 100 basis points	$145,239	(2.32%)	(0.40%)	(3.30%)
Down 200 basis points	$145,259	(2.30%)	(0.40%)	(3.20%)

Net Interest Income Sensitivity

Net interest income is the most significant component of earnings for First Choice. When net interest income follows the direction of interest rates, First Choice is considered “asset-sensitive.” For asset-sensitive banks, net interest income will increase when interest rates increase and decrease when interest rates decline. If net interest income does not follow the direction of interest rates, First Choice is considered “liability-sensitive.” For liability-sensitive banks, net interest income will increase when interest rates decline and decrease when interest rates increase.

First Choice projects net interest income using full income simulation approach. First, rate sensitive assets and rate sensitive liabilities are segregated in their respective repricing intervals to determine the cash flows. Next, certain assumptions are assigned to the rate sensitive instruments to determine how management will likely reprice them. Management often will reprice assets and liabilities differently depending on the direction of interest rates. For example, management may lag deposit rates in rising rate environments but quickly lower them in declining rate environments. The last major component of income simulation is to consider the timing of the repricing instruments. Instruments reprice at various times through the simulation horizon.

The change in net interest income is compared to limits established by the Board of First Choice. The model uses the fed funds target rate for the driver rate. The target rate is shocked up and down a various basis point levels to simulate both minor and major target rate changes.

The following table presents estimated changes in net interest income using a base market interest rate and changes to this base scenario given shifts in interest rates on an instantaneous and sustained basis.

Sensitivity of Net Interest Income December 31, 2017

	Adjusted	Percentage	Net Interest	Net Interest
	Net Interest	Change From	Margin	Margin
	Income	Base Case	Percentage	Change
	(dollars in thousands)
Interest rate scenario
Up 300 basis points	$46,312	22.05%	5.09%	21.48%
Up 200 basis points	$43,640	15.01%	4.81%	14.80%
Up 100 basis points	$40,815	7.56%	4.50%	7.40%
Base	$37,945	-	4.19%	-
Down 100 basis points	$34,350	(9.47%)	3.80%	(9.31%)
Down 200 basis points	$32,826	(13.49%)	3.63%	(13.37%)

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Liquidity and Capital Resources

Liquidity is the ability to raise funds on a timely basis at an acceptable cost in order to meet cash needs. Adequate liquidity is necessary to handle fluctuations in deposit levels, to provide for client credit needs, and to take advantage of investment opportunities as they are presented in the market place. First Choice believes that it currently has the ability to generate sufficient liquidity from its operating activities to meet its funding requirements. As a result of our growth, First Choice we may need to acquire additional liquidity to fund its activities in the future.

Our ability to pay cash dividends depends upon the dividends we receive from First Choice Bank as well as availability under the $10 million advancing line of credit which First Choice Bancorp established on December 22, 2017. The dividend practice of First Choice Bank, like First Choice Bancorp’s dividend practice, will depend upon its earnings, financial condition and other relevant factors, including applicable regulatory orders and restrictions with respect to dividends. On February 27, 2018, First Choice received approval increasing the available credit under its senior secured notes facility from $10.0 million to $25.0 million, subject to completion of the merger with PCB.

As a bank holding company that currently has no significant assets other than its equity interest in First Choice Bank and a $10 million line of credit from TIB The Independent BankersBank, N.A., our ability to declare dividends depends upon cash on hand as supplemented by dividends from First Choice Bank. First Choice Bank’s dividend practices in turn depends upon its earnings, financial position, regulatory standing, the ability to meet current and anticipated regulatory capital requirements, and other factors deemed relevant by its board of directors. The authority of First Choice Bank’s board of directors to declare cash dividends is also subject to statutory restrictions. Under California banking law, a California state-chartered bank may declare dividends in an amount not exceeding the lesser of its retained earnings or its net income for the last three years (reduced by dividends paid during such period) or, with the prior approval of the California Commissioner of Business Oversight, in an amount not exceeding the greatest of (i) the retained earnings of the bank, (ii) the net income of the bank for its last fiscal year, or (iii) the net income of the bank for its current fiscal year.

Our ability to pay dividends is also limited by state law. California law allows a California corporation to pay dividends if the company’s retained earnings equal at least the amount of the proposed dividend. If a California corporation does not have sufficient retained earnings available for the proposed dividend, it may still pay a dividend to its shareholders if immediately after the dividend the value of the company’s assets would equal or exceed the sum of its total liabilities.

Our liquidity ratio is defined as the liquid assets (cash and due from banks, fed funds and repos, and interest bearing deposits, other investments with a remaining maturity of one year or less, and available-for-sale securities plus held-to-maturity securities and loans held for sale) divided by total assets. Using this definition at December 31, 2017, our liquidity ratio was 17.04%. Our current policy requires that we maintain a liquidity ratio of at least 15%.

Our objective is to ensure adequate liquidity at all times by maintaining liquid assets and by being able to raise deposits. Having too little liquidity can present difficulties in meeting commitments to fund loans or honor deposit withdrawals. Having too much liquidity can result in lower income because liquid assets generally yield less than long-term assets. A proper balance is the goal of management and the Board of Directors, as administered by various policies and guidelines.

Net cash provided by operating activities for the year ended December 31, 2017 and 2016 was $11.5 million and $18.2 million, respectively. Net interest income and noninterest expense are the primary components of cash provided by operations.

Net cash used in investment activities for the year ended December 31, 2017 and 2016 was $49.2 million and $47.2 million, respectively. During the year ended December 31, 2017, the primary components of cash flows used in investing activities was our net change in loans and purchases of loans, which totaled $34.4 million and $14.8 million, respectively. During the year ended December 31, 2016, the primary driver of cash flows used in investing activities was purchases of securities available for sale of $17.4 million, purchases of loans $55.0 million, partially offset by a net decrease in loans of $9.8 million, respectively.

Net cash provided by financing activities for the year ended December 31, 2017 and 2016 was $30.8 million and $41.6 million, respectively. For the year ended December 31, 2017, cash provided by financing activities primarily came from a $16.1 million increase in deposits and $20.0 million increase in FHLB borrowings, partially offset by $5.8 million in dividends paid. For the year ended December 31, 2016, cash provided by financing activities primarily came from a $48.1 million increase in deposits, partially offset by a $6.0 million reduction in FHLB borrowings.

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Additional sources of liquidity available to us at December 31, 2017 include a $211.4 million in available borrowing capacity with the Federal Home Loan Bank (secured by $495.6 million in loans), $5.1 million in borrowing capacity at the discount window with the Federal Reserve Bank (secured by $5.3 million in investment securities), and unsecured lines of credit with correspondent banks with a total borrowing capacity of $42.0 million.

Contractual Obligations. The following table summarizes aggregated information about our outstanding contractual obligations and other long-term liabilities as of December 31, 2017.

	Payments Due by Period
	Total	Less Than One Year	One to Three Years	Three to Five Years	After Five Years
	(in thousands)
Deposits without a stated maturity	$607,793	$607,793	$-	$-	$-
Time deposits	164,886	72,387	68,950	21,560	1,989
FHLB Advances	20,000	20,000	-	-	-
Senior secured revolving facility	350		350
Operating lease obligations	3,061	1,028	1,631	402	-
	$796,090	$701,208	$70,931	$21,962	$1,989

Off-Balance-Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. These transactions generally take the form of loan commitments, unused lines of credit and standby letters of credit.

At December 31, 2017, First Choice had unused loan commitments of $237.4 million and standby and commercial letters of credit of $1.0 million. At December 31, 2016, First Choice had unused loan commitments of $154.6 million and standby and commercial letters of credit of $0.9 million.

First Choice qualifies to participate in a state public deposits program that allows it to receive deposits from the state or from political subdivisions within the state in amounts that would not be covered by FDIC. This program provides a stable source of funding to First Choice. As of December 31, 2017, deposit balances under this program totaled $40 million. In connection with our participation in this program, First Choice pledged $44 million in loans with the FHLB that serve as collateral for $44 million in letters of credit issued by FHLB to guarantee the state public deposits.

Regulatory Capital. First Choice Bank and First Choice are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Choice must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

In July 2013, the federal bank regulatory agencies approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks, “Basel III rules”. The new rules became effective on January 1, 2015, with certain of the requirements phased-in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, First Choice Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by January 1, 2019. The capital conservation buffer during 2017 was 1.25%. For 2018, the capital conservation buffer is 1.875%. At December 31, 2017, First Choice Bank’s capital conservation buffer was 6.72%. The net unrealized gain or loss on investment securities available-for-sale securities is not included in computing regulatory capital.

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 and CET1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). We believe, as of December 31, 2017, that First Choice Bank and First Choice meet all capital adequacy requirements to which it is subject.

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As of December 31, 2017, the most recent notification from the FDIC categorized First Choice Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed First Choice Bank’s category). To be categorized as well-capitalized, First Choice Bank must maintain minimum ratios as set forth in the table below.

The following table also sets forth the actual capital amounts and ratios for First Choice Bank:

			Amount of Capital Required
First Choice Bank	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands)
December 31, 2017:
Total Capital (to Risk-Weighted Assets)	$116,280	14.72%	$63,216	8.00%	$79,020	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$106,384	13.46%	$47,412	6.00%	$63,216	8.00%
CET1 Capital (to Risk-Weighted Assets)	$106,384	13.46%	$35,559	4.50%	$51,363	6.50%
Tier 1 Capital (to Average Assets)	$106,384	11.75%	$36,201	4.00%	$45,251	5.00%

December 31, 2016 (1):
Total Capital (to Risk-Weighted Assets)	$111,962	15.50%	$57,800	8.00%	$72,250	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$102,895	14.24%	$43,350	6.00%	$57,800	8.00%
CET1 Capital (to Risk-Weighted Assets)	$102,895	14.24%	$32,512	4.50%	$46,962	6.50%
Tier 1 Capital (to Average Assets)	$102,895	12.55%	$32,789	4.00%	$40,986	5.00%

(1)	See Note 2 in the accompanying consolidated financial statements for restatement information

The Board of Governors of the Federal Reserve System has adopted final amendments to the Small Bank Holding Company Policy Statement (Regulation Y, Appendix C) (the “Policy Statement”) that, among other things, raised from $500 million to $1 billion the asset threshold to qualify for the Policy Statement. First Choice qualifies for treatment under the Policy Statement and is not subject to consolidated capital rules at the bank holding company level.

The following table presents the capital ratios of First Choice Bancorp as if it did qualify for the Policy Statement:

			Amount of Capital Required
First Choice Bancorp	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands)
December 31, 2017:
Total Capital (to Risk-Weighted Assets)	$116,090	14.69%	$63,226	8.00%	$79,033	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$106,191	13.44%	$47,420	6.00%	$63,226	8.00%
CET1 Capital (to Risk-Weighted Assets)	$106,191	13.44%	$35,565	4.50%	$51,371	6.50%
Tier 1 Capital (to Average Assets)	$106,191	11.73%	$36,201	4.00%	$45,251	5.00%

First Choice’s principal source of funds is dividends received from First Choice Bank or other borrowed funds. The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the bank’s undivided profits or the bank’s net income for its last three fiscal years less the amount of any distributions made by the bank during that period.

The Federal Reserve Bank limits the amount of dividends that First Choice may pay on common stock to income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend.

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INFORMATION ABOUT PACIFIC COMMERCE BANCORP

General

PCB is a California corporation that was formed on October 30, 2015 for the purpose of becoming a bank holding company of Pacific Commerce Bank and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, PCB is regulated by the FRB. At the formation of PCB, Pacific Commerce Bank was merged into PCB and shares of Pacific Commerce Bank were exchanged for shares of PCB on a one-to-one basis. At present Pacific Commerce Bank is the only asset of PCB. As a bank holding company, PCB is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Board of Governors of the FRB.

PCB’s principal asset is its wholly owned subsidiary, Pacific Commerce Bank. At December 31, 2017, Pacific Commerce Bank had total consolidated assets of $536.1 million, consolidated deposits of $464.4 million, and consolidated stockholders’ equity of $64.1 million.

Pacific Commerce Bank opened in Little Tokyo on October 10, 2002. Pacific Commerce Bank is licensed to operate as a commercial bank under the California Financial Code and is subject to supervision by the California Department of Business Oversight and is a member of the FRB. In accordance with the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation insures the deposits of Pacific Commerce Bank up to the maximum legal limit. Pacific Commerce Bank’s primary source of revenue is providing loans to clients, who are predominately small and middle-market businesses, investors, developers and individuals. Pacific Commerce Bank provides a broad range of deposit and loan services to customers through its branch offices and specializes in making SBA loans, as well as small to mid-sized business loans. April 2015, Pacific Commerce Bank acquired the former Vibra Bank which was headquartered in Chula Vista, California. Vibra Bank opened for business on July 10, 2008 as a full-service community bank providing banking products and services to small and medium-sized businesses, and high-net-worth individuals in San Diego County. Vibra Bank specialized in serving the banking needs of the Hispanic businesses and individuals in its market area, especially those of Mexican origin. Today, Pacific Commerce Bank operates Vibra Bank as a branch office.

In February 2016, Pacific Commerce Bank opened its fifth branch, in Pasadena, while adding a seasoned team of bankers to staff the location.

In May 2016, Pacific Commerce Bank acquired the former ProAmérica Bank which was headquartered in Los Angeles, California. ProAmérica Bank was also a business-focused full-service community bank with a downtown Los Angeles office located on the corner of Figueroa and Sixth Street. ProAmérica Bank had assets of $169.5 million, total deposits of $143.5 million, and total loans of $138.8 million when the merger closed. Pacific Commerce Bank has continued to operate ProAmérica Bank’s single branch office as ProAmérica Bank, a division of Pacific Commerce Bank.

Looking forward, Pacific Commerce Bank has not faltered from its original focus of providing the best possible service to its customers. Today, Pacific Commerce Bank continues to provide superior customer service but to a broader and more diverse population of businesses and individuals. Its diverse multi-lingual employee base can accommodate most major Asian languages, Spanish, and of course- English.

Pacific Commerce Bank offers a defined range of banking products, tailored to meet the needs of its customers. Pacific Commerce Bank’s principal lending activity targets the small-to-medium sized businesses and professionals across a wide spectrum of business types and geography throughout Southern California. Providing the latest in technology for business clients has been a key driver in the significant growth in core deposits which has in turn led to a lower cost of funds and less reliance on non-core funding sources. PCB offers full range of depository and lending products, including Small Business Association (SBA), Commercial and Industrial (C&I), and Commercial Real Estate (CRE) loans. With the opening of a full-service branch in San Diego in 2012, the acquisition of the former Vibra Bank in San Diego County, the addition of a full service branch in Pasadena, and the acquisition of former ProAmérica Bank with its loyal customer base and prime downtown Los Angeles office location, Pacific Commerce Bank has continued its organic growth strategy and this has resulted in significant new customer relationships.

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Pacific Commerce Bank’s lending activity is tailored to meet the credit needs of its target clients consisting mainly of small-to-medium sized businesses and professionals. Accordingly, a significant amount of its loans are commercial and industrial, commercial real estate and construction loans. Commercial and industrial lending products include both secured and unsecured credit lines, term credit for fixed asset purchases, letters of credit, and loans that qualify under the SBA guaranty programs. Commercial real estate lending products include loans on retail, industrial and office properties. Pacific Commerce Bank also offers carefully selected construction financing (owner occupied, tract and individual spec loans), and to a lesser extent, land and property development lending. Consumer installment financing is provided on a limited basis. If a customer requested loan exceeds its legal lending limit, Pacific Commerce Bank may extend the loan through agreements with its correspondent banks or with other community banks in order to sell a portion of the loan and reduce its exposure. Pacific Commerce Bank does not engage in subprime single-family residential lending.

Providing the latest in technology for business clients has been a key driver in the significant growth in Pacific Commerce Bank’s core deposits. Commercial checking account customers are offered a suite of treasury management services, a feature that generates fee income and provides value-added products to core customers. Pacific Commerce Bank utilizes bonded third-party courier service providers to support business clients by picking up transactions, receipts and other banking documents, as well as supplying cash and coins as requested by business customers. Pacific Commerce Bank also supports the commercial transactions of its depositors and provides basic payments, remote deposit capture, ACH, wire transfer, bill payment and presentment, account analysis and treasury management services.

Premises

The headquarters and main office is approximately 3,167 square feet located at 420 East Third Street, Suite 100, Los Angeles, California 90013. The current lease was entered on June 27, 2017 and has an initial term of 5 years. The base rental rate is $10,768 per month, subject to annual adjustments. Pacific Commerce Bank also pays a pro rata share of the operating expenses of the building.

The West Los Angeles branch is approximately 2,503 square feet located at 11300 West Olympic Blvd., Suite 100 Los Angeles, California 90064. Pacific Commerce Bank occupies this space under a lease that began in February, 2012 and has an initial term of five years, with one option to extend the term for an additional five years. On July 1, 2017, the lease was extended for an additional 5 years to run through June 30, 2022. The base rental rate is $8,165 per month, subject to an annual 3.26% adjustment. The landlord also granted another five year option to renew. Pacific Commerce Bank also pays a pro rata share of the operating expenses of the building. In 2012, Pacific Commerce Bank opened a San Diego branch located at 12730 High Bluff Drive, Suite 100, San Diego, CA 92130. This location is approximately 3,511 square feet and is occupied under a three and one half-year lease that commenced in March, 2014. On May 5, 2015, the lease was extended through September 30, 2019. The base rental rate is $13,906 per month, subject to an annual adjustment of 3.63%. Pacific Commerce Bank also pays a pro rata share of the operating expenses of the building.

In 2015, in connection with the merger with Vibra Bank, Pacific Commerce Bank obtained a branch location at 530 Broadway, Chula Vista, California 91910, which consists of approximately 6,984 square feet of office space. The lease began in May, 2007 and has an initial term of ten years, with two options to extend the term for an additional five years per option. The first option was exercised and the lease was extended through October 28, 2022. The base rental rate is $17,460 per month, subject to not in excess of an annual 2.5% adjustment. We also pay the operating expenses of the building.

In February 2016, Pacific Commerce Bank converted its Pasadena loan production office at 918 East Green Street, Pasadena, CA 91106 to a full-service branch office. This location is approximately 2,813 square feet and is occupied under a five year lease that commenced on February 1, 2016. The base rental rate is $7,427 per month, subject to an annual adjustment of 3%. We also pay our pro rata share of the operating expenses of the building.

In May 2016, in connection with the merger with ProAmérica Bank, Pacific Commerce Bank added a prime downtown office location at 888 West Sixth Street, Second Floor, Los Angeles, CA 90017. This location consists of approximately 14,045 square feet of office space. The lease is for an initial term of 129 months that began on December 22, 2011. The base rental rate is $33,627 per month, payable on the first day of each month.

Employees

As of December 31, 2017, Pacific Commerce Bank had 85 full-time equivalent employees. Pacific Commerce Bank’s employees are not represented by any union or other collective bargaining agreement and Pacific Commerce Bank considers its relations with employees to be excellent.

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Market Area

PCB and Pacific Commerce Bank are headquartered in Downtown Los Angeles with branch offices in West Los Angeles, Pasadena, Chula Vista, and San Diego. Secondary markets include Orange, San Bernardino, Riverside and Ventura Counties, where Pacific Commerce Bank currently has customers. Pacific Commerce Bank’s officers have many years of experience in dealing with the businesses and professional service providers in our market area. This area has significant diversification and geographic concentration of the desired businesses.

As Pacific Commerce Bank is a business-focused community bank, with an emphasis on small-to-medium sized businesses and professionals, it does not target any specific industries or business segments, but instead look to the quality of the credit/deposit relationship. Pacific Commerce Bank does specialty property lending, but does not target any specialized industry or property type. The primary driver for business is that it is relationship-oriented with a preference for owner-occupied real estate and commercial and industrial credits. The SBA Department considers all types of loans under the SBA 7(a), 504, Express and Patriot Express programs and will receive and compensate referrals from brokers.

Competition

The banking business in California is highly competitive with respect to both the origination of loan and deposit relationships. The market is dominated by a large number of major, regional and to a lesser extent community banks that have many offices operating over wide geographic areas. Accordingly, Pacific Commerce Bank competes for deposits and loans principally with these banks, as well as savings and loan associations, finance companies, credit unions and other non-traditional financial institutions located in its market areas. Among the advantages that the major banks have over Pacific Commerce Bank are their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in Pacific Commerce Bank’s service areas offer certain services (such as trust and international banking services) that are not offered directly by Pacific Commerce Bank and, by virtue of their greater total capitalization, such banks have substantially higher lending limits.

As of June 30, 2017, the most recent period for which figures are available, data reported by the Federal Deposit Insurance Corporation indicated that the 121 banks and savings and loan offices then open in Pacific Commerce Bank’s primary market areas of Los Angeles and San Diego Counties, held approximately $491 billion in total deposits. Pacific Commerce Bank’s total deposits of approximately $458 million in the Los Angeles and San Diego market areas constituted 0.09% of the total deposits in those markets.

Moreover, all banks face increasing competition for loans and deposits from non-bank financial intermediaries such as mortgage companies, insurance companies, credit unions and securities firms.

In order to compete, Pacific Commerce Bank uses to the fullest extent possible the familiarity of its directors and officers with the market area and its residents and businesses and the flexibility that Pacific Commerce Bank’s independent status permits. This includes an emphasis on specialized deposit services, local decision making on loan requests, local promotional activity, and personal contacts by directors, officers and other employees. Pacific Commerce Bank also has an active calling program where directors, officers, including commissioned business development officers, contact targeted prospects to solicit both deposit and loan business.

New customer acquisition and retention is driven by Pacific Commerce Bank’s Relationship Managers (“RM’s”). Networking, outside referral sources, satisfied customer referrals and local calling efforts are the hallmark of Pacific Commerce Bank’s recent growth and success in generating new loan and deposit relationships. New loan requests, including SBA 7(a) and 504 loans are considered based upon a full depository relationship. Maturing loans seeking renewal are aggressively cross-sold for a total banking relationship. Goals for new loans and deposits, along with loan fee income, non-interest income and treasury management product sales are established, monitored continuously and paid on a monthly basis for the RM’s.

Marketing and promotion of Pacific Commerce Bank in its communities takes the form of sponsorships to various community events and programs that our employees actively participate in. We do not engage in media advertising at this time as it is cost-prohibitive and unlikely to succeed in markets the size of Los Angeles and San Diego counties.

Pacific Commerce Bank has developed programs that are specifically designed to compete for the needs of professionals, small-to medium-sized businesses and high net-worth individuals. In the event there are customers whose loan demands exceed our lending limits, we arrange for such loans on a participation basis with other financial institutions and intermediaries. Pacific Commerce Bank also assists those customers requiring other services not offered by Pacific Commerce Bank to obtain those services from correspondent banks and contractors. In addition, we offer ATM services by offsetting fees from foreign ATMs, courier services, bank-by-mail services, remote deposit capture, online banking and direct deposit services.

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Pacific Commerce Bank’s management believes that Pacific Commerce Bank’s reputation in the communities served and personal service philosophy enhance the ability to compete favorably in attracting and retaining individual and business clients. Pacific Commerce Bank also believes that it has an advantage over the larger national and “super regional” institutions because it is locally managed by well-respected, experienced and local bankers who are committed to the communities that they serve.

Mergers, acquisitions and downsizing have and will continue to foster impersonal banking relationships which, in turn, may cause dissatisfaction among Pacific Commerce Bank’s targeted customer population. Moreover, larger competitors may not offer adequate personalized banking services, since their emphasis is on large volume and standardized retail products.

Pacific Commerce Bank faces growing competition from other community banks. These institutions have similar successful marketing strategies providing strong evidence regarding the potential success of the community banking sector.

No assurance can be given that ongoing efforts to compete will continue to be successful.

Effect of Existing or Probable Governmental Regulations on the Business of PCB or Pacific Commerce Bank

As a state-chartered bank regulated and examined by the FRB, with deposits insured by the FDIC, Pacific Commerce Bank is subject to extensive governmental regulations on its business. As a registered bank holding company, PCB is subject to regulation under the BHC Act which subjects it to FRB reporting and examination requirements. Under the FRB’s regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks.

The BHC Act regulates the activities of holding companies including acquisitions, mergers and consolidations and, together with the Gramm-Leach Bliley Act of 1999, or GLBA, the scope of allowable banking activities. PCB is also a bank holding company within the meaning of the California Financial Code. As such, it and its subsidiaries are subject to examination by, and may be required to file reports with, the CA DBO.

Banking regulations are primarily intended to protect consumers, depositors’ funds, federal deposit insurance funds and the banking system as a whole. These regulations affect Pacific Commerce Bank’s lending practices, consumer protections, capital structure, investment practices and dividend policy.

As a state chartered bank, Pacific Commerce Bank is subject to regulation and examination by the CA DBO. It also is subject to regulation, supervision and periodic examination by the FRB. If, as a result of an examination of Pacific Commerce Bank, the FRB or the CA DBO should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the bank’s operations are unsatisfactory, or that it has violated any law or regulation, various remedies are available to those regulators including issuing a ‘‘cease and desist’’ order, monetary penalties, restitution, restricting the bank’s growth or removing officers and directors.

Legal Proceedings

PCB and Pacific Commerce Bank are involved only in routine litigation incidental to the business of banking, none of which PCB’s management expects to have a material adverse effect on PCB or Pacific Commerce Bank.

Non-GAAP Financial Measures

The following tables present non-GAAP financial measures. These measures are used by management and the Board on a regular basis in addition to our GAAP results to facilitate the assessment of our financial performance and to assess our performance. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. However, we believe the non-GAAP information shown below provides useful information to investors to assess our consolidated financial condition and consolidated results of operations.

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Tangible book value per common share, which is a non-GAAP measure, is computed by dividing shareholders’ equity less preferred stock, and less goodwill and core deposit intangibles by common shares outstanding as follows:

	December 31,
(dollars in thousands, except per share data)	2017	2016
Shareholders’ equity	$64,079	$58,628
Less: Preferred stock	—	—
Less: Goodwill	8,434	8,434
Less: Core deposit intangible	1,304	1,529
Tangible common equity	$54,341	$48,665
Common shares outstanding	8,951,285	8,912,269
Tangible book value per share(1)	$6.07	$5.46
Book value per share(2)	$7.16	$6.58

(1)	Tangible common equity divided by common shares outstanding
(2)	Shareholders’ equity divided by common shares outstanding

The efficiency ratio is also a non-GAAP based financial measure. PCB excludes merger related expenses and certain other selected items when calculating this ratio, which is used to measure the relationship of operating expenses to revenues. The following table presents the computation of the efficiency ratio for the years ended December 31, 2017 and 2016:

	Year Ended December 31,
(dollars in thousands)	2017	2016
Noninterest expense	$16,138	$16,616
Less: Merger expenses	—	1,081
Noninterest expense excluding merger expenses (numerator)	$16,138	$15,535

Net interest income	$22,373	$20,225
Plus: Noninterest income	3,283	3,088
Total net interest income and noninterest income (denominator)	25,956	23,343
Efficiency ratio	62.18%	66.59%

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF PACIFIC COMMERCE BANCORP

This discussion presents Pacific Commerce Bancorp management’s analysis of the financial condition of PCB as of and for the years in the two year period ended December 31, 2017, and the results of operations of PCB as of and for the years in the two year period ended December 31, 2017. This discussion is designed to provide a more comprehensive review of the financial position and operating results of PCB than could be obtained from an examination of the financial statements alone. The discussion should be read in conjunction with the financial statements of PCB and the notes thereto which appear elsewhere in this joint proxy statement/prospectus. See “INDEX TO PACIFIC COMMERCE BANCORP CONSOLIDATED FINANCIAL STATEMENTS” on page F-37.

Financial Overview as of, and for, the Year Ended, December 31, 2017

During 2017, total assets decreased 1% to $536.1 million from $539.6 million at December 31, 2016. Total deposits increased $6.3 million to $464.4 million and total loans outstanding increased $11.3 million to $433.0 million. During 2017, PCB completed the integration of ProAmerica Bank the acquisition of which closed on May 20, 2016.

Net income for the year ended December 31, 2017, was $4.7 million versus net income of $3.7 million for the year ended December 31, 2016. Earnings in 2017 was impacted by a non-cash deferred tax asset (DTA) charge of $937 thousand, or $0.10 per share, as a result of the new federal tax law passed in December 2017. For December 31, 2016, there were merger related expenses of $1.1 million. The pre-tax income increase was primarily the result of balance sheet growth due in large part to the ProAmerica Bank merger.

Noninterest income increased 6.3% in the year to $3.3 million from $3.1 million in 2016. Service charges and fee income were up 47.1% and SBA loan sales and fee income was up 8.1%, while other noninterest income was down 6.8%. PCB also recorded a loss on the sale of a Shared National Credit in the amount of $184 thousand during the second quarter, which is reflected in other noninterest income.

Noninterest expenses decreased to $16.1 million for the year ended December 31, 2017 from $16.6 million for the same period in 2016, a $0.5 million decrease. This is primarily due to the absence of merger expenses which existed in 2016 from the ProAmerica Bank merger.

Credit quality remained strong throughout the year. PCB recorded a provision for loan losses of $300 thousand in 2017, compared to $250 thousand in 2016, with the increase in the provision in 2017 largely due to growth in the portfolio. Excluding $144.1 million in loans carried under purchase accounting rules, which are held at a discount of 1.38% as of December 31, 2017, the allowance for loan and lease losses to total loans held for investment equaled 1.25% of loans outstanding.

The following table sets forth several key operating ratios:

	For the Twelve Months
	Ended December 31,
	2017	2016

Return on average assets	0.88%	0.82%
Return on average equity	7.51%	7.84%
Average Shareholders’ Equity to Average Total Assets	11.67%	10.77%

Results of Operations for the Year Ended December 31, 2017, Compared to December 31, 2016

Net Interest Income

A significant component of our earnings is net interest income. Net interest income is the difference between the interest we earn on our loans and investments and the interest we pay on deposits and other interest-bearing liabilities.

The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders’ equity, as well as the total dollar amounts of interest income from average interest-earning assets and the resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed both in dollars and in rates. Nonaccrual loans are included in the calculation of the average balances of loans, and interest not accrued is excluded.

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	Twelve Months Ended December 31,
	2017			2016			2015
	(Dollars in Thousands)			(Dollars in Thousands)			(Dollars in Thousands)
		Interest	Average		Interest	Average		Interest	Average
	Average	Earned	Yield or	Average	Earned	Yield or	Average	Earned	Yield or
	Balance	Or Paid	Rate Paid	Balance	Or Paid	Rate Paid	Balance	Or Paid	Rate Paid
Interest-Earning Assets:

Loans (1)	$420,374	$22,856	5.44%	$371,752	$20,935	5.63%	$257,578	$12,791	4.97%
Federal funds sold / FRB excess balance	2,857	25	0.88%	31,533	17	0.05%	20,515	10	0.05%
Interest bearing deposits	77,596	864	1.11%	20,671	268	1.30%	5,908	53	0.90%
Investment securities	5,000	489	9.78%	4,188	389	9.29%	3,382	351	10.38%
Total interest-earning assets	505,827	24,234	4.79%	428,144	21,609	5.05%	287,383	13,205	4.59%
Cash and due from bank	8,949			8,105			5,427
Premises and equipment	778			823			408
Other real estate owned	-			-			-
Accrued interest and other assets	20,378			16,725			11,382
Allowance for loan losses	(3,484)			(3,269)			(3,243)
Total Assets	$532,448			$450,528			$301,357

Interest- Bearing Liabilities:
NOW Accounts	$12,785	$7	0.05%	$6,257	$6	0.10%	$3,615	$4	0.11%
Savings and Money Markets	128,311	664	0.52%	116,036	476	0.41%	83,601	229	0.27%
Time Deposits under $100,000	7,791	126	1.62%	11,682	105	0.90%	12,235	72	0.59%
Time Deposits $100,000 or more	87,849	415	0.47%	83,504	444	0.53%	68,309	366	0.54%
Total interest bearing deposits	236,736	1,212	0.51%	217,479	1,031	0.47%	167,760	671	0.40%
Other borrowings	6,039	349	5.78%	19,921	323	1.62%	21,229	50	0.24%
Total interest bearing liabilities	242,775	1,561	0.64%	237,400	1,354	0.57%	188,989	721	0.38%
Non-interest bearing transaction accounts	225,565			163,849			77,732
Total funding sources	468,340			401,249			266,721
Other liabilities	1,999			2,190			406
Shareholders’ equity	62,109			47,089			34,230
Total liabilities and shareholders’ equity	$532,448			$450,528			$301,357

Excess of interest-earning assets over funding sources	$37,487			$26,895			$20,662
Net Interest Income		$22,673			$20,255			$12,484
Net interest rate spread (2)			4.15%			4.48%			4.21%
Net interest margin (3)			4.48%			4.73%			4.34%
Net Yield on Interest Earning Assets			4.79%			5.05%			4.59%

(1)	This balance is average total loans and includes non-performing loans.
(2)	The spread is the mathematical difference between the Earning Asset Yield and the Cost of Interest Bearing liabilities.
(3)	This ratio is the average yield earned on average earning assets. It is computed by annualizing net interest income for the period shown and dividing by average earning assets for the period shown.

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The following table sets forth the dollar amount of changes in interest earned on interest-earning assets and interest incurred on interest bearing liabilities, respectively, and the amount of change attributable to changes in balances (“volume changes”) and changes in interest rates (“rate changes”).

	Dollars in Thousands			Dollars in Thousands
	Year Ended December 31, 2017 vs. 2016			Year Ended December 31, 2016 vs. 2015
	Change due to			Change due to
	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in interest income:
Loans, net	$2,466	$(422)	$2,044	$7,371	$706	$8,077
Securities available-for-sale	90	11	101	93	(55)	38
Other interest-earning assets	45	435	480	200	89	289
Total	2,601	24	2,625	7,664	740	8,404

Increase (decrease) in interest expense:
Interest-bearing demand deposits	$5	$(4)	$1	$3	$(1)	$2
Savings and money market deposits	49	139	188	139	109	248
Time certificates of deposits	(44)	37	(7)	149	(39)	110
Other borrowings	(26)	51	25	246	27	273
Total	(16)	223	207	537	96	633

Increase (decrease) in net interest income	$2,617	$(199)	$2,418	$7,127	$644	$7,771

Interest Income and Expense

Net interest income before the provision for loan and lease losses for the year ended December 31, 2017 was $22.7 million compared to the $20.3 million reported for the same time period in 2016. This increase in net interest income was primarily due to growth in earning assets, primarily loans. The net yield on interest earning assets, or the net interest margin, decreased to 4.48% for the year ended December 31, 2017 as compared to 4.73% for the same time period in 2016. This decrease was due primarily to the decrease in yield on earning assets, which declined to 4.79% for the year ended December 31, 2017 from 5.05% for the same time period in 2016. Net interest income after the provision for loan and lease losses for the year ended December 31, 2017, was $22.4 million due to a $300 thousand loan loss provision taken during the period. The provision was warranted given a number of factors, including but not limited to, the continued levels of classified assets. The provision was consistent with our loan and lease loss methodology.

During the year ended December 31, 2017, we increased average interest-earning assets, especially loans, by $77.7 million to $505.8 million. The increase was due to on-going business development efforts and organic growth. Average loans increased $48.6 million to $420.4 million and average federal funds sold and FRB excess balances decreased $28.7 million to $2.9 million. Average investment securities increased $812 thousand to $5.0 million.

Interest expense increased $207 thousand for the period ended December 31, 2017 to $1.6 million as a result of growth in our interest-earning assets. The average cost of funds decreased to 0.33% for the year ended December 31, 2017 from 0.34% for the same time period in 2016.

Noninterest Income

We receive noninterest income primarily from service charges on deposit accounts and other customer fees and miscellaneous income. For the year ended December 31, 2017, we received $683 thousand in service charges on deposit accounts compared to $458 thousand for the year ended December 31, 2016.

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Included in noninterest income for the years ended December 31, 2017, 2016, and 2015, there were gain on sale of SBA 7(a) loan of $1.3 million, $1.5 million, and $1.2 million, respectively. During our full year of operations in 2017, we received $3.3 million in noninterest income as compared to $3.1 million for the year ended December 31, 2016.

Noninterest Expenses

Noninterest expenses consist of salaries and related benefits, occupancy and equipment expense and other operating and administrative expenses. Noninterest expenses for the year ended December 31, 2017 were $16.1 million, as compared to $16.6 million for the year ended December 31, 2016. This decrease was largely due to the absence of merger related expenses in 2016 from the ProAmerica Bank merger.

Noninterest expenses for the year ended December 31, 2016 was $16.6 million versus $12.5 million for the year ended December 31, 2015. The $4.1 million increase was mainly attributable to support the larger bank and merger related expenses from the ProAmerica Bank merger.

The following table sets forth noninterest expense for years ended December 31, 2017 and 2016:

	Twelve Months Ended December 31,
	2017	2016
	(Dollars in Thousands)
Noninterest Expense
Salaries and Employee Benefits	$9,353	$8,858
Occupancy and Equipment	1,950	1,747
Merger Expenses	-	1,081
Other Expenses	4,835	4,930
Totals	$16,138	$16,616

Income Taxes

During the year ended December 31, 2017 and 2016, we recognized income tax expense of $4.8 million and $2.8 million, respectively. We reported at year end a non-cash deferred tax asset (DTA) charge of $937 thousand, as a result of the new federal tax law passed in December 2017.

Financial Condition at December 31, 2017 and December 31, 2016

Loan Portfolio and Lending Activities

For the period, total loans outstanding (including loans held for sale) increased $9.6 million from $423.4 million at December 31, 2016 to $433.0 million at December 31, 2017. Real estate construction loans increased $1.5 million. 1-to-4 family residential real estate loans decreased $8.1 million. Commercial real estate loans, which includes multifamily residential real estate loans and SBA commercial real estate loans, increased $23.6 million. Commercial and industrial loans decreased $7.4 million and there were no consumer loans at year end.

Loan approval authority is set by our Board of Directors. Our Management Loan Committee, consisting of our Chief Executive Officer, President, Chief Credit Officer, and Commercial Real Estate Manager are delegated combined lending authority to approve certain types of loans in certain amounts. Loans that exceed the scope of authority delegated to our Management Loan Committee are approved by our director’s loan committee, as established by our Board of Directors.

Construction and Land Development Loans

Construction and land development loans totaled $23.7 million and $17.7 and comprised 5.57% and 4.30% of the total loan portfolio at December 31, 2017 and December 31, 2016, respectively. These loans are short-term (generally eighteen months or less), interim loans to finance the construction of residential and nonresidential properties. They are generally secured by first liens on real estate and have floating rates. However, in today’s low rate environment a majority of construction loans have interest rate floors with the rate paid being at the minimum rate or contractual floor. We require appraisals and we conduct inspections prior to approval of periodic draws on these loans.

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Construction loans involve additional risks compared with loans secured by existing improved real property. These include: (i) the inherent uncertainty of the market value of the completed project; (ii) the inherent uncertainty in estimating construction costs; and (iii) weather, municipal or other governmental-caused delays during construction. As a result of these uncertainties, repayment is dependent, in a large part, on the success of the ultimate project. If we are forced to foreclose on a project prior to or at completion because of default, we may not be able to recover all of the unpaid balance of, and accrued interest on, the loan, as well as the related foreclosure and holding costs. In addition, we may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. Future local, state or national economic conditions could have an adverse impact on the potential success of construction projects financed by us and on collateral securing these loans. For these reasons, we are very selective in approving construction loans and limit them to a small percentage of our overall loan portfolio (approximately 5.57% at December 31, 2017).

Real Estate – Commercial Loans

We make commercial real estate loans to finance the purchase of new commercial property, to refinance existing commercial property and to provide financing for other business purposes where the loan is secured by commercial real estate. These loans totaled $321.7 million and $300.5 million and comprised 75.68% and 72.91% of the total loan portfolio at December 31, 2017 and December 31, 2016, respectively. We offer a variety of fixed and variable rate commercial mortgage loan products. The value of real estate collateral for commercial mortgage loans is supported by formal appraisals or evaluations conducted in accordance with applicable state and federal regulations. As with any loan category, the creditworthiness of the borrower and a proven track record are primary considerations in the review of all loan requests. In general, the borrower should provide a verifiable primary source of repayment and a secondary source of repayment.

Repayment on loans secured by commercial mortgages generally depends on successful management of operations of the collateral properties. The market value of the collateral is subject to the vagaries of the real estate market and general economic conditions. We address these risks through the underwriting criteria described above. The collateral quality and type must meet our standards and, where applicable, tenant leases are reviewed and paying capacity evaluated.

Risks associated with commercial mortgage loans will vary in accordance with local, state and national economic vagaries and the cyclical nature of real estate markets. We attempt to mitigate these risks by utilizing underwriting criteria described above as well as by closely monitoring the performance of the portfolio.

We make government guaranteed loans under the SBA 7(a) and SBA 504 loan programs to finance the purchase of new commercial property, to refinance existing commercial property, and to provide financing for other business purposes where the loan is secured by commercial real estate assets. SBA real estate loans that are included in the Real Estate – Commercial Loans category totaled $36.5 million and $39.9 million and comprised 8.42% and 9.43% of the total loan portfolio at December 31, 2017 and December 31, 2016, respectively.

We offer a variety of fixed and variable rate SBA loans with maturities anywhere from five to twenty-five years. The value of real estate collateral for commercial mortgage loans is supported by formal appraisals or evaluations conducted in accordance with SBA lending guidelines and regulations, with verifications required on all other collateral as well. As with any loan category, the creditworthiness of the borrower and a proven track record are primary considerations in the review of all loan requests, however the government guarantee provides an additional element of risk mitigation. In general, the borrower should provide a verifiable primary source of repayment and a secondary source of repayment, and we do not rely solely on the government guarantee when making credit decisions.

Multi-family residential loans which are part of the Real Estate-Residential Loans category totaled $14.5 million and $16.8 million and comprised 3.35% and 3.96% of the total loan portfolio at December 31, 2017 and December 31, 2016, respectively. These loans are secured by apartment buildings that have five or more dwelling units. Repayment on loans secured by multi-family residential real estate generally relies on desirability and maintenance of the property, occupancy rates, and profitable management of operations. The market value of the collateral is subject to general economic conditions, occupancy rates and historical cash flows of the property or of similar properties in the area. We address these risks through a thorough examination of the property including tenant leases and cash flow analysis.

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Real Estate –Residential Loans

Residential real estate loans totaled $26.1 million and $32.5 million and comprised 6.14% and 7.89% of the total loan portfolio at December 31, 2017 and December 31, 2016, respectively. These loans are fixed and variable rate one-to-four family residential loans, short-term mortgage warehouse loans and home equity lines of credit made primarily for the purpose of financing home improvements and other personal expenditures. We are no longer offering new home equity lines of credit, and this portfolio is expected to reduce over the next several years. We offer 1-to-4 family residential real estate loans on an exception-basis only, and the portfolio in this category is also expected to decrease over the next several years.

Commercial and Industrial Loans

Commercial and industrial loans totaled $53.6 million and $61.4 million and comprised 12.61% and 14.90% of the total loan portfolio at December 31, 2017 and December 31, 2016, respectively. Our commercial and industrial loans are made for the purpose of providing working capital, financing the purchase of equipment or for other business purposes. Such loans include short-term loans with maturities ranging from thirty days to one year and term loans which are loans with maturities normally ranging from one to several years. Short-term business loans are generally intended to finance current transactions and typically provide for periodic principal payments, with interest payable monthly. Term loans normally provide for floating interest rates, with monthly payments of both principal and interest.

Generally, our commercial and industrial loans are underwritten on the basis of the borrower’s ability to service such debt from identified cash flow. We usually take as collateral a lien on accounts receivable, equipment, other business assets, and we obtain a personal guaranty of the business principals.

Risks associated with commercial and industrial loans and lines of credit may vary in accordance with concentrations in any one or group of industries and market locations. Although we seek to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in our market area and, as a result, our commercial and industrial loan and collateral portfolios are, to some degree, concentrated in those industries. It is expected that an economic downturn impacting California to a greater degree than the rest of the country would have a correspondingly greater impact to our commercial loan portfolio.

We make government guaranteed loans under the SBA 7(a) loan program to finance the purchase or expansion of a business, and to provide financing for other business purposes where the loan is secured by business assets. These loans, which are included in the Commercial and Industrial Loans category, totaled $11.9 million and $11.6 million and comprised 2.75% and 2.75% of the total loan portfolio at December 31, 2017 and December 31, 2016, respectively.

Consumer Loans

There were no Consumer Loans at December 31, 2017 and 2016.

The following table sets forth the components of net loans outstanding in each category at the date indicated:

Loan Composition

	December 31,	December 31,	December 31,	December 31,	December 31,
	2017	2016	2015	2014	2013
Loans	Amount	Amount	Amount	Amount	Amount
			(Dollars in Thousands)
Construction and land development	$23,698	$17,737	$10,478	$2,516	$1,786
Residential real estate	26,086	32,514	35,886	19,221	21,562
Commercial real estate	321,682	300,512	191,947	128,181	88,549
Commercial and industrial	53,616	61,395	50,726	45,607	34,164
Consumer and Other	-	-	207	202	241
Total Loans	425,082	412,158	289,244	195,727	146,302
Net deferred loan fees	(55)	(56)	(176)	(1)	(101)
Allowance for loan losses	(3,763)	(3,436)	(3,066)	(3,379)	(5,006)
Net Loans	$421,264	$408,666	$286,002	$192,347	$141,195

	December 31,	December 31,	December 31,	December 31,	December 31,
	2017	2016	2015	2014	2013
Commitments to Extend Credit	$81,056	$78,108	$45,266	$25,193	$22,332

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The following table shows the maturity of our loan categories as of December 31, 2017 and 2016:

	December 31, 2017
	(Dollars in Thousands)
	Due in	Due After
	One Year	One Year to	Due After
	Or Less	Five Years	Five Years	Total
Construction and land development	$13,537	$5,683	$4,478	$23,698
Residential real estate	5,297	9,806	10,983	26,086
Commercial real estate	23,682	121,676	176,324	321,682
Commercial	13,563	25,171	14,882	53,616
Consumer and Other	-	-		-
Total Loans	$56,079	$162,336	$206,667	$425,082

Floating Rate	280,023	66%
Fixed Rate	145,059	34%
Total	$425,082	100%

	December 31, 2016
	(Dollars in Thousands)
	Due in	Due After
	One Year	One Year to	Due After
	Or Less	Five Years	Five Years	Total
Construction and land development	$8,981	$2,590	$6,166	$17,737
Residential real estate	8,182	10,234	14,098	32,514
Commercial real estate	25,637	86,391	188,484	300,512
Commercial	16,188	34,419	10,788	61,395
Consumer and Other	-	-		-
Total Loans	$58,988	$133,634	$219,536	$412,158

Floating Rate	205,333	50%
Fixed Rate	206,825	50%
Total	$412,158	100%

Loan Participations

Based on relationships developed by our senior management, from time to time we have the opportunity to purchase loan participations from other banks, all of which are subjected to the same underwriting standards as the loans that we originate. Due to our legal lending limit, from time to time we also sell participations to other financial institutions when we originate loans.

As of December 31, 2017 and 2016, the outstanding balance of non-SBA and the guaranteed portion of SBA loans sold to other financial institutions were $1.8 million and $3.95 million and $75 million and $71 million, respectively. The outstanding balance of loans purchased from other financial institutions was $18.3 million and $31.7 million as of December 31, 2017 and 2016, respectively. Included in the $18.3 million outstanding balance as of December 31, 2017 was $7.8 million in non-guaranteed, SBA 7(a) first trust deed secured, commercial real estate loans.

Loan Risk Rating

PCB categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. PCB analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. PCB uses the following definitions for risk ratings:

Pass - Loans classified as pass include loans not meeting the risk ratings defined below.

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Special Mention - Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Impaired - A loan is considered impaired, when, based on current information and events, it is probable that PCB will be unable to collect all amounts due according to the contractual terms of the loan agreement. Additionally, all loans classified as troubled debt restructurings are considered impaired.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows as of December 31, 2017:

		Special
December 31, 2017	Pass	Mention	Substandard	Impaired	Total
	(Dollars in Thousands)
Real Estate:
Construction and Land Development	$23,531	$-	$167	$-	$23,698
Multifamily	14,504	-	-	-	14,504
Residential Real Estate	25,918	-	-	168	26,086
Commercial and Other	297,178	4,775	5,225	-	307,178
Commercial	51,629	238	1,364	385	53,616
	$412,760	$5,013	$6,756	$553	$425,082

The risk category of loans by class of loans is as follows as of December 31, 2016:

		Special
December 31, 2016	Pass	Mention	Substandard	Impaired	Total
	(Dollars in Thousands)
Real Estate:
Construction and Land Development	$17,552	$-	$185	$-	$17,737
Multifamily	14,872	1,886	-	-	16,758
Residential Real Estate	32,514	-	-	-	32,514
Commercial and Other	271,780	4,725	5,736	1,513	283,754
Commercial	53,950	-	7,392	53	61,395
	$390,668	$6,611	$13,313	$1,566	$412,158

Provision for Loan Losses

The risk of nonpayment of loans is an inherent feature of the banking business. The provision for loan losses is based on our assessment of various factors affecting the allowance for loan losses including, but not limited to, current and future economic trends, historical loan losses, delinquencies, underlying collateral values, as well as current and potential risks identified in our loan portfolio. Overall risk varies with the type and purpose of the loan, the collateral which is utilized to secure payment, and ultimately, the credit worthiness of the borrower.

A loan which has been placed on nonaccrual status is not returned to accrual basis until it has been brought current with respect to both principal and interest payments, is performing to current terms and conditions, its interest rate is commensurate with market interest rates and future principal and interest payments are no longer in doubt. Restructured loans are those loans where we have made concessions in interest rates or repayment terms to assist the borrower. Nonaccrual loans are generally loans which are past due 90 days or are loans that management believes the interest upon which may not be collectible.

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The following table provides information with respect to the components of our nonperforming loans at the dates indicated:

Nonaccrual and Past Due Loans

	December 31,
	2017	2016	2015	2014	2013
	(Dollars in Thousands)

Nonaccrual loans	$706	$136	$2	$220	$264
Loans past due 90 days or more	161	-	-	-	-
Total nonperforming loans	$867	$136	$2	$220	$264
Other real estate owned	-	-	-	-	244
Total nonperforming assets	$867	$136	$2	$220	$508

Nonperforming loans as a percentage of total loans	0.20%	0.03%	0.00%	0.11%	0.18%
Allowance for credit losses as a percentage of nonperforming loans	434.13%	2526.47%	153300.00%	1535.91%	1896.21%
Total loans	$425,082	$412,158	$306,696	$195,726	$146,201
ALLL	(3,763)	(3,436)	(3,066)	(3,379)	(5,006)
Total Assets	$536,111	$539,560	$353,393	$217,780	$173,025
Nonperforming loans to total assets	0.16%	0.03%	0.00%	0.10%	0.29%

The changes in the allowance for loan losses for the years ended December 31, 2017, 2016, 2015, 2014, and 2013 are summarized as follows:

Analysis of Changes in the Allowance for Loan Losses

(dollars in thousands)	2017	2016	2015	2014	2013
Beginning balance	$3,436	$3,066	$3,379	$5,006	$4,704
(Reversal of) provision for loan losses	300	250	(500)	(1,500)	—
Loans charged-off:
Commercial	—	(7)	(1)	(282)	(231)
Real Estate:	—	—	—	—	—
Commercial, owner occupied	—	—	—	—	—
Commercial, investor	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	—	—	—	—	—
Other residential	—	—	—	—	—
Installment and other consumer	—	—	—	—	—
Total loans charged-off	—	(7)	(1)	(282)	(231)
Loans recovered:
Commercial	27	127	188	155	168
Real Estate:	—	—	—	—	—
Commercial, owner occupied	—	—	—	—	—
Commercial, investor	—	—	—	—	—
Construction	—	—	—	—	365
Home equity	—	—	—	—	—
Other residential	—	—	—	—	—
Installment and other consumer	—	—	—	—	—
Total loans recovered	$27	$127	$188	$155	$533
Net loans recovered (charged-off)	$27	$120	$187	$(127)	$302
Ending balance	$3,763	$3,436	$3,066	$3,379	$5,006
Total loans outstanding at end of year, before deducting allowance for loan losses	$425,082	$412,158	$289,244	$195,727	$146,302
Average total loans outstanding during year	$420,374	$371,752	$263,878	$172,818	$131,765
Ratio of allowance for loan losses to total loans at end of year	0.89%	0.83%	1.06%	1.77%	3.50%
Net (recoveries) charge-offs to average loans	0.01%	0.03%	0.06%	-0.07%	0.21%
Ratio of allowance for loan losses to net (recoveries) charge-offs	13937.04%	2863.33%	1639.57%	-2660.63%	1657.62%

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The allowance for loan losses is maintained at a level that is considered adequate to provide for the loan losses inherent in our loan portfolio. In the period ended December 31, 2017 and 2016, we took a provision to our loan loss reserves in the amount of $300 thousand and $250 thousand, respectively due primarily to the growth in our loan portfolio.

We believe that the allowance for loan losses at December 31, 2017, was adequate. Quarterly detailed reviews are performed to identify the risks inherent in the loan portfolio, assess the overall quality of the loan portfolio and to determine the adequacy of the allowance for loan losses and the related provision for loan losses to be charged to expense. These systematic reviews follow the methodology set forth by the FDIC in its 1993 policy statement on the allowance for loan losses. Loans acquired from ProAmerica Bank and Vibra Bank are excluded from ALLL analysis following the GAAP purchase accounting guidance. Similarly, mortgage warehouse loans held for sale are excluded from the ALLL analysis. The mortgage warehouse loans are recorded at two percent discount to face amount. A key element of our methodology is the credit classification process. Loans identified as less than “acceptable” are reviewed individually to estimate the amount of probable losses that need to be included in the allowance. These reviews include analysis of financial information as well as evaluation of collateral securing the credit. Additionally, we consider the inherent risk present in the “acceptable” portion of the loan portfolio taking into consideration the historical losses of peer banks on pools of similar loans, adjusted for trends, conditions and other relevant factors that may affect repayment of the loans in these pools.

The following table summarizes the allocation of the allowance for loan losses by loan type as of the dates indicated and the percent of loans in each category to total loans:

	12/31/2017		12/31/2016		12/31/2015		12/31/2014		12/31/2013
	(Dollars in Thousands)
	Amount	Percentage of Loans in Each Category	Amount	Percentage of Loans in Each Category	Amount	Percentage of Loans in Each Category	Amount	Percentage of Loans in Each Category	Amount	Percentage of Loans in Each Category

Construction and land development	$254	5.57%	$200	4.30%	$137	3.62%	$39	1.29%	$42	1.22%
Residential real estate	180	6.14	253	7.89	360	12.41	324	9.82	696	14.74
Commercial real estate	2,663	75.68	2,326	72.91	1,969	66.36	1,545	65.49	2,278	60.53
Commercial	666	12.61	657	14.90	599	17.54	1,471	23.30	1,989	23.35
Consumer and Other	-	0.00	-	0.00	1	0.07	-	0.10	-	0.16
Total allowance for credit losses	$3,763	100.00%	$3,436	100.00%	$3,066	100.00%	$3,379	100.00%	$5,006	100.00%

Investment Portfolio and Investment Activity

The primary objective of our investment portfolio is to contribute to maximizing shareholder value by providing adequate liquidity sources to meet fluctuations in our loan demand and deposit structure. Our Board of Directors has established policies designed to accomplish this objective. These policies address liquidity, interest rate risk, credit risk and pledging needs, as well as providing for regular monitoring and reporting of these areas to the Board of Directors for compliance with these policies. To meet this objective we invest in Federal funds sold, certificates of deposit with other financial institutions and high-quality investment securities that generate reasonable rates of return given our risk assessment and liquidity objectives.

Our investments in Federal funds sold and interest-earning balances totaled $72.7 million and $67.4 million at December 31, 2017 and December 31, 2016, respectively.

Our cash and due from banks totaled $8.6 million and $25.7 million at December 31, 2017 and December 31, 2016, respectively.

Our investment policy also allows us to invest in certificates of deposit with other financial institutions, United States treasury obligations, United States government agency obligations and government guaranteed mortgage-backed securities, municipal securities, corporate debt, banker’s acceptances, commercial paper and equity securities, including mutual funds that invest in adjustable rate mortgage-backed securities. As of December 31, 2017, we had $989 thousand invested in certificates of deposit with other financial institutions in an amount equal to or less than the FDIC deposit insurance limit of $250 thousand, compared to $499 thousand as of December 31, 2016.

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At the time of purchase, securities will be classified as available-for-sale or held-to-maturity depending upon the circumstances in place as to our intent and ability to hold such securities. Investment securities classified as available-for-sale will be recorded at fair value, while investment securities classified as held-to-maturity will be recorded at cost. Unrealized gains or losses on available-for-sale securities, net of the deferred tax effect will be reported as increases or decreases in shareholders’ equity.

Over the last three years, we have intentionally reduced our holdings of investment securities classified as available-for-sale to zero. As of December 31, 2017, we had zero investment securities classified available–for–sale, compared to $74 thousand classified as available-for-sale as of December 31, 2016 and $252 thousand as of December 31, 2015.

Deposits and Interest Expense

Deposits are the primary source of funding for our lending and investing needs. Total deposits increased to $464.4 million at December 31, 2017, as compared to $458.1 million at December 31, 2016 reflecting growth of $6.3 million over that period. In 2017, in an effort to reduce interest expense and improve the net yield on interest earning assets, wholesale time deposits intentionally were allowed to decrease while money market, noninterest-bearing demand deposits and savings accounts increased. During this period, average noninterest-bearing demand deposits increased $61.7 million, average time deposits increased $454 thousand, average savings and money market deposits increased $12.3 million and average NOW accounts increased $6.5 million. Correspondingly, the average rate paid on total interest-bearing deposits increased from 0.47% in 2016 to 0.51% in 2017.

The following table summarizes the distribution of average deposits and the average rates paid for the periods indicated:

Deposits and Interest Expense

	For the Period Ended December 31,
	2017		2016
	(Dollars in Thousands)
	Average	Average Yield or	Average	Average Yield or
	Balance	Rate Paid	Balance	Rate Paid
NOW Accounts	$12,785	0.05%	$6,257	0.10%
Savings and Money Markets	128,311	0.52%	$116,036	0.41%
Time Deposits under $100,000	7,791	1.62%	$11,682	0.90%
Time Deposits $100,000 or more	87,849	0.47%	$83,504	0.53%
Total Interest-Bearing Deposits	236,736	0.51%	217,479	0.47%

Non-interest bearing Demand Deposits	225,565	N/A	163,849	N/A

Total Average Deposits	$462,301	0.26%	$381,328	0.27%

The following table summarizes the maturities of time deposits of $100 thousand or more as of December 31, 2017. These deposits maintain relatively short maturities with 50.6% maturing in 3 months or less; 23.3% maturing in three to six months; 15.7% maturing in six to twelve months; and 10.5% maturing in greater than twelve months.

Maturity of Time Deposits of $100,000 or More

	3 months or less	3 - 6 months	6 - 12 months	> 12 months	Total
	(Dollars in Thousands)
December 31, 2017	$39,206	$18,096	$12,137	$8,110	$77,549
	50.6%	23.3%	15.7%	10.5%

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Borrowings

PCB has entered into loan and security agreements with two unrelated commercial banks to borrow a total of $6.0 million. Interest is payable monthly or quarterly at the rates indicated below and principal is due entirely at maturity. The loans are secured by 100% of the issued and outstanding stock of the Pacific Commerce Bank. The agreements subject PCB to several negative and affirmative covenants including, but not limited to, Pacific Commerce Bank shareholders’ equity of not less than $35 million, Pacific Commerce Bank Tier 1 leverage capital ratio of not less than 8.5% and lender’s consent required prior to payment of dividends or merger with another entity. These loans are presented in the balance sheets as Note Payable, net of related issuance costs. PCB was in compliance with all loan covenants on these facilities.

The following are the amounts that were outstanding under the above arrangements and as FHLB advances as of December 31, 2017 and 2016:

Type	Maturity	Interest Rate	2017	2016
			(Dollars in Thousands)
FHLB Advances	Overnight	0.55%	$-	$15,000

Note Payable	December 4, 2019	5.00%	$4,000	$4,000
Note Payable	September 22, 2018	5.25%	2,000	2,000
Less Unamortized Issuance Costs			(53)	(94)
			$5,947	$5,906

Lease Obligations

The future lease rental payable under non-cancellable operating lease commitments for our banking offices were as follows as of December 31, 2017:

Year Ending
(Dollars in Thousands)
2018	$1,153
2019	1,135
2020	1,024
2021	956
2022	700
Thereafter	-
Total	$4,968

The minimum rental payments shown above are given for the existing lease obligation and are not a forecast of future rental expense. Total rent expense, including common area expenses, was approximately $1.3 million and $1.1 million for the years ended December 31, 2017 and 2016, respectively.

Liquidity and Asset/Liability Management

The objective of our asset/liability strategy is to manage liquidity and interest rate risks to ensure the safety and soundness of our capital base, while maintaining adequate net interest margins and spreads to provide an appropriate return to shareholders.

Our liquidity, which primarily represents the ability to meet fluctuations in deposit levels and provide for customers’ credit needs, is managed through various funding strategies that reflect the maturity structures of the sources of funds being gathered and the assets being funded. Sources of liquidity include increases in short-term deposits such as demand and money market deposits as well as payments of principal and interest on loans and investment securities. Our liquidity is further augmented, when necessary, by short-term borrowings or advances from the Federal Home Loan Bank of San Francisco. We may also utilize internet-based rate listing services and brokered deposits to increase liquidity, including the Certificate of Deposit Account Registry Service or “CDARS”, which allows our depositors to obtain FDIC deposit insurance protection for deposits in excess of the $250 thousand deposit insurance limit. Also, from time to time, we may utilize certificate of deposit promotions to raise liquidity to meet loan or other demands, however, there can be no assurance that such certificate of deposit promotions and programs will be successful when additional liquidity is required in the future because such deposits represent a potentially unreliable and volatile source of funds.

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To meet our primary liquidity needs, we maintain a portion of our funds in liquid assets, including currency and coin, due from demand balances with other financial institutions, due from time deposits with other financial institutions with maturities of one year or less, federal funds sold, and interest-earning balances at the Federal Reserve Bank and other correspondent banks. In order to meet our liquidity requirements, we endeavor to maintain an appropriate level of such liquid assets. As of December 31, 2017, we had liquid assets of $71.7 million in Federal funds sold or interest-earning balances at the Federal Reserve Bank, $989 thousand in due from time deposits with other financial institutions, and $8.6 million in currency, coin and balances due from banks.

Another tool we use to monitor our liquidity is referred to as the liquidity ratio. Our liquidity ratio is defined as the liquid assets (cash and due from banks, fed funds and repos, and interest bearing deposits, other investments with a remaining maturity of one year or less, and available-for-sale securities plus held-to-maturity securities and loans held for sale) divided by total assets. Our current policy requires that we maintain a liquidity ratio of at least ten percent (10%). Using this definition at December 31, 2017, our liquidity ratio was 15.16%, and at December 31, 2016 was 17.26%.

To further supplement our liquidity needs, we have arranged for lines of credit with correspondent banks for a total of $16.0 million. We also maintain a line of credit with the Federal Home Loan Bank of San Francisco with a remaining borrowing capacity of $55.7 million and with the Federal Reserve Bank of San Francisco in the amount of $34.5 million, secured by eligible loans. We had FHLB borrowings of $0.0 million and $15.0 million as of December 31, 2017 and 2016, respectively.

Capital

Shareholders’ equity at December 31, 2017 was $64.1 million comprised of $57.8 million of common stock and a retained earnings of $6.3 million.

The following table sets forth certain information regarding returns on PCB’s average assets and average equity, its dividend payout ratio and its ratio of equity to assets for the years ended December 31, 2017, 2016, 2015, and 2014:

	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014

Return on average assets	0.88%	0.82%	0.50%	1.10%
Return on average equity	7.51%	7.84%	4.37%	7.94%
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%
Average Equity to average assets	11.67%	10.77%	11.36%	13.80%

The primary source of cash for PCB is dividends from its wholly owned subsidiary Pacific Commerce Bank. Federal and state banking regulations place certain restrictions on dividends paid to shareholders. The total amount of dividends that may be paid at any date is generally limited to the lesser of the bank’s retained earnings or net income for the last three years, subject to minimum capital requirements. As of December 31, 2017, Pacific Commerce Bank was not restricted from paying dividends without prior regulatory approval.

In 1990, the banking industry began to phase in new regulatory capital adequacy requirements based on risk-adjusted assets. These requirements take into consideration the risk inherent in investments, loans, and other assets for both on-balance sheet and off-balance sheet items. Under these requirements, the regulatory agencies have set minimum thresholds for Tier 1 capital, total capital and leverage ratios. Our risk-based capital ratios, shown below as of December 31, 2017 and for the three years ended December 31, 2016, 2015, and 2014. The Bancorp was formed in 2015. The risk-based capital ratios have been computed in accordance with regulatory accounting policies.

Bancorp	December 31, 2017	December 31, 2016	December 31, 2015

Tier 1 leverage ratio	10.11%	8.91%	10.12%
Common Equity Tier 1 capital ratio	11.85%	10.88%	11.57%
Tier 1 risk-based capital ratio	11.85%	10.88%	11.57%
Total risk-based capital ratio	12.70%	11.71%	12.62%

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PCB	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014

Tier 1 leverage ratio	11.10%	9.87%	11.10%	10.87%
Common Equity Tier 1 capital ratio	13.00%	12.04%	12.70%	n/a
Tier 1 risk-based capital ratio	13.00%	12.04%	12.70%	11.52%
Total risk-based capital ratio	13.86%	12.84%	13.74%	12.77%

Under the federal banking agencies’ regulatory requirements, we are well capitalized. For a discussion of capital ratio calculations and the regulatory capital adequacy regulations, see “SUPERVISION AND REGULATION,” below.

Acquisition of ProAmerica Bank

On May 20, 2016, we acquired all the assets and assumed all the liabilities of ProAmérica Bank in exchange for 2,332,974 shares of PCB common stock with a fair value of $6.4748 per share and cash of $16.6 million. At the date of acquisition, ProAmérica Bank had total assets of $169.5 million, gross loans of $138.8 million and total deposits of $143.5 million. Goodwill in the amount of $6.0 million was recognized in this acquisition. Goodwill represents the future economic benefits arising from net assets acquired that are not individually identified and separately recognized and is attributable to synergies expected to be derived from the combination of the two entities. Goodwill is not deductible for income tax purposes.

We accounted for this transaction under the acquisition method of accounting which requires purchased assets and liabilities assumed to be recorded at their respective fair values at the date of acquisition. We determined the fair value of loans, leases, core deposit intangible and deposits with the assistance of a third party appraisal. In many cases, the fair values of assets acquired and liabilities assumed were determined by estimating the cash flows expected to result from those assets and liabilities and discounting them at appropriate market rates. For more detail on the impact of the ProAmérica Bank acquisition, please see Note 2 of our Audited Consolidated Financial Statements, which begin at page F-51, of this joint proxy statement/prospectus.

Risk Management

Risk management is an important part of our operations and a key element of our overall financial results. The Federal Reserve Board, in recent years, has emphasized appropriate risk management, prompting banks to have adequate systems to identify, monitor and manage risks. We assess and manage credit risk on an ongoing basis through our lending policies. We strive to continue our historically low level of credit losses by continuing our emphasis on credit quality in the loan approval process, active credit administration and regular monitoring.

In extending credit and commitments to borrowers, we generally require collateral and/or guarantees as security. The repayment of such loans is expected to come from cash flow or from proceeds from the sale of selected assets of the borrower. Our requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with our evaluation of the credit worthiness of the borrower. The collateral held for these loans varies but may include accounts receivable, inventory, property, plant and equipment, income-producing properties, residences and other real property. We secure our collateral by perfecting our interest in business assets, obtaining deeds of trust, or outright possession among other means.

We believe that our lending policies and underwriting standards will tend to minimize losses in an economic downturn, however, there is no assurance that losses will not occur under such circumstances. Credit and interest rate risks are two areas of particular concern.

Credit Risk– Credit risk generally arises as a result of our lending activities and may be present with our investment activities. To manage the credit risk inherent in our lending activities, we practice sound, conservative lending, employ frequent monitoring procedures and take prompt corrective action when necessary. We employ a risk rating system that identifies the overall potential amount of risk inherent in the loan portfolio. This monitoring and rating system is designed to help management determine current and potential problems so that corrective actions can be taken promptly. We grade our loans from “pass” to “loss,” depending on credit quality, with “pass” representing loans with an acceptable degree of risk given the favorable aspects of the credit with both primary and secondary sources of repayment. Classified loans or substandard loans are ranked below “pass” loans. As these loans are identified in the review process, they are added to the internal watch list and additional loss allowances are established. Additionally, loans are examined regularly by our regulatory agencies.

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Interest Rate Risk – Interest rate risk is the exposure of a bank’s financial condition, both earnings and the market value of assets and liabilities, to adverse movements in interest rates. Interest rate risk results from the following types of risk that banks often assume as part of their routine operations:

Repricing Risk – differences in the maturity or timing of coupon adjustments of bank assets, liabilities and off-balance-sheet instruments;

Yield Curve Risk – changes in the slope of the yield curve over time;

Basis Risk – from imperfect correlation in the adjustment of rates earned and paid on different instruments with otherwise similar characteristics (e.g. three-month Treasury bill versus three-month LIBOR); and

Option Risk – from interest-rate-related options embedded in bank products (e.g. loan prepayments, callable investment securities, early withdrawal of time deposits, etc.).

The potential impact of interest rate risk is significant because of the liquidity and capital adequacy consequences that reduced earnings or losses could imply. We recognize and accept that interest rate risks are a routine part of bank operations and will from time to time impact our profits and capital position. The objective of interest rate risk management is to control exposure of net interest income to risks associated with interest rate movements in the market, to achieve consistent growth in net interest income and to profit from favorable market opportunities.

One method of measuring interest rate risk is to measure our interest rate sensitivity by preparing a rate sensitive balance sheet, or gap analysis. Traditional gap analysis, although not a complete view of these risks, provides a fair representation of our current interest rate risk exposure. Traditional gap analysis calculates the dollar amount of mismatches between assets and liabilities, at certain time periods, whose interest rates are subject to repricing at their contractual maturity date or repricing date. Even with perfectly matched repricing of assets and liabilities, risks remain in the form of prepayment of assets and timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates and basis risk. We actively monitor our short term gap (to one year) to keep it to a level that is not material. At December 31, 2017, we had a positive cumulative gap of $82.6 million or 15.4% of total assets through the one-year period.

Our interest rate sensitivity may change significantly over time. However, management believes its monitoring of interest rate risk provides a reasonable method to control the exposure of our net interest income to changes in the general level of interest rates.

As of December 31, 2017, and as indicated in the table below, PCB is in an asset sensitive position as measured by the expected change in the net interest margin given a 200 basis point change in interest rates over a one year period of time.

Immediate change in interest rates	Projected Net Interest Income	Estimated Net Interest Margin in 1 year	Estimated Net Interest Margin in 2 years
	(Dollars in Thousands)
-100	$ 21,738	4.35%	4.32%
No Change	$ 22,510	4.52%	4.53%
+100	$ 23,420	4.71%	4.76%
+200	$ 24,384	4.92%	5.03%
+300	$ 25,412	5.15%	5.32%

Effects of Inflation

The financial statements and related financial information presented herein have been prepared in accordance with accounting principles generally accepted in the United States, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

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Off-Balance Sheet Arrangements

We are a party to financial instruments with off-balance-sheet risk to meet the financing needs of our customers in the normal course of business. These financial instruments generally include commitments to grant loans, unadvanced lines of credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

Our exposure to potential credit loss is represented by the contractual amount of these commitments. We use the same credit policies in making commitments as we do for normal lending activities.

At December 31, 2017, December 31, 2016, and December 31, 2015, the following lending commitments were outstanding whose contract amounts represent potential credit risk:

	2017	2016	2015
	(Dollars in Thousands)
Commitments to Extend Credit	$81,056	$78,108	$22,215

Commitments to grant loans are agreements to lend to customers as long as there is no default of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if we deem necessary upon extension of credit is based on our management’s credit analysis. Collateral held varies but may include cash on deposit, accounts receivable, inventory, equipment, income-producing commercial properties, residential properties, and properties under construction.

Unadvanced lines of credit are commitments for possible future extensions of credit to existing borrowers. These lines of credit are sometimes unsecured and may not necessarily be drawn upon to the total extent to which we are committed.

Standby and commercial letters of credit are conditional commitments that we issue to guarantee the performance of a customer to a third party. All letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is generally less than that involved in extending loans to existing borrowers.

Significant Accounting Policies

This joint proxy statement-prospectus is based on PCB’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The process of preparing these financial statements requires management to make difficult, subjective or complex judgments that could have a material effect on PCB’s financial condition and results of operations. A critical accounting policy is defined as one that is material to the presentation of PCB’s financial statements. A summary of significant accounting policies is presented in Note 1 of PCB’s financial statements. Management believes that the following are critical accounting policies.

Loans Held for Sale

Small Business Administration (SBA) loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold, adjusted for any servicing asset or liability. Gains and losses on sales of loans are included in noninterest income.

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Loans

PCB grants real estate, construction, SBA and commercial loans to borrowing customers. A substantial portion of the loan portfolio is represented by real estate loans in the Southern California area. The ability of the bank’s borrowers to honor their contracts is dependent upon many factors, including the real estate market and general economic conditions in PCB’s area. Loans that management has the intent and ability to hold for the foreseeable future, until maturity or until paid off are generally reported at their outstanding unpaid principal balances. These loans, as reported, have been reduced by unadvanced loan funds, net deferred loan fees, and the allowance for loan losses. Interest income is accrued daily as earned on all loans. Interest is generally not accrued on loans that are 90 days or more past due. These loans are normally placed on non-accrual status unless they are well secured by collateral and in the process of collection. Interest income previously accrued on such loans is reversed against current period interest income. Interest income on non-accrual loans is generally recognized only to the extent of interest payments received. Discontinued interest accruals are resumed on loans only when they are brought fully current with respect to interest and principal payments due and when, in the judgment of management, the loans are determined to be fully collectable as to both principal and interest. Loan origination fees and costs are deferred and amortized as an adjustment of the loan’s yield over the life of the loan using the interest method for amortizing loans (generally resulting in a constant rate of return), and the straight-line method for interest-only loans.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each segment.

PCB determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that PCB will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. For more detail about the allowance for loan losses, please see Note 1, Summary of Significant Accounting Policies, to our Consolidated Financial Statements beginning at page F-45 of this joint proxy statement/prospectus.

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CERTAIN BENEFICIAL OWNERSHIP OF PACIFIC COMMERCE BANCORP COMMON STOCK

The following table sets forth certain information as of April 30, 2018, the record date for the special meeting, concerning the stock ownership of PCB’s outstanding common stock by each of the directors of PCB, by each of PCB’s named executive officers, by holders of five percent or more of each class of PCB’s outstanding common stock, and by all directors and executive officers as a group:

Name and Position Held	Number of Shares of Common Stock Beneficially Owned(2)	Number of Shares Subject to Vested Stock Options(3)	Percent of Class Beneficially Owned(2)(3)
Robert A. Burk, Director	300,000	42,381	3.807%
Max Freifeld, Director and Principal Shareholder	458,605	111,172	6.287%
Thomas Iino, Chairman of the Board	58,150	62,456	1.338%
Alan Jay “Pete” Kleinert, Director and Principal Shareholder	520,675	37,337	6.208%
Richard S. Levenson, Director	9,738	42,381	0.580%
Robert W. Lyons, Director	208,000	42,381	2.784%
Luis Maizel, Director	24,112	45,867	0.778%
Frank J. Mercardante, Director(4) and Chief Executive Officer	10,000	249,708	2.823%
Dale A. Okuno, Director	327,000	42,381	4.107%
Henry Y. Ota, Director	56,850	8,365	0.728%
Maria S. Salinas, Director	26,399	16,344	0.477%
Salvador M. Varela, Director	34,741	16,344	0.570%
John Nerland, President & Chief Operating Officer	60,400	48,890	1.214%
Long T. Huynh, Executive Vice President & Chief Financial Officer	9,700	5,000	0.164%
Gail Jensen-Bigknife, Executive Vice President & Chief Credit Officer	-	22,594	0.252%
John Murillo, Executive Vice President & Los Angeles Sales Manager	-	16,217	0.181%
Leornard Zazula, Executive Vice President & Chief Risk Officer	-	6,750	0.075%
All Directors and Executive Officers as a Group (18 Persons)	2,104,370	816,568	29.904%

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(1)	As used in this table, the term “executive officer” includes PCB’s and/or Pacific Commerce Bank’s Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President and Chief Credit Officer, the Executive Vice President and Chief Risk Officer, Executive Vice President and Los Angeles Sales Manager, and the Executive Vice President, Chief Operations Officer and Corporate Secretary. PCB’s and/or Pacific Commerce Bank’s Chairman of the Board and other vice presidents are not deemed to be executive officers of PCB.
(2)	Includes shares beneficially owned, directly and indirectly, together with associates. Also includes shares held as trustee and held by or as custodian for minor children or grandchildren. Unless otherwise noted all shares are held as community property under California law or with sole voting and investment power.
(3)	Shares subject to options held by directors, executive officers and organizers that were exercisable within 60 days after the Record Date (“vested”) are treated as issued and outstanding for the purpose of computing the percent of the class owned by such person but not for the purpose of computing the percent of class owned by any other person.
(4)	Pacific Commerce Bank level director only, all others directors serve on both the Pacific Commerce Bank and PCB boards of directors.

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DESCRIPTION OF FIRST CHOICE CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value, and 100,000,000 shares of serial preferred stock. As of April 30, 2018, there were 7,250,844 shares of common stock, and no shares of preferred stock, issued and outstanding. As of that same date there were options outstanding to purchase an aggregate of 57,324 shares of First Choice’s common stock under the 2013 Omnibus Stock Incentive Plan. Our preferred stock may be divided into such number of series as our board of directors may determine. Our board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of the preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. Our board of directors, within the limits and restrictions stated in any resolution or resolutions of our board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Any future issuance of preferred stock could affect the rights of holders of common stock.

Voting Rights

All voting rights are vested in the holders of First Choice’s common stock. Each shareholder is entitled to one vote per share on any issue requiring a vote at any meeting, and will be entitled to participate in any liquidation, dissolution, or winding up on the basis of his or her pro rata share holdings. Shareholders are entitled to cumulative voting in the election of directors.

Dividends

After the preferential dividends upon all other classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after we have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then the holders of common stock are entitled to such dividends as may be declared by the our board of directors out of funds legally available therefore under the laws of the State of California.

Miscellaneous

Upon liquidation or dissolution of First Choice, the assets legally available for distribution to holders of shares of common stock, after payment of all obligations of the Bancorp and payment of any liquidation preference of all other classes and series of stock entitled thereto, including the preferred stock, are distributable ratably among the holders of common stock.

The holders of common stock have no preemptive rights to subscribe for new issue securities, and shares of common stock are not subject to redemption, conversion, or sinking fund provisions.

In addition, the shares of common stock:

●	are not deposit accounts and are subject to investment risk;
●	are not insured or guaranteed by the FDIC or any other government agency; and
●	are not guaranteed by First Choice Bancorp or First Choice Bank.

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COMPARISON OF THE RIGHTS OF COMMON STOCK SHAREHOLDERS OF
FIRST CHOICE BANCORP AND PACIFIC COMMERCE BANCORP

Assuming the merger becomes effective, the shareholders of Pacific Commerce Bancorp will receive shares of First Choice’s common stock in exchange for their shares of PCB’s common stock and will become shareholders of First Choice Bancorp. The following is a summary of material differences between the rights of holders of First Choice’s common stock and the holders of PCB’s common stock.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of First Choice’s common stock and holders of Pacific Commerce Bancorp common stock. This summary is intended to provide a general overview of the differences in shareholders’ rights under applicable law and the governing corporate instruments of First Choice and PCB, and other known material differences. First Choice and PCB are both California corporations incorporated under the laws of California and the California General Corporation Law, or CGCL, and are therefore both subject to the provisions of the CGCL. However, certain provisions of the CGCL apply only to “listed corporations” such as First Choice, with stock listed on a “national securities exchange” such as the Nasdaq Capital Markets.

We urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of the CGCL and the other documents to which we refer in this joint proxy statement/prospectus for a more complete understanding of the differences between being a First Choice common stock shareholder and a PCB common stock shareholder.

	First Choice Bancorp	Pacific Commerce Bancorp

Authorized Capital Stock	The authorized capital stock of First Choice Bancorp consists of 100,000,000 shares of common stock, no par value, and 100,000,000 shares of preferred stock, no par value. As of April 30, 2018, there were 7,250,844 shares of common stock (including 82,687 shares of unvested restricted stock), and no shares of preferred stock, issued and outstanding.	The authorized capital stock of Pacific Commerce Bancorp consists of 15,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of April 30, 2018, there were 9,081,258 shares of common stock, and no shares of preferred stock, issued and outstanding.

Indemnification and Liability Exculpation of Directors and Officers	First Choice’s articles of incorporation authorize First Choice to provide indemnification of directors and officers in excess of the indemnification provided under the CGCL, subject to certain exceptions. First Choice’s articles of incorporation also provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law.	Same.

Cumulative Voting for Election of Directors	Shareholders are entitled to cumulate votes with respect to the election of directors at a shareholders’ meeting for any candidate or candidates’ whose names have been placed in nomination prior to the voting if the shareholder has given notice prior to the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, then every shareholder entitled to vote may cumulate such shareholder’s votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder’s shares are entitled, or distribute the shareholder’s votes on the same principle among any or all of the candidates, as the shareholder deems appropriate.	Same.

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	First Choice Bancorp	Pacific Commerce Bancorp

Number and Classes of Directors	First Choice’s bylaws provide that the number of directors shall be no less than seven and no more than thirteen, with the exact number to be fixed by resolution of the board of directors or the shareholders. The current number of directors is nine. First Choice’s board of directors is not divided into any classes holding staggered terms of office, and is elected annually to one-year terms of office.	Same, except the current number of directors is eleven.

Removal of Directors	Any or all of the directors may be removed without cause if such removal is approved by a majority of the outstanding shares entitled to vote; provided, however, that no director may be removed if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and either the number of directors elected at the most recent annual meeting of shareholders, or if greater, the number of directors for whom removal is being sought, were then being elected.	Same.

Notice of Shareholder Proposals and Director Nominations	Shareholder proposals and nominations shall be made to the secretary of First Choice no earlier than 120 days and no later than 90 days before the date the annual meeting is to be held, unless the annual meeting is to be held not within 30 days of the anniversary of the previous year’s meeting, in which event nominations must be made within 10 days of the first public announcement of the date of the annual meeting.	Nominations of director shall be made to the secretary of PCB no earlier than 90 days and no later than 60 days before the date the annual meeting is to be held, unless date of annual meeting is publicly announced less than 70 days before the annual meeting, in which event nominations must be made within 7 days of the first public announcement of the date of the annual meeting.

Payment of Dividends	First Choice’s shareholders will be entitled to receive dividends when and as declared by its board of directors, out of funds legally available for the payment of dividends, as provided in the CGCL. The CGCL provides that a corporation may make a distribution to its shareholders if retained earnings immediately prior to the dividend payout is at least equal to the amount of the proposed distribution. For additional information on legal restrictions on the ability to pay dividends if this requirement is not met, as well as concerning First Choice’s dividend policy, see “COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION – Dividends” above.	Same, but see information concerning PCB rather than First Choice referenced in “Dividends” section.

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	First Choice Bancorp	Pacific Commerce Bancorp

Dissenters’ Rights	First Choice’s shareholders generally have dissenters’ rights with respect to a business combination or other reorganization requiring their vote.	Same.

Amendment of Articles of Incorporation	Generally, the CGCL requires a vote of the majority of the outstanding shares entitled to vote to amend the articles of incorporation.	Same.

Amendment of Bylaws	Subject to the right of shareholders to adopt, amend or repeal bylaws, the board of directors may adopt, amend or repeal bylaws other than a bylaw or an amendment thereof changing the authorized number of directors.	Same.

Required Vote for Mergers	The CGCL requires the affirmative vote of the majority of outstanding shares entitled to vote of each class of shares.	Same.

Meetings of Shareholders	First Choice’s bylaws provide that an annual meeting of shareholders is to be held on a date and time determined by the board of directors. Special meetings of shareholders may be called at any time by the Chairman of the Board, the President, the board of directors or shareholders holding in the aggregate 10% or more of the outstanding shares entitled to vote.	Same.

Anti-takeover Provisions	The CGCL does not provide for any specific anti-takeover provisions, and First Choice’s Articles of Incorporation and Bylaws do not contain any provisions that make it more difficult for another company to acquire First Choice.	Same.

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PROPOSAL NO. 2
DISCRETIONARY AUTHORITY TO ADJOURN

General

The Pacific Commerce Bancorp special meeting and the First Choice Bancorp annual meeting may be adjourned to another time or place, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the PCB special meeting or the First Choice annual meeting to approve the merger proposal.

If, at the special meeting, the number of shares of PCB’s common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, PCB intends to move to adjourn the special meeting in order to enable PCB’s board of directors to solicit additional proxies for approval of the merger agreement. In that event, PCB will ask its shareholders to vote only upon the adjournment proposal, and not the merger proposal.

If, at the annual meeting, the number of shares of First Choice’s common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, First Choice intends to move to adjourn the annual meeting in order to enable First Choice’s board of directors to solicit additional proxies for approval of the merger agreement. In that event, First Choice will ask its shareholders to vote only upon the adjournment proposal, and not the merger proposal.

In this proposal, First Choice and/or PCB is asking its shareholders to grant discretionary authority to the person(s) designated as the proxy holder stated in the proxy card to move to adjourn the First Choice annual meeting, or the PCB special meeting, as appropriate, if the number of shares voting for approval of the merger proposal is not sufficient to approve that proposal at the meeting. If First Choice’s and/or PCB’s shareholders approve the adjournment proposal, First Choice and/or PCB could adjourn the annual meeting or the special meeting, as appropriate, and use the additional time to solicit additional proxies, including the solicitation of proxies from First Choice and/or PCB shareholders who have previously voted.

If the annual meeting or the special meeting is adjourned so that First Choice’s and/or PCB’s board can solicit additional proxies to approve the merger proposal, First Choice and/or PCB is not required to give any notice of the adjourned meeting other than an announcement of the place, date and time provided at the annual meeting or the special meeting.

Vote Required

Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of First Choice’s and/or PCB’s common stock represented and voting at the annual meeting and the special meeting. Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting. Brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns the shares.

Recommendation of the Boards of Directors of First Choice Bancorp and Pacific Commerce Bancorp

The First Choice Bancorp board of directors and/or the Pacific Commerce Bancorp board of directors recommends a vote “FOR” adjournment of the First Choice annual meeting or the PCB special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger proposal.

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FIRST CHOICE BANCORP PROPOSAL NO. 3
ELECTION OF DIRECTORS

The bylaws of First Choice Bancorp currently provide that the number of directors of First Choice Bancorp may be no less than seven and no more than thirteen, with the exact number of directors to be fixed by resolution of the board of directors. The number of directors is currently fixed at nine (9).

Each nominee named below is currently a member of the board of directors of First Choice. Each has been recommended by the nominating committee of the board of directors and nominated by the board of directors for election as a director to serve until the next annual meeting of stockholders and until the election and qualification of a successor, and has agreed to so serve if elected. Votes will be cast in such a way as to effect the election of all nominees, or as many as possible, under the rules of cumulative voting. If any nominee should become unable or unwilling to serve as a director, the proxies will be voted for such substitute nominees as shall be designated by the board of directors. The board of directors presently has no knowledge that any of the nominees will be unable or unwilling to serve. The nine (9) individuals receiving the highest number of votes at the meeting shall be elected.

The directors of the First Choice became directors in 2017 when First Choice was formed as a bank holding company for First Choice Bank. The directors of First Choice are also directors of First Choice Bank. Reference is made to the section of this joint proxy statement/prospectus entitled “THE FIRST CHOICE ANNUAL MEETING - Security Ownership of Certain Directors and Management” for information pertaining to stock ownership of the nominees.

The following table lists the names and certain information regarding the First Choice’s directors:

Name and Office Held	Age	Principal Occupation for the Past Five (5) Years	Director of First Choice Bank Since
Roshan H. Bhakta, Director	46	President, CoreCapital Investments (real estate investment and advisory company)	2005

Homer Wai Chan, Director	70	Managing Partner, Chan & Chen, LLP (accounting firm)	2005

Robert M. Franko, Director, President and CEO	70	Banker	2013

James H. Gray, Director	80	Banker	2014

Peter H. Hui, Chairman of the Board	65	President, Hospitality Unlimited Investment (hotel brokerage firm); Partner, Petra Pacific Insurance Services (insurance agency)	2005

Fred Jensen, Director	79	Banker	2014

Pravin C. Pranav, Director	64	President, Abacus Payroll Services, Inc. (payroll service company).	2005

Uka Solanki, Director	73	President and CEO, Big Saver Foods, Inc. (grocery store chain)	2012

Phillip T. Thong, Vice Chairman of the Board	62	Certified Public Accountant and Managing Partner, Thong, Yu, Wong, & Lee, LLP (accounting firm)	2005

The directors of First Choice and First Choice Bank serve one-year terms. None of the directors or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of First Choice and First Choice Bank acting within their capacities as such. There are no family relationships between the directors and executive officers of First Choice and First Choice Bank. None of the directors or executive officers of First Choice and First Choice Bank serve as directors of any company which has a class of securities registered under, or which are subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any investment company registered under the Investment Company Act of 1940. None of the directors or executive officers of First Choice and First Choice Bank have been involved in any legal proceedings during the past ten years that are material to an evaluation of the ability or integrity of any director or executive officer of First Choice or First Choice Bank.

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First Choice and First Choice Bank believes that all of its directors’ respective educational background and business experience give them the qualifications and skills necessary to serve as directors of First Choice and First Choice Bank. What follows is a brief description of each director’s business experience during at least the past five years:

Roshan H. Bhakta is President and Co-Founder of CoreCapital Investments, a real estate investment management firm focused on hospitality assets. Mr. Bhakta is a founding shareholder of First Choice Bank, and he is a very successful international businessman. He has built, developed and operated hotels and other real estate investments.  As a member of the Directors’ Loan Committee, he brings valuable insight to understanding credit, especially credits in the hospitality industry, which has been a niche lending market for the Bank since its inception.  In addition, his experience as an employer with many employees at management and staff levels throughout California makes him a valuable member of the Compensation Committee. His prior professional experience in commercial real estate includes positions as an investment banker and financial analyst with Nomura Securities International and Jones Lang La Salle. He is also a member of the Board of Trustees of the Bhakta Cultural Center, a non-profit organization devoted to promoting Indian cultural activities. Mr. Bhakta received his BS degree in Business Administration from the University of Southern California in Los Angeles, California.

Homer Wai Chan is currently the managing Partner of a CPA firm, Chan & Chen, LLP. Mr. Chan has over 30 years of strategic tax planning and financial experience. He established Homer Chan Tax and Consultants, Inc. in 1985 to provide tax and financial consulting services to local business owners and individual throughout Southern California area. He expanded his firm and merged into a CPA firm in 2004. Most of his clients came to America from China, Hong Kong, Taiwan and Asian Pacific area. Mr. Chan has successfully represented thousands of clients in dealing with tax authorities and audits.

Robert M. Franko has served as First Choice Bank’s President and Chief Executive Officer (“CEO”) and a Director of First Choice Bank since November 2013 and First Choice since inception in September 2017. Mr. Franko brings a wealth of knowledge and experience to First Choice and First Choice Bank, including becoming in 2003 the founder, President, Chief Executive Officer and a director of Beach Business Bank, Manhattan Beach, California, where he created The Doctors Bank® division to provide banking services to physicians and dentists nationwide. Mr. Franko negotiated the sale of Beach Business Bank to First PacTrust Bancorp in 2012, where he thereafter executed the acquisition of the $700 million Private Bank of California in 2013, and where he managed two banks as Chief Executive Officer, with total assets exceeding $3.5 billion with more than 1,000 employees. Mr. Franko previously held several positions in senior management and on boards of directors of commercial banks including City National Bank, Beverly Hills, California (2002-2003), Senior Vice President, Personal Trust and investments Division, Generations Trust Bank, N.A., Long Beach, California (1999-2002), President and CEO and Executive Vice President of First National Bank of San Diego, Imperial Bancorp, and other financial institutions, and he has over 25 years of banking experience. Mr. Franko is a member of the Board of Directors of The Independent BankersBank (“TIB”) in Farmers Branch Texas, which is an upstream correspondent bank for First Choice Bank. TIB has made a $10 million advancing line of credit to First Choice. On February 27, 2018, First Choice received approval increasing the available credit under this facility from $10.0 million to $25.0 million, subject to completion of the merger with PCB.

James H. Gray was appointed to the Board of Directors of First Choice Bank on March 27, 2014, and the board of directors of First Choice in September 2017, and he has been extensively involved in the banking industry for nearly 40 years. In June 2004, Mr. Gray was a founding director and co-chairman of Beach Business Bank which was headquartered in Manhattan Beach, California with full service branches in Long Beach and Costa Mesa until it was sold to First PacTrust Bancorp in 2012. In 1999, Mr. Gray founded Generations Trust Bank and served as Chairman until its business was sold to Union Bank in 2002. Mr. Gray was co-founder of Harbor Bank headquartered in Long Beach in 1974, and he served as Chairman of the Board and CEO from 1976 until the sale of Harbor Bank to City National Bank in early 1998. Mr. Gray was President of the California Bankers Association in 1985-1986 and was a member of the Board of Directors of the American Bankers Association from 1991-1996. Mr. Gray was one of the founding members of the FDIC’s national community bank advisory committee, serving from 2009-2012. Mr. Gray is an active member of the Long Beach community, as he was the founding Chairman of the Aquarium of the Pacific, a past President of the Chamber of Commerce, the Port of Long Beach Board of Harbor Commissioners, and Chairman of the United Way. Mr. Gray has served as an elected member of the Board of Education in Long Beach and as a Trustee for the Long Beach Community College district. Mr. Gray also served as a Trustee for the California State University system from 1990-1999.

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Peter H. Hui has served as Chairman of First Choice Bank since August 2005, and Chairman of First Choice since September 2017. Mr. Hui has been President of Hospitality Unlimited Investments, Inc. since 1986. He also is an accomplished hotel and real estate broker in the city of Cerritos. He has 33 years of experience in the hospitality business as owner, developer, management company, operator, or general manager with Hilton, Holiday Inn, Ramada Inn, and Quality Inn, among others. He also has been a partner in Petra Pacific Insurance Service Inc. since 1991, also located in the city of Cerritos. Mr. Hui is the founding chairman of First Choice Bank, and an extremely successful hotel broker.  He has been instrumental in directing many hotel property loans to the Bank.  As a member of the Directors’ Loan Committee, he brings valuable insight to understanding credit, not just in the hospitality industry, but also in the other businesses where he has operated, such as insurance and non-profit lending. Mr. Hui also has been prolific in finding new sources of deposits which provide liquidity to the Bank.  As a member of the Nominating and Compensation Committees, he brings his years of management experience to bear on selecting high quality candidates for the Board and Management. Mr. Hui attained his BA degree from Southwest State University in Marshall, Minnesota and also graduated from UCLA’s Executive Program in Los Angeles, California. Mr. Hui also is licensed as a real estate broker and is a former instructor on Hotel Management at California Poly University in Pomona, California. Mr. Hui is a former member of the Ramada Franchise Counsel and the Rotary Club.

Fred Jensen has been extensively involved in the banking industry for over 40 years. In 2005, Mr. Jensen was a Director and Audit Committee Chairman and Member of Loan Committee of Beach Business Bank which was headquartered in Manhattan Beach, California and then it was sold to First PacTrust Bancorp in 2012, where he served as Director and Audit Committee Chairman and Member of Loan Committee until 2013. Mr. Jensen previously held several positions in senior management and on boards of directors of commercial banks including Security Pacific Bank, Los Angeles (1999-2005), First Bank and Trust, Irvine (Formerly Queen City Bank) (1995-1999), Aktiv Bank Holding Bank, Long Beach, (1982-1992), National Bank of Long Beach, Long Beach (1980-1992) and American City Bank, Los Angeles (1971-1979). Mr. Jensen was Director of California Bankers Insurance Services and Chairman of Bank Group California. He served as Director of the Federal Reserve Bank of San Francisco, Los Angeles Branch from 1987-1993, and was the President of the California Bankers Association in 1992. Mr. Jensen is an active member of the Long Beach community, as he has served as President and Director of Long Beach Area Certified Development Corporation, Director of the Aquarium of the Pacific, and as a Trustee for the Long Beach Memorial Medical Center Foundation, and Boys and Girls Clubs of Long Beach. Mr. Jensen also served as a member of the Advisory Board of the California State University Long Beach, School of Business Administration.

Pravin C. Pranav has served on the board of directors of First Choice Bank since 2005, he is currently the Chairman of the Compensation Committee, and he has served as a director of First Choice since September 2017. Mr. Pranav is an active member of his community. He has been a member of the Bellflower Rotary Club for over 15 years. For the last 4 years he has served as the Treasurer of the Club and its Foundation. Mr. Pranav is also active in the Sanatan Temple, a leading Hindu temple in Southern California. He currently serves as the Treasurer of this non-profit organization. Prior to joining First Choice Bank, Mr. Pranav was, and continues to serve as, President and Chief Executive Officer of Abacus Payroll Services, Inc. In this position, Mr. Pranav has built a responsive organization that consistently delivers results by aligning business initiatives with customer needs, with constant improvement to service and business practices. In all, Mr. Pranav has over 35 years of experience in finance and operations management, with an emphasis on strategic planning and growth management. He holds a degree in Chartered Accounting from the Institute of Chartered Accountants of England and Wales.

Uka Solanki has served as director of First Choice Bank since October 2012, and as a director of First Choice since September 2017. Mr. Solanki is President and CEO of Big Saver Foods, Inc., a large grocery business with more than a thousand local employees. His experience in this area provides valuable insight to the Compensation Committee of the Board. Mr. Solanki has displayed business leadership and philanthropic efforts which have earned him much recognition. In 2002, Mr. Solanki was voted “Entrepreneur of the Year” for the greater Los Angeles area by Ernst & Young, and was named “Man of the Year” in 2003 by the San Gabriel Valley Council of the Boy Scouts of America. Additionally, he was the recipient of Rotary International’s distinguished Paul Harris Award honoring his community leadership and involvement.

Phillip T. Thong is a Certified Public Accountant / Business Advisor. He is the Founder/Partner of Thong, Yu, Wong & Lee, LLP, which he founded in 1981. Thong, Yu, Wong & Lee, LLP is one of the largest Chinese American CPA firms in California. Its clientele is largely comprised of U.S. and Asian, privately and publicly held companies. Mr. Thong currently is a member of the Advisory Board of the Cambodian American Chamber of Commerce and Cambodia Town Inc. He is a member of American Institute of Certified Public Accountants and California Society of Certified Public Accountants. Formerly, Mr. Thong was a board member of the Indonesia Business Society and a member of the advisor board of the Senate Select Committee on Small Business Enterprises. Mr. Thong previously served as a member of the Board of Directors and Chairman of the Audit Committee at International Bank of California. Mr. Thong holds a BS degree in Accounting from West Coast University in Los Angeles, California and a Master’s in Business Administration from Cal State Polytechnic in Pomona, California.

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Executive Officers of the Combined Company

The following sets forth the names and certain information as of April 30, 2018 with respect to First Choice Bank’s executive officers (except for Mr. Franko whose information is included above):

Name	Age	Position	Principal Occupation For Past Five (5)	Year First Appointed
Yvonne Liu Chen	53	EVP, Chief Financial Officer	Banker	2007
Gene May	66	EVP, Chief Credit Officer	Banker	2011
Yolanda Su	55	EVP, Chief Operations Administrator	Banker	2005

Yvonne Liu Chen has served as First Choice Bank’s executive vice president and chief financial officer (“CFO”) since September 2007, and First Choice’s executive vice president and chief financial officer since September 2017. From 1997 until 2007, Ms. Chen served in several accounting management positions at ChinaTrust Bank, Trust Bank and East West Bank. From 1986 until 1997, Ms. Chen held positions from Senior Auditor at PricewaterhouseCoopers, Taipei, Taiwan to Department Manager at China Securities Co. Ltd., Taipei, Taiwan. Ms. Chen received a BS degree in Business Administration/Accounting from Soochow University, Taipei, Taiwan, and a Master Degree in Accountancy from California State University and is a Certified Public Accountant as per the California Board of Accountancy.

Gene May has served as the Executive Vice President and Chief Credit Officer (“CCO”) of First Choice Bank since November 2011. His professional experience began with a 6 ½ year term with the Federal Deposit Insurance Corporation in the Division of Bank Liquidation beginning in 1975. Mr. May has more than 30 years of experience in the banking industry, specializing in consumer and commercial lending, and has held numerous management positions, most recently with Torrey Pines Bank, Pacific Western Bank, and First Pacific Bancorp. Mr. May obtained his BS degree in Accounting from Stephen F. Austin State University, Texas.

Yolanda Su has served as the Executive Vice President and Chief Operations Administrator (“COA”) of First Choice Bank since it commenced operations in August 2005. From July 2003 until August 2005, Ms. Su worked at organizing First Choice Bank. From July 2003 to June 2005, Ms. Su performed internal auditing services for M.P. Romano Associates on a contractual basis. From 1991 until 2003, Ms. Su was with First Continental Bank, where she served as Senior Vice President and Cashier during her last five years at that bank. Ms. Su has over 20 years of experience in operations department, operations compliance, human resources, and information systems. Ms. Su attained her BS degree in Business Management from the College of Holy Spirit in Manila, Philippines.

Board Committees of the Board of Directors of the Combined Company

During 2017, the Board of Directors of First Choice Bank held twelve (12) regular meetings and one (1) special meeting(s). All Directors of First Choice Bank attended at least 75% of the meetings of the Board of Directors.

In addition to meeting as a group to review First Choice Bank’s business, certain members of the Board of Directors of First Choice Bank also devote their time and talents to the following standing committees:

Audit Committee. The Audit Committee consists of directors Thong (Chairman), Gray, and Jensen. The Audit Committee met twelve (12) times in 2017. The purpose of the Audit Committee is to review the reports of the outside auditors of First Choice Bank in order to fulfill the legal and technical requirements necessary to protect the directors, shareholders, employees, and depositors of First Choice Bank. In addition, it is the responsibility of the Audit Committee to select and hire First Choice Bank’s independent accountants and to make certain that the independent accountants have the necessary freedom and independence to examine all First Choice Bank records. The Audit Committee also reviews the scope of independent and internal audits and assesses the results. The Audit Committee periodically reviews First Choice Bank’s accounting and financial operations, including the adequacy of First Choice Bank’s financial and accounting personnel. Further, the Audit Committee preapproves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. No member of the Audit Committee, other than in his capacity as a member of the Board of Directors or Audit or other Committee of the Board, may accept any consulting, advisory or other compensatory fee from First Choice Bank.

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The Audit Committee has reviewed and discussed with First Choice Bank’s management the audited consolidated financial statements as of and for the year ended December 31, 2017. The Audit Committee has discussed with First Choice Bank’s independent auditors, which are responsible for expressing an opinion on the conformity of First Choice Bank’s audited consolidated financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, including their judgments as to the quality of First Choice Bank’s financial reporting. As part of the SAS 114 communications from the independent auditors, it was communicated to the Audit Committee that the independent auditors were not aware of any independence-related relationships between their firm and First Choice Bank other than the professional services that have been provided to First Choice Bank and hereby confirm that they were independent auditors with respect to First Choice Bank under professional standards. In considering the independence of First Choice Bank’s independent auditors, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services.

The Board of Directors believes it is important for the Audit Committee to be composed entirely of non-employee directors who qualify as “independent” under the rules of the SEC and Nasdaq’s listing standards. Accordingly, the Board of Directors has determined that each of the members of the Audit Committee meets both the SEC’s and Nasdaq’s definitions of independence for purposes of service on First Choice Bank’s Audit Committee. Further, the Board has determined that each of the members of the Audit Committee has sufficient accounting or related financial management expertise to serve on that Committee and that each of Messrs. Thong, Gray and Jensen meet the qualifications of an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC. Mr. Thong is believed to meet these qualifications as a result of his accounting training and experience. Mr. Gray and Mr. Jensen are believed to meet these qualifications as a result of the many years of experience as the chief executive officers of banks and bank holding companies.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Messrs. Hui (Chairman), Thong, Pranav and Gray. Our board of directors has evaluated the independence of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that all directors are “independent” under NASDAQ Stock Market rules.

Our Nominating and Corporate Governance Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. The current charter of the Nominating and Corporate Governance Committee is available on our website at www.firstchoicebankca.com under “Investor Relations” and the “Corporate Governance” tabs.

Nominating and Corporate Governance Committee is responsible for discharging our board of directors’ responsibilities relating to the corporate governance of our organization. Among other things, the Nominating and Corporate Governance Committee has responsibility for:

●	recommending persons to be selected by our board of directors as nominees for election as directors or to fill any vacancies on our board of directors;
●	monitoring the functioning of our standing committees and recommending any changes, including the creation or elimination of any committee; developing, reviewing and monitoring compliance with our corporate governance guidelines;
●	reviewing annually the composition of our board of directors as a whole and making recommendations; and
●	handling such other matters that are specifically delegated to the nominating and corporate governance committee by our board of directors from time to time.

Directors’ Loan Committee. The Directors’ Loan Committee consists of directors Hui (Chairman), Bhakta, Gray, Jensen, Thong, CEO Franko, CCO May, and SVP Michael Martin. The Directors’ Loan Committee met twelve (12) times in 2017. The Directors’ Loan Committee is responsible for establishing loan policies, approving certain credit facilities, setting credit approval limits and reviewing First Choice Bank’s loan portfolios and adequacy of the allowance for loan losses.

Compensation Committee. The Compensation Committee, of which directors Pranav (Chairman), Bhakta, Chan, Hui, Solanki, are members, met twelve (12) times in 2017 in connection with personnel matters. In 2017, First Choice Bank separated the Personnel/Compensation Committee into two separate committees. The Personnel Committee is now strictly a management committee.

The Board of Directors believes it is important for the Compensation Committee to be composed entirely of non-employee directors who qualify as “independent” under the rules of the SEC and Nasdaq’s listing standards. Accordingly, the Board of Directors has determined that each of the members of the Compensation Committee meets both the SEC’s and Nasdaq’s definitions of independence for purposes of service on First Choice Bank’s Compensation Committee. The Compensation Committee, of which directors Pranav (Chairman), Bhakta, Chan, Hui, Solanki, are the only members, oversees actions relating to hiring, termination, salary and promotions; reviews and approves the personnel budget, benefit program, incentive programs including stock options, bonuses, and related items; and verifies that management follows proper procedures to recognize adverse trends in turnover and to maintain adequate staffing levels. Further, the Compensation Committee is responsible for the oversight of the executive compensation policy of First Choice Bank and reviews individual compensation packages of executive officers as well as all employee compensation plans to ensure that the compensation plans offered do not lead executive officers and employees to take unnecessary and excessive risks that could threaten the value of First Choice Bank while at the same time allow First Choice Bank to recruit and maintain experienced, talented bankers.

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Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2016 and 2015, compensation information for services in all capacities to First Choice Bank for Robert M. Franko, First Choice Bank’s President and Chief Executive Officer and the three next most highly compensated executive officers who were serving as executive officers at the end of 2017 and whose total compensation in 2017 exceeded $100,000 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
		$	$	$	$	$	$	$
Yvonne Liu Chen,	2017	195,000	75,000	135,025	—	—	17,798	422,823
EVP and CFO	2016	175,000	60,000	1,783	—	—	18,430	255,213

Robert M. Franko,	2017	330,750	112,500	212,514	—	—	11,798	667,562
Director, President and CEO	2016	315,000	100,000	3,162	—	—	12,430	430,592

Gene May,	2017	210,000	57,500	107,507	—	—	7,141	382,148
EVP and CCO	2016	195,000	50,000	2,744	—	—	7,129	254,873

Yolanda Su,	2017	195,000	70,000	135,028	—	—	21,600	421,628
EVP and COA	2016	175,000	65,000	1,612	—	—	21,600	263,212

(1)	Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)	No non-equity incentive plan compensation was granted in years 2016 and 2017.
(3)	Represents the dollar value of other annual compensation not properly categorized as salary or bonus; including (i) perquisites and other personal benefits, securities or property, including consulting fees and automobile allowance; (ii) health insurance premiums; (iii) contributions to direct contribution plans; (iv) the dollar value of the difference between the price paid by a named executive officer for any security of First Choice Bank purchased from First Choice Bank (through deferral of salary or bonus, or otherwise), and the fair market value of such security at the date of purchase, unless that discount is available generally, either to all security holders or to all salaried employees of the registrant; (v) severance payment and/or accruals; and (vi) change in control payments and/or accruals. All Other Compensation details for fiscal years 2016 and 2017:

Name and Principal Position	Year	Perquisites	Health Insurance Premiums
		$	$
Yvonne Liu Chen	2017	6,000	11,798
	2016	6,000	12,430

Robert M. Franko	2017	—	11,798
	2016	—	12,430

Gene May	2017	6,000	1,141
	2016	6,000	1,129

Yolanda Su	2017	6,000	15,600
	2016	6,000	15,600

Narrative Disclosure to Summary Compensation Table

First Choice Bank’s compensation practices for the executive officers have generally been designed to bind the interests of First Choice Bank’s key executives to the long-term performance of First Choice Bank and its shareholders. We try to achieve overall compensation levels that are sufficiently competitive to retain talented executives and motivate those executives to achieve superior results while protecting the interests of the shareholders.

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Compensation Agreements and Arrangements

First Choice Bank and First Choice have a joint employment contract with Mr. Franko for a two year term that commenced on January 1, 2018. Mr. Franko’s current base compensation is $450,000 per annum. In addition, First Choice Bank has agreed to pay Mr. Franko a discretionary bonus; 32,448 stock options at an exercise price of $11.56 per share, vesting over a five-year period; and a restricted stock award of 2,000 shares. First Choice Bank also reimburses Mr. Franko for his actual mileage and telephone expenses, expense reimbursement, health and life insurance coverage and participation in other benefit plans of First Choice Bank. Upon a termination without cause, Mr. Franko would receive eighteen (18) months of his then monthly salary. Upon a change of control, Mr. Franko would receive eighteen (18) months of his then monthly salary, plus 18 months of reimbursement for Cobra expenses.

First Choice Bank and First Choice do not have any employment contract with Mr. Gene May. Mr. May’s annual base salary was $210,000. In addition, First Choice Bank has agreed to pay Mr. May a discretionary bonus, 20,000 stock options at an exercise price of $8.50 per share, vesting over a five-year period and a stock award of 2,513 shares. First Choice Bank also reimburses Mr. May for his auto allowance, telephone expenses, expense reimbursement, health and life insurance coverage and participation in other benefit plans of First Choice Bank. First Choice Bank and First Choice has a change in control agreement with Mr. May in which, after a change of control and he is terminated within 12 months thereafter, he will be entitled to receive his annual salary then in effect.

First Choice Bank and First Choice do not have any employment contract with Ms. Yolanda Su. Ms. Su’s annual base salary was $195,000. In addition, First Choice Bank has agreed to pay Ms. Su a discretionary bonus, 28,000 stock options at an exercise price of $8.50 per share, vesting over a five-year period and a stock award of 647 shares. First Choice Bank also reimburses Mr. Su for her auto allowance, telephone expenses, expense reimbursement, health and life insurance coverage and participation in other benefit plans of First Choice Bank. First Choice Bank and First Choice has a change in control agreement with Ms. Su in which, after a change of control and she is terminated within 12 months thereafter, she will be entitled to receive her annual salary then in effect.

First Choice Bank and First Choice do not have any employment contract with Ms. Yvonne Chen. Ms. Chen’s annual base salary was $195,000. In addition, First Choice Bank has agreed to pay Ms. Chen a discretionary bonus, 20,000 stock options at an exercise price of $8.50 per share, vesting over a five-year period and a stock award of 586 shares. First Choice Bank also reimburses Ms. Chen for her auto allowance, telephone expenses, expense reimbursement, health and life insurance coverage and participation in other benefit plans of First Choice Bank. First Choice Bank and First Choice has a change in control agreement with Ms. Chen in which, after a change of control and she is terminated within 12 months thereafter, she will be entitled to receive her annual salary then in effect.

In addition to the compensation set forth above, it is anticipated that each senior officer will participate in an annual discretionary bonus program as approved by the Board of Directors and will receive certain health and life insurance benefits and other incidental job-related benefits.

First Choice Bank also provides its executive officers with perquisites and other personal benefits that are reasonable and consistent with its overall compensation program to attract and retain qualified executives and facilitates the performance of executives’ management responsibilities. First Choice Bank maintains a section 401(k) pension plan for substantially all employees. First Choice Bank’s matching contribution to the 401(k) pension plan is at the discretion of the Board of Directors each year. In 2017, the Board made 401(k) matching contributions. First Choice Bank also offers additional life insurance coverage to executive officers and all employees under its group term life program. The death benefit under the group term life is based on the annual salary of the employee and premiums paid are imputed to each employee’s income each fiscal year.

Omnibus Stock Incentive Plan

First Choice’s 2013 Omnibus Stock Incentive Plan (“2013 Plan”) was approved by its shareholders on May 9, 2013, and amended by the shareholders on June 4, 2015. Under the 2013 Plan, directors, officers, employees and employees may be granted options, stock appreciation rights, restricted stock awards, deferred stock awards and performance units. The 2013 Plan also allows for performance objectives upon which awards may be conditioned. The maximum number of shares as to which stock awards may be granted under the 2013 Plan is currently 1,390,620. This reserved share amount is subject to adjustments for stock splits, stock dividends, recapitalization or similar transactions. The 2013 Plan also provides for accelerated vesting if there is a change in control, as defined in the Plan. The Board of Directors believes that the 2013 Plan will advance the long-term success of First Choice Bank and First Choice by encouraging stock ownership among key employees and members of the Board who are not employees (“Non- employee Directors”). The 2013 Plan is also intended to provide compensation that will be tax deductible by First Choice Bank without regard to the limitations of Section 162(m) of the Internal Revenue Code (the “Code”).

188

In the event an optionee ceases to be affiliated with First Choice Bank for any reason other than disability, death or termination for cause, the stock options granted to such optionee shall expire at the earlier of the expiration dates specific for the options or ninety days after the optionee ceases to be so affiliated. During such period after cessation of affiliation, the optionee may exercise the option to the extent that it was exercisable as of the date of such termination, and thereafter the option expires in its entirety. If an optionee’s stock option agreement so provides, and if an optionee’s status as an eligible participant is terminated for cause, the options held by such person will expire thirty days after termination, although the Board may, in its sole discretion, within thirty days of such termination, reinstate the option. If the option is reinstated, the optionee will be permitted to exercise the option only to the extent, for such time, and upon such terms and conditions as if the optionee’s status as an eligible participant had been terminated for a reason other than cause, disability or death, as described above.

First Choice’s 2013 Omnibus Stock Incentive Plan, and all awards previously granted under First Choice’s 2005 Stock Option Plan, terminate upon the dissolution or liquidation of First Choice, upon a consolidation, reorganization, or merger as a result of which First Choice is not the surviving corporation, or upon a sale of all or substantially all of the assets of First Choice. However, all awards theretofore granted become immediately exercisable in their entirety upon the occurrence of any of the foregoing, and any options not exercised immediately upon the occurrence of any of the foregoing events will terminate unless provision is made for the assumption or substitution thereof.

As a result of the acceleration provisions, even if an outstanding award were not fully vested as to all increments at the time of the event, that award will become fully vested and exercisable. All awards outstanding at the time of the completion of the merger will survive and not become immediately exercisable.

The maximum number of shares as to which stock awards may be granted under the 2013 Plan is 1,390,620 shares. This reserved share amount is subject to adjustments by the Board as provided in the 2013 Plan for stock splits, stock dividends, recapitalizations and other similar transactions or events. As of December 31, 2017, awards covering 208,513 shares in the form of stock options or restricted stock grants are issued and outstanding, of which 55,162 option shares were vested, leaving 1,182,107 shares available for future awards.

In 2014, First Choice Bank issued restricted stock grants to every First Choice Bank employee. In addition, bonuses and incentive compensation payments are made with 50% cash and 50% in the form of restricted shares of First Choice’s common stock, which shares typically cliff vest on the anniversary of the grant date.

The 2013 Plan will terminate on the tenth anniversary of the date it was approved by shareholders, and no award will be granted under the 2013 Plan after that date. As of December 31, 2017, there were exercisable stock awards consisting of stock options of 55,162 shares and restricted stock grants of 142,535 totaling 197,697 shares of First Choice’s common stock.

189

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth information concerning outstanding stock options and unvested restricted stock held by each of the named executive officers at December 31, 2017:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	#	#	#	$		#	$	#	$
Yvonne Liu Chen	—	—	—	7.86	n/a	6,585	161,333	—	—
Robert M. Franko	25,958	6,490	—	11.33	2023	10,664	261,268	—	—
Gene May	21,632	—	—	7.86	2021	6,094	149,303	—	—
Yolanda Su	—	—	—	7.86	n/a	6,680	163,660	—	—

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the compensation and benefits payable to First Choice Bank’s named executive officers in the event of a termination of employment under various circumstances, assuming that a termination of employment had occurred on December 31, 2017.

First Choice Bank has a severance program, which was approved by the Compensation Committee in August 2015 and by the full board in December 2015. At the current time, except for the severance program, there are no contractual provisions for payments upon a change in control of First Choice Bank.

Director Compensation

The following table sets forth information concerning the compensation paid by First Choice Bank during 2017 to each of its non-employee directors. Information concerning compensation paid to, and stock options and/or awards granted to and held by director Franko, who is also a First Choice Bank named executive officer, is set forth above in the various tables included under “Executive Compensation.” Mr. Franko who served as a director during 2017 received no additional compensation for services as a director.

190

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	$	$	$	$	$	$	$
Roshan H. Bhakta	37,000	70,379	—	—	—	—	107,379
Homer Wai Chan	28,000	55,644	—	—	—	—	83,644
James H. Gray	37,000	78,683	—	—	—	—	115,683
Peter H. Hui	50,500	106,522	—	—	—	—	157,022
Fred Jensen	37,000	79,321	—	—	—	—	116,321
Pravin C. Pranav	31,000	64,714	—	—	—	—	95,714
Uka Solanki	26,500	51,914	—	—	—	—	78,414
Phillip T. Thong	40,000	85,502	—	—	—	—	125,502

Some of our executive officers and directors and the companies with which they are associated have been customers of, and have had banking transactions with the Bank in the ordinary course of our business and we expect to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar credit worthiness, and in the opinion of our management have not involved more than the normal risk of repayment or presented any other unfavorable features. Any business relationship between us and our affiliates is regulated by law. There have been no transactions with any vendors during 2017 to which First Choice Bank or First Choice was a party, in which the amount involved exceeded $120,000, and in which any director of First Choice Bank or First Choice, executive officer of First Choice Bank, any shareholder owning of record or beneficially 5% or more of First Choice Common Stock, or any member of the immediate family of any of the foregoing persons, had a direct or indirect material interest.

Indebtedness of Management

Some of the current directors and executive officers of First Choice Bank and the companies with which they are associated have been customers of, and have had banking transactions with First Choice, in the ordinary course of First Choice’s business. First Choice expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons of similar creditworthiness, and in the opinion of management of First Choice, have not involved more than the normal risk of repayment or presented any other unfavorable features. The total amount outstanding of indebtedness of directors and executive officers as of December 31, 2017 was $1.8 million.

The Board of Directors recommends a vote “FOR” each of the named nominees in Proposal 3

191

FIRST CHOICE BANCORP PROPOSAL NO. 4
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

First Choice Bancorp is asking its stockholders to ratify the appointment of Vavrinek, Trine, Day & Co., LLP, sometimes referred to herein as “Vavrinek,” as its independent registered public accounting firm for its 2018 fiscal year.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing Vavrinek as our independent registered public accounting firm for fiscal year 2018, the Audit Committee considered the firm’s qualifications and performance during fiscal years 2016 and 2017. In addition, the Audit Committee reviewed and approved audit and all permissible non-audit services performed by Vavrinek in fiscal 2016 and 2017, as well as the fees paid to Vavrinek for such services. In its review of non-audit service fees and its appointment of Vavrinek as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining Vavrinek’s independence.

Vavrinek audited our consolidated financial statements for the fiscal year ended December 31, 2017. The following table presents fees billed or to be billed for professional audit services rendered by Vavrinek for the audits of our annual consolidated financial statements for 2017 and 2016 and for other services rendered by Vavrinek.

	2017	2016
Audit fees	$107,000	$66,000
Audit-related fees	—	—
Tax fees	8,000	8,000
All other fees	3,200	500
Total fees	$118,200	$74,500

Representatives of Vavrinek are expected to attend the meeting and will have an opportunity to make a statement if they wish to do so. They may also respond to appropriate questions from stockholders or their representatives.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF VAVRINEK AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2018 FISCAL YEAR.

192

LEGAL MATTERS

The validity of First Choice Bancorp’s common stock to be issued in the merger will be passed upon by Loren P. Hansen, APC, Newport Beach, California, legal counsel to First Choice Bancorp.

Certain U.S. federal income tax consequences relating to the merger will also be passed upon for First Choice Bancorp by Moffett & Associates, 1960 E. Grand Ave, Suite 280, El Segundo, California 90245.

EXPERTS

The consolidated financial statements of First Choice Bancorp as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Vavrinek, Trine, Day & Co., LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Pacific Commerce Bancorp as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Vavrinek, Trine, Day & Co., LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

Management of First Choice Bancorp and Pacific Commerce Bancorp are not aware of any other matters to come before the First Choice Bancorp annual meeting or the Pacific Commerce Bancorp special meeting. If any other matter not mentioned in this joint proxy statement/prospectus is brought before the First Choice Bancorp annual meeting or the Pacific Commerce Bancorp special meeting, the persons named in the enclosed form of proxy for such meeting will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

193

WHERE YOU CAN FIND MORE INFORMATION

First Choice

First Choice Bancorp will commence filing annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act upon the effective date of the Registration Statement on Form S-4. You may read a copy of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including First Choice Bancorp, who files electronically with the SEC. The address of that site is http://www.sec.gov.

Investors may also consult First Choice’s website for more information about First Choice Bancorp. First Choice’s website is www.firstchoicebankca.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

First Choice Bancorp has filed a registration statement under the Securities Act of 1933 with the SEC on Form S-4 with respect First Choice Bancorp for its annual shareholders’ meeting and Pacific Commerce Bancorp for its special shareholders’ meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or all of the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above. The SEC allows First Choice to “incorporate by reference” information relating to First Choice into this joint proxy statement/prospectus. This means that First Choice can disclose important information to you by referring you to another document separately filed by First Choice with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. In addition, any later information that First Choice files with the SEC will automatically update and supersede this information.

This joint proxy statement/prospectus incorporates by reference the documents listed below that First Choice Bancorp has previously filed with the SEC. These documents contain important information about First Choice Bancorp, its financial condition and other matters.

In addition, First Choice Bancorp incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the First Choice annual meeting and the PCB special meeting (excluding any Current Reports on Form 8-K to the extent disclosure is furnished and not filed). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or First Choice will provide you with copies of these documents, without charge to you, upon written or oral request to:

First Choice Bancorp

17785 Center Court Drive N, Suite 750

Cerritos, CA 90703

Attention: Phillip Thong, Corporate Secretary

(562) 345-9092

You should rely only on the information contained in this joint proxy statement/prospectus or that we have referred to you. Neither First Choice Bancorp nor Pacific Commerce Bancorp has authorized anyone to provide you with any additional information. This joint proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the posting or mailing of this joint proxy statement/prospectus to shareholders of First Choice Bancorp and Pacific Commerce Bancorp nor the issuance of common stock of First Choice Bancorp in the merger shall create any implication to the contrary.

Pacific Commerce Bancorp

Pacific Commerce Bancorp does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor is either subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and, accordingly, does not file documents and reports with the Securities and Exchange Commission. The historical financial statements of Pacific Commerce Bancorp are included elsewhere in this joint proxy statement/prospectus.

194

If any shareholders of PCB have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting their shares of PCB common stock, they should contact the following:

Pacific Commerce Bancorp
420 East Third Street, Suite 100

Los Angeles, CA 90013

Attention: Frank J. Mercardante, Corporate Secretary

(213) 617-0082

Pacific Commerce Bancorp has not authorized anyone to give any information or make any representations about the merger, the merger agreement or Pacific Commerce Bank that is different from, or in addition to, that which is contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

195

196

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of

First Choice Bancorp and Subsidiary

Cerritos, California

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of First Choice Bancorp and Subsidiary (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Vavrinek, Trine, Day & Co., LLP

We have served as the Company’s auditor since 2014.

Laguna Hills, California

February 27, 2018

197

Consolidated Financial Statements

First Choice Bancorp and Subsidiary

Consolidated Balance Sheets

	December 31,
	2017	2016 (restated(1))
	(in thousands, except share data)
ASSETS
Cash and due from banks	$5,405	$4,671
Interest-bearing deposits at other banks	97,727	99,003
Securities purchased under agreements to resell	-	6,357
Total cash and cash equivalents	103,132	110,031

Investment securities, available-for-sale	35,002	35,790
Investment securities, held-to-maturity	5,300	5,675
Loans held for sale	10,599	8,260
Gross loans	742,808	694,460
Unearned fees and costs	(1,095)	1,625
Allowance for loan losses	(10,497)	(11,599)
Loan receivable, net	731,216	684,486
Federal Home Loan Bank and other bank stock, at cost	3,933	3,765
Accrued interest receivable	3,108	2,666
Premises and equipment	1,035	1,036
Deferred taxes	4,495	6,682
Servicing assets	2,618	2,262
Other assets	3,357	2,038

TOTAL ASSETS	$903,795	$862,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$235,584	$150,764
Money market, NOW and savings	372,209	446,829
Time deposits	164,886	158,968
Total deposits	772,679	756,561
Federal Home Loan Bank borrowings	20,000	-
Senior secured notes	350	-
Accrued interest payable	114	74
Other liabilities	4,958	3,549
Total liabilities	798,101	760,184

Commitments and contingencies - Notes 7 and 9	-	-

Shareholders’ equity:
Preferred stock 100,000,000 shares authorized, none outstanding	-	-
Common stock no par value; 100,000,000 shares authorized; issued and outstanding: 7,260,119 at December 31, 2017 and 7,112,954 at December 31, 2016	87,837	87,177
Additional paid-in capital	1,940	989
Retained earnings	16,459	14,778
Accumulated other comprehensive loss – net
Unrealized loss on available-for-sale securities, net of taxes of $228 at December 31, 2017 and $305 at December 31, 2016	(542)	(437)
Total shareholders’ equity	105,694	102,507
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$903,795	$862,691

(1)	Certain amounts have been restated to reflect adjustments related to the correction of an error (see Note 2 to the Consolidated Financial Statements for additional information).

See accompanying notes to consolidated financial statements.

F-1

First Choice Bancorp and Subsidiary

Consolidated Statements of Income

	Year ended December 31,
	2017	2016 (restated(1))
	(in thousands, except share data)
INTEREST INCOME
Interest and fees on loans	$38,624	$35,739
Interest on investment securities	959	788
Dividends on FHLB and other stock	266	420
Other interest income	970	564
Total interest income	40,819	37,511

INTEREST EXPENSE
Interest on savings, NOW and money market accounts	3,911	4,067
Interest on time deposits	1,890	1,840
Interest on borrowings	240	140
Total interest expense	6,041	6,047

Net interest income	34,778	31,464

Provision for loan losses	642	1,740

Net interest income after provision for loan losses	34,136	29,724

NONINTEREST INCOME
Gain on sale of loans	3,596	3,208
Service charges and fees on deposit accounts	329	347
Net servicing fees	701	441
Other income	435	410
Total noninterest income	5,061	4,406

NONINTEREST EXPENSE
Salaries and employee benefits	14,871	12,882
Occupancy expenses	1,272	1,246
Professional fees	972	1,039
Data processing	1,491	1,120
Equipment expenses	812	706
Office expenses	749	675
Deposit insurance and regulatory assessments	467	490
Loan related expenses	345	214
Customer service expenses	618	404
Provision for credit losses - off-balance sheet	563	3
Other expenses	1,594	1,134
Total noninterest expense	23,754	19,913
Income before taxes	15,443	14,217
Income taxes	8,089	5,868
Net income	$7,354	$8,349

Net income per share:
Basic	$1.04	$1.19
Diluted	$1.02	$1.18
Weighted-average common shares outstanding
Basic	7,098,554	7,006,214
Diluted	7,183,498	7,079,613

(1)	Certain amounts have been restated to reflect adjustments related to the correction of an error (see Note 2 to the Consolidated Financial Statements for additional information).

See accompanying notes to consolidated financial statements.

F-2

First Choice Bancorp and Subsidiary

Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2017	2016 (restated(1))

Net income	$7,354	$8,349
Other comprehensive (loss) income:
Unrealized (loss) gain on investment securities:
Change in net unrealized (loss) gain on available-for-sale securities	(28)	(174)
Related income tax expense:
Change in net unrealized (loss) gain on available-for-sale securities	12	72
Total other comprehensive (loss) income	(16)	(102)
Total comprehensive income	$7,338	$8,247

(1)	Certain amounts have been restated to reflect adjustments related to the correction of an error (see Note 2 to the Consolidated Financial Statements for additional information).

See accompanying notes to consolidated financial statements.

F-3

First Choice Bancorp and Subsidiary

Consolidated Statements of Shareholders’ Equity

	Preferred Stock		Common Stock		Additional	Retained	Accumulated Other Comprehensive
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Earnings (restated(1))	Income (Loss)	Total
	(in thousands, except share data)
Balance at December 31, 2015 (1)	—	$—	6,831,992	$81,760	$1,323	$10,667	$(335)	93,415
Net income	—	—	—	—	—	8,349	—	8,349
Stock-based compensation	—	—	—	—	1,272	—	—	1,272
4% stock dividend	—	—	273,446	4,238	—	(4,238)	—	—
Issuance of restricted shares, net	—	—	30,145	—	—	—	—	—
Vesting of restricted shares, including tax benefit	—	—	—	1,066	(1,044)	—	—	22
Repurchase of shares	—	—	(33,445)	—	(534)	—	—	(534)
Exercise of stock options	—	—	10,816	113	(28)	—	—	85
Other comprehensive income, net of taxes	—	—	—	—	—	—	(102)	(102)
Balance at December 31, 2016	—	$—	7,112,954	$87,177	$989	$14,778	$(437)	$102,507

Balance at December 31, 2016	—	$—	7,112,954	$87,177	$989	$14,778	$(437)	$102,507
Net income	—	—	—	—	—	7,354	—	7,354
Stock-based compensation	—	—	—	—	1,524	—	—	1,524
Cash dividends ($0.80 per share)	—	—	—	—	—	(5,762)	—	(5,762)
Issuance of restricted shares, net	—	—	123,441	—	—	—	—	—
Vesting of restricted shares	—	—	—	325	(325)	—	—	—
Repurchase of shares	—	—	(7,643)	—	(170)	—	—	(170)
Exercise of stock options	—	—	31,367	335	(78)	—	—	257
Change in Federal tax rate - unrealized holding losses on investment securities, available-for-sale	—	—	—	—	—	89	(89)	—
Other comprehensive income, net of taxes	—	—	—	—	—	—	(16)	(16)
Balance at December 31, 2017	—	$—	7,260,119	$87,837	$1,940	$16,459	$(542)	$105,694

(1)	Certain amounts have been restated to reflect adjustments related to the correction of an error (see Note 2 to the Consolidated Financial Statements for additional information).

See accompanying notes to consolidated financial statements.

F-4

First Choice Bancorp and Subsidiary

Consolidated Statements of Cash Flows

	Year ended December 31,
	2017	2016 (restated(1))
	(in thousands)
OPERATING ACTIVITIES
Net income	$7,354	$8,349
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	526	550
Amortization of premiums of investment securities	297	376
Amortization of servicing asset	487	596
Provision for loan losses	642	1,740
Provision for losses - unfunded commitments	563	3
Gain on sale of loans	(3,596)	(3,208)
Loss on disposal of fixed assets	2	-
Loans originated for sale	(75,656)	(38,708)
Proceeds from loans originated for sale	77,460	50,512
Amortization (accretion) of premiums and deferred loan fees, net	529	(997)
Write-down of net deferred tax asset	1,816	-
Deferred income taxes	383	(338)
Stock-based compensation	1,524	1,272
Decrease (increase) in other items, net	(849)	(1,949)
NET CASH FROM OPERATING ACTIVITIES	11,482	18,198

INVESTING ACTIVITIES
Proceeds from maturities and paydown of securities available-for-sale	4,548	5,820
Proceeds from maturities and paydown of securities held-to-maturity	367	13,006
Purchase of securities available-for-sale	(8,476)	(17,436)
Proceeds from sale of securities available-for-sale	4,399	-
Purchase of securities held-to-maturity	-	(2,422)
Purchases of loans	(14,800)	(55,045)
Net (increase) decrease in loans	(34,389)	9,761
Purchase of Federal Home Loan and other bank stock	(169)	(528)
Purchase of equity investment	(127)	(167)
Proceeds from disposal of premises and equipment	1	-
Purchases of premises and equipment	(528)	(207)
NET CASH USED IN INVESTING ACTIVITIES	(49,174)	(47,218)

FINANCING ACTIVITIES
Net increase in deposits	16,118	48,063
Net increase (decrease) in borrowings from Federal Home Loan Bank	20,000	(6,000)
Net increase in senior secured notes	350	-
Dividends paid	(5,762)	-
Repurchase of shares	(170)	(534)
Proceeds from exercise of stock options	257	85
NET CASH FROM FINANCING ACTIVITIES	30,793	41,614
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,899)	12,594
CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	110,031	97,437
CASH AND CASH EQUIVALENTS AT END OF YEAR	$103,132	$110,031

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest paid	$5,998	$6,129
Taxes paid	$6,560	$8,520
Noncash investing and financing activities:
Transfers of loans to (from) held for investment to held for sale	$-	$750
Servicing asset recognized	$843	$848

(1)	Certain amounts have been restated to reflect adjustments related to the correction of an error (see Note 2 to the Consolidated Financial Statements for additional information).

See accompanying notes to consolidated financial statements.

F-5

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts of First Choice Bancorp (the “Holding Company”), a California corporation, and its wholly-owned subsidiary, First Choice Bank (the “Bank”), a California state-chartered bank (together, the “Company”). All significant inter-company transactions and balances have been eliminated in consolidation. The consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), as codified in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) and general practices within the banking industry.

Nature of Operations

First Choice Bancorp, also known as First Choice, a California corporation, was organized on September 1, 2017 to become the holding company for First Choice Bank, collectively with First Choice, the Company. In December 2017, the Bank received requisite shareholder and regulatory approval necessary for the reorganization of First Choice Bank into the holding company form of ownership pursuant to which First Choice Bank became a wholly-owned subsidiary of First Choice. The reorganization was completed as of the close of business on December 21, 2017.

The Bank was incorporated under the laws of the State of California in March 2005, and commenced banking operations in August 2005 and has been organized as a single operating segment operating with five full-service branches in Cerritos, Rowland Heights, Alhambra, Anaheim and Carlsbad, California. The Bank’s primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals within its principal market area of Orange County and Los Angeles County.

Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through February 27, 2018, which is the date the consolidated financial statements were available to be issued.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses, the carrying value of deferred tax assets, and fair value of financial instruments are particularly subject to change in the near term.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, interest-bearing deposits at other banks with original maturities of less than 90 days, federal funds sold and securities purchased under agreements to resell. Generally, federal funds are sold for one-day periods.

Cash and Due from Banks

Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. These reserve requirements totaled approximately zero and $28.0 million at December 31, 2017 and December 31, 2016, respectively. The Company was in compliance with its reserve requirements as of December 31, 2017.

The Company maintains amounts due from banks, which exceed federally insured limits. The Company has not experienced any losses in such accounts.

Investment Securities

Bonds, notes, and debentures are classified as held to maturity and reported at cost, adjusted for premiums and discounts when management has the positive intent and ability to hold to maturity.

F-6

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Investments not classified as trading securities nor as held to maturity securities are classified as available-for-sale securities and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income included in shareholders’ equity. Premiums or discounts on held-to-maturity and available-for-sale securities are amortized or accreted into income using the interest method. Realized gains or losses on sales of available-for-sale securities are recorded using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows; OTTI related to credit loss, which must be recognized in the income statement and; OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loan Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains and losses on the sale of loans are recognized pursuant to ASC 860, Transfers and Servicing. Interest income on these loans is accrued daily. Loan origination fees and costs are deferred and included in the cost basis of the loan held for sale. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold, adjusted for any servicing asset or liability. Gains and losses on sales of loans are included in noninterest income.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs and net of deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the loans using the effective interest method or taken into income when the related loans are paid off or sold. Amortization of deferred loan fees and costs are discontinued when a loan is placed on nonaccrual status. Interest income is recorded on an accrual basis in accordance with the terms of the respective loan.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectibility. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

Impaired loans

A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan or lease agreement. Impaired loans and leases include loans and leases on nonaccrual status and performing troubled debt restructured loans. Income from impaired loans is recognized on an accrual basis unless the loan is on nonaccrual status. Income from loans on nonaccrual status is recognized to the extent cash is received and when the loan’s principal balance is deemed collectable. The Company measures impairment of a loan or lease by using the estimated fair value of the collateral, less estimated costs to sell and other applicable costs, if the loan or lease is collateral-dependent and the present value of the expected future cash flows discounted at the loan’s effective interest rate if the loan is not collateral-dependent. The impairment amount on a collateral-dependent loan is charged-off, and the impairment amount on a loan that is not collateral-dependent is generally recorded as a specific reserve.

F-7

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Troubled debt restructurings

A loan is classified as a troubled debt restructuring when the Company grants a concession to a borrower experiencing financial difficulties that it otherwise would not consider under our normal lending policies. These concessions may include a reduction of the interest rate, principal or accrued interest, extension of the maturity date or other actions intended to minimize potential losses. All modifications of criticized loans are evaluated to determine whether such modifications are troubled debt restructurings as outlined under ASC Subtopic 310-40, “Troubled Debt Restructurings by Creditors.” Loans restructured with an interest rate equal to or greater than that of a new loan with comparable market risk at the time the loan is modified may be excluded from certain restructured loan disclosures in years subsequent to the restructuring if the loans are in compliance with their modified terms.

A loan that has been placed on nonaccrual status that is subsequently restructured will usually remain on nonaccrual status until the borrower is able to demonstrate repayment performance in compliance with the restructured terms for a sustained period of time, typically for six months. A restructured loan may return to accrual status sooner based on other significant events or mitigating circumstances. A loan that has not been placed on nonaccrual status may be restructured and such loan may remain on accrual status after such restructuring. In these circumstances, the borrower has made payments before and after the restructuring. Generally, this restructuring involves maturity extensions, a reduction in the loan interest rate and/or a change to interest-only payments for a period of time. The restructured loan is considered impaired despite the accrual status and a specific reserve is calculated based on the present value of expected cash flows discounted at the loan’s original effective interest rate or based on the fair value of the collateral if the loan is collateral-dependent.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the un-collectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each segment.

The Company determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

The Company recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment as described above.

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

General reserves cover non-impaired loans and are based on historical loss rates for each portfolio segment or peer group historical data, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions; changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit; and the effect of other external factors such as competition and legal and regulatory requirements.

F-8

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Portfolio segments identified by the Company include construction and land development, residential and commercial real estate, commercial and industrial, Small Business Administration loans, and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios, collateral type, borrower financial performance, credit scores, and debt-to-income ratios.

Federal Home Loan Bank and Other Bank Stock

The Bank is a member of the Federal Home Loan Bank (“FHLB”) system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. The Bank also has restricted securities in the form of capital stock invested in Pacific Coast Banker’s Bank and The Independent Banker Bank. FHLB and other bank stock is carried at cost, since no ready market exists for the capital stock and it has no quoted market value, classified as a restricted securities, and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Other Real Estate Owned

Real estate acquired by foreclosure or deed in lieu of foreclosure is recorded at fair value at the date of foreclosure, establishing a new cost basis by a charge to the allowance for loan losses, if necessary. Other real estate owned is carried at the lower of the Company’s carrying value of the property or its fair value, less estimated costs to sell. Fair value is generally based on current appraisals and estimated selling costs. Any subsequent write-downs are charged against operating expenses and recognized as a valuation allowance. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to seven years for furniture and fixtures. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the consolidated financial statements.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets. In addition, for transfers of a portion of financial assets (for example, participations of loans receivable), the transfer must meet the definition of a “participating interest” in order to account for the transfer as a sale.

The Company accounts for transfers and servicing of financial assets by recognizing the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

Loan Sales and Servicing of Financial Assets

The Company originates SBA loans for sale in the secondary market. Servicing rights are recognized separately when they are acquired through sale of loans. Servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of loans. Fair value is based on a valuation model that calculates the present value of estimated future cash flows from the servicing assets. The valuation model uses assumptions that market participants would use in estimating cash flows from servicing assets, such as the cost to service, discount rates and prepayment speeds. Servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

F-9

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. For purposes of measuring impairment, the Company has identified each servicing asset with the underlying loan being serviced. A valuation allowance is recorded where the fair value is below the carrying amount of the asset. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayments speeds and changes in the discount rates.

Servicing fee income, which is reported on the consolidated income statement in net servicing fees, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and recorded as income when earned. The amortization of servicing rights and changes in the valuation allowance are netted against loan servicing income.

Advertising Costs

The Company expenses the costs of advertising in the year incurred.

Stock-Based Compensation

The Company recognizes the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period. See Note 12 for additional information on the Company’s stock-based compensation plan. Upon the adoption of ASU 2016-09 on January 1, 2017, the Company elects to account for forfeitures as they occur.

Income Taxes

Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in earnings in the period that includes the enactment date. Additionally, the effect of a change in tax rates on amounts included in accumulated other comprehensive income are reclassified to retained earnings at the enactment date. A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized.

The Company has adopted guidance issued by the Financial Accounting Standards Board (“FASB”) that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the consolidated financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Income tax positions must meet a more likely than not recognition threshold to be recognized. For the year ended December 31, 2017 and 2016, no adjustment for uncertain tax positions has been made in the consolidated financial statements. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

Earnings Per Share (“EPS”)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS.

Comprehensive Income

Changes in unrealized gains and losses on investment securities is the only component of accumulated other comprehensive income for the Company.

F-10

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note 10 - Commitments. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Risk and Uncertainties

In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. Economic risk is comprised of three components: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature and re-price at different speeds, or on a different basis, than its interest-bearing assets. Credit risk is the risk of default on loans that results from the borrower’s inability or unwillingness to make contractually required payments. Market risk results from changes in the value of assets and liabilities, which may impact, favorably or unfavorably, the reliability of those assets and liabilities.

The Company is subject to various government regulations which can change significantly from period to period. The Company also undergoes periodic examination by the regulatory agencies. This may subject its financial position to further changes with respect to asset valuation, amounts of required loss allowances, and operating restrictions as a result of the regulators’ judgments based upon information available to them at the time of their examination.

Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. See Note 16 – Fair Value Measurements for more information and disclosures relating to the Company’s fair value measurements.

Operating Segments

Management has determined that since generally all of the banking products and services offered by the Company are available in each branch of the Company, all branches are located within the same economic environment and management does not allocate resources based on the performance of different lending or transaction activities, it is appropriate to aggregate the Company branches and report them as a single operating segment.

Reclassifications

Certain reclassifications have been made in the 2016 consolidated financial statements to conform to the presentation used in 2017. These reclassifications had no impact on the Company’s previously reported consolidated financial statements.

F-11

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Recently Issued Accounting Pronouncements:

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (Topic606)(“ASU 2014-09”). ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2015-14, Revenue from Contracts with Customers (Topic 606) (“ASU 2015-14”) was issued in August 2015 which defers adoption to annual reporting periods beginning after December 15, 2017. The timing of the Company’s revenue recognition is not expected to materially change. The Company’s largest portions of revenue, interest and fees on loans and gain on sales of loans, are specifically excluded from the scope of the guidance, and the Company currently recognizes the majority of the remaining revenue sources in a manner that management believes is consistent with the new guidance. Because of this, management believes that revenue recognized under the new guidance will generally approximate revenue recognized under current GAAP. These observations are subject to change as the evaluation is completed.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10):Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). This guidance changes how entities account for equity investments that do not result in consolidation and are not accounted for under the equity method of accounting. Entities will be required to measure these investments at fair value at the end of each reporting period and recognize changes in fair value in net income. A practicability exception will be available for equity investments that do not have readily determinable fair values; however, the exception requires the Company to adjust the carrying amount for impairment and observable price changes in orderly transactions for the identical or a similar investment of the same issuer. This guidance also changes certain disclosure requirements and other aspects of current US GAAP. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within the fiscal year. Early adoption is permitted for only one of the six amendments. The Company has evaluated its applicable equity investments and determined that they qualify for the measurement exception, which allows those investments to be measured at cost less any impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Any impairment will be recorded prospectively through earnings, with related disclosures to be made.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). The new guidance establishes the principles to report transparent and economically neutral information about the assets and liabilities that arise from leases. Entities will be required to recognize the lease assets and lease liabilities that arise from leases in the statement of financial position and to disclose qualitative and quantitative information about lease transactions, such as information about variable lease payments and options to renew and terminate leases. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within the fiscal year. The Company is currently evaluating the impact of the adoption of ASU 2016-02 to determine the potential impact it will have on its consolidated financial statements. The Company’s assets and liabilities will increase based on the present value of the remaining lease payments for leases in place at the adoption date; however, this is not expected to be material to the Company’s consolidated results of operations.

In March 2016, the FASB issued ASU 2016-05, Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships (“ASU 2016-05”). The new guidance clarifies that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under Topic 815 does not, in and of itself, require de-designation of that hedging relationship provided that all other hedge accounting criteria continue to be met. This guidance is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The new guidance simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Entities will be required to recognize the income tax effects of awards in the income statement when the awards vest or are settled. This guidance is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. For the year ended December 31, 2017, excess tax benefits of approximately $167 thousand were recorded against income tax expense in the income statement, which previously would have been recorded against stockholders’ on the balance sheet.

F-12

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326)(“ASU 2016-13”). This guidance is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this guidance replace the incurred loss impairment methodology in current US GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. This ASU will be effective for fiscal years beginning after December 15, 2019. Early adoption is available as of the fiscal year beginning after December 15, 2018. The Company is evaluating the provisions of the guidance, and will closely monitor developments and additional guidance to determine the potential impact on the Company’s consolidated financial statements. Management is in the process of identifying the methodologies and the additional data requirements necessary to implement the guidance and has engaged an existing third party service provider to assist in implementation.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230) (“ASU 2016-15”). This guidance clarifies and provides guidance on several cash receipt and cash payment classification issues, including debt prepayment and extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions, and separately identifiable cash flows and application of the predominance principle. The amendments in this guidance are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The adoption of this guidance on January 1, 2018 did not have a significant impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”). This guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this guidance are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The adoption of this guidance on January 1, 2018 did not have a significant impact on the Company’s consolidated financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which amends the guidance for reporting comprehensive income. ASU 2018-02 allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the enactment of the Tax Cuts and Jobs Act, signed into law on December 22, 2017. ASU 2018-02 is effective for periods beginning after December 15, 2018 and early adoption is permitted. Upon adoption, the requirements of ASU 2018-02 must be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the legislation is recognized. The Company early-adopted this standard as of December 31, 2017 and recognized an $89 thousand reclassification adjustment, which is reflected in the consolidated statement of changes in stockholders’ equity.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On February 5, 2018, the Company announced that the Audit Committee of the Board of Directors of the Company, after consultation with management and its independent registered accounting firm, determined that the Company’s consolidated financial statements for the fiscal year ended December 31, 2016, and for each of the three quarters of 2017, were not in compliance with generally accepted accounting principles and would be restated.

The decision to restate these consolidated financial statements is based on the Company’s conclusion that it had been overly conservative in its earnings calculations, primarily as a result of the complex accounting treatment for the Company’s equity compensation plan. In addition, the Company had provided accruals for expenses in years 2014, 2015 and 2016 in anticipation of incurring certain expenses, which expenses, for a number of different reasons, were never incurred. The result was that the Company had over-accrued for expenses. The net result of the restatement was that the Company earned approximately $1.06 million more in income after taxes than was reported in the consolidated financial statements for the years ended December 31, 2014 through 2016. The restatement is reflected as an increase in shareholders’ equity account “retained earnings” for the opening balance sheet for the Company as of January 1, 2016, and the 2016 consolidated income statement is also restated.

F-13

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

The following tables identify each consolidated financial statement line item affected by the restatement.

Consolidated Balance Sheets

	December 31, 2016
	As Previously Reported	Restatement Adjustments	As Restated
	(in thousands)
Other assets	$2,803	$(765)	$2,038
Total assets	863,456	(765)	862,691
Other liabilities	5,373	(1,824)	3,549
Total liabilities	762,008	(1,824)	760,184
Retained earnings	13,719	1,059	14,778
Total shareholders’ equity	101,448	1,059	102,507

Consolidated Statements of Income

	Year Ended December 31, 2016
	As Previously Reported	Restatement Adjustments	As Restated
	(in thousands)
Noninterest expense
Salaries and employee benefits	$13,147	$(265)	$12,882
Occupancy expenses	1,246	-	1,246
Professional fees	960	79	1,039
Data processing	1,011	109	1,120
Equipment expenses	708	(2)	706
Office expenses	674	1	675
Deposit insurance and regulatory assessments	567	(77)	490
Loan related expenses	215	(1)	214
Customer service expenses	411	(7)	404
Provision for credit losses - off-balance sheet	3	-	3
Other	1,106	28	1,134
Total noninterest expense	20,048	(135)	19,913
Income before taxes	14,082	135	14,217
Income taxes	5,812	56	5,868
Net income	$8,270	$79	$8,349
Net income per share:
Basic	$1.18	$0.01	$1.19
Diluted	$1.17	$0.01	$1.18

Consolidated Statements of Comprehensive Income

	Year Ended December 31, 2016
	As Previously Reported	Restatement Adjustments	As Restated
	(in thousands)
Net income	$8,270	$79	$8,349
Total other comprehensive (loss) income	(102)	-	(102)
Total comprehensive income	8,168	79	8,247

F-14

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Shareholders’ Equity

	Year Ended December 31, 2016
	As Previously Reported	Restatement Adjustments	As Restated
	(in thousands)
Retained earnings, December 31, 2015	$9,687	$980	$10,667
Total shareholders’ equity, December 31, 2015	92,435	980	93,415
Net income	8,270	79	8,349
Retained earnings, December 31, 2016	13,719	1,059	14,778
Total shareholders’ equity, December 31, 2016	101,448	1,059	102,507

Consolidated Statements of Cash Flows

	Year Ended December 31, 2016
	As Previously Reported	Restatement Adjustments	As Restated
	(in thousands)
Net income	$8,270	$79	$8,349
Adjustments to reconcile net income to net cash provided by operating activities:
Other items, net	(1,870)	(79)	(1,949)
Net cash provided by operating activities	18,198	-	18,198

NOTE 3. INVESTMENT SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of held-to-maturity and available-for-sale securities and their approximate fair values at December 31, 2017 and December 31, 2016 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
December 31, 2017:
Investment securities, available-for-sale:
Mortgage-backed securities	$8,698	$4	$(206)	$8,496
Collateralized mortgage obligations	13,872	40	(253)	13,659
SBA pools	10,559	-	(254)	10,305
Mutual fund investment	2,577	-	(35)	2,542
	$35,706	$44	$(748)	$35,002

Investment securities, held-to-maturity:
U.S. Government and agency securities	$3,273	$-	$(18)	$3,255
Mortgage-backed securities	2,027	-	(53)	1,974
	$5,300	$-	$(71)	$5,229

December 31, 2016:
Investment securities, available-for-sale:
Mortgage-backed securities	$11,897	$29	$(280)	$11,646
Collateralized mortgage obligations	14,454	18	(174)	14,298
SBA pools	9,055	-	(227)	8,828
Mutual fund investment	1,049	-	(31)	1,018
	$36,455	$47	$(712)	$35,790

Investment securities, held-to-maturity:
U.S. Government and agency securities	$3,260	$-	$(21)	$3,239
Mortgage-backed securities	2,415	-	(97)	2,318
	$5,675	$-	$(118)	$5,557

F-15

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

The amortized cost and estimated fair value of all investment securities held-to-maturity and available-for-sale at December 31, 2017, by contractual maturities are shown below. Contractual maturities may differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to Maturity		Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$-	$-	$-	$-
Due after one year through five years	-	-	-	-
Due after five years through ten years	3,273	3,255	-	-
Due after ten years	-	-	-	-
Mortgage-backed and collateral mortgage obligations	2,027	1,974	22,570	22,155
SBA pools	-	-	10,559	10,305
Mutual fund investment	-	-	2,577	2,542
	$5,300	$5,229	$35,706	$35,002

The Company sold $4.4 million in investment securities available-for-sale during the year ended December 31, 2017, resulting in gross gains of $14 thousand and gross losses of $14 thousand. The Company did not sell any investment securities available-for-sale during the year ended December 31, 2016. There were no maturities or calls of investment securities during the year ended December 31, 2017. There was $13.0 million in maturities of investment securities during the year ended December 31, 2016.

At December 31, 2017 securities with a carrying amount of $5.3 million were pledged to the Federal Reserve Bank as discussed in Note 8 – Borrowing Arrangements.

As of December 31, 2017 and 2016 unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are summarized as follows:

	Less Than Twelve Months		Over Twelve Months		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
	(in thousands)
December 31, 2017:
Investment securities, available-for-sale:
Mortgage-backed securities	$(1)	$59	$(205)	$7,639	$(206)	$7,698
Collateralized mortgage obligations	(74)	4,329	(179)	7,946	(253)	12,275
SBA pools	(20)	3,858	(234)	6,447	(254)	10,305
Mutual fund investment	-	-	(35)	2,542	(35)	2,542
	$(95)	$8,246	$(653)	$24,574	$(748)	$32,820

Investment securities, held-to-maturity:
U.S. Government and agency securities	$-	$-	$(18)	$3,255	$(18)	$3,255
Mortgage-backed securities	(6)	949	(47)	1,025	(53)	1,974
	$(6)	$949	$(65)	$4,280	$(71)	$5,229

December 31, 2016:
Investment securities, available-for-sale:
Mortgage-backed securities	$(175)	$7,493	$(105)	$3,028	$(280)	$10,521
Collateralized mortgage obligations	(174)	11,896	-	-	(174)	11,896
SBA pools	(227)	8,828	-	-	(227)	8,828
Mutual fund investment	-	-	(31)	1,018	(31)	1,018
	$(576)	$28,217	$(136)	$4,046	$(712)	$32,263

Investment securities, held-to-maturity:
U.S. Government and agency securities	$(21)	$3,239	$-	$-	$(21)	$3,239
Mortgage-backed securities	(97)	2,318	-	-	(97)	2,318
	$(118)	$5,557	$-	$-	$(118)	$5,557

F-16

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

As of December 31, 2017, the Company had 26 investment securities where estimated fair value had decreased 2.11% from amortized cost. Unrealized losses on debt have not been recognized into income because the issuers’ bonds are above investment grade, management does not intend to sell and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the bonds approach maturity.

At December 31, 2017, the Company held investment securities issued by Fannie Mae whose market value represented approximately 16.0% of shareholders’ equity. No other issuers represented 10% or more of the Company’s shareholders’ equity at December 31, 2017.

FHLB Stock and Other Bank Stocks

In connection with outstanding FHLB advances, the Company owned FHLB stock carried at cost of $3.6 million and $3.5 million at December 31, 2017 and 2016, respectively. At December 31, 2017 and 2016, the Bank was required to own FHLB stock at least equal to the greater of 1% of FHLB membership asset value or 2.7% of outstanding FHLB advances. During the year ended December 31, 2016, FHLB stock increased by $169 thousand due to purchases. The Company evaluated the carrying value of its FHLB stock investment at December 31, 2017, and determined that it was not impaired. This evaluation considered the long-term nature of the investment, the current financial and liquidity position of the FHLB, repurchase activity of excess stock by the FHLB at its carrying value, the return on the investment from recurring dividends, and the Company’s intent and ability to hold this investment for a period of time sufficient to recover our recorded investment.

The Company also has restricted securities in the form of capital stock invested in Pacific Coast Banker’s Bank and The Independent BankerBank. Capital stock invested in these entities totaled $293 thousand at both December 31, 2017 and 2016.

NOTE 4. LOANS

The Company’s loan portfolio consists primarily of loans to borrowers within Orange County and Los Angeles County of California. Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses, such as hospitality businesses, are among the principal industries in the Company’s market area and, as a result, the Company’s loan and collateral portfolios are, to some degree, concentrated in those industries.

The Company also originates SBA loans either for sale to institutional investors or for retention in the loan portfolio. Loans identified as held for sale are carried at lower of carrying value or market value and separately designated as such in the consolidated financial statements. A portion of the Company’s revenues are from origination of loans guaranteed by the Small Business Administration under its various programs and sale of the guaranteed portions of the loans. Funding for these loans depends on annual appropriations by the U.S. Congress.

The Company has pledged loans to secure lines of credit with the Federal Home Loan Bank as discussed in Note 8 – Borrowing Arrangements.

The composition of the Company’s loan portfolio at December 31, 2017 and 2016 was as follows:

	December 31, 2017	December 31, 2016
	(in thousands)
Construction and land development	$115,427	$110,696
Real estate:
Residential	62,719	84,266
Commercial real estate - owner occupied	53,106	53,741
Commercial real estate - non-owner occupied	252,114	194,720
Commercial and industrial	169,184	161,666
SBA loans	89,430	81,042
Consumer	828	8,329
Gross loans	$742,808	$694,460
Net deferred loan (fees) costs	(400)	187
Net (discount) premium on purchased loans	(695)	1,438
Allowance for loan losses	(10,497)	(11,599)
Loans receivable, net	$731,216	$684,486

F-17

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

A summary of the changes in the allowance for loan losses for the years ended December 31, 2017 and 2016 follows:

	Year ended December 31,
	2017	2016

Balance, beginning of period	$11,599	$11,415
Provision for loan losses	642	1,740
Charge-offs	(1,845)	(1,556)
Recoveries	101	-
Net charge-offs	(1,744)	(1,556)
Balance, end of period	$10,497	$11,599

The following table presents the activity in the allowance for loan losses for years ended December 31, 2017 and 2016 by portfolio segment:

	Year ended December 31, 2017
		Real Estate
	Construction and Land Development	Residential	Commercial - Owner Occupied	Commercial - Non-owner Occupied	Commercial and Industrial	SBA Loans	Consumer	Total
	(in thousands)
Balance, December 31, 2016	$1,827	$924	$618	$2,501	$3,541	$2,086	$102	$11,599
Provision for (reversal of) loan losses	(230)	(549)	37	635	1,021	(178)	(94)	642
Charge-offs	—	—	—	—	(1,386)	(459)	—	(1,845)
Recoveries	—	—	—	—	56	45	—	101
Net charge-offs	—	—	—	—	(1,330)	(414)	—	(1,744)
Balance, December 31, 2017	$1,597	$375	$655	$3,136	$3,232	$1,494	$8	$10,497
Reserves:
Specific	$—	$—	$—	$—	$299	$205	$—	$504
General	1,597	375	655	3,136	2,933	1,289	8	9,993
	$1,597	$375	$655	$3,136	$3,232	$1,494	$8	$10,497
Loans evaluated for impairment:
Individually	$—	$—	$—	$—	$634	$1,200	$—	$1,834
Collectively	115,427	62,719	53,106	252,114	168,550	88,230	828	740,974
	$115,427	$62,719	$53,106	$252,114	$169,184	$89,430	$828	$742,808

F-18

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

	Year ended December 31, 2016
		Real Estate
	Construction and Land Development	Residential	Commercial - Owner Occupied	Commercial - Non-owner Occupied	Commercial and Industrial	SBA Loans	Consumer	Total
	(in thousands)
Balance, December 31, 2015	$2,491	$589	$746	$3,142	$2,171	$2,276	$-	$11,415
Provision for (reversal of) loan losses	(664)	335	(128)	(641)	2,926	(190)	102	1,740
Charge-offs	-	-	-	-	(1,556)	-	-	(1,556)
Recoveries	-	-	-	-	-	-	-	-
Net charge-offs	-	-	-	-	(1,556)	-	-	(1,556)
Balance, December 31, 2016	$1,827	$924	$618	$2,501	$3,541	$2,086	$102	$11,599
Reserves:
Specific	$-	$-	$-	$-	$1,135	$500	$-	$1,635
General	1,827	924	618	2,501	2,406	1,586	102	9,964
	$1,827	$924	$618	$2,501	$3,541	$2,086	$102	$11,599
Loans evaluated for impairment:
Individually	$-	$-	$-	$-	$1,487	$1,862	$-	$3,349
Collectively	110,696	84,266	53,741	194,720	160,179	79,180	8,329	691,111
	$110,696	$84,266	$53,741	$194,720	$161,666	$81,042	$8,329	$694,460

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass - Loans classified as pass include loans not meeting the risk ratings defined below.

Special Mention - Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Impaired - A loan is considered impaired, when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

F-19

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

The risk category of loans by class of loans was as follows as of December 31, 2017 and 2016:

	December 31, 2017
	Pass	Special Mention	Substandard	Impaired	Total
	(in thousands)
Construction and land development	$115,427	$-	$-	$-	$115,427
Real estate:
Residential	62,719	-	-	-	62,719
Commercial real estate - owner occupied	53,106	-	-	-	53,106
Commercial real estate - non-owner occupied	252,114	-	-	-	252,114
Commercial and industrial	161,679	6,871	-	634	169,184
SBA loans	83,574	4,130	526	1,200	89,430
Consumer	828	-	-	-	828
	$729,447	$11,001	$526	$1,834	$742,808

	December 31, 2016
	Pass	Special Mention	Substandard	Impaired	Total
	(in thousands)
Construction and land development	$110,696	$-	$-	$-	$110,696
Real estate:
Residential	84,266	-	-	-	84,266
Commercial real estate - owner occupied	44,754	8,987	-	-	53,741
Commercial real estate - non-owner occupied	194,720	-	-	-	194,720
Commercial and industrial	153,508	3,769	2,902	1,487	161,666
SBA loans	79,046	134	-	1,862	81,042
Consumer	8,329	-	-	-	8,329
	$675,319	$12,890	$2,902	$3,349	$694,460

Past due and nonaccrual loans presented by loan class were as follows as of December 31, 2017 and 2016:

	December 31, 2017
	Still Accruing
	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	Nonaccrual
	(in thousands)
Construction and land development	$-	$-	$-	$-
Real estate:
Residential	1,079	-	-	-
Commercial real estate - owner occupied	-	-	-	-
Commercial real estate - non-owner occupied	-	-	-	-
Commercial and industrial	-	-	-	634
SBA loans	-	-	-	1,200
Consumer	-	-	-	-
Total	$1,079	$-	$-	$1,834

F-20

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

	December 31, 2016
	Still Accruing
	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	Nonaccrual
	(in thousands)
Construction and land development	$-	$-	$-	$-
Real estate:
Residential	285	219	-	-
Commercial real estate - owner occupied	-	-	-	-
Commercial real estate - non-owner occupied	-	-	-	-
Commercial and industrial	-	-	-	1,487
SBA loans	-	-	-	1,862
Consumer	-	-	-	-
Total	$285	$219	$-	$3,349

Information relating to individually impaired loans presented by class of loans was as follows as of December 31, 2017 and 2016:

	December 31, 2017
			Impaired Loans
	Unpaid Principal Balance	Recorded Investment	Without Specific Reserve	With Specific Reserve	Related Allowance
	(in thousands)
Construction and land development	$-	$-	$-	$-	$-
Real estate:
Residential	-	-	-	-	-
Commercial real estate - owner occupied	-	-	-	-	-
Commercial real estate - non-owner occupied	-	-	-	-	-
Commercial and industrial	640	634	9	625	299
SBA loans	1,266	1,200	839	361	205
Consumer	-	-	-	-	-
Total	$1,906	$1,834	$848	$986	$504

	December 31, 2016
			Impaired Loans
	Unpaid Principal Balance	Recorded Investment	Without Specific Reserve	With Specific Reserve	Related Allowance
	(in thousands)
Construction and land development	$-	$-	$-	$-	$-
Real estate:
Residential	-	-	-	-	-
Commercial real estate - owner occupied	-	-	-	-	-
Commercial real estate - non-owner occupied	-	-	-	-	-
Commercial and industrial	3,326	1,487	-	1,487	1,135
SBA loans	1,862	1,862	427	1,435	500
Consumer	-	-	-	-	-
Total	$5,188	$3,349	$427	$2,922	$1,635

F-21

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

The average recorded investment in impaired loans and related interest income recognized for the year ended December 31, 2017 and 2016 was as follows:

	Year ended December 31,
	2017		2016
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
	(in thousands)
Construction and land development	$-	$-	$-	$-
Real estate:
Residential	-	-	-	-
Commercial real estate - owner occupied	-	-	-	-
Commercial real estate - non-owner occupied	-	-	-	-
Commercial and industrial	1,066	-	2,421	-
SBA loans	1,540	-	1,075	-
Consumer	-	-	-	-
Total	$2,606	$-	$3,496	$-

At December 31, 2017 and 2016, the Company had approximately $1.8 million and $3.3 million, respectively, in recorded investment in loans identified as troubled debt restructurings (“TDR’s”) and had allocated approximately $504 thousand and $1.6 million, respectively, as specific reserves for these loans. The Company has not committed to lend any additional amounts to customers with outstanding loans that are classified as TDR’s as of December 31, 2017.

During the year ended December 31, 2017 and 2016, loan modifications resulting in TDR status generally included one or a combination of the following: extensions of the maturity date, principal payment deferments or signed forbearance agreement with a payment plan.

The following table represents loans by class modified as TDRs that occurred during the year ended December 31, 2017 and 2016:

	Year ended December 31,
	2017			2016
	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
	(in thousands, except number of loans)
Construction and land development	-	$-	$-	-	$-	$-
Real estate:
Residential	-	-	-	-	-	-
Commercial real estate - owner occupied	-	-	-	-	-	-
Commercial real estate - non-owner occupied	-	-	-	-	-	-
Commercial and industrial	4	1,112	1,112	-	-	-
SBA loans	-	-	-	1	390	390
Consumer	-	-	-	-	-	-
Total	4	$1,112	$1,112	1	$390	$390

There were no loans modified as troubled debt restructuring for which there was a payment default within twelve months following the modification during the years ended December 31, 2017 and 2016. A loan is considered to be in payment default once it is 90 days contractually past due under the modification.

F-22

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

NOTE 5. PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows:

	December 31,
	2017	2016
	(in thousands)
Leasehold improvements	$1,258	$1,039
Furniture, fixtures, and equipment	2,541	2,334
	3,799	3,373
Less: Accumulated depreciation and amortization	(2,764)	(2,337)
	$1,035	$1,036

The Company leases branches, administrative office facilities and loan production offices under non-cancellable operating lease arrangements that expire at various dates through 2022. These leases contain options, which enable the Company to renew the leases at fair rental value. In addition to minimum rentals, the leases have escalation clauses based upon various price indices and include provisions for additional payments to cover taxes, insurance and maintenance.

At December 31, 2017, the future minimum rental payments under these lease commitments are as follows:

(in thousands)
2018	$1,028
2019	966
2020	665
2021	233
2022	169
Thereafter	-
Total	$3,061

The minimum rental payments shown above are given for the existing lease obligations and are not a forecast of future rental expense.

Total rent expense, including common area costs, included in occupancy expense amounted to $902 thousand and $848 thousand during the years ended December 31, 2017 and 2016, respectively.

Depreciation expense totaled $526 thousand and $550 thousand for the years ended December 31, 2017 and 2016, respectively.

NOTE 6. TRANSFERS AND SERVICING OF FINANCIAL ASSETS

The Company sells loans in the secondary market and, for certain loans, retains the servicing responsibility. Consideration for the sale includes the cash received as well as the related servicing rights asset. The Company receives servicing fees ranging from 0.25% to 1.00% for the services provided.

Capitalized servicing rights as of December 31, 2017 totaled $2.6 million, compared to $2.3 million as of December 31, 2016.

SBA loans sold during the year ended December 31, 2017 totaled $35.3 million, compared to $33.7 million in the year ended December 31, 2016. Total gains on sale of SBA loans were $3.2 million and $3.0 million for the years ended December 31, 2017 and 2016, respectively. SBA loans serviced for others totaled $140.4 million at December 31, 2017 and $119.5 million at December 31, 2016.

Additionally, the Company was servicing construction and land development loans, commercial real estate loans and commercial & industrial loans participated out to various other institutions amounting to $81.6 million and $54.5 million at December 31, 2017 and December 31, 2016, respectively.

F-23

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

During the year ended December 31, 2017, the Company sold commercial real estate loans totaling $38.0 million, where servicing was not retained. These loans were sold to maintain the Company’s loan concentration limits and resulted in gains of $442 thousand. The Company sold $13.0 million of commercial real estate loans during the year ended December 31, 2016, resulting in a gain of $223 thousand.

SBA loans serviced for others are accounted for as sales and therefore are not included in the accompanying consolidated balance sheets. The risks inherent in SBA servicing assets relate primarily to changes in prepayments that result from shifts in interest rates.

The significant assumptions used in the valuation for SBA servicing rights at December 31, 2017 included discount rates, ranging from 11.06% to 21.37% and a weighted average prepayment speed assumption of 9.69%.

Activity for SBA servicing assets follows:

	Year ended December 31,
	2017	2016
	(in thousands)
Balance, beginning of period	$2,262	$2,010
Additions	843	848
Amortization	(487)	(596)
Impairment	-	-
Balance, end of period	$2,618	$2,262

The fair value of servicing assets for SBA loans was $3.0 million and $2.3 million as of December 31, 2017 and 2016, respectively. Servicing fees net of servicing asset amortization totaled $701 thousand and $441 thousand for the years ended December 31, 2017 and 2016, respectively. Contractually specified servicing fees were $1.2 million and $1.0 million for the years ended December 31, 2017 and 2016, respectively, and were included as a component of net servicing fee within non-interest income.

The following table summarizes the estimated change in the value of servicing assets as of December 31, 2017 given hypothetical shifts in prepayments speeds and yield assumptions:

	Change in Assumption	Change in Estimated Fair Value

Prepayment speeds	+10%	$(104)
Prepayment speeds	+20%	(203)
Discount rate	+1%	(101)
Discount rate	+2%	(195)

NOTE 7. DEPOSITS

Deposits at December 31, 2017 and 2016 consisted of the following:

	December 31,
	2017	2016
	(in thousands)
Noninterest-bearing demand	$235,584	$150,764
Money market, NOW and savings	372,209	446,829
Time deposits	164,886	158,968
	$772,679	$756,561

The Company’s ten largest depositor relationships accounted for approximately 25.5% of total deposits at December 31, 2017.

F-24

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Time deposits that equal or exceeded the FDIC insurance limit of $250,000 amounted to $81.9 million and $57.7 million as of December 31, 2017 and 2016, respectively. The Company qualifies to participate in a state public deposits program that allows it to receive deposits from the state or from political subdivisions within the state in amounts that would not be covered by FDIC. This program provides a stable source of funding to the Company. As of December 31, 2017, deposit balances under this program totaled $40 million. In connection with our participation in this program, loans pledged with the FHLB serve as collateral for $44 million in letters of credit issued by FHLB as collateral for the state public deposits. See Note 8 – Other Borrowings for information regarding pledged collateral with FHLB.

At December 31, 2017 the scheduled maturities of time deposits are as follows:

(in thousands)
2018	$72,387
2019	55,628
2020	13,322
2021	13,233
2022	8,327
Thereafter	1,989
Total	$164,886

NOTE 8. BORROWING ARRANGEMENTS

Senior secured notes

In December 22, 2017, the Company entered into a loan agreement with an affiliated bank to borrow up to $10 million. This facility is secured by 100% of the common stock of the Bank and bears interest, due quarterly, at a rate of U.S. Prime plus 0.25% and matures on December 22, 2019 (“Maturity Date”). The terms of the loan agreement require the Bank to maintain minimum capital ratios, a minimum return on average assets, certain minimum loan and asset ratios and other covenants, including (i) leverage ratio greater than or equal to 9.0%, (ii) tier 1 capital ratio greater than or equal to 11.0% and $90.0 million, (iii) total capital ratio greater than or equal to 12.0%, (iv) CET1 capital ratio greater than or equal to 11.0%, (v) return on average assets greater than or equal to 0.85%, (vi) total loans to total assets less than or equal to 85.0% and (vii) classified assets to Tier 1 capital plus the allowance for loan losses of less than or equal to 35.0%. In the event of default, the lender has the option to declare all outstanding balances as immediately due.

Upon maturity, the Company will pay a lookback fee equal to sum of (i) 0.25% of the portion of the loan not requested and drawn on December 22, 2018 (“Anniversary Date”) and (ii) 0.25% of the portion of the loan not requested and drawn between the Anniversary Date and Maturity Date.

At December 31, 2017, the outstanding balance under the facility totaled $350 thousand and the interest rate was 4.75%. At December 31, 2017, the Company was in compliance with all loan covenants on the facility.

Federal Home Loan Bank borrowings

As of December 31, 2017, the Company had borrowing capacity up to $211.4 million from the Federal Home Loan Bank of San Francisco (“FHLB”) subjected to providing adequate collateral and continued compliance with the Advances and Security Agreement and other eligibility requirements established by the FHLB. The Company had pledged loans in the amount of $495.6 million as collateral for this borrowing agreement. There were $20.0 million in borrowings under this arrangement, with an interest rate of 1.41% as of December 31, 2017. The entire amount outstanding is an overnight advance.

Other borrowings

The Company may borrow up to $42.0 million overnight on an unsecured basis from three of its primary correspondent banks. There were no borrowings under these arrangements during the years ended December 31, 2017 and 2016.

As of December 31, 2017, the Company had borrowing capacity of approximately $5.1 million with the Federal Reserve Bank discount window. The Company had pledged investment securities in the amount of $5.3 million as collateral for this line. There were no borrowings under this arrangement during the years ended December 31, 2017 and 2016.

F-25

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

NOTE 9. INCOME TAXES

The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Income tax expense consists of the following:

	December 31,
	2017	2016 (restated(1))
	(in thousands)
Currently payable:
Federal	$4,324	$4,617
State	1,566	1,589
	5,890	6,206
Deferred taxes	383	(338)
Change in Federal tax rate	1,816	-
	$8,089	$5,868

(1)	See Note 2 for restatement information

The following is a summary of the components of the net deferred tax asset (liability) accounts recognized in the accompanying consolidated balance sheets at December 31, 2017 and 2016:

	December 31,
	2017	2016
	(in thousands)
Deferred tax assets:
Allowance for loan losses due to tax limitations	$3,103	$4,693
Organizational expenses	18	34
Deferred state taxes	300	536
Stock-based compensation	554	12
Accrued expenses	476	1,250
Depreciation differences	90	31
Unrecognized loss on AFS securities	228	305
Other items	669	135
	5,438	6,996

Deferred tax liabilities:
Deferred compensation	-	(253)
Deferred loan costs	(842)	-
Other items	(101)	(61)
	(943)	(314)
	$4,495	$6,682

A comparison of the federal statutory income tax rates to the Company’s effective income tax rates at December 31, 2017 and 2016 follows:

	2017		2016 (restated(1))
	Amount	Rate	Amount	Rate
	(in thousands)		(in thousands)
Statutory Federal tax	$5,251	34.0%	$4,788	34.0%
State franchise tax, net of Federal benefit	1,080	7.0%	1,002	7.1%
Change in Federal tax rate	1,816	11.8%	-	0.0%
Other items, net	(58)	(0.4%)	78	0.2%
Actual tax expense	$8,089	52.4%	$5,868	41.3%

(1)	See Note 2 for restatement information

F-26

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

The Company is subject to federal income tax and California franchise tax. Federal income tax returns for the years ending after December 31, 2013 are open to audit by the federal authorities and California returns for the years ending after December 31, 2012 are open to audit by state authorities. As of December 31, 2017 and 2016, the Company had no unrecognized tax benefits recorded. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months.

On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act into legislation, substantially amending the Internal Revenue Code. Under FASB ASC 740, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. As a result of this new legislation, the Company recorded a write-down of $1.8 million from the re-measurement of deferred tax assets and liabilities resulting from the legislation’s decrease in the corporate Federal income tax rate from 35% to 21% beginning in 2018. This increase in tax expense had a 11.8% impact on our effective tax rate for the year ended December 31, 2017.

NOTE 10. COMMITMENTS

In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Company’s consolidated financial statements.

The Company’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the consolidated financial statements.

As of December 31, 2017 and 2016, the Company had the following outstanding financial commitments whose contractual amount represents credit risk:

	December 31,
	2017	2016
	(in thousands)
Commitments to extend credit	$237,371	$154,595
Standby letters of credit	996	917
Total	$238,367	$155,512

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management’s credit evaluation of the customer. The majority of the Company’s commitments to extend credit and standby letters of credit are secured by real estate. The allowance for unfunded commitments was $952 thousand and $389 thousand at December 31, 2017 and 2016, respectively.

In connection with the participation in a state public deposits program (Refer to Note 7 – Deposits), the Company has pledged $44 million in loans with the FHLB that serve as collateral for $44 million in letters of credit issued by FHLB to guarantee $40 million in state public deposits the Company received under the program as of December 31, 2017.

NOTE 11. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company may grant loans to certain executive officers and directors and the companies with which they are associated. The change in outstanding balances during the year ended December 31, 2017 and 2016 is as follows:

	Year ended December 31,
	2017	2016

Balance, beginning of period	$2,168	$5,015
Payments	(400)	(120)
Participation sold	-	(2,727)
Balance, end of period	$1,768	$2,168

F-27

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Deposits from certain officers and directors and the companies with which they are associated held by the Company at December 31, 2017 and 2016 amounted to $35.1 million and $30.0 million, respectively.

In December 2017, the Company entered into a $10 million senior secured facility (refer to Note 8 – Borrowing Arrangements) with an affiliated bank in which one of the executives of the Company is also a member of the affiliated bank’s board of directors. The outstanding balance of this facility was $350 thousand at December 31, 2017.

NOTE 12. STOCK-BASED COMPENSATION PLANS

The Company’s 2013 Omnibus Stock Incentive Plan (“2013 Plan”) was approved by shareholders in May 2013. Under the terms of the 2013 Plan, officers and key employees may be granted both nonqualified and incentive stock options and directors and other consultants, who are not also an officer or employee, may only be granted nonqualified stock options. The 2013 Plan also permits the grant of stock appreciation rights (“SARs”), restricted shares, deferred shares, performance shares and performance unit awards. The 2013 Plan provides for the total number of awards of common stock that may be issued over the term of the plan not to exceed 1,390,620 shares, of which a maximum of 1,390,620 shares may be granted as incentive stock options. Stock options, SARs, performance share and unit awards are granted at a price no less than 100% of the fair market value of the stock on the date of grant. Options generally vest over a period of three to five years. The 2013 Plan provides for accelerated vesting if there is a change of control, as defined in the 2013 Plan. Stock options expire no later than ten years from the date of the grant. The 2013 Plan expires in 2023. The 2013 plan replaced the 2005 Stock Option Plan which expired in 2015.

The Company recognized stock-based compensation expense of $1.5 million and $1.3 million, and related tax benefit of approximately $623 thousand and $517 thousand for the years ended December 31, 2017 and 2016, respectively.

The Company did not grant any stock options during the years ended December 31, 2017 and 2016.

A summary of the Company’s outstanding stock options as of December 31, 2017 and 2016, and changes during the years ended December 31, 2017 and 2016 are as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(in thousands, except share data)
Year ended December 31, 2017:
Outstanding, beginning of period	98,858	$9.50
Exercised	(31,367)	8.18
Granted	-	-
Forfeited	(1,513)	7.86
Outstanding, end of period	65,978	$10.17	5.2 years	$864
Option execisable	55,162	$9.94	5.1 years	$736

Year ended December 31, 2016:
Outstanding, beginning of period	109,674	$9.33
Exercised	(10,816)	7.86
Granted	-	-
Forfeited	-	-
Outstanding, end of period	98,858	$9.50	4.7 years	$619
Option execisable	78,308	$9.04	4.1 years	$527

As of December 31, 2017, there was approximately $11 thousand of total unrecognized compensation cost related to the outstanding stock options that will be recognized over a weighted-average period of 1.0 years. The intrinsic value of options exercised during the years ended December 31, 2017 and 2016 was approximately $348 thousand and $75 thousand, respectively.

F-28

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

A summary of the Company’s outstanding restricted shares as of December 31, 2017, and changes during the years ended December 31, 2017 and 2016 are as follows:

	Shares	Weighted Average Grant-Date Fair Value
	(in thousands, except share data)
Year ended December 31, 2017:
Nonvested, beginning of period	58,581	$14.10
Grants	126,440	21.51
Shares vested	(39,469)	16.42
Shares forfeited	(2,999)	15.44
Nonvested, end of period	142,553	$20.28

Year ended December 31, 2016:
Nonvested, beginning of period	144,708	$13.70
Grants	36,733	14.99
Shares vested	(117,477)	14.16
Shares forfeited	(5,383)	13.95
Nonvested, end of period	58,581	$14.10

As of December 31, 2017 there was approximately $1.6 million of total unrecognized compensation cost related to the restricted shares that will be recognized over the weighted-average period of 1.2 years. The intrinsic value of restricted shares that vested was approximately $0.8 million and $1.8 million during the years ended December 31, 2017 and 2016, respectively.

NOTE 13. EARNINGS PER SHARE

Earnings per share (“EPS”) is computed on a basic and diluted basis. Basic EPS is computed by dividing net income weighted average number of common shares outstanding. Basic shares outstanding excludes the unvested shares of restricted stock. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shares in the earnings of the Company. The Company’s unvested grants of restricted stock contain non-forfeitable rights to dividends, which are required to be treated as participating securities and included in the computation of earnings per share. Dividends and earnings allocated to participating securities were inconsequential for all years presented. The following is a reconciliation of net income and shares outstanding used in the computation of basic and diluted EPS:

	Year ended December 31,
	2017	2016 (restated(1))
Numerator for basic earnings per share:
Net earnings	$7,354	$8,349

Denominator for basic earnings per share:
Basic weighted average common shares outstanding during the period	7,098,554	7,006,214

Denominator for diluted earnings per share:
Basic weighted average common shares outstanding during the period	7,098,554	7,006,214
Net effect of dilutive stock options and restricted stock	84,944	73,399
Diluted weighted average common shares	7,183,498	7,079,613

Net earnings per common share:
Basic	$1.04	$1.19
Diluted	$1.02	$1.18

(1)	See Note 2 for restatement information

F-29

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

NOTE 14. RETIREMENT SAVINGS PLAN

The Company has adopted a 401(k) profit sharing plan (the “Plan”) covering employees meeting certain eligibility requirements as to minimum age. Employees may make voluntary contributions to the Plan through payroll deductions on a pre-tax basis. The Company makes matching contributions under a prescribed formula set forth in the plan. A participant’s account under the plan, together with investment earnings thereon, is normally distributable, following retirement, death, disability, or other termination of employment, in a single lump-sum payment. The Company made contributions of $322 thousand and $299 thousand for 2017 and 2016, respectively.

NOTE 15. REGULATORY MATTERS

The Bank and the Company are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s and the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank and the Company must meet specific capital guidelines that involve quantitative measures of the Bank’s and the Company’s assets, liabilities, and certain off- balance-sheet items as calculated under regulatory accounting practices. The Bank’s and the Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

In July, 2013, the federal bank regulatory agencies approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks, “Basel III rules”. The new rules became effective on January 1, 2015, with certain requirements phased-in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by January 1, 2019. The capital conservation buffer during 2017 was 1.25%. At December 31, 2017, the Bank’s capital conservation buffer was 6.72%. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

Quantitative measures established by regulation to ensure capital adequacy require the Bank and the Company to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 and CET1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2017, that the Bank and the Company meet all capital adequacy requirements to which it is subject.

As of December 31, 2017 and 2016, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank’s category). To be categorized as well-capitalized, the Company and the Bank must maintain minimum ratios as set forth in the tables below.

The following table also sets forth the actual capital amounts and ratios for the Bank:

			Amount of Capital Required
First Choice Bank	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands)
December 31, 2017:
Total Capital (to Risk-Weighted Assets)	$116,280	14.72%	$63,216	8.00%	$79,020	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$106,384	13.46%	$47,412	6.00%	$63,216	8.00%
CET1 Capital (to Risk-Weighted Assets)	$106,384	13.46%	$35,559	4.50%	$51,363	6.50%
Tier 1 Capital (to Average Assets)	$106,384	11.75%	$36,201	4.00%	$45,251	5.00%

December 31, 2016 (1):
Total Capital (to Risk-Weighted Assets)	$111,962	15.50%	$57,800	8.00%	$72,250	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$102,895	14.24%	$43,350	6.00%	$57,800	8.00%
CET1 Capital (to Risk-Weighted Assets)	$102,895	14.24%	$32,512	4.50%	$46,962	6.50%
Tier 1 Capital (to Average Assets)	$102,895	12.55%	$32,789	4.00%	$40,986	5.00%

(1)	See Note 2 for restatement information

F-30

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

The Board of Governors of the Federal Reserve System has adopted final amendments to the Small Bank Holding Company Policy Statement (Regulation Y, Appendix C) (the “Policy Statement”) that, among other things, raised from $500 million to $1 billion the asset threshold to qualify for the Policy Statement. The Company qualifies for treatment under the Policy Statement and is not subject to consolidated capital rules at the bank holding company level. The following table presents the capital ratios of the Holding Company as if it did qualify for the Policy Statement:

			Amount of Capital Required
First Choice Bancorp	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(in thousands)
December 31, 2017:
Total Capital (to Risk-Weighted Assets)	$116,090	14.69%	$63,226	8.00%	$79,033	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$106,191	13.44%	$47,420	6.00%	$63,226	8.00%
CET1 Capital (to Risk-Weighted Assets)	$106,191	13.44%	$35,565	4.50%	$51,371	6.50%
Tier 1 Capital (to Average Assets)	$106,191	11.73%	$36,201	4.00%	$45,251	5.00%

The Company’s principal source of funds is dividends received from the Bank. The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the bank’s undivided profits or the bank’s net income for its last three fiscal years less the amount of any distributions made by the bank during that period.

The Federal Reserve Bank limits the amount of dividends that the Company may pay on common stock to income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy.

NOTE 16. FAIR VALUE MEASUREMENTS

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Securities

The fair values of investment securities available-for-sale are determined by matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value on a recurring basis at December 31, 2017 and 2016:

		Recurring Fair Value Measurements
	Level 1	Level 2	Level 3	Total
		(in thousands)
December 31, 2017:
Mortgage-backed securities		8,496		8,496
Collateralized mortgage obligations		13,659		13,659
SBA Pools		10,305		10,305
Mutual fund investment		2,542		2,542
Investment securities, available-for-sale	$-	$35,002	$-	$35,002

December 31, 2016:
Mortgage-backed securities		11,646		11,646
Collateralized mortgage obligations		14,298		14,298
SBA Pools		8,828		8,828
Mutual fund investment		1,018		1,018
Investment securities, available-for-sale	$-	$35,790	$-	$35,790

F-31

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

The Company is required to measure certain assets and liabilities at estimated fair value from time to time. These fair value measurements typically result from the application of specific accounting pronouncements under GAAP. The fair value measurements are considered nonrecurring fair value measurements under FASB ASC 820-10.

There were no transfers of financial assets between Levels 2 and 3 for the years ended December 31, 2017 and 2016.

NOTE 17. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments not previously presented:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values because of the liquidity of these instruments.

Interest Bearing Deposits at Other Banks

The carrying amount is assumed to be the fair value given the short-term nature of these deposits.

Loans

For variable rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Prepayments prior to the re-pricing date are not expected to be significant. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

Federal Home Loan Bank Stock and Other Bank Stock

Investments in FHLB stock are recorded at cost and measured for impairment. Ownership of FHLB stock is restricted to member banks and the securities do not have a readily determinable market value. Purchases and sales of these securities are at par value with the issuer. The fair value of investments in FHLB stock and other bank stock is equal to the carrying amount.

Servicing Asset

The fair value of servicing assets is based, in part, by third-party valuations that project estimated future cash inflows that include servicing fees and outflows that include market rates for costs of servicing.

F-32

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Deposits

The fair values disclosed for demand deposits, including interest and non-interest demand accounts, savings, and certain types of money market accounts are, by definition based on carrying value. Fair value for fixed-rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits. Early withdrawal of fixed-rate certificates of deposit is not expected to be significant.

Senior Secured Notes

The fair value of the senior secured note approximates carrying value as the note was recently issued at a market rate.

Federal Home Loan Bank Borrowings

The fair values of the Company’s borrowings from Federal Home Loan Bank are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements.

Accrued Interest Receivable and Payable

The fair value of accrued interest receivable and payable approximates their carrying amounts.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

The fair value hierarchy level and estimated fair value of significant financial instruments at December 31, 2017 and 2016 are summarized as follows:

		December 31, 2017		December 31, 2016
	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(in thousands)
Financial Assets:
Cash and cash equivalents	Level 1	$103,132	$103,132	$110,031	$110,031
Investment securities, available-for-sale	Level 2	35,002	35,002	35,790	35,790
Investment securities, held-to-maturity	Level 2	5,300	5,229	5,675	5,557
Loans held for sale	Level 2	10,599	11,488	8,260	9,032
Loan receivable, net	Level 3	731,216	743,114	684,486	686,603
Federal Home Loan Bank and other stock	N/A	3,933	N/A	3,765	N/A
Servicing asset	Level 3	2,618	2,991	2,262	2,544
Accrued interest receivable	Level 2	3,108	3,108	2,666	2,666

Financial Liabilities:
Deposits	Level 2	$772,679	$770,999	$756,561	$758,733
Senior secured notes	Level 2	350	350	-	-
Federal Home Loan Bank borrowings	Level 2	20,000	20,000	-	-
Accrued interest payable	Level 2	114	114	74	74

F-33

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

NOTE 18. CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

The following tables present the parent company only condensed balance sheet as of December 31, 2017 and the related condensed statement of operations and condensed statement of cash flows for the year ended December 31, 2017.

Condensed Balance Sheets

December 31, 2017
(in thousands)
ASSETS
Cash and cash equivalents	$107
Investment in bank subsidiary	105,888
Taxes receivable	135

TOTAL ASSETS	$106,130

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accrued expenses	$78
Intercompany payable	8
Senior secured revolving facility	350
Total liabilities	436

Shareholders’ equity:
Preferred stock	-
Common stock	87,837
Additional paid-in capital	1,940
Retained earnings	16,459
Accumulated other comprehensive loss	(542)
Total shareholders’ equity	105,694
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$106,130

Condensed Statements of Income

Year Ended December 31, 2017
Income	$-

Expense:
Interest expense	1
Professional fees	121
Organizational expenses	152
Other expenses	55
Total expense	329
Loss before income taxes and equity in net loss of bank subsidiary	(329)
Income tax benefit	(135)
Loss before equity in net loss of bank subsidiary	(194)
Equity in net income of Bank subsidiary	7,548
Net income	$7,354

F-34

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

Condensed Statements of Cash Flows

Year Ended December 31, 2017
(in thousands)
Cash flows from operating activities
Net loss	$7,354
Adjustments to reconcile net income to net cash used in operating activities:
Equity in net loss of Bank subsidiary	(7,548)
Changes in other asset and liabilities:
Taxes receivable	(135)
Accrued expenses	78
Intercompany payable	8
Net cash used in operating activities	(243)

Cash flows from financing activities
Advances from senior secured revolving facility	350
Net cash provided by financing activities	350
Net change in cash and cash equivalents	107
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$107

NOTE 19. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables summarize the quarterly unaudited consolidated financial data for 2017 and 2016:

	Three months ended
	March 31 (restated(1))	June 30 (restated(1))	September 30 (restated(1))	December 31
	(in thousands, except share data)
Year ended December 31, 2017
Interest income	$9,064	$9,634	$10,754	$11,367
Interest expense	1,436	1,441	1,604	1,560
Net interest income	7,628	8,193	9,150	9,807
Provision for loan losses	-	-	1,000	(358)
Net interest income after provision for loan losses	7,628	8,193	8,150	10,165
Noninterest income	1,471	1,222	1,433	935
Noninterest expense	5,507	5,573	6,174	6,500
Income before taxes	3,592	3,842	3,409	4,600
Income taxes	1,466	1,560	1,418	3,645
Net income	$2,126	$2,282	$1,991	$955
Net income per share:
Basic	$0.30	$0.33	$0.28	$0.13
Diluted	$0.30	$0.31	$0.28	$0.13

(1)	See Note 2 for restatement information

F-35

First Choice Bancorp and Subsidiary

Notes to Consolidated Financial Statements

	Three months ended
	March 31 (restated(1))	June 30 (restated(1))	September 30 (restated(1))	December 31 (restated(1))
	(in thousands, except share data)
Year ended December 31, 2016
Interest income	$9,064	$9,380	$9,921	$9,146
Interest expense	1,416	1,478	1,507	1,646
Net interest income	7,648	7,902	8,414	7,500
Provision for loan losses	900	580	260	-
Net interest income after provision for loan losses	6,748	7,322	8,154	7,500
Noninterest income	1,089	1,145	1,107	1,065
Noninterest expense	5,187	4,946	5,095	4,685
Income before taxes	2,650	3,521	4,166	3,880
Income taxes	1,094	1,452	1,719	1,603
Net income	$1,556	$2,069	$2,447	$2,277
Net income per share:
Basic	$0.22	$0.30	$0.35	$0.32
Diluted	$0.22	$0.29	$0.35	$0.32

(1)	See Note 2 for restatement information

NOTE 20. DIVIDENDS

Total cash dividends declared were $0.80 per share or $5.8 million for the year ended December 31, 2017. There were no cash dividends during the year ended December 31, 2016.

On July 22, 2016, the Company paid a 4% stock dividend to shareholders of record on July 1, 2016. Per share data has been adjusted to give retroactive effect to this stock dividend.

NOTE 21. SUBSEQUENT EVENTS

On January 22, 2018, the Company declared a $0.20 cash dividend to shareholders of record as of February 9, 2018. The cash dividend totaled $1.5 million.

On February 26, 2018, the Company announced that it entered into an Agreement and Plan of Reorganization and Merger, dated February 23, 2018, by which Pacific Commerce Bancorp will be merged with and into First Choice Bancorp; and Pacific Commerce Bancorp’s bank subsidiary, Pacific Commerce Bank, will be merged with and into First Choice Bancorp’s bank subsidiary, First Choice Bank. Under the terms of the merger agreement, each shareholder will receive 0.46531 shares (referred to as the exchange ratio) of First Choice Bancorp for each outstanding share of Pacific Commerce Bancorp common stock. The merger is an all stock transaction valued at approximately $110.4 million, or $11.54 per share, based on a 30-trading day volume weighted average price of $24.83 for First Choice’s common stock as of February 23, 2018. The merger agreement is subject to satisfaction of customary closing conditions, including regulatory approvals and approval by both the shareholders of the Company and Pacific Commerce Bancorp. The Company expects the transaction to close early in the third quarter of 2018. Pacific Commerce Bancorp is headquartered in Los Angeles, California, with $536.1 million in total assets, $425.1 million in gross loans and $464.4 million in total deposits as of December 31, 2017. Pacific Commerce Bancorp has six full-service branches in Los Angeles and San Diego Counties, including its operating division, ProAmérica Bank, in Downtown Los Angeles. The transaction will increase First Choice’s total assets to approximately $1.5 billion on a pro forma basis as of December 31, 2017

On February 27, 2018, the Company received approval increasing the available credit under its senior secured notes facility from $10.0 million to $25.0 million, subject to completion of the merger with Pacific Commerce Bancorp.

F-36

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PACIFIC COMMERCE BANCORP

F-37

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Shareholders of

Pacific Commerce Bancorp and Subsidiaries

Los Angeles, California

We have audited the accompanying consolidated financial statements of Pacific Commerce Bancorp and Subsidiaries, which are comprised of the consolidated balance sheets as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Commerce Bancorp and Subsidiaries as of December 31, 2017 and 2016 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California

February 23, 2018

F-38

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 and 2016

ASSETS

	2017	2016

Cash and Due from Banks	$8,615,000	$25,664,000
Interest Bearing Deposits with Other Banks	69,675,000	64,380,000
Federal Funds Sold	3,000,000	3,000,000
TOTAL CASH AND CASH EQUIVALENTS	81,290,000	93,044,000

Investment Securities Available for Sale	-	74,000

Loans Held for Sale	7,940,000	11,292,000

Loans:
Real Estate	366,688,000	348,455,000
Commercial	58,394,000	63,703,000
TOTAL LOANS	425,082,000	412,158,000
Deferred Loan Fees, Net of Costs	(55,000)	(56,000)
Allowance for Loan Losses	(3,763,000)	(3,436,000)
NET LOANS	421,264,000	408,666,000

Investment in Restricted Common Stock	5,019,000	4,915,000
Premises and Equipment	700,000	910,000
Cash Surrender Value of Bank Owned Life Insurance	4,649,000	4,536,000
Deferred Tax Assets	2,603,000	3,446,000
Core Deposit Intangible	1,304,000	1,529,000
Goodwill	8,434,000	8,434,000
Accrued Interest and Other Assets	2,908,000	2,714,000

TOTAL ASSETS	$536,111,000	$539,560,000

The accompanying notes are an integral part of these consolidated financial statements.

F-39

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

DECEMBER 31, 2017 and 2016

LIABILITIES AND SHAREHOLDERS’ EQUITY

	2017	2016
Deposits:
Noninterest-Bearing Demand	$231,119,000	$204,984,000
Interest-bearing demand	10,903,000	12,228,000
Savings and Money Market Accounts	136,380,000	131,587,000
Time Deposits Under $250,000	67,209,000	88,666,000
Time Deposits $250,000 and Over	18,792,000	20,636,000
TOTAL DEPOSITS	464,403,000	458,101,000

FHLB Advances	-	15,000,000
Note Payable, Net of Issuance Costs	5,947,000	5,906,000
Accrued Interest and Other Liabilities	1,682,000	1,925,000
TOTAL LIABILITIES	472,032,000	480,932,000

Commitments and Contingencies - Notes 5 and 11	-	-

Shareholders’ Equity:
Common Stock - No Par Value; 15,000,000 Shares Authorized, 8,951,285 and 8,912,269 Shares Issued and Outstanding at December 31, 2017 and 2016, respectively	54,875,000	54,718,000
Additional Paid-In Capital	2,896,000	2,266,000
Retained Earnings	6,308,000	1,644,000
TOTAL SHAREHOLDERS’ EQUITY	64,079,000	58,628,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$536,111,000	$539,560,000

The accompanying notes are an integral part of these consolidated financial statements.

F-40

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 and 2016

	2017	2016
INTEREST INCOME
Interest and Fees on Loans	$22,856,000	$20,935,000
Interest on Fed Funds Sold and Interest-Bearing Deposits	889,000	285,000
Interest on Investment Securities	-	5,000
Dividends on Restricted Stock	489,000	384,000
TOTAL INTEREST INCOME	24,234,000	21,609,000
INTEREST EXPENSE
Deposits	1,212,000	1,031,000
Borrowings	349,000	323,000
TOTAL INTEREST EXPENSE	1,561,000	1,354,000

NET INTEREST INCOME	22,673,000	20,255,000

Provision for Loan Losses	300,000	250,000
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	22,373,000	20,005,000

NONINTEREST INCOME
Service Charges, Fees and Other	683,000	458,000
Increase in Cash Surrender Value of Life Insurance	114,000	116,000
Gain on Sale of Loans	1,324,000	1,475,000
Servicing Income, Net of Amortization	291,000	204,000
Other Operating Income	871,000	835,000
	3,283,000	3,088,000
NONINTEREST EXPENSE
Salaries and Employee Benefits	9,353,000	8,858,000
Occupancy and Equipment	1,950,000	1,747,000
Merger Expenses	-	1,081,000
Other Expenses	4,835,000	4,930,000
	16,138,000	16,616,000
INCOME BEFORE INCOME TAXES	9,518,000	6,477,000
Income Tax Expense	4,854,000	2,785,000
NET INCOME	$4,664,000	$3,692,000

NET INCOME PER SHARE – BASIC	$0.52	$0.46

NET INCOME PER SHARE – DILUTED	$0.50	$0.45

The accompanying notes are an integral part of these consolidated financial statements.

F-41

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 and 2016

	2017	2016

Net Income	$4,664,000	$3,692,000

Other Comprehensive Income (Loss):
Change in Unrealized Gains on Securities	-	(4,000)
TOTAL COMPREHENSIVE INCOME	$4,664,000	$3,688,000

The accompanying notes are an integral part of these consolidated financial statements.

F-42

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 and 2016

	Common Stock				Accumulated
	Number of		Additional Paid-In	Retained Earnings	Other Comprehensive
	Shares	Amount	Capital	(Deficit)	Income	Total
Balance at January 1, 2016	6,543,701	$39,448,000	$1,713,000	$(2,048,000)	$4,000	$39,117,000

Issuance of Stock Relating to Business Combination	2,332,974	15,106,000	-	-	-	15,106,000
Stock-based Compensation	-	-	545,000	-	-	545,000
Exercise of Stock Options, Including Tax Benefits of $8,000	35,594	164,000	8,000	-	-	172,000
Net Income	-	-	-	3,692,000	-	3,692,000
Other Comprehensive Loss	-	-	-	-	(4,000)	(4,000)
Balance at December 31, 2016	8,912,269	54,718,000	2,266,000	1,644,000	-	58,628,000

Stock-based Compensation	-	-	630,000	-	-	630,000
Exercise of Stock Options	39,016	157,000	-	-	-	157,000
Net Income	-	-	-	4,664,000	-	4,664,000
Other Comprehensive Loss	-	-	-	-	-	-
Balance at December 31, 2017	8,951,285	$54,875,000	$2,896,000	$6,308,000	$-	$64,079,000

The accompanying notes are an integral part of these consolidated financial statements.

F-43

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 and 2016

	2017	2016
OPERATING ACTIVITIES
Net Income	$4,664,000	$3,692,000
Adjustments to Reconcile Net Income to Net Cash
From Operating Activities:
Depreciation and Amortization	580,000	578,000
Provision for Loan Losses	300,000	250,000
Stock-based Compensation	630,000	545,000
Gain on Sale of Loans	(1,324,000)	(1,475,000)
Increase in CSV of Bank Owned Life Insurance	(114,000)	(116,000)
Deferred Income Tax Expense	843,000	1,358,000
Other Items	(285,000)	(347,000)
NET CASH FROM OPERATING ACTIVITIES	5,294,000	4,485,000
INVESTING ACTIVITIES
Redemption of Investments in Restricted Stock	(104,000)	(914,000)
Maturities and Paydowns of Securities Available for Sale	74,000	178,000
Net Change in Loans	(8,370,000)	21,518,000
Cash Acquired in Business Combination, Net	-	12,348,000
Purchases of Premises and Equipment	(107,000)	(6,000)
NET CASH FROM INVESTING ACTIVITIES	(8,507,000)	33,124,000
FINANCING ACTIVITIES
Net Increase in Deposits	6,302,000	30,909,000
Change in FHLB Advances	(15,000,000)	(10,500,000)
Proceeds from Issuance of Note Payable	-	1,976,000
Stock Option Exercises	157,000	164,000
NET CASH FROM FINANCING ACTIVITIES	(8,541,000)	22,549,000
<DECREASE> INCREASE IN CASH AND CASH EQUIVALENTS	(11,754,000)	60,158,000
Cash and Cash Equivalents at Beginning of Year	93,044,000	32,886,000
CASH AND CASH EQUIVALENTS AT END OF YEAR	$81,290,000	$93,044,000
Supplemental Disclosures of Cash Flow Information:
Interest Paid	$1,545,000	$1,308,000
Taxes Paid	$4,040,000	$1,770,000

The accompanying notes are an integral part of these consolidated financial statements.

F-44

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations - The Company consists of Pacific Commerce Bancorp (“Bancorp”) and its wholly-owned subsidiary Pacific Commerce Bank (the “Bank”) and the Bank’s wholly-owned subsidiary Pacific Commerce Bank Real Estate Holdings, LLC (collectively, the “Company”). Pacific Commerce Bancorp was formed in 2015 as a one-bank holding company. Pacific Commerce Bank Real Estate Holdings, LLC was formed in 2012 for the sole purpose of holding real estate owned acquired through foreclosure.

The Company provides financial services through six branches located in the Los Angeles and San Diego regions of Southern California, with one of its two downtown Los Angeles branches operating under the name ProAmérica Bank. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial real estate, and commercial loans.

Basis of presentation and consolidation - The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and general practices within the banking industry. The consolidated financial statements of the Company include the accounts of Pacific Commerce Bancorp, its wholly-owned subsidiary Pacific Commerce Bank and the Bank’s wholly-owned subsidiary Pacific Commerce Bank Real Estate Holdings, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Subsequent events - The Company has evaluated subsequent events for recognition and disclosure through February 23, 2018, which is the date the financial statements were available to be issued.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of credit risk - Assets and liabilities that subject the Company to concentrations of credit risk consist of cash balances at other banks, loans, and deposits. Most of the Company’s customers are located within Los Angeles, San Diego and the surrounding metropolitan areas. The Company’s primary lending products are discussed in Note 4 to the consolidated financial statements. Substantially all loans are secured by specific items of collateral, including business and consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of business. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the Southern California area.

The Company did not have any significant concentrations in its business with any one customer or industry. The Company obtains what it believes to be sufficient collateral to secure potential losses on loans. The extent and value of collateral varies based on the details underlying each loan agreement.

Cash and cash equivalents - For purposes of reporting cash flows cash and cash equivalents include cash, deposits with other financial institutions with maturities of less than 90 days and federal funds sold. Generally, federal funds are sold for one day periods.

Cash and due from banks - Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Company was in compliance with all reserve requirements as of December 31, 2017 and 2016.

The Company maintains amounts due from banks, which may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Investment securities - Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

F-45

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as a separate component of other comprehensive income included in shareholders’ equity. Premiums or discounts on held-to-maturity and available-for- sale securities are amortized or accreted into income using the interest method. Realized gains or losses on sales of held-to-maturity or available-for-sale securities are recorded using the specific identification method.

Investments with fair values that are less than amortized cost are considered impaired. Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: OTTI related to credit loss, which must be recognized in the income statement, and OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Restricted stock - The Company has investments in the Federal Home Loan Bank (“FHLB”) of San Francisco, Federal Reserve Bank (“FRB”) of San Francisco, and Pacific Coast Bankers’ Bank stock. These investments are classified as restricted securities carried at cost and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans Held for Sale - Loans originated and intended for sale are carried at the lower of aggregate cost or fair value. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Loans - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Premiums and discounts on loans purchased are grouped by type and certain common risk characteristics and amortized or accreted as an adjustment of yield over the weighted-average remaining contractual lives of each group of loans, adjusted for prepayments when applicable, using methodologies which approximate the interest method.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days or when, in the opinion of management, there is reasonable doubt as to collectibility based on contractual terms of the loan. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

Allowance for Loan Losses - The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each segment.

F-46

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

The Company determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due.

Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

Allowance for loan losses (Continued) - The Company recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment as described above. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

General reserves cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

Portfolio segments identified by the Company include real estate and commercial loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios, and financial performance.

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures - The Bank also maintains a separate allowance for off-balance sheet commitments. Management estimates anticipated losses using historical data and utilization assumptions. The Allowance for off-balance sheet commitments totaled $83,184 at December 31, 2017 and $78,757 at December 31, 2016, and is included in other liabilities on the balance sheet.

Loss Contingencies - Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and the amount or range of loss can be reasonable estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Transfers of Financial Assets - Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. Gains on sales of Small Business Administration (“SBA”) loans totaled $1,508,000 and $1,475,000 in 2017 and 2016, respectively.

Servicing Rights - When SBA loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

F-47

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

Servicing rights are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. No impairment was recognized as of December 31, 2017. Servicing fee income is recorded for fees earned for servicing loans is shown separately in the statements of income, net of amortization of mortgage servicing rights. Servicing fees are based on a contractual percentage of the outstanding principal.

Premises and equipment - Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line and declining balance methods based principally on the estimated useful lives of the assets, which range from three to ten years for furniture, equipment, and computer equipment. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Bank owned life insurance - The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the consolidated balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Other real estate owned - Real estate acquired by foreclosure, or deed in lieu of foreclosure, is recorded at fair value at the date of foreclosure, establishing a new cost basis by a charge to the allowance for loan losses, if necessary. Fair value is based on current appraisals less estimated selling costs. Any subsequent write-downs are charged against noninterest expenses and recognized as a valuation allowance. Operating expenses of such properties, net of related income, are included in other expenses. Gains and losses on disposition of such properties are included in noninterest income.

Goodwill and Other Intangible Assets - Goodwill is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill resulting from whole bank acquisitions is not amortized, but tested for impairment at least annually. The Company has selected August 31 as the date to perform the annual impairment test. Goodwill amounted to $8,434,000 as of December 31, 2017 and is the only intangible asset with an indefinite life on the balance sheet. No impairment was recognized on goodwill during 2017.

Other intangible assets consist of core deposit intangible (“CDI”) assets arising from whole bank acquisitions. CDI assets are amortized on an accelerated method over their estimated useful life of approximately 10 years. CDI of $412,000 and $1,477,000 was recognized in the 2016 and 2015 acquisitions of ProAmérica and Vibra Banks, respectively. The unamortized balance of the CDI asset as of December 31, 2017 and 2016 was $1,304,000 and $1,529,000, respectively. CDI amortization expense was $225,000 and $238,000 in 2017 and 2016, respectively. Estimated CDI amortization expense for the next 5 years and thereafter, is as follows:

CDI Amortization Schedule
2018	$213,000
2019	202,000
2020	190,000
2021	179,000
2022	167,000
Thereafter	353,000
$1,304,000

F-48

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

Income taxes - Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is ‘more likely than not’ that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods. The Company has adopted guidance issued by the Financial Accounting Standards Board (“FASB”) that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the consolidated financial statements only if, based on its merits, the position is more likely than not to be sustained by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

Comprehensive income - The change in unrealized gains and losses on available-for-sale securities is the only component of accumulated other comprehensive income for the Bank.

Earnings per share (“EPS”) - Earnings per share amounts have been computed using both the weighted average number of shares outstanding of common stock for the purposes of computing basic EPS and the weighted average number of shares outstanding of common stock plus dilutive common stock equivalents for the purpose of computing diluted EPS. Basic EPS is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Basic EPS excludes the dilutive effect that could occur if any securities or other contracts to issue common stock were exercised or converted into or resulted in the issuance of common stock. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings available to common shareholders of the bank. The treasury stock method is applied to determine the dilutive effect of stock options in computing dilutive earnings per share. The dilutive calculation excludes 28,000 and 485,203 options outstanding for the years ended December 31, 2017 and 2016, respectively, for which the exercise price plus the average unrecognized compensation exceeded the average market price of the Company’s common stock during those years. Basic and diluted EPS are calculated as follows:

	2017	2016
BASIC EARNINGS PER SHARE
Net Income	$4,664,000	$3,692,000
Weighted Average Common Shares Outstanding	8,951,285	8,004,766
Basic Earnings Per Share	$0.52	$0.46

DILUTED EARNINGS PER SHARE
Net Income	$4,664,000	$3,692,000
Weighted Average Common Shares Outstanding	8,951,285	8,004,766
Dilutive Effect of Stock Options	297,738	156,204
Weighted Average Shares Outstanding, Including
Potentially Dilutive Effect of Stock Options	9,257,678	8,160,970
Dilutive Earnings Per Share	$0.50	$0.45

Financial instruments - In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note 11. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Stock-based compensation - The Company recognizes the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period.

F-49

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (Topic 718) and the Company early adopted this new standard in the current year. ASU 2016-09 includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the financial statements. Under ASU 2016-09, excess tax benefits and certain tax deficiencies are no longer recorded in additional paid-in capital (“APIC”). Instead, all excess tax benefits and tax deficiencies are recorded as income tax expense or benefit in the income statement. ASU 2016-09 also permits an accounting policy election, which the Company invoked, to account for forfeitures as they occur rather than estimating cost based on the number of awards that are expected to vest.

See Note 12 for additional information on the Company’s stock option plan.

Fair value measurement - Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The guidance describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2:	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3:	Significant unobservable inputs that reflect the entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See Notes 13 for more information and disclosures relating to the Company’s fair value measurements.

Reclassifications - Certain reclassifications have been made in the 2016 consolidated financial statements to conform to the presentation used in 2017. These reclassifications had no significant impact on the Company’s previously reported financial position or results of operations.

Recent Accounting Pronouncements Not Yet Effective – In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This Update requires an entity to recognize revenue as performance obligations are met, in order to reflect the transfer of promised goods or services to customers in an amount that reflects the consideration the entity is entitled to receive for those goods or services. The following steps are applied in the updated guidance: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. These amendments are effective for public business entities for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period and one year later for nonpublic business entities. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that period. The Company is currently evaluating the effects of ASU 2014-09 on its consolidated financial statements and disclosures.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (Subtopic 825-10). Changes made to the current measurement model primarily affect the accounting for equity securities and readily determinable fair values, where changes in fair value will impact earnings instead of other comprehensive income. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. The Update also changes the presentation and disclosure requirements for financial instruments including a requirement that public business entities use exit price when measuring the fair value of financial instruments measured at amortized cost for disclosure purposes. Nonpublic business entities are permitted to immediately adopt a provision which would omit the disclosure of fair value of financial instruments carried at amortized cost. The Company adopted this provision effective with these financial statements. This Update is generally effective for nonpublic business entities in fiscal years beginning after December 15, 2018 and can be early adopted one year earlier. The Company is currently evaluating the effects of ASU 2016-01 on its consolidated financial statements and disclosures.

F-50

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The most significant change for lessees is the requirement under the new guidance to recognize right-of-use assets and lease liabilities for all leases not considered short-term leases, which is generally defined as a lease term of less than 12 months. This change will result in lessees recognizing right-of-use assets and lease liabilities for most leases currently accounted for as operating leases under current lease accounting guidance. The amendments in this Update are effective for interim and annual periods beginning after December 15, 2018 for public business entities and one year later for all other entities. The Company is currently evaluating the effects of ASU 2016-02 on its consolidated financial statements and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. In issuing the standard, the FASB is responding to criticism that today’s guidance delays recognition of credit losses. The standard will replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. The ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, public business entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU No. 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019 for SEC filers, one year later for non SEC filing public business entities and annual reporting periods beginning after December 15, 2020 for nonpublic business entities and interim periods within the reporting periods beginning after December 15, 2021. Early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Company is currently evaluating the provisions of ASU No. 2016-13 for potential impact on its consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU No. 2017-04, intangibles – Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. This guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation, and goodwill impairment will simply be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. The amendments in this Update are required for public business entities and other entities that have goodwill reported in their financial statements and have not elected the private company alternative for the subsequent measurement of goodwill. ASU No. 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2021 for public business entities who are not SEC filers and one year latter for all other entities. The Company is currently evaluating the effects of ASU 2017-04 on its consolidated financial statements and disclosures.

NOTE 2. ACQUISITION

ProAmérica Bank Acquisition:

On May 20, 2016, the Company acquired all the assets and assumed all the liabilities of ProAmérica Bank (“ProAmérica”) in exchange for 2,332,974 shares of Company stock with a fair value of $6.4748 per share and cash of $16.6 million.

ProAmérica operated one branch in downtown Los Angeles CA. The Company acquired ProAmérica to strategically increase its existing presence in the Los Angeles area, particularly with the Hispanic population. The Company has continued to operate ProAmérica as a division of Pacific Commerce Bank.

F-51

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

Goodwill in the amount of $6,043,000 was recognized in this acquisition. Goodwill represents the future economic benefits arising from net assets acquired that are not individually identified and separately recognized and is attributable to synergies expected to be derived from the combination of the two entities. Goodwill is not deductible for income tax purposes.

The following table represents the assets acquired and liabilities assumed of ProAmérica as of May 20, 2016 and the fair value adjustments and amounts recorded by the Company in 2016 under the acquisition method of accounting:

	ProAmérica	Fair Value	Fair
	Book Value	Adjustments	Value
ASSETS ACQUIRED
Cash and Cash Equivalents	$28,981,000	$-	$28,981,000
Loans, gross	138,797,000	(2,372,000)	136,425,000
Deferred Loan Fees	(359,000)	359,000	-
Allowance for Loan Losses	(2,253,000)	2,253,000	-
Bank Premises and Equipment	567,000	-	567,000
Deferred Tax Assets	2,144,000	55,000	2,199,000
Core Deposit Intangible	-	412,000	412,000
Other Assets	1,651,000	-	1,651,000
Total Assets Acquired	$169,528,000	$707,000	$170,235,000

LIABILITIES ASSUMED
Deposits	$143,512,000	$144,000	$143,656,000
Other Liabilities	1,457,000	(574,000)	883,000
Total Liabilities Assumed	144,969,000	(430,000)	144,539,000
Excess of Assets Acquired Over Liabilities Assumed	24,559,000	1,137,000	25,696,000
	$169,528,000	$707,000
Merger Consideration			31,739,000
Goodwill Recognized			$6,043,000

Certain loans for which specific credit-related deterioration since origination was identified, are recorded at fair value, reflecting the present value of the amounts expected to be collected. Income recognition on these “purchased credit-impaired” loans is based on a reasonable expectation about the timing and amount of cash flows to be collected.

For loans acquired which were not “purchased credit-impaired”, the contractual amounts due, expected cash flows to be collected, interest component and fair value as of the respective acquisition dates were as follows:

Non Purchased
Credit Impaired
Contractual Amounts Due	$152,971,000
Cash Flows not Expected to be Collected	-
Expected Cash Flows	152,971,000
Interest Component of Expected Cash Flows	(21,740,000)
Fair Value of Acquired Loans	$131,231,000

In accordance with generally accepted accounting principles there was no carryover of the allowance for loan losses that had been previously recorded by Vibra and ProAmérica.

The Company accounted for this transaction under the acquisition method of accounting which requires purchased assets and liabilities assumed to be recorded at their respective fair values at the date of acquisition. The Company determined the fair value of loans, leases, core deposit intangible and deposits with the assistance of a third party appraisal. In many cases, the fair values of assets acquired and liabilities assumed were determined by estimating the cash flows expected to result from those assets and liabilities and discounting them at appropriate market rates.

F-52

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

NOTE 3. INVESTMENT SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their estimated fair values were as follows as of December 31, 2017 and 2016:

Available-for-Sale:
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
December 31, 2017	Cost	Gains	Losses	Value
U.S. Agency Mortgage- Backed Securities	$-	$-	$-	$-
December 31, 2016
U.S. Agency Mortgage- Backed Securities	$74,000	$-	$-	$74,000

The one security held at December 31, 2016 was paid in full during 2017. As of December 31, 2017, the Company had no investment in securities. Also, during 2017 and 2016, there were no sales of securities available for sale.

NOTE 4. LOANS

The following table presents the recorded investment in loans and impairment method as of December 31, 2017 and 2016 and the activity in the allowance for loan losses for the years then ended, by portfolio segment:

December 31, 2017	Real Estate	Commercial	Total
Allowance for Loan Losses:
Beginning of Year	$2,779,000	$657,000	$3,436,000
Provisions (Recaptures)	318,000	(18,000)	300,000
Recoveries	-	27,000	27,000
Charge-offs	-	-	-
	$3,097,000	$666,000	$3,763,000
End of Year Reserves:
Specific	$-	$145,000	$145,000
General	3,097,000	521,000	3,618,000
	$3,097,000	$666,000	$3,763,000
Evaluated for Impairment:
Individually	$168,000	$385,000	$553,000
Collectively	366,871,000	57,658,000	424,529,000
	$367,039,000	$58,043,000	$425,082,000
December 31, 2016
Allowance for Loan Losses:
Beginning of Year	$2,449,000	$617,000	$3,066,000
Provisions (Recaptures)	330,000	(80,000)	250,000
Recoveries	-	127,000	127,000
Charge-offs	-	(7,000)	(7,000)
	$2,779,000	$657,000	$3,436,000
End of Year Reserves:
Specific	$45,000	$-	$45,000
General	2,734,000	657,000	3,391,000
	$2,779,000	$657,000	$3,436,000
Evaluated for Impairment:
Individually	$1,513,000	$53,000	$1,566,000
Collectively	346,942,000	63,650,000	410,592,000
	$348,455,000	$63,703,000	$412,158,000

F-53

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Company uses the following definitions for risk ratings:

Pass - Loans classified as pass include loans not meeting the risk ratings defined below.

Special Mention - Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Impaired - A loan is considered impaired, when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Additionally, all loans classified as troubled debt restructurings are considered impaired.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows as of December 31, 2017:

		Special
December 31, 2017	Pass	Mention	Substandard	Impaired	Total
Real Estate:
Construction and Land Development	$23,531,000	$-	$167,000	$-	$23,698,000
Multifamily	14,504,000	-	-	-	14,504,000
Residential Real Estate	25,918,000	-	-	168,000	26,086,000
Commercial and Other	297,178,000	4,775,000	5,225,000	-	307,178,000
Commercial	51,629,000	238,000	1,364,000	385,000	53,616,000
	$412,760,000	$5,013,000	$6,756,000	$553,000	$425,082,000

The risk category of loans by class of loans is as follows as of December 31, 2016:

		Special
December 31, 2016	Pass	Mention	Substandard	Impaired	Total
Real Estate:
Construction and Land Development	$17,552,000	$-	$185,000	$-	$17,737,000
Multifamily	14,872,000	1,886,000	-	-	16,758,000
Residential Real Estate	32,514,000	-	-	-	32,514,000
Commercial and Other	271,780,000	4,725,000	5,736,000	1,513,000	283,754,000
Commercial	53,950,000	-	7,392,000	53,000	61,395,000
	$390,668,000	$6,611,000	$13,313,000	$1,566,000	$412,158,000

F-54

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

Past due and non-accrual loans were as follows as of December 31, 2017 and 2016:

	Still Accruing
	30-89 Days	Over 90 Days
December 31, 2017	Past Due	Past Due	Nonaccrual
Commercial Real Estate	$623,000	$161,000	$168,000
Commercial	508,000	-	538,000
	$1,131,000	$161,000	$706,000

	Still Accruing
	30-89 Days	Over 90 Days
December 31, 2016	Past Due	Past Due	Nonaccrual
Commercial Real Estate	$1,054,000	$-	$-
Commercial	5,000	-	136,000
	$1,059,000	$-	$136,000

Impaired loan information is as follows as of and for the year ended December 31, 2017:

	Unpaid			Average
	Principal	Recorded	Related	Recorded	Interest
December 31, 2017	Balance	Investment	Allowance	Investment	Income
With no Allowance Recorded
Commercial Real Estate	$168,000	$168,000	$-	$168,000	$6,000
Commercial	-	-	-	-	-
	$168,000	$168,000	$-	$168,000	$6,000

With an Allowance Recorded
Commercial	$549,000	$385,000	$145,000	$553,000	$66,000

Impaired loan information is as follows as of and for the year ended December 31, 2016:

	Unpaid			Average
	Principal	Recorded	Related	Recorded	Interest
December 31, 2016	Balance	Investment	Allowance	Investment	Income
With no Allowance Recorded.
Commercial Real Estate	$1,667,428	$1,513,000	$-	$1,529,000	$85,000
Commercial	8,000	8,000	-	-	-
	$1,675,428	$1,521,000	$-	$1,529,000	$85,000
With an Allowance Recorded
Commercial	$-	$45,000	$45,000	$-	$-

The Company had outstanding loans classified as troubled debt restructurings as of December 31, 2017 and 2016, in the amount of $243,000 and $1,511,000, respectively. The Company has allocated specific reserves of $73,000 and $0 on these loans, respectively. The Company has committed to lend no additional amounts to customers with an outstanding loan that is classified as a troubled debt restructuring as of December 31, 2017 and 2016. During the year ended December 31, 2017 and 2016 there were no loans that were modified in a troubled debt restructuring.

Discounts of $2,372,000 and $981,000 were initially recorded against loans acquired in the ProAmérica and Vibra Bank acquisitions, of which $1,988,800 and $2,371,000 remains unaccreted as of December 31, 2017 and 2016, respectively.

The Company purchased loans in the ProAmérica business combination in 2016 with a day 1 fair value of $5,194,000 for which there was evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The outstanding balance and carrying amount of those loans was $5,100,700 and $3,976,600 as of December 31, 2017. For these purchased credit-impaired loans, the Company did not increase the allowance for loan losses after the acquisition during 2017 and 2016.

F-55

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

The change in accretable discount on purchased credit-impaired loans during 2017 and 2016 was as follows:

	2017	2016
Balance, beginning of year	$1,415,000	$-
Newly acquired loans	-	1,531,000
Accretion of income	(451,000)	(116,000)
Reclassification from nonaccretable difference	608,000	-
Disposals	-	-
Balance, end of year	$1,572,000	$1,415,000

The Company has been approved by the California Pollution Control Financing Authority (“CalCAP”) to originate loans to qualified small businesses. Under the program, the borrower, CalCAP and the Company contribute funds to a loss reserve account that is held in a demand deposit account at the Company. Losses on qualified loans will be charged to this account after approval by CalCAP. The funds are the property of CalCAP, however, in the event that the Company leaves the program any excess funds, after all loans have been repaid and there are no pending claims for reimbursement, will be distributed to CalCAP and the Company based on their contributions to the program. Funds contributed by the Company to the reserve account are treated as a receivable from CalCAP, and evaluated for impairment. As of December 31, 2017, the Company had a receivable from CalCAP of $28,000 and $183,000 in the loss reserve account.

NOTE 5. PREMISES AND EQUIPMENT

A summary of premises and equipment follows as of December 31:

	2017	2016

Leasehold Improvements	$1,427,000	$1,341,000
Furniture, Fixtures, and Equipment	712,000	719,000
Computer Equipment	341,000	331,000
	2,480,000	2,391,000
Less Accumulated Depreciation and Amortization	(1,780,000)	(1,481,000)
	$700,000	$910,000

Depreciation of premises and equipment was $314,000 and $341,000 for the years ended December 31, 2017 and 2016, respectively.

The Company leases its main branch office and branch facilities and a loan operations center under various operating leases expiring through September 2022. These leases include provisions for periodic rent increases as well as payment by the lessee of certain operating expenses. These leases also include provisions for options to extend the lease.

The future lease rental payable under non-cancellable operating lease commitments for the Company’s banking offices were as follows as of December 31, 2017:

Year Ending
2018	$1,153,000
2019	1,135,000
2020	1,024,000
2021	956,000
2022	700,000
Thereafter	-
Total	$4,968,000

The minimum rental payments shown above are given for the existing lease obligation and are not a forecast of future rental expense. Total rent expense, including common area expenses, was approximately $1,289,000 and $1,067,000 for the years ended December 31, 2017 and 2016, respectively.

F-56

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

NOTE 6. DEPOSITS

The scheduled maturities of time deposits are as follows as of December 31, 2017:

Due in Year or Less	$76,628,000
Due from One to Three Years	6,349,000
Due over Three Years	3,024,000
$86,001,000

NOTE 7. BORROWING ARRANGEMENTS

As of December 31, 2017, the Company had no advances with Federal Home Loan Bank of San Francisco (“FHLB”). The Company’s total borrowing capacity with the FHLB at December 31, 2017 based on pledged loans of $168.5 million was $104.6 million. As of December 31, 2017, the Company had in place a $48.9 million letter of credit from the FHLB used to meet collateral requirements for a large deposit from the State of California. Unused borrowing capacity as of December 31, 2017 was $55.7 million.

The Company also has a secured line of credit with the Federal Reserve Bank of San Francisco. This line is secured by loans with a carrying value of approximately $62.9 million with a borrowing capacity of $34.5 million as of December 31, 2017. No amounts were borrowed against this arrangement as of December 31, 2017. The Company also has unsecured lines of credit with three correspondent banks totaling $16.0 million as of December 31, 2017. No amounts were outstanding on these lines on that date.

The Bancorp has entered into loan and security agreements with two unrelated commercial banks to borrow a total of $6.0 million. Interest is payable monthly or quarterly at the rates indicated below and principal is due entirely at maturity. The loans are secured by 100% of the issued and outstanding stock of the Bank. The agreements subject the Bancorp to several negative and affirmative covenants including, but not limited to, Bank shareholders’ equity of not less than $35 million, Bank Tier 1 leverage capital ratio of not less than 8.5% and lender’s consent required prior to payment of dividends or merger with another entity. These loans are presented in the balance sheets as Note Payable, net of related issuance costs.

The following are the amounts that were outstanding under the above arrangements as of December 31, 2017 and 2016:

Type	Maturity	Interest Rate	2017	2016

FHLB Advances	Overnight	0.55%	$-	$15,000,000

Note Payable	December 4, 2019	5.00%	$4,000,000	$4,000,000
Note Payable	September 22, 2018	5.25%	2,000,000	2,000,000
Less Unamortized Issuance Costs			(53,000)	(94,000)
			$5,947,000	$5,906,000

F-57

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

NOTE 8. INCOME TAXES

The provision for income taxes consists of the following:

	2017	2016
Current expense:
Federal	$3,054,000	$1,037,000
State	957,000	390,000
Deferred Taxes	(94,000)	1,358,000
Deferred Tax Assets Adjustment for Enacted Change in Tax Rate	937,000	-
Total Income Tax Expense	$4,854,000	$2,785,000

Income tax expense for 2017 includes a downward adjustment of net deferred tax assets in the amount of $937,000, recorded as a result of the enactment of H.R.1 Tax Cuts and Jobs Act on December 22, 2017. The Act reduced the corporate Federal tax rate from 34% to 21% effective January 1, 2018.

A comparison of the federal statutory income tax rates to the Company’s effective income tax rates at December 31 follows:

	2017		2016
	Amount	Rate	Amount	Rate

Statutory Federal Tax	$3,236,000	34.0%	$2,202,000	34.0%
State Franchise Tax, Net of Federal Benefit	680,000	7.1%	483,000	7.5%
Cash Surrender Value of Life Insurance	(39,000)	(0.4%)	(39,000)	(0.6%)
Merger Costs	-	-	80,000	1.2%
Rate Change	937,000	9.8%	NA	NA
Other	40,000	0.6%	59,000	0.9%
Actual Tax Expense	$4,854,000	51.1%	$2,785,000	43.0%

The following is a summary of the components of the net deferred tax asset (liability) accounts recognized in the accompanying statements of financial condition at December 31:

	2017	2016
Deferred Tax Assets:
Property and Equipment	$172,000	$158,000
Allowance for Loan Losses Due to Tax Limitations	362,000	253,000
Net Operating Losses and Tax Credit Carryovers	618,000	1,168,000
Start-up Costs	217,000	362,000
Stock-Based Compensation	502,000	528,000
Acquisition Accounting Fair Value Adjustments	175,000	308,000
Available for Sale Securities	210,000	176,000
Other	365,000	593,000

	2,621,000	3,546,000
Deferred Tax Liabilities:
Other	(18,000)	(100,000)
	(18,000)	(100,000)

Net Deferred Tax Assets	$2,603,000	$3,446,000

The Company has federal net operating loss carryforwards of approximately $1,964,000 and $2,685,000 as of December 31, 2017 and 2016, respectively, expiring in various years beginning in 2029 and ending in 2036. The Company has state net operating loss carryforwards of approximately $2,404,000 and $3,563,000 as of December 31, 2017 and 2016, respectively, expiring in various years beginning in 2029 and ending in 2036.

F-58

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

The net operating loss carryforwards as of December 31, 2017 were acquired as part of the acquisitions of Vibra Bank in 2015 and ProAmerica Bank in 2016. They are subject to an annual limitation by Section 382 of the Internal Revenue Code. The amount of the annual limitation for Federal and California Franchise Tax purposes is $439,000 for the Vibra Bank acquisition and $720,000 for the ProAmerica acquisition. The Company anticipates that these carryforwards will be utilized prior to their expiration.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to management’s forecasts of future profitability sufficient to offset future realizable net operating loss carryforwards, the Company has determined no valuation allowance related to deferred tax assets is necessary as of December 31, 2017.

The Company is subject to federal income tax and franchise tax of the state of California. Income tax returns for the years ending after December 31, 2013 are open to audit by the federal authorities and for the years ending after December 31, 2012 are open to audit by California state authorities.

NOTE 9. OTHER EXPENSES

Other expenses as of December 31 are comprised of the following:

	2017	2016
Data Processing	$1,160,000	$1,238,000
Advertising and Business Development	128,000	114,000
Professional Fees	874,000	668,000
Regulatory Assessments	63,000	437,000
Director Expense	820,000	859,000
Subscriptions	133,000	119,000
Loan Expenses	381,000	316,000
Printing	76,000	105,000
Core Deposit Intangible Amortization	225,000	238,000
Other Operating Expenses	976,000	874,000
	$4,836,000	$4,968,000

NOTE 10. RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to certain executive officers and directors and the companies with which they are associated. The total outstanding principal and commitment of these loans at December 31, 2017 and 2016, was $5,000 and $5,000, respectively.

NOTE 11. COMMITMENTS

In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Company’s consolidated financial statements.

The Company’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the consolidated financial statements.

As of December 31, 2017 and 2016, the Company had the following outstanding financial commitments whose contractual amount represents credit risk:

	2017	2016
Commitments to Extend Credit	$81,056,000	$78,108,000

F-59

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management’s credit evaluation of the customer. The majority of the Company’s commitments to extend credit and standby letters of credit are secured by real estate.

NOTE 12. STOCK OPTION PLAN

In 2013, the Board of Directors approved the adoption of a stock option plan for the benefit of directors and employees. Option prices under the Plan are generally determined to be the fair market value of such shares at the date of grant. Options granted shall expire no later than 10 years from the date of grant. Generally, the Plan authorized granting up to a maximum of 25% of the outstanding shares of the Bank’s common stock as either incentive stock options or nonqualified stock options. The Plan expires 10 years from the date of adoption. Options granted under the Plan generally become exercisable in equal increments over a three or five-year period.

The Company recognized pre-tax stock-based compensation expense of $630,000 and $545,000 for the years ended December 31, 2017 and 2016, respectively. Stock options, with weighted-average grant date fair values of $3.31 and $1.64 issued in 2017 and 2016, respectively, were estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2017	2016

Risk Free Interest Rate	0.87%	0.81%
Estimated Average Life	5.0 Years	5.0 Years
Expected Dividend Rates	0.00%	0.00%
Expected Stock Volatility	31.80%	31.80%

Expected volatility is based on the historical volatility of the Company’s stock. The expected term represents the estimated average period of time that the options remain outstanding. Since the Company does not have sufficient historical data on the exercise of stock options, the expected term is based on a method that measures the expected term as the average of the vesting period and the contractual term. The risk free rate of return reflects the grant date interest rate offered for zero coupon U.S. Treasury bonds over the expected term of the options.

A summary of the status of the Company’s stock option plan as of December 31, 2017, and changes during the year then ended is presented below:

		Weighted-Average
			Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at Beginning of Year	1,150,434	$5.06
Granted	18,000	$8.58
Exercised	(39,016)	$4.03
Forfeited or Expired	-	$-
Outstanding at End of Year	1,129,418	$5.15	5.9 Years	$5,023,000
Options Exercisable at End of Year	789,338	$4.93	5.4 Years	$3,686,000

As of December 31, 2017, there was $666,000 of total unrecognized compensation expense related to outstanding stock options that will be recognized over a weighted-average period of approximately 1.4 years. The intrinsic value of options exercised was $166,000 and $34,000 in 2017 and 2016, respectively.

F-60

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

NOTE 13. FAIR VALUE MEASUREMENTS

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Securities: The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2016:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
December 31, 2016
Measured on a Recurring Basis:
U.S. Agency Mortgage-Backed Securities	$-	$74,000	$-	$74,000

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash, short term investments, due from customers on acceptances and bank acceptances outstanding are considered to approximate fair value. Short term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with banks. The determination of the fair value of investment securities is discussed in Note 13. The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand, and other borrowed funds are considered to approximate fair value. For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities. The fair value of short-term advances and notes payable are based on rates currently available to the Company for debt with similar terms and remaining maturities.

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

F-61

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

The estimated fair value of significant financial instruments at December 31 is summarized as follows (amounts in thousands):

		2017		2016
	Fair Value	Carrying	Fair	Carrying	Fair
	Hierarchy	Value	Value	Value	Value
Financial Assets:
Cash and Cash Equivalents	Level 1	$81,290	$81,290	$93,044	$93,044
Investment Securities	Level 2	-	-	74	74
Loans Held for Sale	Level 2	7,940	7,940	11,292	11,292
Loans, net	Level 3	421,264	415,729	408,666	411,703

Financial Liabilities:
Deposits	Level 2	$464,403	$464,340	$458,101	$458,485
FHLB Advances	Level 3	-	-	15,000	15,000
Note Payable	Level 3	5,947	6,224	5,906	6,000

NOTE 15. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

In July, 2013, the federal bank regulatory agencies approved the final rules implementing the Basel Committee on Banking Supervision’s capital guidelines for U.S. banks. The new rules became effective on January 1, 2015, with certain of the requirements phased-in over a multi-year schedule. Under the rules, minimum requirements increased for both the quantity and quality of capital held by the Bank. The rules include a new common equity Tier 1 (“CET1”) capital to risk-weighted assets ratio with minimums for capital adequacy and prompt corrective action purposes of 4.5% and 6.5%, respectively. The minimum Tier 1 capital to risk-weighted assets ratio was raised from 4.0% to 6.0% under the capital adequacy framework and from 6.0% to 8.0% to be well-capitalized under the prompt corrective action framework. In addition, the rules introduced the concept of a “conservation buffer” of 2.5% applicable to the three capital adequacy risk-weighted asset ratios (CET1, Tier 1 and Total). The conservation buffer will be phased-in on a pro rata basis over a four year period beginning in 2016. If the capital adequacy minimum ratios plus the phased-in conservation buffer amount exceed actual risk-weighted capital ratios, then dividends, share buybacks and discretionary bonuses to executives could be limited in amount. The Bank was not limited by the provisions of the conservation buffer as of December 31, 2017.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2017 and 2016, that the Bank meets all capital adequacy requirements to which it is subject.

F-62

PACIFIC COMMERCE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and 2016

To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank’s actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
					Minimum
			Minimum		Requirement
			Capital		to be
	Actual		Requirement		Well- Capitalized
As of December 31, 2017:	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets)	$62,656	13.9%	$36,159	8.0%	$45,199	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$58,809	13.0%	$27,119	6.0%	$36,159	8.0%
CET1 Capital (to Risk-Weighted Assets)	$58,809	13.0%	$20,340	4.5%	$29,379	6.5%
Tier 1 Capital (to Average Assets)	$58,809	11.1%	$21,196	4.0%	$26,496	5.0%

As of December 31, 2016:

Total Capital (to Risk-Weighted Assets)	$56,645	12.9%	$35,207	8.0%	$44,009	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$52,983	12.0%	$26,405	6.0%	$35,207	8.0%
CET1 Capital (to Risk-Weighted Assets)	$52,983	12.0%	$19,804	4.5%	$28,606	6.5%
Tier 1 Capital (to Average Assets)	$52,983	9.9%	$21,478	4.0%	$26,848	5.0%

The California Financial Code provides that a bank may not make cash distributions to its shareholders in excess of the lesser of a bank’s undivided profits or a bank’s net income for its last three fiscal years less the amount of any distribution made to shareholders during the same period without the approval in advance of the Commissioner of the California Department of Business Oversight (“DBO”).

In 2016, the Bank made a payment from contributed capital to the Bancorp in the amount of $17 million to facilitate the acquisition of ProAmérica Bank. The Bank obtained the approval of the Federal Reserve Bank and the DBO prior to making this payment.

NOTE 16. SUBSEQUENT EVENT AND PROPOSED MERGER TRANSACTION

On February 23, 2018, the Company entered into an Agreement and Plan of Reorganization (the “Merger”) to merge with and into First Choice Bancorp in an all stock transaction. Under the terms of the definitive agreement, holders of the Company’s common stock will receive shares of First Choice common stock based on a fixed exchange ratio assuming valuations of $11.40 per Company common share and $24.50 per First Choice common share, or 0.46531 shares of First Choice for each Company common share, resulting in an aggregate stock consideration of approximately $102 million. The $11.40 per Company common share valuation is subject to adjustment up or down in certain circumstances.

First Choice Bancorp has five full-service branch offices in Cerritos, Rowland Heights, Alhambra, Anaheim and Carlsbad, California, with approximately $904 million in total assets and $106 million in total stockholders’ equity as of December 31, 2017.

The Merger will be subject to the required regulatory and shareholder approvals and is expected to close in the second quarter of 2018.

F-63

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

DATED AS OF FEBRUARY 23, 2018

AMONG

FIRST CHOICE BANCORP

AND

PACIFIC COMMERCE BANCORP

EXHIBIT A	Form of Director Voting, Non-Competition and Non-Solicitation Agreement
EXHIBIT A-1	Directors executing Director Voting, Non-Competition and Non-Solicitation Agreements
EXHIBIT B	Form of Executive Voting and Non-Solicitation Agreement
EXHIBIT B-1	Executives executing Executive Voting and Non-Solicitation Agreements
EXHIBIT C-1	Form of Merger Agreement
EXHIBIT C-2	Form of Bank Merger Agreement
EXHIBIT D	Form of Voting Agreement to be signed by Parent Board Members and Executive Officers

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of February 23, 2018, by and between First Choice Bancorp, a California corporation (“Parent”), and Pacific Commerce Bancorp, a California corporation (“Company”).

RECITALS

WHEREAS, the Board of Directors of Company (the “Company Board”) has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth herein, merge with and into Parent (the “Merger”), with Parent being the surviving entity in the Merger and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Company and its shareholders.

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (ii) determined that this Agreement and such transactions are advisable, and in the best interests of, Parent and its shareholders.

WHEREAS, immediately following the Merger, Pacific Commerce Bank, a California state-charted bank and wholly-owned subsidiary of Company (“Company Bank”), will merge with and into Parent Bank (the “Bank Merger”);

WHEREAS, the Parties intend that the Merger and the Bank Merger be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, as a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, each of the directors of Company listed in Exhibit A-1 is entering into an agreement, in the form of Exhibit A hereto (the “Voting, Non-Competition and Non-Solicitation Agreements”), pursuant to which they shall agree, among other things, to vote their shares of capital stock of Company in favor of the approval and adoption of this Agreement and to restrict his or her activities after the Effective Time other than for the benefit of Parent and Parent Bank.

WHEREAS, as a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, each of the executive officers of Company listed in Exhibit B-1 is entering into an agreement, in the form of Exhibit B hereto (the “Voting and Non-Solicitation Agreements”), pursuant to which each such executive officer shall agree, among other things, to restrict his or her activities after the Effective Time other than for the benefit of Parent and Parent Bank.

WHEREAS, the Parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

“Acceptable Confidentiality Agreement” means a confidentiality agreement having confidentiality and standstill provisions that are no less favorable to Company, than the terms and provisions of the Confidentiality Agreement.

“Accounting Firm” has the meaning set forth in Section 4.2(d)(i).

“Acquisition Proposal” has the meaning set forth in Section 5.4(a).

“Adjusted Option” has the meaning set forth in Section 2.4(d)(ii).

1

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote ten percent (10%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person; provided, however, neither Company nor any of its Affiliates shall be deemed an Affiliate of Parent, Parent Bank or any of their respective Subsidiaries for purposes of this Agreement prior to the Effective Time and neither Parent, Parent Bank nor any of their respective Affiliates shall be deemed an Affiliate of Company or any of its Subsidiaries for purposes of this Agreement prior to the Effective Time.

“After Consultation” means, with respect to the Company Board, after consultation with a financial advisor to Company and with outside legal counsel to Company; provided, however, that if such consultation relates solely to determinations of the Company Board regarding interpretations and other matters of Applicable Legal Requirements, “After Consultation” means, in such context, after consultation by the Company Board solely with such applicable outside legal counsel (and not also with such financial advisor).

“Agreement” means this Agreement and Plan of Reorganization and Merger, as amended or modified from time to time in accordance with Section 8.2.

“Agreement Date” means February 23, 2018.

“Applicable Legal Requirements” means any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.

“Assigned Company Common Share Value” means Eleven Dollars and Forty Cents ($11.40) per share, subject to adjustment as provided for in Section 5.15, Section 5.16, and/or Section 5.17.

“Assigned Parent Common Share Value” means Twenty-Four and 50/100 Dollars ($24.50).

“Bank Merger” has the meaning set forth in the Recitals.

“Bank Regulatory Authorities” has the meaning set forth in Section 4.2(c)(iii).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 4.2(j)(i).

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day, other than Saturday, Sunday or a federal or state holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Pacific Time.

“Call Reports” has the meaning set forth in Section 4.2(d)(iii).

“Call Report Instructions” has the meaning set forth in Section 4.2(d)(iii).

“CCSL” means the California Corporate Securities Law of 1968, as amended.

“CDBO” means the Department of Business Oversight of the State of California, successor to the California Department of Financial Institutions.

“Certificate” has the meaning set forth in Section 2.5(b).

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

2

“Closing Date” means the date on which the Effective Time occurs.

“Closing” has the meaning set forth in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Real Estate Loans” means the aggregate loans reportable on the FFIEC Consolidated Reports of Condition and Income, at Schedule RC-C, items 1.a.1, 1.a.2, 1.d, 1.e.1, 1.e.2, and Memorandum Item #3.

“Company” has the meaning set forth in the Preamble.

“Company Adjusted Allowance for Loan Losses” has the meaning set forth in Section 5.17.

“Company Adjusted Allowance for Loan Losses Threshold” has the meaning set forth in Section 5.17.

“Company Adjusted Shareholders’ Equity” has the meaning set forth in Section 5.16.

“Company Adjusted Shareholders’ Equity Threshold” has the meaning set forth in Section 5.16.

“Company Articles” means the Articles of Incorporation of Company, as amended.

“Company Bank” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 4.2(j)(i).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.2(c).

“Company Bylaws” means the Bylaws of Company, as amended.

“Company Change in Recommendation” has the meaning set forth in Section 5.1(c).

“Company Common Stock” means the common stock of Company.

“Company Contracts” has the meaning set forth in Section 4.2(i)(i)(M).

“Company Financial Statements” has the meaning set forth in Section 4.2(d)(i).

“Company Offer” has the meaning set forth in Section 5.1(d).

“Company Preferred Stock” means the preferred stock of the Company.

“Company Professional Expenses” means any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by Company for services rendered or being rendered to Company by any attorney, investment banker or other financial advisor, accountant, auditor or other professional services provider in connection with the transactions contemplated by this Agreement, including reasonable costs incurred by such professional services provider on behalf of the Company.

“Company Restricted Stock” means issued and outstanding shares of restricted shares granted under the Company Stock Incentive Plans.

“Company Shareholder Meeting” has the meaning set forth in Section 5.1(b).

“Company Stock Incentive Plans” means the Company’s Amended and Restated 2013 Equity Based Compensation Plan and the Company’s 2002 Stock Option Plan.

“Company Stock Options” means issued and outstanding options to acquire Company Common Stock granted under the Company Stock Incentive Plans.

“Company Support Agreements” means the Non-Solicitation Agreements and the Voting, Non-Competition and Non-Solicitation Agreements.”

3

“Company Transaction Expenses” means the amount paid or accrued by the Company, or to be paid by Parent or Parent Bank for (i) all severance benefits under any Company employment agreement (including change of control payments, but not including non-executive officer severance payments or retention bonuses) that will occur as a result of the transactions contemplated herein that were in existence as of the Effective Date as shown on Company Disclosure Schedule; (ii) benefits under any Company Benefit Plan (specifically excluding the Company Stock Incentive Plans) that will accelerate or terminate as a result of the transactions contemplated herein that were in existence as of the Effective Date as shown on Company Disclosure Schedule; (iii) all Company Professional Expenses; (iv) the cost of purchasing the tail coverage as provided for in Section 5.7(b); and (v) any contract termination fees payable to vendors, including data processing (excluding deconversion or conversion expense) and other information technology providers, or lessors as to which contracts or leases Parent has provided its agreement to terminate as of the Effective Time (or such other time as may be appropriate).

“Company Transaction Expenses Threshold” has the meaning set forth in Section 5.15.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“CRA” means the Community Reinvestment Act of 1977, as amended.

“Customer Information” has the meaning set forth in Section 4.2(q).

“Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disclosure Schedule” has the meaning set forth in Section 4.1.

“Dissenting Shares” has the meaning set forth in Section 2.5(f).

“DPC Shares” means shares of Company Common Stock serving as collateral for debts contracted by Company prior to the Agreement Date, as disclosed to Parent in the Disclosure Schedule.

“Effective Time” has the meaning set forth in Section 2.3(a).

“EGTRRA” means the Economic Growth and Tax Relief Reconciliation Act of 2001.

“End Date” means the later of six (6) months after the date of the Agreement or September 30, 2018.

“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

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“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(c).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Bank” means the Federal Reserve Bank of San Francisco.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“Former Company Employees” has the meaning set forth in Section 5.5(b).

“Funding Arrangements” has the meaning set forth in Section 4.2(j)(i).

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“Indemnified Liabilities” has the meaning set forth in Section 5.7(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (A) with respect to Company, (i) the actual knowledge upon due inquiry of any officer of Company or Company Bank holding the title of executive vice president and above, or otherwise performing the function of a chief credit officer, chief financial officer, or chief operating officer, or (ii) the actual knowledge without inquiry of any member of the Company Board, and (B) with respect to Parent, (i) the actual knowledge upon due inquiry of any officer of Parent or Parent Bank holding the title of executive vice president and above, or otherwise performing the function of a chief credit officer, chief financial officer, or chief operating officer, or (ii) the actual knowledge without inquiry of any member of the Parent Board.

“Letter of Transmittal” has the meaning set forth in Section 2.5(b).

“Liens” has the meaning set forth in Section 4.2(o).

“Loans” means loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person pursuant to applicable regulatory or accounting principles, including generally accepted accounting principles.

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“Material Adverse Effect” means, with respect to any Person, any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Person, taken as a whole, or the ability of such Person to perform its obligations under this Agreement on a timely basis, or on the ability of such Person to consummate the Merger or the Bank Merger as contemplated hereby; provided, however, that none of the following shall be taken into account in determining whether there has been or would more likely than not be expected to be a “Material Adverse Effect”: any change or event occurring after the date of this Agreement that is caused by or results from (A) changes in prevailing interest rates, currency exchange rates, credit or capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Person relative to similarly situated California-based banks, (D) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (E) actions required hereunder, (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Person relative to similarly situated California-based banks, (G) the announcement of this Agreement, the Merger, the Bank Merger and the other transactions contemplated by this Agreement, including any stockholder litigation relating to the Merger and the other transactions contemplated by this Agreement, (H) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would more likely than not be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (A)-(H) of this definition).

“Material” means, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement.

“Measurement Date” means the last day of the month immediately preceding the Closing Date; provided that in the event the Closing Date shall occur in the first ten (10) days of a month, the “Measurement Date” shall be the last day of the second (2nd) month immediately preceding the Closing Date.

“Merger” has the meaning set forth in the Recitals.

“Merger Registration Statement” has the meaning set forth in Section 5.1(a).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Nasdaq” has the meaning set forth in Section 5.9.

“New Plan” has the meaning set forth in Section 5.5(e).

“Non-Qualified Deferred Compensation Plan” has the meaning set forth in Section 4.2(j)(xv).

“Option Consideration” has the meaning set forth in Section 2.4(d).

“Option Holder Agreements” has the meaning set forth in Section 6.3(i).

“OREO” means other real estate owned.

“Owned Real Properties” means the properties owned by Company or Company Bank.

“Order” has the meaning set forth in Section 6.1(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Bank” means First Choice Bank, a California state-chartered bank and wholly owned subsidiary of Parent.

“Parent Bank Plan” has the meaning set forth in Section 5.5(c).

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“Parent Board” has the meaning set forth in the Preamble.

“Parent Board Recommendation” has the meaning set forth in Section 4.3(b).

“Parent Call Reports” has the meaning set forth in Section 4.3(c)(iii).

“Parent Change in Recommendation” has the meaning set forth in Section 5.1(c).

“Parent Common Stock” means shares of Parent common stock, no par value.

“Parent Financial Statements” has the meaning set forth in Section 4.3(c)(i).

“Parent Permits” has the meaning set forth in Section 4.3(l).

“Parent Shareholder Meeting” has the meaning set forth in Section 5.1(b).

“Parent Support Agreement” means the Voting Agreement included as Exhibit D.

“Party” means either of Parent or Company.

“Permitted Liens” with respect to any Person, means (i) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Person in accordance with generally accepted accounting principles and regulatory accounting principles; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with generally accepted accounting principles and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (vi) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) liens on assets of Subsidiaries of such Person which are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (viii) pledges of securities to secure fed funds borrowings from other banks or public deposits.

“Per Share Merger Consideration” means a number, rounded to five (5) decimal places, of validly issued, fully paid and non-assessable, unrestricted and without transferability restrictions or legends, shares of Parent Common Stock equal to the quotient of (A) the Assigned Company Common Share Value divided by (B) the Assigned Parent Common Share Value.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.

“Pledged Collateral” means the collateral pledged pursuant to (i) the Stock Pledge Agreement made as of December 2, 2015, by and between Company and First National Bank of Southern California, a national banking association, and (ii) the Stock Pledge Agreement made as of September 23, 2016, by and between Company and Royal Business Bank, a California state-chartered bank.

“Previously Disclosed” by a Party means information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

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“Privacy Agreement” has the meaning set forth in Section 4.2(q).

“Properties” means all real property leased or owned by Company, either currently or in the past (as the context requires).

“Prospectus/Proxy Statement” has the meaning set forth in Section 5.1(a).

“RAP” means the regulatory accounting principles of the FDIC and the Federal Reserve Bank.

“Representatives” has the meaning set forth in Section 5.4(a).

“Required Company Vote” has the meaning set forth in Section 4.2(c)(i).

“Required Parent Vote” has the meaning set forth in Section 4.3(b).

“Requisite Regulatory Approvals” has the meaning set forth in Section 4.2(c)(iii).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“Rollover Option” has the meaning set forth in Section 2.4(d)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Debt” means the debt issued and outstanding under (i) the Loan and Security Agreement made as of December 2, 2015, by and between Company and First National Bank of Southern California, a national banking association, and (ii) the Loan and Security Agreement made as of September 23, 2016, by and between Company and Royal Business Bank, a California state-chartered bank.

“Senior Officer” has the meaning set forth in Section 3.1(k).

“Shareholder” has the meaning set forth in Section 2.5(b).

“Subsidiary” means, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal which the Company Board concludes in good faith, After Consultation, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Company, from a financial point of view, than the transactions contemplated by this Agreement, and (ii) reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed without unreasonable delay in relation to what is customary for a transaction of the nature so proposed; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “100%” of all Company Common Stock, subject to Dissenters’ Rights as provided by law.

“Surviving Bank” has the meaning set forth in Section 2.2(a).

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

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“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Tax” and “Taxes” mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, alternative or add-on minimum, social security (or similar), unemployment, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, unclaimed property or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and the term “tax return” means tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to taxes.

“Termination Fee” has the meaning set forth in Section 7.2(b).

“Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Violation” has the meaning set forth in Section 4.2(c)(ii).

“Voting and Non-Solicitation Agreements” has the meaning set forth in the Recitals.

“Voting Debt” means all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

“Voting, Non-Competition and Non-Solicitation Agreements” has the meaning set forth in the Recitals.

ARTICLE 2

THE MERGERS AND RELATED MATTERS

2.1.      The Mergers; Surviving Corporation.

(a)      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Company shall merge with and into Parent (the “Merger”) and the separate corporate existence of Company shall cease. Parent shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and shall continue to exist as a California corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. The Parties intend that the Merger be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Parent may, at any time prior to the Effective Time (including, to the extent permitted by Applicable Legal Requirements, after the Company’s shareholders have adopted this Agreement), change the method of effecting the Merger and/or the Bank Merger (including, without limitation, the provisions of this Section 2.1(a) and including, without limitation, by electing not to merge the Company into Parent, but rather merge a Subsidiary of Parent into the Company, and not to merge the Company Bank into a Subsidiary of Parent, if and to the extent it deems such change to be necessary, appropriate or desirable); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration to be paid to holders of Company Common Stock and Company Stock Options, (ii) adversely affect the Tax treatment of the Company’s shareholders as a result of receiving the Merger Consideration, (iii) impede, delay or prevent consummation of the transactions contemplated by this Agreement or (iv) otherwise be prejudicial to the interests of the shareholders of the Company.

(b)      Articles of Incorporation and Bylaws of the Surviving Corporation. The Articles of Incorporation and Bylaws of Parent, immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of Parent as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable law.

(c)      Directors and Officers of the Surviving Corporation. The directors and officers of Parent immediately following the Effective Time (the “Surviving Corporation Directors”) shall be the directors and officers of Parent, as the surviving corporation of the Merger, and four (4) mutually agreed-upon directors of Company, until their respective successors shall be duly elected and qualified.

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2.2.      The Bank Merger.

(a)      The Bank Merger. Upon the terms and conditions of this Agreement, and pursuant to the provisions of the CFC and CGCL and, to the extent applicable, the rules and regulations promulgated by the CDBO and FDIC and/or any other required regulatory agency, immediately following the Effective Time, Company Bank shall be merged with and into Parent Bank, with Parent Bank as the surviving corporation (“Surviving Bank”), and each outstanding share of Company Bank shall be cancelled.

(b)      Articles of Incorporation and Bylaws of the Surviving Bank. The Articles of Incorporation and Bylaws of Parent Bank, as in effect immediately prior to the Bank Merger, shall be the Articles of Incorporation and Bylaws of Parent Bank, as the surviving corporation of the Bank Merger, until either is thereafter amended in accordance with applicable law.

(c)      Directors and Officers of the Surviving Bank. The directors and officers of Parent Bank immediately prior to the Bank Merger shall be the directors and officers of Parent Bank, as the surviving corporation of the Bank Merger, and four (4) mutually agreed-upon directors of Company Bank, until their respective successors shall be duly elected and qualified or otherwise duly selected.

2.3.      Filing of Certificate of Merger and Agreement of Merger.

(a)      The Merger. As soon as practicable, but in no event later than the tenth (10th) calendar day after which each of the conditions set forth in Article 6 hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the Parties may agree, Company and Parent will file, or cause to be filed, with the California Secretary of State an agreement of merger in substantially the form of Exhibit C-1 to this Agreement, effecting the Merger, and the Merger shall become effective at that time (the “Effective Time”).

(b)      The Bank Merger. Immediately following the Effective Time, Parent Bank and Company Bank will file, or cause to be filed, with the California Secretary of State and the CDBO, an agreement of merger in substantially the form of Exhibit C-2 to this Agreement, effecting the Bank Merger, and the Bank Merger shall become effective at that time.

2.4.      Conversion of Company Stock.

(a)      Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent, Parent Bank, or Company (as treasury stock or otherwise, but excluding shares owned in a fiduciary capacity) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time shall automatically be cancelled and retired and will cease to exist, and no consideration will be delivered therefor.

(b)      Company Common Stock. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger, and without any action on the part of any Person, each share of the common stock, no par value, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or shares to be cancelled or retired in accordance with Section 2.4(a)) shall be converted into the right to receive the Per Share Merger Consideration.

(c)      No Effect on Stock of Parent. The Merger shall have no effect on the outstanding capital stock of Parent.

(d)      Company Stock Options.

(i)      Each Company Stock Option shall be cancelled as of the Effective Time in exchange for either the Option Consideration or a Rollover Option, as provided in this Section 2.4(d). At least five (5) business days before the Effective Time, any holder of a Company Stock Option that is not continuing with Parent or Parent Bank after the Merger as an employee or director shall elect to receive either (A) the Option Consideration for an amount in cash without interest as described in Section 2.4(d)(iii) below, or (B) a Rollover Option as described in Section 2.4(d)(ii) below. Any Company Stock Option held by an employee or director who is continuing as either an employee or director of Parent or Parent Bank after the Merger shall be exchanged for a Rollover Option as described in 2.4(d)(ii) below.

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(ii)       Unless the holder of a Company Stock Option is eligible and elects to receive cash as described in 2.4(d)(iii) below, each Company Stock Option held by such holder shall be converted into a Parent Stock Option on the same terms and conditions as the Company Stock Option, except each Company Stock Option shall be fully vested, and the number of shares and the option price per share of Parent stock option shall be converted as follows: Any Option that is outstanding immediately prior to the Effective Time with a per share exercise price equal to or greater than the Assigned Company Common Share Value (each such option, a “Rollover Option”) shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable to such Rollover Option immediately prior to the Effective Time, the number of Parent Shares equal to the product of (i) the number of shares of Company Common Stock subject to such Rollover Option immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration, with any fractional shares rounded down to the next lower whole number of shares after aggregating each individual holder’s Option with the same exercise price.  The exercise price per share of Parent Common Stock subject to any such Adjusted Option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Rollover Option immediately prior to the Effective Time divided by (B) the Per Share Merger Consideration.  Notwithstanding the foregoing, in all cases, (1) the exercise price of, and number of shares of Parent Common Stock subject to, each Adjusted Option shall be determined as necessary to comply with Section 409A of the Code and (2) with respect to any Rollover Option to which Section 421 of the Code applies, the exercise price, the number of Parent Shares purchasable pursuant to each Adjusted Option and the terms and conditions of exercise of each Adjusted Option shall be determined in order to comply with Section 424 of the Code. The Surviving Corporation shall issue the Rollover Option described in this Section 2.4(d)(ii), less applicable tax withholdings, within ten (10) business days following the Closing Date,

(iii)      If the Holder of a Company Stock Option is eligible and elects to receive cash, the amount of cash for each Company Stock Option shall be equal to (A) Assigned Company Common Share Value minus (B) the exercise price per share with respect to the corresponding Company Stock Option in question, multiplied by (C) the number of shares of such Company Stock Option (such amount, the “Option Consideration”). Any payments of Option Consideration pursuant to this Section 2.4(d)(iii) shall take place only after the satisfaction or fulfillment or waiver of the conditions of Closing contained in Article 6, and Parent shall determine if the Option Consideration should be paid by Company prior to closing, or by Parent within two (2) days after closing. Company shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options and shall comply with all payroll reporting requirements with respect thereto.

(e)      Effect on Company Capital Stock. Each holder of Company Common Stock at the Effective Time shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive (1) a number of shares of Parent Common Stock equal to the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock then held, (2) any dividends and other distributions on such shares of Parent Common Stock that have a record date after the Effective Time, and (3) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.5(g).

2.5.      Exchange Procedures; Dissenting Shares.

(a)      Exchange Agent. Prior to the Effective Time, Parent shall designate Computershare Investor Services, Inc., or another Person reasonably acceptable to Company to act as Exchange Agent (the “Exchange Agent”) in the Merger.

(b)      Exchange Procedures. Within a reasonable period of time (but not more than ten (10) Business Days) after the Effective Time, Parent shall cause to be mailed to each holder of record (a “Shareholder”) of a certificate or certificates or book entries which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (“Certificate”), (A) a letter of transmittal form (the “Letter of Transmittal”), and (B) instructions for use in effecting the surrender of the Certificates in exchange for the shares of Parent Common Stock payable in exchange therefor. Following the Effective Time and upon delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation, each Shareholder shall be entitled to receive in exchange for each share of Company Common Stock they hold the Per Share Merger Consideration to which such Shareholder is entitled pursuant to Section 2.4(b) at the times set forth in this Article 2 and the Certificate(s) so surrendered shall be canceled.

(c)      Parent to Provide Merger Consideration to Exchange Agent. As of the Effective Time, Parent shall have (i) authorized its transfer agent and the Exchange Agent for the benefit of each holder of each share of Company Common Stock, to exchange in accordance with this Section 2.5 through the Exchange Agent, shares of Parent Common Stock equal to the Per Share Merger Consideration, and (ii) deposited cash sufficient to make any payments of cash in lieu of any fractional shares payable pursuant to Section 2.5(g) and the amount of any dividends or other distributions (collectively, the “Exchange Fund”).

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(d)      No Further Rights. At the Effective Time, holders of Certificates shall cease to have rights with respect to Company Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Merger Consideration in respect of the shares represented thereby. After the Effective Time, there shall be no further transfer of Certificates on the records of Company, and if such Certificates are presented to Company for transfer, they shall be canceled against delivery of the Per Share Merger Consideration in respect of the shares represented thereby. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with the procedures set forth herein.

(e)      Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, and, if required by Parent or the Exchange Agent, the posting of a bond in such sum as Parent or its transfer agent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificates, the aggregate Per Share Merger Consideration in respect of the shares represented by those Certificates required pursuant to Section 2.5 at the times set forth in Article 2.

(f)      Dissenting Shares. Any shares of Company Common Stock held by a Person who dissents from the Merger in accordance with the provisions of Chapter 13 of the California General Corporation Law shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law. The consideration for any Dissenting Shares shall be paid over to Parent pending the determination as to the rights of any Dissenting Share to consideration under applicable laws. Company shall give Parent prompt notice of any written demands for dissenters’ rights, withdrawal of such demands, and any other instruments received by Company relating to dissenters’ rights. Company shall not, except with the prior written consent of Parent, or as required by applicable law, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g)      Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 2.5(g) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in their aggregate shares of Parent Common Stock to which they are entitled based on the Per Share Merger Consideration.

(h)      Withholding Rights. Each of Parent and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or Exchange Agent, such withheld amounts (i) shall be timely remitted by Parent to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or Exchange Agent, as the case may be.

(i)      Termination of Exchange Fund. At any time following the six (6) month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Exchange Fund not distributed to holders of shares of Company Common Stock, together with any interest received with respect thereto and other income resulting from investments by the Exchange Agent as directed by Parent, and holders of Company Common Stock shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to the Per Share Merger Consideration, any cash in lieu of fractional shares of Company Common Stock and any dividends or other distributions with respect to Parent Common Stock payable upon due surrender of Certificates, without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Exchange Agent shall be liable to any holder of a Certificate for the Per Share Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(j)      Adjustments. Notwithstanding anything in this Agreement to the contrary, if, after the date hereof, and prior to the Effective Time, the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, split (including a reverse stock split) merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted, and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration for purposes of this Agreement.

ARTICLE 3

ACTIONS PENDING THE MERGER

3.1.      Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, Company agrees as to itself and on behalf of Company Bank that, except as expressly permitted by this Agreement or to the extent that Parent shall otherwise consent in writing which consents shall not be unreasonably withheld, conditioned or delayed:

(a)      Ordinary Course. Company and Company Bank shall carry on their businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Company and Company Bank shall not (i) enter into any new material line of business, (ii) change its lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to Company, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

(b)      Dividends; Changes in Stock. Company shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed in Disclosure Schedule 4.2(b)).

(c)      Issuance of Securities. Company shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing.

(d)      Governing Documents. Company and Company Bank shall not amend or propose to amend their articles of association, articles of incorporation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 5.4, enter into a plan of consolidation, merger or reorganization with any Person.

(e)      No Acquisitions. Company and Company Bank shall not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in any assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other DPC acquisitions in the ordinary course of business.

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(f)      No Dispositions. Other than sales of performing loans at the Company’s discretion following notice to Parent, sales of OREO and nonperforming assets in the ordinary course of business consistent with past practice following notice to Parent, and other than sales of OREO and non-performing assets at a price that equals or exceeds the book value of such assets (net of allocated reserves), and sale of investment securities in the ordinary course of business consistent with past practice, Company and Company Bank shall not sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including indebtedness of others held by Company or Company Bank) which are material, individually or in the aggregate, to Company.

(g)     Indebtedness. Company and Company Bank shall not (i) incur, create or assume any additional long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Company or guarantee any long-term debt securities of others in excess of $6 million (excluding advances under existing lines of credit with the FHLB of San Francisco or the Federal Reserve Bank Discount Window taken in the ordinary course of business and consistent with past practice) or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities.

(h)     Loans. Company and Company Bank shall submit a complete loan write-up to the chief credit officer of Parent Bank no more than two (2) Business Days before taking action to make, commit to make, renew, extend the maturity of, or alter any of the material terms of any loan or group of loans to any one borrower or related group of borrowers that, individually or collectively, would be in excess of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00).

(i)     Claims Company and Company Bank shall not enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Company or any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of Company or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to Company and its Subsidiaries taken as a whole.

(j)     Capital Expenditures. Except as set forth on Disclosure Schedule 3.1(j), Company and Company Bank shall not make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $25,000 in the aggregate.

(k)     Hiring.  Company and Company Bank shall not  hire any person as an officer with the title of senior vice president or more senior (a “Senior Officer”) of Company or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth or arising after the date hereof whose employment is terminable at the will of Company or Company Bank and who are not subject to or eligible for any severance, change in control, bonus or similar benefits or payments that would become payable as a result of the Transaction, or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee.

(l)     Marketing. Company and Company Bank shall not introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to Parent prior to the date hereof).

(m)     Derivatives Contracts. Company and Company Bank shall not enter into any Derivatives Contract.

(n)      Investments in Real Estate.   Company and Company Bank shall not make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice.

(o)     Transactions with Insiders. Company and Company Bank shall not make or propose to make any loan to or enter into any transaction with Company or Company Bank, any of its Subsidiaries, or any of their respective directors or executive officers or any Affiliate thereof.

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(p)     Adverse Actions. Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article 6 not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (v) a material delay in the ability of Parent or Company to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of Company to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated.

(q)     Accounting Methods. Company shall not make any material change to its methods of accounting in effect at December 31, 2017, except as required by changes in generally accepted accounting principles as concurred in by Company’s independent auditors or required by any Governmental Entity.

(r)     Tax Matters. Company shall not make or rescind any tax election, make any amendments to tax returns previously filed, or settle or compromise any tax liability or refund, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(s)     Compensation and Benefit Plans. Company shall not (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements) or terminate any Company Benefit Plan, or any agreement, arrangement, plan or policy between Company and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, provided that Company, with Parent’s prior written consent, which consent shall not be unreasonably withheld, may offer retention bonuses to certain employees of Company in such amounts and to such employees as provided in the New Plan, provided further that, any retention bonuses payable under the New Plan shall not be paid to the employees until satisfactory completion of such employees’ duties under the retention bonus arrangements (expense of retention bonuses are the responsibility of the Parent Company and not part of the Company Transaction Expenses, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the Company Stock Incentive Plans or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in with some other event.

(t)     Investment Portfolio; Interest Rate Risk; Other Risk. Company and Company Bank shall not materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by Company Bank in the ordinary course of business consistent with past practice.

(u)     No Liquidation. Company shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(v)     Other Agreements. Company shall not agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 3.1.

3.2.      Advice of Changes; Government Filings.

(a)      Advice of Changes. Company shall confer on a regular and frequent basis with Parent, report on its operational matters and promptly advise Parent orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or the Surviving Bank.

(b)      Governmental Filings. Company and Company Bank shall file all Call Reports with the appropriate Governmental Entity and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and, to the fullest extent permitted by Applicable Legal Requirements, shall make available to Parent copies of all such reports promptly after the same are filed.

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3.3.      No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent Bank or Parent, directly or indirectly, the right to control or direct the operations of Company or shall give Company, directly or indirectly, the right to control or direct the operations of Parent Bank or Parent prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

3.4.      Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and on behalf of Parent Bank that, except as expressly permitted by this Agreement or to the extent that Company shall otherwise consent in writing which consents shall not be unreasonably withheld, conditioned or delayed:

(a)      Ordinary Course. Parent and Parent Bank shall carry on their businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time.

(b)      Other than declaring its normal recurring quarterly dividends consistent with past practices Parent shall not declare or pay any special dividends on its common stock.

(c)      Adverse Actions.    Parent and Parent Bank shall not take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article 6 not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (v) a material delay in the ability of Parent or Company to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of Parent to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated..

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1.      Disclosure Schedules. On or prior to the date hereof, Company has delivered to Parent, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4 or to one or more of its covenants contained in Article 3 or Article 5. Any information set forth in the Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of the Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

4.2.      Representations and Warranties of Company. Except as set forth in the correspondingly identified subsection of the disclosure schedules delivered by Company to Parent concurrently herewith, Company represents and warrants to Parent as follows:

(a)      Organization, Standing and Power.

(i)     Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly registered as a bank holding company under the BHCA, and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now being conducted. Company Bank is a California state-chartered bank, duly organized, validly existing and in good standing under the laws of the California and is licensed by the CDBO to conduct business as a commercial bank, and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now being conducted. Company Bank is not a member of the Federal Reserve System. Company is an association, corporation, trust or partnership duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. The copies of the Company Articles and the Company Bylaws which have been previously furnished to Parent Bank, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

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(i)  (A) Disclosure Schedule 4.2(a)(i) sets forth a list of all of Company’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to Company) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Company’s rights to vote or to dispose of such securities and (F) all the equity securities of Company’s Subsidiaries held by Company or its Subsidiaries are fully paid and nonassessable and are owned by Company or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the Company Subsidiaries may vote are outstanding.

(ii)  Disclosure Schedule 4.2(a)(ii) and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Company’s Subsidiaries and stock in the FHLB and Pacific Coast Bankers Bank, Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii)  Each of Company’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Company. Each of Company’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(b)      Capital Structure.

(i)      The authorized capital stock of Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the Agreement Date hereof, (A) 8,951,285 shares of Company Common Stock were issued and outstanding, 1,635,925 shares of Company Common Stock are reserved for issuance upon exercise of outstanding stock options issued under the Company Stock Incentive Plans, and (B) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of such shares was not subject to any preemptive or similar rights. Except for the Company Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock or other equity interests of Company. Disclosure Schedule 4.2(b)(i) sets forth a true, correct and complete list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Stock Option outstanding at the date of this Agreement, and the holder, exercise price and vesting schedule, as applicable, for each Company Stock Option.

(ii)       Set forth in Disclosure Schedule 4.2(b)(ii) is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Company has issued. Except as set forth in Disclosure Schedule 4.2(b)(ii), no Voting Debt of Company is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Company or any of its Subsidiaries were issued in compliance with all Applicable Legal Requirements.

(iii)      Except for (A) this Agreement, (B) the Company Stock Options and Company Restricted Stock, and (C) agreements entered into and securities and other instruments issued after the date of this Agreement to the extent permitted by Section 3.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Company or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Company (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or (B) pursuant to which Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act.

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(iv)      Since December 31, 2016, except as set forth in Disclosure Schedule 4.2(b)(iv), Company has not (A) issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Company, other than pursuant to and as required by the terms of the Company Stock Incentive Plans and any employee stock options and other awards issued under the Company Stock Incentive Plans prior to the date hereof); (B) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of Company (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of Company dividends or other distributions on the outstanding shares of capital stock of Company.

(v)      Set forth in Disclosure Schedule 4.2(b)(v) is a true, correct and complete list of all equity securities that Company owns, controls or holds for its own account, and Company does not own more than 4.9% of a class of voting securities of, or otherwise controls, any Person.

(c)      Authority.

(i)      Company has all requisite corporate power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to the adoption of the principal terms of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Required Company Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company subject, in the case of the consummation of the Merger, to receipt of the Required Company Vote. The Company Board has adopted resolutions as of the date of this Agreement, (x) approving this Agreement, (y) resolving to submit this Agreement to the stockholders of Company, and (z) recommending to the stockholders of Company that they vote at the Company Shareholder Meeting to adopt this Agreement (the “Company Board Recommendation”). This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles, forthright negotiation, commercial reasonableness, good faith and fair dealing.

(ii)       The execution and delivery by Company of this Agreement does not, and the consummation by Company of the transactions contemplated hereby shall not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the articles of association or bylaws of Company or (B) except as set forth in Disclosure Schedule 4.2(c)(ii) and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to Company or its properties or assets.

(iii)      No consent, approval, waiver, non-objection, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (A) the filing of appropriate notices with the Federal Reserve Bank under the BHCA and approval or waiver of the same, (B) the filing of an appropriate application with the FDIC and approval, waiver, or non-objection of the same under the Bank Merger Act of 1960, as amended (the “Bank Merger Act”), (C) the filing of an appropriate application with the CDBO and approval of the same, and (D) (x) the effectiveness of a registration statement filed with the SEC under Section 5.1 below, or (y) the obtaining of a stock permit from the CDBO under Section 5.2 below (the “Requisite Regulatory Approvals”). For purposes of this Agreement, the term “Bank Regulatory Authorities” means, the Federal Reserve Bank, FDIC, and CDBO.

(d)      Financial Statements; Regulatory Reports; Undisclosed Liabilities; Absence of Change.

(i)      Company has previously furnished Parent with copies of (a) the statements of financial condition of Company as of December 31, 2017, 2016, 2015 and 2014, and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2017, 2016, 2015 and 2014, in each case accompanied by the audit report of Vavrinek, Trine, Day & Co., LLP (the “Accounting Firm”), independent public accountants with respect to Company, and (b) the notes related thereto (collectively, the “Company Financial Statements”). The books and records of Company have been, and are being, maintained in accordance with generally accepted accounting principles (“GAAP”) and/or with regulatory accounting principles (“RAP”), as applicable, and any other applicable legal and accounting requirements, and reflect only actual transactions.

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(ii)       Except as and to the extent reflected, disclosed or reserved against in the Financial Statements (including the notes thereto), Company has no liabilities, whether absolute, accrued, contingent or otherwise, material to the consolidated financial condition of Company which were required to be so disclosed under GAAP. Since December 31, 2017 Company has not incurred any liabilities except in the ordinary course of business, other than as specifically contemplated by this Agreement.

(iii)      Company has furnished Parent with true and complete copies of the Reports of Condition and Income of Company Bank as of December 31, 2017, 2016 and 2015, as the same may have been amended (the “Call Reports”). The Call Reports fairly present, in all material respects, the financial position of Company and the results of its operations as of the date and for the period indicated in that Call Report in conformity with the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council (the “Call Report Instructions”). Company has calculated its allowance for loan losses in accordance with GAAP and RAP as applied to banking institutions and in accordance with all applicable rules and regulations. To Company’s Knowledge, the allowance for loan losses account for Company is and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Company.

(iv)      Since December 31, 2015, Company has not been required to file any form, report, registration statement or other document with the SEC.

(v)      Since December 31, 2015, Company has timely filed all material reports, and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), to Company’s Knowledge, each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(vi)      Except as disclosed on Disclosure Schedule 4.2(d)(vi), Company has since December 31, 2017, conducted its business only in the ordinary course and has not:

(A)      Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased and FHLB, Federal Reserve Bank and correspondent bank borrowings and current liabilities for trade or business obligations, none of which, individually or in the aggregate, resulted in a Material Adverse Effect;

(B)       Declared or made any payment of dividends or other distribution to its stockholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(C)       Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

(D)      Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(E)       Mortgaged, pledged or subjected to Lien or restriction any of its property, business or assets, tangible or intangible, except for Permitted Liens;

(F)       Except in the ordinary course of business, sold, transferred, leased to others or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim outside the ordinary course of business;

(G)      Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss to property which, individually or in the aggregate, would constitute a Material Adverse Effect;

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(H)      Made any hiring of employees, change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of their directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by Company for the benefit of its directors, employees or former employees, except (i) periodic increases consistent with past practices, or (ii) as specifically permitted by this Agreement;

(I)      Made any capital expenditures or capital additions or betterments in excess of an aggregate of Twenty-Five Thousand Dollars ($25,000.00);

(J)      Instituted, had instituted against them, settled or agreed to settle any litigation, action or proceeding before any court or Governmental Entity relating to their property other than routine collection suits instituted by them to collect amounts owed;

(K)      Suffered any change, event or condition that, individually or in the aggregate, has caused or is likely to result in a Material Adverse Effect;

(L)       Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment which is required to be disclosed in Disclosure Schedule 4.2(i) hereto;

(M)      Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP; or

(N)      Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (A) through (M) above.

(e)      Compliance with Applicable Legal and Reporting Requirements.

(i)      Company holds all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Company, taken as a whole (the “Company Permits”), the Company Permits are in full force and effect and Company is in compliance with the terms of the Company Permits.

(ii)       Since December 31, 2015, Company and each of its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements (including the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and the privacy and customer information requirements contained in Applicable Legal Requirements). To the Knowledge of Company, no investigation by any Governmental Entity with respect to Company is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Company.

(f)      Accounting and Internal Controls.

(i)      The records, systems, controls, data and information of Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect on the system of internal accounting controls described in the following clause.

(ii)       Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of its financial reporting and the preparation of their respective financial statements for external purposes in accordance with GAAP. Management of Company has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Company’s ability to record, process, summarize and report financial data and have identified for Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls, and all of such items in (1) and (2) are described in Disclosure Schedule 4.2(f)(ii).

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(iii)      Since December 31, 2015, neither Company nor, to the Knowledge of Company, has any director, officer, employee, auditor, accountant or representative of Company has received or has otherwise had or obtained (other than audit comments received in the ordinary course of business of Company) any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Company has engaged in questionable accounting or auditing practices.

(g)      Legal Proceedings. Except as set forth in Disclosure Schedule 4.2(g), there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the Knowledge of Company, threatened, against or, other than routine collection matters instituted by Company, affecting Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Company. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of Company, threatened against Company that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Company pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(h)      Taxes. Except as set forth in Disclosure Schedule 4.2(h):

(i)      Company has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns were correct and complete in all material respects. All taxes of Company (whether or not shown on any tax return) have been timely paid except for taxes that are both being contested in good faith and adequately reserved against and included as an identifiable tax liability (in accordance with GAAP) on the Financial Statements. Company has no liability for taxes in excess of the amount reserved or provided for in the Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods). There are no liens for taxes (other than taxes not yet due and payable upon any of the assets of Company and the Subsidiaries of Company).

(ii)       No written or, to the Knowledge of Company, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against Company and has not previously been paid has been received by Company.

(iii)      There are no disputes pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon Company, nor has Company given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

(iv)      To the Knowledge of Company, no tax return of Company is under audit or examination by any Governmental Entity. No written or, to the Knowledge of Company, unwritten notice of such an audit or examination by any Governmental Entity has been received by Company. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(v)      Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two-year period ending prior to the date of this Agreement; or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(vi)      Company has: (A) not been a member of group filing a consolidated federal income tax return or a consolidated, combined, or unitary state income tax return except any such income tax return where Company has been the common parent; or (B) no liability for any tax under Treasury Regulations Section 1.1502-6 or any similar provision of any other tax law (except for taxes of the affiliated group of which Company is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law), as a transferee or successor, by contract or otherwise.

(vii)      Company has not been a party to any “listed transaction” as such term is defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2). To the Knowledge of Company, Company has properly reported all “reportable transactions” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) on its United States federal income tax returns.

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(viii)      Company has withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all amounts required to be withheld from such persons in accordance with applicable tax law; provided, however, that the foregoing withholding representation shall apply only with respect to payments made before the Closing Date and that the foregoing timely payment representation shall apply only with respect to payments which, to be timely, must be made to the appropriate Governmental Entity before the Closing Date.

(ix)      Company has made available to Parent, all federal, state, local, and foreign income tax returns (including any such tax returns where the tax is calculated based on net or gross income) filed with respect to Company for taxable periods ended on or after December 31, 2010, and Disclosure Schedule 4.2(h)(ix) indicates such tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. True and complete copies of the federal and state income tax returns of Company, as filed with the IRS or the applicable state tax authority for all taxable years ending after December 31, 2010 have been delivered or otherwise made available to Parent. There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes.

(x)      Except as disclosed in Disclosure Schedule 4.2(h)(x), Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement principally related to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity).

(xi)      Company is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or before the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign tax law) executed on or before the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (D) installment sale or open transaction disposition made on or before the Closing Date; or (E) prepaid amount received on or before the Closing Date, or (F) election under Section 108(i) of the Code.

(xii)      Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xiii)      To the Knowledge of Company, no claim has been made in writing within the last three (3) years by an authority in a jurisdiction where Company does not file tax returns that Company may be subject to taxation by that jurisdiction.

(xiv)       Disclosure Schedule 4.2(h)(xiv) lists and contains an accurate and complete description as to any United States federal and state net operating and capital loss carryforwards for Company (including any limitations of such net operating or capital loss carryforwards under Sections 382, 383 or 384 of the Code or the Treasury Regulations), if any, as of December 31, 2017 and the expiration dates thereof; such entries are true, accurate and correct as of such date and have been prepared by Company in accordance with GAAP applied on a consistent basis.

(xv)      Since December 31, 2013, the IRS has not challenged the interest deduction on any of Company’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(xvi)       Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any similar or corresponding provision of state tax law).

(xvii)      Company has disclosed on its federal income tax returns and state income tax returns all positions taken therein that would give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any similar provision under state tax law.

(xviii)    The representations and warranties in this Section 4.2(h) and those representations and warranties that otherwise specifically reference sections of the Code or Treasury Regulations thereunder are the sole and exclusive representations and warranties of Company concerning tax matters.

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(i)      Certain Agreements.

(i)      Disclosure Schedule 4.2(i) sets forth an accurate and complete description of the following leases, subleases, licenses, contracts and agreements to which Company is a party or by which any of them is bound:

(A)      any agreement that obligates or may obligate Company in the aggregate for an amount in excess of $25,000 in any calendar year (as determined on an annualized basis with respect to multi-year contracts) or related contracts of a similar nature that in the aggregate obligate or may obligate Company for an amount in excess of $50,000 in any calendar year (as determined on an annualized basis with respect to multi-year contracts);

(B)       any non-competition agreement or any other agreement or obligation which limits in any material respect (i) the ability of Company to manage or operate any business or solicit any current, former or potential customers, borrowers or lessees that shall, in either case, be binding on Parent or its affiliates (including Company) after Closing, or (ii) the manner in which, or the localities in which, any portion of the business of any of them or, following consummation of the transactions contemplated by this Agreement, Parent’s or its affiliates’ (including Company’s) businesses, is or would be conducted;

(C)       any agreement providing for the indemnification by Company of any Person, other than customary agreements relating to the indemnification of directors, officers and employees of Company or indemnification pursuant to routine agreements entered into in the ordinary course (such as office equipment leases and the like);

(D)      any joint venture, strategic alliance or partnership agreement or other similar agreement;

(E)       any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business (other than in connection with securitization or financing transactions or contracts entered into in the ordinary course of business that require that the particular transactions that are the subject thereof to be conducted with the counterparty or counterparties to the contract);

(F)       any contract or agreement providing for any payments that are conditioned, in whole or in part, on, or requiring the consent, notice or approval of or to any Person upon, a change of control of Company;

(G)      any employment agreement, change in control agreement, or any agreement or arrangement that contains any material severance pay or post-employment liabilities to any current or former employee of Company;

(H)      any agreement regarding any agent bank or other similar relationships with respect to lines of business;

(I)      any agreement that contains a “most favored nation” clause, which clause provides for the automatic adjustment of terms and/or conditions of an agreement, including but not limited to, pricing and rates, in order to provide parties with equal agreement rights, advantages or protections as those of subsequent agreements;

(J)      any lease for real property or a material amount of personal property;

(K)      any contract or agreement with an affiliate of Company;

(L)       any agreement which would be terminable other than by Company or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the consummation of the transactions contemplated by this Agreement; and

(M)      any contract or other agreement not made in the ordinary course of business which is material to Company taken as a whole (the agreements, contracts and obligations of the type described in clauses (A) through (M) being referred to herein as the “Company Contracts”).

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Company has made available to Parent true and correct copies of all Company Contracts. For the purposes of this Agreement, the Company Contracts shall be deemed not to include loans made by, repurchase agreements made by, bankers acceptances of or deposits by Company, in each case in the ordinary course of business consistent with past practices, including unfunded loan commitments and letters of credit issued by Company. Except as set forth in Disclosure Schedule 4.2(i)(i), there are no provisions in any Company Contract relating to the incurring of indebtedness for borrowed money (other than FHLB indebtedness, repurchase agreements, deposits (brokered or otherwise) entered into in the ordinary course of business) by Company (including sale and leaseback transactions and including capitalized lease transactions and other similar financing transactions), including any such Company Contract which contains provisions which restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted or any securitization agreements to which Company is a party, that provide any restrictions on, or that require that any financial payment (other than payment of outstanding principal and accrued principal) be made in the event of, the repayment of the outstanding indebtedness thereunder prior to its term.

(ii)       All of the Company Contracts are legal, valid and binding obligations of Company and, to the Knowledge of Company, each other party thereto, enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity) and are in full force and effect. Except as described in Disclosure Schedule 4.2(i)(ii), all rent and other payments by Company under the Company Contracts are current, there are no existing violations or defaults by Company and, to Company’s Knowledge, there are no violations or defaults on the part of any other party to the Company Contracts and no termination, condition or other event has occurred which (with or without notice, lapse of time and/or the happening or occurrence of any other event) would constitute a default or material breach under the Company Contracts, other than defaults or material breaches that have been cured in the ordinary course of business.

(j)      Benefit Plans.

(i)      Disclosure Schedule 4.2(j)(i) sets forth a true and complete list of all “employee benefit plans”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA and all stock purchase, stock option, severance, employment, change-in-control, educational assistance, adoption assistance, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee, director, independent contractor or former employee, director or independent contractor of Company, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by Company or under which Company has any present or future liability (“Company Benefit Plans”), Company has provided or made available to Parent a true, correct and complete copy of (A) such Company Benefit Plan and all related amendments thereto, (B) each trust agreement, summaries, employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”) relating to such Company Benefit Plan and all related amendments thereto, (C) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by ERISA, for Benefit Plans not subject to ERISA or that are unwritten, any relevant summaries, (D) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (E) any contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any Company Benefit Plan, and (F) the most recent determination letter (or equivalent) issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code. There are no unwritten amendments to any Company Benefit Plan.

(ii)       Each Company Benefit Plan that is represented to be qualified under Section 401(a) of the Code either has a favorable determination letter that covers all existing amendments up to and including EGTRRA or is an adoption of a prototype or volume submitter plan for which a favorable opinion letter has been issued up to and including EGTRRA, on which Company is entitled to reliance equivalent to a determination letter, and, in either case, Company has no obligation to adopt any amendments for which the remedial amendment period under Section 401(b) of the Code has expired, and Company is not aware of any circumstances likely to result in revocation of any such favorable determination or inability to rely on any opinion letter except as disclosed on Disclosure Schedule 4.2(j)(ii). Each Company Benefit Plan has been operated in compliance, in all material respects, with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and, except as disclosed on Disclosure Schedule 4.2(j)(ii), all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Company Benefit Plan have been timely and completely filed or distributed.

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(iii)      To the Knowledge of the Company, no Company Benefit Plan is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA or, without limitation, either a multiple employer plan (including plans sponsored by an employee leasing or professional employer organization), or “multi-employer plan” (as either such term is defined in the Code or ERISA) and Company has not at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA. No Company Benefit Plan is subject to the funding standards of Sections 412 or 436 of the Code or Section 302 of ERISA.

(iv)      All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each Company Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices. Pro-rata annual 401k and performance bonuses shall be paid based on amounts accrued at the end of the month prior to the Closing from Company accruals.

(v)      all obligations required to be performed by Company under any Company Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any Company Benefit Plan. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Company Benefit Plans that would directly or indirectly subject Parent or Company to any taxes, penalties or other liabilities, including any liability arising through indemnification.

(vi)      Except as disclosed in Disclosure Schedule 4.2(j)(vi), no Company Benefit Plan is invested in or provides the opportunity for the purchase of any employer security or employer real property (within the meaning of Section 407(d) of ERISA), other than the Company Stock Incentive Plans.

(vii)      With respect to the Company Benefit Plans, Company has provided Parent a true, correct and complete copy of each form of award agreement, including amendments, under which the grant, sale or issuance of Company Common Stock, or the payment of cash based on the value of Company Common Stock have been granted, and a schedule showing the name of each grantee, the date of grant and all other material terms of each grant. No stock option or other right to acquire Company Common Stock or other equity of Company, or the payment of cash based on the value of Company Common Stock (A) has an exercise price that was less than the fair market value of the underlying equity as of the date such stock option or right was granted, as determined by Company in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and Treasury Regulations Section 1.409A-1(b)(5)(iv)), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(viii)      There are no pending claims, lawsuits or actions relating to any Company Benefit Plan (other than ordinary course claims for benefits) and, to the Knowledge of Company none are threatened. Except as disclosed on Disclosure Schedule 4.2(j)(viii), neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of Company.

(ix)      Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or comparable state law, to the Knowledge of Company, Company has no liability to provide post-retirement health or life benefits to any employee or former employee. No written or oral representations have been made to any employee or former employee of Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependents, or any beneficiaries for any period of time beyond the end of the current plan year or beyond termination of employment, except as required by law and at no expense to Company.

(x)      Except as set forth in Disclosure Schedule 4.2(j)(x), no Company Benefit Plan, Company Stock Plan or other contract or arrangement exists that could result in the payment to any present or former employee or director of Company of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Company or any Subsidiary of Company as a result of the transactions contemplated by this Agreement. Unless specifically disclosed on such schedule, no such payment will be nondeductible or subject to excise tax under Sections 4999 or 280G of the Code, nor will Parent be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.

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(xi)      Except as set forth in Disclosure Schedule 4.2(j)(xi), there are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against Company, any Company Benefit Plan, or any other Person, including without limitation, any Company Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Company Benefit Plan.

(xii)      Each Company Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code and any analogous state law. No failure has occurred that would subject Parent or any of its Subsidiaries to tax under Sections 4980B or 4980D of the Code. Each such plan is in compliance, in all material respects, with, and the operation of each such plan will not result in the incurrence of any material penalty to Company or the Surviving Bank under, the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

(xiii)      Except as described in Disclosure Schedule 4.2(j)(xiii), Company is insured by one or more insurance company(ies) for all health, dental, vision, life disability or similar claims relating to any Company Benefit Plan and Company does not self-insure against such claims.

(xiv)       Company may, at any time, amend or terminate any Company Benefit Plan that it sponsors or maintains and may withdraw from any Company Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(xv)      To the Knowledge of the Company, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Section 409A of the Code and all applicable Treasury Regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. No additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan or other contract, plan, program, agreement, or arrangement. Neither Company nor any Subsidiary is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

(k)     Agreements with Regulators. Except as set forth in Disclosure Schedule 4.2(k), Company is not a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted any policies, procedures or board resolutions which would be applicable only to or directed at Company or Company Bank at the request of, any Governmental Entity which restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Company been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Company is in compliance with all of the foregoing so listed in Disclosure Schedule 4.2(k). To the Knowledge of Company, there are no formal or informal investigations, relating to any regulatory matters pending before any Governmental Entity with respect to Company. Neither of Company nor any of its executive officers or, to the Knowledge of Company, any of its directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the Knowledge of Company, threatened.

(l)     Dissenting Shareholders. To the Knowledge of Company, no director or executive officer of Company who is a holder of Company Common Stock plans or intends to exercise appraisal or dissenter rights in the manner provided by the CGCL.

(m)     Takeover Statutes. To the Knowledge of Company, there are no anti-takeover, control share, fair price, business combination, moratorium or other similar statutes, charters provisions or bylaws applicable to this Agreement, the Merger, the Bank Merger or the other transactions contemplated hereby, except as to those provisions of applicable law arising in connection with the acquiring control of a bank including, without limitation, the Bank Holding Company Act of 1956, as amended, the Change in Bank Control Act, and Section 1250 et. seq. of the CFC, including the implementing regulations thereto.

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(n)     Vote Required. The Required Company Vote is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(o)     Properties. Company (i) has good and marketable title to all the properties and assets reflected in the latest balance sheet included in the Financial Statements as being owned by Company or acquired after the date thereof which are material to Company’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever (“Liens”), except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest balance sheet included in the Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s Knowledge, the lessor.

(p)     Condition of Assets. Except as set forth on Disclosure Schedule 4.2(p), all tangible assets, including furniture, fixtures and equipment, used by Company are in good operating condition, ordinary wear and tear excepted, and conform with all material ordinances, regulations, zoning and other laws, whether federal, state or local. Company owns or leases all of the assets and leases all Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of Company is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost. Except as set forth on Disclosure Schedule 4.2(p), Company does not own any Properties (other than OREO).

(q)     Intellectual Property. Company has not received any notice of infringement of or conflict with and, to Company’s Knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property which would materially impact Company. Company has a privacy policy (a “Privacy Policy”) regarding the collection and use of personally-identifiable information (“Customer Information”), or does not collect Customer Information, and has written agreements with each third party with which it shares any Customer Information requiring that such information be kept confidential and used only as permitted by Company or the customer (“Privacy Agreement”), copies of which have been provided or have been made available to Parent. To the Knowledge of Company, Company has not collected any Customer Information in an unlawful manner or is in violation of its Privacy Policy; nor has any of them used any of the Customer Information in an unlawful manner or in a manner that in any way violates its Privacy Policy, a Privacy Agreement or the privacy rights of its customers or third parties. Company has each posted its Privacy Policy in a clear and conspicuous location on its web site (if any) and regularly distributes copies to its customers. Company has adequate security measures in place to protect the Customer Information it receives from illegal or unauthorized use by its personnel or third parties or use by its personnel or third parties in a manner violative of the rights of privacy of its customers.

(r)     Derivatives. Set forth on Disclosure Schedule 4.2(r) is a list of all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), entered into for Company’s own account, and each such Derivative Contract was entered into (i) in accordance with all Applicable Legal Requirements and (ii) with counterparties which Company believes to be financially responsible. Each Derivative Contract of Company constitutes the valid and legally binding obligation of Company, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Company is not in breach of any of its obligations under any Derivative Contract of Company. The financial position of Company on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Company in accordance with GAAP applied on a consistent basis.

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(s)     Loan Portfolio.

(i)     Except as set forth on Disclosure Schedule 4.2(s)(i), Company is not a party to any written or oral (A) Loans under the terms of which the obligor was, as of December 31, 2017, 90 days or more delinquent in payment of principal or interest or, to the Knowledge of Company, in default of any other provision, or (B) Loans with any director, executive officer or 5% or greater stockholder of Company, or to the Knowledge of Company, any affiliate of any of the foregoing. Set forth in Disclosure Schedule 4.2(s)(i) is a true, correct and complete list of (A) all of the Loans of Company that, as of December 31, 2017, were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (B) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of Company that, as of December 31, 2017, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (C) each asset of Company that, as of December 31, 2017, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (A) and (B) of this sentence include any Loans so classified by Company or by any Governmental Entity. Company shall provide to Parent, on a monthly basis, (1) a schedule of Loans of Company that become classified in the manner described in the previous sentence, or any Loan of Company the classification of which is changed to a lower classification or to OREO, and (2) a schedule of Loans of Company in which the obligor is delinquent in payment by 30 days or more, in each case after the date of this Agreement.

(ii)     Each Loan of Company (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Company as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.

(iii)     Each outstanding Loan of Company (including Loans held for resale to investors) was solicited and originated, or purchased in the normal course of business, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company except for documented exceptions (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(iv)     Except as set forth in Disclosure Schedule 4.2(s)(iv), none of the agreements pursuant to which Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Except for SBA repairs and denials included on Disclosure Schedule 4.2(s)(iv), the Company is not aware of any underwriting or servicing issues related to SBA loans which could result in denial of the SBA’s guaranty or result in the Company Bank entering into a repair agreement with the SBA.

(v)     Except as set forth on Disclosure Schedule 4.2(s)(v), there are no outstanding Loans made by Company to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Company, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(vi)     Company Bank’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with Company Bank’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(t)     Insurance. Set forth in Disclosure Schedule 4.2(t) is a true, correct and complete list of all insurance policies maintained by Company. All such insurance policies and bonds are in full force and effect and, to the Knowledge of Company, Company is not in default under any such policy or bond. Except as set forth in Disclosure Schedule 4.2(t), as of the date hereof, there are no claims in process on any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

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(u)     Transactions with Affiliates. Except as set forth in Disclosure Schedule 4.2(u), there are no agreements, contracts, plans, arrangements or other transactions between Company, on the one hand, and any (i) officer or director of Company, (ii) record or beneficial owner of 5% or more of the voting securities of Company, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Company, on the other hand, except those of a type available to employees of Company generally. Except as set forth in Disclosure Schedule 4.2(u), there are no “covered transactions,” including any Loans engaged in by Company, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.

(v)     Absence of Certain Business Practices. Neither Company nor any of its executive officers, nor to the Knowledge of Company, any of its employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Company (or assist Company in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to Company.

(w)     Environmental Compliance. Except as set forth on Disclosure Schedule 4.2(w):

(i)     Company and its respective Properties are in material compliance with all Environmental Laws. Company has no Knowledge, nor has it received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Company with all Environmental Laws.

(ii)     Company has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

(iii)     no Hazardous Materials exist on, about or within any of the Properties, nor to Company’s Knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that Company makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(x)     There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to Company’s Knowledge threatened against Company relating in any way to any Environmental Law. Company has no liability for remedial action under any Environmental Law. Company has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the Properties nor has Company received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(y)     Community Reinvestment Act. Except as set forth on Disclosure Schedule 4.2(y), Company is in material compliance with the CRA and all regulations promulgated thereunder, and Company has supplied Parent with copies of its current CRA Statement, all letters and written comments received by Company since December 31, 2013 pertaining thereto and any responses by Company to such comments. Company has a rating of at least “satisfactory” as of its most recent CRA compliance examination and to Company’s Knowledge, there is no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the CDBO or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Company under the CRA. To the Knowledge of Company, since the last regulatory examination of Company Bank with respect to Community Reinvestment Act compliance, Company Bank has not received any complaints as to Community Reinvestment Act compliance.

(z)     Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. Except as set forth on Disclosure Schedule 4.2(z), Company is in material compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, and the Equal Credit Opportunity Act and all regulations promulgated thereunder. Since December 31, 2013, Company has not received any notices of any violation of said acts or any of the regulations promulgated thereunder, and Company has no notice of, or Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to Company’s compliance with such acts.

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(aa) Usury Laws and Other Consumer Compliance Laws. Except as set forth on Disclosure Schedule 4.2(aa), outstanding loans of Company have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the California usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the laws of the State of California. Each loan on the books of Company was made in the ordinary course of business.

(bb) Unfair, Deceptive or Abusive Acts or Practices. Company has not engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau, as such terms are used in Section 1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), to the extent such rules apply to Company. There are no allegations, claims or disputes to which Company is a party that allege, or to the knowledge of Company, no person has threatened or threatens to allege, that Company has engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau.

(cc) Consumer Complaints. Company has made available to Parent copies of all unresolved consumer complaints as of December 31, 2017 and any complaints received thereafter, as well as any reports to the senior management, the board of directors or audit committee of Company of plans for remediation of such complaints, trends in its compliant data and analysis of such complaints.

(dd) Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Company is in substantial compliance with the Bank Secrecy Act of 1979, as amended, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, codified at Title III of the U.S.A. Patriot Act of 2001 otherwise known as the U.S.A. Patriot Act and all regulations promulgated thereunder, and Company has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Company has timely and properly filed, in all material respects, and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS. The most recent regulatory rating given to Company Bank as to compliance with the Bank Secrecy Act is “satisfactory.” To the Knowledge of Company, since the last regulatory examination of Company Bank with respect to Community Reinvestment Act compliance, Company Bank has not received any complaints as to Community Reinvestment Act compliance.

(ee) Books and Records. The minute books, stock certificate books and stock transfer ledgers of Company have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of Company that properly should have been set forth therein and that have not been accurately so set forth.

(ff) Employee Relationships.

(i)     Company has complied in all material respects with all applicable material laws relating to its relationships with its employees, and Company believes that the relationships between Company and its employees are good. No senior executive officer or manager of any material operations of Company or any group of employees of Company has or have any present plans as of the Agreement Date to terminate their employment with Company.

(ii)     Disclosure Schedule 4.2(ff)(ii) sets forth (A) the name, title and total compensation of each officer of Company and each of its Subsidiaries and each other employee of Company and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2016 and 2017 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by Company and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

(iii)     To Company’s Knowledge, no officer or director of Company or any of its Subsidiaries or any employee, independent contractor or consultant of Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of Company or any of its Subsidiaries to conduct its business as currently conducted.

(iv)     Neither Company nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Neither Company nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to Company or any of its Subsidiaries, in any capacity.

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(v)     None of the officers, employees or consultants of Company or any of its Subsidiaries has informed Company or such Subsidiary of his or her intent, nor does Company have any Knowledge of any of the officers, employees or consultants of Company or any of its Subsidiaries having an intention, to terminate employment with Company or any of its Subsidiaries during the next twelve (12) months.

(vi)     Neither Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor does Company have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of Company and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Disclosure Schedule 4.2(ff)(vi), the employment of each officer and employee of Company and each of its Subsidiaries is terminable at the will of Company or such Subsidiary.

(vii)     Except as set forth in Disclosure Schedule 4.2(ff)(vii), there is no pending or, to Company’s Knowledge, threatened legal proceeding involving Company or any of its Subsidiaries, on the one hand, and any present or former employee(s) of Company or any of its Subsidiaries, on the other hand, and (B) no other Person, to Company’s Knowledge, has threatened any claim or any legal proceeding against Company or any of its Subsidiaries (or, to Company’s Knowledge, against any officer, director or employee of Company or any of its Subsidiaries) relating to employees or former employees of Company or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(vii)     Company and each of its Subsidiaries is, and at all times since January 1, 2015 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices.

(gg) Brokers or Finders. Company has not employed any agent, broker, investment banker, financial advisor or other firm or Person that is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Piper Jaffray & Co., and, if the Merger is not consummated, Company agrees to indemnify Parent and to hold Parent harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by Company or its affiliates.

(hh) Transaction Expenses. Disclosure Schedule 4.2(hh) sets forth, a true, accurate and complete list of all reasonably anticipated Company Transaction Expenses.

(ii)     Opinion of Financial Advisor of Company. Company has received the oral opinion of its financial advisor, Piper Jaffray & Co., subsequently confirmed in writing on the date hereof to the effect that, subject to the limitations and qualifications expressed therein, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the stockholders of Company.

(jj) Completion of Transaction. There is no fact or circumstance relating to or affecting Company that it reasonably believes would prevent Company from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or thereby or that would, without the incurrence of undue expense or time, prevent Company from obtaining the Requisite Regulatory Approvals from any Governmental Entity.

4.3.      Representations and Warranties of Parent. Except as set forth in the correspondingly identified subsection of the disclosure schedules delivered by Parent to Company concurrently herewith, Parent and Parent Bank, jointly and severally, represent and warrant to Company as follows:

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(a)      Organization, Standing and Power. Parent is a bank holding company registered under the BHCA. Parent Bank is a California state banking corporation. Parent and Parent Bank are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted, and each is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent Bank or Parent.

(b)      Authority.

(i)      Parent has all requisite corporate power and authority to execute and deliver this Agreement subject, in the case of the consummation of the Merger, to the adoption of the principal terms of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon (the “Required Parent Vote”) and to consummate the transactions contemplated hereby. The Parent Board has unanimously adopted resolutions as of the date of this Agreement, (x) approving this Agreement, (y) resolving to submit this Agreement to the stockholders of Parent, and (z) recommending to the stockholders of Parent that they vote at the Parent Shareholder Meeting to adopt this Agreement (the “Parent Board Recommendation”). The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent subject, in the case of the consummation of the Merger, to receipt of the Required Parent Vote. The Parent Board has adopted resolutions, dated as of the date of this Agreement, approving and declaring advisable and in the best interests of their stockholders, this Agreement and the Merger. This Agreement has been duly executed on behalf of Parent and constitutes a valid and binding obligation of Parent, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles, forthright negotiation, commercial reasonableness, good faith and fair dealing.

(ii)       The execution and delivery by Parent of this Agreement does not, and the consummation by Parent of the transactions contemplated hereby shall not, (A) result in any Violation pursuant to any provision of the articles of incorporation or the bylaws of Parent Bank or the articles of incorporation or bylaws of Parent, or (B) except as set forth in Disclosure Schedule 4.3(b)(ii) and subject to obtaining or making the consents, approval, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iv) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirement applicable to Parent, Parent Bank or any Subsidiary of Parent Bank or their respective properties or assets.

(iii)      No consent, approval, order, waiver, non-disapproval, or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Parent, Parent Bank or any Subsidiary of Parent Bank in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent Bank or Parent, except for (A) the Requisite Regulatory Approvals, (B) the filing with the SEC of such reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, and (C) the filing of the Merger Agreement and the Bank Merger Agreement with the CDBO and/or the Secretary of State of the State of California, as the case may be.

(c)      Financial Reports.

(i)      Parent has previously furnished Company with copies of (a) the statements of financial condition of Parent Bank as of December 31, 2017, 2016, 2015 and 2014, and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2017, 2016, 2015 and 2014, in each case accompanied by the audit report of the Accounting Firm, independent public accountants with respect to Parent and Parent Bank, and (b) the notes related thereto (collectively, the “Parent Financial Statements”). Except as set forth in Disclosure Schedule 4.3(c)(i), the books and records of Parent and Parent Bank have been, and are being, maintained in accordance with GAAP and/or RAP, as applicable, and any other applicable legal and accounting requirements, and reflect only actual transactions.

(ii)       Except as and to the extent reflected, disclosed or reserved against in the Parent Financial Statements (including the notes thereto), Parent and Parent Bank have no liabilities, whether absolute, accrued, contingent or otherwise, material to the consolidated financial condition of Parent which were required to be so disclosed under GAAP. Since December 31, 2017, neither Parent nor Parent Bank has incurred any liabilities except in the ordinary course of business, other than as specifically contemplated by this Agreement.

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(iii)      Parent has furnished Company with true and complete copies of the Reports of Condition and Income of Parent Bank as of December 31, 2017, 2016 and 2015 (the “Parent Call Reports”). Except as set forth in Disclosure Schedule 4.3(c)(iii), the Parent Call Reports fairly present, in all material respects, the financial position of Parent Bank and the results of its operations as of the date and for the period indicated in that Parent Call Report in conformity with the Call Report Instructions. Parent Bank has calculated its allowance for loan losses in accordance with GAAP and RAP as applied to banking institutions and in accordance with all applicable rules and regulations. To Parent’s Knowledge, the allowance for loan losses account for Parent and Parent Bank is and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Parent.

(iv)      Since December 31, 2015, Parent has not been required to file any form, report, registration statement or other document with the SEC.

(v)      Since December 31, 2015, Parent and/or Parent Bank has timely filed all reports, and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), to Parent’s Knowledge, each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(vi)      Except as disclosed on Disclosure Schedule 4.3(c)(vi), Parent has since December 31, 2017, conducted its business only in the ordinary course.

(d)      Brokers or Finders. Parent has not employed any agent, broker, investment banker, financial advisor or other firm or Person that is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Hovde Group, LLC, and, if the Merger is not consummated, Parent, jointly and severally, agree to indemnify Company and to hold Company harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by Parent or its affiliates.

(e)      Legal Proceedings. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Parent Bank or Parent, threatened against Parent Bank or Parent that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Parent Bank or Parent pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(f)      Agreements with Regulators. Except as set forth in Disclosure Schedule 4.3(f), neither Parent nor any Subsidiary of Parent is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or, except in the ordinary course of business consistent with normal banking practices, has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Parent been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Parent, Parent Bank and their Subsidiaries are in compliance with all of the foregoing so listed in Disclosure Schedule 4.3(f). There are no formal or informal investigations, known to Parent, relating to any regulatory matters pending before any Governmental Entity with respect to Parent or any of their Subsidiaries, that could reasonably be expected to prevent or delay the completion of this Agreement. Neither of Parent nor any of their executive officers or, to the Knowledge of Parent, any of their directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the Knowledge of Parent, threatened.

(g)      Community Reinvestment Act. Except as set forth on Disclosure Schedule 4.3(g), Parent and their respective Subsidiaries are in material compliance with the CRA and all regulations promulgated thereunder, and a rating of at least “satisfactory” as of its most recent CRA compliance examination and to Parent’s Knowledge, there is no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Parent or any of their Subsidiaries under the CRA.

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(h)      Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. Except as set forth on Disclosure Schedule 4.3(h), Parent and their Subsidiaries are in material compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, and the Equal Credit Opportunity Act and all regulations promulgated thereunder. Since December 31, 2012, Parent and their Subsidiaries have not received any notices of any violation of said acts or any of the regulations promulgated thereunder, and Parent and their Subsidiaries have no notice of, or Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to Parent compliance with such acts, in each case that could reasonably be expected to delay or prevent the receipt of any Requisite Regulatory Approvals from any Governmental Entity or of the transaction contemplated by this Agreement.

(i)      Unfair, Deceptive or Abusive Acts or Practices. Except as set forth in Disclosure Schedule 4.3(i), neither Parent, nor any of their Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau, as such terms are used in Section 1031 of the Dodd-Frank Act, to the extent such rules apply to Parent or any of their Subsidiaries. There are no allegations, claims or disputes to which Parent or any of their Subsidiaries is a party that allege, or to the Knowledge of Parent, no person has threatened or threatens to allege, that Parent or any of their Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau.

(j)      Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Parent and each of their Subsidiaries is in substantial compliance with the Bank Secrecy Act of 1979, as amended, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, codified at Title III of the U.S.A. Patriot Act of 2001 otherwise known as the U.S.A. Patriot Act and all regulations promulgated thereunder, and Parent Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Parent Bank has timely and properly filed, in all material respects, and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS.

(k)      Completion of Transaction. There is no fact or circumstance relating to or affecting Parent or any of their Subsidiaries that they reasonably believe would prevent Parent from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or thereby or that would, without the incurrence of undue expense or time, prevent Parent or any of their Subsidiaries from obtaining all necessary regulatory approvals including the Requisite Regulatory Approvals from any Governmental Entity or of the transactions contemplated by this Agreement.

(l)      Compliance with Applicable Legal and Reporting Requirements.

(i)      Parent holds all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Parent, taken as a whole (the “Parent Permits”), the Parent Permits are in full force and effect and Parent is in compliance with the terms of the Parent Permits.

(ii)       Since December 31, 2015, Parent and each of its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements (including the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and the privacy and customer information requirements contained in Applicable Legal Requirements). To the Knowledge of Parent, no investigation by any Governmental Entity with respect to Parent is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Parent.

(m)      Ownership of Company Common Stock. None of Parent or any of its Subsidiaries, or to Parent’s Knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties).

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ARTICLE 5

ADDITIONAL AGREEMENTS

5.1.      Preparation of Prospectus/Proxy Statement; Stockholder Meeting; Company Change in Recommendation.

(a)      For the purposes of (i) registering Parent Common Stock, Rollover Options and the Parent Common Stock underlying such options, to be offered to holders of Company Common Stock and Company Stock Options in connection with the Merger with the SEC under the Securities Act, (ii) holding the Parent and Company Shareholder Meetings, and (iii) soliciting the Required Company Vote and Required Parent Vote, Parent shall draft and prepare, and Company shall cooperate in the preparation of, a registration statement on Form S-4 (the “Merger Registration Statement”), including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities laws, the Securities Act and the Exchange Act, and the rules and regulations thereunder (such prospectus/proxy statement in the form mailed to the shareholders of Parent and Company, together with any and all amendments or supplements thereto, being herein referred to as the “Prospectus/Proxy Statement”), Parent shall file the Merger Registration Statement, including the Prospectus/Proxy Statement, with the SEC within sixty (60) days of the execution of this Agreement. Parent shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Parent and Company shall thereafter promptly mail the Prospectus/Proxy Statement to Parent’s and Company’s shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company, and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Company shall provide Parent with any information concerning itself that Parent may reasonably request in connection with the drafting and preparation of the Prospectus/Proxy Statement, and Parent shall notify Company promptly of the receipt of any comments of the SEC or any blue sky administrator with respect to the Prospectus/Proxy Statement and of any requests by the SEC or any blue sky administrator for any amendment or supplement thereto or for additional information and shall provide to Company promptly copies of all correspondence between Parent or any of their representatives and the SEC. Parent shall give Company and its counsel the opportunity to review and comment on the Prospectus/Proxy Statement prior to its being filed with the SEC and shall give Company and its counsel the opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or any blue sky administrator. Each of Parent and Company agrees to use all reasonable best efforts, after consultation with the other Party hereto, to respond promptly to all such comments of and requests by the SEC or any blue-sky administrator and to cause the Prospectus/Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Common Stock entitled to vote at the Company Shareholder Meeting and holders of Parent Common Stock entitled to vote at the Parent Shareholder Meeting at the earliest practicable time. Company and Parent shall promptly notify the other Party if at any time it becomes aware that the Prospectus/Proxy Statement or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Company and Parent shall cooperate in the preparation of a supplement or amendment to such Prospectus/Proxy Statement that corrects such misstatement or omission, and Parent shall file an amended Merger Registration Statement with the SEC and blue-sky administrators, as applicable, which amended Merger Registration Statement shall be mailed to the holders of Company Common Stock entitled to vote at the Company Shareholder Meeting and holders of Parent Common Stock entitled to vote at the Parent Shareholder Meeting at the earliest practicable time.

(b)      Parent and Company shall duly take all lawful action to establish a record date for, call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date of this Agreement (the “Parent Shareholder Meeting” and “Company Shareholder Meeting”) for the purpose of submitting this Agreement to the holders of Parent Common Stock and Company Common Stock for their consideration and vote and obtaining the Required Parent Vote and the Required Company Vote. Subject to Section 5.1(d), and as promptly as reasonably practicable following the date of this Agreement, the Parent Board and the Company Board shall use their reasonable best efforts to solicit or cause to be solicited, respectively, from the Parent stockholders and the Company stockholders the Required Parent Vote and the Required Company Vote, and Parent and Company shall take all other lawful action necessary or advisable (including, subject to the Parent Board’s and the Company Board’s exercise of their respective fiduciary duties, postponing or adjourning the Parent Shareholder Meeting or the Company Shareholder Meeting to make any communication permitted by this Agreement or to obtain a quorum or to solicit additional proxies in favor of the adoption of this Agreement) to obtain the Required Parent Vote and/or the Required Company Vote. Subject to Section 5.1(d), the Prospectus/Proxy Statement shall include the Parent Board Recommendation and the Company Board Recommendation.

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(c)      Subject to Section 5.1(d), neither the Parent Board or Company Board, nor any committee thereof shall (u) withdraw, modify, amend or qualify the Parent Board Recommendation or the Company Board Recommendation in a manner adverse to Parent or Company, (v) adopt a resolution to withdraw, modify, amend or qualify the Parent Board Recommendation or Company Board Recommendation in a manner adverse to Parent or Company, (w) publicly announce its intention to withdraw, modify, amend or qualify the Parent Board Recommendation or Company Board Recommendation in a manner adverse to Parent or Company, respectively, (x) as to Company Board only, approve, endorse or recommend any Acquisition Proposal with respect to Company, (y) as to Company Board only, cause, authorize or permit Company to enter into any letter of intent, memorandum of understanding, agreement-in-principle, merger agreement, asset purchase or share exchange agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal, other than (1) an Acceptable Confidentiality Agreement as provided in Section 5.4(b) or (2) a definitive agreement providing for a Superior Proposal pursuant to Section 5.4, or (z) publicly propose or announce an intention to take any of the foregoing actions described in the foregoing clauses (u) through (y) (a “Parent Change in Recommendation,” or “Company Change in Recommendation,” as the case may be).

(d)      Notwithstanding anything to the contrary contained in this Section 5.1, but subject to the provisions of this Section 5.1(d), at any time prior to receipt of the Required Company Vote, the Company Board may effect or cause Company to effect, a Company Change in Recommendation, if the Company Board reasonably determines in good faith, After Consultation, that the failure to make a Company Change in Recommendation would result in a breach of its fiduciary duties of the Company Board to the stockholders of Company under Applicable Legal Requirements. Notwithstanding the preceding sentence, the Company Board shall not make a Company Change in Recommendation, and, in the case of a Superior Proposal, terminate this Agreement in accordance with Section 7.1(e), unless: (A) after the date of this Agreement, an unsolicited, bona fide written offer to effect an Acquisition Proposal is made to Company; (B) such unsolicited, bona fide, written offer was not obtained or made in violation of Section 5.4; (C) Company has complied in all material respects with its obligations under Section 5.4, including its obligations to provide notice(s) to Parent of any Acquisition Proposal and other matters requiring notice under Section 5.4; (D) at least three (3) Business Days prior to any intended meeting of the Company Board at which such board of directors intends to consider and determine whether to make a Change in Recommendation, Company provides Parent with a written notice specifying the date and time of such intended meeting, the reasons for convening such intended meeting, the material terms and conditions of the Acquisition Proposal that is the basis of the intended meeting at which the Company Board will consider a Change in Recommendation (the “Company Offer”) and the identity of the Person making the Company Offer; (E) after receipt by Parent of the information and notice described in clause (D), Parent notifies Company of its desire to negotiate an amendment to the terms and conditions of this Agreement and during such three (3) Business Day period, the Parties engage in good faith negotiations to amend this Agreement in such a manner that, after giving effect to such amendment(s), Company’s board of directors may conclude that the Company Offer does not constitute a Superior Proposal; (F) at the end of such three (3) Business Day period, Company’s board of directors (x) concludes, after and taking into account any amendment(s) to this Agreement proposed by Parent during such three (3) Business Day period, that such Company Offer is a Superior Proposal, and (y) determines in good faith, After Consultation, that the failure by the Company Board to make a Change in Recommendation would result in a breach of its fiduciary duties to stockholders under Applicable Legal Requirements; and (G) Company thereafter enters into a definitive agreement providing for such Superior Proposal and concurrently terminates this Agreement in accordance with Section 7.1(e), and pays to Parent the Termination Fee required by Section 7.2(b).

5.2.      Access to Information.

(a)      Upon reasonable notice, Company shall afford to the representatives of Parent, and Parent shall afford to the representatives of Company, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, Company shall make available to Parent, and Parent shall make available to Company, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents which such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as Parent or Company may reasonably request; provided, however, that Parent acknowledges and agrees that Company, and Company acknowledges and agrees that Parent, shall have no obligation to disclose any discussions and/or reports regarding the transactions contemplated by this Agreement by the Parent Board or the Company Board.

(b)      The Parties shall hold all information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated as of February 2, 2017, between Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect until immediately following the Effective Time, or if terminated, as provided in the Confidentiality Agreement.

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(c)      No such investigation by either Parent or Company shall affect the representations and warranties of any Party expressly made in this Agreement.

5.3.      Reasonable Best Efforts. Each of Company and Parent shall, and shall cause its Subsidiaries to, use all reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and the Bank Merger and make effective the other transactions contemplated herein as promptly as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, each Party shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements which may be imposed on such Party with respect to the Merger and the Bank Merger and to consummate the Merger and the Bank Merger, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Bank having an effect of the type referred to in Section 6.3(d). In furtherance and not in limitation of the Parties’ obligations under this Section 5.3, each of the Parties further agrees as follows:

(a)      Within forty-five (45) days of the execution of this Agreement, Parent shall, and shall cause its Subsidiaries to, prepare all necessary documentation and effect all necessary filings in order to obtain the Requisite Regulatory Approvals.

(b)      The Parties shall cooperate with each other and shall each furnish the other and the other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of any Party to any Governmental Entity in connection with the Merger and Bank Merger. Company, Parent shall have the right to review in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Party). In addition, Company and Parent shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by the providing Party).

(c)      Subject to Applicable Legal Requirements, Company and Parent shall permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity (except for any confidential portions thereof).

(d)      Company and Parent shall promptly inform each other of and supply to each other any substantive communication (or other correspondence or memoranda) received by them from, or given by them to, any Governmental Entity, in each case, regarding any of the transactions contemplated hereby.

(e)      Company and Parent shall provide that representatives of Company and Parent shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Entity or other organization relating to any Requisite Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement, except as may otherwise be requested or required by such Governmental Entity. In furtherance of the foregoing, Company and Parent shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(f)      Each of Company and Parent and their respective boards of directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to provide that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

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5.4.      Acquisition Proposals to Company.

(a)      Company agrees that neither it nor any of its officers and directors shall, and that it shall use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing nonpublic information) the making of any inquiry, proposal or offer with respect to any transaction contemplating a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any purchase or sale of 10% or more of its consolidated assets taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 10% or more of the total voting power of Company (or of the surviving parent entity in such transaction) (any such proposal, offer or transaction (other than a proposal or offer made by Parent or an affiliate thereof or other than any transaction regarding a transfer of any Company Common Stock or any Company Preferred Stock by and among any principal shareholder of Company) being hereinafter referred to as an “Acquisition Proposal”), (ii) engage in any discussions or negotiations with or provide any nonpublic information to any Person concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve, endorse or recommend (including by resolution or otherwise of the Company Board), or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, asset purchase, share exchange agreement, option agreement or other similar agreement (whether binding or not) related to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or propose or agree to do any of the foregoing. Company shall be responsible for any actions taken by its Representatives that are inconsistent with this Section 5.4.

(b)      Notwithstanding Section 5.4(a), prior to obtaining the Required Company Vote, Company shall be permitted, and subject to compliance in all material respects by Company with the other terms of this Section 5.4, to engage in discussions or negotiations with, and provide nonpublic information to, any Person who has submitted and not withdrawn an unsolicited, bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 5.4(a) if the Company Board concludes in good faith, After Consultation, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; provided, however, that Company (i) first enters into an Acceptable Confidentiality Agreement with such Person, (ii) provides Parent at least one (1) Business Day prior written notice before engaging in any such discussions or negotiations or providing information to such Person and (iii) thereafter keeps Parent promptly and fully informed on a current basis of the status of all discussions and negotiations with such Person.

(c)      Company shall notify Parent promptly (but in no event later than one (1) Business Day) after receipt of any Acquisition Proposal or any inquiry, request for nonpublic information or request for discussions or negotiations that relates to or might reasonably be expected to lead to an Acquisition Proposal with respect to Company. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, request or inquiry and the material terms and conditions of any expressions of interest, offers, proposals, requests or inquiries.

(d)      Company agrees that (i) it shall, and shall instruct and use its reasonable best efforts to cause its Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and shall promptly request each Person, if any, that has heretofore executed a confidentiality agreement with such Party in connection with the consideration of any Acquisition Proposal, to return or destroy all confidential information or data heretofore furnished to such Person, (ii) it shall enforce (and not release any third party from or waive) any provisions of, any confidentiality, standstill, non-solicitation or similar agreement to which it is a party with respect to any Acquisition Proposal, and (iii) it shall not take any action to render inapplicable or to exempt any Person from any antitakeover statute, charter provision or bylaw. Company agrees that it shall use its reasonable best efforts to inform its Representatives of the obligations undertaken in this Section 5.4.

5.5.      Termination of Employee Benefit Plans and Employee Matters.

(a)      Company agrees that the Company Benefit Plans may be terminated, modified or merged into Parent’s Benefit Plans on or after the Closing Date, as determined by Parent in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce any benefits already accrued thereunder. At the request of Parent, Company agrees to terminate no later than immediately before the Closing Date any Company Benefit Plans for which Company may have liability, to the extent such Company Benefit Plans permit termination so that Company will have no liability from and after the Closing Date, and Company will accrue any and all obligations with respect to the termination of such plans before the Closing Date. Parent acknowledges that any termination or modification at the direction of Parent Bank will not (a) be deemed to cause the Company Financial Statements to have been prepared other than in accordance with GAAP, or (b) constitute a breach of any provision of this Agreement by Company.

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(b)      Parent agrees that as of and following the Effective Time, the employees of Company as of the Effective Time who are employed by Company Bank after the Effective Time or who are offered and who accept employment with Parent Bank (collectively, the “Former Company Employees”) shall be eligible to participate in Parent’s employee benefit plans in which similarly situated employees of Parent Bank participate, to the same extent as such similarly situated employees of Parent Bank participate.

(c)      With respect to each employee benefit plan, program, policy or arrangement maintained by Parent Bank or Parent for the benefit of current employees of Parent Bank (each such plan, program, policy or arrangement, a “Parent Bank Plan”), Parent agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with Company shall be treated as service with Parent Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(d)      Parent shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are expected to be officers and employees of Company immediately before the Effective Time. Company will provide Parent with information regarding such persons’ current employment arrangements with Company and will otherwise assist Parent Bank in making such offers.

(e)      Parent has adopted, and the Company Board has approved, a retention and severance plan in the form of Parent’s employee severance plan (“New Plan”). The New Plan shall replace and be in lieu of any existing employee severance policies of Company. All severance payments under the New Plan shall provide for the execution of a severance agreement reasonably satisfactory to Parent as a condition to receipt of payments, which shall provide for (i) release of claims, and (ii) confidentiality of information.

5.6.      Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2 hereof.

5.7.      Indemnification; Directors’ and Officers’ Insurance.

(a)      From and after the Effective Time, Parent shall, for a period of six (6) years from the Closing Date, to the fullest extent permitted by Applicable Legal Requirements, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Company or any Subsidiary of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”).

(b)      Prior to the Effective Time, Company shall purchase a “tail” policy or “extended discovery period” under Company’s existing directors and officers liability insurance policy providing coverage for a period of up to six (6) years after the Effective Time, or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), comparable coverage for a substantially comparable insurer; provided, however, that the total cost of any extended insurance coverage purchased by Company shall not exceed 250% of the current annual premium paid by Company under its existing directors and officers liability insurance policy.

(c)      Parent shall indemnify an Indemnified Party for all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in successfully enforcing the indemnity and other obligations provided for in this Section 5.7.

(d)      If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Bank, as the case may be, shall assume the obligations set forth in this Section 5.7.

(e)      The provisions of this Section 5.7 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

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5.8.      Public Announcements. Except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules or regulations of Nasdaq, Parent and Company shall use reasonable best efforts (a) to develop a joint communications plan, (b) to provide that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules of Nasdaq, none of Parent or Company shall issue any press release or otherwise make any public statement or disclosure concerning the other or the other’s Subsidiaries, business, financial condition or results of operations without the consent of the other, which consent shall not be unreasonably withheld or delayed.

5.9.      Listing on Nasdaq. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock issuable in connection with the Merger to be authorized for listing on the Nasdaq (“Nasdaq”).

5.10.      Untrue Representations. Each Party shall promptly notify the other Party in writing if such Party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other Party or any representation or warranty made in or pursuant to this Agreement or that results in such Party’s failure to comply with any covenant, condition or agreement contained in this Agreement.

5.11.      Litigation and Claims. Each of Parent, on the one hand, or Company, on the other hand, shall promptly notify the other of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of the notifying Person, threatened against the notifying Person that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by the notifying Person pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby. Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against Company or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Company shall not enter into any settlement agreement in respect of any stockholder litigation against Company or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

5.12.      Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Company Bank, the proper officers and directors of each Party shall take all such necessary action, including the execution of all necessary and desirable agreements, certificates, instruments and documents.

5.13.      Company Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of Company, other than its chief executive officer, shall enter into a Voting Agreement, Non-Competition and Non-Solicitation Agreement and each of the executive officers of Company shall enter into a Non-Solicitation Agreement.

5.14.      Rollover Agreements. Company will use its commercially reasonable efforts to cause each of the Company Option Holders listed on Disclosure Schedule 5.14 to enter into either a Rollover Option or receive the Option Consideration, but if no election is made by a Company Option Holder, Company will use its commercially reasonable efforts to cause each such Company Option Holder to enter into a Rollover Option pursuant to Section 2.4(d) prior to the Closing Date.

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5.15.      Company Transaction Expenses. Prior to the Closing, based upon the final bills or estimates of such final bills, Company shall have paid or accrued for all Company Transaction Expenses in full. Company shall update Disclosure Schedule 4.2(hh) at least three (3) Business Days prior to the Closing to reflect the final Company Transaction Expenses and Parent shall have received written evidence of such expenses prior to the Effective Time; provided, however, that the aggregate amount of such Company Transaction Expenses shall not exceed Five Million Six Hundred Forty Thousand Dollars ($5,640,000.00) without the prior written consent of Parent (the “Company Transaction Expenses Threshold”), in their discretion, after an opportunity to review all invoices, bills and estimates relating to such Transaction Expenses to determine their reasonableness. In the event Company Transaction Expenses exceed the Company Transaction Expenses Threshold by at least $0.01 per share of Company Common Stock, and for each additional adjustment of $0.01 per share of Company Common Stock thereafter, the Assigned Company Common Share Value shall be reduced by the quotient of (A) the amount by which Company Transaction Expenses exceed the Company Transaction Expenses Threshold divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. In the event Company Transaction Expenses are less than the Company Transaction Expenses Threshold by at least $0.01 per share of Company Common Stock, and for each additional adjustment of $0.01 per share of Company Common Stock thereafter, the Assigned Company Common Share Value shall be increased by the quotient of (A) the amount by which Company Transaction Expenses are less than the Company Transaction Expenses Threshold divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

5.16.      Company Adjusted Shareholders’ Equity. As of the Measurement Date, the total shareholder’s equity of Company (computed in accordance with GAAP, but excluding all changes in accumulated other comprehensive income or loss from the amount shown in the December 31, 2017 financial statements, the accrual or payment of Company Transaction Expenses, and any purchase accounting adjustments to the assets and liabilities of Company) (“Company Adjusted Shareholders’ Equity”), shall not be less than $64.1 Million plus eighty-five percent (85%) of Company’s budgeted net income for 2018 through the Measurement Date (the “Company Adjusted Shareholder’s Equity Threshold”). The Company’s budget for 2018 is included as section 5.16 of the Company Disclosure Schedule. In the event Company Adjusted Shareholders’ Equity is less than the Company Adjusted Shareholders’ Equity Threshold by at least $0.01 per share of Company Common Stock, and for each additional adjustment of $0.01 per share of Company Common Stock thereafter, the Assigned Company Common Share Value shall be reduced by the quotient of (A) the amount by which the Company Adjusted Shareholders’ Equity is less than the Company Adjusted Shareholders’ Equity Threshold divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. In the event Company Adjusted Shareholders’ Equity is more than the Company Adjusted Shareholders’ Equity Threshold by at least $0.01 per share of Company Common Stock, and for each additional adjustment of $0.01 per share of Company Common Stock thereafter, the Assigned Company Common Share Value shall be increased by the quotient of (A) the amount by which the Company Adjusted Shareholders’ Equity is greater than the Company Adjusted Shareholders’ Equity Threshold divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

5.17.      Company Adjusted Allowance for Loan Losses. As of the Measurement Date, the Company’s Allowance for Loan Losses computed in accordance with GAAP (“Company Adjusted Allowance for Loan Losses”), shall be not less than the greater of (A) $4,000,000, or (B) 1.30% of the total of (i) Company’s total gross loans, (ii) less purchased credit impaired loans, and (iii) less CalCap loans, then subtracting from the resulting product the unamortized discounts on Company’s purchased non-impaired loan portfolios (all as of the Measurement Date) (“Company Adjusted Allowance for Loan Losses Threshold”). For the avoidance of doubt, if at the Measurement Date gross loans total $437 million, the purchased credit impaired loans total $5.3 million, Cal Cap loans total $2.2 million, and the unamortized discount (net of premiums) on Company’s purchased non-impaired loan portfolios totals $1.0 million, the calculation for (B) would be as follows: 0.013 times the total of (i) $437 million, minus (ii) $5.3 million, and minus (iii) $2.2 million, for a result of $5,583,500, less $1,000,000 for a total of $4,583,500, which would result in $4,583,500 (as the greater number between (A) and (B)) being the “Company Adjusted Allowance for Loan Losses Threshold.” In the event Company Adjusted Allowance for Loan Losses is less than the Company Adjusted Allowance for Loan Losses Threshold, the Assigned Company Common Share Value shall be reduced by the quotient of (A) the amount by which the Company Adjusted Allowance for Loan Losses is less than the Company Adjusted Allowance for Loan Losses Threshold divided by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

5.18.      Disclosure Schedules. At least ten (10) days prior to the projected Closing, Company agrees to provide Parent and Parent agree to provide Company, with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the delivery date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement. Any information set forth in any one section of the Company or Parent disclosure schedules shall be deemed to apply to each other applicable section or subsection of the Company or Parent disclosure schedules, respectively, if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

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5.19.      Acquisition Proposals of Parent Bank and/or Parent. Parent shall not, and shall cause its Subsidiaries and Representatives not to, enter, into any agreement with any Person subsequent to the Agreement Date that (i) would restrict Parent’s ability to comply with any of the terms of this Agreement, (ii) relates to any Acquisition Proposal that would materially impair Parent’s ability to consummate the Merger and the transactions contemplated by this Agreement, or (iii) relates to any Acquisition Proposal, unless such Acquisition Proposal requires the completion of the Merger and payment of the Merger Consideration to the Company shareholders as provided in this Agreement prior to completion of any other Acquisition Proposal respecting Parent.

5.20.      Prepayment of Senior Debt. Prior to, at or after the Closing, Parent, with the assistance of Company, shall take any and all actions necessary to repay in full the Senior Debt. Company shall cause the Pledged Collateral to be released in connection with such prepayment of the Senior Debt.

5.21.      Demand, Money Market and Savings Deposits. As of the Measurement Date, Company Bank’s non-interest bearing demand deposits, money market deposits and savings deposits reportable in FFIEC Consolidated Reports of Condition and Income at Schedule RC, line 13.a.1, plus Schedule RC-E, lines 2.a.1 and 2.a.2, shall be equal to or greater than $367,683,000.

5.22.      Brokered, Internet and Deposits from Deposit or Loan Originators. As of the Measurement Date, Company Bank’s brokered deposits, internet deposit and deposits generated from deposit or loan originators reportable in FFIEC Consolidated Reports of Condition and Income at Schedule RC-E, line 1.b, shall be equal to or less than $42,734,000.

5.23.      Borrowings. Company Bank shall not incur any borrowings reportable in FFIEC Consolidated Reports of Condition and Income at Schedule RC, lines 14, 15, 16 and 19 except in accordance with Company Bank’s policies and consistent with past practice, and Company Bank shall notify Parent in writing of such intention to incur any such borrowings in advance of such borrowing.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

6.1.      Conditions to Each Party’s Obligation. The respective obligation of each of the Parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the Parties hereto prior to the Closing Date, of each of the following conditions:

(a)      Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including but not limited to the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby (any of the foregoing, an “Order”).

(b)      Corporate Approvals. This Agreement, the Merger and the transactions contemplated herein shall have been duly approved by the Required Company Vote as of the record date for the Company Shareholder Meeting and by the Required Parent Vote as of the record date for the Parent Shareholder Meeting.

(c)      Effectiveness of Registration Statement; or Issuance of Stock Permit. The registration statement shall have been declared effective by the SEC pursuant to the Securities Act, and the registration statement shall not be subject to any stop order, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the registration statement or the stock permit, as the case may be, shall have been initiated and be continuing or have been threatened in writing and be unresolved.

6.2.      Conditions to Obligations of Company. The obligations of Company to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

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(a)      Representations and Warranties. The representations and warranties of Parent (i) set forth in Sections 4.2(a) and 4.2(b) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date, and (ii) the representations and warranties of Parent set forth in this Agreement (other than the representations and warranties that are the subject of clause (i)) shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect,” “Knowledge” or similar qualifiers contained in any such representations and warranties) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date in which event such representation and warranty shall be so true and correct as of such specified date) or unless any such inaccuracy, together with all other inaccuracies, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)      Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate or certificates, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(c)      No Parent Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or could reasonably be expected to result in, a Parent Material Adverse Effect.

(d)      Delivery of Merger Consideration to Exchange Agent. Parent shall have delivered to the Exchange Agent for delivery to the holders of Company Common Stock, the Per Share Merger Consideration in accordance with Section 2.5(c) on or prior to the Closing Date.

(e)      Nasdaq Listing of Parent Stock. The shares of Parent Common Stock to be issued as part of the Merger Consideration shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(f)      Other Actions. Parent shall have furnished Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Company may reasonably request.

6.3.      Conditions to Obligation of Parent. The obligations of Parent to consummate the Merger and the other transactions contemplated hereby is also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

(a)      Representations and Warranties. The representations and warranties of Company (i) set forth in Sections 4.2(a), 4.2(b), 4.2(c)(i) and 4.2(e)(i) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date, and (ii) the representations and warranties of Company set forth in this Agreement (other than the representations and warranties that are the subject of clause (i)) shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect,” “Knowledge” or similar qualifiers contained in any such representations and warranties) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date) or unless any such inaccuracy, together with all other inaccuracies, has not had and would not reasonably be expected to have a Material Adverse Effect on Company, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of Company by its Chief Executive Officer and the Chief Financial Officer, to such effect.

(b)      Performance of Obligations of Company. Company shall have performed in all material respects (other than with respect to Sections 3.1(b), (c), (e), (f), (g) and (k), which shall have been performed in all respects), all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer of Company to such effect.

(c)      Estoppel Letters and Consents. Company shall have delivered fully executed estoppel letters and Consents as provided in Section 5.13, except where the failure to obtain such consents would not have a Company Material Adverse Effect.

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(d)      Absence of Burdensome Conditions. No Requisite Regulatory Approval shall have been granted subject to any condition or conditions which, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or Bank Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) requires any of the Parties, including the Surviving Corporation, to pay any amounts (other than customary filing fees), or divest any banking office, line of business or operations, or (ii) imposes any condition, requirement or restriction upon the Surviving Bank, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to impose a materially burdensome condition on Company, Parent or the Surviving Corporation, as applicable, or otherwise would materially alter the economics of the Merger for Parent.

(e)      No Company Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Company Material Adverse Effect.

(f)      Repayment of Senior Debt and Release of Pledged Collateral. The Pledged Collateral shall have been released, and Company shall have delivered to Parent written evidence of the same reasonably satisfactory to Parent.

(g)      Parent Tax Opinion. Parent shall have received an opinion of Vavrinek, Trine, Day & Co, LLP, or other qualified firm as determined by Parent, dated the Closing Date, and based on facts, representations and assumptions described in such opinion, and customary certificates delivered to Vavrinek, Trine, Day & Co., LLP, or other qualified firm as determined by Parent, to the effect that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)      Dissenting Shares. Holders of not more than twelve percent (12%) of the outstanding shares of Company Common Stock shall have duly exercised their dissenter’s rights under Chapter 13 of the California General Corporation Law.

(i)      Other Actions. Company shall have furnished Parent with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as Parent may reasonably request.

(j)      Deposits. As of the Measurement Date, Company Bank’s non-interest bearing demand deposits reportable on FFIEC Consolidated Reports of Condition and Income at Schedule RC, line 13.a.1, shall be equal to or greater than $208,173,000.

(k)      Commercial Real Estate Loans. As of the Measurement Date, Company Bank’s Commercial Real Estate Loans shall not be more than 320% of the Company Adjusted Shareholders’ Equity.

(l)      Shareholder’s Equity. As of the Measurement Date, Company Adjusted Shareholders’ Equity shall be at least $64,100,000 plus sixty five percent (65%) of Company’s budgeted net income for 2018 through the Measurement Date.

ARTICLE 7

TERMINATION

7.1.      Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties:

(a)      by mutual consent of Parent and Company in a written instrument;

(b)      by Parent or Company, upon written notice to the other Party, if (i) a Governmental Entity from which a Requisite Regulatory Approval is required has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable, or (ii) any Governmental Entity shall have issued an order, writ, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger, and such order, writ, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with Section 5.4 or any other provision of this Agreement primarily shall have resulted in, or materially contributed to, such action;

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(c)      by either Parent or Company, upon written notice to the other Party, if the Merger shall not have been consummated on or before the End Date; provided, however, that (i) such date may be extended one or more times, but not to a date any later than December 31, 2018, by notice from either Party delivered to the other Party on or before the End Date, or the later date to which such date has then been most recently extended as provided herein, if the only condition to the Closing that has not been satisfied or is not capable of being satisfied as of the date such notice is delivered is receipt of any Requisite Regulatory Approval and the satisfaction of such condition remains reasonably possible, as determined by the Parties in good faith, and (ii) the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement primarily shall have resulted in, or materially contributed to, the failure of the Effective Time to occur on or before such date;

(d)      by Parent, upon written notice to Company, if (i) the Company Board effects a Company Change in Recommendation or fails to include the Company Board Recommendation in the Prospectus/Proxy Statement, (ii) Company enters into a definitive agreement providing for a Superior Proposal, (iii) within two (2) Business Days (or such longer period of time that the Company Board determines in good faith is reasonably necessary to comply with its fiduciary duties) of a written request by Parent for the Company Board to reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material change thereto is first publicly announced, published or sent to Company’s stockholders, Company fails to issue a press release that reaffirms, unanimously and without qualification, the Company Board Recommendation (provided that such request may only be made once with respect to such Acquisition Proposal absent further material changes thereto), (iv) a tender offer or exchange offer (whether or not conditional) relating to shares of Company’s capital stock shall have been commenced and the Company Board (or any committee thereof) fails to recommend against such tender offer or exchange offer within ten (10) Business Days after the commencement of such tender offer or exchange offer (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of any such tender offer or exchange offer within such period, which shall constitute a failure to recommend against such offer), or (v) Company intentionally breaches Section 5.1(c), Section 5.1(d) or Section 5.4;

(e)      by Company, upon written notice to Parent, if (i) Company enters into a definitive agreement providing for a Superior Proposal prior to the receipt of the Required Company Vote not in violation of Section 5.1 or Section 5.5, and (ii) concurrently with such termination, Company pays the Company Termination Fee to Parent by wire transfer of immediately available funds;

(f)      by Parent, or Company, upon written notice to the other Party, if any application for Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity from which a Requisite Regulatory Approval is required or if any such application is approved with commitments, conditions or understandings, contained in an approval letter or otherwise, which imposes a materially burdensome condition on Company, Parent or the Surviving Bank, as applicable, or would otherwise materially alter the economics of the Merger for Parent, or Company;

(g)      by Parent or Company, upon written notice to the other Party, if there shall have been a breach by the other Party (for purposes of this Section 7.1(g), Parent constitute one Party) of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of a condition set forth in one of Sections 6.2(a), 6.2(b), 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within 30 days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

(h)      by Parent or Company, (i) upon written notice to the other Party, if a vote shall have been taken at the duly convened Company Shareholder Meeting (including any adjournments thereof) and the Required Company Vote shall not have been obtained, and one or more Directors or officers of Company that is a party to a Company Support Agreement shall have voted their shares against approval of the Merger or this Agreement, or (ii) by Parent if the Company Shareholder Meeting is not held on or before August 31, 2018, unless such delay results directly from any action or inaction by a Governmental Entity;

(i)      by Parent or Company, (i) upon written notice to the other Party, if a vote shall have been taken at the duly convened Parent Shareholder Meeting (including any adjournments thereof) and the Required Parent Vote shall not have been obtained, and one or more Directors or officers of Parent that is a party to a Parent Support Agreement shall have voted their shares against approval of the Merger or this Agreement, or (ii) by Company if the Parent Shareholder Meeting is not held on or before August 31, 2018, unless such delay results directly from any action or inaction by a Governmental Entity

(j)      by Parent, upon written notice to Company, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Company;

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(k)      by Company, upon written notice to Parent, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Parent;

(l)      by Company, upon written notice to Parent, if there shall have been a breach by Parent or any of their Subsidiaries of Section 5.19; or

(m)      Notice of Termination. In the event a Party elects to effect any termination pursuant to Section 7.1(b) through Section 7.1(k) above, it shall give written notice to the other Party specifying the basis for such termination.

7.2.      Effect of Termination.

(a)      In the event of termination of this Agreement by Company, Parent as provided in Section 7.1, this Agreement shall, to the fullest extent permitted by Applicable Legal Requirements, forthwith become void and of no effect and there shall be no liability or obligation on the part of Parent or Company or their respective officers or directors, except with respect to Sections 4.2, 5.2(b), 5.6, 7.1, and 7.2 and Article 8, which shall survive such termination, and, except that as otherwise provided herein, no Party shall be relieved or released from any liabilities or damages arising out of its own fraud or willful and material breach of this Agreement. Except as otherwise provided in this Section 7.2, all fees and expenses incurred in connection with this Agreement, the Merger, and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b)      Company or Parent shall pay to the other by wire transfer of immediately available funds, the sum of Four Million Dollars ($4,000,000.00) (the “Termination Fee”) if this Agreement is terminated as follows:

(i)      if Parent shall terminate this Agreement pursuant to clause (i), (ii), (iii), (iv) or (v) of Section 7.1(d), in which case, Company shall pay the Termination Fee to Parent within three (3) Business Days of Company’s receipt of written notice of such termination; or

(ii)       if Company shall terminate this Agreement pursuant to Section 7.1(e), then Company shall pay the Termination Fee concurrently with such termination; or

(iii)      if (A) any Party shall terminate this Agreement pursuant to Section 7.1(c) following Company having taken action that constitutes a breach of Section 5.1(c), or Parent shall terminate this Agreement pursuant to Section 7.1(h) following Company having taken action that constitutes a breach of Section 5.1(c), (B) at any time after the date of this Agreement and at or before such termination, Company shall have received an Acquisition Proposal, and Company shall not have terminated this Agreement under Section 7.1(b), 7.1(c), or 7.1(k), and (C) within twelve (12) months of the date of such termination of this Agreement, Company executes any definitive agreement with respect to, or consummates, any such Acquisition Proposal (provided that for purposes of this clause (iii) only, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “more than 50%”), then Company shall pay Parent the Termination Fee upon the date of such execution or consummation; or

(iv)      if (a) any Party entitled to terminate the Agreement under Section 7.1(h) shall terminate this Agreement pursuant to Section 7.1(h) because the Required Company Vote shall not have been obtained, and one or more Directors or officers of Company that is a party to a Company Support Agreement shall have voted their shares against approval of the Merger or this Agreement, or (b) any Party entitled to terminate the Agreement under Section 7.1(i) shall terminate this Agreement pursuant to Section 7.1(i) because the Required Parent Vote shall not have been obtained, and one or more Directors or officers of Parent that is a party to a Parent Support Agreement shall have voted their shares against approval of the Merger or this Agreement, then for a violation of 7.2(b)(iv)(a) above, Company shall pay the Termination Fee to Parent within three (3) Business Days, and for a violation of 7.2(b)(iv)(b) above, Parent shall pay the Termination Fee to Company within three (3) Business Days.

(c)      In the event of a material breach by Parent or any of its Subsidiaries or Representatives of any of its or their covenants or agreements contained herein (including failing to take such actions as are required of it or them hereunder to consummate the Merger), Parent acknowledges and agrees that Company would be irreparably harmed, that monetary damages would not provide an adequate remedy, and that Company shall be entitled, without terminating this Agreement, to specifically enforce the terms hereof against Parent. Each Party acknowledges that there is not an adequate remedy at law to compensate Company relating to the non-consummation of the Merger. To this end, Parent, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief. Parent further agrees that none of Company or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.2(c), and Parent irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

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(d)      COMPANY AND PARENT ACKNOWLEDGE THAT THE AGREEMENTS CONTAINED IN SECTIONS 7.2(b) AND 7.2(c) ARE AN INTEGRAL PART OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THAT, WITHOUT THESE AGREEMENTS, NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT. THE AMOUNTS PAYABLE BY COMPANY PURSUANT TO SECTION 7.2(b) CONSTITUTE LIQUIDATED DAMAGES AND NOT A PENALTY AND SHALL BE THE SOLE MONETARY REMEDY OF PARENT, OR ANY OF ITS SUBSIDIARIES, IN THE EVENT OF TERMINATION OF THIS AGREEMENT BY SUCH PARTY UNDER SUCH APPLICABLE SECTION GIVING RISE TO THE PAYMENT OF SUCH COMPANY TERMINATION FEE. IF COMPANY FAILS TO PAY WHEN DUE ANY AMOUNTS REQUIRED TO BE PAID BY IT PURSUANT TO SECTION 7.2(b) AND IN ORDER TO OBTAIN SUCH PAYMENT, PARENT COMMENCES AN ACTION, SUIT OR PROCEEDING, THEN IN ADDITION TO THE AMOUNT OF SUCH JUDGMENT, THEN COMPANY SHALL PAY TO PARENT AN AMOUNT EQUAL TO THE FEES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES, COSTS AND EXPENSES) INCURRED BY THEM IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING, TOGETHER WITH INTEREST ON ALL UNPAID AMOUNTS FROM THE DATE SUCH AMOUNTS WERE REQUIRED TO BE PAID UNDER THIS AGREEMENT AT THE PRIME LENDING RATE PREVAILING AT SUCH TIME, AS PUBLISHED IN THE WALL STREET JOURNAL, PLUS 3%. UNDER NO CIRCUMSTANCES SHALL COMPANY BE OBLIGATED TO ACTUALLY PAY MORE THAN ONE (1) COMPANY TERMINATION FEE PURSUANT TO SECTION 7.2(b).

ARTICLE 8

MISCELLANEOUS

8.1.      Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2.      Amendment, Extension, Waiver.

(a)      This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, but, after any such approval, no amendment shall be made which by law requires further approval by stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)      At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (iii) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any breaches in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

8.3.      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

8.4.      Governing Law; Submission to Jurisdiction; Interpretation.

(a)      This Agreement and the transactions contemplated herein, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflict of laws principles thereof.

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(b)      Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of California, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in the State of California, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.

(c)      Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 8.4 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 8.4(b), provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable law.

8.5.      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6.      Expenses. Except as otherwise provided for in Section 7.2, each Party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s fraud or willful breach of any provision of this Agreement.

8.7.      Notices. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties hereto.

If to Parent:

First Choice Bancorp

First Choice Bank

17785 Center Court Drive, Suite 750

Cerritos, California 90703

Attention: Robert M. Franko, President

Email: RFranko@FirstChoiceBankca.com

With a copy (which shall not constitute notice) to:

Loren P. Hansen, APC

1301 Dove Street, Suite 370

Newport Beach, California 92660

Attention: Loren P. Hansen

Email: lphansen@lphansenlaw.com

48

If to Company to:

Pacific Commerce Bancorp

Pacific Commerce Bank

888 West 6th Street, Suite 200

Los Angeles, California 90017-2728

Attention: Frank J. Mercardante, Chief Executive Officer

Email: fmercardante@pacificcommercebank.com

With a copy to:

Stuart | Moore | Staub

641 Higuera Street, Suite 302

San Luis Obispo, California 93401

Attention: Kenneth E. Moore

Email: ken@stuartmoorelaw.com

8.8.      Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules to this Agreement and the Confidentiality Agreement) constitute the entire agreement of the Parties and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties. Except as provided in Section 5.7, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of Company or Parent or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by any of them, (ii) alter or limit the ability of Company or Parent , or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Company or Parent or the Surviving Corporation or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of Company or Parent or the Surviving Corporation or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like. The disclosure in any correspondingly identified subsection of the disclosure schedules delivered by Company or Parent, as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections.

8.9.      Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

8.10.      Enforcement of the Agreement. The Parties agree that irreparable injury, for which damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.4(b), this being in addition to any other remedy to which they are entitled at law or in equity.

8.11.      Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable laws.

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8.12.      Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” or “furnished” in this Agreement means that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to (and print capabilities enabled on) a virtual data room containing such information. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written. Any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to “stockholder” or “stockholders,” such terms shall be interchangeable with “shareholder” or “shareholders” as it relates to the Parties or is applicable under California law. Each Party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith. Accordingly, any Applicable Legal Requirement that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

8.13.      Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall, to the fullest extent permitted by Applicable Legal Requirements, be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.14.      Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of Company set forth herein, including to provide for a merger of a newly formed subsidiary of Parent with and into Company, followed by the merger of Company with and into Parent as part of an integrated transaction, provided that the consideration to be paid to the holders of Company Common Stock and Company Stock Options is not thereby changed in kind or reduced in amount as a result of such modification and that such modification creates no additional adverse tax consequences for the holders of Company Common Stock or Company Stock Options. In the event Parent elects to make such a change, the Parties agree to execute appropriate documents to reflect the change.

(signature pages follow)

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

First Choice Bancorp		Pacific Commerce Bancorp

By:	/s/ Robert M. Franko	By:	/s/ Frank J. Mercardante
Name:	Robert M. Franko	Name:	Frank J. Mercardante
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

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Appendix A

[Name of Director]

EXHIBIT A

VOTING, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This VOTING, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of the ____ day of _____, 2018, by and among FIRST CHOICE BANCORP, a California corporation and registered bank holding company (“Bancorp”), PACIFIC COMMERCE BANCORP, a California corporation and registered bank holding company (“PCB”), and the undersigned director of PCB (“Director”).

WITNESSETH:

WHEREAS, Bancorp and PCB have entered into that certain Agreement and Plan of Reorganization and Merger dated as of ___________, 2018 (the “Merger Agreement”), pursuant to which PCB will merge with and into Bancorp, with Bancorp surviving the merger (the “Merger”), and PACIFIC COMMERCE BANK, a California state-chartered bank and wholly-owned subsidiary of PCB (“Target Bank”), thereafter merging with and into First Choice Bank, a California state-chartered bank and wholly-owned subsidiary of Bancorp (“FCB”), with FCB surviving such secondary merger. Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Merger Agreement;

WHEREAS, Director understands and acknowledges that Director’s execution and delivery of this Agreement is a material inducement to Bancorp and PCB to enter into the Merger Agreement and a condition to the obligation of Bancorp to consummate the transactions contemplated thereby;

WHEREAS, Director, Bancorp, PCB, Target Bank and FCB have prepared this Agreement to comply with Section 16601 of the California Business and Professions Code, as (a) all or substantially all of PCB’s and Target Bank’s operating assets together with the goodwill of PCB and Target Bank are being sold to Bancorp and FCB in the Merger Agreement, and Director, Bancorp and PCB are agreeing with the PCB to refrain from carrying on a similar business within a specified geographic area in which the business of PCB and Target Bank are so sold;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Bancorp, PCB, and Director agree as follows:

1. Director Support. Director agrees that for a period of Eighteen (18) months from the Effective Time, to use his/her commercially reasonable efforts to support and refrain from (a) disparaging the goodwill of Bancorp and its subsidiaries (“Bancorp Subsidiaries”) and PCB and its subsidiaries (“PCB Subsidiaries”), (b) harming their respective customer and client relationships, and (c) disparaging the business or banking reputation of Bancorp or Bancorp Subsidiaries.

A-1

[Name of Director]

2. Director Covenants. Director agrees that for a period of Eighteen (18) months from the Effective Time, Director shall not, directly or indirectly, individually or as an employee, partner, officer, director, promoter or shareholder or in any other capacity whatsoever, except in the performance of customary legal, accounting, insurance, investment, investment management or investment banking services as performed at the time of execution of the Agreement or of a similar nature:

(i)	solicit directly or indirectly the banking business of any current customers of PCB, Bancorp or the Bancorp Subsidiaries or customers who are customers at the Effective Time;

(ii)	(A) acquire, charter, operate or enter into any franchise or other management agreement with any “Financial Institution,” as defined below, in which Director shall be involved in activities competitive with Bancorp or the Bancorp Subsidiaries, or PCB in each case as in existence as of the date hereof, (B) serve as an officer, director, employee, agent, or promoter of any Financial Institution (whether in existence or in organization) in connection with activities that are competitive with Bancorp or any Bancorp Subsidiaries, or PCB, in each case as in existence as of the date hereof, or (C) establish or operate a branch or other office of a Financial Institution, provided that the restrictions in clauses (A) though (C) above shall apply only to any Financial Institution located within Los Angeles, Orange, San Diego, Riverside, San Bernardino, Santa Barbara, or Ventura Counties in California (“Covered Financial Institution”). For purposes of this Agreement, “Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent or subsidiary thereof.

(iii)	Except for (i) above, nothing in this Agreement shall preclude Richard S. Levenson from continuing to serve (a) in any capacity with his financial services business (Western Financial Corporation), and (b) serving as a director of Seacoast Commerce Bank.

(a) Director further agrees that Director shall not:

(i)	prior to the Effective Time, recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the preceding twelve (12) months was, an employee of PCB; and

(ii)	after the Effective Time and until Eighteen (18) months after the Effective Time, recruit, hire, assist others in recruiting or hiring, any person who is an employee of Bancorp or any Bancorp Subsidiary at the date of the recruitment or hire or who was an employee of PCB within the twelve (12) months immediately preceding to the date of the recruitment or hire; provided, however, that this prohibition shall not apply to general recruitment, solicitations and/or hires through employment agencies or advertisements that are placed in publications of general circulations or trade journals whether on the Internet or otherwise.

A-2

[Name of Director]

(b) If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad with respect to time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law.

(c) Director agrees that (i) this Agreement is entered into in connection with the conveyance to Bancorp of the goodwill of the business of PCB; (ii) Director is receiving valuable consideration in this Agreement and in the Merger pursuant to the Merger Agreement; (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure that Bancorp receives the goodwill of PCB; and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

(d) Notwithstanding the foregoing, nothing in this Agreement shall require the Director to (i) divest any passive investment in any Covered Financial Institution existing as of the date of this Agreement or the Effective Time, (ii) refrain from becoming a shareholder of no more than 4.9% of any class of equity security or debt security or other ownership interest of any Covered Financial Institution, or (iii) resign from any board position held at any Covered Financial Institution as of the date of this Agreement or Effective Time. In the event that the Director holds a passive investment, becomes a shareholder or serves on a board of a Covered Financial Institution as outlined in this Section 2(e), such Director will still be subject to the duties outlined in Sections 2(a) and 2(b) above.

(f) Director agrees, following the date hereof until this Agreement terminates, not to take any action that would make any representation or warranty of Director contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Director of his or her obligations under this Agreement.

(g) Director agrees to permit Bancorp and/or PCB to publish and disclose in any proxy statement or securities filing, Director’s identity and ownership of shares of PCB’s or Bancorp’s capital stock and the nature of Director’s commitments, arrangements and understandings under this Agreement.

(h) From time to time, at the request of Bancorp or FCB and without further consideration, Director shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

A-3

[Name of Director]

2. Release.

(a) Director acknowledges that he or she is aware of no existing claim or defense, personal or otherwise, or rights of set off whatsoever against PCB, except as expressly provided herein. For and in consideration of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, Director, for himself/herself and on behalf of his/her heirs and assigns (the “Director Releasing Parties”), releases, acquits and forever discharges PCB and its predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all known claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that PCB shall not be released from any written contractual obligations or accrued benefits of PCB to Director as set forth on Schedule 1 attached hereto or any potential claim for indemnification under PCB’s articles of association or bylaws (in each case as in existence on the date hereof) for any matters arising in connection with the Director’s service as a director or officer or employee of PCB relating to acts, circumstances, actions or omissions arising on or prior to the date hereof to the extent such claims have not been asserted or are not known to Director.

(b) It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by PCB. Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Director may have or be entitled to against PCB and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to Director in connection with any written contractual obligations or accrued benefits of PCB to Director as set forth on Schedule 1 attached hereto.

3. Termination. Subject to the second sentence of Section 5, this Agreement shall terminate following the end of the noncompete period described in Section 2(a) above, except for liabilities or claims that shall have arisen or accrued on or before such termination.

4. Effective Time. This Agreement shall become effective on the date of execution of this Agreement. If the Merger Agreement is terminated in accordance with its terms, then this Agreement shall become null and void as of the date of the termination of the Merger Agreement and shall be of no further force and effect.

5. Specific Performance/Injunctive Relief. Director acknowledges that performance of the terms of this Agreement constitute valuable, special and unique property of Bancorp critical to the business of Bancorp and that any breach of this Agreement by Director will give rise to irreparable injury that is not compensable with money damages. Accordingly, Director agrees that Bancorp shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of this Agreement by Director. Bancorp and Director hereby acknowledge and agree that Bancorp and PCB will be irreparably damaged if the provisions of this Agreement are not specifically enforced. Director further agrees to waive any requirement for the securing or posting of any bond or other security or the proof of actual damages in connection with such remedies. Such remedies shall not be exclusive and shall be in addition to any other remedy that Bancorp may have at law or in equity.

A-4

[Name of Director]

6. Extension of Term of Restrictive Covenant. If Director violates any restrictive covenant contained in Section 2, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Section 2 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Director’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided, however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

7. Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), Director agrees that at any shareholder meeting of PCB to approve the Merger or any related transaction, or any adjournment or postponement thereof, the Director shall be present (in person or by proxy) and shall vote (or cause to be voted) all of his or her voting shares of capital stock of PCB entitled to vote at such meeting, including all voting shares listed on Attachment A, and all shares of Company Common Stock subsequently acquired by Director, including through the exercise of any stock option or warrant (together, “Owned Shares”): (a) in favor of approval of (1) the Merger Agreement and the transactions contemplated thereby, (2) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (3) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; and (b) against any action or agreement that would impair the ability of Bancorp to complete the Merger, the ability of PCB to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement; provided that the foregoing applies solely to Director in his or her capacity as a shareholder and nothing in this Agreement shall prevent Director from discharging his or her fiduciary duties with respect to his or her role on the board of directors of PCB. Director covenants and agrees that, except for this Agreement, he or she (a) has not entered into, and shall not enter during the Support Period any voting agreement or voting trust with respect to the Owned Shares and (b) has not granted, and shall not grant during the Support Period a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement. Attachment A also sets forth information with respect to the options and warrants to purchase Company Common Stock owned by Director.

8. Transfer Restrictions Prior to Merger. The Director will not, during the Support Period, except in respect of the Merger and receiving the Merger Consideration and Option Consideration: (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”), or (b) grant any proxies, or enter into any contract, arrangement or understanding with respect to a Transfer of the Owned Shares, as applicable; provided that, Director may Transfer Owned Shares (i) for estate planning or philanthropic purposes, (ii) by operation of law, by will or pursuant to the laws of descent and distribution, provided that in the case of any action covered by clause (i) or (ii) the transferee shall agree in writing to be bound by the provisions of Sections 8 and 9 of this Agreement.

A-5

[Name of Director]

9. Director Representations and Warranties. Director hereby represents and warrants to Bancorp as follows:

(a) Director has full legal right and capacity to execute and deliver this Agreement, to perform Director’s obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Director and the execution, delivery and performance of this Agreement by Director and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Director and no other actions or proceedings on the part of Director are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c) The execution and delivery of this Agreement by Director does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Director to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Director or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Director or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which Director or any of its affiliates is a party including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

(d) On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Director in the manner reflected thereon, include all of the shares of Company Common Stock owned of record or beneficially by Director, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of Director to perform Director’s obligations hereunder. As of the date hereof Director has, and at the Company Shareholder Meeting or any other shareholder meeting of PCB in connection with the Merger Agreement and the transactions contemplated thereby, Director (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

A-6

[Name of Director]

(e) Director understands and acknowledges that each of Bancorp and PCB is entering into the Merger Agreement in reliance upon Director’s execution, delivery and performance of this Agreement.

10. Resignation from PCB Board. Each Director hereby tenders his or her resignation from the Board of Directors of PCB subject to and effective upon the Effective Time.

11. Assignability. This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto.

12. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

13. APPLICABLE LAW CHOICE OF VENUE. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED IN THE STATE OF CALIFORNIA, AND THE SUBSTANTIVE LAWS OF CALIFORNIA SHALL GOVERN THE VALIDITY, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT. THE PARTIES CONSENT TO THE VENUE AND JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE STATE OF CALIFORNIA, IN ANY ACTION BROUGHT TO ENFORCE THE TERMS OF THIS AGREEMENT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION (BOTH SUBJECT MATTER AND PERSONAL) OF ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVE (1) ANY OBJECTION ANY PARTY MIGHT NOW OR HEREAFTER HAVE TO THE VENUE IN ANY SUCH COURT, AND (2) ANY CLAIM THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

14. Legal Construction. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any provision shall be fully severable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

A-7

[Name of Director]

15. Notice. Unless otherwise provided herein, any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 16. All communications must be in writing and addressed to the Director at the address on the signature page below and to the other parties hereto as follows:

IF TO PCB:

Pacific Commerce Bancorp

Pacific Commerce Bank

420 East third Street, Suite 100
Los Angeles, California 90013

Attention: Frank J. Mercardante, Chief Executive Officer

Email: fmercardante@pacificcommercebank.com

IF TO BANCORP:

First Choice Bancorp
First Choice Bank
17785 Center Court Drive, Suite 750
Cerritos, California 90703

Attention: Robert M. Franko, President and Chief Executive Officer

Email: RFranko@FirstChoiceBankca.com

IF TO DIRECTOR:

[Name of Director]

[Address Line 1]

[Address Line 2]

[City, State ZIP]

Facsimile [●]

16. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a continuing waiver of any provision hereof by such party.

[Signature Page Follows]

A-8

[Name of Director]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:

Name:

BANCORP:	FIRST CHOICE BANCORP

By:
	Name:	Robert M. Franko
	Title:	President and Chief Executive Officer

PCB:	PACIFIC COMMERCE BANCORP

By:
	Name:	Frank J. Mercardante
	Title:	Chief Executive Officer

A-9

[Name of Director]

Attachment A

LISTING OF OWNED SHARES

Director Name	No. of Shares of PCB Common Stock (Director has sole voting and dispositive power unless otherwise indicated)	Any voting restrictions, liens, claims, security interests or encumbrances on shares owned per Section 10(d)

LISTING OF OPTIONS TO PURCHASE PCB COMMON STOCK

Options

No. of Shares Issuable upon Exercise of Options	Exercise Price

A-10

[Name of Director]

Schedule 1

Written Contractual Obligations and Accrued Benefits of Director

A-11

EXHIBIT A-1

DIRECTORS EXECUTING DIRECTOR VOTING, NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

Robert A. Burk

Max Freifeld

Thomas Lino

Alan Jay “Pete” Kleinert

Richard S. Levenson

Robert W. Lyons

Luis Maizel

Frank J. Mercardante

Dale A. Okuno

Henry Y. Ota

Maria S. Salinas

Salvador M. Varela

[Others to be determined]

A-12

[Name of Executive]

EXHIBIT B

VOTING AND NON-SOLICITATION AGREEMENT

This VOTING AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of the _____ day of _____, 2018, by and among FIRST CHOICE BANCORP, a California corporation and registered bank holding company (“Bancorp”), PACIFIC COMMERCE BANCORP, a California corporation and registered bank holding company (“PCB”), and the undersigned executive officer of PCB (“Executive Officer”).

WITNESSETH:

WHEREAS, Bancorp and PCB have entered into that certain Agreement and Plan of Reorganization and Merger dated as of ________, 2018 (the “Merger Agreement”), pursuant to which PCB will merge with and into Bancorp, with Bancorp surviving the merger (the “Merger”), and PACIFIC COMMERCE BANK, a California state-chartered bank and wholly-owned subsidiary of PCB (“Target Bank”), thereafter merging with and into First Choice Bank, a California state-chartered bank and wholly-owned subsidiary of Bancorp (“FCB”), with FCB surviving such secondary merger. Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Merger Agreement;

WHEREAS, Executive Officer understands and acknowledges that Executive Officer’s execution and delivery of this Agreement is a material inducement to Bancorp and PCB to enter into the Merger Agreement and a condition to the obligation of Bancorp to consummate the transactions contemplated thereby;

WHEREAS, Executive Officer, Bancorp, PCB, Target Bank and FCB have prepared this Agreement to comply with Section 16601 of the California Business and Professions Code, as (a) all or substantially all of PCB’s and Target Bank’s operating assets together with the goodwill of PCB and Target Bank are being sold to Bancorp and FCB in the Merger Agreement, and Executive Officer, PCB and Target Bank are agreeing with Bancorp and FCB to refrain from carrying on a similar business within a specified geographic area in which the business of PCB and Target Bank are so sold;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Bancorp, PCB and Executive Officer agree as follows:

1. Executive Officer Support. Executive Officer agrees that for a period of twelve months following the cessation of his or her service as an officer, consultant, or employee of PCB, FCB, or any other affiliate of Bancorp, to use his/her commercially reasonable efforts to support and refrain from (a) disparaging the goodwill of Bancorp and its subsidiaries (“Bancorp Subsidiaries”) and PCB, (b) harming their respective customer and client relationships, and (c) disparaging the business or banking reputation of Bancorp or Bancorp Subsidiaries.

B-1

[Name of Executive]

2. Executive Officer Covenants.

(a) Executive Officer agrees that Executive Officer shall not:

(i)	prior to the Effective Time, recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the preceding six (6) months was, an employee of PCB;

(ii)	until the first anniversary of the cessation of the service of Executive Officer as an officer, director, consultant or employee of PCB, FCB or any other affiliate of Bancorp, solicit the banking business of any current customers of PCB or customers who are customers at the Effective Time; and

(iii)	until the first anniversary of the cessation of the service of Executive Officer as an officer, director, consultant or employee of PCB, FCB or any other affiliate of Bancorp, recruit, hire, assist others in recruiting or hiring, any person who is an employee of Bancorp or any Bancorp Subsidiary at the date of the recruitment or hire or who was an employee of PCB within the preceding twelve (12) months immediately preceding the date of the recruitment or hire; provided, however, that this prohibition shall not apply to general recruitment, solicitations and/or hires through employment agencies or advertisements that are placed in publications of general circulations or trade journals whether on the Internet or otherwise.

(b) Executive Officer agrees that (i) this Agreement is entered into in connection with the conveyance to Bancorp of the goodwill of the business of PCB; (ii) Executive Officer is receiving valuable consideration in this Agreement and in the Merger pursuant to the Merger Agreement; (iii) the restrictions imposed upon Executive Officer by this Agreement are essential and necessary to ensure that Bancorp receives the goodwill of PCB; and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable, pursuant to California Business and Professions Code Section 16601.

(c) Executive Officer agrees, following the date hereof until this Agreement terminates, not to take any action that would make any representation or warranty of Executive Officer contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Executive Officer of his or her obligations under this Agreement.

(d) Executive Officer agrees to permit Bancorp and/or PCB to publish and disclose in any proxy statement or securities filing, Executive Officer’s identity and ownership of shares of PCB’s or Bancorp’s capital stock and the nature of Executive Officer’s commitments, arrangements and understandings under this Agreement.

B-2

[Name of Executive]

(e) From time to time, at the request of Bancorp or FCB and without further consideration, Executive Officer shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

3. Release.

(a) Executive Officer acknowledges that he or she is not aware of any existing claim or defense, personal or otherwise, or rights of set off whatsoever against PCB, except as expressly provided herein. For and in consideration of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, Executive Officer, for himself/herself and on behalf of his or her heirs and assigns (the “Executive Officer Releasing Parties”), releases, acquits and forever discharges PCB and its predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all known claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Executive Officer Releasing Parties, or any of them, has, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that PCB shall not be released from any written contractual obligations or accrued benefits of PCB to Executive Officer as set forth on Schedule 1 attached hereto or any potential claim for indemnification under PCB’s articles of association or bylaws (in each case as in existence on the date hereof) for any matters arising in connection with the Executive Officer’s service as an officer or employee of PCB relating to acts, circumstances, actions or omissions arising on or prior to the date hereof to the extent such claims have not been asserted or are not known to Executive Officer.

(b) It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by PCB. Executive Officer hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Executive Officer may have or be entitled to against PCB and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to Executive Officer in connection with any written contractual obligations or accrued benefits of PCB to Executive Officer as set forth on Schedule 1 attached hereto.

4. Termination. Subject to the second sentence of Section 5, this Agreement shall terminate following the end of the non-solicitation period described in Section 2(a) above, except for liabilities or claims that shall have arisen or accrued on or before such termination.

5. Effective Time. This Agreement shall become effective on the date of execution of this Agreement. If the Merger Agreement is terminated in accordance with its terms, then this Agreement shall become null and void as of the date of the termination of the Merger Agreement and shall be of no further force and effect.

B-3

[Name of Executive]

6. Specific Performance/Injunctive Relief. Executive Officer acknowledges that performance of the terms of this Agreement constitute valuable, special and unique property of Bancorp critical to the business of Bancorp and that any breach of this Agreement by Executive Officer will give rise to irreparable injury that is not compensable with money damages. Accordingly, Executive Officer agrees that Bancorp shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of this Agreement by Executive Officer. Bancorp and Executive Officer hereby acknowledge and agree that Bancorp and PCB will be irreparably damaged if the provisions of this Agreement are not specifically enforced. Executive Officer further agrees to waive any requirement for the securing or posting of any bond or other security or the proof of actual damages in connection with such remedies. Such remedies shall not be exclusive and shall be in addition to any other remedy that Bancorp may have at law or in equity.

7. Extension of Term of Restrictive Covenant. If Executive Officer violates any restrictive covenant contained in Section 2, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Section 2 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Executive Officer’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided, however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

8. Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), Executive Officer agrees that at any shareholder meeting of PCB to approve the Merger or any related transaction, or any adjournment or postponement thereof, the Executive Officer shall be present (in person or by proxy) and shall vote (or cause to be voted) all of his or her voting shares of capital stock of PCB entitled to vote at such meeting, including all voting shares listed on Attachment A, and all shares of PCB Common Stock and PCB Preferred Stock subsequently acquired by Executive Officer, including through the exercise of any stock option or warrant (together, “Owned Shares”): (a) in favor of approval of (1) the Merger Agreement and the transactions contemplated thereby, (2) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (3) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; and (b) against any action or agreement that would impair the ability of Bancorp to complete the Merger, the ability of PCB to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement. Executive Officer covenants and agrees that, except for this Agreement, he or she (a) has not entered into, and shall not enter during the Support Period any voting agreement or voting trust with respect to the Owned Shares and (b) has not granted, and shall not grant during the Support Period a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement. Attachment A also sets forth information with respect to the options and warrants to purchase PCB Common Stock owned by Executive Officer.

B-4

[Name of Executive]

9. Transfer Restrictions Prior to Merger. The Executive Officer will not, during the Support Period, except in respect of the Merger and receiving the Merger Consideration, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided that, Executive Officer may Transfer Owned Shares (i) for estate planning or philanthropic purposes, (ii) by operation of law, by will or pursuant to the laws of descent and distribution, provided that in the case of any action covered by clause (i) or (ii) the transferee shall agree in writing to be bound by the provisions of Sections 8 and 9 of this Agreement.

10. Executive Officer Representations and Warranties. Executive Officer hereby represents and warrants to Bancorp as follows:

(a) Executive Officer has full legal right and capacity to execute and deliver this Agreement, to perform Executive Officer’s obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Executive Officer and the execution, delivery and performance of this Agreement by Executive Officer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Executive Officer and no other actions or proceedings on the part of Executive Officer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c) The execution and delivery of this Agreement by Executive Officer does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Executive Officer to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Executive Officer or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Executive Officer or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which Executive Officer or any of his or her affiliates is a party including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

B-5

[Name of Executive]

(d) On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Executive Officer in the manner reflected thereon, include all of the shares of Company Common Stock owned of record or beneficially by Executive Officer, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of Executive Officer to perform Executive Officer’s obligations hereunder. As of the date hereof Executive Officer has, and at the PCB Stockholders Meeting or any other shareholder meeting of PCB in connection with the Merger Agreement and the transactions contemplated thereby, Executive Officer (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

(e) Executive Officer understands and acknowledges that each of Bancorp and PCB is entering into the Merger Agreement in reliance upon Executive Officer’s execution, delivery and performance of this Agreement.

11. Assignability. This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto.

12. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

13. APPLICABLE LAW CHOICE OF VENUE. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED IN THE STATE OF CALIFORNIA, AND THE SUBSTANTIVE LAWS OF CALIFORNIA SHALL GOVERN THE VALIDITY, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT. THE PARTIES CONSENT TO THE VENUE AND JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE STATE OF CALIFORNIA, IN ANY ACTION BROUGHT TO ENFORCE THE TERMS OF THIS AGREEMENT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION (BOTH SUBJECT MATTER AND PERSONAL) OF ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVE (1) ANY OBJECTION ANY PARTY MIGHT NOW OR HEREAFTER HAVE TO THE VENUE IN ANY SUCH COURT, AND (2) ANY CLAIM THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

14. Legal Construction. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any provision shall be fully severable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

B-6

[Name of Executive]

15. Notice. Unless otherwise provided herein, any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 16. All communications must be in writing and addressed to the Executive Officer at the address on the signature page below and to the other parties hereto as follows:

IF TO PCB:

Pacific Commerce Bancorp

Pacific Commerce Bank

420 East Third Street, Suite 100
Los Angeles, California 90013

Attention: Frank J. Mercardante, Chief Executive Officer

Email: fmercardante@pacificcommercebank.com

IF TO BANCORP:

First Choice Bancorp
First Choice Bank
17785 Center Court Drive, Suite 750
Cerritos, California 90703

Attention: Robert M. Franko, President and Chief Executive Officer

Email: RFranko@FirstChoiceBankca.com

IF TO EXECUTIVE OFFICER:

[Name of Executive Officer]

[Address Line 1]

[Address Line 2]

[City, State ZIP]

Facsimile: [●]

16. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a continuing waiver of any provision hereof by such party.

B-7

[Name of Executive]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EXECUTIVE OFFICER:

Name:

BANCORP:	FIRST CHOICE BANCORP

By:
	Name:	Robert M. Franko
	Title:	President and Chief Executive Officer

PCB:	PACIFIC COMMERCE BANCORP

By:
	Name:	Frank J. Mercardante
	Title:	President and Chief Executive Officer

B-8

[Name of Executive]

Attachment A

LISTING OF OWNED SHARES

Executive Officer Name	No. of Shares of PCB Common Stock (Executive Officer has sole voting and dispositive power unless otherwise indicated)	Any voting restrictions, liens, claims, security interests or encumbrances on shares owned per Section 10(d)

LISTING OF OPTIONS TO PURCHASE PCB COMMON STOCK

Options

No. of Shares Issuable upon Exercise of Options	Exercise Price

B-9

[Name of Executive]

Schedule 1

Written Contractual Obligations and Accrued Benefits of Executive Officer

B-10

EXHIBIT B-1

EXECUTIVES EXECUTING EXECUTIVE VOTING AND NON-SOLICITATION AGREEMENTS

Frank J. Mercardante

John Nerland

Gail Jensen-Bigknife

Long T. Huynh

B-11

EXHIBIT C-1

AGREEMENT OF MERGER

This AGREEMENT OF MERGER (this “Merger Agreement”), is made as of ________, 2018, by and among First Choice Bancorp, a California corporation and registered bank holding company (“First Choice”), and Pacific Commerce Bancorp, a California corporation and registered bank holding company (“Company”).

RECITALS

WHEREAS, First Choice and Company are parties to that certain Agreement and Plan of Reorganization and Merger dated as of __________, 2018 (the “Reorganization Agreement”);

WHEREAS, the respective Boards of Directors of Company and First Choice deem it desirable and in the best interests of their respective corporations and shareholders that Company be merged with and into First Choice as provided in the Reorganization Agreement, in accordance with this Merger Agreement, pursuant to the laws of the State of California and that First Choice be the surviving corporation in the merger (the “Merger”).

NOW, THEREFORE, First Choice and Company hereby agree that Company is to be merged with and into First Choice on the following terms and conditions:

AGREEMENT

1. Merger of First Choice and Company. At the Effective Time (as defined below), Company will be merged with and into First Choice in accordance with the relevant provisions of the California General Corporation Law (“CGCL”). First Choice will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the CGCL. At the Effective Time, the separate corporate existence of Company will cease.

2. Effects of the Merger. The Merger will have the effects set forth in the relevant provisions of the CGCL. The name of the Surviving Corporation will be “First Choice Bancorp.”

3. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of First Choice, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

4. Directors and Officers. The directors and officers, respectively, of First Choice at the Effective Time, with an additional four (4) directors of the Company to be determined by the parties, will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

5. Conversion of Securities.

5.1 Shares of First Choice. Each issued and outstanding share of the capital stock of First Choice issued and outstanding immediately prior the Effective Time shall, remain issued and outstanding and shall be unchanged after the Merger.

5.2 Conversion of Company Stock.

(a) Company Common Stock. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger, and without any action on the part of any Person, each share of the common stock, no par value of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (as defined below), other than any Dissenting Shares (as defined below) shall be converted into the right to receive, subject to adjustment and proration as provided in the Reorganization Agreement, _______ shares of the common stock of First Choice (the “Per Share Merger Consideration”).

(b) Company Stock Options.

(i) Immediately prior to the Effective Time, each Company Stock Option that has not previously been exercised, whether or not then vested and whether or not then exercisable, shall be cancelled, and at the election of the holder of such Company Stock Option, shall either (i) become a Rollover Option exercisable into First Choice Common Stock in accordance with the rollover formula described in Section 5.2(b)(ii) below, (ii) be cashed out for the Option Consideration for an amount in cash without interest as described in Section 5.2(b)(iii) below, or (iii) if no such election is made, then such Company Stock Option shall be cancelled.

C-1

(ii) If the holder of a Company Stock Option elects to have such Company Stock Option become exercisable into First Choice Common Stock pursuant to a Rollover Option, each Company Stock Option held by such holder shall be converted into a First Choice Stock Option on the same terms and conditions as the Company Stock Option, except the number of shares and the option price per share of First Choice stock option shall be converted as follows: Any Company Stock Option that is outstanding immediately prior to the Effective Time with a per share exercise price equal to or greater than the Per Share Merger Consideration (each such option, a “Rollover Option”) shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable to such Rollover Option immediately prior to the Effective Time, the number of First Choice Shares equal to the product of (i) the number of shares of Company Common Stock subject to such Rollover Option immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration, with any fractional shares rounded down to the next lower whole number of shares after aggregating each individual holder’s Option with the same exercise price. The exercise price per share of First Choice Common Stock subject to any such Adjusted Option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock subject to such Rollover Option immediately prior to the Effective Time divided by (B) the Per Share Merger Consideration.

(iii) If the Holder of a Company Stock Option elects to receive cash, the amount of cash for each Company Stock Option shall be equal to (i) (A) the Per Share Merger Consideration multiplied by (B) the number of shares of such Company Stock Option, minus (ii) the exercise price per share with respect to the corresponding Company Stock Option in question (such amount, the “Option Consideration”).

(c) Dissenting Shares. Any shares of Company Common Stock held by a person who dissents from the Merger in accordance with the provisions of Chapter 13 of the California General Corporation Law shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law.

(d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of the common stock, no par value of First Choice (the “First Choice Common Stock”), will be issued and any holder of shares of Company Common Stock entitled to receive a fractional share of First Choice Common Stock but for this Section 5.2(d) shall be entitled to receive a cash payment in lieu thereof.

6. Conditions to Completion of the Merger. Completion of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

7. Termination. Notwithstanding the approval of this Merger Agreement by the shareholders of Company, this Merger Agreement shall terminate forthwith prior to the Effective Time in the event the Reorganization Agreement is terminated as therein provided. This Merger Agreement may also be terminated by mutual written consent of the parties hereto.

8. Effect of Termination. If this Merger Agreement is terminated, liability by reason of this Merger Agreement or the termination thereof on the part of any of First Choice, Company or the directors, officers, employees, agents or shareholders of any of them is to be determined pursuant to the Reorganization Agreement.

9. Waiver; Amendment. Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the shareholders of Company by the party that is entitled to the benefits thereof. This Merger Agreement may be amended at any time before the Effective Time, whether before or after action thereon by the shareholders of Company, by First Choice and Company; provided, however, that in no event may any amendment hereto be made after action by the shareholders of Company that affects the value of the consideration to be received by the shareholders of Company specified in Section 5.2 of this Merger Agreement or that materially and adversely affects the rights of Company’s shareholders hereunder without the requisite approval of such shareholders. Any waiver or amendment must be in writing.

10. Effective Time. The Merger will become effective at such time as this Merger Agreement and the appropriate Officers’ Certificates (the “Merger Filing”) are duly filed with the Secretary of State of the State of California, or at such subsequent date or time as First Choice and Company agree and specify in the Merger Filing, such time being referred to as the “Effective Time.”

11. Multiple Counterparts. For the convenience of the parties hereto, this Merger Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

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12. Governing Law. THIS MERGER AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS MERGER AGREEMENT WILL LIE IN LOS ANGELES COUNTY, CALIFORNIA.

13. Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

14. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Merger Agreement are binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. This Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

[Signature page to follow]

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IN WITNESS WHEREOF, First Choice and Company have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

FIRST CHOICE BANCORP

By:
Robert M. Franko, President

By:
Phillip Thong, Secretary

PACIFIC COMMERCE BANCORP

By:
Thomas Iino, Chairman

By:
Frank J. Mercardante, Secretary

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CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER

(First Choice BANCORP)

Pursuant to Section 1103 of the California Corporations Code, the undersigned, Robert M. Franko and Phillip Thong certify that:

1.	They are the President and Secretary, respectively, of First Choice Bancorp, a corporation organized under the laws of the State of California.

2.	First Choice Bancorp has only one class of shares outstanding and the total number of outstanding shares is ___________.

3.	The principal terms of the Agreement of Merger in the form attached hereto were duly approved by the Board of Directors of First Choice Bancorp.

4.	The principal terms of the Agreement of Merger in the form attached hereto were approved by the vote of the shareholders of First Choice Bancorp which equaled or exceeded the vote required. The percentage vote required was more than 50%.

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The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

DATED: ____________, 2018

Robert M. Franko, President

Phillip Thong, Secretary

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CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER

(PACIFIC COMMERCE BANCORP)

Pursuant to Section 1103 of the California Corporations Code, the undersigned, Thomas Iino and Frank J. Mercardante certify that:

1.	They are the Chairman and Secretary, respectively, of Pacific Commerce Bancorp, a corporation organized under the laws of the State of California.

2.	Pacific Commerce Bancorp has only one class of shares outstanding and the total number of outstanding shares entitled to vote on the merger is ___________.

3.	The principal terms of the Agreement of Merger in the form attached hereto were duly approved by the Board of Directors of Pacific Commerce Bancorp.

4.	The principal terms of the Agreement of Merger in the form attached hereto were approved by the vote of the shareholders of Pacific Commerce Bancorp which equaled or exceeded the vote required. The percentage vote required was more than 50%.

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The undersigned further declares under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

DATED: ____________, 2018

Thomas Iino, Chairman

Frank J. Mercardante, Secretary

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EXHIBIT C-2

AGREEMENT OF MERGER

OF

PACIFIC COMMERCE BANK

AND

FIRST CHOICE BANK

Agreement of Merger, dated as of ________, 2018, by and between First Choice Bank (the “Acquiror Bank”) and Pacific Commerce Bank (the “Bank”).

WITNESSETH

WHEREAS, the Bank is a California chartered bank and a wholly-owned subsidiary of Pacific Commerce Bancorp, a California corporation (the “Company”); and

WHEREAS, the Acquiror Bank is a California chartered bank and a wholly-owned subsidiary of First Choice Bancorp, a California corporation (“First Choice”); and

WHEREAS, First Choice and the Company have entered into an Agreement and Plan of Reorganization and Merger, dated as of ________, 2018 (the “Agreement”), pursuant to which the Company will merge with and into First Choice (the “Parent Merger”); and

WHEREAS, the Boards of Directors of the Bank and the Acquiror Bank have approved, and deemed it advisable to consummate the merger provided for herein in which the Bank would merge with and into the Acquiror Bank with the Acquiror Bank being the surviving bank in the Merger (“Surviving Bank”), on the terms and conditions herein provided immediately following the Effective Time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in the Agreement and herein contained, the parties hereto, intending to be legally bound hereby, agree as follows

1. Effective Time. The Merger shall become effective in accordance with the requirements of subdivision (b) of Financial Code section 4887 on the date and at the time that a copy of this Agreement of Merger that has previously been filed with the California Secretary of State and certified by the Secretary of State as filed with it is filed with the Commissioner of the Department of Business Oversight, or such other time as the Commissioner agrees the Merger shall be effective (the “Effective Time”).

2. Articles of Incorporation; Bylaws. The Articles of Incorporation and the Bylaws of the Acquiror Bank as in effect immediately prior to the effective time of the Merger shall be those of the Surviving Bank, until altered amended or repealed in accordance with their terms and applicable law.

3. Name; Offices. The name of the Surviving Bank shall be “First Choice Bank”. The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices of the Bank and the Acquiror Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and applicable regulatory authorities.

4. Directors and Executive Officers. Upon consummation of the Merger, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank, the directors of the Surviving Bank shall consist of those persons who are the directors of the Acquiror Bank and four (4) additional directors of the Bank immediately prior to the Effective Time. The directors of the Surviving Bank shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

5. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

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a. all right, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action, shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar, of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time; and

b. the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of the Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue accounts on the same basis as immediately prior to the Effective Time.

6. Effect on Shares of Stock. At the Effective Time:

a. Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time, shall be unchanged and shall remain issued and outstanding.

b. Each share of Bank common stock issued and outstanding prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled without consideration. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

7. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances, or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement of Merger, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement of Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take·any and all such action.

8. Governing Law. This Agreement of Merger shall be governed in all respects, including. but not limited to, validity, interpretation, effect and performance, by the laws of the state of California.

9. Amendment. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

10. Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time prior to the Effective Time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof.

11. Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

12. Termination. This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms. This Agreement of Merger may also be terminated at any time prior to the Effective Time by an instrument executed by the Acquiror Bank and the Bank.

13. Procurement of Approvals. The Acquiror Bank and the Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such application; or other filings for approval of the Merger to the Department of Business Oversight and the Federal Deposit Insurance Corporation as may be required by applicable laws and regulations.

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14. Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to (i) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

15. Entire Agreement. Except as otherwise set forth in this Agreement of Merger and the Agreement, this Agreement of Merger (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

FIRST CHOICE BANK

By:
Robert M. Franko, President

By:
Phillip Thong, Secretary

PACIFIC COMMERCE BANK

By:
Frank J. Mercardante, Chief Executive Officer

By:
Long T. Huynh, Secretary

C-4

CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER

(First Choice BANK)

Pursuant to Section 1103 of the California Corporations Code, the undersigned, Robert M. Franko and Phillip Thong certify that:

1.	They are the President and Secretary, respectively, of First Choice Bank, a banking corporation organized under the laws of the State of California.

2.	First Choice Bank has only one class of shares outstanding and the total number of outstanding shares is ___.

3.	The principal terms of the Agreement of Merger in the form attached hereto were duly approved by the Board of Directors of First Choice Bank.

4.	The principal terms of the Agreement of Merger in the form attached hereto was approved by the sole shareholder of First Choice Bank.

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The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

DATED: ____________, 2018

Robert M. Franko, President

Phillip Thong, Secretary

C-6

CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER

(PACIFIC COMMERCE BANK)

Pursuant to Section 1103 of the California Corporations Code, the undersigned, Frank J. Mercardante and Long T. Huynh certify that:

1.	They are the Chief Executive Officer and Secretary, respectively, of Pacific Commerce Bank, a banking corporation organized under the laws of the State of California.

2.	Pacific Commerce Bank has only one class of shares outstanding and the total number of outstanding shares is ___.

3.	The principal terms of the Agreement of Merger in the form attached hereto were duly approved by the Board of Directors of Pacific Commerce Bank.

4.	The principal terms of the Agreement of Merger in the form attached hereto were approved by the sole shareholder of Pacific Commerce Bank.

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The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

DATED: ____________, 2018

Frank J. Mercardante, Chief Executive Officer

Long T. Huynh, Secretary

C-8

[Name of Director]	EXHIBIT D

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made and entered into as of the ____ day of _____, 2018, by and among FIRST CHOICE BANCORP, a California corporation and registered bank holding company (“Bancorp”), PACIFIC COMMERCE BANCORP, a California corporation and registered bank holding company (“PCB”), and the undersigned director of Bancorp (“Director”).

WITNESSETH:

WHEREAS, Bancorp and PCB have entered into that certain Agreement and Plan of Reorganization and Merger dated as of ___________, 2018 (the “Merger Agreement”), pursuant to which PCB will merge with and into Bancorp, with Bancorp surviving the merger (the “Merger”), and PACIFIC COMMERCE BANK, a California state-chartered bank and wholly-owned subsidiary of PCB (“Target Bank”), thereafter merging with and into First Choice Bank, a California state-chartered bank and wholly-owned subsidiary of Bancorp (“FCB”), with FCB surviving such secondary merger. Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Merger Agreement;

WHEREAS, Director understands and acknowledges that Director’s execution and delivery of this Agreement is a material inducement to Bancorp and PCB to enter into the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Bancorp, PCB, and Director agree as follows:

1. Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), Director agrees that at any shareholder meeting of Bancorp to approve the Merger or any related transaction (“Bancorp Shareholder Meeting”), or any adjournment or postponement thereof, the Director shall be present (in person or by proxy) and shall vote (or cause to be voted) all of his or her voting shares of capital stock of Bancorp (“Bancorp Common Stock”) entitled to vote at such meeting, including all voting shares listed on Attachment A, and all shares of Bancorp Common Stock subsequently acquired by Director, including through the exercise of any stock option or warrant (together, “Owned Shares”): (a) in favor of approval of (1) the Merger Agreement and the transactions contemplated thereby, (2) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (3) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; and (b) against any action or agreement that would impair the ability of PCB to complete the Merger, the ability of Bancorp to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement; provided that the foregoing applies solely to Director in his or her capacity as a shareholder and nothing in this Agreement shall prevent Director from discharging his or her fiduciary duties with respect to his or her role on the board of directors of Bancorp. Director covenants and agrees that, except for this Agreement, he or she (a) has not entered into, and shall not enter during the Support Period any voting agreement or voting trust with respect to the Owned Shares and (b) has not granted, and shall not grant during the Support Period a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement. Attachment A also sets forth information with respect to the options and warrants to purchase Bancorp Common Stock owned by Director.

2. Transfer Restrictions Prior to Merger. The Director will not, during the Support Period: (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”), or (b) grant any proxies, or enter into any contract, arrangement or understanding with respect to a Transfer of the Owned Shares, as applicable; provided that, Director may Transfer Owned Shares (i) for estate planning or philanthropic purposes, (ii) by operation of law, by will or pursuant to the laws of descent and distribution, provided that in the case of any action covered by clause (i) or (ii) the transferee shall agree in writing to be bound by the provisions of Sections 1 and 2 of this Agreement.

1

[Name of Director]

3. Director Representations and Warranties. Director hereby represents and warrants to PCB as follows:

(a) Director has full legal right and capacity to execute and deliver this Agreement, to perform Director’s obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Director and the execution, delivery and performance of this Agreement by Director and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Director and no other actions or proceedings on the part of Director are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c) The execution and delivery of this Agreement by Director does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Director to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Director or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Director or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which Director or any of its affiliates is a party including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

(d) On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Director in the manner reflected thereon, include all of the shares of Bancorp Common Stock owned of record or beneficially by Director, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of Director to perform Director’s obligations hereunder. As of the date hereof Director has, and at the Bancorp Shareholder Meeting or any other shareholder meeting of Bancorp in connection with the Merger Agreement and the transactions contemplated thereby, Director (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

(e) Director understands and acknowledges that each of Bancorp and PCB is entering into the Merger Agreement in reliance upon Director’s execution, delivery and performance of this Agreement.

4. Assignability. This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto.

5. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

6. APPLICABLE LAW CHOICE OF VENUE. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED IN THE STATE OF CALIFORNIA, AND THE SUBSTANTIVE LAWS OF CALIFORNIA SHALL GOVERN THE VALIDITY, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT. THE PARTIES CONSENT TO THE VENUE AND JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE STATE OF CALIFORNIA, IN ANY ACTION BROUGHT TO ENFORCE THE TERMS OF THIS AGREEMENT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION (BOTH SUBJECT MATTER AND PERSONAL) OF ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVE (1) ANY OBJECTION ANY PARTY MIGHT NOW OR HEREAFTER HAVE TO THE VENUE IN ANY SUCH COURT, AND (2) ANY CLAIM THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

2

[Name of Director]

7. Legal Construction. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any provision shall be fully severable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

8. Notice. Unless otherwise provided herein, any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 8. All communications must be in writing and addressed to the Director at the address on the signature page below and to the other parties hereto as follows:

IF TO PCB:

Pacific Commerce Bancorp

Pacific Commerce Bank

420 East third Street, Suite 100
Los Angeles, California 90013

Attention: Frank J. Mercardante, Chief Executive Officer

Email: fmercardante@pacificcommercebank.com

IF TO BANCORP:

First Choice Bancorp
First Choice Bank
17785 Center Court Drive, Suite 750
Cerritos, California 90703

Attention: Robert M. Franko, President and Chief Executive Officer

Email: RFranko@FirstChoiceBankca.com

IF TO DIRECTOR:

[Name of Director]

[Address Line 1]

[Address Line 2]

[City, State ZIP]

Facsimile [●]

9. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a continuing waiver of any provision hereof by such party.

[Signature Page Follows]

3

[Name of Director]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:

Name:

BANCORP:	FIRST CHOICE BANCORP

By:
	Name:	Robert M. Franko
	Title:	President and Chief Executive Officer

PCB:	PACIFIC COMMERCE BANCORP

By:
	Name:	Frank J. Mercardante
	Title:	Chief Executive Officer

4

[Name of Director]

Attachment A

LISTING OF OWNED SHARES

Director Name	No. of Shares of Bancorp Common Stock (Director has sole voting and dispositive power unless otherwise indicated)	Any voting restrictions, liens, claims, security interests or encumbrances on shares owned per Section 3(d)

LISTING OF OPTIONS TO PURCHASE BANCORP COMMON STOCK

Options

No. of Shares Issuable upon Exercise of Options	Exercise Price

5

Appendix B

Selected sections of Chapter 13 of the California Corporation Code

(Dissenters’ Rights)

Chapter 13 of the California Corporations Code

1300. Right to Require Purchase—”Dissenting Shares” and “Dissenting Shareholders” Defined.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301. Demand for Purchase.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302. Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of Payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. Dissenter’s Action to Enforce Payment

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

Appendix C

February 22, 2018

Board of Directors

Pacific Commerce Bancorp

420 East Third Street, Suite 100

Los Angeles, CA 90013

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value per share (the “Company Common Stock”), of Pacific Commerce Bancorp (the “Company”), of the Per Share Merger Consideration (as defined below) pursuant to a draft of the Agreement and Plan of Reorganization and Merger, dated as of February 20, 2018 (the “Agreement”), to be entered into between the Company and First Choice Bancorp (the “Parent”). The Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into Parent, pursuant to which each share of the Company Common Stock, shall be converted into the right to receive 0.46531 shares of Parent common stock, no par value (“Parent Common Stock”) (the “Per Share Merger Consideration”). Parent will be the surviving corporation of the Merger, and is called the “Surviving Corporation” upon and following the Merger’s effective time (the “Effective Time”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Piper Jaffray & Co. (“Piper Jaffray”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated February 20, 2018; (ii) reviewed and analyzed certain financial and other data with respect to Company and Parent, which was publicly available or made available to us by Company and by Parent that we deemed relevant; (iii) reviewed and analyzed certain forward-looking information relating to Company and Parent which was furnished to us by Company and Parent, including the Parent’s and Company’s internal forecasts of expected operating results on a stand-alone basis and estimated long-term earnings growth rates; (iv) reviewed and analyzed materials detailing the Merger prepared by Company, Parent and their respective affiliates and by their respective legal and accounting advisors including the estimated amount and timing of the assumptions relating to transaction expenses, synergies and purchase accounting adjustments expected to result from the Merger (the “Synergies”); (v) engaged in discussions with members of management and representatives of Company and the Parent concerning the matters described in clauses (i), (ii), (iii) and (iv) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Synergies; (vi) reviewed the current and historical reported prices and trading activity of Company Common Stock and Parent Common Stock relative to the Per Share Merger Consideration; (vii) compared the financial performance of the Company and the Parent with that of certain other publicly traded companies that we deemed relevant; (viii) performed certain financial analyses for the Company and the Parent on a pro forma combined basis giving effect to the Merger based on assumptions relating to the Synergies, as furnished to us by Company and Parent, and approved by the Company; (ix) performed a discounted dividend analysis for each of Company and Parent on a stand-alone basis; (x) considered the current market environment generally and the community banking environment in particular; and (xi) reviewed the financial terms, to the extent publicly available, of certain business combination transactions in the depository banking industry that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company and the Parent that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information (including the Synergies) reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company and the Parent as to the expected future results of operations and financial condition of the Company and the Parent, respectively, to which such financial forecasts, estimates and other forward-looking information (including the Synergies) relate. We express no opinion as to any such financial forecasts, estimates or forward-looking information (including the Synergies) or the assumptions on which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company and the Parent, and on the assumptions of the management of the Company and the Parent, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Parent and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis, (ii) each party to such agreements will fully and timely perform, in all respects material to our analysis, all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without any amendment thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained timely and without conditions or commitments that would adversely affect the Company, the Parent or the contemplated benefits of the Merger.

We have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Parent, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Parent under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding such valuations, or the solvency or the liquidation value of the Company, the Parent or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Parent or any of their respective affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company, the Parent, nor any of their respective subsidiaries is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or Parent Common Stock may trade following announcement of the Merger or at any future time. We have no obligation to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In the three years preceding the date of this opinion, Piper Jaffray did not provide any other investment banking services to the Company, nor did Piper Jaffray provide any investment banking services to the Parent in the three years preceding the date hereof. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Parent for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Parent or entities that are affiliated with the Company or the Parent, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of its Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

No company or transaction used in any analysis for purposes of comparison is identical to the Company or Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. The use of this opinion and any description of our work and in, or in connection with, the proxy statement relating to the Merger are subject to our prior review and written consent in accordance with our engagement letter with the Company. Otherwise, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of the Company Common Stock of the proposed Per Share Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or the Agreement. We were not requested to opine as to, and this opinion does not address, the Company’s business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, any other terms contemplated by the Agreement or the fairness of the Merger to holders of any other class of Company securities, or to the Company’s creditors or other constituencies. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Per Share Merger Consideration to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

Appendix D

February 22, 2018

Board of Directors

First Choice Bancorp

17785 Center Court Drive, North, Suite 750 Cerritos, California 90703

Gentlemen:

Hovde Group, LLC (“we” or “Hovde”) understand that First Choice Bancorp, a California corporation (“Parent”), and its wholly owned subsidiary, First Choice Bank (the Parent Bank”) and Pacific Commerce Bancorp, a California corporation (“Company”) and its wholly owned subsidiary, Pacific Commerce Bank (the “Company Bank”) are about to enter into an Agreement and Plan of Merger and Reorganization to be dated on or about February 23, 2018 (the “Agreement”). Upon the terms and subject to the conditions set forth in the Agreement, at the Effective Time, Company shall merge with and into Parent (the “Merger”) and the separate corporate existence of Company shall cease. Parent shall be the surviving corporation in the Merger (the “Surviving Corporation”), and shall continue to exist as a California corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. Upon the terms and conditions of this Agreement, and pursuant to the provisions of the CFC and CGCL and, to the extent applicable, the rules and regulations promulgated by the CDBO and FDIC and/or any other required regulatory agency, immediately following the Effective Time, Company Bank shall be merged with and into Parent Bank (the “Bank Merger”), with the Parent Bank as the surviving corporation (“Surviving Bank”), and each outstanding share of the Company Bank shall be cancelled. The Parties intend that the Merger be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code and that the Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Parent may, at any time prior to the Effective Time (including, to the extent permitted by Applicable Legal Requirements, after the Company’s shareholders have adopted this Agreement), change the method of effecting the Merger and/or the Bank Merger. The Merger and the Bank Merger collectively shall be referred to herein as the Merger. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement dated February 22, 2018 provided to Hovde by the Parent.

Subject to the provisions of the Agreement, at the Effective Time, automatically by virtue of the Merger, and without any action on the part of any Person, each share of the common stock, no par value, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or shares to be cancelled or retired in accordance with Section 2.4(a) of the Agreement) shall be converted into the right to receive the Per Share Merger Consideration. “Per Share Merger Consideration” means a number, rounded to five (5) decimal places, of validly issued, fully paid and non-assessable, unrestricted and without transferability restrictions or legends, shares of Parent Common Stock equal to the quotient of (A) the Assigned Company Common Share Value divided by (B) the Assigned Parent Common Share Value. Assigned Company Common Share Value” means Eleven Dollars and Forty Cents ($11.40) per share, subject to adjustment as provided for in Sections 5.15, 5.16 and 5.17 of the Agreement and “Assigned Parent Common Share Value” means Twenty-Four and 50/100 Dollars ($24.50) which results in a Per Share Merger Consideration of 0.46531shares of Parent Common Stock for each share of Company Common Stock. We have been advised by the Parent that there are a total of 8,951,285 shares of Company Common Stock currently outstanding, and based upon the market price of the Parent Common Stock as of February 21, 2018 of $25.74 and the Per Share Merger Consideration, we have assumed, with your consent for purposes and our analysis and opinion, that the aggregate value of the “Merger Consideration” is $107,236,394.

Board of Directors

First Choice Bancorp

February 22, 2018

We note that the Agreement provides that each Company Stock Option shall be cancelled as of the Effective Time in exchange for either the Option Consideration or an Adjusted Option, as provided in Section 2.4(d). At least five (5) business days before the Effective Time, any holder of a Company Stock Option that is not continuing with Parent or Parent Bank after the Merger as an employee or director shall elect to receive either (a) the Option Consideration for an amount in cash without interest as described below, or (b) a Rollover Option as described below. Any Company Stock Option held by an employee or director who is continuing as either an employee or director of Parent or Parent Bank after the Merger shall be exchanged for a Rollover Option Any Option that is outstanding immediately prior to the Effective Time with a per share exercise price equal to or greater than the Assigned Company Common Share Value (each such option, a “Rollover Option”) shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable to such Rollover Option immediately prior to the Effective Time, the number of Parent Shares equal to the product of (i) the number of shares of Company Common Stock subject to such Rollover Option immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration, with any fractional shares rounded down to the next lower whole number of shares after aggregating each individual holder’s Option with the same exercise price. The exercise price per share of Parent Common Stock subject to any such Adjusted Option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (a) the exercise price per share of Company Common Stock subject to such Rollover Option immediately prior to the Effective Time divided by (b) the Per Share Merger Consideration. If the Holder of a Company Stock Option is eligible and elects to receive cash, the amount of cash for each Company Stock Option shall be equal to (a) the Assigned Company Common Share Value minus (b) the exercise price per share with respect to the corresponding Company Stock Option in question, multiplied by (c) the number of shares of such Company Stock Option (such amount, the “Option Consideration”). Due to the inability to accurately determine as of the date hereof the number of Adjusted Options to be issued or the number of Company Stock Options receiving the Option Consideration resulting from the Merger, we have assumed, with your consent, for purposes of our analysis and opinion, that all holders of outstanding Company Options will receive Adjusted Options. We have been informed by the Parent that there are currently 1,129,419 Company Options outstanding with a weighted average exercise price of $5.15 per share of Company Common Stock which results in our assumption, with your consent for purposes of our analysis and opinion, that the aggregate value of the Adjusted Options is $7,058,869.

We note that the Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties as set forth in Section 7.1. If either the Parent or the Company terminates the Agreement pursuant to the provisions of Section 7.2, then a Termination Fee of Four Million Dollars ($4,000,000) will be paid to either the Parent or the Company as set forth in Section 7.2.

As a result of the foregoing provisions of the Agreement, we have assumed, with your consent, for purposes of our analysis and opinion that the aggregate transaction value of the Merger is $114,295,263 and is comprised of the sum of the aggregate value of the Merger Consideration of $107,236,394 and the aggregate value of the Adjusted Options of $7,058,869.

We also note that the Agreement stipulates that in addition to usual and customary closing conditions the Company shall have (a) as of the Measurement Date (i) certain minimum Company Adjusted Shareholders’ Equity, (ii) certain minimum Company Adjusted Allowance for Loan Losses, (iii) a certain minimum amount of the Company Bank’s Demand, Money Market and Savings Deposits, (iv) a certain maximum amount of the Company Bank’s Brokered, Internet and Deposits from Deposit or Loan Originators, (v) a certain minimum amount of the Company Bank’s non- interest bearing demand deposits, and (vi) a certain maximum amount of the Company Bank’s Commercial Real Estate Loans, and (b) prior to the Closing paid or accrued for all Company Transaction Expenses in full and that such Company Transaction Expenses shall not exceed the Company Transaction Expenses Threshold. For purposes of our analysis and opinion, we have assumed, with your consent, that all conditions to Closing are met and the Merger is consummated as provided in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Merger Consideration to be paid in connection with the Merger to the holders of the Parent’s Common Stock. This opinion addresses only the fairness of the Per Share Merger Consideration to be paid in connection with the Merger, and we are not opining on any individual stock, cash, option, or other components of the consideration.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i) reviewed a draft of the Agreement dated February 22, 2018, as provided to Hovde by the Parent;

(ii) reviewed unaudited financial statements for the Company and the Parent for the twelve-month period ended December 31, 2017;

Board of Directors

First Choice Bancorp

February 22, 2018

(iii) reviewed certain historical annual reports of each of the Company and the Parent, including audited annual reports for the year ending December 31, 2016;

(iv) reviewed certain historical publicly available business and financial information concerning each of the Company and the Parent;

(v) reviewed certain internal financial statements and other financial and operating data concerning the Company;

(vi) reviewed financial projections prepared by certain members of senior management of the Company and the Parent;

(vii) discussed with certain members of senior management of the Company and the Parent the business, financial condition, results of operations and future prospects of each entity; the history and past and current operations of the Company and the Parent; the Company’s and the Parent’s historical financial performance; and their assessment of the rationale for the Merger;

(viii) reviewed and analyzed materials detailing the Merger prepared by the Company and the Parent and by their respective legal and financial advisors, including the estimated amount and timing of the cost savings and related expenses, purchase accounting adjustments and synergies expected to result from the Merger (the “Synergies”);

(ix) analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Merger based on assumptions relating to the Synergies;

(x) assessed current general economic, market and financial conditions;

(xi) reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xii) taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xiii) reviewed historical market prices and trading volumes of the Parent’s common stock;

(xiv) reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xv) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without investigation, that there have been, and from the date hereof through the Effective Date will be, no material changes in the financial condition and results of operations of Company or Parent since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by Company and Parent are true and complete. We have relied upon the management of Company and Parent as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by Company and Parent, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by Company and Parent on a basis reflecting the best currently available information and Company’s and Parent’ judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by the Parent to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.

In performing our review, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Company or Parent or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.

Board of Directors

First Choice Bancorp

February 22, 2018

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for Company and Parent are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of Company or Parent, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of Company or Parent.

We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Company or Parent is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.

We have relied upon and assumed with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by Company or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. The Parent has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on Company or Parent or would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on Parent or its stockholders; (ii) any advice or opinions provided by any other advisor to the Board or the Parent; (iii) any other strategic alternatives that might be available to the Parent; or (iv) whether Parent has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.

Our opinion does not constitute a recommendation to Parent as to whether or not Parent should enter into the Agreement or to any stockholders of Parent as to how such stockholders should vote at any meetings of stockholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of Parent relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Per Share Merger Consideration is necessarily the highest or best price that could be obtained in a sale, merger, or combination transaction with a third party. We do not express any opinion as to the value of Parent’s Common Stock following the announcement of the proposed Merger, or the value of Parent’s Common Stock following the consummation of the Merger, or the prices at which shares of Parent’s Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Company or Parent.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of Parent and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of Parent’s Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.

Board of Directors

First Choice Bancorp

February 22, 2018

In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by Parent to act as its financial advisor in connection with the Merger. In connection with our services, we will receive from Company a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. The Parent has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.

Other than in connection with this present engagement, in the past two years, Hovde has not provided investment banking or financial advisory services to Company. During the past two years preceding the date of this opinion Hovde has not provided any investment banking or financial advisory services to Parent. We or our affiliates may presently or in the future seek or receive compensation from Parent in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to our knowledge none are expected at this time. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, Company or Parent or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of Company or Parent for its own accounts and for the accounts of customers. Except for the foregoing, during the past two years there have not been, and there currently are no mutual understandings contemplating in the future, any material relationships between Hovde and Company or Parent.

Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Per Share Merger Consideration to be paid in connection with the Merger is fair to the holders of the Parent’s Common Stock from a financial point of view.

Sincerely,

HOVDE GROUP, LLC

Hovde Group, LLC